UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒     Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Huntsman Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

JOINT LETTER TO

SHAREHOLDERS OF OLIN CORPORATION AND

STOCKHOLDERS OF HUNTSMAN CORPORATION

To the Shareholders of Olin Corporation and the Stockholders of Huntsman Corporation:

Olin Corporation (which we refer to as “Olin”) and Huntsman Corporation (which we refer to as “Huntsman”) have entered into a merger agreement (which, as it may be further amended from time to time, we refer to as the “merger agreement”) providing for the merger of equals business combination of Olin and Huntsman, either (a) through the merger of Huntsman with and into Olin, with Olin as the surviving entity (which we refer to as the “direct merger”), or (b) through the merger of (i) Olympus Merger Sub, Inc., a direct, wholly owned subsidiary of Olin (which we refer to as “First Merger Sub”) with and into Huntsman (which we refer to as the “first subsidiary merger”), with Huntsman surviving as a direct, wholly owned subsidiary of Olin (which we refer to as the “initial surviving company”), and (ii) immediately following the first subsidiary merger, and as part of the same overall transaction as the first subsidiary merger, the merger of the initial surviving company with and into Hook Merger Sub LLC, a direct, wholly owned subsidiary of Olin (which we refer to as “Second Merger Sub”), with Second Merger Sub surviving the second subsidiary merger as a direct, wholly owned subsidiary of Olin (which we refer to, collectively, as the “subsidiary merger”). We collectively refer to the direct merger and the subsidiary merger as the “merger.”

As described in the joint proxy statement/prospectus accompanying this notice, we are asking holders of Olin common stock (as defined below) (which we refer to as the “Olin shareholders”) to consider and approve both the direct merger and the subsidiary merger and holders of Huntsman common stock (as defined below) (which we refer to as the “Huntsman stockholders”) to adopt the merger agreement. Notwithstanding Olin’s solicitation of proxies for two different merger proposals, assuming that the Huntsman merger proposal (as described below) is approved, the parties intend to implement the business combination through either the direct merger or the subsidiary merger.

The parties will implement the business combination through the direct merger in the event that the Olin direct merger proposal and the Huntsman merger proposal (each as described below) are approved by Olin shareholders and Huntsman stockholders, respectively, regardless of whether the Olin subsidiary merger proposal (as described below) is approved by Olin shareholders. In the event that (1) the Huntsman merger proposal is approved by the Huntsman stockholders and (2) the Olin subsidiary merger proposal is approved by the Olin shareholders but (3) the Olin direct merger proposal is not approved by Olin shareholders, the parties will implement the business combination through the subsidiary merger.

Olin shareholders as of the close of business on July 9, 2026, the record date, are invited to virtually attend a special meeting of Olin shareholders (which we refer to as the “Olin special meeting”) on August 25, 2026, at 8:00 a.m., Central Time, via live webcast at https://register.proxypush.com/OLN (which we refer to as the “Olin special meeting website”). At the Olin special meeting, Olin shareholders will be asked to consider and vote upon (1) a proposal to approve the merger agreement and the related plan of merger providing for the direct merger, including the issuance of shares of common stock, par value $1.00 per share, of Olin (which we refer to as “Olin common stock”) in connection with the direct merger (which we refer to as the “Olin direct merger proposal”); (2) a proposal to approve the issuance of shares of Olin common stock in connection with the subsidiary merger (which we refer to as the “Olin subsidiary merger proposal”); (3) a non-binding, advisory proposal to approve certain compensation that may be paid or become payable to Olin’s named executive officers that is based on or otherwise relates to the direct merger (which we refer to as the “Olin advisory compensation proposal”); and (4) a proposal to approve one or more adjournments of the Olin special meeting to a later date or time, if necessary or appropriate, including adjournments to permit the solicitation of additional votes or proxies, if there are not sufficient votes cast at the Olin special meeting to approve the Olin direct merger proposal or the Olin subsidiary merger proposal (which we refer to as the “Olin adjournment proposal”).

Huntsman stockholders as of the close of business on July 9, 2026, the record date, are invited to virtually attend a special meeting of Huntsman stockholders (which we refer to as the “Huntsman special meeting”) on August 25, 2026, at 9:00 a.m., Central Time, via live webcast at https://www.virtualshareholdermeeting.com/HUN2026SM (which we refer to as the “Huntsman special meeting website”). At the Huntsman special meeting, Huntsman stockholders will be asked to consider and vote upon: (1) a proposal to adopt the merger agreement and approve the merger and the other transactions contemplated thereby (which we refer to as the “Huntsman merger proposal”); (2) a non-binding, advisory proposal to approve certain compensation that may be paid or become payable to Huntsman’s named executive officers that is based on or otherwise relates to the direct merger (which we refer to as the “Huntsman advisory compensation proposal”); and (3) a proposal to approve the adjournment of the Huntsman special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the Huntsman special meeting to approve the Huntsman merger proposal (which we refer to as the “Huntsman adjournment proposal”).

For Huntsman stockholders, if either the direct merger or the subsidiary merger is completed, you will be entitled to receive, for each issued and outstanding share of common stock, par value $0.01 per share, of Huntsman (which we refer to as “Huntsman common stock”) owned by you immediately prior to the effective time of the merger, 0.5476 shares of Olin common stock (which we refer to as the “merger consideration”), as further described in the joint proxy statement/prospectus accompanying this notice. The market value of the merger consideration will fluctuate with the price of Olin common stock. Based on the closing price of Olin common stock on July 9, 2026, the record date, the value of the per-share merger consideration payable to holders of Huntsman common stock upon completion of the merger was approximately $11.06. Olin common stock is traded on the New York Stock Exchange under the symbol “OLN,” and Huntsman common stock is traded on the New York Stock Exchange under the symbol “HUN.”

The Olin board of directors, in accordance with its good faith business judgment of the best interests of Olin and its shareholders: (1) has unanimously determined that Olin enter into the merger agreement and consummate, as applicable, the direct merger or the subsidiary merger and the issuance of shares of Olin common stock in connection therewith, and the other transactions contemplated by the merger agreement; (2) has unanimously adopted the merger agreement and the related plan of merger and approved the consummation of the transactions contemplated by the merger agreement, including, as applicable, the direct merger or the subsidiary merger and the issuance of shares of Olin common stock in connection therewith; and (3) unanimously recommends that Olin shareholders vote “FOR” the Olin direct merger proposal, “FOR” the Olin subsidiary merger proposal, “FOR” the Olin advisory compensation proposal and “FOR” the Olin adjournment proposal.

The Huntsman board of directors has unanimously (1) determined that it is fair to, and in the best interests of, Huntsman and its stockholders, and declared it advisable, that Huntsman enter into the merger agreement and consummate the direct merger or the subsidiary merger, as applicable, and the other transactions contemplated by the merger agreement; (2) approved and declared advisable the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the direct merger or the subsidiary merger, as applicable; and (3) recommends that Huntsman stockholders vote “FOR” the Huntsman merger proposal, “FOR” the Huntsman advisory compensation proposal and “FOR” the Huntsman adjournment proposal.

Olin and Huntsman will each hold a virtual special meeting of its shareholders and stockholders, respectively, to consider certain matters relating to the merger, which may be attended via the Olin special meeting website and the Huntsman special meeting website, respectively. Olin and Huntsman will complete the merger so long as, in addition to the satisfaction of other customary closing conditions, (i) Olin shareholders approve either the Olin direct merger proposal or the Olin subsidiary merger proposal and (ii) the Huntsman stockholders approve the Huntsman merger proposal. However, Olin and Huntsman will not be able to complete the direct merger, which is the parties’ preferred structure for consummating this business combination as described in further detail in the accompanying joint proxy statement/prospectus, unless, among other things, Olin shareholders approve the Olin direct merger proposal and the Huntsman stockholders approve the Huntsman merger proposal.

Your vote is very important. To ensure your representation at the relevant company’s special meeting, complete and return the applicable enclosed proxy card or submit your proxy by phone or the internet. Please vote promptly whether or not you expect to virtually attend the relevant company’s special meeting. Submitting a proxy now will not prevent you from being able to vote at the relevant company’s special meeting.

If you support the consummation of the merger, as an Olin shareholder you should vote “FOR” both the Olin direct merger proposal and the Olin subsidiary merger proposal, and as a Huntsman stockholder you should vote “FOR” the Huntsman merger proposal. Both the direct merger and the subsidiary merger deliver all of the benefits of the merger, but the direct merger delivers greater financial benefits to the combined company compared to those available in the subsidiary merger in terms of capital structure efficiency, as described in the accompanying joint proxy statement/prospectus. If the merger is consummated through the subsidiary merger, two series of Huntsman’s notes—the 2.950% Senior Notes due 2031 and the 4.500% Senior Notes due 2029—will likely be required to be refinanced. Any such refinancing of such notes would be funded with the proceeds of new debt of the combined company that will accrue interest at a rate that is anticipated to be higher than the interest rate of such notes being refinanced. The increase in interest expense of the combined company from any such refinancing will result in a correspondingly lower amount of net income. See Note 7 of the section of this joint proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

The joint proxy statement/prospectus accompanying this notice is also being delivered to Huntsman stockholders as Olin’s prospectus for its offering of shares of Olin common stock in connection with the merger.

The obligations of Olin and Huntsman to complete the merger are subject to the satisfaction or waiver of the conditions set forth in the merger agreement, a copy of which is included as part of the accompanying joint proxy statement/prospectus. The accompanying joint proxy statement/prospectus provides you with detailed information about the merger. It also contains or references information about Olin and Huntsman and certain related matters. You are encouraged to read the accompanying joint proxy statement/prospectus carefully and in its entirety. In particular, you should carefully read the section entitled “Risk Factors” beginning on page 38 of the accompanying joint proxy statement/prospectus for a discussion of risks you should consider in evaluating the merger and the issuance of shares of Olin common stock in connection with the merger and how they will affect you.

Sincerely,	Sincerely,

Kenneth T. Lane President and Chief Executive Officer Olin Corporation	Peter R. Huntsman Chairman of the Board, President and Chief Executive Officer Huntsman Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying joint proxy statement/prospectus, the merits or fairness of the merger, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated July 13, 2026 and is first being mailed to Olin shareholders and Huntsman stockholders on or about July 13, 2026.

190 Carondelet Plaza, Suite 1530

Clayton, Missouri 63105

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS OF

OLIN CORPORATION

TO BE HELD VIRTUALLY VIA LIVE WEBCAST ON AUGUST 25, 2026

To the Shareholders of Olin Corporation,

You are cordially invited to attend a virtual-only special meeting of shareholders (which we refer to as the “Olin special meeting”) of Olin Corporation (which we refer to as “Olin”) to be held on August 25, 2026, at 8:00 a.m., Central Time, via live webcast at https://register.proxypush.com/OLN (which we refer to as the “Olin special meeting website”), for the following purposes:

•

to vote on a proposal to approve the Agreement and Plan of Merger, dated as of June 15, 2026 (which, as it may be further amended from time to time, we refer to as the “merger agreement”), by and among Huntsman Corporation (which we refer to as “Huntsman”), Olin, Olympus Merger Sub, Inc., a direct, wholly owned subsidiary of Olin (which we refer to as “First Merger Sub”), and Hook Merger Sub LLC, a direct, wholly owned subsidiary of Olin (which we refer to as “Second Merger Sub”), and the related plan of merger providing for the merger of Huntsman with and into Olin, with Olin as the surviving entity (which we refer to as the “direct merger”), including the issuance of shares of common stock, par value $1.00 per share, of Olin (which we refer to as “Olin common stock”) in connection with the direct merger, pursuant to the terms of the merger agreement (which we refer to as the “Olin direct merger proposal”);

•

to vote on a proposal to approve the issuance of shares of Olin common stock in connection with (i) the merger of Olympus Merger Sub, Inc. (which we refer to as “First Merger Sub”) with and into Huntsman (which we refer to as the “first subsidiary merger”), with Huntsman surviving as a direct, wholly owned subsidiary of Olin (which we refer to as the “initial surviving company”), and (ii) immediately following the first subsidiary merger, and as part of the same overall transaction as the first subsidiary merger, the merger of the initial surviving company with and into Hook Merger Sub LLC (which we refer to as “Second Merger Sub”) (which we refer to as the “second subsidiary merger” and, together with the first subsidiary merger, the “subsidiary merger”), with Second Merger Sub surviving the second subsidiary merger as a direct, wholly owned subsidiary of Olin, pursuant to the terms of the merger agreement (which we refer to as the “Olin subsidiary merger proposal”);

•

to vote on a proposal to approve on a non-binding, advisory basis, certain compensation that may be paid or become payable to Olin’s named executive officers that is based on or otherwise relates to the direct merger (which we refer to as the “Olin advisory compensation proposal”); and

•

to vote on a proposal to approve one or more adjournments of the Olin special meeting to a later date or time, if necessary or appropriate, including adjournments to permit the solicitation of additional votes or proxies, if there are not sufficient votes cast at the Olin special meeting to approve the Olin direct merger proposal or the Olin subsidiary merger proposal (which we refer to as the “Olin adjournment proposal” and, together with the Olin direct merger proposal, the Olin subsidiary merger proposal and the Olin advisory compensation proposal, the “Olin proposals”).

Olin will transact no other business at the Olin special meeting. The Olin board of directors (which we refer to as the “Olin board”) has set the record date for the Olin special meeting as July 9, 2026. Only holders of Olin common stock (which we refer to as “Olin shareholders”) of record as of the close of business on such record date are entitled to notice of, and to vote at, the Olin special meeting (via the Olin special meeting website or by proxy), or any adjournment or postponement of the Olin special meeting. For additional information regarding the Olin special meeting, see the section entitled “Special Meeting of Olin Shareholders” beginning on page 56 of the joint proxy statement/prospectus accompanying this notice.

Notwithstanding Olin’s solicitation of proxies for two different merger proposals, the parties intend to implement the business combination through either the direct merger or the subsidiary merger.

The Olin board unanimously recommends that Olin shareholders vote “FOR” the Olin direct merger proposal, “FOR” the Olin subsidiary merger proposal, “FOR” the Olin advisory compensation proposal and “FOR” the Olin adjournment proposal.

The accompanying joint proxy statement/prospectus describes the Olin proposals in more detail. Please refer to the attached documents, including the merger agreement and the related plan of merger and the other annexes and any documents incorporated by reference, for further information with respect to the business to be transacted at the Olin special meeting. You are encouraged to read the entire document carefully before voting. In particular, see the section entitled “The Merger” beginning on page 73 of the joint proxy statement/prospectus accompanying this notice for a description of the transactions contemplated by the merger agreement, including the Olin direct merger proposal, the Olin subsidiary merger proposal, the Olin advisory compensation proposal and the Olin adjournment proposal, and the section entitled “Risk Factors” beginning on page 38 of the joint proxy statement/prospectus accompanying this notice for an explanation of the risks associated with the transactions contemplated by the merger agreement, including the Olin direct merger proposal, the Olin subsidiary merger proposal, the Olin advisory compensation proposal and the Olin adjournment proposal.

PLEASE VOTE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE OLIN SPECIAL MEETING VIA THE OLIN SPECIAL MEETING WEBSITE. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/ PROSPECTUS. FOR FURTHER INFORMATION CONCERNING THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

If you have any questions concerning the Olin proposals, the merger or the accompanying joint proxy statement/prospectus, would like additional copies or need help voting your shares of Olin common stock, please contact Olin’s proxy solicitor:

Innisfree M&A Incorporated

500 Fifth Avenue, 21st Floor, New York, New York 10110

Shareholders may call toll free: (877) 750-8332

Banks and Brokers may call collect: (212) 750-5833

Your vote is very important. Approval of the Olin direct merger proposal by the Olin shareholders is a condition to the direct merger, and approval of the Olin subsidiary merger proposal by the Olin shareholders is a condition to the subsidiary merger. The subsidiary merger will occur if the Olin subsidiary merger proposal, but not the Olin direct merger proposal, is approved (assuming satisfaction of all other conditions to closing). The Olin subsidiary merger proposal, the Olin advisory compensation proposal and the Olin adjournment proposal require approval by a majority of the votes cast at the Olin special meeting, whether via the Olin special meeting website or by proxy. The Olin direct merger proposal requires the approval by more than two-thirds of the outstanding shares of Olin common stock entitled to be cast on the proposal at the Olin special meeting. Olin shareholders are requested to complete, properly execute and return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes by phone or the internet by following the instructions provided on the enclosed proxy card. Abstentions will have no effect on the outcome of the vote on the Olin subsidiary merger proposal, the Olin advisory compensation proposal and the Olin adjournment proposal, but will have the same effect as a vote “AGAINST” the Olin direct merger proposal. If you are a holder of record, failure to submit a proxy or vote via the Olin special meeting website will have no effect on the outcome of the vote on the Olin subsidiary merger proposal, the Olin advisory compensation proposal or the Olin adjournment proposal, but such failure to vote will have the same effect as a vote “AGAINST” the Olin direct merger proposal. Broker non-votes (if any) will have no effect on the outcome of the vote on the Olin subsidiary merger proposal, Olin advisory compensation proposal or the Olin adjournment proposal but will have the same effect as a vote “AGAINST” the Olin direct merger proposal. If you properly execute and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the Olin direct merger proposal, “FOR” the Olin subsidiary merger proposal, “FOR” the Olin advisory compensation proposal and “FOR” the Olin adjournment proposal.

Before voting your shares, we urge you to read the accompanying joint proxy statement/prospectus carefully, including its annexes and the documents incorporated by reference in the document. Your prompt attention is greatly appreciated.

BY ORDER OF THE BOARD OF DIRECTORS,

Inchan Hwang

Secretary

Olin Corporation

10003 Woodloch Forest Drive

The Woodlands, Texas 77380

NOTICE OF THE SPECIAL MEETING OF

STOCKHOLDERS OF HUNTSMAN CORPORATION

TO BE HELD VIRTUALLY ON AUGUST 25, 2026

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (which we refer to as the “Huntsman special meeting”) of Huntsman Corporation (which we refer to as “Huntsman”) will be held virtually on August 25, 2026, at 9:00 a.m., Central Time, to consider and vote on proposals:

•

to adopt the Agreement and Plan of Merger, dated as of June 15, 2026 (which we refer to as the “merger agreement”), by and among Olin Corporation (which we refer to as “Olin”), Olympus Merger Sub, Inc., a direct, wholly owned subsidiary of Olin (which we refer to as “First Merger Sub”), Hook Merger Sub LLC, a direct, wholly owned subsidiary of Olin (which we refer to as “Second Merger Sub”) and Huntsman, providing for, among other things, the business combination of Huntsman and Olin either: (1) through the merger of Huntsman with and into Olin, with Olin as the surviving entity (which we refer to as the “direct merger”) or (2) through (i) the merger of First Merger Sub with and into Huntsman (which we refer to as the “first subsidiary merger”), with Huntsman surviving as a direct, wholly owned subsidiary of Olin (which we refer to as the “initial surviving company”), and (ii) immediately following the first subsidiary merger, and as part of the same overall transaction as the first subsidiary merger, the merger of the initial surviving company with and into Second Merger Sub (which we refer to as the “second subsidiary merger” and, together with the first subsidiary merger, the “subsidiary merger” and we refer to such transactions as contemplated by the merger agreement as, the “merger”), with Second Merger Sub surviving the second subsidiary merger as a direct, wholly owned subsidiary of Olin (which we refer to as the “Huntsman merger proposal”);

•

to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Huntsman’s named executive officers that is based on or otherwise relates to the merger (which we refer to as the “Huntsman advisory compensation proposal”); and

•

to approve one or more adjournments of the Huntsman special meeting to a later date or time, if necessary or appropriate, including adjournments to permit the solicitation of additional votes or proxies if there are not sufficient votes cast at the Huntsman special meeting to approve the Huntsman merger proposal (which we refer to as the “Huntsman adjournment proposal” and, together with the Huntsman merger proposal and the Huntsman advisory compensation proposal, the “Huntsman proposals”).

The Huntsman special meeting will be held in a virtual meeting format only, via a virtual meeting site, and there will not be a physical meeting location. To join the live webcast, attend and participate in the virtual Huntsman special meeting, you will need your 16-digit control number included on your proxy card or voting instruction form and visit https://www.virtualshareholdermeeting.com/HUN2026SM (which we refer to as the “Huntsman special meeting website”).

Huntsman stockholder approval of the Huntsman merger proposal is required to complete the transactions as contemplated by the merger agreement. Huntsman stockholders will also be asked to approve the Huntsman advisory compensation proposal and the Huntsman adjournment proposal. Huntsman will transact no other business at the Huntsman special meeting. The record date for the Huntsman special meeting has been set as July 9, 2026. Only Huntsman stockholders of record as of the close of business on such record date are entitled to receive notice and to vote at the Huntsman special meeting or any postponement or adjournment of the Huntsman special meeting. For additional information regarding the Huntsman special meeting, see the section entitled “Special Meeting of Huntsman Stockholders” beginning on page 65 of the joint proxy statement/prospectus accompanying this notice.

The Huntsman board of directors unanimously recommends that you vote “FOR” the Huntsman merger proposal, “FOR” the Huntsman advisory compensation proposal and “FOR” the Huntsman adjournment proposal.

The Huntsman proposals are described in more detail in the accompanying joint proxy statement/prospectus, which you should read carefully and in its entirety before you vote. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

PLEASE VOTE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE HUNTSMAN SPECIAL MEETING VIA THE HUNTSMAN SPECIAL MEETING WEBSITE. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. FOR FURTHER INFORMATION CONCERNING THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

If you have any questions concerning the Huntsman proposals, the merger or the accompanying joint proxy statement/prospectus, would like additional copies or need help voting your shares of Huntsman common stock, please contact Huntsman’s proxy solicitor:

Innisfree M&A Incorporated

500 Fifth Avenue, 21st Floor, New York, New York 10110

Stockholders may call toll free: (877) 800-5182

Banks and Brokers may call collect: (212) 750-5833

Your vote is very important. The merger is conditioned on the approval of the Huntsman merger proposal by the Huntsman stockholders, and such proposal requires the affirmative vote of the holders of a majority of the shares of Huntsman common stock outstanding and entitled to vote on such proposal. Huntsman stockholders will also be asked to approve the Huntsman advisory compensation proposal and the Huntsman adjournment proposal at the Huntsman special meeting. Huntsman stockholders are encouraged to vote today by following the instructions on the proxy card to vote on the Internet, by telephone or by completing, signing, dating and returning the proxy card in the enclosed, postage-paid envelope. Returning a proxy does not deprive you of your right to attend the special meeting virtually and to vote your shares at the special meeting. If you are the beneficial but not record owner of your shares (that is, you hold your shares in “street name” through an intermediary such as a broker), you will receive instructions from your broker as to how to vote your shares. Abstentions, failure to submit a proxy or vote via the Huntsman special meeting website and broker non-votes will have the same effect as a vote “AGAINST” the Huntsman merger proposal.

BY ORDER OF THE BOARD OF DIRECTORS,

Amy K. Smedley

Secretary

Huntsman Corporation

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about Olin Corporation (which we refer to as “Olin”) and Huntsman Corporation (which we refer to as “Huntsman”) from other documents that are not included in or delivered with this joint proxy statement/prospectus, including documents that Olin and Huntsman have filed with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”). For a listing of documents incorporated by reference herein, see the section entitled “Where You Can Find More Information.” This information is available for you to review through the SEC’s website at https://www.sec.gov.

You may request copies of this joint proxy statement/prospectus and any of the documents incorporated by reference herein or other information concerning Olin or Huntsman, without charge, upon written or oral request to the applicable company’s principal executive offices. The respective addresses and contact information of such principal executive offices are listed below.

For Olin Shareholders:	For Huntsman Stockholders:

Olin Corporation 190 Carondelet Plaza, Suite 1530 Clayton, Missouri 63105 Attention: Investor Relations InvestorRelations@Olin.com	Huntsman Corporation 10003 Woodloch Forest Drive The Woodlands, Texas 77380 Attention: Investor Relations ir@Huntsman.com

To obtain timely delivery of these documents before the Olin special meeting (as defined in the section entitled “Questions and Answers About the Merger and the Special Meetings”), Olin shareholders must request the information no later than August 18, 2026 (which is five business days before the date of the Olin special meeting).

To obtain timely delivery of these documents before the Huntsman special meeting (as defined in the section entitled “Questions and Answers About the Merger and the Special Meetings”), Huntsman stockholders must request the information no later than August 18, 2026 (which is five business days before the date of the Huntsman special meeting).

In addition, if you have questions about the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, contact Innisfree M&A Incorporated, the proxy solicitor for Olin, toll-free at (877) 750-8332, or for brokers and banks, collect at (212) 750-5833 or Innisfree M&A Incorporated, the proxy solicitor for Huntsman, toll-free at (877) 800-5182, or for brokers and banks, collect at (212) 750-5833. You will not be charged for any of these documents that you request.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Olin (File No. 333-297236), constitutes a prospectus of Olin under Section 5 of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), with respect to the shares of common stock of Olin, par value $1.00 per share (which we refer to as “Olin common stock”), to be issued to Huntsman stockholders pursuant to the Agreement and Plan of Merger, dated as of June 15, 2026 (which, as it may be further amended from time to time, we refer to as the “merger agreement”), among Huntsman, Olin, Olympus Merger Sub, Inc. (which we refer to as “First Merger Sub”) and Hook Merger Sub LLC (which we refer to as “Second Merger Sub”).

This document also constitutes a notice of meeting and proxy statement of each of Olin and Huntsman under Section 14(a) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”).

Olin has supplied all information contained or incorporated by reference herein relating to Olin, and Huntsman has supplied all information contained or incorporated by reference herein relating to Huntsman. Olin and Huntsman have both contributed to the information relating to the merger agreement contained in this joint proxy statement/prospectus.

Neither Olin nor Huntsman has authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference herein (including the annexes hereto) in connection with any vote, the giving or withholding of any proxy or any investment decision in connection with the merger agreement. Olin and Huntsman take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This joint proxy statement/prospectus is dated July 13, 2026, and you should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein. Further, you should not assume that the information incorporated by reference in this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither Olin nor Huntsman assumes any obligation to update the information contained in this document (whether as a result of new information, future events or otherwise), except as required by applicable law. Neither the mailing of this joint proxy statement/prospectus to Olin or Huntsman stockholders nor the issuance by Olin of shares of Olin common stock pursuant to the merger agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

All currency amounts referenced in this joint proxy statement/prospectus are in U.S. dollars.

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ii

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following are answers to certain questions that you may have regarding the Olin and Huntsman special meetings. Olin and Huntsman urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this document.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

You are receiving this joint proxy statement/prospectus because Olin, Huntsman, First Merger Sub and Second Merger Sub have entered into the merger agreement, providing for, on the terms and subject to the conditions included in the merger agreement, the merger of equals business combination of Olin and Huntsman, either (a) through the merger of Huntsman with and into Olin, with Olin as the surviving entity (which we refer to as the “direct merger”), or (b) through the merger of First Merger Sub with and into Huntsman (which we refer to as the “first subsidiary merger”), with Huntsman surviving as a direct, wholly owned subsidiary of Olin (which we refer to as the “initial surviving company”), immediately followed by the merger of the initial surviving company with and into Second Merger Sub (which we refer to as the “second subsidiary merger” and, together with the first subsidiary merger, the “subsidiary merger”), with Second Merger Sub surviving the second subsidiary merger as a direct, wholly owned subsidiary of Olin (which we refer to as the “final surviving company”). We collectively refer to the direct merger and the subsidiary merger as the “merger.” Your vote is required in connection with the merger. The merger agreement, which governs the terms and conditions of the merger, is attached to this joint proxy statement/prospectus as Annex A and the related plan of merger is attached to this joint proxy statement/prospectus as Annex B.

Olin. In order to consummate the direct merger, holders of Olin common stock (which we refer to as the “Olin shareholders”) must approve the merger agreement and the related plan of merger providing for the direct merger, including the issuance of shares of Olin common stock in connection with the direct merger (which we refer to as the “Olin direct merger proposal”) in accordance with the Virginia Stock Corporation Act (which we refer to as the “VSCA”), the rules of the New York Stock Exchange (which we refer to as “NYSE”) and Olin’s organizational documents. In order to consummate the subsidiary merger, the Olin shareholders must approve the issuance of shares of Olin common stock in connection with the subsidiary merger (which we refer to as the “Olin subsidiary merger proposal”) in accordance with the rules of the NYSE and Olin’s organizational documents. Notwithstanding the solicitation of proxies for two different merger proposals, the parties intend to implement the business combination through either the direct merger or the subsidiary merger. In order to ensure that the merger is consummated, the Olin board of directors (which we refer to as the “Olin board”) unanimously recommends that Olin shareholders vote “FOR” both the Olin direct merger proposal and the Olin subsidiary merger proposal. Olin is holding a virtual special meeting of its shareholders (which we refer to as the “Olin special meeting”) to obtain these approvals. Your vote is very important. We encourage you to submit a proxy to have your shares of Olin common stock voted as soon as possible.

Huntsman. In order to consummate the direct merger or the subsidiary merger, holders of Huntsman common stock (as defined below) (which we refer to as “Huntsman stockholders”) must adopt the merger agreement and approve the direct merger and the subsidiary merger and the other transactions contemplated thereby (which we refer to as the “Huntsman merger proposal”) in accordance with the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”) and Huntsman’s organizational documents. Notwithstanding Olin’s solicitation of proxies for two different merger proposals, the parties intend to implement the business combination through either the direct merger or the subsidiary merger. In order to ensure that the merger is consummated, the Huntsman board of directors (which we refer to as the “Huntsman board”) unanimously recommends that Huntsman stockholders vote “FOR” the Huntsman merger proposal. Huntsman is holding a virtual special meeting of its stockholders (which we refer to as the

“Huntsman special meeting”) to obtain approval of the Huntsman merger proposal. Your vote is very important. We encourage you to submit a proxy to have your shares of Huntsman common stock voted as soon as possible.

Q:	When and where will the special meetings take place?

A:

Olin. The Olin special meeting will be held virtually via live webcast on August 25, 2026, at 8:00 a.m., Central Time. Olin shareholders will be able to attend the Olin special meeting online and vote their shares electronically during the meeting by visiting https://register.proxypush.com/OLN (which we refer to as the “Olin special meeting website”). Because the Olin special meeting is completely virtual and being conducted via live webcast, Olin shareholders will not be able to attend the meeting in person.

Huntsman. The Huntsman special meeting will be held virtually via live webcast on August 25, 2026, at 9:00 a.m., Central Time. Huntsman stockholders will be able to attend the Huntsman special meeting online and vote their shares electronically during the meeting by visiting https://www.virtualshareholdermeeting.com/HUN2026SM (which we refer to as the “Huntsman special meeting website”). Because the Huntsman special meeting is completely virtual and being conducted via live webcast, Huntsman stockholders will not be able to attend the meeting in person.

Q:	What matters will be considered at the special meetings?

A:	Olin. The Olin shareholders are being asked to consider and vote on:

•	a proposal to approve the merger agreement and the related plan of merger providing for the direct merger, including the issuance of shares of Olin common stock in connection with the direct merger;

•	a proposal to approve the issuance of shares of Olin common stock in connection with the subsidiary merger;

•

a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Olin’s named executive officers that is based on or otherwise relates to the direct merger (which we refer to as the “Olin advisory compensation proposal”); and

•

a proposal to approve one or more adjournments of the Olin special meeting to a later date or time, if necessary or appropriate, including adjournments to permit the solicitation of additional votes or proxies, if there are not sufficient votes cast at the Olin special meeting to approve the Olin direct merger proposal or the Olin subsidiary merger proposal (which we refer to as the “Olin adjournment proposal”).

Huntsman. The Huntsman stockholders are being asked to consider and vote on:

•

a proposal to adopt the merger agreement, providing for the business combination of Huntsman and Olin either through the direct merger or the subsidiary merger and the other transactions contemplated thereby;

•

a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Huntsman’s named executive officers that is based on or otherwise relates to the merger (which we refer to as the “Huntsman advisory compensation proposal”); and

•

a proposal to approve one or more adjournments of the Huntsman special meeting to a later date or time, if necessary or appropriate, including adjournments to permit the solicitation of additional votes or proxies if there are not sufficient votes cast at the Huntsman special meeting to approve the Huntsman merger proposal (which we refer to as the “Huntsman adjournment proposal”).

Q:	Is my vote important?

A:

Yes, your vote is very important, regardless of the number of shares that you own, and you are encouraged to submit your proxy as soon as possible. The direct merger cannot be completed unless the Olin direct merger proposal is approved by Olin shareholders and the Huntsman merger proposal is approved by Huntsman stockholders, and the subsidiary merger cannot be completed unless the Olin subsidiary merger proposal is approved by Olin shareholders and the Huntsman merger proposal is approved by Huntsman stockholders (in each case, assuming satisfaction of all other conditions to closing). The merger will not be consummated unless (i) at least one of the Olin direct merger proposal or the Olin subsidiary merger proposal is approved by Olin shareholders and (ii) the Huntsman merger proposal is approved by Huntsman stockholders. In the event both the Olin direct merger proposal and the Olin subsidiary merger proposal are approved by Olin shareholders and the Huntsman merger proposal is approved by the Huntsman stockholders, the parties will implement the business combination through the direct merger.

Q:	How do I vote my shares of Olin common stock if I am the shareholder of record?

A:	Olin shareholders of record may vote their shares via the Olin special meeting website at the Olin special meeting or by proxy. To vote by proxy, you must select one of the following options:

•	Vote online:

○	Access the website listed in the proxy card you received.

○	Have your proxy card in hand.

○	Follow the instructions provided on the website.

○

Submit the electronic proxy before the required deadline (August 20, 2026 at 11:59 p.m. Eastern Time for participants of the Olin Retirement Savings Plan and August 24, 2026 at 11:59 p.m. Eastern Time for all other Olin shareholders).

•	Vote by telephone:

○	Call the numbers listed in the proxy card you received.

○	Have your proxy card in hand.

○

Follow and comply with the recorded instructions by the applicable deadline (August 20, 2026 at 11:59 p.m. Eastern Time for participants of the Olin Retirement Savings Plan and August 24, 2026 at 11:59 p.m. Eastern Time for all other Olin shareholders).

•	Vote by proxy card:

○	Complete all the required information on the proxy card.

○	Sign and date the proxy card.

○

Return the proxy card in the postage paid envelope provided. We must receive the proxy card no later than August 20, 2026 for participants of the Olin Retirement Savings Plan or no later than August 24, 2026 for all other shareholders, for your vote to be counted.

Q:	If my shares of Olin common stock or Huntsman common stock are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote those shares for me?

A:

If your shares are held through a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you. If this is the case, this joint proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee. You must provide the record holder of your shares with instructions on how to vote your shares. Otherwise, your broker, bank or other nominee cannot vote your shares on the proposals to be considered at the Olin special meeting or the Huntsman special meeting, as applicable.

A “broker non-vote” occurs with respect to a particular proposal when a broker, bank or other nominee of record that holds shares for a beneficial owner (a) does not receive any voting instructions from the beneficial owner with respect to such shares, (b) does not have discretionary authority to vote on that particular proposal and (c) does have discretionary authority to vote on, and returns a valid proxy with respect to, another proposal presented on the same proxy.

Under the rules applicable to brokers, banks and other nominees who hold shares in “street name” for their customers, such brokers, banks and other nominees have authority to vote on “routine” and “discretionary” proposals when they have not received instructions from beneficial owners. However, brokers, banks and other nominees are generally prohibited from exercising their voting discretion with respect to non-routine and non-discretionary matters. All of the proposals currently expected to be voted on at the Olin special meeting and the Huntsman special meeting are non-routine and non-discretionary. As a result, absent specific instructions from the beneficial owner of such shares, brokers, banks and other nominees will not be permitted to vote such shares. Failure to instruct your broker, bank or other nominee on how to vote your shares will have no effect on the outcome of the vote on the Olin subsidiary merger proposal, the Olin advisory compensation proposal, the Olin adjournment proposal, the Huntsman advisory compensation proposal or the Huntsman adjournment proposal. Failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the Olin direct merger proposal and the Huntsman merger proposal.

Q:	How do I vote if I own shares of Olin common stock through the Olin employee stock ownership component of the Olin Retirement Savings Plan or other Olin employee benefit plan?

A:

We are sending or otherwise making this joint proxy statement/prospectus and voting materials available to participants who hold Olin common stock through the Olin employee stock ownership component of the Olin Retirement Savings Plan or other Olin employee benefit plan. The trustee of such plan will vote whole shares of stock attributable to each participant’s interest in the plans in accordance with the participant’s directions. If a participant gives no directions, the trustee will vote such participant’s shares of Olin common stock in the same manner proportionately as it votes the shares of Olin common stock for which they do receive directions.

Q:	How do I vote my shares held in Olin’s automatic dividend reinvestment plan?

A:

EQ Shareowner Services is Olin’s registrar and transfer agent and administers Olin’s automatic dividend reinvestment plan. If you participate in the plan, EQ Shareowner Services will vote any shares of Olin common stock that it holds for you in accordance with your instructions indicated on your properly executed proxy card or the vote you make online or by telephone is received no later than August 24, 2026 at 11:59 p.m. Eastern Time. If you do not submit a proxy card for your shares of record or vote online or by telephone, EQ Shareowner Services will not vote your dividend reinvestment shares.

Q:

What Olin shareholder vote is required for the approval of the Olin direct merger proposal, the Olin subsidiary merger proposal, the Olin advisory compensation proposal and the Olin adjournment proposal?

A:

The Olin direct merger proposal. The Olin direct merger proposal requires approval by the affirmative vote of holders of more than two-thirds of the outstanding shares of Olin common stock entitled to be cast on the proposal at the Olin special meeting. Abstentions, failures to vote and broker non-votes (if any) will have the same effect as a vote “AGAINST” the Olin direct merger proposal.

The Olin subsidiary merger proposal. The Olin subsidiary merger proposal requires approval by a majority of the votes cast at the Olin special meeting, assuming a quorum is present. For purposes of attendance at the Olin special meeting or the Huntsman special meeting, all references in this joint proxy statement/prospectus to “present” shall mean virtually present or represented by proxy at the applicable special meeting.

Abstentions, failures to vote and broker non-votes (if any) will have no effect on the outcome of the vote on the Olin subsidiary merger proposal.

The Olin advisory compensation proposal. The Olin advisory compensation proposal requires approval by a majority of the votes cast at the Olin special meeting, assuming a quorum is present. Abstentions, failures to vote and broker non-votes (if any) will have no effect on the outcome of the vote on the Olin advisory compensation proposal.

The Olin adjournment proposal. The Olin adjournment proposal requires approval by a majority of the votes cast at the Olin special meeting, assuming a quorum is present. Abstentions, failures to vote and broker non-votes (if any) will have no effect on the outcome of the vote on the Olin adjournment proposal.

Q:	Why are Olin shareholders being asked to approve both the Olin direct merger proposal and the Olin subsidiary merger proposal?

A:

The directors on the Olin board unanimously recommend that Olin shareholders vote to approve both the Olin direct merger proposal and the Olin subsidiary merger proposal because they believe that the benefits of the merger, whether effected through the direct merger or the subsidiary merger, are expected to generate significant value for Olin shareholders.

Both the direct merger and the subsidiary merger deliver all of the benefits of the merger described more fully in the section entitled “The Merger—Recommendation of the Olin Board of Directors and Reasons for the Merger,” but the direct merger delivers greater financial benefits to the combined company compared to those available in the subsidiary merger in terms of capital structure efficiency, as described in this joint proxy statement/prospectus. If the merger is consummated through the subsidiary merger, two series of Huntsman’s notes—the 2.950% Senior Notes due 2031 and the 4.500% Senior Notes due 2029—will likely be required to be refinanced. Any such refinancing of such notes would be funded with the proceeds of new debt of the combined company that will accrue interest at a rate that is anticipated to be higher than the interest rate of such notes being refinanced. The increase in interest expense of the combined company from any such refinancing will result in a correspondingly lower amount of net income. See Note 7 of the section of this joint proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information. For additional information regarding why the Olin board recommends that Olin shareholders vote, see the section entitled “The Merger—Recommendation of the Olin Board of Directors and Reasons for the Merger.”

By presenting Olin shareholders with both the Olin direct merger proposal and the Olin subsidiary merger proposal, which have different approval thresholds by Olin shareholders, the Olin board is seeking to enhance the likelihood that this value-enhancing merger is consummated while also giving Olin shareholders the ability to potentially approve a structure that will allow certain attractively priced long-term indebtedness of Huntsman to remain in place following the merger.

Q:	As an Olin shareholder, should I vote “FOR” both the Olin direct merger proposal and the Olin subsidiary merger proposal?

A:

Olin shareholders should vote to approve both the Olin direct merger proposal and the Olin subsidiary merger proposal to help ensure the consummation of the merger. The merger cannot be consummated unless (i) at least one of the Olin direct merger proposal or the Olin subsidiary merger proposal is approved by Olin shareholders; and (ii) the Huntsman merger proposal is approved by Huntsman stockholders. Accordingly, to increase the likelihood that at least one of the direct merger or the subsidiary merger is approved by Olin shareholders, Olin shareholders should vote to approve both the Olin direct merger proposal and the Olin subsidiary merger proposal.

Q:	What Huntsman stockholder vote is required for the approval of the Huntsman merger proposal, the Huntsman advisory compensation proposal and the Huntsman adjournment proposal?

A:

The Huntsman merger proposal. Approval of the Huntsman merger proposal requires the affirmative vote of the holders of a majority of the shares of Huntsman common stock outstanding and entitled to vote on the proposal. Abstentions and broker non-votes (if any) will have the same effect as a vote “AGAINST” the Huntsman merger proposal. Failure to vote on the Huntsman merger proposal will have the same effect as a vote “AGAINST” the Huntsman merger proposal.

The Huntsman advisory compensation proposal. Approval of the Huntsman advisory compensation proposal requires the affirmative vote of the majority of voting power of capital stock present in person or represented by proxy at the Huntsman special meeting and entitled to vote on the proposal. Broker non-votes are not treated as votes either cast “FOR” or “AGAINST” the Huntsman advisory compensation proposal. Abstentions will have the same effect as a vote “AGAINST” the Huntsman advisory compensation proposal. Any failure by a Huntsman stockholder to vote will have no effect on the outcome of the vote on the Huntsman advisory compensation proposal.

The Huntsman adjournment proposal. Approval of the Huntsman adjournment proposal requires the affirmative vote of the majority of voting power of capital stock present in person or represented by proxy at the Huntsman special meeting and entitled to vote on the proposal. Broker non-votes are not treated as votes either cast “FOR” or “AGAINST” the Huntsman adjournment proposal. Abstentions will have the same effect as a vote “AGAINST” the Huntsman adjournment proposal. Any failure by a Huntsman stockholder to vote will have no effect on the outcome of the vote on the Huntsman adjournment proposal.

Q:	What will happen if Huntsman stockholders approve the Huntsman merger proposal?

A:

The directors on the Huntsman board unanimously recommend that Huntsman stockholders vote to approve the Huntsman merger proposal because they believe that the benefits of the merger, whether effected through the direct merger or the subsidiary merger, are expected to generate significant value for Huntsman stockholders.

If the Huntsman merger proposal is approved and at least one of the Olin direct merger proposal or the Olin subsidiary merger proposal is approved by Olin shareholders, assuming satisfaction of all other conditions to closing, the merger will be consummated.

Both the direct merger and the subsidiary merger deliver all of the benefits of the merger described more fully in the section entitled “The Merger—Recommendation of the Huntsman Board of Directors and Reasons for the Merger,” but the direct merger delivers greater financial benefits to the combined company compared to those available in the subsidiary merger in terms of capital structure efficiency, as described in this joint proxy statement/prospectus. If the merger is consummated through the subsidiary merger, two series of Huntsman’s notes—the 2.950% Senior Notes due 2031 and the 4.500% Senior Notes due 2029—will likely be required to be refinanced. Any such refinancing of such notes would be funded with the proceeds of new debt of the combined company that will accrue interest at a rate that is anticipated to be higher than the interest rate of such notes being refinanced. The increase in interest expense of the combined company from any such refinancing will result in a correspondingly lower amount of net income. See Note 7 of the section of this joint proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information. For additional information regarding why the Huntsman board recommends that Huntsman stockholders approve the Huntsman merger proposal, see the section entitled “The Merger—Recommendation of the Huntsman Board of Directors and Reasons for the Merger.”

Q:	In what circumstance will the business combination be implemented as the direct merger, as opposed to the subsidiary merger?

A:

Assuming satisfaction of all other conditions to closing, including the approval of the Huntsman merger proposal by the Huntsman stockholders, the parties will implement the business combination through the direct merger in the event that the Olin direct merger proposal is approved by Olin shareholders, regardless of whether the Olin subsidiary merger proposal is approved by Olin shareholders. In the event that (1) the Huntsman merger proposal is approved by the Huntsman stockholders, (2) the Olin direct merger proposal is not approved by Olin shareholders and (3) the Olin subsidiary merger proposal is approved by the Olin shareholders, the parties will implement the business combination through the subsidiary merger.

Q:	Who will count the votes?

A:

The votes at the Olin special meeting will be counted by an independent inspector of elections appointed by the Olin board. The votes at the Huntsman special meeting will be counted by an independent inspector of elections appointed by the Huntsman board.

Q:	What will Huntsman stockholders receive if the merger is completed?

A:

As a result of the merger (irrespective of whether it is consummated as the direct merger or the subsidiary merger), each share of Huntsman common stock, issued and outstanding immediately prior to the effective time, in the case of the direct merger, or the first effective time, in the case of the subsidiary merger (other than shares of Huntsman common stock that are owned by Olin or Huntsman or any wholly owned subsidiary of Olin or Huntsman (or are held in treasury by Huntsman)) will be converted into the right to receive 0.5476 shares of Olin common stock (the shares of Olin common stock to be issued in connection with the merger, the “merger consideration”). We refer to such shares of Huntsman common stock eligible to receive the merger consideration as “eligible shares.” We refer to either the effective time in the case of the direct merger or the first effective time in the case of the subsidiary merger, as applicable, as the “effective time.”

If you receive the merger consideration and would otherwise be entitled to receive a fractional share of Olin common stock, you will receive cash in lieu of such fractional share, and you will not be entitled to dividends, voting rights or any other rights in respect of such fractional share. For additional information regarding the merger consideration, see the sections entitled “The Merger—Merger Consideration to Huntsman Stockholders” and “The Merger Agreement—Consideration.”

Based on the closing price of shares of Olin common stock on NYSE, on July 9, 2026, the record date, the merger consideration represented approximately $11.06 in value for each share of Huntsman common stock. Because Olin will issue a fixed fraction of a share of Olin common stock in exchange for each share of Huntsman common stock, the value of the merger consideration will depend on the market price of shares of Olin common stock at the time the merger is completed. The market price of shares of Olin common stock when Huntsman stockholders receive those shares after the merger is completed could be greater than, less than or the same as the market price of shares of Olin common stock on the date of this joint proxy statement/prospectus or at the time of the Huntsman special meeting or any adjournment or postponement thereof.

Q:	What will holders of Huntsman equity-based awards receive if the merger is completed?

A:	Pursuant to the merger agreement, Huntsman equity awards that are outstanding immediately prior to the effective time will be treated as follows:

•

Each Huntsman stock option will convert into an Olin stock option with respect to a number of shares of Olin common stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Huntsman common stock subject to such Huntsman stock option immediately prior to the effective time and (ii) the exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Huntsman stock option immediately prior to the effective time divided by (B) the exchange ratio.

•	Each Huntsman deferred stock unit award, Huntsman phantom share award, Huntsman performance-vesting restricted stock unit award (which we refer to as a “Huntsman PSU”) and share of Huntsman restricted stock will convert into an Olin equity award of the same type with respect to a number of shares of Olin common stock (rounded to the nearest whole share) equal to the product of (A) the number of shares of Huntsman common stock subject to such Huntsman equity award immediately prior to the effective time (for Huntsman PSUs, with performance goals deemed achieved at target level) and (B) the exchange ratio.

•

Huntsman equity awards that are converted into Olin equity awards in accordance with the above will generally remain subject to the same terms and conditions that applied to the corresponding Huntsman equity award, except Huntsman PSUs will no longer be subject to any performance-vesting conditions (but will remain subject to service-vesting conditions), and such converted Huntsman deferred stock units, Huntsman phantom shares, Huntsman PSUs and shares of Huntsman restricted stock will become fully vested if, during the two year period following the closing, the award holder is terminated without “cause” or resigns for “good reason”.

For additional information regarding the treatment of Huntsman equity-based awards, see the section entitled “The Merger Agreement—Treatment of Huntsman Equity-Based Awards” beginning on page 157 of this joint proxy statement/prospectus.

Q:	What equity stake will Huntsman stockholders hold in Olin immediately following the merger?

A:

Based on the exchange ratio of 0.5476 shares of Olin common stock for each share of Huntsman common stock, immediately after the closing of the merger, it is expected that Olin shareholders as of immediately prior to the merger will own approximately 54.5%, and Huntsman stockholders as of immediately prior to the merger will own approximately 45.5%, of the issued and outstanding shares of Olin common stock, in each case calculated based on the fully diluted market capitalizations of Olin and Huntsman as of the date of signing of the merger agreement. The exact equity stake of Olin shareholders and Huntsman stockholders in Olin immediately following the merger (which we refer to as the “combined company”) will depend on the number of shares of Olin common stock and the number of shares of Huntsman common stock issued and outstanding immediately prior to the effective time, as described in the section entitled “The Merger Agreement—Consideration.”

Q:	What will Olin shareholders receive in the merger?

A:

In the merger (irrespective of whether it is consummated as the direct merger or the subsidiary merger), Olin shareholders will not receive any consideration, and their shares of Olin common stock will remain outstanding and will constitute shares of Olin common stock following the merger. Following the merger, shares of Olin common stock will continue to be traded on NYSE.

Q:	What will holders of Olin equity-based awards receive if the merger is completed?

A:

Pursuant to the merger agreement, prior to the effective time, the board of directors of Olin (or, if appropriate, any committee thereof administering Olin’s stock plans) will take such actions as may be required to provide that, at the effective time, each Olin performance-vesting restricted stock unit award (which we refer to as an “Olin PSU”) that is outstanding immediately prior to the effective time will convert into an Olin service-vesting restricted stock unit award (which we refer to as an “Olin RSU”), on the same terms and conditions (including with respect to dividends or dividend equivalent rights, but excluding performance goals) as were applicable to such Olin PSU immediately prior to the effective time, with performance goals deemed achieved at target level, resulting in Olin PSUs being treated in the same manner as Huntsman PSUs.

In addition, for Olin PSUs granted to Olin executive officers prior to January 1, 2025 (which we refer to as the “pre-2025 Olin PSUs”), if the closing occurs prior to the date on which the pre-2025 Olin PSUs vest pursuant to their existing terms, then such pre-2025 Olin PSUs will become vested and payable (with performance goals deemed achieved at target level) upon the occurrence of the closing.

For additional information regarding the treatment of Olin equity-based awards, see the section entitled “The Merger Agreement—Treatment of Olin Equity-Based Awards” beginning on page 158 of this joint proxy statement/prospectus.

Q:	What will the combined company be named?

A:	Olin’s articles of incorporation will be amended effective as of the effective time to change the name of Olin to “OlinHuntsman Corporation.”

Q:	What will be the composition of the board of directors and management of the combined company following the closing of the merger?

A:

The combined company board will have ten members, comprised of (a) four directors from among the members of the Olin board as of immediately prior to the effective time, each of whom will be designated by the Olin board prior to the effective time, (b) four directors from among the members of the Huntsman board as of immediately prior to the effective time, each of whom will be designated by the Huntsman board prior to the effective time, and (c) the chief executive officer of Olin as of immediately prior to the effective time and the chief executive officer of Huntsman as of immediately prior to the effective time.

Kenneth T. Lane, the current Chief Executive Officer and President of Olin has been designated, effective as of the effective time, to continue to serve as the chief executive officer of the combined company. Peter R. Huntsman, the current Chief Executive Officer and President of Huntsman, has been designated, effective as of the effective time, to serve as the non-executive Chair of the combined company board. Olin and Huntsman have announced that upon closing of the merger, the following individuals have been designated to serve in the positions indicated: Philip M. Lister, current Executive Vice President and Chief Financial Officer of Huntsman, will serve as the Chief Financial Officer of the combined company; and Todd A. Slater, current Senior Vice President and Chief Financial Officer of Olin, will serve as the Chief Integration Officer of the combined company.

The combined company board will have three standing committees, consisting of (a) the Audit Committee, (b) the Compensation Committee and (c) the Nominating and Governance Committee. The chair of the Audit Committee will be a Huntsman legacy independent director, and the chair of each of the Compensation Committee and the Nominating and Governance Committee will be an Olin legacy independent director. The combined company will also have a Strategic Integration Committee to oversee the integration initiatives arising out of the merger. The chair of the Strategic Integration Committee will be the non-executive Chair of the combined company board or a member of the combined company board designated by the non-executive Chair. Each committee will be composed of an equal number of Huntsman legacy independent directors and Olin legacy independent directors.

For additional information, please see “The Merger—Board of Directors of the Combined Company Following the Consummation of the Merger.”

Q:	How do the Olin and Huntsman boards recommend that I vote?

A:

Olin. The Olin board unanimously recommends that Olin shareholders vote “FOR” the Olin direct merger proposal, “FOR” the Olin subsidiary merger proposal, “FOR” the Olin advisory compensation proposal and “FOR” the Olin adjournment proposal. For additional information regarding how the Olin board recommends that Olin shareholders vote, see the section entitled “The Merger—Recommendation of the Olin Board of Directors and Reasons for the Merger.”

Huntsman. The Huntsman board unanimously recommends that Huntsman stockholders vote “FOR” the Huntsman merger proposal, “FOR” the Huntsman advisory compensation proposal and “FOR” the Huntsman adjournment proposal. For additional information regarding how the Huntsman board recommends that Huntsman stockholders vote, see the section entitled “The Merger—Recommendation of the Huntsman Board of Directors and Reasons for the Merger.”

Q:	Do Olin directors and officers and Huntsman directors and officers have interests that may differ from those of other Olin shareholders and Huntsman stockholders?

A:

Yes. In considering the proposals to be voted on at the Olin and Huntsman special meetings, Olin shareholders and Huntsman stockholders should be aware and take into account the fact that certain Olin and Huntsman directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Olin shareholders and Huntsman stockholders.

The Olin board and the Huntsman board were aware of and carefully considered these interests, among other matters, in evaluating the terms and structure and overseeing the negotiation of the merger, in approving the merger agreement and the transactions contemplated thereby, including the merger, and in recommending that the Olin shareholders and Huntsman stockholders approve the applicable proposals. For additional information, see the sections entitled “The Merger—Interests of Olin Directors and Executive Officers in the Merger” and “The Merger—Interests of Huntsman Directors and Executive Officers in the Merger” beginning on page 136 and 141 of this joint proxy statement/prospectus, respectively.

Q:

Are there any Olin shareholders or Huntsman stockholders who have already committed to voting in favor of the Olin direct merger proposal, the Olin subsidiary merger proposal or the Huntsman merger proposal?

A:

Yes. On June 15, 2026, concurrently with the execution of the merger agreement, Olin, First Merger Sub and Second Merger Sub entered into a voting and support agreement (which we refer to as the “voting and support agreement”) with Peter R. Huntsman and affiliated entities (which we refer to as the “holders”), in their capacities as Huntsman stockholders, pursuant to which and subject to the conditions contained therein, each holder has agreed, among other things, to vote all of such holder’s shares of Huntsman common stock beneficially owned (a) in favor of the adoption of the merger agreement and any other matters necessary for the consummation of the direct merger or subsidiary merger, as applicable, and other transactions contemplated by the merger agreement and (b) against any third party takeover proposal or other transaction, proposal, agreement or action made in opposition to adoption of the merger agreement or in competition or inconsistent with the transactions or matters contemplated by the merger agreement. The voting and support agreement terminates in certain circumstances as specified in the voting and support agreement. At the close of business on the record date, the shares that are subject to the voting and support agreement represented approximately 4.9% of the outstanding voting power of Huntsman common stock. The voting and support agreement is attached as Annex G to this joint proxy statement/prospectus.

For additional information, please see “The Merger—Voting and Support Agreement.”

Q:	Why are Olin shareholders and Huntsman stockholders being asked to vote on executive officer compensation?

A:

The SEC has adopted rules that require Olin and Huntsman to seek a non-binding advisory vote on certain compensation that may be paid or become payable to Olin’s named executive officers and Huntsman’s named executive officers, respectively, that is based on or otherwise relates to the merger. Olin and Huntsman urge their shareholders and stockholders, respectively, to read the sections entitled “The Merger—Interests of Olin Directors and Executive Officers in the Merger” and “The Merger—Interests of Huntsman Directors and Executive Officers in the Merger” beginning on page 136 and 141 of this joint proxy statement/prospectus, respectively.

Q:

What happens if either the Olin advisory compensation proposal or the Huntsman advisory compensation proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the respective named executive officers in connection with the consummation of the merger is not approved?

A:	Approval, on a non-binding advisory basis, of the compensation that may be paid or become payable to the Olin named executive officers and the Huntsman named executive officers in connection with the consummation of the merger is not a condition to consummation of the merger. The vote on each of the Olin advisory compensation proposal and the Huntsman advisory compensation proposal, in each case, is a non-binding advisory vote. If the merger is completed, Olin or Huntsman may each be obligated to pay all or a portion of this compensation to its named executive officers in connection with the consummation of the merger or certain terminations of employment following the merger, even if Olin shareholders or Huntsman stockholders fail to approve the Olin advisory compensation proposal or the Huntsman advisory compensation proposal, respectively.

Q:	Who is entitled to vote at the special meeting?

A:

Olin special meeting. The Olin board has fixed July 9, 2026 as the record date for the Olin special meeting. All holders of record of shares of Olin common stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the Olin special meeting (or any postponement or adjournment of the Olin special meeting) via the Olin special meeting website or by proxy, provided that those shares remain outstanding on the date of the Olin special meeting. As of the record date, there were 113,982,490 shares of Olin common stock outstanding. Attendance at the Olin special meeting via the Olin special meeting website is not required to vote. Instructions on how to vote your shares without virtually attending the Olin special meeting are provided in this section below.

Huntsman special meeting. The Huntsman board has fixed July 9, 2026 as the record date for the Huntsman special meeting. All holders of record of shares of Huntsman common stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the Huntsman special meeting (or any postponement or adjournment of the Huntsman special meeting) via the Huntsman special meeting website or by proxy, provided that those shares remain outstanding on the date of the Huntsman special meeting. As of the record date, there were 175,381,417 shares of Huntsman common stock outstanding. Attendance at the Huntsman special meeting via the Huntsman special meeting website is not required to vote. Instructions on how to vote your shares without virtually attending the Huntsman special meeting are provided in this section below.

Q:	How many votes do I have?

A:	Olin shareholders. Each Olin shareholder of record is entitled to one vote for each share of Olin common stock held of record by such shareholder as of the close of business on the record date.

Huntsman stockholders. Each Huntsman stockholder of record is entitled to one vote for each share of Huntsman common stock held of record by such stockholder as of the close of business on the record date.

Q:	What constitutes a quorum for each of the Olin and Huntsman special meetings?

A:

Quorum for the Olin special meeting. In order for business to be conducted at the Olin special meeting, a quorum must be present. A quorum at the Olin special meeting requires the presence in person or by proxy of shares representing a majority of the votes entitled to be cast by shares of Olin common stock.

Quorum for the Huntsman special meeting. In order for business to be conducted at the Huntsman special meeting, a quorum must be present. A quorum at the Huntsman special meeting requires the presence in person or by proxy of the holders of a majority of the voting power of the outstanding Huntsman common stock entitled to vote.

Q:	What will happen to Huntsman as a result of the merger?

A:

If the direct merger is consummated, Huntsman will merge with and into Olin, with Olin as the surviving entity and the Olin articles of incorporation will be amended effective as of the effective time to change its name to “OlinHuntsman Corporation.” As a result of the direct merger, the separate corporate existence of Huntsman will cease, and Olin will continue as the surviving entity following the direct merger.

If the subsidiary merger is consummated, First Merger Sub will merge with and into Huntsman, with Huntsman surviving as the initial surviving company, immediately followed by a second subsidiary merger of the initial surviving company with and into Second Merger Sub, with Second Merger Sub surviving the second subsidiary merger as the final surviving company. As a result of the subsidiary merger, the separate corporate existence of First Merger Sub and Huntsman will cease, and Second Merger Sub will continue as the surviving company of the subsidiary merger and as a direct, wholly owned subsidiary of Olin. If the subsidiary merger is consummated, the Olin articles of incorporation will be amended effective as of the effective time to change its name to “OlinHuntsman Corporation.”

Furthermore, upon the consummation of the merger, shares of Huntsman common stock will be delisted from NYSE and will no longer be publicly traded. Following the merger, OlinHuntsman Corporation will be traded on the NYSE under a new ticker symbol to be mutually agreed.

Q:	I own shares of Huntsman common stock. What will happen to those shares as a result of the merger?

A:

If the merger is completed (irrespective of whether it is consummated as the direct merger or the subsidiary merger), each of your shares of Huntsman common stock will be converted into the right to receive 0.5476 shares of Olin common stock. All such shares of Huntsman common stock, when so converted, will cease to be outstanding and will automatically be canceled. Each holder of a share of Huntsman common stock that was outstanding immediately prior to the effective time will cease to have any rights with respect to shares of Huntsman common stock, except the right to receive the merger consideration, any dividends or distributions made with respect to shares of Olin common stock with a record date after the effective time, and any cash to be paid in lieu of any fractional shares of Olin common stock, in each case to be issued or paid upon the exchange of any book-entry shares of Huntsman common stock for merger consideration. For additional information, see the sections entitled “The Merger—Merger Consideration to Huntsman Stockholders” and “The Merger Agreement—Effective Times; Consideration.”

Q:	Where will the Olin common stock that Huntsman stockholders receive in the merger be publicly traded?

A:

Assuming the merger is completed, the shares of Olin common stock that Huntsman stockholders receive in connection with the merger will be listed and traded on NYSE under the name OlinHuntsman Corporation and a new ticker symbol to be mutually agreed.

Q:	What happens if the merger is not completed?

A:

If (a) the Olin direct merger proposal and the Olin subsidiary merger proposal are not approved by Olin shareholders, (b) the Huntsman merger proposal is not approved by Huntsman stockholders or (c) the merger is not completed for any other reason, Huntsman stockholders will not receive any merger consideration in connection with the merger, and their shares of Huntsman common stock will remain outstanding. Huntsman will remain an independent public company and Huntsman common stock will continue to be listed and traded on the NYSE. If the merger agreement is terminated under specified circumstances, either Huntsman or Olin (depending on the circumstances) may be required to (i) pay the other party a termination fee or (ii) reimburse the reasonable and documented out-of-pocket fees and expenses of the other party, subject to a cap of $30 million. For a more detailed discussion of the termination-related fees, see “The Merger Agreement—Termination.”

Q:	What is a proxy and how can I vote my shares without attending the special meetings?

A:	A proxy is a legal designation of another person to vote the stock you own on your behalf.

We recommend that you promptly submit your vote by proxy even if you currently plan to attend the Olin special meeting or the Huntsman special meeting. Voting in advance by proxy does not preclude your opportunity to attend the special meeting and vote again via the special meeting website.

Olin. If you are a shareholder of record of Olin common stock as of the close of business on July 9, 2026, the record date, you can vote your proxy by phone, the internet or mail by following the instructions provided in the enclosed proxy card. Please note that if you are a beneficial owner, you may vote by submitting voting instructions to your broker, bank, trustee or other nominee, or otherwise by following instructions provided by your broker, bank, trustee or other nominee. Phone and internet voting may be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank, trustee or other nominee.

Huntsman. If you are a stockholder of record of Huntsman common stock as of the close of business on July 9, 2026, the record date, you can vote your proxy by phone, the internet or mail by following the instructions provided in the enclosed proxy card. Please note that if you are a beneficial owner, you may vote by submitting voting instructions to your broker, bank, trustee or other nominee, or otherwise by following instructions provided by your broker, bank, trustee or other nominee. Phone and internet voting may be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank, trustee or other nominee.

Q:	Can I vote my shares via the Olin special meeting website or the Huntsman special meeting website?

A:

Olin. Shares of Olin common stock held directly in your name as the shareholder of record as of the close of business on July 9, 2026, the record date, may be voted at the Olin special meeting via the Olin special meeting website. Please note that attendance alone at the Olin special meeting via the Olin special meeting website will not cause the voting of your shares; you must affirmatively vote by proxy or via the Olin special meeting website. If you choose to attend the Olin special meeting and vote your shares via the Olin special meeting website, you will need the 11-digit control number included on your proxy card. If you are a beneficial owner of Olin common stock but not the shareholder of record of such shares of Olin common stock, you will need to obtain a control number from your broker, bank, trustee or other nominee holder of record giving you the right to vote the shares.

Huntsman. Shares of Huntsman common stock held directly in your name as the stockholder of record as of the close of business on July 9, 2026, the record date, may be voted at the Huntsman special meeting via the Huntsman special meeting website. Please note that attendance alone at the Huntsman special meeting via the Huntsman special meeting website will not cause the voting of your shares; you must affirmatively vote by proxy or via the Huntsman special meeting website. If you choose to attend the Huntsman special meeting and vote your shares via the Huntsman special meeting website, you will need the 16-digit control number included on your proxy card. If you are a beneficial owner of Huntsman common stock but not the stockholder of record of such shares of Huntsman common stock, you will need to obtain a control number from your broker, bank, trustee or other nominee holder of record giving you the right to vote the shares.

Q:	What is the difference between holding shares as a shareholder or stockholder of record and as a beneficial owner?

A:

Olin. If your shares of Olin common stock are registered directly in your name with Olin’s transfer agent, EQ Shareowner Services, you are considered the shareholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a broker, bank, trustee or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in “street name.” Access to proxy materials is being provided to you by your broker, bank, trustee or other nominee who is considered the shareholder of record with respect to those shares.

Huntsman. If your shares of Huntsman common stock are registered directly in your name with Huntsman’s transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a broker, bank, trustee or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in “street name.” Access to proxy materials is being provided to you by your broker, bank, trustee or other nominee who is considered the stockholder of record with respect to those shares.

Q:	Can I vote my shares at the special meeting if I am only a beneficial owner and not a shareholder or stockholder of record?

A:

If you are a beneficial owner of shares of Olin common stock or Huntsman common stock, you are also invited to attend the Olin special meeting or the Huntsman special meeting, respectively. However, because you are not the Olin shareholder of record or Huntsman stockholder of record, you may not vote your shares at the Olin special meeting or the Huntsman special meeting, respectively, unless you request and obtain a “legal proxy” issued in your own name from your broker, bank, trustee or other nominee.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials for the Olin special meeting or the Huntsman special meeting, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your shares of Olin common stock or Huntsman common stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy or voting instruction form that you receive by following the instructions set forth in each separate proxy or voting instruction form. If you fail to submit each separate proxy or voting instruction form that you receive, not all of your shares will be voted.

Q:	I hold shares of both Olin and Huntsman common stock. Do I need to vote separately for each company?

A:

Yes. You will need to separately follow the applicable procedures described in this joint proxy statement/prospectus both with respect to the voting of shares of Olin common stock and with respect to the voting of shares of Huntsman common stock in order to effectively vote the shares of common stock you hold in each company.

Q:	If a shareholder or stockholder gives a proxy, how will the shares of Olin or Huntsman common stock, as applicable, covered by the proxy be voted?

A:

If you provide a proxy, regardless of whether you provide that proxy by phone, the internet or completing and returning the applicable enclosed proxy card, the individuals named on the enclosed proxy card will vote your shares of Olin common stock or your shares of Huntsman common stock, as applicable, in the way that you indicate when providing your proxy in respect of the shares of common stock you hold in such company. When completing the phone or internet processes or the proxy card, you may specify whether your shares of Olin or Huntsman common stock, as applicable, should be voted for or against, or abstain from voting on, all, some or none of the specific items of business to come before the Olin special meeting or the Huntsman special meeting, as applicable.

Q:	How will my shares of Olin or Huntsman common stock, as applicable, be voted if I return a blank proxy?

A:

Olin. If you return a properly executed proxy and do not indicate how you want your shares of Olin common stock to be voted, then your shares of Olin common stock will be voted “FOR” the Olin direct merger proposal, “FOR” the Olin subsidiary merger proposal, “FOR” the Olin advisory compensation proposal and “FOR” the Olin adjournment proposal.

Huntsman. If you sign, date and return your proxy and do not indicate how you want your shares of Huntsman common stock to be voted, then your shares of Huntsman common stock will be voted “FOR” the Huntsman merger proposal, “FOR” the Huntsman advisory compensation proposal and “FOR” the Huntsman adjournment proposal.

Q:	Can I change my vote after I have submitted my proxy?

A:

Olin. Yes. If you are a shareholder of record of Olin common stock as of the close of business on the record date, whether you vote by phone, the internet or mail, you can change or revoke your proxy before it is voted at the Olin special meeting in one of the following ways:

•	complete, properly execute and return a new proxy card or voting instruction form with a later date;

•	vote again by phone or the internet prior to or during the Olin special meeting;

•

give written notice of the change of your voting instructions or revocation prior to the Olin special meeting to the Office of the Secretary at Olin at 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 USA; or

•

attend the Olin special meeting online and vote your shares via the Olin special meeting website. Please note that your attendance at the meeting via the Olin special meeting website will not alone serve to revoke your previously submitted proxy; instead, you must vote your shares via the Olin special meeting website in order to do so.

If you are a beneficial owner of Olin common stock as of the close of business on the record date, you must follow the instructions of your broker, bank, trustee or other nominee to revoke or change your voting instructions.

Huntsman. Yes. If you are a stockholder of record of Huntsman, you may revoke a previously submitted proxy at any time before the polls close at the Huntsman special meeting by:

•	voting again by telephone or through the Internet;

•	requesting, completing and mailing in a new paper proxy card;

•

giving written notice of revocation to our Corporate Secretary, which must be received before the Huntsman special meeting, by mail to Corporate Secretary, 10003 Woodloch Forest Drive, The Woodlands, Texas 77380 or to CorporateSecretary@huntsman.com; or

•	attending the Huntsman special meeting online and voting your shares electronically (merely attending the Huntsman special meeting will not revoke a prior submitted proxy).

If you are a street name stockholder, you must follow the instructions to revoke your proxy, if any, provided by your bank, broker or other nominee.

Q:

Will Olin and Huntsman be required to submit their respective proposals to their shareholders or stockholders even if the Olin board or the Huntsman board has withdrawn, modified or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the Olin special meeting or the Huntsman special meeting, as applicable, Olin is required to submit the Olin direct merger proposal and the Olin subsidiary merger proposal to Olin shareholders, and Huntsman is required to submit the Huntsman merger proposal to Huntsman stockholders, in each case even if the Olin board or the Huntsman board, as applicable, has withdrawn, modified or qualified its recommendation.

Q:	Where can I find the voting results of the special meetings?

A:

The preliminary voting results for the Olin special meeting and the Huntsman special meeting are expected to be announced at the applicable special meeting. In addition, within four business days following the special meeting, Olin and Huntsman each intend to file the final voting results (or, if the final results have not yet been certified, the preliminary voting results) of its respective special meeting with the SEC on a Current Report on Form 8-K.

Q:	Are Olin shareholders and Huntsman stockholders entitled to appraisal rights or dissenters’ rights in connection with the merger?

A:	Olin shareholders. Under Virginia law, Olin shareholders are not entitled to appraisal rights or dissenters’ rights in connection with the direct merger or the subsidiary merger.

Huntsman stockholders. Under Delaware law, Huntsman stockholders are not entitled to appraisal rights or dissenters’ rights in connection with the merger.

For more information, see the section entitled “The Merger—No Appraisal Rights” beginning on page 134 of this joint proxy statement/prospectus.

Q:	Are there any risks that I should consider as an Olin shareholder and/or Huntsman stockholder in deciding how to vote?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 38 of this joint proxy statement/prospectus. You also should read and carefully consider the risk factors of Olin and Huntsman contained in the documents that are incorporated by reference in this joint proxy statement/prospectus.

Q:	What happens if I sell my shares before the special meetings?

A:

Olin shareholders. The record date for Olin shareholders entitled to vote at the Olin special meeting is earlier than the date of the Olin special meeting. If you transfer your shares of Olin common stock after the record date but before the Olin special meeting, you will, unless special arrangements are made, retain your right to vote at the Olin special meeting.

Huntsman stockholders. The record date for Huntsman stockholders entitled to vote at the Huntsman special meeting is earlier than the date of the Huntsman special meeting. If you transfer your shares of Huntsman common stock after the record date but before the Huntsman special meeting, you will, unless special arrangements are made, retain your right to vote at the Huntsman special meeting but will have transferred the right to receive the merger consideration to the person to whom you transferred your shares of Huntsman common stock (assuming such holder continues to hold such shares until the effective time).

Q:	What are the material U.S. federal income tax consequences of the merger to Huntsman stockholders?

A:

The parties intend that the merger qualify as a reorganization for U.S. federal income tax purposes. Accordingly, Huntsman stockholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their Huntsman common stock for Olin common stock in the direct merger or the first subsidiary merger, as applicable, except for any gain or loss that may result from the receipt of cash instead of a fractional share of Olin common stock as described in “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 184 of this joint proxy statement/prospectus.

You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to U.S. federal non-income, state, local or non-U.S. tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisors for a full understanding of the tax consequences to you of the merger. For a further discussion of the material U.S. federal income tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 184 of this joint proxy statement/prospectus.

Q:	When is the merger expected to be completed?

A:

Olin and Huntsman are working to complete the merger as quickly as possible. Subject to the satisfaction or waiver of the conditions described in the section entitled “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 180 of this joint proxy statement/prospectus, the merger is expected to close in the first half of 2027. However, neither Olin nor Huntsman can predict the actual date on which the merger will be completed, nor can the parties provide assurance that the merger will be completed, because completion is subject to conditions beyond either party’s control. In addition, if the merger is not completed by June 15, 2027 (unless otherwise agreed by the parties), either Olin or Huntsman may choose not to proceed with the merger by terminating the merger agreement, provided that, under certain circumstances related to obtaining regulatory approvals, such date will be automatically extended to September 15, 2027 or further extended to December 15, 2027, as described in the section entitled “The Merger Agreement—Termination—Termination Rights” beginning on page 180 of this joint proxy statement/prospectus.

Q:	If I am a Huntsman stockholder, how will I receive the merger consideration to which I am entitled?

A:

If you are a holder of book-entry shares representing eligible shares of Huntsman common stock (which we refer to as “Huntsman book-entry shares”) which are held through the Depository Trust Company (which we refer to as “DTC”), the exchange agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the effective time of the merger, the merger consideration, cash in lieu of any fractional shares of Olin common stock and any dividends and other distributions on the shares of Olin common stock issuable as merger consideration, in each case, that DTC has the right to receive.

If you are a holder of record of Huntsman book-entry shares which are not held through DTC, the exchange agent will deliver to you, as soon as practicable after the effective time of the merger, (a) a notice advising you of the effectiveness of the merger, (b) a statement reflecting the aggregate whole number of shares of Olin common stock (which will be in uncertificated book-entry form) that you have a right to receive pursuant to the merger agreement and (c) a check in the amount equal to the cash payable in lieu of any fractional shares of Olin common stock and dividends and other distributions on the shares of Olin common stock issuable to you as merger consideration.

No interest will be paid or accrued on any amount payable for shares of Huntsman common stock eligible to receive the merger consideration pursuant to the merger agreement.

For additional information on the exchange of Huntsman common stock for the merger consideration, see the section entitled “The Merger Agreement—Exchange and Payment Procedures.”

Q:	If I am a holder of Huntsman common stock, will the shares of Olin common stock issued in the merger receive a dividend?

A:

After the consummation of the merger, the shares of Olin common stock issued in connection with the merger will carry with them the right to receive the same dividends on shares of Olin common stock as all other holders of shares of Olin common stock, for any dividend the record date of which occurs after the merger is completed.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

Olin. Olin has retained Innisfree M&A Incorporated (which we refer to as “Innisfree”) to assist in the solicitation process. Olin has engaged Innisfree to solicit proxies for an estimated fee of $70,000, plus an additional success fee of $25,000 if Olin shareholders approve the Olin direct merger proposal or the Olin subsidiary merger proposal, as well as reasonable and customary documented expenses. Olin also has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Huntsman. Huntsman has also retained Innisfree to assist in the solicitation process. Huntsman will pay Innisfree an estimated fee of $50,000, as well as reasonable and customary documented expenses. Huntsman also has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Q:	What should I do now?

A:

You should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, and return your completed, signed and dated proxy card by mail in the enclosed postage-paid envelope or submit your voting instructions by phone or the internet as soon as possible so that your shares of Olin common stock and/or Huntsman common stock will be voted in accordance with your instructions.

Q:	Who can answer my questions about the Olin and/or Huntsman special meeting or the transactions contemplated by the merger agreement?

A:

Olin shareholders. If you have any questions about the Olin special meeting or the information contained in this joint proxy statement/prospectus or desire additional copies of this joint proxy statement/prospectus or additional proxies, contact Olin’s proxy solicitor:

Innisfree M&A Incorporated

500 Fifth Avenue, 21st Floor, New York, New York 10110

Shareholders may call toll free: (877) 750-8332

Banks and Brokers may call collect: (212) 750-5833

Huntsman stockholders. If you have questions about the Huntsman special meeting or the information contained in this joint proxy statement/prospectus, or desire additional copies of this joint proxy statement/prospectus or additional proxies, contact Huntsman’s proxy solicitor:

Innisfree M&A Incorporated

500 Fifth Avenue, 21st Floor, New York, New York 10110

Stockholders may call toll free: (877) 800-5182

Banks and Brokers may call collect: (212) 750-5833

Q:	Where can I find more information about Olin, Huntsman and the merger?

A:

You can find out more information about Olin, Huntsman and the merger by reading this joint proxy statement/prospectus and, with respect to Olin and Huntsman, from various sources described in the section entitled “Where You Can Find More Information.”

SUMMARY

This summary highlights select information included in this joint proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this joint proxy statement/prospectus and its annexes carefully and in its entirety and the other documents to which Olin and Huntsman refer before you decide how to vote with respect to the proposals to be considered and voted on at the special meeting for your company. In addition, Olin and Huntsman incorporate by reference important business and financial information about Olin and Huntsman into this joint proxy statement/prospectus, as further described in the section entitled “Where You Can Find More Information” beginning on page 225 of this joint proxy statement/prospectus. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information.” Each item in this summary includes a page reference directing you to a more complete description of that item in this joint proxy statement/prospectus.

Information About the Companies (page 54)

Olin Corporation

190 Carondelet Plaza, Suite 1530

Clayton, Missouri 63105

Phone: (314) 480-1400

Olin is a leading vertically integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. Olin’s operations are concentrated in three business segments: Chlor Alkali Products and Vinyls, Epoxy and Winchester, all of which are capital-intensive manufacturing businesses. For the fiscal year ended December 31, 2025, Olin had sales of $6,780.8 million. Olin’s 2025 operating income was $5.3 million and net income (loss) was $(100.5) million. Olin common stock is listed on NYSE, trading under the symbol “OLN.”

For additional information about Olin and its subsidiaries, see the documents incorporated by reference in this joint proxy statement/prospectus in the section entitled “Where You Can Find More Information” beginning on page 225 of this joint proxy statement/prospectus.

Huntsman Corporation

10003 Woodloch Forest Drive

The Woodlands, Texas 77380

Phone: (281) 719-6000

Huntsman is a global manufacturer of diversified organic chemical products. Huntsman operates in three segments: Polyurethanes, Performance Products and Advanced Materials. Huntsman products comprise many different chemicals and chemical formulations, which Huntsman markets globally to a wide range of consumers that consist primarily of industrial and building product manufacturers. Huntsman’s revenues for the year ended December 31, 2025 were $5,683 million. Huntsman’s 2025 operating (loss) income was $(131) million and net (loss) income was $(284) million. Huntsman common stock is listed on the New York Stock Exchange under the ticker symbol “HUN.”

For additional information about Huntsman and its subsidiaries, see the documents incorporated by reference in this joint proxy statement/prospectus in the section entitled “Where You Can Find More Information” beginning on page 225 of this joint proxy statement/prospectus.

Olympus Merger Sub, Inc.

c/o Olin Corporation

190 Carondelet Plaza, Suite 1530

Clayton, Missouri 63105

First Merger Sub is a direct, wholly owned subsidiary of Olin. To the extent that the merger is implemented through the subsidiary merger, upon the completion of the first subsidiary merger, First Merger Sub will cease to exist. First Merger Sub was incorporated in Delaware on June 11, 2026 for the sole purpose of effecting the subsidiary merger.

Hook Merger Sub LLC

c/o Olin Corporation

190 Carondelet Plaza, Suite 1530

Clayton, Missouri 63105

Second Merger Sub is a direct, wholly owned subsidiary of Olin. To the extent that the merger is implemented through the subsidiary merger, upon the completion of the second subsidiary merger, Second Merger Sub will survive as a direct, wholly owned subsidiary of Olin. Second Merger Sub was formed in Delaware on June 11, 2026 for the sole purpose of effecting the subsidiary merger.

The Merger and the Merger Agreement (page 73)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference herein in its entirety. Olin and Huntsman encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger.

The Olin board and the Huntsman board each has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Pursuant to the terms and subject to the conditions included in the merger agreement, Olin and Huntsman have agreed to effect a merger of equals business combination, either (1) through the direct merger, in which Huntsman will merge with and into Olin, with Olin as the surviving corporation, or (2) through the subsidiary merger, in which First Merger Sub will merge with and into Huntsman, with Huntsman surviving as a direct, wholly owned subsidiary of Olin (which we refer to as the “initial surviving company”), and, immediately following such merger and as part of the same overall transaction, the initial surviving company will merge with and into Second Merger Sub, with Second Merger Sub surviving as a direct, wholly owned subsidiary of Olin.

Merger Consideration to Huntsman Stockholders (page 88)

If the merger is completed, at the effective time, each share of Huntsman common stock issued and outstanding immediately prior to the effective time, other than canceled shares (each as defined below in the section entitled “The Merger Agreement—Consideration” beginning on page 154 of this joint proxy statement/prospectus), will be converted into the right to receive, and become exchangeable for, 0.5476 validly issued, fully paid and non-assessable shares of Olin common stock subject to the provisions of the merger agreement with respect to any fractional share consideration, described in the section entitled “The Merger Agreement—Fractional Shares” beginning on page 154 of this joint proxy statement/prospectus, in each case, without interest.

Risk Factors (page 38)

The merger and an investment in Olin common stock involve risks, some of which are related to the transactions contemplated by the merger agreement. You should carefully consider the information about these risks set forth in the section entitled “Risk Factors” beginning on page 38 of this joint proxy statement/prospectus, together with the other information included or incorporated by reference herein, particularly the risk factors contained in the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed by each of Olin and Huntsman. Olin shareholders should carefully consider those risk factors before deciding how to vote with respect to the Olin direct merger proposal, the Olin subsidiary merger proposal, the Olin advisory compensation proposal and the Olin adjournment proposal to be considered and voted on at the Olin special meeting, and Huntsman stockholders should carefully consider those risk factors before deciding how to vote with respect to the Huntsman merger proposal, the Huntsman advisory compensation proposal and the Huntsman adjournment proposal to be considered and voted on at the Huntsman special meeting. For additional information, see “Where You Can Find More Information” beginning on page 225 of this joint proxy statement/prospectus.

Treatment of Huntsman Equity-Based Awards (page 157)

Pursuant to the merger agreement, Huntsman equity awards that are outstanding immediately prior to the effective time will be treated as follows:

•

Each Huntsman stock option will convert into an Olin stock option with respect to a number of shares of Olin common stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Huntsman common stock subject to such Huntsman stock option immediately prior to the effective time and (ii) the exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Huntsman stock option immediately prior to the effective time divided by (B) the exchange ratio.

•

Each Huntsman deferred stock unit award, Huntsman phantom share award, Huntsman PSU and share of Huntsman restricted stock will convert into an Olin equity award of the same type with respect to a number of shares of Olin common stock (rounded to the nearest whole share) equal to the product of (A) the number of shares of Huntsman common stock subject to such Huntsman equity award immediately prior to the effective time (for Huntsman PSUs, with performance goals deemed achieved at target level) and (B) the exchange ratio.

•

Huntsman equity awards that are converted into Olin equity awards in accordance with the above will generally remain subject to the same terms and conditions that applied to the corresponding Huntsman equity award, except Huntsman PSUs will no longer be subject to any performance-vesting conditions (but will remain subject to service-vesting conditions), and such converted Huntsman deferred stock units, Huntsman phantom shares, Huntsman PSUs and shares of Huntsman restricted stock will become fully vested if, during the two year period following the closing, the award holder is terminated without “cause” or resigns for “good reason.”

For additional information regarding the treatment of Huntsman equity-based awards, see the section entitled “The Merger Agreement—Treatment of Huntsman Equity-Based Awards” beginning on page 157 of this joint proxy statement/prospectus.

Treatment of Olin Equity-Based Awards (page 158)

Pursuant to the merger agreement, prior to the effective time, the board of directors of Olin (or, if appropriate, any committee thereof administering Olin’s stock plans) will take such actions as may be required to provide that, at the effective time, each Olin PSU that is outstanding immediately prior to the effective time will convert into an Olin RSU, on the same terms and conditions (including with respect to dividends or dividend equivalent rights, but excluding performance goals) as were applicable to such Olin PSU immediately prior to the effective time, with performance goals deemed achieved at target level.

In addition, for pre-2025 Olin PSUs, if the closing occurs prior to the date on which the pre-2025 Olin PSUs vest pursuant to their existing terms, then such pre-2025 Olin PSUs will become vested and payable (with performance goals deemed achieved at target level) upon the occurrence of the closing.

For additional information regarding the treatment of Olin equity-based awards, see the section entitled “The Merger Agreement—Treatment of Olin Equity-Based Awards” beginning on page 158 of this joint proxy statement/prospectus.

Recommendation of the Olin Board of Directors and Reasons for the Merger (page 89)

The Olin board unanimously recommends that Olin shareholders vote “FOR” the Olin direct merger proposal, “FOR” the Olin subsidiary merger proposal, “FOR” the Olin advisory compensation proposal and “FOR” the Olin adjournment proposal.

Prior to obtaining approval from the Olin shareholders for the Olin direct merger proposal or the Olin subsidiary merger proposal, under certain circumstances, and in compliance with certain obligations contained in the merger agreement and described in the section entitled “The Merger Agreement—Covenants and Agreements—Recommendations of the Olin Board and the Huntsman Board” beginning on page 169 of this joint proxy statement/prospectus, the Olin board may effect an adverse recommendation change, including withdrawing or withholding the foregoing recommendation, under certain circumstances, in response to an Olin takeover proposal or an Olin intervening event, if the Olin board complies with certain procedures set forth in the merger agreement as more fully described in the section entitled “The Merger Agreement—Covenants and Agreements—Recommendations of the Olin Board and the Huntsman Board” beginning on page 169 of this joint proxy statement/prospectus.

For additional information on the recommendation of the Olin board, see the section entitled “The Merger—Recommendation of the Olin Board of Directors and Reasons for the Merger.”

Recommendation of the Huntsman Board of Directors and Reasons for the Merger (page 102)

The Huntsman board unanimously recommends that Huntsman stockholders vote “FOR” the Huntsman merger proposal, “FOR” the Huntsman advisory compensation proposal and “FOR” the Huntsman adjournment proposal. For the factors considered by the Huntsman board in reaching this decision and additional information on the recommendation of the Huntsman board, see the section entitled “The Merger—Recommendation of the Huntsman Board of Directors and Reasons for the Merger” beginning on page 102 of this joint proxy statement/prospectus.

Prior to the adoption of the Huntsman merger proposal by Huntsman stockholders, under certain circumstances, and in compliance with certain obligations contained in the merger agreement and described in the section entitled “The Merger Agreement—Covenants and Agreements—Recommendations of the Olin Board and the Huntsman Board” beginning on page 169 of this joint proxy statement/prospectus, the Huntsman board may effect an adverse recommendation change, including by withdrawing or withholding the foregoing recommendation, under certain circumstances, in response to a takeover proposal or an intervening event, if the Huntsman board complies with certain procedures in the merger agreement as more fully described in the section entitled “The Merger Agreement—Covenants and Agreements—Recommendations of the Olin Board and the Huntsman Board” beginning on page 169 of this joint proxy statement/prospectus.

Opinions of Financial Advisors (page 95)

Opinion of Lazard Frères & Co. LLC, Olin’s Financial Advisor

Olin retained Lazard Frères & Co. LLC (which we refer to as “Lazard”) to act as its financial advisor in connection with the merger. In connection with this engagement, the Olin board requested that Lazard evaluate the fairness, from a financial point of view, to Olin of the exchange ratio provided for in the merger. On June 15, 2026, at a meeting of the Olin board held to evaluate the merger, Lazard rendered its oral opinion to the Olin board, subsequently confirmed in writing, that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to Olin.

The full text of Lazard’s written opinion, dated June 15, 2026, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference into this joint proxy statement/prospectus. For a summary of Lazard’s opinion and the methodology that Lazard used to render its opinion, please see the section of this joint proxy statement/prospectus entitled “The Merger—Opinion of Olin’s Financial Advisor” beginning on page 95 of this joint proxy statement/prospectus. The summary of Lazard’s opinion is qualified in its entirety by reference to the full text of the opinion attached as Annex D. You are encouraged to read Lazard’s opinion and the summary contained in this joint proxy statement/prospectus carefully and in their entirety. In connection with Lazard’s services as a financial advisor to Olin, Olin agreed to pay Lazard an aggregate fee for such services of $24 million, $5 million of which became payable upon the rendering of Lazard’s opinion and the remainder of which is contingent upon the closing of the merger.

Lazard’s opinion was provided for the use and benefit of the Olin board (in its capacity as such) in its evaluation of the merger, and addressed only the fairness, as of the date of the opinion, from a financial point of view, to Olin of the exchange ratio provided for in the merger. Lazard’s opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which Olin might engage or the merits of the underlying decision by Olin to engage in the merger. Lazard’s opinion is not intended to and does not constitute a recommendation to any Olin shareholder or Huntsman stockholder as to how such Olin shareholder or Huntsman stockholder should vote or act with respect to the merger or any matter relating thereto.

Opinion of Citigroup Global Markets Inc., Huntsman’s Financial Advisor

In connection with the merger, Huntsman’s financial advisor, Citigroup Global Markets Inc. (which we refer to as “Citi”), rendered an oral opinion to the Huntsman board at its June 15, 2026 meeting as to the fairness of the exchange ratio, from a financial point of view and as of the date of the opinion, to the holders of Huntsman common stock, which was confirmed by delivery of a written opinion dated June 15, 2026. The full text of Citi’s written opinion, dated June 15, 2026, which describes the assumptions made, procedures followed, matters considered, and limitations and qualifications on the review undertaken, is attached as Annex E to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Huntsman has agreed to pay Citi for its services in connection with the proposed merger an aggregate fee of $21 million, $2 million of which became payable upon delivery of Citi’s opinion and $19 million of which is payable contingent upon consummation of the merger.

Citi’s opinion was provided for the information of the Huntsman board (in its capacity as such) in connection with its evaluation of the exchange ratio from a financial point of view to the holders of Huntsman common stock and did not address any other terms, aspects or implications of the merger. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Huntsman to effect the merger, the relative merits of the merger as compared to any alternative business strategies or transactions that might exist for Huntsman or the effect of or on any other transaction in which Huntsman might engage. Citi’s opinion is not intended to be and does not constitute a recommendation to any Huntsman stockholder or Olin shareholder as to how such Huntsman stockholder or Olin shareholder should vote or act on any matters relating to the proposed merger or any related matter.

For a description of the opinion that the Huntsman board received from Citi, see the section entitled “The Merger—Opinions of Huntsman’s Financial Advisors—Opinion of Citigroup Global Markets Inc.” beginning on page 109.

Opinion of Morgan Stanley & Co. LLC, Huntsman’s Financial Advisor

Huntsman retained Morgan Stanley & Co. LLC (which we refer to as “Morgan Stanley”) to provide it with financial advisory services in connection with a potential business combination involving Huntsman and Olin, and, if requested by Huntsman, a financial opinion with respect thereto. Huntsman selected Morgan Stanley to act as one of its financial advisors based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the chemicals industry, market and regulatory environment and business and affairs of Huntsman. Morgan Stanley rendered to the Huntsman board at its special meeting on June 15, 2026, its oral opinion, subsequently confirmed by delivery of a written opinion dated June 15, 2026, that, as of that date, and based upon and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of the review undertaken by Morgan Stanley and the other matters set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of Huntsman common stock.

The full text of the written opinion of Morgan Stanley, dated June 15, 2026, is attached as Annex F and incorporated by reference into this joint proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Morgan Stanley’s opinion was directed to the Huntsman board and addresses only the fairness, from a financial point of view, to the holders of Huntsman common stock of the exchange ratio pursuant to the merger agreement as of the date of the opinion. Morgan Stanley’s opinion did not address any other aspect of the transactions contemplated by the merger agreement and did not constitute a recommendation to the Huntsman stockholders or Olin shareholders as to how to act or vote at the Huntsman special meeting or Olin special meeting, respectively, to be held in connection with the merger or any other matter or whether to take any other action with respect to the merger. The summary of Morgan Stanley’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. In addition, the opinion did not in any manner address the prices at which the combined company common stock will trade following the consummation of the merger or at any time. Pursuant to Huntsman’s engagement letter with Morgan Stanley, Huntsman has agreed to pay Morgan Stanley an aggregate fee of $9 million for its services, $2 million of which became payable upon the delivery of Morgan Stanley’s opinion, and the remaining $7 million of which is contingent upon, and payable upon, the consummation of the merger. In addition, Huntsman may, in its sole discretion, decide to pay Morgan Stanley an additional amount to be determined by Huntsman, in recognition of the value contributed by Morgan Stanley in connection with its engagement.

For a description of the opinion of Morgan Stanley, see the section of this joint proxy statement/prospectus titled “The Merger—Opinions of Huntsman’s Financial Advisors—Opinion of Morgan Stanley & Co. LLC” beginning on page 117 and Annex F to this joint proxy statement/prospectus.

Special Meeting of Olin Shareholders (page 56)

Date, Time, Place and Purpose of the Olin Special Meeting

The Olin special meeting will be held virtually via live webcast on August 25, 2026, at 8:00 a.m., Central Time. Because the Olin special meeting is completely virtual and being conducted via live webcast, Olin shareholders will not be able to attend the Olin special meeting in person. Olin shareholders will be able to attend the Olin special meeting online and vote their shares electronically during the meeting by visiting https://register.proxypush.com/OLN.

The purpose of the Olin special meeting is to consider and vote on (i) the Olin direct merger proposal, (ii) the Olin subsidiary merger proposal, (iii) the Olin advisory compensation proposal and (iv) the Olin adjournment proposal. Approval of the Olin direct merger proposal by the Olin shareholders is a condition to the direct merger, and approval of the Olin subsidiary merger proposal by the Olin shareholders is a condition to the subsidiary merger. Approval of either the Olin direct merger proposal or the Olin subsidiary merger proposal is a condition to the merger. Approval of the Olin advisory compensation proposal and the Olin adjournment proposal are not conditions to the consummation of the merger.

Record Date and Outstanding Shares of Olin Common Stock

Only holders of record of issued and outstanding shares of Olin common stock as of the close of business on July 9, 2026, the record date for the Olin special meeting, are entitled to notice of, and to vote at, the Olin special meeting or any adjournment or postponement of the Olin special meeting.

As of the close of business on the record date, there were 113,982,490 shares of Olin common stock issued and outstanding and entitled to vote at the Olin special meeting. Olin shareholders may cast one vote for each share of Olin common stock held by them as of the close of business on the record date.

Quorum; Abstentions, Failure to Vote and Broker Non-Votes

A quorum of Olin shareholders is necessary for Olin to conduct business with respect to a proposal. Under the Olin bylaws, the presence at the Olin special meeting, whether via the Olin special meeting website or by proxy, of shares representing a majority of the outstanding shares of Olin common stock entitled to vote on each of the Olin direct merger proposal, the Olin subsidiary merger proposal, the Olin advisory compensation proposal and the Olin adjournment proposal will be necessary to establish a quorum. If you submit a properly executed proxy card, even if you vote “against” the proposal or vote to “abstain” in respect of the proposal, your shares of Olin common stock will be counted for purposes of calculating whether a quorum is present.

A “broker non-vote” occurs with respect to a particular proposal when a broker, bank or other nominee of record that holds shares for a beneficial owner (a) does not receive any voting instructions from the beneficial owner with respect to such shares, (b) does not have discretionary authority to vote on that particular proposal and (c) does have discretionary authority to vote on, and returns a valid proxy with respect to, another proposal presented on the same proxy.

Under applicable stock exchange rules, brokers, banks and other nominees do not have discretionary authority to vote on the Olin direct merger proposal, the Olin subsidiary merger proposal, the Olin advisory compensation proposal or the Olin adjournment proposal and will not be able to vote on the Olin direct merger proposal, the Olin subsidiary merger proposal, the Olin advisory compensation proposal or the Olin adjournment proposal absent instructions from the beneficial owner. Accordingly, the failure of a beneficial owner to provide voting instructions to its broker, bank, or other nominee will result in a broker non-vote, which will not be considered present and entitled to vote on the Olin subsidiary merger proposal, the Olin advisory compensation proposal or the Olin adjournment proposal or for the purpose of determining the presence of a quorum with respect to the vote thereon, and will have the same effect as a vote “against” the Olin direct merger proposal.

If your properly executed proxy does not contain voting instructions, the persons named as proxies will vote your shares in accordance with the voting recommendations of the Olin board.

Methods of Voting

Olin shareholders, whether holding shares directly as shareholders of record or beneficially in “street name,” may vote by providing their proxies via the internet by going to the web address provided on the enclosed proxy card and following the instructions for internet voting, by phone using the toll-free phone number listed on the enclosed proxy card or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Olin shareholders of record may vote their shares via the Olin special meeting website at the Olin special meeting or by submitting their proxies: (a) by phone; (b) by the internet; or (c) by completing, signing and returning your proxy or voting instruction card via mail.

Olin shareholders who hold their shares in “street name” by a broker, bank or other nominee should refer to the voting instruction form or other information forwarded by their broker, bank or other nominee for instructions on how to vote their shares.

Voting by Proxy

Whether you hold your shares of Olin common stock directly as the shareholder of record or beneficially in “street name,” you may direct your vote by proxy without attending the Olin special meeting. You can vote by proxy by phone, the internet or mail by following the instructions provided in the enclosed proxy card. If your properly executed proxy does not contain voting instructions, the persons named as proxies will vote your shares in accordance with the voting recommendations of the Olin board.

Required Vote to Approve the Olin Direct Merger Proposal

The Olin direct merger proposal requires approval by the affirmative vote of holders of more than two-thirds of the outstanding shares of Olin common stock entitled to be cast on the Olin direct merger proposal at the Olin special meeting. Abstentions, failures to vote and broker non-votes (if any) will have the same effect as a vote “AGAINST” the Olin direct merger proposal.

The Olin direct merger proposal is described in the section entitled “Olin Proposals” beginning on page 62 of this joint proxy statement/prospectus.

Required Vote to Approve the Olin Subsidiary Merger Proposal

The Olin subsidiary merger proposal requires approval by a majority of the votes cast at the Olin special meeting, assuming a quorum is present. Abstentions, failures to vote and broker non-votes (if any) will have no effect on the outcome of the vote on the Olin subsidiary merger proposal.

The Olin subsidiary merger proposal is described in the section entitled “Olin Proposals” beginning on page 62 of this joint proxy statement/prospectus.

Required Vote to Approve the Olin Advisory Compensation Proposal

The Olin advisory compensation proposal requires approval by a majority of the votes cast at the Olin special meeting, assuming a quorum is present. Abstentions, failures to vote and broker non-votes (if any) will have no effect on the outcome of the vote on the Olin advisory compensation proposal.

The Olin advisory compensation proposal is described in the section entitled “Olin Proposals” beginning on page 62 of this joint proxy statement/prospectus.

Required Vote to Approve the Olin Adjournment Proposal

The Olin adjournment proposal requires approval by a majority of the votes cast at the Olin special meeting, assuming a quorum is present. Abstentions, failures to vote and broker non-votes (if any) will have no effect on the outcome of the vote on the Olin adjournment proposal.

The Olin adjournment proposal is described in the section entitled “Olin Proposals” beginning on page 62 of this joint proxy statement/prospectus.

Vote of Olin’s Directors and Executive Officers

As of July 9, 2026, Olin directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 487,218 shares of Olin common stock, or approximately 0.4% of the total outstanding shares of Olin common stock as of July 9, 2026.

Olin currently expects that all of its directors and executive officers will vote their shares “FOR” the Olin direct merger proposal, “FOR” the Olin subsidiary merger proposal, “FOR” the Olin advisory compensation proposal and “FOR” the Olin adjournment proposal.

Adjournment

In accordance with the Olin bylaws, if a quorum is not present at the Olin special meeting, the chair of the Olin special meeting or Olin shareholders holding a majority of the votes cast on the matter of adjournment, in person or by proxy, may adjourn the Olin special meeting from time to time until a quorum is obtained. If a quorum is present but there are not sufficient votes at the time of the Olin special meeting to approve the Olin direct merger proposal or the Olin subsidiary merger proposal, then Olin shareholders may be asked to vote on the Olin adjournment proposal and thereby adjourn the Olin special meeting to a later time and place.

At any subsequent reconvening of the Olin special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting, and all proxies will be voted in the same manner as they would have been voted at the original convening of the Olin special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Special Meeting of Huntsman Stockholders (page 65)

Date, Time, Place and Purpose of the Huntsman Special Meeting

The Huntsman special meeting will be held virtually on August 25, 2026, at 9:00 a.m., Central Time. The Huntsman special meeting will be held solely via live webcast and there will not be a physical meeting location. Huntsman stockholders will be able to attend the Huntsman special meeting online and vote their shares electronically during the meeting by visiting https://www.virtualshareholdermeeting.com/HUN2026SM, which is the Huntsman special meeting website.

The purpose of the Huntsman special meeting is to consider and vote on (i) the Huntsman merger proposal, (ii) the Huntsman advisory compensation proposal and (iii) the Huntsman adjournment proposal. Approval of the Huntsman merger proposal is a condition to the obligation of Huntsman and Olin to complete the merger. Approval of each of the Huntsman advisory compensation proposal and the Huntsman adjournment proposal are not conditions to the obligation of either Huntsman or Olin to complete the merger.

Record Date and Outstanding Shares of Huntsman Common Stock

Only holders of record of issued and outstanding shares of Huntsman common stock as of the close of business on July 9, 2026, the record date for the Huntsman special meeting, are entitled to receive notice and to vote at the Huntsman special meeting or any postponement or adjournment of the Huntsman special meeting.

As of the close of business on the record date, there were 175,381,417 shares of Huntsman common stock issued and outstanding and entitled to vote at the Huntsman special meeting. Each share of Huntsman common stock is entitled to one vote.

Huntsman will make available a list of Huntsman stockholders of record as of the record date for inspection by stockholders for any purpose germane to the Huntsman special meeting from August 15, 2026 through August 24, 2026 at Huntsman’s headquarters located at 10003 Woodloch Forest Drive, The Woodlands, Texas 77380. If you wish to inspect the list, please submit your request, along with proof of ownership, by email to CorporateSecretary@huntsman.com. The list will also be available during the Huntsman special meeting.

Quorum; Abstentions and Broker Non-Votes

In order for business to be conducted at the Huntsman special meeting, a quorum must be present. A quorum at the Huntsman special meeting requires the presence in person or by proxy of the holders of record of a majority of voting power of the outstanding Huntsman common stock entitled to vote.

If you submit a properly executed proxy card, even if you do not vote for any proposal or vote to “abstain” in respect of each proposal, your shares of Huntsman common stock will be counted for purposes of calculating whether a quorum is present for the transaction of business at the Huntsman special meeting. Huntsman common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the bank or broker, and Huntsman common stock with respect to which the beneficial owner otherwise fails to vote, will not be considered present and entitled to vote at the Huntsman special meeting for the purpose of determining the presence of a quorum.

A broker “non-vote” occurs when a bank or broker holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner, but does have discretionary voting power over other “routine” items and submits votes for those matters. Huntsman does not expect any broker non-votes at the Huntsman special meeting because the rules applicable to banks, brokers and other nominees only provide banks, brokers and other nominees with discretionary authority to vote on proposals that are considered “routine,” whereas each of the proposals to be presented at the Huntsman special meeting is considered “non-routine.” As a result, no bank or broker will be permitted to vote your shares of Huntsman common stock at the special meeting without receiving instructions.

If your properly executed proxy does not contain voting instructions, the persons named as proxies will vote your shares in accordance with the voting recommendations of the Huntsman board.

Methods of Voting

If you are a registered Huntsman stockholder of record (your Huntsman shares are registered in your own name with Huntsman’s transfer agent, Computershare Trust Company, N.A.), then you can vote any one of four ways: (i) via the internet prior to the Huntsman special meeting, (ii) by telephone, (iii) by mail and (iv) via the internet during the Huntsman special meeting.

Shares Held in Street Name

If you hold your shares in a brokerage account in your broker’s name (“street name”), you will receive voting instructions provided by your broker, bank, trustee or nominee. If you would like to vote your shares at the Huntsman special meeting, you will need to obtain a valid proxy from the broker, bank, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting.

Voting by Proxy

Whether you hold your shares of Huntsman common stock directly as the stockholder of record or beneficially in “street name,” you may direct your vote by proxy without virtually attending the Huntsman special meeting. You can vote by proxy by telephone, the internet or mail by following the instructions provided in the enclosed proxy card.

The persons named as proxies will vote your shares in accordance with your instructions. If your properly executed proxy does not contain voting instructions, the persons named as proxies will vote your shares in accordance with the voting recommendations of the Huntsman board.

Required Vote to Approve the Huntsman Merger Proposal

The affirmative vote of the holders of a majority of the shares of Huntsman common stock outstanding and entitled to vote on the proposal is required to approve the Huntsman merger proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Huntsman merger proposal. Failure to vote on the Huntsman merger proposal will have the same effect as a vote “AGAINST” the Huntsman merger proposal.

The Huntsman merger proposal is described in the section entitled “Huntsman Proposals” beginning on page 71 of this joint proxy statement/prospectus.

Required Vote to Approve the Huntsman Advisory Compensation Proposal

The affirmative vote of the majority of voting power of capital stock present in person or represented by proxy at the Huntsman special meeting and entitled to vote on the proposal is required to approve the Huntsman advisory compensation proposal on an advisory basis. Broker non-votes are not treated as votes either cast “FOR” or “AGAINST” the Huntsman advisory compensation proposal. Abstentions will have the same effect as a vote “AGAINST” the Huntsman advisory compensation proposal. Any failure by a Huntsman stockholder to vote will have no effect on the outcome of the vote on the Huntsman advisory compensation proposal.

The Huntsman advisory compensation proposal is described in the section entitled “Huntsman Proposals” beginning on page 71 of this joint proxy statement/prospectus.

Required Vote to Approve the Huntsman Adjournment Proposal

The affirmative vote of the majority of voting power of capital stock present in person or represented by proxy at the Huntsman special meeting and entitled to vote on the proposal is required to approve the Huntsman adjournment proposal. Broker non-votes are not treated as votes either cast “FOR” or “AGAINST” the Huntsman adjournment proposal. Abstentions will have the same effect as a vote “AGAINST” the Huntsman adjournment proposal. Any failure by a Huntsman stockholder to vote will have no effect on the outcome of the vote on the Huntsman adjournment proposal.

The Huntsman adjournment proposal is described in the section entitled “Huntsman Proposals” beginning on page 71 of this joint proxy statement/prospectus.

Vote of Huntsman’s Directors and Executive Officers

As of July 9, 2026, Huntsman directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 11,544,710 shares of Huntsman common stock, or approximately 6.6% of the total outstanding shares of Huntsman common stock as of July 9, 2026.

Huntsman currently expects that all of its directors and executive officers will vote their shares “FOR” the Huntsman merger proposal, “FOR” the Huntsman advisory compensation proposal and “FOR” the Huntsman adjournment proposal.

Adjournment

In accordance with the Huntsman bylaws, whether or not a quorum is present, the chair of the Huntsman special meeting will have the power to adjourn the Huntsman special meeting from time to time for the purpose of, among other things, soliciting additional proxies. If the Huntsman special meeting is adjourned, Huntsman stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. At any subsequent reconvening of the Huntsman special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Huntsman special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

Board of Directors of the Combined Company Following the Consummation of the Merger (page 89)

The combined company board will have ten members, comprised of (a) four independent directors from among the members of the Olin board as of immediately prior to the effective time, each of whom will be designated by the Olin board prior to the effective time, (b) four independent directors from among the members of the Huntsman board as of immediately prior to the effective time, each of whom will be designated by the Huntsman board prior to the effective time, and (c) the chief executive officer of Olin as of immediately prior to the effective time and the chief executive officer of Huntsman as of immediately prior to the effective time.

Interests of Olin Directors and Executive Officers in the Merger (page 136)

In considering the recommendation of the Olin board with respect to the Olin direct merger proposal, the Olin subsidiary merger proposal and the Olin advisory compensation proposal, Olin shareholders should be aware that the directors and executive officers of Olin have interests in the merger that may be different from, or in addition to, the interests of Olin shareholders, generally. The members of the Olin board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, in approving the merger agreement and in determining to recommend that Olin shareholders approve the Olin direct merger proposal and the Olin subsidiary merger proposal. These interests include:

•	the potential continued employment with, or service on the board of, the combined company;

•	rights to continuing indemnification and directors’ and officers’ liability insurance;

•	certain vested payments or benefits becoming payable in connection with the closing of the merger;

•

the treatment of Olin equity awards provided for under the merger agreement as further described in “The Merger Agreement—Treatment of Olin Equity-Based Awards” beginning on page 158 of this joint proxy statement/prospectus; and

•

certain severance and other benefits payable in the event of certain qualifying terminations following the closing of the merger, as further described in “The Merger—Interests of Olin Directors and Executive Officers in the Merger” beginning on page 136 of this joint proxy statement/prospectus.

Interests of Huntsman Directors and Executive Officers in the Merger (page 141)

In considering the recommendation of the Huntsman board with respect to the Huntsman merger proposal and the Huntsman advisory compensation proposal, Huntsman stockholders should be aware that the directors and executive officers of Huntsman have interests in the merger that may be different from, or in addition to, the interests of Huntsman stockholders generally. The members of the Huntsman board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, in approving the merger agreement and in determining to recommend that Huntsman stockholders approve the Huntsman merger proposal and the Huntsman advisory compensation proposal. These interests include, among others:

•

the potential continued employment of certain executive officers of Huntsman in the combined company, the potential appointment of certain Huntsman directors and executive officers as directors of the combined company;

•	rights to continuing indemnification and directors’ and officers’ liability insurance;

•	certain vested payments or benefits becoming payable in connection with the closing of the merger;

•

the treatment of Huntsman equity awards provided for under the merger agreement as further described in “The Merger Agreement—Treatment of Huntsman Equity-Based Awards” beginning on page 157 of this joint proxy statement/prospectus; and

•

certain severance and other benefits payable in the event of certain qualifying terminations following the closing of the merger, as further described in “The Merger—Interests of Huntsman Directors and Executive Officers in the Merger” beginning on page 141 of this joint proxy statement/prospectus.

Conditions to the Closing of the Merger (page 180)

The respective obligations of each party to effect the merger are subject to the satisfaction or waiver on or prior to the closing of the following conditions:

•	the receipt of (a) the Huntsman stockholder approval and (b)(i) the approval of the Olin direct merger proposal or (ii) the approval of the Olin subsidiary merger proposal;

•	the approval for listing on NYSE, subject to official notice of issuance, of the shares of Olin common stock to be issued as merger consideration;

•	the receipt of the required regulatory approvals;

•	the absence of any legal restraint in effect that prevents, enjoins or prohibits the consummation of the direct merger or the subsidiary merger, as applicable;

•

the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of any stop order suspending the effectiveness of the registration statement, and no proceedings for such purpose having been initiated or threatened by the SEC;

•

the representations and warranties of the other party (or parties, with respect to Huntsman) contained in the merger agreement being true and correct as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt of a certificate duly executed by an executive officer of Huntsman or Olin, as applicable, to such effect);

•

performance by Olin or Huntsman, as applicable, in all material respects of all obligations required to be performed by them at or prior to the closing under the merger agreement (and the receipt of a certificate duly executed by an executive officer of Huntsman or Olin, as applicable, to such effect); and

•

the receipt by Huntsman of an opinion of tax counsel to the effect that the direct merger or the subsidiary merger, as applicable, should qualify for the intended tax treatment and, in the case of the direct merger only, the receipt by Olin of an opinion of tax counsel to the effect that the direct merger should qualify for the intended tax treatment.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

No Solicitation (page 166)

The merger agreement generally restricts the ability of Olin or Huntsman to directly or indirectly solicit takeover proposals from third parties (including by furnishing non-public information), participate in discussions or negotiations with third parties regarding any takeover proposal, approve or recommend any takeover proposal or enter into agreements providing for or relating to any takeover proposal. Under certain circumstances, however, and in compliance with certain obligations contained in the merger agreement and described in the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation” beginning on page 166 of this joint proxy statement/prospectus, each of Olin and Huntsman is permitted, prior to receipt of its applicable shareholder or stockholder approval, to engage in negotiations with, and provide information to, third parties that have made an unsolicited written takeover proposal after the date of the merger agreement upon the determination by the respective board, in good faith and after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that such takeover proposal constitutes or would reasonably be expected to result in a superior proposal, that the failure to take such action would reasonably be expected to be inconsistent with the applicable directors’ fiduciary duties pursuant to applicable law and that such takeover proposal did not result from a breach of the applicable party’s non-solicitation obligations under the merger agreement.

Termination (page 180)

The merger agreement may be terminated at any time prior to the effective time, whether before or after receipt of the Huntsman stockholder approval or applicable Olin shareholder approval:

•	By the mutual written consent of Olin and Huntsman.

•	By either Olin or Huntsman if:

○

the merger has not been completed on or before June 15, 2027 (which we refer to as the “outside date”); provided that if the closing has not occurred by the outside date but on that date the only conditions not satisfied are those related to certain regulatory approvals or the absence of a legal restraint related to antitrust laws or foreign investment laws, (but all other conditions have been satisfied or waived), then the outside date will automatically be extended to September 15, 2027, and such date will be the “outside date” for the purposes of the merger agreement; provided, further, that if the closing has not occurred by such extended outside date, then the extended outside date will be further automatically extended to December 15, 2027, and such date will be the “outside date” for the purposes of the merger agreement; provided, further, that if such failure to close on or before the outside date, as it may be extended, is the proximate result of a breach of the merger agreement, then the termination right described in this bullet is not available to such breaching party (including, in the case of Olin, First Merger Sub or Second Merger Sub);

○

any legal restraint that enjoins or otherwise prohibits consummation of the merger has become final and non-appealable; (provided that if the imposition of such legal restraint is the proximate result of a breach of the merger agreement, then the termination right described in this bullet is not available to such breaching party);

○	both the approval of the Olin direct merger proposal and the approval of the Olin subsidiary merger proposal have not been obtained at the Olin special meeting; or

○	the Huntsman stockholder approval has not been obtained at the Huntsman special meeting.

•	By Olin if:

○

Huntsman has breached its representations, warranties or covenants such that a closing condition would not be satisfied, and such breach is not cured within 45 days following written notice thereof (provided that Olin is not then in material breach of its own obligations under the merger agreement); or

○	prior to the Huntsman stockholder approval, the Huntsman board has made a Huntsman adverse recommendation change.

•	By Huntsman if:

○

Olin, First Merger Sub or Second Merger Sub has breached its representations, warranties or covenants such that a closing condition would not be satisfied, and such breach is not cured within 45 days following written notice thereof (provided that Huntsman is not then in material breach of its own obligations under the merger agreement); or

○	prior to the Olin shareholder approval, the Olin board has made an Olin adverse recommendation change.

If the merger agreement is terminated, it will become void, without liability on the part of any party, except in the case of fraud or a willful breach of the merger agreement prior to termination, (which liability will not be limited to reimbursement of out-of-pocket fees, costs or expenses, and may include damages based on loss of the economic benefit of the merger). Certain provisions will survive termination, including those relating to confidentiality, the effect of termination, payment of termination fees and expenses and governing law.

Termination Fees; Expenses (page 181)

If the merger agreement is terminated by either Olin or Huntsman under certain circumstances, including circumstances involving takeover proposals and changes in the recommendation of its board, Olin or Huntsman may be required to pay a termination fee to the other equal to $121 million, less the amount of specified documented out-of-pocket fees and expenses previously reimbursed to the other party.

In addition, if the merger agreement is terminated due to a failure to obtain the Huntsman stockholder approval under circumstances in which the Huntsman termination fee is not then payable, Huntsman may be required to reimburse Olin for specified documented out-of-pocket fees and expenses up to $30 million. Similarly, if the merger agreement is terminated due to a failure to obtain both the approval of the Olin direct merger proposal and the approval of the Olin subsidiary merger proposal at the Olin special meeting under circumstances in which the Olin termination fee is not then payable, Olin may be required to reimburse Huntsman for specified documented out-of-pocket fees and expenses up to $30  million.

No Appraisal Rights (page 134)

Under Virginia law, Olin shareholders are not entitled to appraisal rights in connection with the direct merger or the subsidiary merger.

Under Delaware law, Huntsman stockholders are not entitled to appraisal rights for their shares of Huntsman common stock in connection with the transactions contemplated by the Huntsman merger proposal or to any similar rights of dissenters under Delaware law. For more information, see “The Merger—No Appraisal Rights” beginning on page 134 of this joint proxy statement/prospectus.

Regulatory Approvals (page 135)

U.S. Antitrust Clearance

The consummation of the merger is subject to the receipt of antitrust clearance in the United States. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”), and the rules promulgated thereunder, the merger may not be completed until notification and report forms have been filed with the Federal Trade Commission and the Department of Justice (which we refer to as the “FTC” and the “DOJ”, respectively), and the applicable waiting period (or any extensions of such waiting period) has expired or been terminated. For additional information regarding regulatory approvals in connection with the merger, see the section entitled “The Merger Agreement—Covenants and Agreements—Efforts to Complete the Merger; Regulatory Approvals.”

Olin and Huntsman each filed a notification and report form under the HSR Act with the DOJ and the FTC on July 8, 2026. Most transactions notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR notification and report forms. If the Antitrust Division of the DOJ or the FTC issues a request for additional information and documentary material (a “second request”) prior to the expiration of the 30-calendar-day waiting period (or after an additional 30-calendar day waiting period if the parties pull and refile their HSR notification period), the transaction cannot close until the parties observe a second 30-calendar-day waiting period, which would begin to run only after both parties have substantially complied with the second request, unless such second waiting period is terminated earlier.

Non-U.S. Antitrust Clearance and Regulatory Approvals

Olin and Huntsman derive revenues, have assets or other presence in jurisdictions outside the United States where merger control, foreign investment, or foreign subsidies filings or clearances may be necessary or recommended. In addition to antitrust approval in the United States, Olin and Huntsman will seek the receipt of applicable governmental consents, approvals, and other clearances required to be obtained under the merger agreement. The merger cannot be consummated until the closing conditions relating to the applicable filings or clearances in the required jurisdictions have been satisfied or waived.

Specific Performance; Remedies (page 182)

The parties to the merger agreement have agreed that each party is entitled to an injunction and specific performance to prevent breaches of the merger agreement and to enforce its terms, in addition to any other remedy to which such party may be entitled.

Litigation Related to the Merger (page 151)

As of the date of this joint proxy statement/prospectus, Huntsman has received demand letters from purported Huntsman stockholders alleging disclosure deficiencies in the preliminary joint proxy statement/prospectus filed by Olin with the SEC on July 2, 2026.

For more information, please see the section of this joint proxy statement/prospectus entitled “The Merger—Litigation Related to the Merger” beginning on page 151.

Material U.S. Federal Income Tax Consequences of the Merger (page 184)

The parties intend that the merger qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming, as the parties intend, that the merger is treated as a reorganization for U.S. federal income tax purposes, a U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences of the Merger”) generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their Huntsman common stock for Olin common stock in the direct merger or the first subsidiary merger, as applicable, except for any gain or loss that may result from the receipt of cash instead of a fractional share of Olin common stock as described in “Material U.S. Federal Income Tax Consequences of the Merger”.

You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to U.S. federal non-income, state, local or non-U.S. tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisors for a full understanding of the tax consequences to you of the merger.

For a further description of the U.S. federal income tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”

Comparison of Shareholders’ / Stockholders’ Rights (page 206)

The rights of Huntsman stockholders who receive shares of Olin common stock in the merger will be governed by the amended and restated Olin articles of incorporation (which we refer to as the “Olin articles of incorporation”) and the Olin bylaws, as amended from time to time (which we refer to as the “Olin bylaws”) rather than by Huntsman’s amended and restated certificate of incorporation (which we refer to as the “Huntsman certificate of incorporation”) and the seventh amended and restated Huntsman bylaws (which we refer to as the “Huntsman bylaws”). As a result, Huntsman stockholders will have different rights once they become shareholders of the combined company due to the differences in the organizational documents of Olin and Huntsman. The key differences are described in the section entitled “Comparison of Shareholders’ / Stockholders’ Rights.”

Upon consummation of the merger, holders of shares of Huntsman common stock will receive shares of Olin common stock. The rights of such holders who become Olin shareholders will change upon receipt of shares of Olin common stock, which rights will be governed by the Virginia Stock Corporation Act (the “VSCA”), the Olin articles of incorporation and the Olin bylaws. The differences in the rights of each such holder of Huntsman common stock receiving shares of Olin common stock in the merger are described in detail in the section entitled “Comparison of Shareholders’ / Stockholders’ Rights” beginning on page 206 of this joint proxy statement/prospectus.

Listing of Olin Common Stock; Delisting and Deregistration of Huntsman Common Stock (page 150)

If the merger is completed, the shares of Olin common stock to be issued in the merger will be listed for trading on the NYSE as OlinHuntsman Corporation under a new ticker symbol to be mutually agreed, shares of Huntsman common stock will be delisted from the NYSE and deregistered under the Exchange Act and neither Huntsman nor Huntsman International LLC will be required to file periodic reports with the SEC pursuant to the Exchange Act.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

The Olin common stock is listed on the NYSE under the symbol “OLN.” The Huntsman common stock is listed on the NYSE under the symbol “HUN.”

The high and low trading prices for the Olin common stock on June 15, 2026, the last trading day immediately before the public announcement of the merger, were $25.54 and $24.69, respectively. The high and low trading prices for the Huntsman common stock on June 15, 2026, the last trading day immediately before the public announcement of the merger, were $16.09 and $15.72, respectively.

As of July 9, 2026, the record date, there were 113,982,490 shares of Olin common stock outstanding and 175,381,417 shares of Huntsman common stock outstanding.

Because the exchange ratio will not be adjusted for changes in the market price of either Olin common stock or Huntsman common stock, the market value of Olin common stock that Huntsman stockholders will have the right to receive on the date the merger is completed may vary significantly from the market value of the Olin common stock that Huntsman stockholders would receive if the merger was completed on the date of this joint proxy statement/prospectus. As a result, you should obtain recent market prices of Olin common stock and Huntsman common stock prior to voting your shares. For additional information, see the section entitled “Risk Factors” beginning on page 38 of this joint proxy statement/prospectus.

The following table sets forth the closing sale price per share of Olin common stock as reported on the NYSE and the closing sale price per share of Huntsman common stock as reported on the NYSE, in each case on June 15, 2026, the last trading day before the public announcement of the parties entering into the merger agreement, and on July 9, 2026, the record date. The table also shows the estimated implied value of the merger consideration proposed for each share of Huntsman common stock as of the same two dates. The implied value was calculated by multiplying the NYSE closing price of a share of Olin common stock on the relevant date by the exchange ratio of 0.5476 shares of Olin common stock for each share of Huntsman common stock.

	Olin Common Stock Closing Price	Huntsman Common Stock Closing Price	Exchange Ratio	Implied Per Share Value of Merger Consideration
June 15, 2026	$25.30	$15.89	0.5476	$13.85
July 9, 2026	$20.19	$10.81	0.5476	$11.06

Olin shareholders and Huntsman stockholders are encouraged to obtain current market quotations for Olin common stock and Huntsman common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference herein. No assurance can be given concerning the market price of Olin common stock before or after the effective date of the merger. For additional information, see the section entitled “Where You Can Find More Information” beginning on page 225 of this joint proxy statement/prospectus.

Dividends

Olin currently pays a quarterly dividend on Olin common stock. Olin last paid a quarterly dividend of $0.20 per share of Olin common stock on June 12, 2026. The terms of the merger agreement limit Olin’s ability to declare or pay additional dividends, except for regular quarterly cash dividends in an amount not to exceed $0.20 per share per quarter declared and paid in respect of the Olin common stock at such times and in a manner consistent with Olin’s historical quarterly dividend practice, prior to the consummation of the merger.

Huntsman currently pays a quarterly dividend on Huntsman common stock. Huntsman last paid a quarterly dividend of $0.0875 per share of Huntsman common stock on June 30, 2026. The terms of the merger agreement limit Huntsman’s ability to declare or pay additional dividends, except for regular quarterly cash dividends in an amount not to exceed $0.0875 per share per quarter declared and paid in respect of the Huntsman common stock at such times and in a manner consistent with Huntsman’s historical quarterly dividend practice, prior to the consummation of the merger.

The dividend policies of Olin or Huntsman may change at any time at the discretion of the respective company’s board and without notice to the respective company’s shareholders or stockholders.

RISK FACTORS

In addition to the other information contained in or incorporated by reference herein, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 52 of this joint proxy statement/prospectus, you should carefully consider the following risks before deciding how to vote. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference herein, particularly the risk factors contained in the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed by each of Olin and Huntsman. For additional information, see “Where You Can Find More Information” beginning on page 225 of this joint proxy statement/prospectus. In addition to the risks set forth below or referenced above, new risks may emerge from time to time and it is not possible to predict all risk factors, nor can Olin or Huntsman assess the impact of all factors on the merger and the combined company following the merger or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in or implied by any forward-looking statements.

Risks Relating to the Merger

The number of shares of Olin common stock issuable in the merger in respect of one share of Huntsman common stock is fixed and will not be adjusted. Because the market price of Olin common stock may fluctuate, Huntsman stockholders cannot be sure of the market value of the merger consideration they will receive in exchange for their shares in connection with the merger.

At the time the merger is completed, each issued and outstanding eligible share of Huntsman common stock will be converted into the right to receive the merger consideration, which consists of 0.5476 shares of Olin common stock. The exchange ratio is fixed and will not be adjusted to reflect stock price changes of either Huntsman common stock or Olin common stock prior to the closing of the merger. Accordingly, the market value of the merger consideration that Huntsman stockholders will receive in the merger will vary based on the price of Olin common stock at the time Huntsman stockholders receive the merger consideration, and, accordingly, Huntsman stockholders cannot be sure of the market value of the merger consideration they will receive upon the closing of the merger. The market price of Olin common stock has fluctuated since the date on which Olin and Huntsman announced they had entered into the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus through the date the merger is completed, which could occur a considerable amount of time after the date of this joint proxy statement/prospectus. Changes in the price of Olin common stock may result from a variety of factors, including general market and economic conditions, changes in Olin’s and Huntsman’s businesses, operations and prospects, changes in market assessments of the likelihood that the merger will be completed or the value that may be generated by the merger, changes with respect to expectations regarding the timing of the merger and regulatory considerations. Many of these factors are beyond Olin’s and Huntsman’s control.

Olin shareholders and Huntsman stockholders, in each case as of immediately prior to the merger, will have reduced ownership in the combined company and less influence over management.

Based on the number of issued and outstanding shares of Huntsman common stock as of July 9, 2026, Olin anticipates issuing up to approximately 96,038,864 shares of Olin common stock pursuant to the merger agreement. The actual number of shares of Olin common stock to be issued pursuant to the merger agreement will be determined at the closing of the merger based on the number of shares of Huntsman common stock outstanding immediately prior to the merger. The issuance of these new shares could have the effect of depressing the market price of Olin common stock, through dilution of earnings per share or otherwise. Any dilution of, or delay of any accretion to, Olin’s earnings per share could cause the price of Olin common stock to decline or increase at a reduced rate.

Immediately after the closing of the merger, it is expected that Olin shareholders as of immediately prior to the merger will own approximately 54.5%, and Huntsman stockholders as of immediately prior to the merger will own approximately 45.5%, of the issued and outstanding shares of the combined company’s common stock, in each case calculated based on the fully diluted market capitalizations of Olin and Huntsman as of the date of signing of the merger agreement. As a result, current Olin shareholders and current Huntsman stockholders will have less influence on the management and policies of the combined company than they currently have on the management and policies of Olin and Huntsman, respectively.

The merger may not be completed and the merger agreement may be terminated in accordance with its terms.

The merger is subject to a number of conditions that must be satisfied or waived prior to the closing of the merger, which are described in the section entitled “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 180 of this joint proxy statement/prospectus. These conditions to the consummation of the merger may not be satisfied or waived in a timely manner or at all, and, accordingly, the merger may be delayed or may not be completed.

In addition, if the merger is not completed by June 15, 2027 (subject to automatic extensions under certain circumstances described in the section entitled “The Merger Agreement—Termination” beginning on page 180 of this joint proxy statement/prospectus), either Olin or Huntsman may choose not to proceed with the merger by terminating the merger agreement, and the parties can mutually decide to terminate the merger agreement at any time, before or after shareholder approval by either Olin shareholders or Huntsman stockholders. In addition, Olin and Huntsman may elect to terminate the merger agreement in certain other circumstances as further detailed in “The Merger Agreement—Termination.”

The merger may not be completed as the direct merger, which is the parties’ preferred structure for consummating this business combination.

The Olin board and the Huntsman board believe that the merger, irrespective of whether consummated as the direct merger or the subsidiary merger, will generate significant value for shareholders or stockholders, as applicable, of both companies, and have unanimously recommended that the Olin shareholders and the Huntsman stockholders vote “FOR” both the Olin direct merger proposal and the Olin subsidiary merger proposal, in the case of Olin shareholders, and the Huntsman merger proposal, in the case of Huntsman stockholders. See the section entitled “The Merger—Recommendation of the Olin Board of Directors and Reasons for the Merger” and “The Merger—Recommendation of the Huntsman Board of Directors and Reasons for the Merger.”

The direct merger is the parties’ preferred structure for consummating this business combination because it delivers greater financial benefits to the combined company compared to those available in the subsidiary merger in terms of capital structure efficiency and allows certain attractively priced long-term indebtedness of Huntsman to remain in place following the merger. However, the Olin direct merger proposal requires approval by the affirmative vote of holders of more than two-thirds of the outstanding shares of Olin common stock entitled to be cast on the proposal at the Olin special meeting, which is a higher approval threshold compared to the Olin subsidiary merger proposal, which requires approval by a majority of the votes cast at the Olin special meeting. Accordingly, there is a possibility that the merger will be consummated as the subsidiary merger and not the direct merger.

The merger agreement limits the ability of either Olin or Huntsman to pursue alternatives to the merger, may discourage other companies from making a favorable alternative transaction proposal and, in specified circumstances, could require either Olin or Huntsman to pay the other a termination fee or reimburse the other for certain of its expenses.

The merger agreement contains provisions that may discourage a potential third-party acquirer that might have an interest in acquiring all or a significant part of either Olin or Huntsman from considering or submitting to either Olin or Huntsman a competing proposal that might result in greater value to their respective shareholders or stockholders than the merger, or may result in a potential acquirer of Olin, or a potential competing acquirer of

Huntsman, proposing to pay a lower price per share to acquire Olin or Huntsman, respectively, than it might otherwise have proposed to pay. These provisions include a general prohibition on Olin and Huntsman from soliciting or, subject to certain exceptions relating to the exercise of fiduciary duties by the Olin board or the Huntsman board, as the case may be, entering into discussions with any third party regarding any competing proposal or offer for a competing transaction. Furthermore, even if the Olin board or the Huntsman board withdraws, qualifies or modifies its recommendation with respect to the Olin direct merger proposal and/or the Olin subsidiary merger proposal, in the case of the Olin board, or the Huntsman merger proposal, in the case of the Huntsman board, unless the merger agreement has been terminated in accordance with its terms, each of Olin and Huntsman will still be required to submit the Olin direct merger proposal and the Olin subsidiary merger proposal, in the case of the Olin board, and the Huntsman merger proposal, in the case of the Huntsman board, to a vote by the Olin shareholders and the Huntsman stockholders, respectively. The merger agreement further provides that under specified circumstances, including after a change of recommendation by either party’s board of directors and a subsequent termination of the merger agreement by the other party in accordance with its terms, Olin or Huntsman, as applicable, may be required to pay the other party a cash termination fee of $121 million.

Moreover, under specified circumstances, either Olin or Huntsman may be required to reimburse the other party for certain of its expenses in an amount not to exceed $30 million. For additional information, see “The Merger Agreement—Covenants and Agreements—No Solicitation” and “The Merger Agreement—Termination” beginning on pages 166 and 180, respectively, of this joint proxy statement/prospectus.

Failure to complete the merger, or a delay in the closing of the merger, could negatively impact Olin’s or Huntsman’s respective businesses, results of operations, financial conditions and stock prices.

The merger agreement is subject to a number of conditions that must be fulfilled to complete the merger. Those conditions include, among others, the approval by Olin shareholders of the Olin direct merger proposal or the Olin subsidiary merger proposal and the Huntsman merger proposal and certain regulatory approvals. A number of the conditions are not within the control of Olin or Huntsman and may prevent, delay or otherwise materially adversely affect the closing of the merger. Neither Olin nor Huntsman can predict with certainty whether and when any of the required closing conditions will be satisfied or if another uncertainty may arise, and neither can assure you that it will be able to timely complete the merger as currently contemplated under the merger agreement or at all. Olin’s and Huntsman’s respective businesses, results of operations, financial conditions or stock prices could be adversely affected, potentially in a material way, by the failure to complete the merger, or by a delay in the closing of the merger, and Olin or Huntsman may suffer consequences that could adversely affect their respective businesses, results of operations, financial conditions and stock prices, including the following:

•	Olin and Huntsman may not realize any or all of the potential benefits of the merger, including any synergies that could result from combining their financial and business resources;

•

matters relating to the merger will require substantial commitments of time and resources by Olin and Huntsman management, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to Olin or Huntsman as independent companies;

•

Olin and Huntsman have each incurred and will incur further substantial expenses in connection with the merger, including financial advisory, legal, accounting, consulting and other advisory fees, severance/retention employee benefit-related costs and other regulatory fees and other costs relating to the merger regardless of whether the merger is completed;

•	Olin or Huntsman may be subject to legal proceedings related to the potential delay of, or failure to complete, the merger;

•	Olin or Huntsman may experience disruptions to their respective businesses resulting from the announcement and pendency of the merger, including adverse changes in relationships with, or loss of,

customers, business partners and employees, which may not be reversible and may continue or even intensify in the event the merger is delayed or not completed;

•

Olin or Huntsman may experience negative reactions to the merger, including if the merger is not completed, from the financial markets, including negative impacts on the market prices of Olin common stock and Huntsman common stock; and

•

under the merger agreement, Olin and Huntsman are subject to certain restrictions on the conduct of their respective businesses prior to completing the merger, which restrictions could adversely affect their ability to conduct their respective businesses as they otherwise would have done if not subject to these restrictions.

In addition to the above risks, if the merger agreement is terminated under specified circumstances, either Olin or Huntsman may be required to pay the other a termination fee of $121 million or reimburse certain of the other’s expenses in an amount not to exceed $30 million. For a description of these circumstances, see “The Merger Agreement—Termination” beginning on page 180 of this joint proxy statement/prospectus.

Olin directors and executive officers and Huntsman directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Olin shareholders and Huntsman stockholders generally.

Certain Olin directors and executive officers and Huntsman directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Olin shareholders and Huntsman stockholders generally. These interests include, among others, the potential continued employment of certain executive officers of Olin and Huntsman in the combined company, the potential appointment or continued service (as applicable) of certain Olin and Huntsman directors and executive officers as directors of the combined company, rights to continuing indemnification and directors’ and officers’ liability insurance, certain vested payments or benefits becoming payable in connection with the closing of the merger, the treatment of Olin and Huntsman equity awards provided for under the merger agreement as further described in the sections entitled “The Merger—Interests of Olin Directors and Executive Officers in the Merger—Treatment of Olin Equity-Based Awards” and “The Merger—Interests of Huntsman Directors and Executive Officers in the Merger—Treatment of Huntsman Equity-Based Awards” beginning on pages 137 and 143, respectively, of this joint proxy statement/prospectus and certain severance and other benefits payable in the event of certain qualifying terminations following the closing of the merger, as further described in the sections entitled “The Merger—Interests of Olin Directors and Executive Officers in the Merger” and “The Merger—Interests of Huntsman Directors and Executive Officers in the Merger” beginning on pages 136 and 141, respectively, of this joint proxy statement/prospectus. The Olin board and the Huntsman board were aware of and considered, among other matters, the interests of their respective directors and officers when overseeing the negotiation of and evaluating the terms of the merger agreement and structure of the merger and when determining their respective recommendations to their respective shareholders or stockholders, as applicable.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is based on a number of preliminary estimates and assumptions. After the merger, the future results of the combined company may differ, possibly materially, from the unaudited pro forma condensed combined financial information presented in this joint proxy statement/prospectus.

The unaudited pro forma condensed combined financial information contained in this joint proxy statement/prospectus is presented for illustrative purposes only, is based on a variety of adjustments, assumptions and preliminary estimates and may not be an indication of the financial position or results of operations of the combined company following the merger for several reasons. Specifically, the unaudited pro forma condensed combined financial information does not reflect the effect of any potential acquisitions, divestitures or restructurings that may occur prior to or subsequent to the closing of the merger or integration costs. In addition, the unaudited pro forma condensed combined financial information has been prepared with the assumption that Olin will be identified as the acquirer under U.S. generally accepted accounting principles (which we refer to as

“GAAP”) and reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed. For additional information, see “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 188 of this joint proxy statement/prospectus. In addition, the merger and post-merger integration process may give rise to unexpected liabilities and costs, including costs associated with the defense and resolution of transaction-related litigation or other claims. Unexpected delays in completing the merger or in connection with the post-merger integration process may significantly increase the related costs and expenses incurred by the combined company. The actual financial position and results of operations of the combined company following the merger may not be consistent with, or evident from, the unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus. In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus may not prove to be accurate and may be affected by other factors, including the risk factors described in the sections entitled “Risk Factors—Risks Relating to Olin’s Business” and “Risk Factors—Risks Relating to Huntsman’s Business” below. Any potential decline in the financial condition or results of operations of the combined company may cause significant variations in the price of Olin common stock. For additional information, see “Unaudited Pro Forma Condensed Combined Financial Information.”

The opinions of Olin’s and Huntsman’s respective financial advisors do not reflect changes in circumstances between the signing of the merger agreement and the closing of the merger.

Olin and Huntsman have received opinions from their respective financial advisors in connection with the signing of the merger agreement but have not obtained updated opinions from their respective financial advisors as of the date of this joint proxy statement/prospectus. Changes in the operations and prospects of Olin or Huntsman, general market and economic conditions and other factors that may be beyond the control of Olin or Huntsman, and on which the opinions of Olin’s and Huntsman’s financial advisors were based, may significantly alter the value of Olin or Huntsman or the prices of the shares of Olin common stock or Huntsman common stock by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the date of such opinions. Because Olin and Huntsman do not currently anticipate asking their respective financial advisors to update their opinions, the opinions do not address the fairness of the exchange ratio from a financial point of view at the time the merger is completed. The Olin board’s recommendation that Olin shareholders vote in favor of the proposals on the agenda for the Olin special meeting and the Huntsman board’s recommendation that Huntsman stockholders vote in favor of the proposals on the agenda for the Huntsman special meeting, however, are made as of the date of this joint proxy statement/prospectus. For a description of the opinions that Olin and Huntsman received from their respective financial advisors, see “The Merger—Opinion of Olin’s Financial Advisor” and “The Merger—Opinions of Huntsman’s Financial Advisors” beginning on pages 95 and 109, respectively, of this joint proxy statement/prospectus. A copy of the opinion of Lazard Frères & Co. LLC, financial advisor to Olin, is attached as Annex D to this joint proxy statement/prospectus, and copies of the opinions of each of Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC, financial advisors to Huntsman, are attached as Annex E and Annex F, respectively, to this joint proxy statement/prospectus, and each such opinion is incorporated by reference herein in its entirety.

The forecasted financial information relating to Olin and Huntsman prepared in connection with the merger is based on various estimates and assumptions that may not be realized, which may adversely affect the market price of the combined company common stock following the closing of the merger.

This joint proxy statement/prospectus includes certain financial information considered by Olin and Huntsman in connection with their respective businesses. The forecasted financial information prepared by Olin or Huntsman was not prepared with a view towards public disclosure or with a view toward compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants, or any other regulatory or professional body for preparation or presentation of prospective financial information. The forecasted financial information is inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These forecasts are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of Olin and Huntsman. Important factors that may affect the actual results of Olin and Huntsman and cause the forecasted financial information to not be achieved include risks and uncertainties relating to Olin’s and Huntsman’s respective businesses, industry performance, the regulatory environment, general business and economic conditions and other factors described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 52 of this joint proxy statement/prospectus. In view of these uncertainties, the inclusion of forecasted financial information in this joint proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will necessarily reflect actual future results.

The forecasted financial information has been prepared by, and is the responsibility of Olin management and Huntsman management, as applicable. The independent accountants of Olin and Huntsman have not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying forecasted financial information and, accordingly, the independent accountants of Olin and Huntsman do not express an opinion or any other form of assurance with respect thereto. The reports of the independent accountants of Olin and Huntsman incorporated by reference herein relate to the respective company’s previously issued financial statements. They do not extend to the forecasted financial information and should not be read to do so. In addition, the forecasted financial information reflects estimates and assumptions based on the experience of Olin and Huntsman management as of the date on which they were made, which are subject to change and do not reflect revised prospects for Olin’s and Huntsman’s respective businesses, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the forecasted financial information was prepared. Furthermore, any forward-looking statement speaks only as of the date on which it is made, and neither Olin nor Huntsman undertakes any obligation, other than as required by applicable law, to update the forecasted financial information to reflect events or circumstances after the dates as of which the forecasted financial information were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances. In addition, since such forecasted financial information covers multiple years, and the underlying information by its nature becomes less predictive with each successive year, there can be no assurance that Olin’s, Huntsman’s or the combined company’s financial condition or results of operations will be consistent with those set forth in such forecasted financial information.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees at either Olin or Huntsman, which could adversely affect the future business and operations of the combined company following the merger.

Each of Olin and Huntsman depends on the experience and industry knowledge of its management personnel and other key employees to execute its business plans. The success of the combined company after the merger will depend in part on its ability to retain or attract key management personnel and other key employees. During the pendency or following the closing of the merger, Olin’s and Huntsman’s respective current and prospective employees may experience uncertainty or have concerns regarding their roles within the combined company, the timing and closing of the merger or the operations of the combined company, any of which may have an adverse effect on Olin’s and Huntsman’s ability to retain, attract or motivate key management and other key personnel. If Olin and Huntsman are unable to retain or motivate personnel, including key management personnel, who are critical to the future operations of the combined company, then Olin, Huntsman or the combined company could face disruptions in their respective operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment, training and retention costs. In addition, the loss of key Olin or Huntsman personnel could diminish the anticipated benefits of the merger. No assurance can be given that the combined company will be able to retain or attract key management personnel and other key employees of Olin or Huntsman to the same extent that Olin and Huntsman have previously been able to retain or attract their own employees.

The business relationships of Olin and Huntsman may be subject to disruption due to uncertainty associated with the merger, which could have a material adverse effect on the business, financial condition, cash flows and results of operations of Olin or Huntsman pending and following the merger.

Parties with which Olin or Huntsman does business may experience uncertainty associated with the merger, including with respect to current or future business relationships with Olin or Huntsman following the merger. Olin’s and Huntsman’s business relationships may be subject to disruption as customers, distributors, suppliers, vendors, landlords, joint venture participants and other third parties with whom they do business may attempt to delay or defer entering into new business relationships, negotiate changes in existing business relationships or consider entering into business relationships with parties other than Olin or Huntsman following the merger. These disruptions could have a material and adverse effect on the business, financial condition, cash flows and results of operations of Olin or Huntsman, regardless of whether the merger is completed, as well as a material and adverse effect on the combined company’s ability to realize the expected cost savings and other benefits of the merger. The risk and adverse effects of any disruption could be exacerbated by a delay in closing of the merger or termination of the merger agreement.

Consummation of the merger may trigger change-in-control or other provisions in certain agreements to which Olin or Huntsman is a party.

The consummation of the merger may trigger change-in-control or other provisions in certain agreements to which Olin or Huntsman or their respective subsidiaries are a party. If Olin and Huntsman are unable to obtain the counterparties’ consents or waivers of those provisions, the counterparties may exercise their rights and remedies under the applicable agreements, including in some instances potentially terminating the agreements or seeking monetary damages. Even if Olin and Huntsman are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to the combined company.

In addition, in connection with the merger, Olin and Huntsman have agreed that the merger will constitute a “change in control,” or term of similar import, under certain Olin compensation and benefit arrangements and Huntsman compensation and benefit arrangements, as applicable, which may result in additional payments and benefits to directors and executive officers, as further described in more detail in the sections entitled “The Merger—Interests of Olin Directors and Executive Officers in the Merger” and “The Merger—Interests of Huntsman Directors and Executive Officers in the Merger” beginning on pages 136 and 141, respectively, of this joint proxy statement/prospectus.

The need for regulatory approvals may delay the closing date or may diminish the benefits of the merger.

Olin and Huntsman are required to obtain the approvals of certain regulatory agencies before completing the merger, as detailed in the section entitled “The Merger Agreement—Covenants and Agreements—Efforts to Complete the Merger; Regulatory Approvals” beginning on page 171 of this joint proxy statement/prospectus. Although Olin and Huntsman expect that all required regulatory approvals will be obtained, satisfying any requirements of these regulatory agencies may delay the closing date. The requisite regulatory approvals may not be received on a timely basis, or at all (in which case the merger could not be completed), or may contain conditions or restrictions on closing of the merger that cannot be satisfied. In addition, any conditions or restrictions imposed could have the effect of imposing additional costs on or limiting the revenues of the combined company following the merger, which might have an adverse effect on the combined company following the merger. Furthermore, it is possible that, among other things, restrictions on the combined operations of the two companies, including divestitures, may be sought by governmental agencies as a condition to obtaining the required regulatory approvals. This may diminish the benefits of the merger to the combined company or otherwise have an adverse effect on the combined company following the merger.

In addition, closing of the merger is conditioned on the approval by NYSE of the listing of the shares of Olin common stock to be issued in the merger, subject to official notice of issuance. Although Olin has agreed to take all actions reasonably necessary to obtain the requisite stock exchange approval, there can be no assurance that such approval will be obtained.

Olin or Huntsman may waive one or more of the closing conditions without re-soliciting shareholder or stockholder approval, as applicable.

Olin or Huntsman may determine to waive, in whole or in part, one or more of the conditions to closing the merger prior to Olin or Huntsman, as the case may be, being obligated to complete the merger. Each of Olin and Huntsman currently expects to evaluate the materiality of any waiver and its effect on its respective shareholders and stockholders in light of the facts and circumstances at the time to determine whether any amendment of this joint proxy statement/prospectus or any re-solicitation of proxies is required in light of such waiver. Any determination whether to waive any condition to the merger, to re-solicit shareholder or stockholder approval, as applicable, or to amend or supplement this joint proxy statement/prospectus as a result of a waiver will be made by Olin or Huntsman at the time of such waiver based on the facts and circumstances as they exist at that time.

The merger agreement subjects Olin and Huntsman to restrictions on their respective business activities prior to the effective time of the merger.

The merger agreement restricts Olin and Huntsman from entering into certain corporate transactions and taking other specified actions without the consent of the other party, and generally requires each party to continue its operations in the ordinary course, until the closing of the merger. These restrictions could be in place for an extended period of time if the closing of the merger is delayed and, if the other party’s consent is not received, could prevent Olin or Huntsman from pursuing attractive business opportunities that may arise prior to the closing of the merger. For a description of the restrictive covenants to which Olin and Huntsman are subject, see “The Merger Agreement—Covenants and Agreements—Conduct of Business Prior to Closing” beginning on page 160 of this joint proxy statement/prospectus.

Olin and Huntsman will incur significant costs in connection with the merger, which may be in excess of those anticipated by Olin or Huntsman.

Each of Olin and Huntsman has incurred and expects to continue to incur a number of non-recurring costs associated with negotiating and completing the merger and combining the operations of the two companies. These expenses have been, and will continue to be, substantial. The substantial majority of non-recurring expenses will consist of transaction costs related to the merger, including, among other things, fees paid to financial, legal and accounting advisors, employee retention, severance and benefits costs, filing fees and potential debt restructuring costs. Many of these costs will be borne by Olin or Huntsman, as applicable, even if the merger is not completed.

Olin and Huntsman also expect to incur transaction-related costs in connection with the formulation and implementation of integration plans, including the costs of consolidating facilities and systems and other employment-related costs. Olin and Huntsman will continue to assess the magnitude of these costs. Additional unanticipated costs may be incurred in connection with the merger and the integration of the two companies’ businesses. Although Olin and Huntsman each expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow the benefits of combining the businesses to offset the costs of integration over time, this net benefit may not be achieved in the near term, or at all. For additional information, see “Risk Factors—Risks Relating to the Combined Company Following Consummation of the Merger—The failure to integrate the businesses and operations of Olin and Huntsman successfully in the expected time frame may adversely affect the future results of the combined company” below.

The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition, cash flows and operating results of the combined company following the closing of the merger.

Litigation relating to the merger, if any, could result in an injunction preventing the closing of the merger and/or substantial costs to Olin and Huntsman.

Securities and fiduciary lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements like the merger agreement. Even if such lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Olin’s and Huntsman’s respective liquidity and financial conditions. Lawsuits that may be brought against Olin, Huntsman or their respective directors and officers could also seek, among other things, injunctive relief or other equitable relief, including a request to rescind parts of the merger agreement already implemented and to otherwise enjoin the parties from consummating the merger. One of the conditions to the consummation of the merger is the absence of any law or judgment from a governmental authority that enjoins or otherwise prohibits the closing of the merger. Consequently, if a plaintiff is successful in obtaining an injunction prohibiting the closing of the merger, that injunction may delay or prevent the merger from being completed within the expected timeframe, or at all, which may adversely affect Olin’s and Huntsman’s respective businesses, financial conditions, cash flows or results of operations. In addition, either Olin or Huntsman may terminate the merger agreement if any legal restraint that enjoins or otherwise prohibits closing of the merger has become final and non-appealable; provided that if the imposition of such legal restraint is the proximate result of a breach of the merger agreement, then this termination right is not available to such breaching party. There can be no assurance that any of the defendants would be successful in the outcome of any potential future lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect Olin’s or Huntsman’s businesses, financial conditions, cash flows or results of operations.

Risks Relating to the Combined Company Following Consummation of the Merger

If the merger is completed, the combined company may not perform as Olin, Huntsman or the market expects and may fail to realize the projected benefits and cost savings of the merger, which could adversely affect the value of the Olin common stock held by Olin shareholders immediately prior to the merger or received by Huntsman stockholders in connection with the merger.

The success of the combined company will depend, in part, on the ability of the combined company to realize the anticipated benefits and cost savings from combining Olin’s and Huntsman’s respective businesses, including operational and other synergies that Olin and Huntsman believe the combined company will be able to achieve. The anticipated benefits and cost savings of the merger may not be realized fully or at all, may take longer to realize than expected or could have other adverse effects that Olin and Huntsman do not currently foresee. Risks that may be associated with the combined company include, among others, the risks related to market fluctuations, failure of integration, unforeseen liabilities, employee and customer retention and increased indebtedness described in this section.

The market price of the combined company’s common stock will continue to fluctuate after the merger.

Upon the closing of the merger, Huntsman stockholders who receive merger consideration will become holders of shares of common stock of the combined company (which we refer to as “combined company common stock”). The market price of combined company common stock may fluctuate significantly following the closing of the merger and holders of combined company common stock could lose some or all of the value of their investment. In addition, the stock market has experienced significant price and volume fluctuations in recent times which, if they continue to occur, could have a material adverse effect on the market for, or liquidity of, combined company common stock, regardless of the combined company’s actual operating performance.

The market price of combined company common stock after the closing of the merger may be affected by factors different from those that historically have affected or currently affect Olin common stock or Huntsman common stock.

Upon the closing of the merger, Huntsman stockholders who receive the merger consideration will become holders of Olin common stock. The combined company’s financial position after the closing of the merger may differ from Olin’s financial position before the closing of the merger, and the results of operations or cash flows of the combined company after the closing of the merger may be affected by factors different from those currently affecting the financial position or results of operations or cash flows of Olin and Huntsman, respectively. Accordingly, the market price and performance of the combined company common stock after the closing of the merger likely will be different from the performance of Olin common stock or Huntsman common stock in the absence of the merger. In addition, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, the combined company common stock, regardless of its actual operating performance. For a discussion of the businesses of Olin and Huntsman and of some important factors to consider in connection with those businesses, see “Risk Factors—Risks Relating to Olin’s Business” and “Risk Factors—Risks Relating to Huntsman’s Business” below.

The failure to integrate the businesses and operations of Olin and Huntsman successfully in the expected time frame may adversely affect the future results of the combined company.

Olin and Huntsman have operated and, until the closing of the merger, will continue to operate independently. Following the closing of the merger, their respective businesses may not be integrated successfully. It is possible that the integration process could result in the loss of key Olin employees or key Huntsman employees, the loss of customers, suppliers, service providers, vendors or other business counterparties, the disruption of either company’s or both companies’ ongoing businesses, inconsistencies in standards, controls, procedures and policies, potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with and following the closing of the merger or higher-than-expected integration costs and an overall post-closing integration process that takes longer than originally anticipated. Specifically, the following challenges, among others, must be addressed in integrating the operations of Olin and Huntsman in order to realize the anticipated benefits of the merger:

•	combining the companies’ operations and corporate functions and the resulting difficulties associated with managing a larger, more diversified business;

•	combining the businesses of Olin and Huntsman in a manner that permits the combined company to achieve the cost savings and operating synergies anticipated to result from the merger;

•	avoiding delays in connection with the merger or the integration process;

•	integrating personnel from the two companies and minimizing the loss of key employees;

•	identifying and eliminating redundant functions and assets;

•	harmonizing the companies’ operating practices, employee development, benefits and compensation programs, internal controls, compliance and other policies, procedures and processes;

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maintaining existing agreements with customers, suppliers, vendors and other business counterparties and avoiding delays in entering into new agreements with prospective customers, suppliers, vendors and other business counterparties;

•	coordinating geographically separate organizations;

•	addressing possible differences in business backgrounds, corporate cultures and management philosophies; and

•	consolidating the companies’ operating, administrative and information technology infrastructure and financial systems.

Many of these factors will be outside of the control of Olin and Huntsman, and any one of them could result in delays, increased costs, decreases in the amount of expected revenues and other adverse impacts, which could materially affect the combined company’s financial position, results of operations and cash flows. If the combined company is unable to achieve the anticipated benefits of the merger within the anticipated time frame, or at all, the anticipated benefits, including synergies, cost savings, innovation opportunities and operational efficiencies, may not be realized fully or at all, or may take longer to realize than expected, and the value of the combined company’s common stock may decline.

In addition, at times, the attention of certain members of either company’s or both companies’ management and other resources may be focused on the closing of the merger and the integration of the two businesses and as such diverted from day-to-day business operations or other opportunities that may be beneficial to either company, which may disrupt either company’s ongoing operations and the operations of the combined company.

The merger may result in a loss of customers, distributors, service providers, suppliers, vendors, joint venture participants and other business counterparties and may result in the termination of existing contracts.

Following the merger, some of the customers, distributors, service providers, suppliers, vendors, joint venture participants and other business counterparties of Olin or Huntsman may terminate or scale back their current or prospective business relationships with the combined company. In addition, Olin and Huntsman have contracts with customers, distributors, service providers, suppliers, vendors, joint venture participants and other business counterparties that may require Olin or Huntsman to obtain consents from these other parties in connection with the merger, which may not be obtained on favorable terms or at all. If relationships with customers, distributors, service providers, suppliers, vendors, joint venture participants or other business counterparties are adversely affected by the merger, or if the combined company loses the benefits of the contracts of Olin or Huntsman, the business, financial condition, cash flows or results of operations of the combined company could be materially and adversely affected.

The indebtedness of the combined company following consummation of the merger will be substantially greater than Olin’s indebtedness on a standalone basis or Huntsman’s indebtedness on a standalone basis, in each case, existing prior to the consummation of the merger. The indebtedness of the combined company could adversely affect its business flexibility.

As of March 31, 2026, Olin had approximately $3.0 billion of outstanding indebtedness, consisting primarily of amounts outstanding under Olin’s outstanding senior notes (which we refer to as the “Olin notes”), its revolving credit and term loan facilities and accounts receivable program. As of March 31, 2026, Huntsman had approximately $2.1 billion of outstanding indebtedness, consisting primarily of amounts outstanding under the Huntsman notes, the Huntsman revolving credit facility and the Huntsman A/R programs (each, as defined below). For more information, see “The Merger—Treatment of Huntsman Indebtedness” beginning on page 150 of this joint proxy statement/prospectus.

The combined company’s substantial indebtedness may reduce its flexibility to respond to changing business and economic conditions, and could have adverse effects on its financial condition, cash flows or results of operations, including by:

•	imposing additional cash requirements on the combined company in order to support interest payments, which would reduce the amount available to fund its operations and other business activities;

•	increasing the combined company’s borrowing costs and the risk of default on debt obligations of the combined company;

•	increasing the vulnerability of the combined company to adverse changes in general economic and industry conditions, economic downturns and adverse developments in its business;

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limiting the ability of the combined company to sell assets, engage in strategic transactions, declare and pay dividends or obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes;

•	limiting the flexibility of the combined company in planning for or reacting to changes in its business and the industry in which it operates;

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increasing the exposure of the combined company to a rise in interest rates, which would generate greater interest expense to the extent the combined company does not have applicable interest rate fluctuation hedges; and

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reducing funds available to engage in investments in product development, capital expenditures, dividend payments, share repurchases and other activities, thereby creating competitive disadvantages for the combined company relative to other companies with lower debt levels.

In the event the merger is consummated through the subsidiary merger, the combined company may be required to make an offer to purchase certain series of Huntsman notes and to obtain financing to fund such purchases. The combined company may not be able to finance any such change of control offer, and such financing or any other financing the combined company may undertake to refinance Huntsman’s indebtedness could increase the combined company’s borrowing costs.

Olin and Huntsman are reviewing the treatment of Huntsman’s existing indebtedness and Olin may, but is not obligated to, refinance, repurchase, redeem, exchange or otherwise terminate all or a portion of the Huntsman notes in connection with or following the consummation of the merger. Olin and/or Huntsman may also conduct one or more exchange offers, offers to purchase and/or consent solicitations in relation to the Huntsman notes, but no decisions with respect thereto have been made as of the date of this joint proxy statement/prospectus.

In the event the merger is consummated through the subsidiary merger and Huntsman’s 2029 Notes and 2031 Notes (each as defined below) are rated below investment grade by at least two of the three credit rating agencies on the 60th day following the closing of the merger, the terms of the 2029 Notes and 2031 Notes will require Huntsman International LLC to commence a change of control offer to repurchase the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of the purchase. The combined company will have substantial indebtedness, and there can be no assurance that the rating agencies will upgrade the credit ratings of such Huntsman notes in connection with the merger. As a result, if the merger is consummated through a subsidiary merger, the combined company may need to obtain financing to fund the repurchase of these change of control offers. Furthermore, the subsidiary merger will constitute a change of control, and therefore an event of default or termination event, as applicable, under each of the Huntsman revolving credit facility and the Huntsman A/R programs. Consequently, Olin and Huntsman intend to terminate and repay any amounts outstanding under the Huntsman revolving credit facility and the Huntsman A/R programs in connection with consummation of the merger, and may need to obtain additional financing in connection therewith.

The combined company’s ability to arrange additional financing or refinancing of this existing debt will depend on, among other factors, its financial condition and performance, as well as prevailing market conditions and other factors beyond its control. There can be no assurance that the combined company will be able to obtain additional financing or refinance existing debt on favorable terms or at all, including in connection with any change of control offer.

For more information, see “The Merger—Treatment of Huntsman Indebtedness” beginning on page 150 of this joint proxy statement/prospectus.

Declaration, payment and amounts of dividends, if any, distributed to the combined company shareholders will be uncertain.

Although each of Olin and Huntsman has paid cash dividends on its respective shares of common stock in the past, the combined company board may determine not to declare dividends in the future or may reduce the amount of dividends paid in the future. Decisions on whether, when and in which amounts to declare and pay any future dividends will remain in the discretion of the full combined company board (as constituted following the merger). Any dividend payment amounts will be determined by the combined company board on a quarterly basis, and it is possible that the combined company board may increase or decrease the amount of dividends paid in the future, or determine not to declare dividends in the future, at any time and for any reason. Olin and Huntsman expect that any such decisions will depend on the combined company’s financial condition, results of operations, cash balances, cash requirements, future prospects, the outlook for commodity prices and other considerations that the combined company board deems relevant, including, but not limited to: whether the combined company has enough cash to pay such dividends due to its cash requirements, capital spending plans, cash flows or financial position; the combined company’s desire to maintain or improve the credit ratings on its debt; and applicable restrictions under Virginia law. Olin shareholders and Huntsman stockholders should be aware that they have no contractual or other legal right to dividends that have not been declared. For additional information, see “Comparative Per Share Market Price and Dividend Information” beginning on page 36 of this joint proxy statement/prospectus.

The combined company may record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.

In accordance with ASC 805, (as defined below) the merger will be accounted for as an acquisition by Olin pursuant to the acquisition method of accounting for business combinations. Under the acquisition method of accounting, Olin will record the net tangible and identifiable intangible assets and liabilities of Huntsman and its subsidiaries as of the closing of the merger, at their respective fair values. The reported financial condition and results of operations of the combined company for periods after the closing of the merger will reflect Huntsman balances and results after the closing of the merger but will not be restated retroactively to reflect the historical financial position or results of operations of Huntsman and its subsidiaries for periods prior to the merger. For additional information, see “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 188 of this joint proxy statement/prospectus.

Under the acquisition method of accounting, the total purchase price will be allocated to Huntsman’s tangible assets and liabilities and identifiable intangible assets based on their fair values as of the date of the closing of the merger, with any excess purchase price allocated to goodwill. To the extent the value of goodwill or intangibles, if any, becomes impaired in the future, the combined company may be required to recognize material non-cash charges relating to such impairment. The combined company’s operating results may be significantly impacted from both the impairment and the underlying trends in the business that triggered the impairment.

Shares of Olin common stock received by Huntsman stockholders as a result of the merger will have different rights from shares of Huntsman common stock.

Upon the closing of the merger, Huntsman stockholders will no longer be stockholders of Huntsman, and Huntsman stockholders who receive merger consideration will become holders of the combined company common stock. There will be important differences between the current rights of Huntsman stockholders and the rights to which such stockholders will be entitled as shareholders of the combined company. For a discussion of the different rights associated with shares of Olin common stock, see “Comparison of Shareholders’ / Stockholders’ Rights” beginning on page 206 of this joint proxy statement/prospectus.

The market price of combined company common stock may decline in the future as a result of the sale of shares of combined company common stock held by former Huntsman stockholders or current Olin shareholders.

Based on the number of shares of Huntsman common stock outstanding as of July 9, 2026, Olin anticipates issuing up to approximately 96,038,864 shares of Olin common stock pursuant to the merger agreement. Following their receipt of shares of Olin common stock as merger consideration in the merger, former Huntsman stockholders may seek to sell the shares of combined company common stock delivered to them, and the merger agreement contains no restriction on the ability of former Huntsman stockholders to sell such shares following the closing of the merger. Other Olin shareholders may also seek to sell shares of combined company common stock held by them following the closing of the merger. These sales (or the perception that these sales may occur), coupled with the increase in the outstanding number of shares of Olin common stock, may affect the market for, and the market price of, combined company common stock in an adverse manner.

Risks Relating to Olin’s Business

In addition to the risk factors described above relating to the combined company, you should read and consider risk factors specific to Olin’s business that will also affect the combined company. These risks are described in Part I, Item 1A of Olin’s Annual Report on Form 10-K for the year ended December 31, 2025 and in other documents that are incorporated by reference herein. For the location of information incorporated by reference in this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 225 of this joint proxy statement/prospectus.

Risks Relating to Huntsman’s Business

In addition to the risk factors described above relating to the combined company, you should read and consider risk factors specific to Huntsman’s businesses that will also affect the combined company. These risks are described in Part I, Item 1A of Huntsman’s Annual Report on Form 10-K for the year ended December 31, 2025 and in other documents that are incorporated by reference herein. For the location of information incorporated by reference in this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 225 of this joint proxy statement/prospectus.

Risks Relating to Tax Matters

You should read the discussion under the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” for a further discussion of U.S. federal income tax considerations relating to the merger.

The parties intend that the merger qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming, as the parties intend, that the merger is treated as a reorganization for U.S. federal income tax purposes, a U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences of the Merger”) generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their Huntsman common stock for Olin common stock in the direct merger or the first subsidiary merger, as applicable, except for any gain or loss that may result from the receipt of cash instead of a fractional share of Olin common stock as described in “Material U.S. Federal Income Tax Consequences of the Merger.”

Notwithstanding the above, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, that the merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code. If the merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, a U.S. holder of Huntsman common stock generally would recognize gain or loss for U.S. federal income tax purposes upon the exchange of Huntsman common stock for Olin common stock in the direct merger or the first subsidiary merger, as applicable.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain matters contained in this joint proxy statement/prospectus contain “forward-looking statements.” These statements relate to analyses and other information that are based on management’s current beliefs, certain assumptions and forecasts made by management, and current expectations, estimates and projections. Such forward-looking statements include statements regarding the merger, the future results of the combined company and the benefits anticipated to be realized from the merger, the impact of the merger on the combined company’s business, projections as to the amount and timing of synergies and the closing date for the merger and other uncertainties and contingencies in connection with the foregoing. The statements contained in this joint proxy statement/prospectus that are not statements of historical facts may include “forward looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “outlook,” “project,” “estimate,” “forecast,” “optimistic,” “target” and variations of such words and similar expressions in this joint proxy statement/prospectus to identify such forward-looking statements.

The assumptions used as a basis for the forward-looking statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from these forward-looking statements. Risks and uncertainties include, but are not limited to: (i) the risk that the merger may not achieve some or all of the anticipated benefits and that the merger may not be completed in a timely manner or at all; (ii) the failure to receive, on a timely basis or otherwise, the required approvals of the merger by Olin shareholders or Huntsman stockholders; (iii) the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (iv) the possibility that competing offers or acquisition proposals may be made; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (vi) the effect of the announcement or pendency of the merger on Olin’s or Huntsman’s ability to attract, motivate or retain key executives and associates, their ability to maintain relationships with customers, vendors, service providers and others with whom they do business, or their operating results and business generally; (vii) risks related to the merger diverting management’s attention from Olin’s and Huntsman’s ongoing business operations; (viii) the risk of shareholder litigation in connection with the merger, including resulting expense or delay; (ix) business, industry and operational risks applicable to Olin and/or Huntsman, including (a) sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by Olin and/or Huntsman; (b) declines in average selling prices for Olin’s and/or Huntsman’s products and the supply/demand balance for Olin’s and/or Huntsman’s products, including the impact of excess industry capacity; (c) unsuccessful execution of Olin’s and/or Huntsman’s operating models; (d) failure to control costs and inflation impacts or failure to achieve targeted cost reductions; (e) availability of and/or higher-than-expected costs of raw material, energy, transportation, and/or logistics; (f) Olin’s and/or Huntsman’s reliance on a limited number of suppliers for specified feedstock and services and their reliance on third-party transportation; (g) the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards; (h) exposure to physical risks associated with climate-related events or increased severity and frequency of severe weather events; (i) the failure or an interruption, including cyber-attacks, of Olin’s and/or Huntsman’s information technology systems, including risks from the rapid evolution and increased adoption of artificial intelligence technologies that may intensify cybersecurity risks and enable new or augment existing attack techniques and the potential for intellectual property infringement or unintentional disclosure of proprietary or confidential information through artificial intelligence tools; (j) risks associated with Olin’s and/or Huntsman’s international sales and operations, including economic, political or regulatory changes; (k) weak industry conditions affecting Olin’s and/or Huntsman’s ability to comply with the financial maintenance covenants in its debt agreements; (l) Olin’s and/or Huntsman’s indebtedness and debt service obligations; (m) failure to identify, attract, develop, retain and motivate qualified employees throughout the respective organizations and ability to manage executive officer and other key senior management transitions; (n) adverse conditions in the credit and capital markets, limiting or preventing Olin’s and/or Huntsman’s ability to borrow or raise capital; (o) Olin’s and/or Huntsman’s inability to complete future acquisitions or joint venture transactions or successfully integrate them into the business; (p) the effects of any declines in global equity markets on asset values and any declines in interest rates or other significant assumptions used to value the liabilities in, and funding of, Olin’s and/or Huntsman’s pension plans; (q) Olin’s and/or Huntsman’s long-range plan assumptions not being realized, causing a non-cash impairment charge of long-lived assets; (r) exposure to risks associated with the creditworthiness of Olin’s and/or Huntsman’s key suppliers, customers and business partners and reductions in demand for their customers’ products; (s) failure to develop new products, processes or applications, or failure to keep pace with evolving technological innovations in end-use markets; (t) inability to protect patents and trade secrets or enforce intellectual property rights, particularly in countries where effective intellectual property laws and judicial systems may be unavailable; (u) conflicts, military actions, terrorist attacks, political events, public health crises and general instability, along with increased security regulations, that could adversely affect Olin and/or Huntsman’s business; and (v) legal, environmental and regulatory risks, including (a) changes in, or failure to comply with, legislation or government regulations or policies, including changes regarding Olin’s and/or Huntsman’s ability to manufacture or use certain products and changes within the international markets in which Olin and/or Huntsman operate; (b) new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities; (c) unexpected outcomes from legal or regulatory claims and proceedings; (d) costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings; (e) various risks associated with Olin’s Lake City U.S. Army Ammunition Plant contract and performance under other governmental contracts; and (f) compliance with data privacy regulations, including the General Data Protection Regulation (GDPR) and other applicable data privacy laws, which could result in substantial fines, penalties and legal liability.

All of Olin’s and Huntsman’s forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to Olin or Huntsman or that Olin or Huntsman consider immaterial could affect the accuracy of the forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions, which are difficult to predict and many of which are beyond the control of Olin and/or Huntsman. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. A further list and descriptions of these risks, uncertainties, and other factors can be found in Olin’s filings with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and other filings, available at the website maintained by the SEC at http://www.sec.gov, https://olin.com or on request from Olin and in Huntsman’s filings with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and other filings, available at the website maintained by the SEC at http://www.sec.gov, https://www.huntsman.com or on request from Huntsman. Any forward-looking statement made in this joint proxy statement/prospectus speaks only as of the date hereof. Neither Olin nor Huntsman undertake any obligation to update publicly any forward-looking statements, or any other information in this joint proxy statement/prospectus whether as a result of future events, new information or otherwise, or to correct any inaccuracies or omissions in them which become apparent. All forward-looking statements in this joint proxy statement/prospectus are qualified in their entirety by this cautionary statement.

INFORMATION ABOUT THE COMPANIES

Olin Corporation

190 Carondelet Plaza, Suite 1530

Clayton, Missouri 63105

Phone: (314) 480-1400

Olin is a leading vertically integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. Olin’s operations are concentrated in three business segments: Chlor Alkali Products and Vinyls, Epoxy and Winchester, all of which are capital-intensive manufacturing businesses. For the fiscal year ended December 31, 2025, Olin had sales of $6,780.8 million. Olin’s 2025 operating income was $5.3 million and net income (loss) was $(100.5) million. Olin common stock is listed on NYSE, trading under the symbol “OLN.”

For additional information about Olin and its subsidiaries, see the documents incorporated by reference in this joint proxy statement/prospectus in the section entitled “Where You Can Find More Information” beginning on page 225 of this joint proxy statement/prospectus.

Huntsman Corporation

10003 Woodloch Forest Drive

The Woodlands, Texas 77380

Phone: (281) 719-6000

Huntsman is a global manufacturer of diversified organic chemical products. Huntsman operates in three segments: Polyurethanes, Performance Products and Advanced Materials. Huntsman products comprise many different chemicals and chemical formulations, which Huntsman markets globally to a wide range of consumers that consist primarily of industrial and building product manufacturers. Huntsman’s products are used in a broad range of applications, including those in the adhesives, aerospace, automotive, coatings and construction, construction products, durable and non-durable consumer products, electronics, insulation, power generation and refining. Many of Huntsman’s products offer effects such as premium insulation in homes and buildings and the lightweighting of airplanes and automobiles that help conserve energy. Huntsman is a leading global producer in many of its key product lines, including MDI, amines, maleic anhydride and epoxy-based polymer formulations. Huntsman’s revenues for the year ended December 31, 2025 were $5,683 million. Huntsman’s 2025 operating (loss) income was $(131) million and net (loss) income was $(284) million.

Huntsman, a Delaware corporation, was formed in 2004 to hold the Huntsman businesses, which were founded by Jon M. Huntsman. Mr. Huntsman founded the predecessor to Huntsman in 1970 as a small packaging materials company. Since then, Huntsman has transformed through a series of acquisitions and divestitures and now owns a global portfolio of businesses with a primary focus on improving energy efficiency. Huntsman operates all of its businesses through Huntsman International LLC, its wholly owned subsidiary. Huntsman International LLC is a Delaware limited liability company and was formed in 1999. Huntsman common stock is listed on the New York Stock Exchange under the ticker symbol “HUN.”

For additional information about Huntsman and its subsidiaries, see the documents incorporated by reference in this joint proxy statement/prospectus in the section entitled “Where You Can Find More Information” beginning on page 225 of this joint proxy statement/prospectus.

Olympus Merger Sub, Inc.

c/o Olin Corporation

190 Carondelet Plaza, Suite 1530

Clayton, Missouri 63105

First Merger Sub is a direct, wholly owned subsidiary of Olin. To the extent that the merger is implemented through the subsidiary merger, upon the completion of the first subsidiary merger, First Merger Sub will cease to exist. First Merger Sub was incorporated in Delaware on June 11, 2026 for the sole purpose of effecting the subsidiary merger.

Hook Merger Sub LLC

c/o Olin Corporation

190 Carondelet Plaza, Suite 1530

Clayton, Missouri 63105

Second Merger Sub is a direct, wholly owned subsidiary of Olin. To the extent that the merger is implemented through the subsidiary merger, upon the completion of the second subsidiary merger, Second Merger Sub will survive as a direct, wholly owned subsidiary of Olin. Second Merger Sub was formed in Delaware on June 11, 2026 for the sole purpose of effecting the subsidiary merger.

SPECIAL MEETING OF OLIN SHAREHOLDERS

Date, Time and Place

The Olin special meeting will be held virtually via live webcast on August 25, 2026, at 8:00 a.m., Central Time. Because the Olin special meeting is completely virtual and being conducted via live webcast, Olin shareholders will not be able to attend the Olin special meeting in person. To enter the Olin special meeting, shareholders, or their proxyholder, may participate, vote, and ask questions at the Olin special meeting by visiting https://register.proxypush.com/OLN and using their 11-digit control number found on their proxy card or instruction form. Olin intends to mail this joint proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote (in person virtually or by proxy) at the Olin special meeting on or about July 13, 2026.

Purpose of the Olin Special Meeting

The purpose of the Olin special meeting is to consider and vote on the following proposals:

•

a proposal to approve the merger agreement and the related plan of merger providing for the direct merger, including the issuance of shares of Olin common stock in connection with the direct merger, which we refer to as the “Olin direct merger proposal”;

•	a proposal to approve the issuance of shares of Olin common stock in connection with the subsidiary merger, which we refer to as the “Olin subsidiary merger proposal”;

•

a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Olin’s named executive officers that is based on or otherwise relates to the direct merger, which we refer to as the “Olin advisory compensation proposal”; and

•

a proposal to approve one or more adjournments of the Olin special meeting to a later date or time, if necessary or appropriate, including adjournments to permit the solicitation of additional votes or proxies, if there are not sufficient votes cast at the Olin special meeting to approve the Olin direct merger proposal or the Olin subsidiary merger proposal, which we refer to as the “Olin adjournment proposal.”

Olin will transact no other business at the Olin special meeting.

Recommendation of the Olin Board of Directors

The Olin board unanimously recommends that Olin shareholders vote:

•	“FOR” the Olin direct merger proposal;

•	“FOR” the Olin subsidiary merger proposal;

•	“FOR” the Olin advisory compensation proposal; and

•	“FOR” the Olin adjournment proposal.

For additional information on the recommendation of the Olin board, see the section entitled “The Merger—Recommendation of the Olin Board of Directors and Reasons for the Merger.”

Record Date and Outstanding Shares of Olin Common Stock

Only holders of record of issued and outstanding shares of Olin common stock as of the close of business on July 9, 2026, the record date for the Olin special meeting, are entitled to notice of, and to vote at, the Olin special meeting, whether via the Olin special meeting website or by proxy, or any adjournment or postponement of the Olin special meeting.

As of the close of business on the record date, there were 113,982,490 shares of Olin common stock issued and outstanding and entitled to vote at the Olin special meeting. Olin shareholders may cast one vote for each share of Olin common stock held by them as of the close of business on the record date.

Quorum; Abstentions, Failure to Vote and Broker Non-Votes

A quorum of Olin shareholders is necessary for Olin to conduct business with respect to a proposal. Under the Olin bylaws, the presence at the Olin special meeting, whether via the Olin special meeting website or by proxy, of shares representing a majority of the outstanding shares of Olin common stock entitled to vote on each of the Olin direct merger proposal, the Olin subsidiary merger proposal, the Olin advisory compensation proposal and the Olin adjournment proposal will be necessary to establish a quorum. If you submit a properly executed proxy card, even if you vote “AGAINST” the proposal or vote to “ABSTAIN” in respect of the proposal, your shares of Olin common stock will be counted for purposes of calculating whether a quorum is present.

If you are a shareholder of record and you do not provide your proxy by signing and returning your proxy card or via the internet, by telephone or vote at the Olin special meeting via the Olin special meeting website, your shares will not be voted with respect to a proposal at the Olin special meeting, will not be counted as present via the Olin special meeting website or by proxy with respect to a proposal at the Olin special meeting and will not be counted as present for purposes of determining whether a quorum exists.

If your properly executed proxy does not contain voting instructions, the persons named as proxies will vote your shares in accordance with the voting recommendations of the Olin board.

A “broker non-vote” occurs with respect to a particular proposal when a broker, bank or other nominee of record that holds shares for a beneficial owner (a) does not receive any voting instructions from the beneficial owner with respect to such shares, (b) does not have discretionary authority to vote on that particular proposal and (c) does have discretionary authority to vote on, and returns a valid proxy with respect to, another proposal presented on the same proxy.

Under applicable stock exchange rules, brokers, banks and other nominees do not have discretionary authority to vote on the Olin direct merger proposal, the Olin subsidiary merger proposal, the Olin advisory compensation proposal or the Olin adjournment proposal and will not be able to vote on the Olin direct merger proposal, the Olin subsidiary merger proposal, the Olin advisory compensation proposal or the Olin adjournment proposal absent instructions from the beneficial owner. Accordingly, the failure of a beneficial owner to provide voting instructions to its broker, bank, or other nominee will result in a broker non-vote, which will not be considered present and entitled to vote on the Olin subsidiary merger proposal, the Olin advisory compensation proposal or the Olin adjournment proposal or for the purpose of determining the presence of a quorum with respect to the vote thereon, and will have the same effect as a vote “AGAINST” the Olin direct merger proposal.

Required Vote

The votes required for each Olin proposal are as follows:

•

The Olin direct merger proposal. The Olin direct merger proposal requires approval by the affirmative vote of holders of more than two-thirds of the outstanding shares of Olin common stock entitled to be cast on the proposal at the Olin special meeting. Abstentions, failures to vote and broker non-votes (if any) will have the same effect as a vote “AGAINST” the Olin direct merger proposal.

•

The Olin subsidiary merger proposal. The Olin subsidiary merger proposal requires approval by a majority of the votes cast at the Olin special meeting, assuming a quorum is present. Abstentions, failures to vote and broker non-votes (if any) will have no effect on the outcome of the vote on the Olin subsidiary merger proposal.

•

The Olin advisory compensation proposal. The Olin advisory compensation proposal requires approval by a majority of the votes cast at the Olin special meeting, assuming a quorum is present. Abstentions, failures to vote and broker non-votes (if any) will have no effect on the outcome of the vote on the Olin advisory compensation proposal.

•

The Olin adjournment proposal. The Olin adjournment proposal requires approval by a majority of the votes cast at the Olin special meeting, assuming a quorum is present. Abstentions, failures to vote, and broker non-votes (if any) will have no effect on the outcome of the vote on the Olin adjournment proposal.

The Olin direct merger proposal, the Olin subsidiary merger proposal, the Olin advisory compensation proposal and the Olin adjournment proposal are described in the sections entitled “Olin Proposals—The Olin Direct Merger Proposal,” “Olin Proposals—The Olin Subsidiary Merger Proposal,” “Olin Proposals—The Olin Advisory Compensation Proposal” and “Olin Proposals—The Olin Adjournment Proposal,” respectively.

Methods of Voting

Olin shareholders, whether holding shares directly as shareholders of record or beneficially in “street name,” may vote by providing their proxies via the internet by going to the web address provided on the enclosed proxy card and following the instructions for internet voting, by phone using the toll-free phone number listed on the enclosed proxy card or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Olin shareholders of record may vote their shares via the Olin special meeting website at the Olin special meeting or by submitting their proxies:

•	by phone;

•	by the internet; or

•	by completing, signing and returning your proxy or voting instruction card via mail.

Olin shareholders who hold their shares in “street name” by a broker, bank or other nominee should refer to the voting instruction form or other information forwarded by their broker, bank or other nominee for instructions on how to vote their shares.

Voting by Proxy

Whether you hold your shares of Olin common stock directly as the shareholder of record or beneficially in “street name,” you may direct your vote by proxy without attending the Olin special meeting. You can vote by proxy by phone, the internet or mail by following the instructions provided in the enclosed proxy card. If your properly executed proxy does not contain voting instructions, the persons named as proxies will vote your shares in accordance with the voting recommendations of the Olin board. We recommend that you promptly submit your vote by proxy even if you currently plan to attend the Olin special meeting. Voting in advance by proxy does not preclude your opportunity to attend the special meeting and vote again via the special meeting website.

Voting via the Olin Special Meeting Website

Shares held directly in your name as shareholder of record may be voted at the Olin special meeting via the Olin special meeting website. If you choose to attend the Olin special meeting online and vote your shares via the Olin special meeting website, you will need the control number included on your proxy card. Even if you plan to attend the Olin special meeting, the Olin board recommends that you vote your shares in advance so that your vote will be counted if you later decide not to attend the Olin special meeting.

If you are a beneficial holder, you will need to obtain a control number from your broker, bank or other nominee holder of record giving you the right to vote the shares.

For more information, see the section entitled “—Attending the Olin Special Meeting Virtually” beginning on page 61 of this joint proxy statement/prospectus.

Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of Olin common stock, you may contact Innisfree M&A Incorporated, Olin’s proxy solicitor, toll-free at (877) 750-8332, or for brokers and banks, collect at (212) 750-5833.

Adjournments

In accordance with the Olin bylaws, if a quorum is not present at the Olin special meeting, the chair of the Olin special meeting or Olin shareholders holding a majority of the votes cast on the matter of adjournment, in person or by proxy, may adjourn the Olin special meeting from time to time until a quorum is obtained. If a quorum is present but there are not sufficient votes at the time of the Olin special meeting to approve the Olin direct merger proposal or the Olin subsidiary merger proposal, then Olin shareholders may be asked to vote on the Olin adjournment proposal and thereby adjourn the Olin special meeting to a later time and place.

At any subsequent reconvening of the Olin special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting, and all proxies will be voted in the same manner as they would have been voted at the original convening of the Olin special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

In addition, the merger agreement provides that Olin may, after consultation with Huntsman in good faith, adjourn, recess or postpone the Olin special meeting (a) if it is necessary to postpone or adjourn the Olin special meeting to ensure that any required supplement or amendment to the joint proxy statement/prospectus is provided to the shareholders of Olin within a reasonable amount of time in advance of the Olin special meeting, (b) if as of the time for which the Olin special meeting is originally scheduled there are insufficient shares of Olin common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Olin special meeting or (c) to solicit additional proxies for the purpose of obtaining approval for the Olin direct merger proposal or Olin subsidiary merger proposal (including at the request of Huntsman in connection with the foregoing). However, unless otherwise agreed to by Huntsman, the Olin special meeting will not be postponed or adjourned (x) by more than 10 days or (y) in the case of (b) above, by more than 15 days after the date on which the Olin special meeting was (or was required to be) originally scheduled (in each case excluding any adjournments or postponements required by law or judgment), and will not be adjourned or postponed to a date that is on or after the date that is three business days prior to June 15, 2027, or the extended outside date, if applicable.

Revocability of Proxies

If you are a shareholder of record of Olin, whether you vote by phone, the internet or mail, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:

•	submit a new proxy card bearing a later date;

•	vote again by phone or the internet at a later time;

•	give written notice before the meeting to the Office of the Secretary at Olin, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 USA; or

•

attend the Olin special meeting online and vote your shares. Please note that your attendance at the meeting via the Olin special meeting website will not alone serve to revoke your proxy; instead, you must vote your shares via the Olin special meeting website.

Proxy Solicitation Costs

The enclosed proxy card is being solicited by Olin and the Olin board. Olin bears all expenses incurred in connection with the solicitation of proxies. In addition to solicitation by mail, Olin’s directors, officers and employees may solicit proxies in person, by phone or by electronic means. These persons will not be specifically compensated for conducting such solicitation.

Olin has retained Innisfree to assist in the solicitation process. Olin has engaged Innisfree to solicit proxies for an estimated fee of $70,000, plus an additional success fee of $25,000 if Olin shareholders approve the Olin direct merger proposal or the Olin subsidiary merger proposal, as well as reasonable and customary documented expenses. Olin also has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Olin will ask brokers, banks and other nominees to forward the proxy solicitation materials to the beneficial owners of shares of Olin common stock held of record by such nominee holders. Olin will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

No Appraisal Rights

Under Virginia law, Olin shareholders are not entitled to appraisal rights in connection with the direct merger or the subsidiary merger.

Other Information

The matters to be considered at the Olin special meeting are of great importance to the Olin shareholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and submit your proxy by phone or the internet or complete, properly execute and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you submit your proxy by phone or the internet, you do not need to return the enclosed proxy card.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Olin special meeting, contact:

Innisfree M&A Incorporated

500 Fifth Avenue, 21st Floor, New York, New York 10110

Shareholders may call toll free: (877) 750-8332

Banks and Brokers may call collect: (212) 750-5833

Vote of Olin’s Directors and Executive Officers

As of July 9, 2026, Olin directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 487,218 shares of Olin common stock, or approximately 0.4% of the total outstanding shares of Olin common stock as of July 9, 2026.

Olin currently expects that all of its directors and executive officers will vote their shares “FOR” each of the Olin proposals.

Attending the Olin Special Meeting Virtually

You are entitled to attend the Olin special meeting only if you are a shareholder of record of Olin at the close of business on the record date or you held your shares of Olin common stock beneficially in the name of a broker, bank or other nominee as of the record date, or if you hold a valid proxy for the Olin special meeting.

The Olin special meeting will be hosted virtually via live webcast at https://register.proxypush.com/OLN. The meeting will begin promptly at 8:00 a.m., Central Time, and online access will open 30 minutes prior to allow time to login.

To participate in the meeting, Olin shareholders must go to https://register.proxypush.com/OLN with the control number provided on their proxy card or voting instruction form and register by following the instructions. Upon completing registration, an Olin shareholder will receive further instructions via email, including a unique link that will allow that shareholder access to the meeting.

This Proxy Statement is available for viewing, printing and downloading at https://www.proxydocs.com/OLN. Copies of the proxy materials will be mailed to all Olin shareholders of record entitled to notice of, and to vote at, the Olin Special Meeting.

Results of the Olin Special Meeting

The preliminary voting results are expected to be announced at the Olin special meeting. In addition, within four business days following the Olin special meeting, Olin intends to file the final voting results with the SEC on a Current Report on Form 8-K. If the final voting results have not been certified within that four business day period, Olin will report the preliminary voting results on a Current Report on Form 8-K at that time and will file an amendment to the Current Report on Form 8-K to report the final voting results within four business days of the date that the final results are certified.

OLIN SHAREHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE OLIN PROPOSALS.

OLIN PROPOSALS

The Olin Direct Merger Proposal

Overview

It is a condition to the consummation of the direct merger that Olin shareholders approve the merger agreement and the related plan of merger providing for the direct merger, including the issuance of shares of Olin common stock in connection with the direct merger. If the direct merger is completed, each Huntsman stockholder will receive, for each eligible share of Huntsman common stock that is issued and outstanding as of immediately prior to the effective time of the direct merger, 0.5476 shares of Olin common stock, as further described in the sections entitled “The Merger—Merger Consideration to Huntsman Stockholders” and “The Merger Agreement—Consideration.” In the event the Olin direct merger proposal is not approved by Olin shareholders, the direct merger will not be completed. Approval of the Olin direct merger proposal will constitute the required approval of the issuance of Olin common stock required by NYSE rules.

Under NYSE rules, a company is required to obtain shareholder approval prior to the issuance of shares of common stock if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the shares of common stock. If the direct merger is completed pursuant to the merger agreement, Olin expects to issue up to approximately 96,038,864 shares of Olin common stock in connection with the direct merger based on the number of shares of Huntsman common stock outstanding as of July 9, 2026. Accordingly, the aggregate number of shares of Olin common stock that Olin will issue in the direct merger will exceed 20% of the shares of Olin common stock outstanding before such issuance, and for this reason, Olin is seeking the approval of Olin shareholders for the issuance of shares of Olin common stock with respect to the direct merger. In the event the Olin direct merger proposal is not approved by Olin shareholders, the direct merger will not be completed.

In the event the Olin direct merger proposal is approved by Olin shareholders, but the merger agreement is terminated without the direct merger being completed prior to the issuance of shares of Olin common stock pursuant to the merger agreement, Olin will not issue any shares of Olin common stock as a result of the approval of the Olin direct merger proposal.

Vote Required for Approval

The Olin direct merger proposal requires approval by the affirmative vote of holders of more than two-thirds of the outstanding shares of Olin common stock entitled to be cast on the Olin direct merger proposal at the Olin special meeting. Abstentions, failures to vote and broker non-votes (if any) will have the same effect as a vote “AGAINST” the Olin direct merger proposal.

Recommendation of the Olin Board

The Olin board unanimously recommends that Olin shareholders vote “FOR” the Olin direct merger proposal.

The Olin Subsidiary Merger Proposal

Overview

It is a condition to the consummation of the subsidiary merger that Olin shareholders approve the issuance of shares of Olin common stock in the subsidiary merger. If the subsidiary merger is completed, each Huntsman stockholder will receive, for each eligible share of Huntsman common stock that is issued and outstanding as of immediately prior to the effective time of the subsidiary merger, 0.5476 shares of Olin common stock, as further described in the sections entitled “The Merger—Merger Consideration to Huntsman Stockholders” and “The

Merger Agreement—Consideration.” In the event both the Olin direct merger proposal and the Olin subsidiary merger proposal are not approved by Olin shareholders, the merger will not be completed. Approval of the Olin subsidiary merger proposal will constitute the required approval of the issuance of Olin common stock required by NYSE rules.

Under NYSE rules, a company is required to obtain stockholder approval prior to the issuance of shares of common stock if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the shares of common stock. If the subsidiary merger is completed pursuant to the merger agreement, Olin expects to issue up to approximately 96,038,864 shares of Olin common stock in connection with the subsidiary merger based on the number of shares of Huntsman common stock outstanding as of July 9, 2026. Accordingly, the aggregate number of shares of Olin common stock that Olin will issue in the subsidiary merger will exceed 20% of the shares of Olin common stock outstanding before such issuance, and for this reason, Olin is seeking the approval of Olin shareholders for the issuance of shares of Olin common stock with respect to the subsidiary merger. In the event the Olin subsidiary merger proposal is not approved by Olin shareholders, the subsidiary merger will not be completed.

In the event the Olin subsidiary merger proposal is approved by Olin shareholders, but the merger agreement is terminated without the subsidiary merger being completed prior to the issuance of shares of Olin common stock pursuant to the merger agreement, Olin will not issue any shares of Olin common stock as a result of the approval of the Olin subsidiary merger proposal.

Vote Required for Approval

The Olin subsidiary merger proposal requires approval by a majority of the votes cast at the Olin special meeting, assuming a quorum is present. Abstentions, failures to vote and broker non-votes (if any) will have no effect on the outcome of the vote on the Olin subsidiary merger proposal.

Recommendation of the Olin Board

The Olin board unanimously recommends that Olin shareholders vote “FOR” the Olin subsidiary merger proposal.

The Olin Advisory Compensation Proposal

Overview

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, Olin is required to provide its shareholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Olin’s named executive officers that is based on or otherwise relates to the direct merger, as described in the section entitled “The Merger—Interests of Olin Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to Olin’s Named Executive Officers—Golden Parachute Compensation.” Accordingly, Olin shareholders are being provided the opportunity to cast a non-binding, advisory vote on such payments.

As a non-binding, advisory vote, the Olin advisory compensation proposal is not binding upon Olin or the Olin board, and approval of the Olin advisory compensation proposal is not a condition to the consummation of the merger and is a vote separate and apart from the Olin direct merger proposal. Accordingly, Olin shareholders may vote to approve the Olin direct merger proposal and vote not to approve the Olin advisory compensation proposal and vice-versa. Because the merger-related executive compensation to be paid in connection with the merger is based on the terms of the merger agreement as well as the contractual arrangements with Olin’s named executive officers, such compensation will be payable, regardless of the outcome of this non-binding, advisory vote, if the Olin direct merger proposal is approved (subject only to the contractual conditions set forth in the merger agreement and such contractual arrangements with Olin’s named executive officers). However, Olin seeks the support of its shareholders and believes that shareholder support is appropriate as its executive compensation programs are designed to incentivize executives to successfully execute a transaction such as that contemplated by the merger from its early stages until consummation. Accordingly, Olin shareholders are being asked to vote on the following resolution:

RESOLVED, that the shareholders of Olin approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of Olin that is based on or otherwise relates to the direct merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Interests of Olin Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to Olin’s Named Executive Officers—Golden Parachute Compensation.”

Vote Required for Approval

The Olin advisory compensation proposal requires approval by a majority of the votes cast at the Olin special meeting, assuming a quorum is present. Abstentions, failures to vote and broker non-votes (if any) will have no effect on the outcome of the vote on the Olin advisory compensation proposal.

Recommendation of the Olin Board

The Olin board unanimously recommends that Olin shareholders vote “FOR” the Olin advisory compensation proposal.

The Olin Adjournment Proposal

Overview

The Olin adjournment proposal, if adopted, will allow the Olin board to adjourn the Olin special meeting, if necessary, to a later date or dates at the determination of the Olin board, including to solicit additional proxies in favor of the Olin direct merger proposal or the Olin subsidiary merger proposal if there are not sufficient votes at the time of the Olin special meeting to approve the Olin direct merger proposal or the Olin subsidiary merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Olin shareholders.

Olin is asking its shareholders to authorize the holder of any proxy solicited by the Olin board to vote in favor of any adjournment to the Olin special meeting to solicit additional proxies if there are not sufficient votes to approve the Olin direct merger proposal or the Olin subsidiary merger proposal or to ensure that any supplement to this joint proxy statement/prospectus is timely provided to Olin shareholders.

Vote Required for Approval

The Olin adjournment proposal requires approval by a majority of the votes cast at the Olin special meeting, assuming a quorum is present. Abstentions, failures to vote and broker non-votes (if any) will have no effect on the outcome of the vote on the Olin adjournment proposal.

Recommendation of the Olin Board

The Olin board unanimously recommends that Olin shareholders vote “FOR” the Olin adjournment proposal.

SPECIAL MEETING OF HUNTSMAN STOCKHOLDERS

Date, Time and Place

The Huntsman special meeting will be held virtually on August 25, 2026, at 9:00 a.m., Central Time. Because the Huntsman special meeting is completely virtual and being conducted via live webcast, Huntsman stockholders will not be able to attend the meeting in person. Huntsman stockholders will be able to attend the Huntsman special meeting online and vote their shares electronically during the meeting by visiting https://www.virtualshareholdermeeting.com/HUN2026SM, which is the Huntsman special meeting website.

Purpose of the Huntsman Special Meeting

The purpose of the Huntsman special meeting is to consider and vote on:

•	the Huntsman merger proposal;

•	the Huntsman advisory compensation proposal; and

•	the Huntsman adjournment proposal.

Huntsman will transact no other business at the Huntsman special meeting.

Recommendation of the Huntsman Board of Directors

The Huntsman board unanimously recommends that Huntsman stockholders vote “FOR” the Huntsman merger proposal, “FOR” the Huntsman advisory compensation proposal; and “FOR” the Huntsman adjournment proposal.

For additional information on the recommendation of the Huntsman board, see the section entitled “The Merger—Recommendation of the Huntsman Board of Directors and Reasons for the Merger.”

Record Date and Outstanding Shares of Huntsman Common Stock

Only holders of record of issued and outstanding shares of Huntsman common stock as of the close of business on July 9, 2026, the record date for the Huntsman special meeting, are entitled to receive notice and to vote at the Huntsman special meeting or any postponement or adjournment of the Huntsman special meeting.

As of the close of business on the record date, there were 175,381,417 shares of Huntsman common stock issued and outstanding and entitled to vote at the Huntsman special meeting. Each share of Huntsman common stock is entitled to one vote.

We will make available a list of Huntsman stockholders of record as of the record date for inspection by stockholders for any purpose germane to the Huntsman special meeting from August 15, 2026 through August 24, 2026 at our headquarters located at 10003 Woodloch Forest Drive, The Woodlands, Texas 77380. If you wish to inspect the list, please submit your request, along with proof of ownership, by email to CorporateSecretary@huntsman.com. The list will also be available during the Huntsman special meeting.

Quorum; Abstentions and Broker Non-Votes

In order for business to be conducted at the Huntsman special meeting, a quorum must be present. A quorum at the Huntsman special meeting requires the presence in person or by proxy of the holders of record of a majority of voting power of the outstanding Huntsman common stock entitled to vote.

If you submit a properly executed proxy card, even if you do not vote for any proposal or vote to “abstain” in respect of each proposal, your shares of Huntsman common stock will be counted for purposes of calculating whether a quorum is present for the transaction of business at the Huntsman special meeting. Huntsman common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the bank or broker, and Huntsman common stock with respect to which the beneficial owner otherwise fails to vote, will not be considered present and entitled to vote at the Huntsman special meeting for the purpose of determining the presence of a quorum.

A broker “non-vote” occurs when a bank or broker holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner, but does have discretionary voting power over other “routine” items and submits votes for those matters. Huntsman does not expect any broker non-votes at the Huntsman special meeting because the rules applicable to banks, brokers and other nominees only provide banks, brokers and other nominees with discretionary authority to vote on proposals that are considered “routine,” whereas each of the proposals to be presented at the Huntsman special meeting is considered “non-routine.” As a result, no bank or broker will be permitted to vote your shares of Huntsman common stock at the special meeting without receiving instructions.

If your properly executed proxy does not contain voting instructions, the persons named as proxies will vote your shares in accordance with the voting recommendations of the Huntsman board.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Huntsman common stock entitled to vote on the proposal is required to approve the Huntsman merger proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Huntsman merger proposal. Failure to vote on the Huntsman merger proposal will have the same effect as a vote “AGAINST” the Huntsman merger proposal.

The affirmative vote of the majority of voting power of capital stock present in person or represented by proxy at the Huntsman special meeting and entitled to vote on the proposal is required to approve the Huntsman advisory compensation proposal on an advisory basis. Broker non-votes are not treated as votes either cast “FOR” or “AGAINST” the Huntsman advisory compensation proposal. Abstentions will have the same effect as a vote “AGAINST” the Huntsman advisory compensation proposal. Any failure by a Huntsman stockholder to vote will have no effect on the outcome of the vote on the Huntsman advisory compensation proposal.

The affirmative vote of the majority of voting power of capital stock present in person or represented by proxy at the Huntsman special meeting and entitled to vote on the proposal is required to approve the Huntsman adjournment proposal. Broker non-votes are not treated as votes either cast “FOR” or “AGAINST” the Huntsman adjournment proposal. Abstentions will have the same effect as a vote “AGAINST” the Huntsman adjournment proposal. Any failure by a Huntsman stockholder to vote will have no effect on the outcome of the vote on the Huntsman adjournment proposal.

The Huntsman merger proposal, the Huntsman advisory compensation proposal and the Huntsman adjournment proposal are described in the section entitled “Huntsman Proposals.”

Methods of Voting

Stockholders of Record

Stockholders of record may (1) vote their shares in person at the Huntsman special meeting by completing a ballot; or (2) submit a proxy to have their shares voted by one of the following methods:

•

By Internet. You may submit a proxy electronically on the Internet by following the instructions provided on the enclosed proxy card. Please have your proxy card in hand when you log onto the website. Internet voting facilities will be available 24 hours a day.

•

By Telephone. You may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number listed on the enclosed proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day.

•

By Mail. If you received a paper copy of the proxy materials by mail, you may indicate your vote by completing, signing and dating your proxy card and returning it in the enclosed postage-paid reply envelope.

Street Name Stockholders

Street name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

•

By the Methods Listed on the Voting Instruction Form. Please refer to the voting instruction form or other information forwarded by your bank, broker or other nominee to determine whether you may submit a proxy by telephone or on the Internet, following the instructions provided by the record holder.

•

Electronically at the Special Meeting. You may vote electronically at the Huntsman special meeting. To participate in the virtual Huntsman special meeting, you will need the 16-digit control number included in your proxy card and voting instruction form.

•	If your shares are held in “street name” and you wish to revoke a proxy, you should contact your bank, broker or nominee and follow its procedures for changing your voting instructions.

If you hold shares in BOTH street name and as a stockholder of record, YOU MUST VOTE SEPARATELY for each set of shares.

Voting by Proxy

Whether you hold your shares of Huntsman common stock directly as the stockholder of record or beneficially in “street name,” you may direct your vote by proxy without virtually attending the Huntsman special meeting. You can vote by proxy by the internet, telephone or mail by following the instructions provided in the enclosed proxy card.

The persons named as proxies will vote your shares in accordance with your instructions. If your properly executed proxy does not contain voting instructions, the persons named as proxies will vote your shares in accordance with the voting recommendations of the Huntsman board.

Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of Huntsman common stock, you may contact Innisfree M&A Incorporated, Huntsman’s proxy solicitor, toll-free at (877) 800-5182, or for brokers and banks, collect at (212) 750-5833.

Adjournment

In accordance with the Huntsman bylaws, whether or not a quorum is present, the chair of the Huntsman special meeting will have the power to adjourn the Huntsman special meeting from time to time for the purpose of, among other things, soliciting additional proxies. If the Huntsman special meeting is adjourned, Huntsman stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. At any subsequent reconvening of the Huntsman special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Huntsman special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

In addition, the merger agreement provides that Huntsman may, after consultation with Olin in good faith, adjourn, recess or postpone the Huntsman special meeting (i) if it is necessary to postpone or adjourn the Huntsman special meeting to ensure that any required supplement or amendment to the joint proxy statement/prospectus is provided to the stockholders of Huntsman within a reasonable amount of time in advance of the Huntsman special meeting, (ii) if as of the time for which the Huntsman special meeting is originally scheduled there are insufficient shares of Huntsman common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Huntsman special meeting or (iii) to solicit additional proxies for the purpose of obtaining the votes necessary to approve the Huntsman merger proposal (including at the request of Olin in connection with the foregoing). However, unless otherwise agreed to by Olin, the Huntsman special meeting will not be postponed or adjourned (x) by more than 10 days or (y) in the case of (ii) above, by more than 15 days after the date on which the Huntsman special meeting was (or was required to be) originally scheduled (in each case excluding any adjournments or postponements required by law or judgment), and will not be adjourned or postponed to a date that is on or after the date that is three business days prior to June 15, 2027, or the extended outside date, if applicable.

Revocability of Proxies

If you are a stockholder of record of Huntsman, you may revoke a previously submitted proxy at any time before the polls close at the Huntsman special meeting by:

•	voting again by telephone or through the Internet;

•	requesting, completing and mailing in a new paper proxy card;

•

giving written notice of revocation to our Corporate Secretary, which must be received before the Huntsman special meeting, by mail to Corporate Secretary, 10003 Woodloch Forest Drive, The Woodlands, Texas 77380 or to CorporateSecretary@huntsman.com; or

•	attending the Huntsman special meeting online and voting your shares electronically (merely attending the Huntsman special meeting will not revoke a prior submitted proxy).

If you are a street name stockholder, you must follow the instructions to revoke your proxy, if any, provided by your bank, broker or other nominee.

Proxy Solicitation Costs

Huntsman is providing these proxy materials in connection with the solicitation by the Huntsman board of proxies to be voted at the Huntsman special meeting. Huntsman bears all expenses incurred in connection with the solicitations of proxies. Huntsman has engaged Innisfree to solicit proxies for an estimated fee of $50,000, plus expenses. In addition to the solicitation of proxies by mail and electronically, Huntsman intends to ask brokers and bank nominees to solicit proxies from their principals and will pay the brokers and bank nominees their expenses for the solicitation. Huntsman’s directors, officers and employees also may solicit proxies by mail, telephone, electronic or facsimile transmission or in person. They will not receive any additional compensation for these activities.

Huntsman will ask brokers, banks and other nominees to forward the proxy solicitation materials to the beneficial owners of shares of Huntsman common stock held of record by such nominee holders. Huntsman will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

No Appraisal Rights

Under Delaware law, Huntsman’s stockholders are not entitled to appraisal rights for their shares of Huntsman common stock in connection with the merger contemplated by Huntsman merger proposal or to any similar rights of dissenters under Delaware law.

For more information, see “The Merger—No Appraisal Rights” beginning on page 134 of this joint proxy statement/prospectus.

Other Information

The matters to be considered at the Huntsman special meeting are of great importance to the Huntsman stockholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and submit your proxy by telephone or the internet or complete, properly execute and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you submit your proxy by telephone or the internet, you do not need to return the enclosed proxy card.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Huntsman special meeting, contact:

Innisfree M&A Incorporated

500 Fifth Avenue, 21st Floor, New York, New York 10110

Stockholders may call toll free: (877) 800-5182

Banks and Brokers may call collect: (212) 750-5833

Vote of Huntsman’s Directors and Executive Officers

As of July 9, 2026, Huntsman directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 11,544,710 shares of Huntsman common stock, or approximately 6.6% of the total outstanding shares of Huntsman common stock as of July 9, 2026.

Huntsman currently expects that all of its directors and executive officers will vote their shares “FOR” each of the Huntsman proposals.

Attending the Huntsman Special Meeting Virtually

To participate in the virtual Huntsman special meeting, holders of shares of our common stock as of the record date should log in to the live webcast of the Special Meeting at https://www.virtualshareholdermeeting.com/HUN2026SM.

To join the live webcast, you will need the 16-digit control number included on your proxy card and voting instruction form. Online access to the live webcast will open approximately 15 minutes prior to the start of the Huntsman special meeting. We recommend that you log in to the Huntsman special meeting several minutes before its scheduled start time.

If you are the representative of a trust or corporation, limited liability company, partnership or other legal entity that holds shares of our common stock, you will need the 16-digit control number included on the proxy card and voting instruction form of that legal entity in order to attend and participate in the virtual Huntsman special meeting.

No audio, video or other form of recording of the Huntsman special meeting is allowed. If you are not a stockholder at the close of business on the record date or do not have a control number, you will not be able to access the Huntsman special meeting.

Results of the Huntsman Special Meeting

Huntsman expects to announce the preliminary voting results at the Huntsman special meeting. In addition, within four business days following the Huntsman special meeting, Huntsman intends to file the final voting results with the SEC on a Current Report on Form 8-K. If the final voting results have not been certified within that four-business-day period, Huntsman will report the preliminary voting results on a Current Report on Form 8-K at that time and will file an amendment to the Current Report on Form 8-K to report the final voting results within four business days of the date that the final results are certified.

HUNTSMAN PROPOSALS

The Huntsman Merger Proposal

Overview

It is a condition to the consummation of the merger that Huntsman stockholders approve the Huntsman merger proposal. As a result of the merger, each Huntsman stockholder will be entitled to receive, for each eligible share of Huntsman common stock that is issued and outstanding as of immediately prior to the effective time of the combined company, the merger consideration of 0.5476 shares of Olin common stock, further described in the sections entitled “The Merger—Merger Consideration to Huntsman Stockholders” and “The Merger Agreement—Consideration.”

The approval by such stockholders of the Huntsman merger proposal is required by Section 251 of the DGCL and is a condition to the consummation of the merger.

Vote Required for Approval

The affirmative vote of the holders of a majority of the shares of Huntsman common stock outstanding and entitled to vote on the proposal is required to approve the Huntsman merger proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Huntsman merger proposal. Failure to vote on the Huntsman merger proposal will have the same effect as a vote “AGAINST” the Huntsman merger proposal.

Recommendation of the Huntsman Board

The Huntsman board unanimously recommends a vote “FOR” the Huntsman merger proposal.

The Huntsman Advisory Compensation Proposal

Overview

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, Huntsman is required to provide its stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Huntsman’s named executive officers that is based on or otherwise relates to the merger, as described in the section entitled “The Merger—Interests of Huntsman Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to Huntsman’s Named Executive Officers—Golden Parachute Compensation.” Accordingly, Huntsman stockholders are being provided the opportunity to cast a non-binding, advisory vote on such payments.

As a non-binding, advisory vote, the Huntsman advisory compensation proposal is not binding upon Huntsman or the Huntsman board or Olin or the Olin board, and approval of the Huntsman advisory compensation proposal is not a condition to the consummation of the merger and is a vote separate and apart from the Huntsman merger proposal. Accordingly, Huntsman stockholders may vote to approve the Huntsman merger proposal and vote not to approve the Huntsman advisory compensation proposal and vice-versa. Because the merger-related executive compensation to be paid in connection with the merger is based on the terms of the merger agreement as well as the contractual arrangements with Huntsman’s named executive officers, such compensation will be payable, regardless of the outcome of this non-binding, advisory vote, if the Huntsman merger proposal is approved (subject only to the contractual conditions set forth in the merger agreement and such contractual arrangements with Huntsman’s named executive officers). However, Huntsman seeks the support of its stockholders and believes that stockholder support is appropriate as its executive compensation programs are designed to incentivize executives to successfully execute a transaction such as that contemplated by the merger from its early stages until consummation. Accordingly, Huntsman stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders of Huntsman approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of Huntsman that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Interests of Huntsman Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to Huntsman’s Named Executive Officers—Golden Parachute Compensation.”

Vote Required for Approval

The affirmative vote of the majority of voting power of capital stock present in person or represented by proxy at the Huntsman special meeting and entitled to vote on the proposal is required to approve the Huntsman advisory compensation proposal on an advisory basis. Broker non-votes are not treated as votes either cast “FOR” or “AGAINST” the Huntsman advisory compensation proposal. Abstentions will have the same effect as a vote “AGAINST” the Huntsman advisory compensation proposal. Any failure by a Huntsman stockholder to vote will have no effect on the outcome of the vote on the Huntsman advisory compensation proposal.

Recommendation of the Huntsman Board

The Huntsman board unanimously recommends a vote “FOR” the Huntsman advisory compensation proposal.

The Huntsman Adjournment Proposal

Overview

The Huntsman special meeting may be adjourned from time to time to another time or place, if the chair of the meeting determines necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the Huntsman merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Huntsman stockholders.

If, at the Huntsman special meeting, (i) there are insufficient shares of Huntsman common stock represented (either in person (via the internet) or by proxy) to constitute a quorum necessary to conduct the business of such meeting, (ii) additional time is required for the filing and mailing of any supplemental or amended disclosure which Huntsman has determined is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Huntsman stockholders prior to the special meeting of Huntsman stockholders, (iii) additional time is needed to allow for solicitation of additional proxies, if and to the extent Huntsman reasonably believes the number of shares of Huntsman common stock present or represented and voting in favor of the Huntsman merger proposal is insufficient to approve such proposal or (iv) if required by law, Huntsman intends to move to adjourn the Huntsman special meeting. In accordance with the Huntsman bylaws, in the absence of a quorum, the Huntsman special meeting may also be adjourned from time to time by the chair of the Huntsman special meeting or by the holders of a majority of the voting power present in person or represented by proxy at the Huntsman special meeting and entitled to vote at the Huntsman special meeting.

Vote Required for Approval

The affirmative vote of the majority of voting power of capital stock present in person or represented by proxy at the Huntsman special meeting and entitled to vote on the proposal is required to approve the Huntsman adjournment proposal. Broker non-votes are not treated as votes either cast “FOR” or “AGAINST” the Huntsman adjournment proposal. Abstentions will have the same effect as a vote “AGAINST” the Huntsman adjournment proposal. Any failure by a Huntsman stockholder to vote will have no effect on the outcome of the vote on the Huntsman adjournment proposal.

Recommendation of the Huntsman Board

The Huntsman board unanimously recommends a vote “FOR” the Huntsman adjournment proposal.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and incorporated by reference herein in its entirety. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Merger Structure

The merger of equals business combination of Olin and Huntsman will be effected either (a) through the direct merger, in which Huntsman merges with and into Olin, with Olin surviving as the surviving entity or (b) through the subsidiary merger, in which First Merger Sub merges with and into Huntsman, with Huntsman surviving as a direct, wholly owned subsidiary of Olin, immediately followed by a second subsidiary merger of the initial surviving company with and into Second Merger Sub, with Second Merger Sub surviving the second subsidiary merger as a direct, wholly owned subsidiary of Olin.

Parties to the Merger

Olin Corporation

190 Carondelet Plaza, Suite 1530

Clayton, Missouri 63105

Phone: (314) 480-1400

Olin is a leading vertically integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. Olin’s operations are concentrated in three business segments: Chlor Alkali Products and Vinyls, Epoxy and Winchester, all of which are capital-intensive manufacturing businesses. For the fiscal year ended December 31, 2025, Olin had sales of $6,780.8 million. Olin’s 2025 operating income was $5.3 million and net income (loss) was $(100.5) million. Olin common stock is listed on NYSE, trading under the symbol “OLN.”

For additional information about Olin and its subsidiaries, see the documents incorporated by reference in this joint proxy statement/prospectus in the section entitled “Where You Can Find More Information” beginning on page 225 of this joint proxy statement/prospectus.

Huntsman Corporation

10003 Woodloch Forest Drive

The Woodlands, Texas 77380

Phone: (281) 719-6000

Huntsman is a global manufacturer of diversified organic chemical products. Huntsman operates in three segments: Polyurethanes, Performance Products and Advanced Materials. Huntsman products comprise many different chemicals and chemical formulations, which Huntsman markets globally to a wide range of consumers that consist primarily of industrial and building product manufacturers. Huntsman’s products are used in a broad range of applications, including those in the adhesives, aerospace, automotive, coatings and construction, construction products, durable and non-durable consumer products, electronics, insulation, power generation and refining. Many of Huntsman’s products offer effects such as premium insulation in homes and buildings and the lightweighting of airplanes and automobiles that help conserve energy. Huntsman is a leading global producer in many of its key product lines, including MDI, amines, maleic anhydride and epoxy-based polymer formulations. Huntsman’s revenues for the year ended December 31, 2025 were $5,683 million. Huntsman’s 2025 operating (loss) income was $(131) million and net (loss) income was $(284) million.

Huntsman, a Delaware corporation, was formed in 2004 to hold the Huntsman businesses, which were founded by Jon M. Huntsman. Mr. Huntsman founded the predecessor to Huntsman in 1970 as a small packaging materials company. Since then, Huntsman has transformed through a series of acquisitions and divestitures and now owns a global portfolio of businesses with a primary focus on improving energy efficiency. Huntsman operates all of its businesses through Huntsman International LLC, its wholly owned subsidiary. Huntsman International LLC is a Delaware limited liability company and was formed in 1999. Huntsman common stock is listed on the New York Stock Exchange under the ticker symbol “HUN.”

For additional information about Huntsman and its subsidiaries, see the documents incorporated by reference in this joint proxy statement/prospectus in the section entitled “Where You Can Find More Information” beginning on page 225 of this joint proxy statement/prospectus.

Olympus Merger Sub, Inc.

c/o Olin Corporation

190 Carondelet Plaza, Suite 1530

Clayton, Missouri 63105

First Merger Sub is a direct, wholly owned subsidiary of Olin. To the extent that the merger is implemented through the subsidiary merger, upon the completion of the first subsidiary merger, First Merger Sub will cease to exist. First Merger Sub was incorporated in Delaware on June 11, 2026 for the sole purpose of effecting the subsidiary merger.

Hook Merger Sub LLC

c/o Olin Corporation

190 Carondelet Plaza, Suite 1530

Clayton, Missouri 63105

Second Merger Sub is a direct, wholly owned subsidiary of Olin. To the extent that the merger is implemented through the subsidiary merger, upon the completion of the second subsidiary merger, Second Merger Sub will survive as a direct, wholly owned subsidiary of Olin. Second Merger Sub was formed in Delaware on June 11, 2026 for the sole purpose of effecting the subsidiary merger.

Background of the Merger

The following is a summary of the material events leading up to the companies’ agreement to merge and the key meetings, negotiations, discussions and actions between Huntsman and Olin and their respective advisors that preceded the public announcement of the potential business combination. The following summary does not purport to catalogue every conversation or correspondence of, by, with or among members of the Huntsman board, Huntsman management or Huntsman’s advisors or other representatives, the Olin board, Olin management or Olin’s advisors or other representatives or any other person.

The Huntsman board and Huntsman management regularly review and evaluate Huntsman’s long-term strategic direction, growth, competitive position and opportunities for value creation for Huntsman stockholders, including through potential strategic transactions. These evaluations have included considerations of whether various strategic transactions, including potential business combinations, acquisitions, divestitures, joint ventures and strategic alliances, would be in the best interests of its stockholders relative to the evolving dynamics in the chemicals industry, increasing global competition, geopolitical uncertainty, pricing and demand volatility, end-market demand trends, structurally elevated cost bases and the potential benefits of vertical integration and scale. Throughout these evaluations, Peter R. Huntsman, Chairman, President and Chief Executive Officer of Huntsman, has publicly indicated the need for consolidation in the chemicals industry due to fundamental change in the industry environment. In the course of these evaluations, the Huntsman board and Huntsman management have, from time to time, assessed a range of strategic alternatives, including potential business combinations, with a focus on identifying opportunities that could enhance Huntsman’s competitive position, facilitate growth and deliver long-term value to stockholders. The Huntsman board and Huntsman management have also engaged in a regular review of Huntsman’s balance sheet in order to maximize long-term stockholder value.

As part of Olin’s ongoing and ordinary course strategic planning process, the Olin board, together with members of Olin management, has regularly reviewed and assessed Olin’s long-term strategic plans and goals, opportunities, overall industry trends, the competitive and economic environment in which Olin operates and Olin’s short- and long-term performance. As part of these reviews, the Olin board, with the assistance of the Olin management team and advisors, has considered whether various strategic actions, including business combinations, strategic acquisitions and divestitures, investments, alliances and other strategic transactions and opportunities, would be in the best interests of Olin and enhance value for Olin shareholders and regularly assesses Olin’s current business plan and potential risks and benefits of continuing to execute its standalone plan. As part of these reviews in the years leading up to the potential business combination between Olin and Huntsman, including with increased focus following the appointment of Kenneth T. Lane as President and Chief Executive Officer in March 2024, Olin engaged in various initiatives to define and implement a go-forward strategy to enhance shareholder value, including working with third-party consultants to analyze the competitive environment and identify organic and inorganic growth opportunities, as well as potential acquisitions, for Olin. In September 2025, Olin engaged Lazard to, among other things, assist with the evaluation of Olin’s landscape of potential strategic counterparties, which engagement was subsequently modified on May 29, 2026 to cover the proposed business combination with Huntsman. Lazard was selected based on, among other things, Lazard’s qualifications, experience and familiarity with the chemicals industry in which Olin operates. As part of a series of reviews that began in 2024, the Olin board identified a number of potential counterparties for a strategic transaction that could enhance value for Olin shareholders, with Huntsman consistently being identified as a primary candidate. As a result of these reviews, Olin management and its external advisors have from time to time internally assessed the potential synergies and advantages of a strategic transaction with Huntsman, as well as with other potential counterparties, and reviewed such assessments with the Olin board, with the Olin board supporting Olin management’s evaluation and exploration from time to time of such potential strategic transactions.

Mr. Huntsman and Mr. Lane have had various interactions in the ordinary course of business between Huntsman and Olin, including in connection with certain commercial matters relating to the companies’ supplier relationship. Through these interactions, Mr. Huntsman and Mr. Lane have developed a constructive business relationship and over the two years prior to the parties’ entry into the merger agreement discussed how Huntsman and Olin could work together to strengthen their commercial supply arrangements.

On March 3, 2026, following an outreach by Mr. Lane to Mr. Huntsman in February 2026, Mr. Huntsman and Mr. Lane met in The Woodlands, Texas. During the course of the meeting, Mr. Lane suggested that Huntsman and Olin should explore the possibility of a strategic transaction between Huntsman and Olin, such as a stock-for-stock “merger of equals” and Mr. Huntsman and Mr. Lane discussed, on a preliminary basis, the potential strategic rationale for such a transaction including potential supply chain benefits, the importance of chlor alkali to Huntsman’s businesses, the potential benefits of vertical integration, increased scale and North American feedstock advantages and, uniquely related to a merger of equals, certain governance matters. No specific proposal or offer was made as part of these discussions.

Following the March 3, 2026 meeting with Mr. Huntsman, Mr. Lane provided an update to the Olin board regarding his discussion with Mr. Huntsman concerning the possibility of a strategic transaction between Olin and Huntsman. Until the Olin board meeting on April 9, 2026, Mr. Lane provided updates to members of the Olin board from time to time on the status of these preliminary discussions regarding the potential business combination with Huntsman.

On March 27, 2026, Mr. Huntsman contacted Mr. Lane and the parties agreed to schedule a meeting between the Chief Executive Officers and Chief Financial Officers of each of Huntsman and Olin, and on March 31, 2026, Philip M. Lister, Executive Vice President and Chief Financial Officer of Huntsman, met by telephone with Todd A. Slater, Senior Vice President and Chief Financial Officer of Olin, to discuss general preparation for the upcoming meeting. In advance of the Huntsman board meeting on April 8, 2026, Mr. Huntsman and Mr. Lister had discussions with certain board members regarding Mr. Huntsman’s previous conversations with Mr. Lane.

Also on March 27, 2026, Amy K. Smedley, Executive Vice President, General Counsel and Secretary of Huntsman, and Angela M. Castle, Vice President and Chief Legal Officer of Olin, exchanged a series of emails regarding the terms of a proposed mutual confidentiality agreement to facilitate the exchange of non-public information in connection with a potential business combination between Huntsman and Olin. Subsequently, Ms. Smedley and Ms. Castle exchanged a series of drafts of the proposed confidentiality agreement, and on March 29, 2026, Huntsman and Olin executed a customary mutual non-disclosure agreement, which did not contain a standstill.

On April 3, 2026, Mr. Huntsman and Mr. Lane met by telephone and agreed on the scope of financial information that each of Huntsman and Olin would prepare in advance of the April 6, 2026 meeting.

On April 6, 2026, Mr. Huntsman and Mr. Lister met with Mr. Lane and Mr. Slater at Huntsman’s global headquarters in The Woodlands, Texas, to discuss whether a potential business combination could be strategically and financially compelling and beneficial for each company and their respective shareholders. During the meeting, the executives reviewed each company’s businesses and discussed, on a preliminary basis, certain key considerations for a potential stock-for-stock merger of equals transaction, including relative valuation considerations, potential synergies and integration planning and the strategic benefits of increased scale, North American feedstock advantages and supply chain integration. The executives also discussed, on a preliminary basis, certain governance matters, including the potential board composition, committee structure and management of the combined company. Mr. Huntsman and Mr. Lane noted the potential difficulties in negotiating a merger of equals transaction and agreed that if their respective boards of directors were interested in exploring a transaction, it would facilitate constructive discussion if it were agreed as an initial matter that Mr. Lane would serve as the CEO of the combined company and Mr. Huntsman would serve as chairman of the combined company. The parties further agreed that, as part of the negotiation and evaluation process, Huntsman and Olin would need to evaluate the potential synergies from a combination and discussed scheduling management presentations during the week of April 13, 2026 for senior leaders of both companies to discuss potential cost and operational synergies that could be achieved in a potential business combination.

On April 7, 2026, Mr. Slater and Mr. Lister met by telephone to discuss the in-person meeting from the prior day and to discuss a potential agenda and attendees for a meeting regarding potential synergies of the combined company.

Also on April 7, 2026, Mr. Huntsman contacted Mr. Lane to suggest they meet in person on a regular basis to discuss any issues requiring resolution on a one-on-one basis. Mr. Huntsman and Mr. Lane agreed to meet in downtown Houston on April 8, 2026. Between April 8 and June 15, 2026, Mr. Huntsman and Mr. Lane met several times to discuss the potential business combination and any open items in the negotiations.

On April 8, 2026, the Huntsman board held a virtual special meeting, with members of Huntsman management in attendance to discuss certain considerations with respect to a potential business combination with Olin. Mr. Huntsman described the general terms of a potential stock-for-stock merger of equals transaction with Olin and the strategic rationale for the potential combination, including the benefits of being a North American-focused company, growth opportunities, increased scale and potential synergies. Mr. Huntsman also reviewed with the Huntsman board the importance of cultural fit and governance considerations in such a transaction, including the preliminary discussion with Mr. Lane that Mr. Lane would serve as chief executive officer and Mr. Huntsman would serve as chairman of the combined company. In the course of such discussion, the Huntsman board expressed its view that Mr. Huntsman should serve as the executive chairman of the combined company. Members of Huntsman management provided the Huntsman board with an overview of Olin’s business, including its key business segments and Olin’s position within the relevant supply chains and the industries and geographies in which Olin operates. Mr. Huntsman further reviewed the high-level financial position of Huntsman and Olin and potential synergies. Ms. Smedley reviewed with the Huntsman board its fiduciary duties in connection with the Huntsman board’s evaluation of the potential business combination.

Following discussion, the Huntsman board expressed support for management and its advisors continuing to explore a potential business combination with Olin, including by meeting with Olin over the following weeks to identify and validate potential synergies.

Following the Huntsman board meeting, on April 8, 2026, Mr. Huntsman and Mr. Lane met in Houston, Texas, and discussed, among other topics, governance and management of the potential combined company.

On April 9, 2026, the Olin board held a virtual special meeting, with members of Olin senior management in attendance, to discuss certain considerations with respect to a potential business combination with Huntsman. As part of such discussion, Ms. Castle reviewed with the Olin board its fiduciary duties in connection with the Olin board’s evaluation of a potential business combination. Mr. Lane provided the other members of the Olin board with a summary of the ongoing discussions with Huntsman, including with respect to the leadership of the combined company, and explained the strategic rationale for a potential business combination with Huntsman, noting that it would create a vertically integrated chlor-alkali company while also integrating Olin’s epoxy assets with Huntsman’s specialized product portfolio. Mr. Lane also reviewed with members of the Olin board the conversations he had had with Mr. Huntsman as well as a proposed plan to schedule management presentations during the week of April 13, 2026 for senior leaders of both companies to discuss potential cost and operational synergies that could be achieved in a potential business combination. Following discussion, the Olin board expressed support for moving forward with further discussions with Huntsman and directed Olin management to provide a fulsome update and review of the potential business combination with Huntsman at the upcoming regularly scheduled meeting of the Olin board on April 29 and April 30, 2026.

Following the April 9 Olin board meeting, Mr. Lane and other members of Olin senior management provided periodic updates to the members of the Olin board from time to time on the status of discussions regarding the potential business combination with Huntsman.

Also on April 9, 2026, Mr. Huntsman and Mr. Lane met by telephone regarding logistical and preparatory matters for the management meetings scheduled for the week of April 13, 2026, including anticipated attendees and the expected scope of the parties’ respective business presentations. Additionally, between April 9 and April 14, 2026, members of Huntsman and Olin management corresponded via telephone and email regarding the upcoming management meetings.

During the week following the meeting of the Huntsman board on April 8, 2026, Huntsman selected Citi and Morgan Stanley to serve as its financial advisors in connection with a potential business combination with Olin. Citi and Morgan Stanley were selected as Huntsman’s financial advisors based on, among other things, Citi’s and Morgan Stanley’s respective qualifications, experience, reputation and familiarity with the chemicals industry and the transaction parties, including their long-standing relationships with Huntsman that included analyzing potential strategic alternatives. Huntsman subsequently formally engaged Citi and Morgan Stanley with the Huntsman board’s approval, and, on June 15, 2026, Huntsman and each of Citi and Morgan Stanley executed engagement letters.

On April 14, 2026, members of senior management of each of Huntsman and Olin presented an overview of their respective businesses to the other team and questions were asked about the businesses at the Houston offices of Kirkland & Ellis LLP (which we refer to as “Kirkland”), regular outside counsel to Huntsman. Following such management presentations, on April 15 and April 16, 2026, members of senior management of each of Huntsman and Olin held multiple in-person meetings for the purpose of identifying and validating potential synergies. In these sessions, members of Huntsman and Olin senior management reviewed substantial business and operational data for both companies to identify and mutually align on potential synergies, investment opportunities and the strategic and financial rationale for a potential combination.

On April 15, 2026, the parties entered into a supplemental clean team confidentiality agreement providing for special procedures for reviewing and handling certain competitively sensitive information of Huntsman and Olin provided to the other party and its representatives.

On April 17, 2026, management from each of Huntsman and Olin met at the offices of Kirkland in Houston to present and review the preliminary synergies a combined company could reasonably be expected to achieve as previously discussed by the senior management teams on April 15 and April 16, 2026. Following this presentation, Mr. Huntsman and Mr. Lister met with Mr. Lane and Mr. Slater to discuss the status of the potential business combination, including ongoing due diligence, timing, potential governance arrangements for the combined company and relative valuation considerations. The parties discussed, on a preliminary basis and subject to further review and approval by the board of directors of each company, potential governance principles for a merger of equals transaction, including board representation and board committee structure, senior leadership roles, the combined company name and the location of the combined company’s headquarters. The parties also revisited the prior discussion between Mr. Huntsman and Mr. Lane regarding the allocation of the chief executive officer and chairman roles. Mr. Huntsman raised the expectation of the Huntsman board that Mr. Huntsman would serve as executive chairman if Mr. Lane were to serve as chief executive officer, in response to which Mr. Lane noted Olin’s position that Mr. Huntsman should serve in a non-executive capacity. The parties briefly discussed potential approaches to valuation of the potential business combination, but did not agree to any specific valuation terms at that time.

Also on April 17, 2026, Mr. Huntsman reported via email to the Huntsman board on the management meetings held that week and the intent to provide the Huntsman board with a more fulsome update on the work performed by Huntsman management and Huntsman’s advisors during the regularly scheduled April meeting of the Huntsman board.

During the week of April 20, 2026, members of management of each of Olin and Huntsman corresponded on several occasions to further refine the potential synergies analysis developed during the in-person sessions and discuss the proposed capital structure of the combined company. The synergy projections are described in more detail in the section of this joint proxy statement/prospectus entitled “The Merger—Certain Unaudited Prospective Financial Information—Synergy Projections.”

On April 20, 2026, Mr. Lister and Mr. Slater met by telephone to discuss, among other things, anticipated due diligence with respect to the potential business combination and a potential timeline to execution of definitive agreements.

On April 21, 2026, Huntsman engaged a third-party consulting firm with expertise in the chlor-alkali industry to provide an independent assessment of the general chlor-alkali industry to assist the Huntsman board in evaluating the strategic merits of a potential business combination with Olin.

On April 23, 2026, Olin made available to Huntsman and its advisors certain due diligence information in a virtual data room and Huntsman made available to Olin and its advisors certain due diligence information in a virtual data room.

On April 24, 2026, Mr. Huntsman and Mr. Lane met by telephone to discuss the status of the potential strategic transaction, including certain governance items and the planned discussions with their respective boards of directors. Prior to the meeting, on April 23, 2026, Mr. Lane shared with Mr. Huntsman a non-binding summary of the key terms that reflected Olin’s memorialization of the discussions to date between the parties (which we refer to as the “non-binding summary terms”), which addressed, among other things, (i) a potential stock-for-stock transaction with no control premium and no cash consideration, which illustratively showed Olin shareholders and Huntsman stockholders holding approximately 60% and 40%, respectively, of the combined company, with the final ownership split noted as to be determined based on mutually agreed stock trading prices prior to signing, (ii) key governance terms of the combined company, including equal board representation, the selection of the non-executive chairman of the board of the combined company by the Huntsman board, the selection of the chief executive officer of the combined company by the Olin board, and that changes to key governance terms of the combined company would require supermajority board approval for an agreed time period, and (iii) the anticipated timeline for completing the transaction. Mr. Huntsman indicated that the exchange ratio should reflect a premium for Huntsman relative to the respective stock trading prices and in response Mr. Lane noted that the parties should use a market-based mechanism for aligning on the exchange ratio using a to-be-determined reference period, with no separate premium. Mr. Huntsman and Mr. Lane discussed the roles and responsibilities of the chairman position with Mr. Huntsman noting that the Huntsman board would expect him to serve as the executive chairman of the combined company and Mr. Lane noting his view that the combined company should not have an executive chairman. Also on April 23, 2026 and April 24, 2026, Mr. Lane and Mr. Huntsman, respectively, each shared with each other draft presentation materials, which addressed, among other things, the anticipated timeline for completing the transaction and perspectives on synergies.

On April 29, 2026, the Huntsman board held an in-person special meeting at Huntsman’s headquarters in The Woodlands, Texas, with members of Huntsman management and representatives of Kirkland, Citi, Morgan Stanley and the third-party industry advisor in attendance for portions of the meeting, to discuss the potential business combination with Olin. Representatives of the third-party industry advisor reviewed with the Huntsman board an overview of the chlor-alkali industry and the chemical production process and demand drivers affecting that industry. Members of management then provided an overview for the Huntsman board of the recent developments regarding the potential business combination since the prior meeting and highlighted the benefits of an integrated supply chain, including the potential for greater certainty of supply and the history of supply arrangements with Olin. Mr. Huntsman then provided a review of Olin’s business segments and historical and recent performance. Mr. Huntsman reviewed the potential synergies identified and validated through the various meetings over the previous weeks, which were believed to be approximately $300 million in the near term and up to $400 million over the longer term. Additionally, Mr. Huntsman provided an overview to the Huntsman board of the non-binding summary terms, including the proposed governance terms relating to the chairman role and the prior discussions with Mr. Lane regarding the Huntsman board’s expectation that Mr. Huntsman would serve as executive chairman of the combined company. Together with representatives of Citi and Morgan Stanley, Mr. Huntsman reviewed preliminary valuation and exchange ratio considerations, including stock prices of Huntsman and Olin over historical periods and each company’s EBITDA contribution through the cycle, based on 2016A–2025A historical results and 2026E–2028E consensus estimates. Representatives of Kirkland reviewed with the Huntsman board its fiduciary duties in connection with the Huntsman board’s evaluation of the potential business combination. Representatives of Citi and Morgan Stanley reviewed with the Huntsman board their respective preliminary financial analyses with respect to Huntsman and Olin and the potential transaction taking into account, among other things, the potential synergies, as well as implied pro forma ownership, pro forma capital structure and other transaction considerations. The Huntsman board also discussed the strategic and cultural fit with Olin as compared to other alternatives that could be considered. The Huntsman board, with input from the representatives of Citi and Morgan Stanley, discussed alternative transactions and structuring to the proposed merger of equals transaction with Olin, including a potential acquisition of Huntsman by Olin, and the challenges of those alternatives. Preliminary versions of the Huntsman management plan and projections were also presented to the Huntsman board. For additional information on the Huntsman management plan and projections, see the section of this joint proxy statement/prospectus entitled “—Certain Unaudited Prospective Financial Information”. Following discussion, the Huntsman board authorized Huntsman management to further revise the plan and projections presented to the Huntsman board at the meeting for use by Citi and Morgan Stanley in their respective financial analyses and fairness opinions with respect to the potential business combination. The Huntsman board determined that the management team should continue to discuss the terms of a proposed transaction with Olin and unanimously approved resolutions authorizing Huntsman management and its advisors to continue to conduct a review process to explore and evaluate a potential business combination with Olin subject to further board approval.

Also on April 29, 2026, Lazard provided a relationship disclosure memorandum to Olin, which was subsequently brought down on June 11, 2026, and summarized for the Olin board.

Following the meeting of the Huntsman board on April 29, 2026, members of Huntsman management held virtual sessions to update members of the Huntsman board on several occasions, including May 11, May 26, June 9, and June 10, 2026 (which we refer to as the “Huntsman board update calls”). During the Huntsman board update calls (which were additional to the Huntsman board meetings described below), members of Huntsman management updated members of the Huntsman board on the status of discussions regarding the potential business combination with Olin, including regarding transaction structure, preliminary synergy validation, governance terms, due diligence matters and recent market events.

On April 29 and 30, 2026, the Olin board held an in-person regularly scheduled quarterly meeting at Olin’s headquarters in Clayton, Missouri, with members of Olin senior management and a representative of a third-party consulting firm with significant industry experience in attendance for portions of the meeting. During the meeting, the Olin board reviewed Olin’s long-term strategy and members of Olin management provided an update on the status of discussions with respect to a potential business combination with Huntsman. Members of Olin management and the Olin board discussed, among other things, the strategic rationale for a business combination with Huntsman, the potential synergies that could be achieved through such a transaction, including those identified during prior meetings between Olin and Huntsman management, and contemplated governance terms for the combined company, including leadership roles. Members of Olin management reviewed with the Olin board an illustrative timeline for a potential transaction with Huntsman and provided an overview of the regulatory analysis and potential shareholder approval requirements. In addition, the representative from Olin’s third-party consulting firm reviewed with the Olin board Huntsman’s business, including its portfolio of products and the markets in which it operates, and highlighted for the Olin board the potential benefits and synergies from a business combination between Olin and Huntsman. Following discussions, the Olin board directed Olin senior management to continue to evaluate and negotiate the potential business combination with Huntsman.

On May 3, 2026, Mr. Huntsman and Mr. Lane met by telephone to discuss the feedback from their respective board meetings and next steps, including certain governance terms for the combined company and the timeline for further due diligence and negotiation. Mr. Huntsman also noted that the Huntsman board would need a clear view of the proposed value terms of the proposed transaction.

On May 4, 2026, Mr. Lister and Mr. Slater met by telephone to discuss a number of topics, including timing, and agreed to (i) target June 15, 2026, as the signing date, (ii) direct the financial advisors to discuss the plan for exchanging each party’s forecasts, (iii) a general framework for the scope and timing of due diligence, (iv) additional management presentations, including for the purpose of providing divisional forecast and performance understanding, verifying business synergies, discussing potential announcement and shareholder communications and building rapport among the teams and (v) begin preparation of SEC filings required in connection with the potential business combination. During this discussion, Mr. Slater and Mr. Lister also discussed potential deal structures, with Mr. Slater noting that the Virginia corporation law would require that a parent-to-parent merger (the direct merger structure) be approved by holders of more than two-thirds of the outstanding shares of Olin common stock.

Also on May 4, 2026, Mr. Huntsman and Mr. Lane met to discuss next steps in the process towards a potential signing, including upcoming management meetings, and discussed the potential composition of senior management of the combined company.

On May 5, 2026, Cravath, Swaine & Moore LLP (“Cravath”), outside legal counsel to Olin, delivered to representatives of Kirkland an initial draft of the merger agreement for a potential business combination between Olin and Huntsman, which included, among other things, (i) governance provisions, including that there would be an “integration phase” until the third anniversary of closing, during which the governance provisions set forth in the merger agreement would need to be maintained, and that during such three-year period any removal of the CEO or non-executive chairman would require a three-fourths supermajority vote of the combined company board, (ii) reciprocal no-shop and “force the vote” provisions and (iii) reciprocal termination fees equal to 4.0% of Huntsman’s fully diluted equity value if the merger agreement was terminated under specified circumstances.

The merger agreement also included a note that the exchange ratio was to be set based on volume weighted average prices (which we refer to as “VWAP”) as of signing with the reference period to be agreed. The draft merger agreement further contemplated that Olin would enter into a voting and support agreement with certain Huntsman stockholders in connection with execution of the merger agreement.

Between May 6 and June 15, 2026, members of Huntsman and Olin management and their respective advisors continued reciprocal due diligence and continued detailed assessment and refinement of the value of potential synergies, including multiple site visits and additional expert sessions relating to tax, human resources and benefits, information technology, environmental, legal, finance and treasury matters.

Also between May 6 and June 15, 2026, representatives of the financial and legal advisors of each of Huntsman and Olin engaged in multiple discussions regarding transaction status and process.

On May 11, 2026, management teams of Huntsman and Olin, together with representatives of Kirkland, Cravath and their respective accounting advisors, held a kickoff call regarding the process for preparing necessary SEC filings in connection with the proposed transaction. Thereafter, these teams held regular calls regarding preparation for the SEC filing process.

Also on May 11, 2026, Morgan Stanley provided a relationship disclosure memorandum to Huntsman, which was subsequently brought down on June 11, 2026, and summarized for the Huntsman board.

On May 14, 2026, the Olin board held a virtual special meeting, with members of Olin senior management in attendance for portions of the meeting, to discuss certain considerations with respect to the potential business combination with Huntsman. During the meeting, members of Olin senior management provided the Olin board with an update on recent discussions with Huntsman and the progress of diligence and negotiations with respect to the potential business combination, including a summary of key deal terms, the contemplated governance and management framework and a high-level overview of the targeted signing timeline.

Later on May 14, 2026, members of Olin management conducted forward-looking strategic plan presentations for Huntsman management and its advisors at the offices of Kirkland in Houston, including regarding Olin’s Chlor Alkali Products and Vinyls, Epoxy and Winchester businesses and their projections.

On May 15, 2026, members of Huntsman management conducted reciprocal forward-looking strategic plan presentations for Olin management and its advisors at the offices of Kirkland in Houston, including regarding Huntsman’s Polyurethanes, Advanced Materials and Performance Products businesses and their projections.

On each of May 14 and May 15, 2026, following the reciprocal management presentations, members of Huntsman and Olin management, together with representatives of their respective financial and legal advisors, discussed certain structuring considerations for the potential business combination, including tax and capital structure considerations associated with the proposed structure, as well as next steps and timeline for the transaction. Also in the course of these conversations, the parties discussed open “gating” items that were critical to finalize, including the calculation of the exchange ratio, related equity ownership split of the combined company and whether Mr. Huntsman would serve in a non-executive chairman capacity. Members of Huntsman management indicated to Olin management that Huntsman needed a value proposal from Olin in order to continue its evaluation of the potential business combination and members of Olin management made it clear that the Olin board would not support a potential business combination with an executive chairman.

Also on May 15, 2026, Citi provided a relationship disclosure memorandum to Huntsman, which was subsequently brought down on June 11, 2026, and summarized for the Huntsman board.

On May 16, 2026, members of Olin management indicated to members of Huntsman management that Olin needed to receive a revised draft of the merger agreement from Huntsman that reflected Huntsman’s positions with respect to certain “gating” items that were previously discussed between the parties in order for Olin to continue its evaluation of the potential business combination.

On May 18, 2026, representatives of Kirkland delivered to representatives of Cravath a revised draft of the merger agreement, which, among other things, (i) revised the governance provisions, including to note that the inclusion (and, if included, duration) of any “integration phase” during which the governance provisions set out in the merger agreement would need to be maintained and the duration of any super-majority vote provisions for the removal of the CEO and chairman were subject to discussion between the parties, (ii) generally accepted the proposed reciprocal no-shop and “force the vote” provisions, (iii) revised each party’s termination fee to be equal to 4.5% of that party’s fully diluted equity value and (iv) provided for expense reimbursement of up to $30 million in the event the other party’s shareholders did not approve the transaction other than in connection with an adverse recommendation change by the other party’s board. The merger agreement also included notes that the exchange ratio and whether Mr. Huntsman would serve as executive or non-executive chairman were subject to discussion between Mr. Lane and Mr. Huntsman.

On May 22, 2026, Mr. Huntsman and Mr. Lane met by telephone to discuss the status of the potential business combination, including the work necessary to finalize and announce a transaction, and Mr. Lane proposed that the parties use a market-based mechanism for aligning on the exchange ratio using a to-be-determined reference period.

Also on May 22, 2026, Mr. Lane delivered via email to Mr. Huntsman an excerpt of the proposed bylaws of the combined company setting forth the roles and responsibilities of the proposed non-executive chairman position.

On May 26, 2026, Huntsman made available to Olin and its advisors the Huntsman standalone projections in a virtual data room. For additional information on the Huntsman standalone projections, see the section of this joint proxy statement/prospectus entitled “—Certain Unaudited Prospective Financial Information”.

Also on May 26, 2026, Olin made available to Huntsman and its advisors the Olin standalone projections in a virtual data room. For additional information on the Olin standalone projections, see the section of this joint proxy statement/prospectus entitled “—Certain Unaudited Prospective Financial Information”.

On May 27, 2026, Mr. Huntsman and Mr. Lane met to discuss the status of the potential business combination, including certain material commercial diligence items and the roles and responsibilities of the proposed non-executive chairman position.

On May 27, 2026, Mr. Huntsman delivered via email to Mr. Lane a revised excerpt of the proposed bylaws of the combined company setting forth the roles and responsibilities of the proposed non-executive chairman position.

On May 28, 2026, Mr. Huntsman and Mr. Lane met by telephone to discuss the status of the potential business combination, including the timeline to announce a transaction and a discussion of the proposed role of a newly created chief integration officer in the combined company.

Also on May 28, 2026, a working group comprised of members of Huntsman management and Olin management met to discuss the status of the transaction and the workstreams necessary to prepare for a potential announcement of a transaction. During the period following this meeting until June 15, 2026, this working group met regularly to discuss transaction status.

On May 29, 2026, the Huntsman board held a virtual special meeting, with members of Huntsman management and representatives of Kirkland, Citi and Morgan Stanley in attendance for portions of the meeting, to discuss the status of the potential business combination with Olin and to further assess alternative strategic pathways available to Huntsman. Mr. Huntsman reviewed the implied equity ownership split between the two companies based on recent trading levels, noting the impact of relative stock price movements on the proposed equity ownership allocation. Mr. Huntsman noted that Olin had not yet proposed a definitive equity split between the parties. Huntsman management, together with representatives of Citi and Morgan Stanley, reviewed for the Huntsman board various strategic alternatives available to Huntsman, including continuing to execute Huntsman’s standalone plan, pursuing an all-stock merger with Olin and pursuing other strategic alternatives. The Huntsman board discussed the potential business combination with Olin, including the potential for greater scale, improved portfolio mix, accelerated deleveraging through synergies, reduced cyclicality and a potentially more resilient platform, as well as illustrative pro forma future share price analyses and related assumptions. The Huntsman board further discussed the relative merits and risks associated with other strategic alternatives, including considerations relating to execution, costs, actionability, tax leakage, leverage, potential counterparty universe and market environment. Representatives of Kirkland also reviewed the Citi and Morgan Stanley relationship disclosures and the Huntsman board determined that there were no conflicts that adversely affected the ability of the financial advisors to act on behalf of Huntsman in connection with the potential business combination.

Also on May 29, 2026, representatives of Cravath delivered to representatives of Kirkland a revised draft of the merger agreement, which, among other things, (i) revised the governance provisions, including to remove the provisions regarding an “integration phase” during which the governance provisions set out in the merger agreement would need to be maintained and to revise the super-majority vote requirement for the removal of the CEO to remain in place until the second anniversary of closing, (ii) revised the termination fees to each be equal to 4.25% of Huntsman’s fully diluted equity value and (iii) removed any expense reimbursement in the event the other party’s shareholders did not approve the transaction other than in connection with an adverse recommendation change by the other party’s board. The merger agreement also included a note that the exchange ratio was to be set as discussed between Mr. Lane and Mr. Huntsman in their telephonic conversation on May 22, 2026 and reiterated Olin’s position that Mr. Huntsman would serve as non-executive chairman.

On June 1, 2026, Ms. Castle updated the Olin board via email about the current status of recent discussions with Huntsman, including key points that remained open in the merger agreement, a high-level overview of the status of due diligence and the targeted signing timing.

On June 2, 2026, representatives of Huntsman, Olin, Kirkland, Cravath, Lazard, Citi and Morgan Stanley met virtually to discuss the transaction structure for the potential business combination, including a dual-vote transaction structure in which the parties would seek shareholder approval for both the direct merger and the subsidiary merger, as well as the relative merits of a direct merger versus a subsidiary merger structure, and other potential structures. In the course of the meeting, the parties discussed tax considerations, the impact of the deal structure on the combined company’s capital structure and shareholder approval requirements.

On June 4, 2026, representatives of Kirkland delivered to representatives of Cravath a revised draft of the merger agreement, which, among other things, (i) accepted that the super-majority vote requirement for the removal of the CEO would remain in place until the second anniversary of closing and revised to provide that removal would require approval of two-thirds of the combined company board (rather than three-fourths approval), (ii) revised the termination fees to each be equal to 4.5% of Huntsman’s fully diluted equity value and (iii) re-inserted provisions providing for expense reimbursement of up to $30 million in the event the other party’s shareholders did not approve the transaction other than in connection with an adverse recommendation change by the other party’s board. The merger agreement also included a note that the exchange ratio was to be agreed between Mr. Lane and Mr. Huntsman.

On June 5, 2026, Mr. Huntsman and Mr. Lane had a call to discuss the potential business combination, including the work necessary to finalize discussions related to the transaction structure and a path towards a potential signing.

On June 8, 2026, Mr. Huntsman and Mr. Lister and Mr. Lane and Mr. Slater met in person at the offices of Kirkland in Houston to discuss transaction structure as well as the proposed equity ownership split for the contemplated transaction. At the meeting, Mr. Lane suggested a combined company ownership split of 42% to 43% for Huntsman stockholders and 57% to 58% for Olin shareholders, noting that this split reflected long-term relative values for the two companies and accounted for the material increase in the price of Huntsman shares in recent days. Mr. Huntsman responded that the Huntsman board was expecting the exchange ratio to be determined based on more recent relative stock trading prices and such an exchange ratio would imply a combined company equity ownership split of approximately 45% for Huntsman stockholders and 55% for Olin shareholders. After discussion, though Mr. Huntsman and Mr. Lane had not reached agreement on the exchange ratio calculation, they discussed that the implied ownership split and the exchange ratio should be based on relative stock trading prices over a reasonable period of time before signing. Also at this meeting, Mr. Lane expressed Olin’s preference for a dual-vote transaction structure, pursuant to which Olin would seek shareholder approval for both the direct merger and the subsidiary merger.

Also on June 8, 2026, representatives of Cravath delivered to representatives of Kirkland a draft of the voting agreement to be entered into by Mr. Huntsman and certain affiliated entities.

On June 9, 2026, Huntsman management held a Huntsman board update call at which Mr. Huntsman provided an update regarding the June 8 meeting with Mr. Lane and Mr. Slater, including the proposed ownership split, transaction structure and chairman role. The members of the Huntsman board in attendance expressed that they would not be supportive of a transaction on the terms proposed by Mr. Lane at the June 8 meeting.

On June 9, 2026, the Olin board held a virtual special meeting, with members of Olin senior management and representatives of Lazard, Cravath and Sidley Austin LLP, regulatory counsel to Olin (which we refer to as “Sidley”), in attendance for portions of the meeting. At the meeting, Mr. Lane summarized the strategic rationale for the potential business combination with Huntsman, noting that it would provide growth opportunities not achievable for Olin on a standalone basis. Mr. Lane also led a discussion on the current status of negotiations on key terms and noted the impact of recent share price performance of the parties on the negotiations. Members of Olin senior management then discussed with the Olin board the process for developing Olin standalone projections. The members of Olin senior management noted that the Olin standalone projections had been provided to Huntsman in connection with the potential business combination. For additional information on the Olin standalone projections, see the section of this joint proxy statement/prospectus entitled “—Certain Unaudited Prospective Financial Information”. Following discussion, the Olin board approved the Olin standalone projections for use by Lazard in its financial analyses and fairness opinion with respect to the potential business combination. Members of Olin senior management also described to the Olin board the Huntsman standalone projections that had been prepared by Huntsman in connection with the potential business combination, explained the adjustments applied thereto by Olin management to produce the Olin management adjusted Huntsman projections and described the synergy projections that had been jointly developed by Olin and Huntsman management. For additional information on the Olin management adjusted Huntsman projections and the synergy projections, see the section of this joint proxy statement/prospectus entitled “—Certain Unaudited Prospective Financial Information”. Following such discussion, representatives of Lazard reviewed its preliminary financial analysis based on the Olin standalone projections and the Olin management adjusted Huntsman projections, as well as a range of exchange ratios with respect to the potential business combination and the anticipated post-closing ownership split of the combined company. Representatives of Cravath also reviewed with the Olin board its fiduciary duties in connection with the Olin board’s evaluation of the potential business combination and delivered a legal presentation with respect to the potential business combination, which included a discussion of key terms in the current draft of the merger agreement. Representatives of Cravath also reviewed with the Olin board the ongoing discussions with Huntsman regarding the structure of the potential business combination and the benefits and risks of the structures under discussion.

During the course of the day on June 9, 2026, Mr. Huntsman and Mr. Lane had a series of meetings by telephone to discuss valuation and the implied equity ownership split between Olin shareholders and Huntsman stockholders. During this discussion, Mr. Lane proposed, subject to approval by the Olin board, (i) an exchange ratio to be determined based on the ratio of the 30-day VWAP for Huntsman common stock and Olin common stock as of the close of market on Friday, June 12, 2026 and (ii) a dual-vote transaction structure. As part of this discussion, Mr. Lane emphasized that the dual-vote transaction structure would enhance the likelihood that the proposed business combination is approved by Olin shareholders while also giving Olin shareholders the opportunity to vote on a structure that may preserve Huntsman’s low-interest bonds, allowing the combined company to benefit from continuation of the lower interest expense.

Later on June 9, 2026, the Olin board held another virtual special meeting, with members of Olin senior management in attendance. Mr. Lane opened the meeting by updating the other members of the Olin board on the discussions with Mr. Huntsman that had occurred following the earlier meeting of the Olin board, noting that Mr. Huntsman had requested that Olin make a specific proposal on the exchange ratio. Mr. Lane suggested that Olin propose an exchange ratio tied to the 30-day VWAP leading up to the signing date, which based on current market prices would imply approximately 45.1% ownership of the combined company by Huntsman stockholders on a fully diluted basis. After discussion, the Olin board requested further financial analysis from Lazard with respect to the exchange ratio and other information from Cravath and members of Olin senior management with respect to the potential business combination. Following the discussion, Mr. Lane suggested that the Olin board reconvene on the evening of June 10, 2026 once the requested financial analyses and information were available.

On June 10, 2026, Mr. Lane and Mr. Huntsman met by telephone to further discuss the June 9 proposal from Mr. Lane. Mr. Huntsman expressed support for the proposed terms, subject to approval by the Huntsman board.

On June 10, 2026, Huntsman management held a Huntsman board update call to provide an update regarding the proposed transaction terms outlined by Mr. Lane during the June 9 telephonic meeting with Mr. Huntsman. The members of the Huntsman board in attendance expressed support for a transaction with the proposed exchange ratio and structure outlined by Mr. Lane on June 9, 2026.

Later in the day on June 10, 2026, Mr. Huntsman and Mr. Lane had a series of meetings by telephone. During the discussions, Mr. Huntsman and Mr. Lane agreed, in principle, subject to final approval of the boards of each of Olin and Huntsman, to determine the exchange ratio based on the ratio of the 30-day VWAP for Huntsman common stock and Olin common stock as of the close of market on Friday, June 12, 2026 and to proceed with the dual-vote transaction structure. Also during these discussions, Mr. Lane noted that Olin would agree to Huntsman’s most recent proposals regarding other key governance matters, termination fees and expense reimbursement.

Also on June 10, 2026, the Olin board held a virtual special meeting, with members of Olin senior management and representatives of Lazard and Cravath in attendance. At the meeting, Mr. Lane provided the Olin board with an update on the latest discussions with Mr. Huntsman that had occurred over the preceding day, noting that he and Mr. Huntsman had agreed in principle, subject to final approval of the boards of each of Olin and Huntsman, on the proposed exchange ratio calculation mechanism and structure outlined to Mr. Huntsman on June 9, 2026. Mr. Lane discussed with members of the Olin board the potential synergy benefits of the potential business combination and further analyses regarding the exchange ratio based on current market prices and the current 30-day VWAP. Following discussion, the Olin board expressed support for the proposed terms and agreed to reconvene in advance of the anticipated signing to further consider approval of the terms of the potential business combination, including the final exchange ratio.

On June 10, 2026, representatives of Cravath delivered to representatives of Kirkland a revised draft of the merger agreement, which, among other things, reflected the agreed-upon transaction structure and other matters discussed between Mr. Huntsman and Mr. Lane. From this point until the merger agreement was executed on June 15, 2026, the parties and their respective legal advisors exchanged revised drafts of the merger agreement and voting agreement and negotiated the terms of those agreements, including the transaction structure and required approvals, certain governance and social matters, termination provisions, including termination fees and expense reimbursement, regulatory approval covenants, and circumstances under which the voting agreement obligations would terminate. For information regarding the final terms of the merger agreement, see the section entitled “Merger Agreement.” A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

On June 11 and 12, 2026, Mr. Huntsman and Mr. Lane met by telephone to discuss potential final deal terms related to valuation and structure, external communications regarding the announcement of the potential business combination and to align on timing for the companies’ board meetings.

On June 11 and 12, 2026, management, investor relations and communications teams from Huntsman and Olin, in addition to their external advisors, met in person at the offices of Kirkland in Houston to review and discuss the internal and external communications strategy.

On June 12, 2026, the parties confirmed that the ratio of the 30-day VWAP for Huntsman common stock and Olin common stock as of the close of market on Friday, June 12, 2026, provided for an exchange ratio of 0.5476 shares of Olin common stock per share of Huntsman common stock, which would result in Olin shareholders and Huntsman stockholders holding approximately 54.5% and 45.5%, respectively, of the combined company on a fully diluted basis.

On June 13, 2026, representatives of Kirkland delivered to representatives of Cravath a revised draft of the voting agreement to be entered into by Mr. Huntsman and his affiliated entities, which, among other things, provided that the voting agreement would terminate in the event of an adverse recommendation change by the Huntsman board. For information regarding the final terms of the voting agreement, see the section entitled “The Merger—Voting and Support Agreement.” A copy of the voting agreement is attached as Annex G to this joint proxy statement/prospectus.

On June 13, 2026, Mr. Lane and Mr. Huntsman met by telephone during which Mr. Huntsman asked if Olin would agree to an exchange ratio in excess of 0.5476 shares of Olin common stock per share of Huntsman common stock, which would result in Huntsman stockholders holding a larger percentage of the combined company compared to the exchange ratio that had been previously agreed in principle between Mr. Lane and Mr. Huntsman. Mr. Lane reiterated Olin’s position that the exchange ratio be set at 0.5476 shares of Olin common stock per share of Huntsman common stock, as based on the 30-day VWAPs for Huntsman common stock and Olin common stock as of the close of market on Friday, June 12, 2026.

On June 14, 2026, the Huntsman board held a special meeting, in person at the offices of Kirkland in New York and virtually, with members of Huntsman management and representatives of Kirkland, Citi and Morgan Stanley in attendance for portions of the meeting. Mr. Huntsman provided an overview of recent developments regarding discussions with Olin, including the negotiation of the merger agreement and the proposed exchange ratio and implied post-closing equity ownership of Huntsman stockholders. Mr. Huntsman further noted to the Huntsman board that in the past several trading days, including by approximately 10.3% over the past few days leading up to the close of market on Friday, June 12, 2026, the end of the VWAP reference period, Huntsman’s common stock had continued to trade measurably higher on relatively modest volume, noting that a transaction at the proposed exchange ratio was likely to represent an implied value that would be at a discount to the market price of Huntsman common stock at announcement of the transaction despite being “at-the-market” based on longer-term trading averages. The Huntsman board discussed the differentials between near-, mid-, and long-term relative VWAPs as compared to relative trading prices from the last few days of trading prior to the date of the Huntsman board meeting. Representatives of Kirkland reviewed with the Huntsman board its fiduciary duties in connection with the Huntsman board’s evaluation of the potential business combination, reviewed the material terms of the proposed merger agreement and voting agreement, including the impact of the proposed structure on required shareholder approvals by Huntsman stockholders and Olin shareholders and on the capital structure of the combined company and reviewed the timing and substance of regulatory filing requirements. Following the legal discussion, representatives of Citi and Morgan Stanley reviewed their respective financial analyses relating to Huntsman, Olin, the combined company and the exchange ratio, taking into account, among other things, the Olin standalone projections and the Huntsman standalone projections. See the sections of this joint proxy statement/prospectus titled “The Merger—Opinions of Huntsman’s Financial Advisors—Opinion of Citigroup Global Markets Inc.—Financial Analyses” and “The Merger—Opinions of Huntsman’s Financial Advisors—Opinion of Morgan Stanley & Co. LLC—Summary of Financial Analysis of Morgan Stanley” for further descriptions of these analyses. Each of Citi and Morgan Stanley informed the Huntsman board that, based on information available at that time, they anticipated being in a position to deliver a fairness opinion should the Huntsman board decide to proceed with a transaction. After discussion, the Huntsman board decided to meet again the following day to determine whether to approve the proposed transaction.

On June 14 and 15, 2026, Mr. Huntsman and Mr. Lane met at the offices of Kirkland in New York to discuss the recent trading prices of Huntsman common stock and Olin common stock and the potential timing of announcement of a transaction.

Also on June 14 and 15, 2026, members of Huntsman and Olin management and representatives of their respective financial advisors met at the offices of Kirkland in New York to discuss the parties’ communications plan in respect of the announcement of a transaction.

On June 15, 2026, the Huntsman board held a special meeting, with members of Huntsman management and representatives of Kirkland, Citi and Morgan Stanley in attendance for portions of the meeting, to consider the proposed transaction and the merger agreement. The Huntsman board reviewed the most recent trading prices for Huntsman and Olin and the pros and cons of different timing options for announcement of a transaction. Following the discussion, representatives of Kirkland reviewed with the Huntsman board the latest terms of the substantially final merger agreement and related transaction documents. Representatives of Citi then confirmed that there were no changes to their financial analyses relating to the exchange ratio since the discussion the prior day and delivered to the Huntsman board an oral opinion, which was confirmed by delivery of a written opinion dated June 15, 2026, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, as set forth in its opinion, the exchange ratio was fair, from a financial point of view, to holders of Huntsman common stock. Representatives of Morgan Stanley then confirmed that there were no changes to their financial analyses relating to the exchange ratio since the discussion the prior day and delivered to the Huntsman board an oral opinion, which was confirmed by delivery of a written opinion dated June 15, 2026, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Morgan Stanley, as set forth in its opinion, the exchange ratio was fair, from a financial point of view, to holders of Huntsman common stock. The opinions of Citi and Morgan Stanley are each described in more detail in this joint proxy statement/prospectus in the sections entitled “—Opinions of Huntsman’s Financial Advisors—Opinion of Citigroup Global Markets, Inc.” and “—Opinions of Huntsman’s Financial Advisors—Opinion of Morgan Stanley & Co. LLC”.

After considering the proposed terms of the merger agreement and taking into consideration a variety of factors, including those described in the section entitled “—Recommendation of the Huntsman Board of Directors and Reasons for the Merger”, the Huntsman board unanimously (a) determined that the merger agreement and the transactions contemplated thereby, including the direct merger or the subsidiary merger, as applicable, are fair to and in the best interests of Huntsman and Huntsman stockholders, (b) approved and declared advisable the merger agreement and the transactions contemplated thereby, (c) resolved to recommend that Huntsman stockholders adopt the merger agreement and approve the transactions and (d) directed that the merger agreement, the direct merger, the subsidiary merger and the other transactions be submitted to Huntsman stockholders for adoption and approval at a special meeting of Huntsman stockholders.

On June 15, 2026, the Olin board held a virtual special meeting, with members of Olin senior management and representatives of Lazard, Cravath and Sidley in attendance. Mr. Lane opened the meeting by updating the other members of the Olin board on the discussions with Mr. Huntsman over the preceding days in preparation of the planned public announcement of the potential business combination on the morning of June 16, 2026 and on the proposed final terms of the transaction. Representatives of Lazard then reviewed with the Olin board its financial analysis of the potential business combination and rendered to the Olin board its oral opinion, which was subsequently confirmed in writing by the delivery of Lazard’s written opinion, dated June 15, 2026, which is attached to this joint proxy statement/prospectus as Annex D, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such opinion, the exchange ratio is fair, from a financial point of view, to Olin. For a detailed discussion of Lazard’s opinion, see the section entitled “The Merger—Opinion of Olin’s Financial Advisor”. A discussion ensued regarding Lazard’s financial analysis and the factors affecting the valuation, exchange ratio and fairness opinion. Representatives of Cravath then delivered a legal presentation to the Olin board and reviewed with the Olin board a summary of the key terms of the merger agreement and voting and support agreement.

After considering the proposed terms of the merger agreement and other transaction documents and taking into consideration a variety of factors, including those described in the section entitled “—Recommendation of the Olin Board of Directors and Reasons for the Merger”, the Olin board resolved to proceed with the business combination with Huntsman and, in accordance with its good faith business judgment of the best interests of Olin and its shareholders, unanimously: (a) determined that Olin enter into the merger agreement and consummate, as applicable, the direct merger or the subsidiary merger and the issuance of shares of Olin common stock in connection therewith, and the other transactions contemplated by the merger agreement; (b) adopted the merger agreement and the related plan of merger and approved the consummation of the transactions contemplated by the merger agreement, including, as applicable, the direct merger or the subsidiary merger and the issuance of shares of Olin common stock in connection therewith; and (c) recommended that the Olin shareholders approve (i) the merger agreement and the related plan of merger providing for the direct merger, including the issuance of shares of Olin common stock in connection with the direct merger, and (ii) the issuance of shares of Olin common stock in connection with the subsidiary merger. The Olin board then directed members of Olin management and its advisors to finalize and execute the merger agreement and other transaction documents and to announce the execution of the merger agreement on the following day.

Following the meetings of the Huntsman board and Olin board, on June 15, 2026, representatives of Kirkland and Cravath finalized the merger agreement and other transaction documents. Later that evening, each of Olin, Huntsman, First Merger Sub and Second Merger Sub executed and delivered the merger agreement.

Prior to the opening of U.S. stock market trading on June 16, 2026, Huntsman and Olin issued a joint press release announcing the entry into the merger agreement. Around the same time, each of Huntsman and Olin filed a current report on Form 8-K disclosing such announcement.

Merger Consideration to Huntsman Stockholders

At the effective time, each eligible share of Huntsman common stock issued and outstanding immediately prior to the effective time (other than shares to be canceled in accordance with the merger agreement) will be converted into the right to receive 0.5476 shares of Olin common stock, which we refer to as the merger consideration. Following the merger, Huntsman common stock will be delisted from the NYSE, will be deregistered under the Exchange Act and will cease to be publicly traded.

Huntsman stockholders that would have otherwise been entitled to receive a fractional share of Olin common stock will instead be entitled to receive, in lieu of such fractional shares of Olin common stock, an amount in cash (without interest and rounded to the nearest cent), equal to the product of (a) the amount of the fractional share interest in a share of Olin common stock to which such holder would be entitled under the merger agreement and (b) an amount equal to the average of the volume-weighted average price on each of the five consecutive trading days ending on (and including) the first trading day immediately prior to the closing date (as defined below). No

Huntsman stockholder will be entitled by virtue of the right to receive consideration with respect to fractional shares to any dividends, voting rights or any other rights in respect of any fractional share of Olin common stock.

Closing and Effective Time of the Merger

The closing of the merger (which we refer to as the “closing”) will take place on the third business day following the satisfaction or (to the extent permitted by law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), as described in the section entitled “The Merger Agreement—Conditions to the Closing of the Merger” below, or at such other place, time and date as will be agreed in writing between Olin and Huntsman.

If the direct merger is consummated, the direct merger will become effective at such time as Olin and Huntsman shall agree and specify in the certificate of merger for the direct merger and the Virginia articles of merger and the certificate of merger filed with the Secretary of State of the State of Delaware.

If the subsidiary merger is consummated, the first subsidiary merger will become effective upon the due filing of the certificate of merger relating to the first subsidiary merger with the Secretary of State of the State of Delaware or at such later time as Olin and Huntsman will agree and specify in such certificate of merger (which we refer to as the “first effective time”). The second subsidiary merger will become effective upon the due filing of the certificate of merger relating to the second subsidiary merger with the Secretary of State of the State of Delaware or at such later time as Olin and Huntsman will agree and specify in such certificate of merger (which we refer to as the “second effective time”).

Board of Directors of the Combined Company Following the Consummation of the Merger

The combined company board will have ten members, comprised of (a) four directors from among the members of the Olin board as of immediately prior to the effective time, each of whom will be designated by the Olin board prior to the effective time, (b) four directors from among the members of the Huntsman board as of immediately prior to the effective time, each of whom will be designated by the Huntsman board prior to the effective time, and (c) the chief executive officer of Olin as of immediately prior to the effective time and the chief executive officer of Huntsman as of immediately prior to the effective time.

Ownership of the Combined Company

Immediately after the closing of the merger, it is expected that Olin shareholders as of immediately prior to the merger will own approximately 54.5%, and Huntsman stockholders as of immediately prior to the merger will own approximately 45.5%, of the issued and outstanding shares of the combined company’s stock, in each case calculated based on the fully diluted market capitalizations of Olin and Huntsman as of the date of signing of the merger agreement. The exact ownership interests of Olin shareholders and Huntsman stockholders in the combined company immediately following the merger will depend on the number of shares of Olin common stock and the number of shares of Huntsman common stock issued and outstanding immediately prior to the effective time and the number of issued and outstanding Huntsman equity awards to be settled in shares of Olin common stock in connection with the merger, as provided in the section entitled “The Merger Agreement—Consideration.”

Recommendation of the Olin Board of Directors and Reasons for the Merger

At a meeting held on June 15, 2026, the Olin board, in accordance with its good faith business judgment of the best interests of Olin and its shareholders, unanimously: (1) determined that Olin enter into the merger agreement and consummate, as applicable, the direct merger or the subsidiary merger and the issuance of shares of Olin common stock in connection therewith, and the other transactions contemplated by the merger agreement; (2) adopted the merger agreement and the related plan of merger and approved the consummation of the transactions contemplated by the merger agreement, including, as applicable, the direct merger or the subsidiary merger and the issuance of shares of Olin common stock in connection therewith; and (3) recommended that the Olin shareholders approve (i) the merger agreement and the related plan of merger providing for the direct merger, including the issuance of shares of Olin common stock in connection with the direct merger and (ii) the issuance of shares of Olin common stock in connection with the subsidiary merger. The Olin board unanimously recommends that Olin shareholders vote “FOR” the Olin direct merger proposal, “FOR” the Olin subsidiary merger proposal, “FOR” the Olin advisory compensation proposal and “FOR” the Olin adjournment proposal.

In evaluating the merger, the Olin board met multiple times to consider a potential business combination with Huntsman, including in executive sessions, consulted with Olin management and outside legal, financial, strategic and other advisors, and considered a number of factors, weighing both perceived benefits of the merger as well as potential risks, uncertainties and other potentially negative factors associated with the business combination with Huntsman.

In the course of its deliberations, the Olin board considered a variety of factors and information that it believes supports its determinations and recommendation, including the following (which are not necessarily presented in order of relative importance):

Strategic Benefits of the Merger:

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Olin’s belief that the business combination with Huntsman will bring together complementary upstream and downstream capabilities and that the value and timing of this opportunity will generate long-term value for Olin shareholders.

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Olin’s belief that the complementary portfolios and enhanced geographic footprint of the combined company, including its presence in the U.S. Gulf Coast, Europe and Asia, will allow the combined company to capitalize on regional sector dynamics and better serve customers across key markets.

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Olin’s belief that the combined company will benefit from the vertical integration of Olin’s manufacturing and feedstock capabilities with Huntsman’s downstream products and formulation expertise, which is expected to improve margins and cash flow through a more efficient operating model.

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Olin’s identification of more than $300 million of near-term cost synergies and integration benefits expected to be realized by the end of the third year following closing, with the vast majority expected to be realized within 24 months of the closing.

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Olin’s belief that the drivers of these synergies include (a) approximately $150 million of SG&A synergies from overhead reduction and elimination of duplicative corporate costs across functions, (b) approximately $75 million of purchasing and raw material integration synergies from greater scale in sourcing, rationalized supplier relationships and lower raw material costs across the combined company, and (c) approximately $75 million of operational synergies from global asset optimization and fixed cost reductions associated with operating a more integrated manufacturing network.

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Olin’s belief that, in addition to the more than $300 million of near-term cost synergies and integration benefits, an additional $100 million of annual raw material integration benefits are expected to be realized beginning in 2031.

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Olin’s belief that the identified cost synergies are highly actionable and the result of detailed diligence and analysis over several months by cross-functional teams from both Olin and Huntsman and their respective advisors.

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Olin’s belief that the identified cost synergies are incremental to Olin’s and Huntsman’s cost saving plans as independent companies, which savings would not be available to either company on a standalone basis.

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Olin’s belief that the combined company will be more resilient and profitable than the companies on a standalone basis, evidenced by the $1.3 billion in 2025 Adjusted EBITDA on a combined company basis (including expected run-rate synergies), and that the combined company will benefit from a robust balance sheet with an evenly weighted maturity profile, no bond maturities before 2029, and an attractive blended cost of debt of approximately 5.1%.

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Olin’s belief that the combined company’s enhanced scale will allow it to improve profitability and cash flow generation through the cycle, support near-term deleveraging, maintain a stable dividend policy and pursue shareholder returns and high-return organic and inorganic growth projects.

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Olin’s belief that the combined company will benefit from an experienced management team and leadership team drawing from both organizations, including the agreement that, upon the closing of the merger, (a) current Olin president and chief executive officer, Kenneth T. Lane, will serve as chief executive officer of the combined company, (b) current chairman, president and chief executive officer of Huntsman, Peter R. Huntsman, will serve as non-executive chairman of the combined company board and (c) current executive vice president and chief financial officer of Huntsman, Philip M. Lister, will serve as the chief financial officer of the combined company.

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Olin’s belief that the commitment to deliver on the identified synergies will be bolstered by the agreement that, upon the closing of the merger, (a) current senior vice president and chief financial officer of Olin, Todd A. Slater, will serve as chief integration officer of the combined company, reporting to the chief executive officer of the combined company, and (b) the combined company board will establish a strategic integration committee to oversee integration and synergy realization.

•	The Olin senior management team’s recommendation in support of the business combination with Huntsman.

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The Olin board’s knowledge of, and discussions with Olin management and its advisors regarding, each of Olin’s and Huntsman’s businesses, operations, financial condition, earnings, prospects and common stock trading multiples, taking into account Olin’s publicly filed information and the results of Olin’s due diligence investigation of Huntsman.

•	The current and prospective environment of the chemicals industry generally in which Olin and Huntsman operate.

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The oral opinion of Lazard rendered to the Olin board on June 15, 2026, which was subsequently confirmed by delivery of a written opinion, dated June 15, 2026, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such opinion, the exchange ratio was fair, from a financial point of view, to Olin, as more fully described below in the section entitled “The Merger—Opinion of Olin’s Financial Advisor” beginning on page 95 of this joint proxy statement/prospectus. The full text of the written opinion of Lazard, dated June 15, 2026, is attached as Annex D to this joint proxy statement/prospectus, which is incorporated herein by reference.

•	Olin’s belief that the restrictions imposed on Olin’s business and operations during the pendency of the merger are reasonable and not unduly burdensome.

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The fact that the exchange ratio is fixed and will not fluctuate in the event that the market price of Huntsman common stock increases relative to the market price of Olin common stock between the date of the merger agreement and the consummation of the merger.

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The fact that Olin shareholders will have the opportunity to vote on the direct merger proposal and the subsidiary merger proposal, and that the approval of either of the direct merger proposal or the subsidiary merger proposal is a condition precedent to the merger.

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The Olin board’s belief that, if the merger is effected via a direct merger instead of a subsidiary merger, the combined company will preserve Huntsman’s low-interest bonds, allowing the combined company to benefit from greater financial benefits resulting from a direct merger compared to those available in the subsidiary merger in terms of capital structure efficiency. If the merger is consummated through the subsidiary merger, two series of Huntsman’s notes—the 2.950% Senior Notes due 2031 and the 4.500% Senior Notes due 2029—will likely be required to be refinanced. Any such refinancing of such notes would be funded with the proceeds of new debt of the combined company that will accrue interest at a rate that is anticipated to be higher than the interest rate of such notes being refinanced. The increase in interest expense of the combined company from any such refinancing will result in a correspondingly lower amount of net income. See Note 7 of the section of this joint proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

•	The Olin board’s belief that the merger, whether effected through the direct merger or the subsidiary merger, is expected to generate significant value for Olin shareholders.

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The Olin board’s belief that, as part of Olin’s evaluation of the merger and customary due diligence exercise, including comprehensive legal, regulatory and environmental due diligence, Olin and the Olin board carefully considered all opportunities and risks, including, without limitation, by working closely with Olin’s advisors in connection with a detailed review and assessment of Huntsman.

Transaction Terms:

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The board of the combined company immediately following consummation of the merger will consist of ten members with equal representation from Olin and Huntsman, including (a) four independent directors from Olin, (b) four independent directors from Huntsman and (c) the current chief executive officer of each of Olin and Huntsman.

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Olin’s belief regarding the favorability of the exchange ratio relative to its current assessment of the valuation of each company (including all opportunities and risks), and the fact that Olin shareholders will own approximately 54.5% of the issued and outstanding shares of Olin common stock following consummation of the merger (on a fully diluted basis) and continue to benefit from the upside of the combined company on a go-forward basis.

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The fact that, while Olin is obligated to use its reasonable best efforts to complete the merger, Olin is not compelled to take any actions or agree to any terms, conditions or limitations as a condition to, or in connection with, obtaining any regulatory approvals required to complete the merger if such action, individually or when aggregated with other such actions, would reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of (1) Olin and its subsidiaries, taken as a whole, or (2) Huntsman and its subsidiaries, taken as a whole (whether prior to or following the transactions contemplated by the merger agreement), in each case, with materiality determined by reference to a business the size of Huntsman and its subsidiaries, taken as a whole.

•	The likelihood that the merger would be completed and the Olin board’s evaluation of the likely time period necessary to close the merger.

•	The representations, warranties, covenants and conditions contained in the merger agreement, including the following (which are not necessarily presented in order of relative importance):

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That Olin has the ability, in specified circumstances, to provide non-public information to and to engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal, as further described in the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation” beginning on page 166 of this joint proxy statement/prospectus.

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That the Olin board has the ability, in specified circumstances, to change its recommendation to Olin shareholders in favor of the direct merger proposal and the subsidiary merger proposal, as further described in the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation” beginning on page 166 of this joint proxy statement/prospectus.

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That there are limited circumstances in which the Huntsman board may terminate the merger agreement or change its recommendation that Huntsman stockholders approve the Huntsman merger proposal, and if the merger agreement is terminated under specified circumstances, Huntsman has agreed to pay Olin a termination fee of $121 million and, under certain circumstances, reimburse the reasonable and documented out-of-pocket fees and expenses of Olin, subject to a cap of $30 million. For additional information, see the section entitled “The Merger Agreement—Termination” beginning on page 180 of this joint proxy statement/prospectus.

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The requirement that Huntsman must hold a stockholder vote on the approval of the Huntsman merger proposal, even if the Huntsman board has withdrawn or changed its recommendation in favor of the Huntsman merger proposal, and the inability of Huntsman to terminate the merger agreement in connection with an acquisition proposal. For additional information, see the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation” beginning on page 166 of this joint proxy statement/prospectus.

•	That the merger agreement permits Olin to continue to pay regular quarterly cash dividends of $0.20 per share to its shareholders in accordance with past practice.

In the course of its deliberations, the Olin board also considered a variety of risks, uncertainties and other potentially negative factors, including the following (which are not necessarily presented in order of relative importance):

•	The possibility that the merger may not be completed in a timely manner or at all and the potential consequences of non-completion or delays in completion.

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The effect that the period from announcement of the merger until consummation could have on the market price of Olin common stock, Olin’s operating results and Olin’s relationships with its employees, shareholders, industry contacts and others who do business with Olin.

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The possibility that the integration of Olin and Huntsman may not be as successful as expected and that the anticipated benefits of the merger may not be realized in full or in part, including the risk that synergies may not be achieved or may not be achieved in the expected time frame, which could cause the trading price of the combined company’s common stock to decline or experience unanticipated volatility, adversely affecting the value of Olin shares held by Olin shareholders following the merger.

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The possibility that the attention of Olin’s senior management may be diverted from other strategic priorities to focus on implementing the merger, including making arrangements for the integration of Olin’s and Huntsman’s operations, assets and employees following the merger.

•	The possibility that Olin shareholders may not approve either the Olin direct merger proposal or the Olin subsidiary merger proposal.

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The possibility that the Huntsman board could, under certain circumstances, consider alternative proposals and make an adverse recommendation change in response to a takeover proposal to the Huntsman stockholders.

•	The possibility that the Huntsman stockholders may not approve the Huntsman merger proposal.

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The fact that the merger agreement imposes “no-shop” restrictions on Olin’s ability to solicit alternative transactions, which are described in the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation” beginning on page 166 of this joint proxy statement/prospectus.

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The fact that there are limited circumstances in which the Olin board may terminate the merger agreement or change its recommendation that Olin shareholders approve the Olin direct merger proposal or the Olin subsidiary merger proposal, and if the merger agreement is terminated under specified circumstances, Olin has agreed to pay Huntsman a termination fee of $121 million and, under certain circumstances, reimburse the reasonable and documented out-of-pocket fees and expenses of

Huntsman, subject to a cap of $30 million. For additional information, see the section entitled “The Merger Agreement—Termination” beginning on page 180 of this joint proxy statement/prospectus.

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The possibility that (i) the $121 million termination fee payable by Olin to Huntsman under certain circumstances involving the termination of the merger agreement, (ii) the expense reimbursement obligation of up to $30 million payable by Olin to Huntsman in the event of termination for failure to obtain approval of the merger from Olin shareholder and (iii) the “force the vote” provision, which prevents Olin from terminating the merger agreement to accept a superior proposal unless and until Olin’s shareholders vote against the proposals, could discourage other potential parties from making a competing offer to Olin.

•	The potential that the no-shop and termination provisions of the merger agreement could discourage alternative bidders that might have been willing to submit superior proposals to Olin.

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The requirement that Olin must hold a shareholder vote on the approval of the Olin direct merger proposal and the Olin subsidiary merger proposal, even if the Olin board has withdrawn or changed its recommendation in favor of such proposals, and the inability of Olin to terminate the merger agreement in connection with an acquisition proposal. For additional information, see the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation” beginning on page 166 of this joint proxy statement/prospectus.

•	The transaction costs to be incurred by Olin in connection with the merger.

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The possibility that the merger could have adverse effects on relationships with customers and third parties with whom Olin and Huntsman do business, including under contracts that may require consents for merger transactions or transactions resulting in a change of control.

•	The possibility of lawsuits being brought against Olin, Huntsman or their respective boards in connection with the merger.

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The impact of the merger on the existing debt financing arrangements of Olin and Huntsman and the risk that any refinancing that may be undertaken in connection with the merger ultimately may not be available at all or on the terms anticipated by Olin.

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The fact that the transactions contemplated by the merger agreement will result in a substantial increase in Olin’s level of indebtedness, and the risk that the combined company may be more adversely affected by an economic downturn than Olin would have been on a standalone basis given such increased indebtedness.

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The risk that the completed merger may be effected via a subsidiary merger instead of a direct merger, which is the parties’ preferred structure due to the additional financial benefits to the combined company resulting from a direct merger in terms of capital structure efficiency.

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The risk that antitrust regulatory authorities may not approve the merger (or that such approvals may not be received in a timely manner) or may impose terms and conditions on their approvals that may prevent or delay the consummation of the merger or may adversely affect the business, operations and financial results of the combined company following the merger.

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The restrictions on the conduct of Olin’s business during the period between the signing of the merger agreement and consummation of the merger, including the requirement that Olin must conduct its business only in the ordinary course, subject to specific exceptions, which could negatively impact Olin’s ability to pursue various business opportunities or strategic transactions.

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The risks associated with the occurrence of events that may materially and adversely affect the financial condition, properties, assets, liabilities, business or results of operations of Huntsman and its subsidiaries but that will not entitle Olin to terminate the merger agreement.

•	The potential impact on the market price of Olin common stock as a result of the issuance of the merger consideration to holders of eligible shares of Huntsman common stock.

•	The risk that certain members of Olin’s and Huntsman’s management teams might choose not to remain employed with the combined company.

•	Various other risks described in the section entitled “Risk Factors” beginning on page 38 of this joint proxy statement/prospectus.

The Olin board believed that, overall, the potential benefits of the business combination to Olin shareholders outweighed the risks and uncertainties of the business combination. The Olin board considered all of these factors as a whole and, in accordance with its good faith business judgment of the best interests of Olin and its shareholders, unanimously determined that Olin enter into the merger agreement and consummate, as applicable, the direct merger or the subsidiary merger and the issuance of shares of Olin common stock in connection therewith, and the other transactions contemplated by the merger agreement. The foregoing discussion of the information and factors considered by the Olin board in reaching its conclusions and recommendation includes the principal factors considered by the Olin board, but is not intended to be exhaustive and may not include all of the factors considered by the Olin board. In view of the wide variety of factors considered by the Olin board in connection with its evaluation of the business combination with Huntsman and the complexity of these matters, the Olin board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative or specific weights to the specific factors that it considered in reaching its decision. Rather, the Olin board viewed its decisions as being based on the totality of the factors and information it considered. In considering the factors described above and any other factors, each individual member of the Olin board applied his or her own personal business judgment to the process and may have viewed factors differently or given different weight or merit to different factors.

In considering the recommendation of the Olin board that Olin shareholders vote to approve the Olin direct merger proposal and the Olin subsidiary merger proposal, Olin shareholders should be aware that the directors and executive officers of Olin have certain interests in the merger that may be different from, or in addition to, the interests of Olin shareholders generally. The Olin board was aware of these interests and considered them when approving the merger agreement and recommending that Olin shareholders vote to approve the Olin direct merger proposal and the Olin subsidiary merger proposal, which are described in the section entitled “The Merger—Interests of Olin Directors and Executive Officers in the Merger” beginning on page 136 of this joint proxy statement/prospectus.

The foregoing discussion of the information and factors considered by the Olin board is forward-looking in nature and should be read in light of the factors described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 52 of this joint proxy statement/prospectus.

Opinion of Olin’s Financial Advisor

Olin retained Lazard to act as its financial advisor in connection with the merger. In connection with this engagement, the Olin board requested that Lazard evaluate the fairness, from a financial point of view, to Olin of the exchange ratio provided for in the merger. On June 15, 2026, at a meeting of the Olin board held to evaluate the merger, Lazard rendered its oral opinion to the Olin board, subsequently confirmed in writing, that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to Olin.

The full text of Lazard’s written opinion, dated June 15, 2026, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. The summary of Lazard’s opinion is qualified in its entirety by reference to the full text of the opinion, and you are encouraged to read the opinion and this section carefully and in their entirety.

Lazard’s opinion was provided for the use and benefit of the Olin board (in its capacity as such) in its evaluation of the merger, and addressed only the fairness, as of the date of the opinion, from a financial point of view, to Olin of the exchange ratio provided for in the merger. Lazard’s opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any matter relating thereto.

Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of Lazard’s opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of Lazard’s opinion. Lazard’s opinion did not express any opinion as to the prices at which shares of Olin common stock or Huntsman common stock may trade at any time subsequent to the announcement of the merger. Lazard’s opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which Olin might engage or the merits of the underlying decision by Olin to engage in the merger.

In connection with its opinion, Lazard:

•	Reviewed the financial terms and conditions of the merger agreement;

•	Reviewed certain publicly available historical business and financial information relating to Huntsman and Olin;

•

Reviewed various financial forecasts and other data provided to Lazard by Huntsman, as adjusted by Olin, relating to the business of Huntsman (referred to herein as the “Olin management adjusted Huntsman projections” and summarized in the section titled “The Merger—Certain Unaudited Prospective Financial Information” beginning on page 128 of this joint proxy statement/prospectus), financial forecasts and other data provided to Lazard by Olin relating to the business of Olin (referred to herein as the “Olin standalone projections” and summarized in the section titled “The Merger—Certain Unaudited Prospective Financial Information” beginning on page 128 of this joint proxy statement/prospectus and, together with the Olin management adjusted Huntsman projections, the “Projections”), and the projected synergies and other benefits, including the amount and timing thereof, anticipated by the managements of Olin and Huntsman to be realized from the merger (referred to herein as the “Projected Synergies” and summarized in the section titled “The Merger—Certain Unaudited Prospective Financial Information” beginning on page 128 of this joint proxy statement/prospectus);

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Held discussions with members of the senior managements of Huntsman and Olin with respect to the businesses and prospects of Huntsman and Olin, respectively, and with respect to the Projected Synergies and other benefits anticipated by the managements of Olin and Huntsman to be realized from the merger;

•	Reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of Huntsman and Olin, respectively;

•	Reviewed historical stock prices and trading volumes of Huntsman common stock and Olin common stock;

•	Reviewed the potential pro forma financial impact of the merger on Olin based on the Projections and the Projected Synergies; and

•	Conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information, and such information formed a substantial basis for Lazard’s opinion. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Huntsman or Olin or concerning the solvency or fair value of Huntsman or Olin, and was not furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in Lazard’s analyses, including those related to Projected Synergies and other benefits anticipated by the managements of Olin and Huntsman to be realized from the merger, Lazard assumed, with the consent of Olin, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Huntsman and Olin, respectively, and such synergies and other benefits. In addition, Lazard assumed, with the consent of Olin, that the Projections and the Projected Synergies will be realized in the amounts and at the times contemplated thereby. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they are based.

In rendering its opinion, Lazard assumed, with the consent of Olin, that the merger will be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Lazard also assumed, with the consent of Olin, that obtaining the necessary governmental, regulatory or third party approvals and consents for the merger will not have an adverse effect on Olin, Huntsman, or the merger. Lazard further assumed, with the consent of Olin, that the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor does Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understands that Olin obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the exchange ratio to the extent expressly specified in its opinion) of the merger, including, without limitation, the form or structure of the merger or any agreements or arrangements entered into in connection with, or contemplated by, the merger, including the voting and support agreements by and between Olin and certain Huntsman stockholders. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the exchange ratio or otherwise.

Summary of Financial Analyses of Lazard

The following is a summary of the material financial analyses reviewed with Olin in connection with Lazard’s opinion, dated June 15, 2026. The summary of Lazard’s analyses provided below is not a complete description of the analyses underlying Lazard’s opinion, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Lazard. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances and, therefore, is not readily susceptible to summary description. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses.

In arriving at its opinion, Lazard considered the results of all of the analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any factor or method of analysis considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. Considering selected portions of the analyses in the summary set forth below, without considering the analyses as a whole, could create an incomplete or misleading view of the analyses underlying Lazard’s opinion.

For purposes of its analyses and review, Lazard considered economic, monetary, market and other conditions, many of which are beyond the control of Olin and Huntsman. No company or business used in Lazard’s analyses is identical to Olin or Huntsman, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies, businesses or transactions used in Lazard’s analyses. The estimates contained in Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s analyses. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold.

Accordingly, the estimates used in, and the results derived from, Lazard’s analyses are inherently subject to substantial uncertainty.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 15, 2026, and is not necessarily indicative of current market conditions.

The following is a summary of the material financial and comparative analyses with respect to Olin and Huntsman which Lazard deemed to be appropriate for this type of transaction and that were performed by Lazard in connection with rendering its opinion. As part of the analysis to consider fairness of the merger, Lazard reviewed several valuation methodologies and metrics to evaluate the exchange ratio provided for in the merger.

Discounted Cash Flow Analysis

Using the Projections, Lazard performed a discounted cash flow analysis of each of Olin and Huntsman for the purpose of determining an implied equity value per share for Olin common stock and Huntsman common stock. Lazard conducted its discounted cash flow analysis with respect to Olin on a sum-of-the-parts basis, with a separate discounted cash flow analysis for each of Olin’s CAPV/Epoxy business segment (referred to herein as “CAPV/Epoxy”) and Olin’s Winchester segment (referred to herein as “Winchester”).

A discounted cash flow analysis is a valuation methodology used to derive a valuation of a company by calculating the present value of the company’s estimated future cash flows. A company’s “estimated future cash flows” are its projected unlevered free cash flows, and “present value” refers to the value today or as of an assumed date of the future cash flows or amounts and is obtained by discounting the estimated future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capital structure, income taxes, expected returns and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period. “EV” refers to aggregate enterprise value, calculated as market capitalization plus book value of total debt plus non-controlling interest (as appropriate for the company being analyzed), less cash, cash equivalents and marketable securities. “EBITDA” refers to earnings before interest, taxes, depreciation and amortization. “Adjusted EBITDA” refers to EBITDA, as adjusted according to the definition included in “The Merger—Certain Unaudited Prospective Financial Information—Olin Standalone Projections” beginning on page 131 of this joint proxy statement/prospectus, in the case of Olin, and “The Merger—Certain Unaudited Prospective Financial Information—Olin Management Adjusted Huntsman Projections” beginning on page 133 of this joint proxy statement/prospectus, in the case of Huntsman. “Unlevered free cash flow” has the definition ascribed to such term in “The Merger—Certain Unaudited Prospective Financial Information—Olin Standalone Projections” beginning on page 131 of this joint proxy statement/prospectus, in the case of Olin, and “The Merger—Certain Unaudited Prospective Financial Information—Olin Management Adjusted Huntsman Projections” beginning on page 133 of this joint proxy statement/prospectus, in the case of Huntsman. Certain of the foregoing terms are used throughout this summary of financial analyses.

Olin – CAPV/Epoxy. Lazard, in performing its discounted cash flow analysis of CAPV/Epoxy, applied discount rates ranging from 9.25% to 10.25%, which were chosen by Lazard based on CAPV/Epoxy’s weighted average cost of capital as calculated by Lazard, to unlevered free cash flows expected to be generated by CAPV/Epoxy during the years 2026 (excluding the first quarter of 2026 for purposes of its analysis) through 2031. The unlevered cash flows for such years were based on the information contained in the Olin standalone projections and were calculated by Lazard for such years to be $191 million, $396 million, $547 million, $733 million, $905 million and $1,042 million, respectively. Lazard calculated a range of estimated terminal values for CAPV/Epoxy by applying a selected range of perpetuity growth rates of 0.75% to 1.75%, selected by Lazard based on its professional judgment, to the unlevered cash flows attributable to CAPV/Epoxy for the fiscal year ending December 31, 2031.

Olin –Winchester. Lazard, in performing its discounted cash flow analysis of Winchester, applied discount rates ranging from 10.75% to 11.75%, which were chosen by Lazard based on Winchester’s weighted average cost of capital as calculated by Lazard, to unlevered free cash flows expected to be generated by Winchester during the years 2026 (excluding the first quarter of 2026 for purposes of its analysis) through 2031. The unlevered cash flows for such years were based on the information contained in the Olin standalone projections and were calculated by Lazard for such years to be $46 million, $106 million, $159 million, $132 million, $171 million and $225 million, respectively. Lazard calculated a range of estimated terminal values for Winchester by applying a selected range of perpetuity growth rates of 1.0% to 2.0% selected by Lazard based on its professional judgment to the unlevered cash flows attributable to Winchester for the fiscal year ending December 31, 2031.

Olin – Overall. The discounted cash flow analyses for CAPV/Epoxy and Winchester resulted in a range of implied equity values for Olin, as a whole, of approximately $44.30 to $58.15 per share of Olin common stock, compared to the closing market price of $25.13 per share on June 12, 2026.

Huntsman. Lazard, in performing its discounted cash flow analysis of Huntsman, applied discount rates ranging from 9.25% to 10.25%, which were chosen by Lazard based on Huntsman’s weighted average cost of capital as calculated by Lazard, to unlevered free cash flows expected to be generated by Huntsman during the years 2026 (excluding the first quarter of 2026 for purposes of its analysis) through 2030. The unlevered cash flows for such years were based on the information contained in the Olin management adjusted Huntsman projections and were calculated by Lazard for such years to be $148 million, $128 million, $369 million, $412 million, and $572 million, respectively. Lazard calculated a range of estimated terminal values for Huntsman by applying a selected range of perpetuity growth rates of 1.50% to 2.50% selected by Lazard based on its professional judgment to the unlevered cash flows attributable to Huntsman for the fiscal year ending December 31, 2030. This analysis resulted in a range of implied equity values of approximately $17.50 to $25.30 per share of Huntsman, compared to the closing market price of $15.74 per share on June 12, 2026.

Applying the foregoing analyses, Lazard then calculated the implied exchange ratio by (i) dividing the low end of the implied equity value per share of the Huntsman common stock of $17.50 by the high end of the implied equity value per share of the Olin common stock of $58.15, and (ii) by dividing the high end of the implied equity value per share of the Huntsman common stock of $25.30 by the low end of the implied equity value per share of the Olin common stock of $44.30. This analysis indicated a range of implied exchange ratios of 0.3005x and 0.5715x, as compared to the final exchange ratio of 0.5476.

Public Market Analysis

Lazard reviewed certain financial information, valuation multiples and market trading data relating to Olin, Huntsman and selected publicly traded companies that Lazard believed, based on its experience with companies in the industries in which Olin and Huntsman operate, to be similar to Olin and Huntsman’s current and the combined company’s anticipated operations for purposes of this analysis. Financial data of the selected companies were based on the most recent public filings and other publicly available information. Financial data of Olin and Huntsman and the combined company were based on the Projections.

CAPV/Epoxy and Huntsman. Lazard reviewed data for Olin and Huntsman and the following five selected publicly traded companies in the chemicals industry (referred to herein as the “selected chemicals companies”), the operations of which Lazard deemed similar for purposes of this analysis, based on Lazard’s professional judgment and experience, to one or more business lines of CAPV/Epoxy and Huntsman:

•	Celanese

•	Dow

•	Eastman

•	LyondellBasell

•	Westlake

With respect to the selected chemical companies, the information Lazard presented to the Olin board included multiples of EV to EBITDA for 2026, 2027 and 2028 (referred to herein as EV/2026E EBITDA, EV/2027E EBITDA and EV/2028E EBITDA, respectively).

The results of the analysis for the selected chemicals companies are as indicated in the following table:

Metric	High	Median	Mean	Low
EV/2026E EBITDA	8.4x	7.0x	6.9x	5.7x
EV/2027E EBITDA	8.0x	7.1x	7.2x	6.5x
EV/2028E EBITDA	7.4x	6.9x	7.0x	6.3x

Winchester. In addition, Lazard reviewed data for Winchester and the following three selected publicly traded companies in the firearms and ammunitions industry (the “selected ammunition companies”), the operations of which Lazard deemed similar for purposes of this analysis, based on Lazard’s professional judgment and experience, to one or more business lines of Winchester:

•	Smith & Wesson

•	Sturm, Ruger & Co.

•	Outdoor Holding

With respect to the selected ammunition companies, the information Lazard presented to the Olin board included multiples of EV to EBITDA for 2026 and 2027. Such information was not available for 2028 with respect to the selected ammunition companies, and was not available for 2027 with respect to Smith & Wesson. In light of the small number of comparable companies and unavailability of certain information, Lazard did not calculate the means, medians, highs or lows.

Based on the above analyses, Lazard derived multiple reference ranges for 2027E EV/EBITDA of 7.5x to 9.0x for Huntsman, 6.5x to 8.0x for CAPV/Epoxy and 7.5x to 9.0x for Winchester, which in the case of Winchester, was based on the range of multiples available for the selected ammunition companies and Lazard’s professional judgment and experience. Lazard then conducted a sum-of-the-parts analysis, assuming $20 million of Olin’s unallocated corporate expenses are allocated to Winchester and the remainder are allocated to CAPV/Epoxy, resulting in an implied range for 2027E EV/EBITDA of 6.7x to 8.2x for Olin as a whole. After applying such ranges to the (i) $688 million in Adjusted EBITDA forecasted for CAPV/Epoxy in 2027 under the Olin standalone projections, (ii) $162 million in Adjusted EBITDA forecasted for Winchester in 2027 under the Olin standalone projections, and (iii) $524 million in Adjusted EBITDA forecasted for Huntsman in 2027 under the Olin management adjusted Huntsman projections, the analysis indicated an implied equity value per share of Olin common stock between $24.70 and $35.50, compared to the Olin common stock closing market price of $25.13 per share on June 12, 2026, and an implied equity value per share of Huntsman common stock between $11.35 and $15.80, compared to the closing market price of $15.74 per share on June 12, 2026.

Applying the foregoing Lazard analyses, Lazard then calculated the implied exchange ratio by (i) dividing the low end of the implied equity value per share of the Huntsman common stock of $11.35 by the high end of the implied equity value per share of the Olin common stock of $35.50, and (ii) by dividing the high end of the implied equity value per share of the Huntsman common stock of $15.80 by the low end of the implied equity value per share of the Olin common stock of $24.70. This analysis indicated a range of implied exchange ratios of 0.3197x and 0.6397x, as compared to the final exchange ratio of 0.5476.

No company utilized in the selected company analysis is identical to Olin or Huntsman and hence the foregoing summary and underlying financial analyses involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Olin and Huntsman were compared, respectively. In evaluating comparable companies, Lazard made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Olin and Huntsman, such as the impact of competition on the businesses of Olin and Huntsman and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Olin and Huntsman or the industry or in the financial markets in general. Mathematical analysis is not in itself a meaningful method of using selected company data.

Other Analyses

The analyses and data described below were presented to the Olin board for reference only and did not provide the basis for, and were not otherwise material to, the rendering of Lazard’s opinion.

Illustrative Present Value of Future Share Price Analysis. Lazard performed an illustrative analysis of the implied present value of the future price per share of Olin common stock and Huntsman common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings. For this analysis, Lazard calculated a range of implied share prices for Olin and Huntsman by discounting to present value the illustrative estimated future stock prices for Olin common stock and Huntsman common stock for the calendar years 2026, 2027 and 2028. Lazard first calculated the theoretical illustrative equity value of Olin and Huntsman, respectively, using forward EV / EBITDA multiples for such period of 5.8x, in the case of Olin, and 7.5x, in the case of Huntsman (based on the Olin standalone projections and the Olin management adjusted Huntsman projections, respectively). Lazard then discounted that range using discount rates of 15.3% and 13.7% for Olin and Huntsman, respectively, reflecting Lazard’s estimates of each company’s cost of equity, resulting in an implied discounted equity value per share of Olin common stock for calendar years 2026, 2027 and 2028 of $32.81, $41.98 and $53.01, respectively, and an implied discounted equity value per share of Huntsman common stock for calendar years 2026, 2027 and 2028 of $21.01, $24.84 and $29.89, respectively. Lazard noted that this is an illustrative analysis only and not a prediction of future trading.

Value Creation Analysis. Lazard observed the theoretical implied per share equity value uplift for holders of Olin common stock and Huntsman common stock that could result from the merger based on the Projections, the Projected Synergies and other data relating to Olin and Huntsman, and such holders’ proportionate share (based on the approximate implied pro forma ownership of holders of Olin common stock in the combined company upon consummation of the merger of approximately 54.5%) of the Projected Synergies and other benefits anticipated by the managements of Olin and Huntsman to be realized from the merger. Lazard observed that the merger could result in a theoretical implied per share equity value uplift for holders of Olin common stock relative to the midpoint of the approximate implied per share equity value reference range derived for Olin on a standalone basis based on 2027 estimated Adjusted EBITDA as described above under “—Opinion of Olin’s Financial Advisor—Summary of Financial Analyses of Lazard—Public Market Analysis” and the midpoint of the approximate implied per share equity value reference range derived for Olin on a standalone basis as described above under “—Opinion of Olin’s Financial Advisor—Summary of Financial Analyses of Lazard—Discounted Cash Flow Analysis” of approximately 24.5% and 11.2%, respectively, and relative to the closing price of Olin common stock on June 12, 2026 of approximately 36.1%. Lazard observed that the merger could result in a theoretical implied per share equity value uplift for holders of Huntsman common stock relative to the midpoint of the approximate implied per share equity value reference range derived for Huntsman on a standalone basis based on 2027 estimated Adjusted EBITDA as described above under “—Opinion of Olin’s Financial Advisor—Summary of Financial Analyses of Lazard—Public Market Analysis” and the midpoint of the approximate implied per share equity value reference range derived for Huntsman on a standalone basis as described above under “—Opinion of Olin’s Financial Advisor—Summary of Financial Analyses of Lazard—Discounted Cash Flow Analysis” of approximately 51.4% and 47.1%, respectively, and relative to the closing price of Huntsman common stock on June 12, 2026 of approximately 36.1%. Actual results achieved may vary from forecasted results and variations may be material.

Analyst Price Targets

Lazard reviewed and presented publicly available equity research analyst stock price targets with respect to Olin, which indicated target prices that ranged from $22.00 to $37.00 per share of Olin common stock with a midpoint of $29.50. Lazard also reviewed and presented publicly available equity research analyst stock price targets with respect to Huntsman, which indicated target prices that ranged from $10.00 to $18.00 for Huntsman common stock with a median of $14.00.

52-Week Range

Lazard reviewed and presented the 52-week range of Olin’s stock prices as of June 12, 2026, which range was between $18.23 and $30.14, with a midpoint of $24.20. Lazard also reviewed and presented the 52-week range of Huntsman’s stock prices as of June 12, 2026, which range was between $7.42 and $15.74, with a midpoint of $11.60.

Miscellaneous

In connection with Lazard’s services as a financial advisor to Olin, Olin agreed to pay Lazard an aggregate fee for such services of $24 million, $5 million of which became payable upon the rendering of Lazard’s opinion and the remainder of which is contingent upon the closing of the merger. In addition, Olin agreed to reimburse Lazard for certain expenses incurred in connection with Lazard’s engagement, subject to the terms of Lazard’s engagement letter, and to indemnify Lazard and certain related persons against certain liabilities that may arise from or relate to Lazard’s engagement, subject to customary exceptions.

Lazard in the past has provided, currently is providing and in the future may provide, certain investment banking services to Olin, for which Lazard has received and may receive compensation, including, in the past two years, having acted as financial advisor to Olin in connection with its evaluation of various potential transactions. Lazard and its affiliates in the future may also provide investment banking and other financial advisory services to Huntsman and/or certain of its affiliates unrelated to the merger, for which Lazard and its affiliates would expect to receive compensation. During the two-year period prior to the date of Lazard’s opinion, Lazard and its affiliates have not received any fees from Olin unrelated to the merger. In addition, in the ordinary course, Lazard and its affiliates and its and their employees trade securities for their own accounts and for the accounts of their customers, and, accordingly, hold and/or may at any time hold a long or short position in securities of Olin, Huntsman and certain of their respective affiliates, and certain of Lazard’s affiliates also trade and hold securities on behalf of clients, which include and/or may at any time include Olin, Huntsman and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the Opinion Committee of Lazard.

Lazard did not recommend any specific exchange ratio or other consideration to Olin or that any given exchange ratio or other consideration constituted the only appropriate exchange ratio or other consideration for the merger. Lazard’s opinion and analyses were only one of many factors taken into consideration by Olin in its evaluation of the merger. Consequently, the analyses described above should not be viewed as determinative of the views of Olin or Olin management with respect to the exchange ratio provided for in the merger or as to whether Olin would have been willing to determine that a different exchange ratio or other consideration was fair.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and securities services. Lazard was selected to act as Olin’s financial advisor because of its qualifications, experience and reputation in investment banking and mergers and its familiarity with Olin and its business.

Recommendation of the Huntsman Board of Directors and Reasons for the Merger

By unanimous vote, the Huntsman board, at a meeting held on June 15, 2026, (i) determined that it is fair to, and in the best interests of, Huntsman and its stockholders, and declared it advisable, that Huntsman enter into the merger agreement and consummate the direct merger or the subsidiary merger, as applicable, and the other transactions contemplated thereby, (ii) approved and declared advisable the merger agreement and the consummation of the transactions contemplated thereby, including the direct merger or the subsidiary merger, as applicable, (iii) adopted resolutions recommending that the holders of Huntsman common stock approve the adoption of the merger agreement and approve the transactions, including the direct merger and the subsidiary merger and (iv) directed that the merger agreement and the transactions contemplated thereby be submitted to such holders for adoption and approval. The Huntsman board unanimously recommends that Huntsman stockholders vote “FOR” the Huntsman merger proposal, “FOR” the Huntsman advisory compensation proposal and “FOR” the Huntsman adjournment proposal, in each case, on the terms and subject to the conditions stated in the merger agreement.

In the course of reaching its determination and recommendation, the Huntsman board met numerous times to consider a potential transaction with Olin and consulted with Huntsman management, legal counsel and financial advisors. In recommending that Huntsman stockholders vote their shares of Huntsman common stock in favor of the merger agreement, the Huntsman board also considered a number of factors, including the following factors (not necessarily in order of relative importance) that the Huntsman board viewed as being generally positive or favorable in coming to its determination and recommendation:

•

Benefits of the Combined Company. The fact that the merger consideration will provide Huntsman stockholders with an approximately 45.5% ownership stake in the combined company on a fully diluted basis, which will allow Huntsman’s stockholders to participate in the anticipated increase in value of the combined company expected to result from the strategic opportunities and benefits of the business combination, including:

○

the fact that the current and prospective environment of the chemicals industry in which Huntsman and Olin operate, including Huntsman’s belief that changing market dynamics and industry headwinds—including China-driven overcapacity and European deindustrialization—made upstream and value-chain consolidation increasingly necessary to improve Huntsman’s competitiveness, scale and long-term stockholder value;

○

the belief that the combined company’s enhanced scale, upstream integration and improved cost structure would be better positioned to manage industry volatility, including high European energy costs, inflationary and capital cost pressures, geopolitical instability, cyclical product markets, manufacturing disruptions and execution risks relating to cost reduction and optimization initiatives;

○

the potential for Huntsman and Olin to create a more resilient and value-focused chemicals company by pairing Huntsman’s MDI, polyurethane systems, amines, formulated solutions and Advanced Materials businesses with cost-advantaged U.S. Gulf Coast feedstocks and upstream assets, supported by complementary European and APAC footprints, allowing the combined company to capitalize on regional sector dynamics to drive profitable growth;

○

the opportunity to combine Huntsman’s downstream application expertise, formulation technologies and, deep end-market relationships and key manufacturing positions with Olin’s advantaged upstream chlor-alkali and derivatives platform, including in the U.S. Gulf Coast, enhancing regional feedstock integration, chlorine access at producer economics, supply security and growth opportunities across the MDI, polyurethane systems, amines, epoxies and Advanced Materials value chains;

○

the position of the combined company as an integrated North American chemicals producer with enhanced scale and a broader portfolio serving diverse and growing end markets, including automotive, aerospace, industrial, energy, construction and infrastructure and industrial applications;

○	identification of more than $300 million of near-term cost synergies and integration benefits expected to be realized by the end of the third year following closing, with the vast majority expected to be realized within 24 months of closing, driven by SG&A reductions, purchasing and raw material integration and operational efficiencies, as well as an additional $100 million of raw material integration benefits expected to be realized in 2031;

○

the potential for improved earnings and cash flow generation, even in challenging market conditions, due to the combined company’s ‘through-the-cycle’ resilience and improved profitability profile, allowing for the strategic optionality to further invest in high-growth, high-return end markets, shareholder returns and other value-creating opportunities; and

○

the belief that the combined company will be more resilient and profitable than the companies on a standalone basis, evidenced by the $1.3 billion in 2025 Adjusted EBITDA on a combined company basis (including expected run-rate synergies), and that the combined company will preserve balance sheet strength with an evenly weighted maturity profile, no bond maturities before 2029, an attractive blended cost of debt of approximately 5.1% and disciplined capital allocation priorities focused on safe and reliable operations, stable dividends and high-return growth projects.

•

Form of the merger consideration. The fact that the merger consideration, based on a fixed exchange ratio of 0.5476 shares of Olin common stock for each share of Huntsman common stock, is expected to result in Huntsman stockholders owning approximately 45.5% of the combined company on a fully diluted basis, which will provide Huntsman stockholders with the opportunity to participate in the anticipated synergies, operational efficiencies, improved cost position and growth opportunities of the combined company, while also providing liquidity to Huntsman stockholders through the ability to sell all or a portion of the Olin common stock received as merger consideration following the consummation of the merger at their discretion.

•

Fixed exchange ratio. The fact that the merger consideration is based on a fixed exchange ratio rather than a fixed value, which provides Huntsman stockholders the opportunity to benefit from any increase in the trading price of Olin common stock before the closing of the merger.

•

Lower leverage. If the merger is structured as a direct merger rather than a subsidiary merger, the combined company will retain Huntsman’s low-interest bonds, reducing the need for higher-cost refinancing and supporting a more efficient capital structure, which would enhance the combined company’s leverage profile and yield greater financial benefits than those available under the subsidiary merger structure.

•

Risks relating to remaining a standalone company. The potential risks and uncertainties associated with remaining a standalone company, including consideration of (i) Huntsman’s business, operations, financial condition, earnings, prospects and competitive position, as well as the broader business, regulatory, financing and macroeconomic environment, including inflation, elevated interest rates and capital costs, volatile global economic and product market conditions, raw material and energy cost pressures and growing competitive pressures from integrated producers in regions with advantaged or subsidized feedstock positions, (ii) Huntsman’s long-term strategic plan and financial forecasts as a standalone company, including the inherent uncertainty of and risks associated with achieving cost reduction, manufacturing optimization, feedstock security, upstream integration and scale benefits on a standalone basis and (iii) Huntsman’s historical performance relative to the Huntsman standalone plan.

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Best alternative for maximizing stockholder value. The comprehensive review of strategic alternatives conducted by the Huntsman board, including (i) the absence of other strategic alternatives available to Huntsman that would provide comparable or superior value to Huntsman stockholders, based on the belief of the Huntsman board and Huntsman management, with the assistance of its financial advisors and (ii) the belief that the prospects of the combined company are more favorable than the standalone prospects of Huntsman.

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Receipt of fairness opinion from Citi. The oral opinion of Citi delivered to the Huntsman board, subsequently confirmed by delivery of a written opinion dated June 15, 2026, and delivered to the Huntsman board, that, as of the date of such opinion and based upon and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of the review undertaken by Citi and other matters set forth therein, the exchange ratio was fair from a financial point of view to the holders of Huntsman common stock, as described in the section of this joint proxy statement/prospectus titled “The Merger—Opinions of Huntsman’s Financial Advisors—Opinion of Citigroup Global Markets Inc.” beginning on page 109 of this joint proxy statement/prospectus, and the full text of the written opinion of Citi, which is attached as Annex E to this joint proxy statement/prospectus.

•

Receipt of fairness opinion from Morgan Stanley. The oral opinion of Morgan Stanley delivered to the Huntsman board, subsequently confirmed by delivery of a written opinion dated June 15, 2026, and delivered to the Huntsman board, that, as of the date of such opinion and based upon and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of the review undertaken by Morgan Stanley and other matters set forth therein, the exchange ratio was fair from a financial point of view to the holders of Huntsman common stock, as more fully described under the section of this joint proxy statement/prospectus titled “The Merger—Opinions of Huntsman’s Financial Advisors—Opinion of Morgan Stanley & Co. LLC” beginning on page 117 of this joint proxy statement/prospectus, and the full text of the written opinion of Morgan Stanley, which is attached as Annex F to this joint proxy statement/prospectus.

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Combined company board composition. The fact that (i) the combined company board will be overseen by an experienced board, consisting of five Huntsman directors and five Olin directors, with equal representation from both companies, including Peter R. Huntsman, the current Chairman, President and Chief Executive Officer of Huntsman, serving as chairman at closing.

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Combined company management and leadership. Huntsman’s belief that the combined company will benefit from an experienced management team and leadership team from both Huntsman and Olin, including that (i) Kenneth T. Lane, the current President and Chief Executive Officer of Olin, will serve as chief executive officer of the combined company, (ii) Peter R. Huntsman, the current Chairman, President and Chief Executive Officer of Huntsman, will serve as chairman of the combined company board and (iii) Philip M. Lister, the current Executive Vice President and Chief Financial Officer of Huntsman, will serve as chief financial officer of the combined company.

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Tax considerations. The fact that the merger is intended to qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, with the result, if the merger so qualifies, that a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger”) of shares of Huntsman common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their Huntsman common stock for Olin common stock in the direct merger or the first subsidiary merger, as applicable, except for any gain or loss that may result from the receipt of cash instead of a fractional share of Olin common stock as described in “Material U.S. Federal Income Tax Consequences of the Merger.”

•

Terms of the merger agreement. The terms of the merger agreement, taken as a whole, which, after review and consultation with Huntsman management and Huntsman’s legal counsel, the Huntsman board concluded are reasonable, including:

○	the customary nature of the representations, warranties, and covenants of Olin and Huntsman in the merger agreement;

○

the fact that the merger agreement provides Huntsman sufficient operating flexibility to conduct its business in the ordinary course until the consummation of the merger or termination of the merger agreement, including payment of quarterly cash dividends subject to certain restrictions;

○

the parties’ covenants to use their respective reasonable best efforts to obtain regulatory approvals, including the commitment of the parties to agree to divestitures or other remedies, subject to certain thresholds;

○

the fact that, while Huntsman is obligated to use its reasonable best efforts to complete the merger, Huntsman is not compelled to take any actions or agree to any terms, conditions or limitations as a condition to, or in connection with, obtaining any regulatory approvals required to complete the merger if such action, individually or when aggregated with other such actions, would reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of (i) Olin and its subsidiaries, taken as a whole or (ii) Huntsman and its subsidiaries, taken as a whole (whether prior to or following the merger contemplated by the merger agreement), in each case, with materiality determined by reference to a business the size of Huntsman and its subsidiaries, taken as a whole;

○

the deal protection and termination provisions of the merger agreement, including Huntsman’s right to receive the termination fee of $121 million, representing approximately 4.5% of Huntsman’s fully diluted transaction equity value at signing, if the merger agreement is terminated under certain circumstances;

○

the provisions of the merger agreement that permit Huntsman, in response to certain unsolicited acquisition proposals, to, under certain circumstances, furnish information or enter into discussions with third parties in connection with a competing proposal, as further described in the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation” beginning on page 166 of this joint proxy statement/prospectus;

○

the provisions of the merger agreement allowing the Huntsman board to change its recommendation to Huntsman stockholders prior to obtaining stockholder approval of the merger in specified circumstances relating to a superior proposal or intervening event, subject to Olin’s right to receive payment of the termination fee of $121 million upon termination as further described in the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation” beginning on page 166 of this joint proxy statement/prospectus;

○

that the amount of such termination fee is comparable to termination fees in transactions of a similar size, is reasonable, would not likely deter competing bids and would not likely be required to be paid unless Huntsman entered into a more favorable transaction, as further described in the section entitled “The Merger Agreement—Termination” beginning on page 180 of this joint proxy statement/prospectus; and

○

other terms and conditions of the merger agreement which were reviewed by the Huntsman board with Huntsman’s financial advisors and legal counsel, and the fact that such terms were the product of arms’-length negotiations between the parties.

•

Probability of consummation of the merger. The likelihood that the merger would be completed, including after consideration of the risks related to the satisfaction of conditions to closing, which included consideration of, among other things:

○

the likelihood of obtaining regulatory and other approvals required in connection with the merger, including in light of the commitment of the parties to agree to divestitures or other remedies in connection with obtaining such approvals, subject to certain thresholds; and

○	the absence of a financing condition to Olin’s obligations in the merger agreement.

The Huntsman board also considered a number of uncertainties, risks and factors it deemed generally negative or unfavorable in making its determination, approval and related recommendation, including the following (not necessarily in order of relative importance):

•

Possible failure to achieve the benefits of the combined company. The challenges inherent in the combination of two independent businesses of the size, geographical diversity and scope of Huntsman and Olin, including:

○

the possibility that the combined company might not achieve its projected financial results, which could cause the trading price of the combined company’s common stock to decline or experience unanticipated volatility, adversely affecting the value of the stock consideration received by Huntsman stockholders;

○

the possibility that the anticipated strategic and other anticipated benefits of the merger, including the anticipated synergies and other anticipated cost savings, might not be achieved in the time frame contemplated or at all;

○

the risk that the completed merger may be structured as a subsidiary merger rather than a direct merger, which the parties prefer given the superior financial benefits a direct merger offers the combined company, particularly with respect to capital structure efficiency;

○	the risk that integration costs may be greater than anticipated and the possible diversion of management attention for an extended period of time;

○	the fact that the estimated value of the merger consideration as of June 15, 2026, represented a discount to the closing price of Huntsman common stock on the preceding trading day; and

○	the other numerous risks and uncertainties that, if the merger is completed, could adversely affect the combined company’s business, operations, financial results and trading price.

•

Fixed exchange ratio. The fact that, because the merger consideration is based on a fixed exchange ratio rather than a fixed value, Huntsman stockholders bear the risk of a decrease in the trading price of Olin common stock during the pendency of the merger.

•

Other strategic alternatives. The possibility that another party might be willing to offer a more attractive proposal to Huntsman’s stockholders than the business combination, which could affect the parties’ ability to consummate the merger on the terms contemplated by the merger agreement.

•

Change in Recommendation of the Olin board. The possibility that the Olin board may change its recommendation to Olin shareholders prior to obtaining shareholder approval of the direct merger or the subsidiary merger in specified circumstances relating to a superior proposal or intervening event and if the merger agreement is terminated under specified circumstances, Huntsman’s remedy may be limited to receipt of the $121 million termination fee.

•

Risks associated with the announcement and pendency of the merger. The potential negative effects of the announcement and pendency of the merger, including the length of time anticipated between the execution of the merger agreement and the consummation of the merger, and the adverse impact that such interim period could have on Huntsman and its business, including:

○	the potential distraction of its workforce and management team from day-to-day operations;

○	the potential for the pendency of the merger to limit Huntsman’s ability to pursue strategic alternatives and other opportunities that could be beneficial to Huntsman;

○	the potential negative impact on Huntsman’s relationships with investors, customers, suppliers, business partners and other third parties; and

○

the potential negative impact on Huntsman’s ability to attract, hire and retain key employees, as current and prospective employees may experience uncertainty about their future roles with Huntsman or the combined company following the merger.

•

Risks associated with failure to consummate the merger on a timely basis or at all. The possibility that the merger may not be completed or that completion may be unduly delayed for reasons beyond the control of Huntsman and Olin, including the failure to receive the necessary stockholder or regulatory approvals, and the risks and costs to Huntsman from such failure to complete or delay in completion of the merger, including:

○

the trading price of Huntsman common stock may decline to the extent that the market price of the Huntsman common stock currently reflects positive market assumptions that the merger will be consummated;

○	the costs associated with the consummation of the merger, including the potential disruption to Huntsman’s business and distraction of its workforce and management team from day-to-day operations and from pursuing other strategic alternatives and other opportunities that could be beneficial to Huntsman, in each case without realizing any of the benefits of having the merger completed; and

○

adverse impact and reputational harm to Huntsman’s relationships with investors, customers, suppliers, business partners and other third parties due to the adverse perception of any failure to successfully complete the merger.

•

Litigation related to the merger. The risk that Huntsman or Olin may be subject to lawsuits or other challenges to the merger, and adverse effects of these challenges, including any adverse rulings in lawsuits, may delay or prevent the merger from being completed or that may require Huntsman or Olin to incur significant costs to address such challenges, including any costs to defend or settle any lawsuits.

•

Interim operating covenants. The restrictions on the conduct of Huntsman’s business during the period between the execution of the merger agreement and the consummation of the merger as set forth in the merger agreement, which could delay or prevent Huntsman from undertaking non-ordinary course business opportunities that may arise, or from undertaking any other non-ordinary course action it would otherwise take with respect to the operations of Huntsman absent the pending consummation of the merger.

•

Ability to consider competing proposals. The possibility that the (i) $121 million termination fee payable by Huntsman to Olin under certain circumstances involving the termination of the merger agreement, (ii) expense reimbursement obligation of up to $30 million payable by Huntsman to Olin in the event of termination for failure to obtain Huntsman stockholder approval and (iii) “force the vote” provision, which prevents Huntsman from terminating the merger agreement to accept a superior proposal unless and until Huntsman’s stockholders vote against the proposals, could discourage other potential parties from making a competing offer.

•

Interests of Huntsman’s directors and executive officers. The fact that Huntsman’s directors and executive officers may have interests in the merger that may be different from, or in addition to, those of Huntsman stockholders. For more information about such interests, see below under the heading “The Merger—Interests of Huntsman Directors and Executive Officers in the Merger.”

•	Other risks. Risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The Huntsman board believed that, overall, the potential benefits of the business combination to Huntsman stockholders outweighed the risks and uncertainties of the business combination.

The foregoing discussion of factors considered by the Huntsman board in reaching its conclusions and recommendation includes the principal factors considered by the Huntsman board, but is not intended to be exhaustive and may not include all of the factors considered by the Huntsman board. In light of the variety of factors considered in connection with its evaluation of the business combination, the Huntsman board did not find it practicable to, and did not, quantify or otherwise assign relative or specific weights to the specific factors considered in reaching its determinations and recommendation. Rather, the Huntsman board viewed its decisions as being based on the totality of the factors and information it considered. Moreover, each member of the Huntsman board applied his or her own personal business judgment to the consideration of different factors and may have given different weight to different factors. The Huntsman board based its recommendation on the totality of the information available to it, including discussions with Huntsman management and outside legal and financial advisors. In considering the recommendation of the Huntsman board, Huntsman stockholders should be aware that the directors and executive officers of Huntsman have certain interests in the merger that may be different from, or in addition to, the interests of Huntsman stockholders generally. The Huntsman board was aware of these interests and considered them when approving the merger agreement and recommending that Huntsman stockholders vote to approve the merger proposal, which are described in the section entitled “The Merger—Interests of Huntsman Directors and Executive Officers in the Merger” beginning on page 141 of this joint proxy statement/prospectus.

It should be noted that this explanation of the reasoning of the Huntsman board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Regarding Forward-Looking Statements.”

Opinions of Huntsman’s Financial Advisors

Opinion of Citigroup Global Markets Inc.

Huntsman has engaged Citi to act as one of its financial advisors in connection with the proposed merger. In connection with Citi’s engagement, the Huntsman board requested that Citi evaluate the fairness, from a financial point of view, to the holders of Huntsman common stock of the exchange ratio. On June 15, 2026, at a meeting of the Huntsman board held to evaluate the proposed merger and at which the merger agreement was approved, Citi rendered an oral opinion, confirmed by delivery of a written opinion dated June 15, 2026, to the Huntsman board to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi as set forth in its written opinion, the exchange ratio was fair, from a financial point of view, to the holders of Huntsman common stock.

The full text of Citi’s written opinion, dated June 15, 2026, which describes the assumptions made, procedures followed, matters considered, and limitations and qualifications on the review undertaken, is attached as Annex E to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the Huntsman board (in its capacity as such) in connection with its evaluation of the exchange ratio from a financial point of view to the holders of Huntsman common stock and did not address any other terms, aspects or implications of the merger. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Huntsman to effect the merger, the relative merits of the merger as compared to any alternative business strategies or transactions that might exist for Huntsman or the effect of or on any other transaction in which Huntsman might engage. Citi’s opinion is not intended to be and does not constitute a recommendation to any Huntsman stockholder or Olin shareholder as to how such Huntsman stockholder or Olin shareholder should vote or act on any matters relating to the proposed merger or any related matter.

In arriving at its opinion, Citi:

•	reviewed a draft dated June 15, 2026 of the merger agreement;

•

held discussions with certain senior officers, directors and other representatives and advisors of Huntsman and certain senior officers and other representatives and advisors of Olin concerning the businesses, operations and prospects of Huntsman and Olin;

•

examined certain publicly available business and financial information relating to Huntsman and Olin as well as certain financial forecasts and other information and data relating to Huntsman and Olin which were provided to or discussed with Citi by the respective managements of Huntsman and Olin (the “Huntsman standalone projections” and the “Olin standalone projections,” respectively) upon which the Huntsman board directed Citi to rely on, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of Huntsman and Olin to result from the merger (the “synergy projections”). See the sections of this joint proxy statement/prospectus titled “The Merger—Certain Unaudited Prospective Financial Information—Olin Standalone Projections” beginning on page 131, “The Merger—Certain Unaudited Prospective Financial Information—Huntsman Standalone Projections” beginning on page 132 and “The Merger—Certain Unaudited Prospective Financial Information—Synergy Projections” beginning on page 134;

•

reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things: current and historical market prices and trading volumes of Huntsman common stock and

Olin common stock, the historical and projected earnings and other operating data of Huntsman and Olin, and the capitalization and financial condition of Huntsman and Olin;

•

analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Huntsman and Olin;

•	evaluated certain potential pro forma financial effects of the merger on Huntsman and Olin; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the respective managements of Huntsman and Olin that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to the financial forecasts and other information and data relating to Huntsman and Olin provided to or otherwise reviewed by or discussed with Citi, Citi was advised by the respective managements of Huntsman and Olin, and Citi assumed, with the consent of the Huntsman board, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Huntsman and Olin as to, and were an appropriate basis upon which to evaluate, the future financial performance of Huntsman and Olin, the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated to result from, and other pro forma financial effects of, the merger and the other matters covered thereby, and Citi assumed, with the consent of the Huntsman board, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the merger) reflected in such forecasts, pro forma financial effects and other information and data will be realized in the amounts and at the times projected. Citi expressed no view or opinion as to any financial forecasts and other information or data (or underlying assumptions on which they are based) provided to or otherwise reviewed by or discussed with Citi. Citi relied, at the direction of the Huntsman board, upon the assessments of the management of Huntsman and Olin as to, among other things, (i) the potential impact on Huntsman and Olin of market, competitive and other trends and developments in, and prospect for, the governmental, regulatory and legislative matters relating to or otherwise affecting, the industries in which Huntsman and Olin operate, (ii) the intellectual property and proprietary rights of Huntsman and Olin, including licenses and patents and associated risks, (iii) existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key employees and other commercial relationships of Huntsman and Olin and (iv) the ability of Huntsman and Olin to integrate their respective businesses. Citi assumed, with the consent of the Huntsman board, (i) that there would be no developments with respect to any such matters that would have an adverse effect on Huntsman, Olin or the merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Citi’s analysis or opinion and (ii) that the terms of any financing entered into in connection with the merger would not impact Citi’s analysis in any material respect. The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

Citi assumed, with the consent of the Huntsman board, that the merger would be consummated in accordance with its terms, and in compliance with all applicable laws, organizational documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed or occur that would have an adverse effect on Huntsman, Olin or the contemplated benefits of the merger or that otherwise would be meaningful in any respect to Citi’s analysis and opinion. Representatives of Huntsman advised Citi, and Citi further assumed, that the financial terms of the merger agreement would not vary materially from those set forth in the draft reviewed by Citi. Citi also assumed, with the consent of the Huntsman board, that the merger would qualify for the Intended Tax Treatment (as defined in the merger agreement). Citi’s opinion relates to the relative values of Huntsman and Olin. Citi did not express any opinion as to what the value of the Olin common stock actually will be when issued pursuant to the merger or the price at which the Olin common stock will trade at any time. Citi did not make, and it was not provided with, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Huntsman or Olin and Citi did not make any physical inspection of the properties or assets of Huntsman or Olin. Citi did not evaluate the solvency or fair value of Huntsman or Olin, or the impact of the merger (including any associated financing) thereon, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Citi expressed no view or opinion as to any actual or potential litigation, claims or governmental, regulatory or other proceedings, enforcement actions, consent decrees or other orders, audits or investigations or the potential impact thereof on any party. Citi was not requested to, and Citi did not, solicit third party indications of interest in the possible acquisition of all or a part of Huntsman, nor was Citi requested to consider, and Citi’s opinion did not address, the underlying business decision of Huntsman to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Huntsman or the effect of any other transaction in which Huntsman might engage. Citi also expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the exchange ratio or otherwise. Citi also did not express any opinion with respect to any accounting, tax, regulatory, legal or similar matters and Citi relied, with the consent of the Huntsman board, upon the assessments of representatives of Huntsman and Olin as to such matters. Citi’s opinion did not address any terms, aspects or implications of the merger (other than the exchange ratio to the extent expressly specified herein), including, without limitation, the form or structure of the merger, any governance matters or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the merger agreement (including the terms of any financing to be entered into in connection with the merger). Citi’s opinion was necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion. Although subsequent developments may affect Citi’s opinion, Citi has no obligation to update, revise or reaffirm its opinion. As the Huntsman board was aware, the credit, financial and stock markets and the industries in which Huntsman and Olin operate have experienced and may continue to experience, volatility and disruptions, and Citi expressed no view or opinion as to any potential effects of such volatility or disruptions on Huntsman, Olin or the merger.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its opinion based on the results of all analyses undertaken by Citi and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citi believes that its analyses must be considered as a whole and that selecting portions of such analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Huntsman and Olin. No company, business or transaction reviewed is identical or directly comparable to Huntsman, Olin or the merger and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions reviewed or the results from any particular analysis.

The estimates contained in Citi’s analyses and the ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the merger. The type and amount of consideration payable in the merger was determined through negotiations between Huntsman and Olin and the decision to enter into the merger agreement was solely that of the Huntsman board. Citi’s opinion was only one of many factors considered by the Huntsman board in its evaluation of the merger and should not be viewed as determinative of the views of the Huntsman board or Huntsman’s management with respect to the merger or the exchange ratio.

Financial Analyses

The summary of the financial analyses described below under this heading “—Financial Analyses” is a summary of the material financial analyses prepared and reviewed with the Huntsman board in connection with Citi’s opinion, dated June 15, 2026. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Citi assumes no responsibility if future results are different from those described, whether or not any such difference is material. Financial data utilized for Huntsman and Olin in the financial analyses described below, to the extent based on financial forecasts and estimates of Huntsman’s or Olin’s management, were based on the forecasts, which Huntsman directed Citi to use.

In calculating the implied exchange ratio reference ranges as reflected in the financial analyses described below, Citi divided the low-ends (or high-ends, as the case may be) of the approximate implied equity value per share reference ranges derived for Huntsman from such analyses by the high-ends (or low-ends, as the case may be) of the approximate implied equity value per share reference ranges derived for Olin from such analyses in order to calculate the low-ends (or high-ends) of the implied exchange ratio reference ranges.

Discounted Cash Flow Analyses.

Citi performed separate discounted cash flow analyses of Huntsman and Olin.

Huntsman. With respect to Citi’s discounted cash flow analysis of Huntsman, Citi calculated the estimated present value of the unlevered, after-tax free cash flows that Huntsman was forecasted to generate during the last three quarters of calendar year 2026 through calendar year 2030, based on the Huntsman standalone projections. The estimated range of terminal values of Huntsman was calculated by applying a selected range of perpetuity growth rates of 1.5% to 2.5% to Huntsman’s estimated unlevered, after-tax free cash flows for the terminal year. The forecasted unlevered, after-tax free cash flows for Huntsman for the last three quarters of calendar year 2026 through calendar year 2030 and the derived range of terminal values were then discounted to present values, as of March 31, 2026, using a mid-year convention and discount rates ranging from 8.5% to 9.4%, which Citi derived based on estimates of Huntsman’s weighted average cost of capital. For purposes of this analysis, adjusted earnings before interest and taxes (“Adj. EBIT”) was calculated as adjusted earning before interest, taxes, depreciation and amortization (burdened by stock-based compensation), which we refer to in this section as “Adj. EBITDA,” less depreciation and amortization, and unlevered free cash flows were calculated as Adj. EBIT less taxes, plus depreciation and amortization, less capital expenditures, plus or minus change in net working capital, and less certain other cash restructuring and integration payments, pension contribution in excess of EBITDA, non-controlling interest contribution, maintenance and other items. The present values of the unlevered, after-tax free cash flows and the range of derived terminal values, together with the estimated present value of certain tax attributes of Huntsman, were then adjusted for Huntsman’s net debt and other balance sheet items as of March 31, 2026, as provided by Huntsman’s management, and then divided by the number of fully diluted shares of Huntsman common stock as provided by Huntsman’s management to derive an implied reference range of equity values for the Huntsman common stock of approximately $15.20 to $21.80 per share (rounded to the nearest $0.05). Citi noted that the estimated value of the tax attributes was approximately $0.82 to $0.88 per share.

Olin. With respect to Citi’s discounted cash flow analysis of Olin, Citi calculated the estimated present value of the unlevered, after-tax free cash flows that Olin was forecasted to generate during the last three quarters of calendar year 2026 through calendar year 2031, based on the Olin standalone projections. The estimated range of terminal values of Olin was calculated by applying a selected range of perpetuity growth rates of 1.5% to 2.5% to Olin’s estimated unlevered, after-tax free cash flows for the terminal year. The forecasted unlevered, after-tax free cash flows for Olin for the last three quarters of calendar year 2026 through calendar year 2031 and the derived range of terminal values were then discounted to present values, as of March 31, 2026, using a mid-year convention and discount rates ranging from 8.9% to 9.9%, which Citi derived based on estimates of Olin’s weighted average cost of capital. For purposes of this analysis, unlevered free cash flows were calculated as Adj. EBIT less taxes, plus depreciation and amortization, less capital expenditures, plus or minus change in net working capital, and less restructuring and legacy litigation costs. The present values of the unlevered, after-tax free cash flows and the range of derived terminal values were then adjusted for Olin’s net debt and other balance sheet items as of March 31, 2026, as provided by Olin’s management, to derive an implied reference range of equity values for the Olin common stock of approximately $41.40 to $56.30 per share (rounded to the nearest $0.05).

Utilizing the implied equity value per share reference range derived for Huntsman and the implied equity value per share reference range derived for Olin, in each case as described above, Citi calculated the following implied exchange ratio reference range (and the associated implied ownership of holders of Huntsman common stock in the combined company):

Implied Exchange Ratio Reference Range	Implied Huntsman Ownership
0.2701x - 0.5270x	29.2	% - 44.6%

Citi compared the implied exchange ratio and ownership percentages reference ranges derived from the discounted cash flow analyses of Huntsman and Olin to the exchange ratio of 0.5476 as provided for in the merger agreement and the resulting approximately 45.5% implied ownership of holders of Huntsman common stock in the combined company on a fully diluted basis.

Selected Public Companies Analyses.

Citi performed separate selected public companies analyses of Huntsman and Olin in which Citi reviewed certain financial and stock market information relating to Huntsman, Olin and the selected publicly traded companies listed below.

Huntsman. In its selected public companies analysis of Huntsman, Citi reviewed certain financial and stock market information relating to Huntsman and the following five selected entities that Citi considered generally relevant as publicly traded companies with operations in the specialty and commodity chemicals industry, which are collectively referred to in this section as the “Huntsman selected companies”:

•	Celanese Corporation

•	Eastman Chemical Company

•	Olin Corporation

•	The Chemours Company

•	Tronox Holdings plc

Citi reviewed, among other information, estimated firm value, calculated as equity value (based on closing stock prices of the Huntsman selected companies on June 12, 2026) plus debt, less cash and cash equivalents and other adjustments, which we refer to in this section as “FV,” as a multiple of Adj. EBITDA for calendar year 2026 and calendar year 2027 (burdened by stock-based compensation). Financial data of the Huntsman selected companies were based on publicly available consensus estimates of FactSet analysts, public filings and other publicly available information. Financial data of Huntsman was based on the Huntsman standalone projections, publicly available consensus estimates of FactSet analysts, public filings and other publicly available information.

The overall low to high calendar year 2026 and calendar year 2027 estimated FV to adjusted EBITDA multiples observed for the Huntsman selected companies were as follows:

•	calendar year 2026 estimated FV to Adj. EBITDA multiples: 8.0x to 13.1x (with a median of 8.6x); and

•	calendar year 2027 estimated FV to Adj. EBITDA multiples: 7.2x to 9.7x (with a median of 7.9x).

Citi then applied a selected range of calendar year 2026 estimated FV to Adj. EBITDA multiples of 8.6x to 13.1x and a selected range of calendar year 2027 estimated FV to Adj. EBITDA multiples of 7.9x to 9.7x, in each case reflecting the median to high multiples of the Huntsman selected companies and based on Citi’s professional judgment and experience, to the corresponding Adj. EBITDA of Huntsman of $346 million (calendar year 2026) and $501 million (calendar year 2027) based on the Huntsman standalone projections.

From this analysis, using its professional judgment, Citi derived implied equity value reference ranges for the Huntsman common stock (rounded to the nearest $0.05) of $7.20 to $15.90 per share based on calendar year 2026 estimated Adj. EBITDA and $12.70 to $17.60 per share based on calendar year 2027 estimated Adj. EBITDA.

Olin. In its selected public companies analysis of Olin, Citi reviewed certain financial and stock market information relating to Olin and the following six selected entities that Citi considered generally relevant as publicly traded companies with operations in the specialty and commodity chemicals industry, which are collectively referred to in this section as the “Olin selected companies”:

•	Dow Inc.

•	Huntsman Corporation

•	LyondellBasell Industries N.V.

•	The Chemours Company

•	Tronox Holdings plc

•	Westlake Corporation

Citi reviewed, among other information, estimated FV as a multiple of estimated Adj. EBITDA for calendar year 2026 and calendar year 2027 (burdened by stock-based compensation). Financial data of the Olin selected companies were based on publicly available consensus estimates of FactSet analysts, public filings and other publicly available information. Financial data of Olin was based on the Olin standalone projections, publicly available consensus estimates of FactSet analysts, public filings and other publicly available information.

The overall low to high calendar year 2026 and calendar year 2027 estimated FV to Adj. EBITDA multiples observed for the Olin selected companies were 5.7x to 13.1x (calendar year 2026, with a median of 7.9x) and 6.7x to 10.2x (calendar year 2027, with a median of 7.5x).

Citi then applied a selected range of calendar year 2026 estimated FV to Adj. EBITDA multiples of 7.9x to 13.1x and a selected range of calendar year 2027 estimated FV to Adj. EBITDA multiples of 7.5x to 10.2x, in each case reflecting the median to high multiples of the Olin selected companies and based on Citi’s professional judgment and experience, to the corresponding Adj. EBITDA of Olin of $700 million (calendar year 2026) and $850 million (calendar year 2027) based on the Olin standalone projections.

From this analysis, using its professional judgment, Citi derived implied equity value reference ranges for the Olin common stock (rounded to the nearest $0.05) of $22.90 to $53.40 per share based on calendar year 2026 estimated Adj. EBITDA and $30.15 to $49.65 per share based on calendar year 2027 estimated Adj. EBITDA.

Utilizing the implied equity value per share reference range derived for Huntsman and the implied equity value per share reference range derived for Olin, in each case as described above, Citi calculated the following implied exchange ratio reference range (and the associated implied ownership of holders of Huntsman common stock in the combined company):

	Implied Exchange Ratio Reference Range	Implied Huntsman Ownership
FV/2026E Adj. EBITDA	0.1349x - 0.6930x	17.1% - 51.4%
FV/2027E Adj. EBITDA	0.2561x - 0.5837x	28.1% -47.1%

Citi compared the implied exchange ratio and ownership percentages reference ranges derived from the selected public companies analyses of Huntsman and Olin to the exchange ratio of 0.5476 as provided for in the merger agreement and the resulting approximately 45.5% implied ownership of holders of Huntsman common stock on a fully diluted basis.

Certain Additional Information

Citi also observed certain additional factors that were not considered part of Citi’s financial analyses with respect to its opinion but were noted for informational purposes for the Huntsman board, including the following:

Historical Trading Prices. Citi also observed, for informational purposes, historical closing prices of Huntsman common stock and Olin common stock during the 52-week period ended June 12, 2026, which indicated, during such period, low and high closing prices of approximately $7.42 (on November 6, 2025) and $15.74 (on June 12, 2026) per share of Huntsman common stock and approximately $18.23 (on August 1, 2025) and $30.14 (on April 7, 2026) per share of Olin common stock.

Utilizing these equity value per share reference ranges as described above, Citi calculated the following implied exchange ratio reference range (and the associated implied ownership of holders of Huntsman common stock in the combined company):

Implied Exchange Ratio Reference Range	Implied Huntsman Ownership
0.2462x – 0.8634x	27.3% -56.8%

Citi compared these implied exchange ratio and ownership percentages reference ranges to the exchange ratio of 0.5476 as provided for in the merger agreement and the resulting approximately 45.5% implied ownership of holders of Huntsman common stock on a fully diluted basis.

Equity Research Analysts’ Price Targets. Citi also observed, for informational purposes, publicly available Wall Street research analysts’ one-year forward price targets for Huntsman common stock and Olin common stock, which indicated an overall low to high target stock price range of $10.00 to $18.00 per share of Huntsman common stock (based on 14 analysts), with a focus on a range of $14.00 to $18.00, and $22.00 to $37.00 per share of Olin common stock (based on 15 analysts). Citi also observed that the ranges of such targets, discounted one year to June 12, 2026 at illustrative standalone costs of equity of 12.3% for Huntsman and 12.9% for Olin, were $12.35 to $15.85 per share of Huntsman common stock taking into account the focused range and $19.05 to $32.00 per share of Olin common stock (in each case rounded to the nearest $0.05).

Illustrative Has-Gets Analysis. Citi compared the implied value to holders of Huntsman common stock on a standalone basis to the illustrative implied value such holders would receive in the combined company based on the exchange ratio and the approximately 45.5% pro forma ownership of the combined company by holders of Huntsman common stock on a fully diluted basis, after taking into account the synergy projections.

Citi performed a market-based has-gets analysis, pursuant to which it compared the equity value of Huntsman on a standalone basis at market as of June 12, 2026 to the illustrative value to holders of Huntsman common stock based on ownership of the combined company by holders of Huntsman common stock, taking into account the market value of Olin as of June 12, 2026, the capitalized value of run-rate synergy projections of approximately $400 million at a 10-year average blended next-twelve-months multiple of 7.1x, net of one-time costs to achieve and tax savings, and transaction fees and expenses as provided by Huntsman management. Citi observed that, based on the exchange ratio, the merger could result in illustrative implied value to holders of Huntsman common stock of approximately $21.60 per share, as compared to Huntsman’s standalone value at market of approximately $15.75 per share.

Citi also performed a discounted cash flow-based Has-Gets analysis, pursuant to which Citi compared the illustrative standalone discounted cash flow equity value of Huntsman to the illustrative value to holders of Huntsman common stock based on ownership of the combined company by holders of Huntsman common stock, taking into account the midpoint of the illustrative discounted cash flow equity value of Olin, the estimated discounted cash flow value of the synergy projections, and transaction fees and expenses as provided by Huntsman management. Citi observed that, based on the exchange ratio, the merger could result in illustrative implied value to holders of Huntsman common stock of approximately $30.75 per share, as compared to Huntsman’s midpoint standalone discounted cash flow value of approximately $18.05 per share.

Actual results achieved by the combined company may vary from forecasted results and variations may be material.

Miscellaneous

Huntsman has agreed to pay Citi for its services in connection with the proposed merger an aggregate fee of $21 million, $2 million of which became payable upon delivery of Citi’s opinion and $19 million of which is payable contingent upon consummation of the merger. Citi is also entitled to receive a portion of any termination fee paid by Olin to Huntsman pursuant to the merger agreement. Huntsman has also agreed to reimburse Citi for Citi’s expenses, including fees and expenses of outside legal counsel, subject to the terms of Citi’s engagement letter, and to indemnify Citi and related parties against certain liabilities, including liabilities under federal securities laws, arising out of Citi’s engagement, subject to customary exceptions.

As the Huntsman board was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other financial services to Huntsman and/or certain of its affiliates unrelated to the proposed merger, for which services Citi and its affiliates received and expect to receive compensation, including, without limitation, during the approximately two-year period prior to the date of Citi’s opinion, having acted as administrative agent and joint lead arranger in connection with an $800 million senior secured revolving credit facility of Huntsman in February 2026 and as an active bookrunner in connection with a $350 million senior notes offering by Huntsman in September 2024, and having provided treasury and trade solutions, corporate portfolio management and fixed income, currencies and commodities services to Huntsman. As the Huntsman board also was informed, Citi and its affiliates in the past have provided, and in the future may provide, investment banking, commercial banking and other financial services to Olin and/or certain of its affiliates unrelated to the proposed merger, for which services Citi and its affiliates received and expect to receive compensation, including, without limitation, during the approximately two-year period prior to the date of Citi’s opinion, having acted as a lender to Olin and having provided treasury and trade solutions, corporate portfolio management and fixed income, currencies and commodities services to Olin. During the two-year period prior to the date of Citi’s opinion, Citigroup Inc. and its affiliates derived aggregate revenues of approximately $2.4 million from Huntsman and its affiliates and approximately $0.4 million from Olin and its affiliates for services unrelated to the merger. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of Huntsman and Olin for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Huntsman, Olin and their respective affiliates. As of June 15, 2026, Citi and its affiliates held, on a proprietary basis, less than 1.0% of the outstanding Huntsman common stock and less than 1.0% of the outstanding Olin common stock.

Huntsman selected Citi to act as one of its financial advisors in connection with the proposed merger based on Citi’s reputation, experience and familiarity with Huntsman, Olin and their respective businesses. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Opinion of Morgan Stanley & Co. LLC

Huntsman retained Morgan Stanley to provide it with financial advisory services in connection with a potential business combination involving Huntsman and Olin, and, if requested by Huntsman, a financial opinion with respect thereto. Huntsman selected Morgan Stanley to act as one of its financial advisors based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the chemicals industry, market and regulatory environment and business and affairs of Huntsman. Morgan Stanley rendered to the Huntsman board at its special meeting on June 15, 2026, its oral opinion, subsequently confirmed by delivery of a written opinion dated June 15, 2026, that, as of that date, and based upon and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of the review undertaken by Morgan Stanley and the other matters set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of Huntsman common stock.

The full text of the written opinion of Morgan Stanley, dated June 15, 2026, is attached as Annex F and incorporated by reference into this joint proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Morgan Stanley’s opinion was directed to the Huntsman board and addresses only the fairness, from a financial point of view to the holders of Huntsman common stock, of the exchange ratio pursuant to the merger agreement as of the date of the opinion. Morgan Stanley’s opinion did not address any other aspect of the transactions contemplated by the merger agreement and did not constitute a recommendation to the Huntsman stockholders or Olin shareholders as to how to act or vote at the Huntsman special meeting or Olin special meeting, respectively, to be held in connection with the merger or any other matter or whether to take any other action with respect to the merger. The summary of Morgan Stanley’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. In addition, the opinion did not in any manner address the prices at which the combined company common stock will trade following the consummation of the merger or at any time.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	Reviewed certain publicly available financial statements and other business and financial information of Huntsman and Olin, respectively;

•	Reviewed certain internal financial statements and other financial and operating data concerning Huntsman and Olin, respectively;

•

Reviewed certain financial projections prepared by the managements of Huntsman (the “Huntsman standalone projections”) and Olin (the “Olin standalone projections”), respectively (see the sections of this joint proxy statement/prospectus titled “The Merger—Certain Unaudited Prospective Financial Information—Olin Standalone Projections” beginning on page 131 and “The Merger—Certain Unaudited Prospective Financial Information—Huntsman Standalone Projections” beginning on page 132;

•

Reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the managements of Huntsman and Olin, respectively (the “synergy projections”), as described in the section of this joint proxy statement/prospectus titled “The Merger—Certain Unaudited Prospective Financial Information—Synergy Projections” beginning on page 134;

•	Discussed the past and current operations and financial condition and the prospects of Huntsman, including the synergy projections, with senior executives of Huntsman;

•	Discussed the past and current operations and financial condition and the prospects of Olin, including the synergy projections, with senior executives of Huntsman and Olin;

•	Reviewed the reported prices and trading activity for the Huntsman common stock and the Olin common stock;

•

Compared the financial performance of Huntsman and Olin and the prices and trading activity of the Huntsman common stock and the Olin common stock with that of certain other publicly-traded companies comparable with Huntsman and Olin, respectively, and their securities;

•	Participated in certain discussions and negotiations among representatives of Huntsman and Olin and their financial advisors;

•	Reviewed the merger agreement and certain related documents; and

•	Performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Huntsman and Olin, and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to the synergy projections, Morgan Stanley assumed, with the consent of the Huntsman board, that they had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the respective managements of Huntsman and Olin, and were an appropriate basis upon which to evaluate, the future financial performance of Huntsman, Olin and the combined company. Morgan Stanley further assumed, with the consent of the Huntsman board, that such projections and the synergy projections would be achieved in the amounts and at the times reflected therein. Morgan Stanley expressed no view or opinion as to any financial forecasts or other information or data (or underlying assumptions on which they were based) provided to or otherwise reviewed or discussed with Morgan Stanley.

In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger will qualify for the Intended Tax Treatment (as defined in the merger agreement), and that the definitive merger agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed, with the consent of the Huntsman board, that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed or occur that would have a material adverse effect on the contemplated benefits (including the synergy projections) expected to be derived in the proposed merger or that otherwise would be meaningful in any respect to Morgan Stanley’s analysis and opinion. Morgan Stanley further assumed, with the consent of the Huntsman board, that the terms of any financing entered into in connection with the merger would not impact Morgan Stanley’s analysis in any material respect.

Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Olin and Huntsman and their respective legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley relied upon, without independent verification, the assessment by the managements of Huntsman and Olin of: (i) the potential impact on Huntsman and Olin of market, competitive and other trends and developments in, and prospect for, the governmental, regulatory and legislative matters relating to or otherwise affecting, the industries in which Huntsman and Olin operate; (ii) the intellectual property and proprietary rights of Huntsman and Olin, including their licenses and patents and associated risks; (iii) existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key employees and other commercial relationships of Huntsman and Olin; and (iv) the ability of Olin to integrate the businesses of Huntsman and Olin. Morgan Stanley assumed, with the consent of the Huntsman board, that there will be no developments with respect to any such matters that would have an adverse effect on Huntsman, Olin or the merger, including the contemplated benefits thereof, or that otherwise would be meaningful in any respect to Morgan Stanley’s analysis or opinion.

Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees or any party to the merger, or any class of such persons, whether relative to the exchange ratio or otherwise. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Huntsman or Olin, or concerning the solvency or fair value of Huntsman or Olin (or the impact of the merger (including any associated financing) thereon) nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley expressed no view or opinion as to any actual or potential litigation, claims or governmental, regulatory or other proceedings, enforcement actions, consent decrees or other orders, audits or investigations or the potential impact thereof on any party.

Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, June 12, 2026, the last full trading day prior to the date on which the Huntsman board met to approve the merger. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion. The credit, financial and stock markets and the industries in which Huntsman and Olin operate have experienced and may continue to experience, volatility and disruptions, and Morgan Stanley expressed no view or opinion as to any potential effects of such volatility or disruptions on Huntsman, Olin or the merger. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice. Morgan Stanley’s opinion was for the information of the Huntsman board in its capacity as such in connection with its consideration of the merger.

In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to any acquisition, business combination or other extraordinary transaction involving Huntsman. Morgan Stanley’s opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to other business or financial strategies that might be available to Huntsman, nor did it address the underlying business decision of Huntsman to enter into the merger agreement or proceed with any other transaction contemplated by the merger agreement. Morgan Stanley did not express any view on, and Morgan Stanley’s opinion did not address, any term or aspect of the merger agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection therewith (including the terms of any financing to be entered into in connection with the merger).

Summary of Financial Analyses of Morgan Stanley

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated June 15, 2026. Unless stated otherwise, the various financial analyses summarized below were based on the closing prices of Huntsman common stock, Olin common stock and other information and market data available as of June 12, 2026, the last full trading day prior to the date on which the Huntsman board met to approve the merger. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

In performing the financial analysis summarized below and arriving at its opinion, Morgan Stanley used and relied upon the Huntsman standalone projections and Olin standalone projections, respectively, and the synergy projections.

Comparable Companies Analysis

Morgan Stanley performed a public trading comparables analysis for each of Huntsman and Olin, which is designed to provide an implied value of a company by comparing each of Huntsman and Olin to a group of selected companies with similar characteristics to Huntsman and Olin, respectively. Morgan Stanley compared certain financial information of Huntsman and Olin with publicly available information for the applicable group of selected companies described below. The selected companies were chosen based on Morgan Stanley’s knowledge of the chemicals industry and because these companies have businesses that may be considered similar to the business of Huntsman or Olin, respectively.

No company used as a comparison in the comparable companies analysis is identical to Huntsman or Olin, respectively. In evaluating the groups of selected companies described below, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Huntsman and Olin. These factors include the impact of competition on the business of Huntsman or Olin, as applicable, or the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Huntsman or Olin, as applicable, or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Huntsman and Olin Selected Companies

The group of selected companies for Huntsman (the “Huntsman Selected Companies” for purposes of this section “ —Summary of Financial Analyses of Morgan Stanley”) consisted of the following:

•	Celanese Corporation

•	Dow Inc.

•	Eastman Chemical Company

•	LyondellBasell Industries N.V.

•	Olin Corporation

•	Tronox Holdings plc

•	Westlake Corporation

The group of selected companies for Olin (the “Olin Selected Companies” for purposes of this section “ —Summary of Financial Analyses of Morgan Stanley”) consisted of the following:

•	Dow Inc.

•	Huntsman Corporation

•	LyondellBasell Industries N.V.

•	Tronox Holdings plc

•	Westlake Corporation

With respect to the Huntsman Selected Companies and Huntsman, and the Olin Selected Companies and Olin, Morgan Stanley reviewed:

•

aggregate value (calculated as fully diluted equity value, plus total debt and certain other items, less cash and cash equivalents) as a multiple of estimated 2026 adjusted earnings before interest, taxes, depreciation and amortization (“Adj. EBITDA”), or “AV/2026E Adj. EBITDA”;

•	aggregate value as a multiple of estimated 2027 Adj. EBITDA, or “AV/2027E Adj. EBITDA”; and

•	aggregate value as a multiple of Adj. EBITDA based on the actual 2021–2025 cycle average, or “AV/Cycle Average Adj. EBITDA.”

In all instances, multiples were based on closing stock prices on June 12, 2026. For the comparable companies analysis, the financial and market data for the Huntsman Selected Companies and the Olin Selected Companies (and associated averages and medians) were based on the most recent publicly available information and median equity research consensus estimates. Financial information for Huntsman and Olin was based on both median equity research consensus estimates and the Huntsman standalone projections and the Olin standalone projections.

The following tables present the results of this analysis:

Huntsman Selected Companies Analysis	Low	High	Median*	Average*
AV/2026E Adj. EBITDA	5.7x	13.0x	8.0x	8.2x
AV/2027E Adj. EBITDA	6.8x	9.6x	7.7x	7.5x
AV/Cycle Average Adj. EBITDA	3.7x	8.9x	6.5x	6.7x

*	Medians and Averages exclude multiples derived from Olin standalone projections.

Olin Selected Companies Analysis	Low	High	Median*	Average*
AV/2026E Adj. EBITDA	5.7x	13.0x	7.5x	8.8x
AV/2027E Adj. EBITDA	6.8x	10.2x	7.5x	8.2x
AV/Cycle Average Adj. EBITDA	5.9x	7.8x	6.3x	6.6x

*	Medians and Averages exclude multiples derived from Huntsman standalone projections.

With respect to Olin’s AV/Cycle Average Adj. EBITDA multiple, Morgan Stanley noted that Olin’s 2021 and 2022 earnings were disproportionately impacted by company-specific commercial strategy in Chlor-Alkali Products and Vinyls and structural supply disruptions experienced by Chinese epoxy competitors that materially reduced plant operating rates. In addition, Morgan Stanley noted that LyondellBasell Industries N.V.’s EBITDA was pro forma for the sale of its refining segment.

Based on the results of the analysis described above and its professional judgment, Morgan Stanley selected representative ranges of multiples and applied these ranges to the corresponding financial statistics for each of Huntsman and Olin based on the Huntsman standalone projections and the Olin standalone projections to derive ranges of implied value per share of Huntsman common stock and Olin common stock as of June 12, 2026, as set forth below (rounded to the nearest $0.25):

	Metric ($M)	Selected Multiple Range	Implied Value Per Share
Huntsman
AV/2026E Adj. EBITDA	$346	8.5x – 13.0x	$7.00 – $15.75
AV/2027E Adj. EBITDA	$501	7.0x – 9.5x	$10.25 – $17.25
AV/Cycle Average Adj. EBITDA	$712	5.5x – 7.5x	$12.50 – $20.50

Olin
AV/2026E Adj. EBITDA	$700	7.5x – 13.0x	$20.75 – $53.75
AV/2027E Adj. EBITDA	$850	7.5x – 9.5x	$30.25 – $44.75
AV/Cycle Average Adj. EBITDA	$1,551	5.5x – 7.5x	$48.50 – $74.75

Comparable Companies Analysis Based Exchange Ratio

Based on the standalone ranges of implied value per share of Huntsman common stock and Olin common stock described above, Morgan Stanley calculated the exchange ratio ranges implied by the comparable companies analysis by dividing (i) the lowest implied value per share of Huntsman common stock by the highest implied value per share of Olin common stock and (ii) the highest implied value per share of Huntsman common stock by the lowest implied value per share of Olin common stock. Morgan Stanley also calculated the implied ownership of holders of Huntsman common stock in the combined company based on these implied exchange ratio ranges.

The following table sets forth the results of this analysis:

Metric	Implied Exchange Ratio	Implied Huntsman Ownership
AV/2026E Adj. EBITDA	0.130x – 0.762x	16.6% - 53.8%
AV/2027E Adj. EBITDA	0.227x – 0.568x	25.7% - 46.4%
AV/Cycle Average Adj. EBITDA	0.167x – 0.423x	20.1% - 39.0%

Morgan Stanley compared these implied exchange ratios and ownership percentages to the exchange ratio of 0.5476 as provided for in the merger agreement and the resulting approximately 45.5% implied ownership on a fully diluted basis of holders of Huntsman common stock.

Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the potential future equity value of a company as a function of the company’s estimated future EBITDA. The resulting equity value is subsequently discounted to arrive at an estimate of the implied present value for such company’s potential future equity value. In connection with this analysis, Morgan Stanley calculated a range of implied present equity values per share on a standalone basis for each of Huntsman and Olin.

Huntsman Discounted Equity Value Analysis

To calculate the discounted equity value for Huntsman, Morgan Stanley utilized estimated 2028 Adj. EBITDA (“2028E Adj. EBITDA”) from the Huntsman standalone projections. Based upon the application of its professional judgment and experience, Morgan Stanley applied a range of multiples of aggregate value to next-twelve-months (“NTM”) estimated Adj. EBITDA of 5.5x to 7.5x derived from the AV/Cycle Average Adj. EBITDA multiples described under “Comparable Companies Analysis” above, added the cumulative value of Huntsman’s projected dividends of $0.0875 per share per quarter (based on the Huntsman standalone projections), and discounted the resulting values to present value at a discount rate of 11.0%, which rate was selected based on the estimated cost of equity for Huntsman determined using the capital asset pricing model. Based on this analysis, Morgan Stanley derived the following range of implied equity value per share of Huntsman common stock on a fully diluted basis (rounded to the nearest $0.25):

AV / 2028E Adj. EBITDA	Implied Equity Value Per Share Range
Huntsman Management Case	$12.00 – $19.25

Olin Discounted Equity Value Analysis

To calculate the discounted equity value for Olin, Morgan Stanley utilized 2028E Adj. EBITDA from the Olin standalone projections. Based upon the application of its professional judgment and experience, Morgan Stanley applied a range of multiples of aggregate value to NTM estimated Adj. EBITDA of 5.5x to 7.5x derived from the AV/Cycle Average Adj. EBITDA multiples described under “ —Comparable Companies Analysis” above, added the cumulative value of Olin’s projected dividends of $0.20 per share per quarter (based on the Wall Street consensus research estimates), and discounted the resulting values to present value at a discount rate of 10.5%, which rate was selected based on the estimated cost of equity for Olin determined using the capital asset pricing model. Based on this analysis, Morgan Stanley derived the following range of implied equity value per share of Olin common stock on a fully diluted basis (rounded to the nearest $0.25):

AV / NTM 2028E EBITDA	Implied Equity Value Per Share Range
Olin Management Case	$29.00 – $45.75

Exchange Ratio Implied by Discounted Equity Value Analysis

Morgan Stanley then calculated the estimated exchange ratio implied by the discounted equity value analysis. Morgan Stanley divided the highest implied per share value of Huntsman common stock by the lowest implied per share value of Olin common stock to derive the highest exchange ratio implied by the discounted equity value analysis. Morgan Stanley divided the lowest implied per share value of Huntsman common stock by the highest implied per share value of Olin common stock to derive the lowest exchange ratio implied by the analysis. Morgan Stanley also calculated the implied ownership of holders of Huntsman common stock in the combined company based on these implied exchange ratio ranges.

The following table sets forth the results of this analysis:

Implied Exchange Ratio Range	Implied Huntsman Ownership
0.263x – 0.661x	28.6% – 50.2%

Morgan Stanley compared these implied exchange ratios and ownership percentages to the exchange ratio of 0.5476 as provided for in the merger agreement and the resulting approximately 45.5% implied ownership on a fully diluted basis of holders of Huntsman common stock.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis on each of Huntsman and Olin, which is designed to provide an implied value of a company by calculating the present value of the estimated future unlevered free cash flows and terminal value of such company. In connection with this analysis, Morgan Stanley calculated a range of implied per share equity values for each of Huntsman and Olin. Financial data used in this analysis was based on the Huntsman standalone projections and the Olin standalone projections, as applicable.

Huntsman Discounted Cash Flow Analysis

Morgan Stanley calculated the estimated present value of the standalone unlevered free cash flows that Huntsman was forecasted to generate from the second quarter of calendar year 2026 through calendar year 2030 on a standalone basis. For purposes of this analysis, adjusted earnings before interest and taxes (“Adj. EBIT”) was calculated as Adj. EBITDA (burdened by stock-based compensation) less depreciation and amortization, and unlevered free cash flows were calculated as Adj. EBIT less taxes, plus depreciation and amortization, less capital expenditures, plus or minus change in net working capital, and plus or minus certain other cash restructuring and integration payments, pension contribution in excess of EBITDA, non-controlling interest contribution, maintenance and other items.

Morgan Stanley calculated terminal values for Huntsman by applying a range of perpetuity growth rates of 1.0% to 2.0%, based on Morgan Stanley’s professional judgment. Morgan Stanley then discounted the unlevered free cash flows and terminal value to present value as of March 31, 2026 using a mid-year convention and a range of discount rates from 7.1% to 8.3%, which were selected based on Morgan Stanley’s professional judgment to reflect an estimate of Huntsman’s weighted average cost of capital based on the capital asset pricing model and other factors. The resulting aggregate value was then increased by the present value of Huntsman’s estimated net operating loss carryforwards and adjusted for actual net debt of Huntsman of approximately $1,698 million as of March 31, 2026 to derive the implied equity value. To calculate the implied per share equity value, Morgan Stanley then divided the implied equity value by the number of fully diluted shares of Huntsman common stock outstanding as of June 12, 2026 derived from information provided by Huntsman management using the treasury stock method.

Based on this analysis, Morgan Stanley derived the following range of implied equity value per share of Huntsman common stock on a fully diluted basis (rounded to the nearest $0.25):

Discounted Cash Flow Analysis	Implied Equity Value Per Share Range
Huntsman Management Case	$17.50 – $27.25

Olin Discounted Cash Flow Analysis

Morgan Stanley calculated the estimated present value of the standalone unlevered free cash flows that Olin was forecasted to generate from the second quarter of calendar year 2026 through calendar year 2031 on a standalone basis. For purposes of this analysis, Adj. EBIT was calculated as Adj. EBITDA (burdened by stock-based compensation) less depreciation and amortization, and unlevered free cash flows were calculated as Adj. EBIT less taxes, plus depreciation and amortization, less capital expenditures, plus or minus change in net working capital, and less restructuring and legacy litigation costs.

Morgan Stanley calculated terminal values for Olin by applying a range of perpetuity growth rates of 0.5% to 1.5%, based on Morgan Stanley’s professional judgment. Morgan Stanley then discounted the unlevered free cash flows and terminal value to present value as of March 31, 2026 using a mid-year convention and a range of discount rates from 6.8% to 7.8%, which were selected based on Morgan Stanley’s professional judgment to reflect an estimate of Olin’s weighted average cost of capital based on the capital asset pricing model and other factors. The resulting aggregate value was then adjusted for actual net debt of Olin of approximately $2,838 million as of March 31, 2026 to derive the implied equity value. To calculate the implied per share equity value, Morgan Stanley then divided the implied equity value by the number of fully diluted shares of Olin common stock outstanding as of June 12, 2026 derived from information provided by Olin management using the treasury stock method.

Based on this analysis, Morgan Stanley derived the following range of implied equity value per share of Olin common stock on a fully diluted basis (rounded to the nearest $0.25):

Discounted Cash Flow Analysis	Implied Equity Value Per Share Range
Olin Management Case	$52.75 – $75.00

Exchange Ratio Implied by Discounted Cash Flow Analysis

Morgan Stanley then calculated the estimated exchange ratio implied by the discounted cash flow analysis. Morgan Stanley divided the highest implied per share price for Huntsman common stock by the lowest implied per share price for Olin common stock to derive the highest exchange ratio implied by the discounted cash flow analysis. Morgan Stanley then divided the lowest implied per share price for Huntsman common stock by the highest implied per share price for Olin common stock to derive the lowest exchange ratio implied by the discounted cash flow analysis. Morgan Stanley also calculated the implied ownership of holders of Huntsman common stock in the combined company based on these implied exchange ratio ranges.

The following table sets forth the results of this analysis:

Implied Exchange Ratio Range	Implied Huntsman Ownership
0.233x – 0.514x	26.1% – 43.7%

Morgan Stanley compared these implied exchange ratios and ownership percentages to the exchange ratio of 0.5476 as provided for in the merger agreement and the resulting approximately 45.5% implied ownership on a fully diluted basis of holders of Huntsman common stock.

Other Information

Morgan Stanley also observed certain additional information that was not considered part of Morgan Stanley’s financial analysis with respect to its opinion, but which was noted as reference data for the Huntsman board for informational purposes, including the following:

Illustrative Potential Value Creation Analysis

Morgan Stanley reviewed the illustrative potential pro forma value creation to holders of Huntsman common stock and Olin common stock by aggregating (i) the fully diluted equity value of Huntsman and the fully diluted equity value of Olin, in each case as of June 12, 2026, and (ii) the capitalized value of the approximately $400 million of estimated run-rate synergies (capitalized at the blended Huntsman and Olin cycle average aggregate value to NTM EBITDA multiple), based on estimates provided by Huntsman management, to derive an aggregate implied pro forma equity value of the combined company. Morgan Stanley then considered the approximately 45.5% ownership of holders of Huntsman common stock in the combined company on a fully diluted basis based upon the exchange ratio. Based on a cycle average aggregate value to NTM EBITDA multiple of 6.5x, this analysis indicated illustrative value creation to holders of Huntsman common stock of approximately 32% (an illustrative total value of approximately $20.79 per share, as compared to the closing price of $15.74 per share on June 12, 2026) and illustrative value creation to holders of Olin common stock of approximately 51% (an illustrative total value of approximately $37.79 per share, as compared to the closing price of $25.13 per share on June 12, 2026).

Any such estimates are not indicative of future results or actual values, which may be significantly more or less favorable than those suggested by the estimates.

Analyst Price Targets

•

Huntsman Analyst Price Targets. Morgan Stanley reviewed and analyzed future public market trading price targets for Huntsman common stock prepared and published by fourteen equity research analysts prior to June 12, 2026. The undiscounted analyst price targets for the Huntsman common stock ranged from $10.00 to $18.00 per share (with a median of $15.00 per share). Morgan Stanley also reviewed these price targets on a basis discounted one year back to June 12, 2026 at a rate of 11.0%, which discount rate was selected by Morgan Stanley based upon the application of its professional judgment and experience and the capital asset pricing model to reflect Huntsman’s estimated cost of equity, which indicated a range of implied values per share of Huntsman common stock of $9.00 to $16.25 (rounded to the nearest $0.25).

•

Olin Analyst Price Targets. Morgan Stanley reviewed and analyzed future public market trading price targets for Olin common stock prepared and published by fifteen equity research analysts prior to June 12, 2026. The undiscounted analyst price targets for the Olin common stock ranged from $22.00 to $37.00 per share (with a median of $30.00 per share). Morgan Stanley also reviewed these price targets on a basis discounted one year back to June 12, 2026 at a rate of 10.5%, which discount rate was selected by Morgan Stanley based upon the application of its professional judgment and experience and the capital asset pricing model to reflect Olin’s estimated cost of equity, which indicated a range of implied values per share of Olin common stock of $20.00 to $33.50 (rounded to the nearest $0.25).

•

Analyst Price Targets Based Exchange Ratio. Based on the standalone ranges of implied value per share of Huntsman common stock and Olin common stock described above, Morgan Stanley calculated the implied exchange ratio ranges implied by the undiscounted and discounted analyst price targets analyses. Morgan Stanley calculated this by dividing (i) the lowest implied value per share of Huntsman common stock by the highest implied value per share of Olin common stock and (ii) the highest implied value per share of Huntsman common stock by the lowest implied value per share of Olin common stock. The result of this analysis was an implied exchange ratio range of 0.270x to 0.818x based upon the undiscounted price targets (resulting in implied ownership of holders of Huntsman common stock in the combined company of approximately 29.2% to 55.5%) and 0.269x to 0.814x based upon the discounted price targets (resulting in implied ownership of holders of Huntsman common stock in the combined company of approximately 29.1% to 55.4%). Morgan Stanley compared these implied exchange ratios and ownership percentages to the exchange ratio of 0.5476 as provided for in the merger agreement and the resulting approximately 45.5% implied ownership on a fully diluted basis of holders of Huntsman common stock.

Historical Trading Prices

•

Huntsman Historical Trading Prices. Morgan Stanley also reviewed the historical intraday trading performance of shares of Huntsman common stock during the 52-week period ended June 12, 2026, which indicated a range of low and high prices for Huntsman common stock during such 52-week period of $7.30 to $15.93.

•

Olin Historical Trading Prices. Morgan Stanley also reviewed the historical intraday trading performance of shares of Olin common stock during the 52-week period ended June 12, 2026, which indicated a range of low and high prices for Olin common stock during such 52-week period of $18.08 to $30.46.

•

Historical Trading Prices Based Exchange Ratio. Based on the historical trading ranges of Huntsman common stock and Olin common stock described above, Morgan Stanley calculated the implied exchange ratio range implied by the share price ranges for Huntsman common stock and Olin common stock during the 52-week period ended June 12, 2026, calculated by dividing (i) the lowest intraday price of Huntsman common stock by the highest intraday price of Olin common stock, in each case, during the 52-week period ended June 12, 2026 and (ii) the highest intraday price of Huntsman common stock by the lowest intraday price of Olin common stock, in each case, during the 52-week period ended June 12, 2026. The result of this analysis was an implied exchange ratio range of 0.239x to 0.881x (resulting in implied ownership of holders of Huntsman common stock in the combined company of approximately 26.8% to 57.4%). Morgan Stanley compared these implied exchange ratios and ownership percentages to the exchange ratio of 0.5476 as provided for in the merger agreement and the resulting approximately 45.5% implied ownership on a fully diluted basis of holders of Huntsman common stock.

In connection with the review of the merger by the Huntsman board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Huntsman or Olin. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Huntsman and Olin. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to the holders of Huntsman common stock and in connection with the delivery of its opinion to the Huntsman board. These analyses do not purport to be appraisals or to reflect the prices at which shares of Huntsman common stock or Olin common stock might actually trade.

The exchange ratio was determined through arm’s-length negotiations between Huntsman and Olin and was unanimously approved by the Huntsman board. Morgan Stanley provided advice to Huntsman during these negotiations. Morgan Stanley did not, however, recommend any specific exchange ratio to Huntsman or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.

Morgan Stanley’s opinion and its presentation to the Huntsman board was one of many factors taken into consideration by the Huntsman board in deciding to approve, adopt and authorize the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Huntsman board with respect to the exchange ratio or of whether the Huntsman board would have been willing to agree to a different exchange ratio.

The Huntsman board retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Huntsman, Olin or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument. As of June 15, 2026, Morgan Stanley and its affiliates held, on a proprietary basis, less than 1.0% of the outstanding Huntsman common stock and less than 1.0% of the outstanding Olin common stock.

Under the terms of its engagement letter, Morgan Stanley provided Huntsman financial advisory services and a financial opinion in connection with the merger, and Huntsman agreed to pay Morgan Stanley an aggregate fee of $9 million for its services, $2 million of which became payable upon the delivery of Morgan Stanley’s opinion, and the remaining $7 million of which is contingent upon, and payable upon, the consummation of the merger. Morgan Stanley is also entitled to receive a portion of any termination fee paid by Olin to Huntsman pursuant to the merger agreement. In addition, Huntsman may, in its sole discretion, decide to pay Morgan Stanley an additional amount to be determined by Huntsman, in recognition of the value contributed by Morgan Stanley in connection with its engagement. Huntsman has also agreed to reimburse Morgan Stanley for certain of its reasonable and documented out-of-pocket expenses incurred in performing its services. In addition, Huntsman has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement. In the two years prior to the date of its opinion, Morgan Stanley and its affiliates received aggregate fees of less than $1 million for financing services provided to Huntsman unrelated to the merger, and did not receive any fees from Olin for financial advisory or financing services. In addition, Morgan Stanley or an affiliate thereof is currently a lender to Huntsman with respect to a revolving credit facility. Morgan Stanley may also seek to provide financial advisory and financing services to Huntsman and Olin and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Certain Unaudited Prospective Financial Information

Huntsman does not, as a matter of course, make public long-term forecasts as to future performance, revenues, production, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. Other than (i) annual guidance—including the guidance for fiscal year 2026 (the “2026 guidance”) included in Olin’s Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated by reference into this joint proxy statement/prospectus, with respect to next year operating results, corporate costs, environmental expense, pension income and funding, litigation charges and payments, capital expenditures, depreciation and amortization and taxes, certain of which guidance Olin presents as a range, and certain other financial measures and (ii) next quarter guidance for Adjusted EBITDA— including the guidance for the second quarter of 2026 included in Olin’s press release dated May 7, 2026, which guidance Olin presents as a range—Olin does not, as a matter of course, publicly disclose forecasts as to future performance, earnings or other results due to, among other things, the unpredictability of the underlying assumptions and estimates.

However, in connection with the merger, the following unaudited prospective financial information was prepared: (i) certain unaudited prospective financial information with respect to Olin on a standalone basis for Olin’s fiscal years 2026 through 2031, prepared by Olin management, which we refer to as the “Olin standalone projections”; (ii) certain unaudited prospective financial information with respect to Huntsman on a standalone basis for Huntsman’s fiscal years 2026 through 2030, prepared by Huntsman management, which we refer to as the “Huntsman standalone projections”; (iii) certain unaudited prospective financial information with respect to Huntsman on a standalone basis for Huntsman’s fiscal years 2026 through 2030, prepared by Huntsman management and as adjusted by Olin management, which we refer to as the “Olin management adjusted Huntsman projections”; and (iv) certain estimates of cost synergies and net tax benefits expected to be realized following the completion of the merger for fiscal years 2027 through 2031, prepared by Olin management and Huntsman management, which we refer to as the “synergy projections”. We refer to the Olin standalone projections, the Huntsman standalone projections, the Olin management adjusted Huntsman projections and the synergy projections as the “forecasted financial information.” The Olin standalone projections, the Olin management adjusted Huntsman projections and the synergy projections were provided by Olin management to the Olin board for the purposes of considering, analyzing and evaluating the merger and to Lazard, and the Olin board directed Lazard to use the Olin standalone projections, the Olin management adjusted Huntsman projections and the synergy projections, in each case, in connection with its financial analyses and opinion, as described in the section entitled “The Merger—Opinion of Olin’s Financial Advisor.” The Huntsman standalone projections, the Olin standalone projections and the synergy projections were provided by Huntsman management to the Huntsman board for the purposes of considering, analyzing and evaluating the merger and to Citi and Morgan Stanley, and the Huntsman board directed each of Citi and Morgan Stanley to use the Huntsman standalone projections, the Olin standalone projections and the synergy projections, in each case, in connection with their respective financial analyses and opinions, as described in the section entitled “The Merger—Opinions of Huntsman’s Financial Advisors.” Huntsman management, the Huntsman board, Citi and Morgan Stanley did not receive the Olin management adjusted Huntsman projections.

The Olin standalone projections, the Huntsman standalone projections and the Olin management adjusted Huntsman projections were prepared treating Olin and Huntsman, as applicable, on a standalone basis, without giving effect to the merger, and exclude: (i) any impact of the negotiation or execution of the merger agreement or the merger; (ii) the expenses that have already been and will be incurred in connection with completing the merger; (iii) the potential synergies and net tax benefits that may be achieved by the combined company as a result of the merger; (iv) the effect of any restrictions that may be imposed in connection with the receipt of any necessary governmental or regulatory approvals; (v) the effect of any business, operations or strategic decisions or actions that have been or will be taken as a result of the merger agreement having been executed or in anticipation of completing the merger; (vi) certain potential or actual litigation and regulatory actions to which Olin or Huntsman may be parties or may be subject; and (vii) the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed but that were instead altered, accelerated, postponed or not taken in anticipation of the merger. Because the Huntsman standalone projections and the Olin standalone projections were developed for Huntsman and Olin, respectively, as independent companies without giving effect to the merger, the respective projections, as well as the Olin management adjusted Huntsman projections, do not reflect any synergies that may be realized as a result of the merger or any changes to Huntsman’s or Olin’s respective operations or strategy that may be implemented after completion of the merger.

The forecasted financial information is not included in this joint proxy statement/prospectus to influence any decision on whether to vote for the Olin direct merger proposal, the Olin subsidiary merger proposal or the Huntsman merger proposal, as applicable, but rather is included in this joint proxy statement/prospectus to give Olin shareholders and Huntsman stockholders access to certain non-public information that was provided to the Olin board and Olin’s financial advisor and to the Huntsman board and Huntsman’s financial advisors, as applicable. The inclusion of the forecasted financial information should not be regarded as an indication that the Olin board, Olin, the Huntsman board, Huntsman or their respective members of management or financial advisors or any other recipient of this information considered, or now considers, them to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and they should not be relied on as such. There can be no assurance that the projected results will be realized or that actual results of Olin, Huntsman or the combined company will not be materially lower or higher than estimated, whether or not the merger is completed. The forecasted financial information is based solely on information available to Olin management and Huntsman management, as applicable, at the time of their preparation and have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this joint proxy statement/prospectus. Olin may in the future report results of operations for periods included in the Olin standalone projections that will be completed following the preparation of the Olin standalone projections. Huntsman may in the future report results of operations for periods included in the Huntsman standalone projections that will be completed following the preparation of the Huntsman standalone projections. Shareholders and investors are urged to refer to Olin’s and Huntsman’s periodic filings with the SEC for information on Olin’s and Huntsman’s respective actual historical results.

The forecasted financial information was not prepared with a view toward public disclosure or compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, but, in the view of Olin management or Huntsman management, as applicable, was reasonably prepared in good faith on a basis reflecting the best available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of Olin management’s or Huntsman management’s, as applicable, knowledge and belief, the expected future financial performance of Olin and Huntsman, as applicable, and, in the case of the synergy projections, the combined company. However, this information is not fact and should not be relied upon as being necessarily predictive of actual future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the forecasted financial information. Although Olin management and Huntsman management believe there is a reasonable basis for their respective forecasted financial information, Olin and Huntsman caution that actual future results could be materially different from the forecasted financial information.

The forecasted financial information included in this document has been prepared by, and is the responsibility of, Olin management and Huntsman management. Neither Olin’s nor Huntsman’s respective independent registered public accounting firm, nor any other independent accountants, has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the forecasted financial information and, accordingly, each of Olin’s and Huntsman’s respective independent registered public accounting firm, does not express an opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The report of KPMG LLP, Olin’s independent registered public accounting firm, contained in the Olin Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated by reference into this joint proxy statement/prospectus, relates to historical financial information of Olin, and such report does not extend to the forecasted financial information and should not be read to do so. The report of Huntsman’s independent registered public accounting firm contained in the Huntsman Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated by reference into this joint proxy statement/prospectus, relates to Huntsman’s previously issued financial statements. It does not extend to the forecasted financial information and should not be read to do so.

The forecasted financial information is subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, the forecasted financial information is based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by Olin management and Huntsman management, as applicable, as of the date of their preparation. These estimates and assumptions may prove to be affected by any number of factors, including the impact of the announcement, pendency and consummation of the merger, general economic conditions and political or regulatory conditions or developments globally or in the markets or industries in which Olin and Huntsman do business, the risk of litigation or government or regulatory action, disruptions in the capital and credit markets and other risks and uncertainties described or incorporated by reference in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this joint proxy statement/prospectus, all of which are difficult to predict and many of which are beyond the control of Olin and Huntsman and will be beyond the control of the combined company following the completion of the merger. The forecasted financial information also reflects assumptions as to certain business decisions that are subject to change. There can be no assurance that the forecasted financial information will be realized, and actual results will likely differ, and may differ materially, from those shown. Generally, the further out the period to which the forecasted financial information relate, the less predictive the information becomes.

The forecasted financial information includes non-GAAP financial measures for each of Olin and Huntsman. Please see the tables below for a description of how Olin and Huntsman define these non-GAAP financial measures for purposes of the forecasted financial information in this section. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, and non-GAAP financial measures used by Olin and Huntsman may not be comparable to similarly titled measures used by other companies. The SEC rules that would otherwise require a reconciliation of a non-GAAP financial measure to a financial measure calculated and presented in accordance with GAAP do not apply to non-GAAP financial measures included in disclosure of financial projections provided to a board of directors or a financial advisor in connection with a proposed business combination such as the merger if the disclosure is included in a document such as this joint proxy statement/prospectus. In addition, reconciliations of non-GAAP financial measures were not relied upon by the Olin board, the Huntsman board or their respective members of management or financial advisors in connection with their respective evaluation of the merger. Accordingly, no reconciliation of the non-GAAP financial measures included in the forecasted financial information to the relevant GAAP financial measures is provided in this joint proxy statement/prospectus.

None of Olin, Huntsman, the combined company or their respective affiliates, officers, directors, advisors or other representatives can provide any assurance that actual results will not differ from the forecasted financial information, and, except as required by applicable law, none of Olin, Huntsman, the combined company or their respective affiliates, officers, directors, advisors or other representatives undertakes any obligation to update, or otherwise revise or reconcile, the forecasted financial information to reflect circumstances existing after the date the forecasted financial information was generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the forecasted financial information are shown to be inappropriate. None of Olin, Huntsman, the combined company or their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any Olin shareholder, Huntsman stockholder or any other person regarding Olin’s or Huntsman’s respective ultimate performance compared to the information contained in the forecasted financial information or that forecasted results will be achieved. Olin has made no representation to Huntsman, in the merger agreement or otherwise, concerning the Olin standalone projections, the Olin management adjusted Huntsman projections or the synergy projections. Huntsman has made no representation to Olin, in the merger agreement or otherwise, concerning the Huntsman standalone projections or the synergy projections.

Olin Standalone Projections

The Olin standalone projections were prepared by Olin management in connection with the evaluation of a potential transaction by the Olin board, and were provided to the Olin board on June 4, 2026 in advance of the June 9, 2026 meeting of the Olin board in connection with its consideration and evaluation of the merger, and were provided to Lazard for its use and reliance in connection with its financial analyses and opinion. Except with respect to unlevered free cash flow, the Olin standalone projections were provided to Huntsman and the Huntsman board directed the Huntsman financial advisors to use and rely on them. The Olin standalone projections were based on numerous estimates, expectations, beliefs, opinions and assumptions with respect to Olin’s business, including its results of operations and financial condition, electricity and energy prices, customer demand levels and competition, and with respect to general business, economic, market, regulatory and financial conditions and other future events, all of which are difficult to predict and many of which are beyond Olin’s control and may not be realized. Olin management believes that the estimates and expectations, beliefs, opinions and assumptions used as a basis for the Olin standalone projections were reasonable based on the information available to Olin management at the time prepared. However, the Olin standalone projections are not a guarantee of actual future performance. The future financial results of Olin’s business may differ materially from those expressed in the Olin standalone projections due to various factors, including factors that are beyond Olin’s ability to control or predict.

The following table presents a summary of the unaudited prospective financial information of Olin on a standalone basis prepared by Olin management for Olin’s fiscal years 2026 through 2031, which information is referred to as the “Olin standalone projections.”

(in millions)	2026E	2027E	2028E	2029E	2030E	2031E
Revenue	$7,199	$7,170	$7,693	$7,925	$8,410	$8,747
Adjusted EBITDA(1)	$700	$850	$1,150	$1,400	$1,750	$2,000
Unlevered Free Cash Flow(2)(3)	$218	$502	$706	$864	$1,076	$1,267

(1)

Olin’s definition of Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization) is net income (loss), inclusive of net income (loss) from noncontrolling interests, plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges (income), and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(2)

We use “Unlevered Free Cash Flow” to refer to Adjusted EBITDA, as defined above, minus cash taxes, minus capital expenditures, minus change in net working capital and other non-recurring items. Unlevered free cash flow is a non-GAAP financial measure. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Unlevered Free Cash Flow presented may not be comparable to similarly titled measures of other companies. Unlevered Free

Cash Flow was calculated by Lazard as set forth above in connection with its discounted cash flow analysis, as described in “— Opinion of Olin’s Financial Advisor — Summary of Financial Analyses of Lazard — Discounted Cash Flow Analysis,” and did not form a part of the forecast information prepared or provided by Olin management.
(3)

The Olin unlevered free cash flow projections in this table were not provided to Huntsman and were calculated taking into account cash tax estimates provided by Olin management to Olin’s financial advisor but which were not provided to Huntsman or its financial advisors. For purposes of calculating Huntsman’s estimated unlevered free cash flows, Huntsman’s financial advisors estimated cash taxes assuming, at the direction of Huntsman management, a 25% tax rate. All other components of unlevered free cash flow utilized by Olin’s and Huntsman’s respective financial advisors were the same. The resulting unlevered free cash flow estimates for Olin utilized by Huntsman and Huntsman’s financial advisors were $164M, $466M, $627M, $835M, $1,074M and $1,264M for 2026, 2027, 2028, 2029, 2030 and 2031, respectively.

Huntsman Standalone Projections

The Huntsman standalone projections were prepared by Huntsman management in connection with the evaluation of a potential transaction by the Huntsman board. Initial Huntsman standalone projections were prepared and provided to the Huntsman board on April 29, 2026. Huntsman management made certain adjustments to such projections (including to the free cash flow projections) and adjusted and extrapolated such forecasts, and Huntsman management provided to the Huntsman board such adjusted and extrapolated projections in June 2026, which were approved by the Huntsman board for use and were used and relied on at the direction of the Huntsman board by Citi and Morgan Stanley in connection with their respective financial analyses and opinions. Except with respect to unlevered free cash flow, the Huntsman standalone projections were provided to Olin. The Huntsman standalone projections were based on numerous estimates, expectations, beliefs, opinions and assumptions with respect to Huntsman’s business, including its results of operations and financial condition, customer requirements and competition, and with respect to general business, economic, market, regulatory and financial conditions and other future events, all of which are difficult to predict and many of which are beyond Huntsman’s control and may not be realized. Huntsman management believes that the estimates, expectations, beliefs, opinions and assumptions used as a basis for the Huntsman standalone projections were reasonable based on the information available to Huntsman management at the time prepared. However, the Huntsman standalone projections are not a guarantee of actual future performance. The future financial results of Huntsman’s business may differ materially from those expressed in the Huntsman standalone projections due to various factors, including factors that are beyond Huntsman’s ability to control or predict.

The following table presents a summary of the unaudited prospective financial information of Huntsman on a standalone basis prepared by Huntsman management for Huntsman’s fiscal years 2026 through 2030, which information is referred to as the “Huntsman standalone projections.”

(in millions)	Q2-Q4E	2027E	2028E	2029E	2030E
Revenue	$4,729	$6,613	$7,154	$7,570	$8,066
Huntsman Adjusted EBITDA(1)	$273	$501	$745	$914	$1,160
Unlevered Free Cash Flow(2)	$191	$114	$288	$451	$648

(1)

“Adjusted EBITDA” refers to Huntsman’s earnings, exclusive of earnings from noncontrolling interests, before interest, taxes, depreciation and amortization, adjusted for stock-based compensation. Adjusted EBITDA is a non-GAAP financial measure. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP, and this measure cannot be reconciled to the most directly comparable financial measure calculated and presented in accordance with GAAP for any of the periods presented.

(2)

“Unlevered Free Cash Flow” means Adjusted EBITDA as defined above, minus capital expenditures, plus or minus change in net working capital, minus other items including, ongoing restructuring and integration payments, minus pension contribution in excess of EBITDA, minus maintenance and other costs, minus minority interest contributions, minus taxes. Unlevered Free Cash Flow is a non-GAAP financial measure. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP, and this measure cannot be reconciled to the most directly comparable financial measure calculated and presented in accordance with GAAP for any of the periods presented.

Olin Management Adjusted Huntsman Projections

Olin management was provided, in connection with its due diligence review of Huntsman, the Huntsman standalone projections, as described above. Olin management made certain adjustments to the Huntsman standalone projections to reflect (i) Olin management’s independent assessment of the business, including profitability, and other key assumptions, (ii) an estimate of incremental operating costs and capital expenditures Olin management would expect to incur that were not included in the Huntsman standalone projections and (iii) the exclusion of certain prospective buyer incentives and the impacts of certain growth initiatives included in the Huntsman standalone projections. Such adjustments were made based on Olin management’s judgment and experience, its analysis of the Huntsman business and discussions between Olin management and Huntsman management. Except with respect to unlevered free cash flow, the Olin management adjusted Huntsman projections were provided to the Olin board on June 4, 2026 in advance of the June 9, 2026 meeting of the Olin board in connection with its consideration and evaluation of the merger, and were provided to Lazard for its use and reliance in connection with its financial analyses and opinion. The Olin management adjusted Huntsman projections were based upon numerous estimates and expectations, beliefs, opinions and assumptions by Olin management with respect to Huntsman, including its results of operations and financial condition, customer demand levels and competition, the impacts of certain growth initiatives, and with respect to general business, economic, market, regulatory and financial conditions and other future events, all of which are difficult to predict and many of which are beyond Olin’s control and may not be realized. Olin management believes that the estimates and expectations, beliefs, opinions and assumptions used as a basis for the Olin management adjusted Huntsman projections were reasonable based on the information available to Olin management at the time the adjustments were made. However, the Olin management adjusted Huntsman projections are not a guarantee of actual future performance. The future financial results of Huntsman may differ materially from those expressed in the Olin management adjusted Huntsman projections due to various factors, including factors that are beyond Olin’s ability to control or predict.

The following table presents a summary of the unaudited prospective financial information of Huntsman on a standalone basis prepared by Huntsman management for Huntsman’s fiscal years 2026 through 2030, as adjusted by Olin management, which information is referred to as the “Olin management adjusted Huntsman projections.”

(in millions)	2026E	2027E	2028E	2029E	2030E
Revenue	$6,150	$6,613	$7,154	$7,570	$8,066
Adjusted EBITDA(1)	$369	$524	$754	$912	$1,124
Unlevered Free Cash Flow(2)	$87	$128	$369	$412	$572

(1)

We use “Adjusted EBITDA” to refer to Huntsman’s earnings, inclusive of earnings from noncontrolling interests, before interest, taxes, depreciation and amortization, adjusted for stock-based compensation. Adjusted EBITDA is a non-GAAP financial measure. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP, and no reconciliation is provided to the most directly comparable financial measure calculated and presented in accordance with GAAP for any of the periods presented.

(2)

We use “Unlevered Free Cash Flow” to refer to Adjusted EBITDA, as defined above, minus capital expenditures, plus or minus change in net working capital, minus other items including, ongoing restructuring and integration payments, minus pension contribution in excess of EBITDA, minus maintenance and other costs, minus minority interest contributions, minus taxes. Unlevered free cash flow is a non-GAAP financial measure. Unlevered free cash flow should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP, and no reconciliation is provided to the most directly comparable financial measure calculated and presented in accordance with GAAP for any of the periods presented. Unlevered Free Cash Flow was calculated by Lazard as set forth above in connection with its discounted cash flow analysis, as described in “—Opinion of Olin’s Financial Advisor—Summary of Financial Analyses of Lazard—Discounted Cash Flow Analysis,” and did not form a part of the forecast information prepared or provided by Olin management.

Synergy Projections

Olin and Huntsman management prepared certain estimates of cost synergies and net tax benefits expected to be realized following the completion of the merger for fiscal years 2027 through 2031 (which we refer to as the “synergy projections”), which were provided to and approved by the Huntsman board for use by Citi and Morgan Stanley in connection with their respective analyses described in the section entitled “The Merger—Opinions of Huntsman’s Financial Advisors” and which were provided to and approved by the Olin board for use by Lazard in connection with its financial analysis described in “The Merger—Opinion of Olin’s Financial Advisor.” The synergy projections were derived jointly by Olin and Huntsman management as part of their due diligence review and discussions between Olin and Huntsman management.

Olin and Huntsman management estimated that approximately $300 million of estimated pre-tax run-rate cost synergies could potentially be achievable on an annual basis within the first three years following the closing of the merger. Such cost synergies related primarily to corporate restructuring, global asset optimization, fixed cost reduction from integrated operations and purchasing and raw material integration. Olin and Huntsman management further estimated that there could be approximately $100 million in additional synergies from raw material integration benefits beginning in 2031. The estimated cost synergies assumed that the expected benefits of the merger would be realized.

The synergy projections were based upon numerous estimates and expectations, beliefs, opinions and assumptions with respect to the combined company, including its cost and operating structure, results of operations and financial condition, customer demand levels and competition, and with respect to general business, economic, market, regulatory and financial conditions and other future events, all of which are difficult to predict and many of which are beyond Olin’s and Huntsman’s control and may not be realized. Olin and Huntsman management, as applicable, believe that the estimates, expectations, beliefs, opinions and assumptions used as a basis for the synergy projections were reasonable based on the information available to Olin and Huntsman management at the time prepared. However, the synergy projections are not a guarantee of actual future performance or ability to achieve the estimated synergies and net tax benefits. The future financial consequences of the merger may differ materially from those expressed in the synergy projections due to various factors, including factors that are beyond Olin’s or Huntsman’s ability to control or predict. Important factors that may affect Olin’s, Huntsman’s or the combined company’s actual ability to achieve these estimated synergies and net tax benefits are further described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” Information regarding the uncertainties associated with realizing these estimated synergies and net tax benefits in connection with the merger is also described in the section entitled “Risk Factors.”

The synergy projections (i) assume the consummation of the merger on December 31, 2026 and are not necessarily indicative of current market conditions or values or future performance, and (ii) are not, and should not be regarded as, a representation that any of the results or expectations contained in, or forming a part of, the synergy projections will be achieved.

No Appraisal Rights

Under Delaware law, Huntsman’s stockholders are not entitled to appraisal rights for their shares of Huntsman common stock in connection with the Huntsman merger proposal described herein or to any similar rights of dissenters under Delaware law. In the case of the Olin direct merger proposal and Olin subsidiary merger proposal, holders of Olin common stock will not be entitled to appraisal or dissenters’ rights under the VSCA in connection with the direct merger or the subsidiary merger.

Regulatory Approvals

Neither Olin nor Huntsman is aware of any material governmental approvals or actions that are required for consummation of the merger other than as described below. It is presently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought. For additional information regarding regulatory approvals in connection with the merger, see the section entitled “The Merger Agreement—Covenants and Agreements—Efforts to Complete the Merger; Regulatory Approvals.”

U.S. Antitrust Clearance

The consummation of the merger is subject to the receipt of antitrust clearance in the United States. Under the HSR Act and the rules promulgated thereunder, the merger may not be completed until notification and report forms have been filed with the FTC and the DOJ, and the applicable waiting period (or any extensions of such waiting period) has expired or been terminated. For additional information regarding regulatory approvals in connection with the merger, see the section entitled “The Merger Agreement—Covenants and Agreements— Efforts to Complete the Merger; Regulatory Approvals.”

Olin and Huntsman each filed a notification and report form under the HSR Act with the DOJ and the FTC on July 8, 2026. Most transactions notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR notification and report forms. If the Antitrust Division of the DOJ or the FTC issues a request for additional information and documentary material (a “second request”) prior to the expiration of the 30-calendar-day waiting period (or after an additional 30-calendar day waiting period if the parties pull and refile their HSR notification period), the transaction cannot close until the parties observe a second 30-calendar-day waiting period, which would begin to run only after both parties have substantially complied with the second request, unless such second waiting period is terminated earlier.

Non-U.S. Antitrust Clearance and Regulatory Approvals

Olin and Huntsman derive revenues, have assets or other presence in jurisdictions outside the United States where merger control, foreign investment, or foreign subsidies filings or clearances may be necessary or recommended. In addition to antitrust approval in the United States, Olin and Huntsman will seek the receipt of applicable governmental consents, approvals, and other clearances required to be obtained under the merger agreement. The merger cannot be consummated until the closing conditions relating to the applicable filings or clearances in the required jurisdictions have been satisfied or waived.

Securities and Exchange Commission

In connection with the issuance of Olin common stock to Huntsman stockholders, Olin has filed a registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part. Each of Olin and Huntsman has agreed to use its reasonable best efforts to have the registration statement declared effective under the Securities Act as promptly as reasonably practicable after filing.

NYSE

The consummation of the merger is subject to approval for listing of the Olin common stock issuable in the merger on NYSE, subject to official notice of issuance.

Interests of Olin Directors and Executive Officers in the Merger

In considering the recommendation of the Olin board with respect to the Olin proposals, Olin shareholders should be aware that the directors and executive officers of Olin have interests in the merger that may be different from, or in addition to, the interests of Olin shareholders generally. The members of the Olin board were aware of and considered these interests, among other matters, in evaluating, negotiating and approving the merger agreement and in determining to recommend that Olin shareholders approve the Olin direct merger proposal. Such interests are described in more detail below.

Olin’s executive officers for purposes of the discussion below are: (i) Kenneth T. Lane (President and Chief Executive Officer); (ii) Todd A. Slater (Senior Vice President and Chief Financial Officer); (iii) Florian J. Kohl (Vice President and President, Epoxy and International); (iv) Brett A. Flaugher (Vice President and President, Winchester); (v) Deon A. Carter (Vice President and President, Chlor Alkali Products and Vinyls); (vi) Angela M. Castle (Vice President and Chief Legal Officer); (vii) Marc Ehrhardt (Vice President and President, Corporate Development and Business Services); (viii) Randee N. Sumner (Vice President and Controller) and (ix) Teresa M. Vermillion (Vice President and Treasurer).

Olin’s non-employee directors for purposes of the discussion below are: Beverley A. Babcock, Edward M. Daly, Matthew S. Darnall, Julie Piggott, Earl L. Shipp, William H. Weideman and Carol A. Williams.

In accordance with SEC rules, this discussion also covers former directors and executive officers of Olin who served in such capacity at any time since the beginning of the last fiscal year, which includes W. Anthony Will (former non-employee director), who ceased to serve as a non-employee director of Olin following the April 30, 2026 shareholder meeting and Dana O’Brien (former Senior Vice President and Chief Legal Officer), who ceased being an executive officer of Olin on March 1, 2025. Mr. Will no longer holds any Olin phantom units and is not expected to receive any additional compensation or benefits in connection with the merger and, accordingly, has been excluded from the disclosure below. Ms. O’Brien continues to have a vested cash balance under Olin deferred compensation plans and, accordingly, has been included in the corresponding disclosure below.

Certain Assumptions

As specifically noted below, for purposes of quantifying the potential payments and benefits described in this section entitled “—Interests of Olin Directors and Executive Officers in the Merger”, the following assumptions were used:

•

the effective time occurred on June 23, 2026 (which we refer to as the “assumed closing date”), which is the assumed closing date only for purposes of this section entitled “—Interests of Olin Directors and Executive Officers in the Merger”;

•

the employment of each executive officer is terminated by the combined company without “cause” or due to the officer’s resignation for “good reason” (or a term of similar import) (as such terms are defined in the relevant plans and agreements), in each case, immediately following the assumed closing date;

•

solely for the purposes of quantifying any related payments or benefits, the service of each non-employee member of Olin board is involuntarily terminated immediately following the assumed closing date;

•	each executive officer’s base salary rate and annual target bonus are those as in effect as of the date of this joint proxy statement/prospectus;

•

the number of unvested Olin equity awards held by each executive officer and director is determined as of June 23, 2026 (the latest practicable date to determine such amounts before the filing of this joint proxy statement/prospectus);

•

the price per share of Olin common stock is $21.80, which is the five-day average closing price of Olin common stock following the first public announcement of the merger on June 16, 2026, as required by SEC rules;

•	all Olin PSUs have their performance criteria satisfied at target levels; and

•	the value of Olin stock options for which the exercise price is equal to or greater than the assumed stock price of $21.80 is $0.00.

As the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the date referenced, the actual amounts, if any, that may be paid or become payable may materially differ from the amounts set forth below.

Treatment of Olin Equity-Based Awards

For information regarding beneficial ownership of shares of Olin common stock held by each of Olin’s directors and named executive officers and all of such directors and executive officers as a group, please see the section entitled “Share Ownership of Certain Beneficial Owners and Management/Directors of Olin”, beginning on page 216 of this joint proxy statement/prospectus.

Olin equity awards are outstanding under each of (i) the Olin 2026 Long Term Incentive Plan, (ii) the Amended and Restated Olin 2021 Long Term Incentive Plan, (iii) the Amended and Restated Olin 2018 Long Term Incentive Plan and (iv) the Amended and Restated 1997 Stock Plan for Non-employee Directors (which we refer to as the “1997 director plan”). The closing of the merger will constitute a “change in control” (or term of like import) (as defined under the respective plan) under the Olin 2021 Long Term Incentive Plan, the Olin 2018 Long Term Incentive Plan and the 1997 director plan and, for the Olin 2026 Long Term Incentive Plan, was deemed to constitute a “change in control” (or term of like import) (as defined under such plan).

If the closing occurs prior to the date on which the pre-2025 Olin PSUs vest pursuant to their existing terms, then such pre-2025 Olin PSUs will become vested and payable (with performance goals deemed achieved at target level) upon the occurrence of the closing.

In connection with the merger, Olin PSUs granted on or after January 1, 2025, that are outstanding as of immediately prior to the effective time will convert into Olin RSUs at the effective time (with performance deemed achieved at target level), with such converted awards remaining outstanding following the effective time and subject to the same terms and conditions that applied to the Olin PSUs as of immediately prior to the effective time (other than performance goals, but including service-vesting conditions). We adopted the treatment of Olin PSUs described in the preceding sentence in connection with the signing of the merger agreement so that Olin PSUs would be treated in the same manner as Huntsman PSUs following the effective time.

Olin RSUs will remain outstanding following the effective time and subject to the same terms and conditions that applied to such award as of immediately prior to the effective time. Olin phantom units held by non-employee directors under the 1997 director plan are fully vested as of the date of this prospectus, but as a result of the closing of the merger, such phantom units will become immediately payable as a lump sum cash amount.

As a result of the closing, Olin equity awards (other than pre-2025 Olin PSUs) that are held by executives will vest in full on a termination of such executive’s employment by the Company without “cause” or due to the executive’s resignation following a “good reason event” (each, as defined under the corresponding plans and agreements) within the two-year period following the closing.

Accordingly, amounts in respect of (i) Olin equity awards (other than pre-2025 Olin PSUs) that are held by executives are “double-trigger” in that accelerated vesting will occur only upon the occurrence of two conditions, which are the consummation of the merger and a qualifying termination of employment during the relevant period following the closing and (ii) pre-2025 Olin PSUs and Olin phantom units are “single-trigger” in that accelerated vesting or payment (as applicable) will occur upon the closing of the merger on the assumed closing date (for pre-2025 Olin PSUs, with performance deemed achieved at target level).

See the section below entitled “Quantification of Potential Payments and Benefits to Olin’s Named Executive Officers” beginning on page 140 of this joint proxy statement/prospectus for an estimate of the amounts that would become payable to each of Olin’s named executive officers in respect of their unvested Olin equity awards. Based on the assumptions described above in “—Interests of Olin Directors and Executive Officers in the Merger—Certain Assumptions”, (A) the estimated aggregate amounts for Olin’s four executive officers who are not named executive officers in respect of their unvested Olin equity awards are as follows: (i) Olin stock options – $0; (ii) Olin RSUs – $1,788,415; and (iii) Olin PSUs – $2,526,600 and (B) the estimated aggregate amount that would become payable to Olin’s seven non-employee directors in respect of their Olin vested, non-forfeitable equity awards is as follows: Olin phantom units – $5,576,050. Ms. O’Brien, as a former employee of Olin, does not hold any unvested Olin equity awards as of the date of this joint proxy statement/prospectus.

Olin Change in Control Severance Plan for Officers

Olin maintains the Olin Change in Control Severance Plan for Officers (which we refer to as the “Olin CIC severance plan”). Each of Olin’s executive officers is eligible for severance benefits upon a termination by Olin without “cause” or a resignation by the executive following a “good reason event” (each, as defined in the Olin CIC severance plan) within the two-year period following the closing, subject to the executive officer’s execution and non-revocation of a release of claims, as follows:

•

for Kenneth T. Lane, (i) a cash payment equal to three times the sum of the executive’s annual base salary and target annual bonus and (ii) continuation of medical, dental and life insurance benefits for 36 months;

•

for each other Olin executive officer, (i) a cash payment equal to two times the sum of the executive’s annual base salary and target annual bonus and (ii) continuation of medical, dental and life insurance benefits for 24 months; and

•

for all executive officers, (i) if such qualifying termination occurs during or after the second quarter of the calendar year, a pro-rated annual bonus with achievement deemed to be at target level and (ii) outplacement services for up to 12 months.

The consummation of the merger will constitute a “change in control” (as defined in the Olin CIC severance plan) under the Olin CIC severance plan. The Olin CIC severance plan includes perpetual confidentiality and nondisparagement covenants and non-compete and employee and customer non-solicit covenants for a number of years equal to the executive’s severance multiple (i.e., three years for Mr. Lane and two years for the remaining Olin executive officers).

Accordingly, payments and benefits provided under the Olin CIC severance plan are “double-trigger” in that they will be provided only upon the occurrence of two conditions, which are the consummation of the merger and a qualifying termination of employment during the relevant period following the closing.

See the section below entitled “Quantification of Potential Payments and Benefits to Olin’s Named Executive Officers” beginning on page 140 of this joint proxy statement/prospectus for an estimate of the payments and benefits provided to each of Olin’s named executive officers in respect of his or her severance benefits under the Olin CIC severance plan. Based on the assumptions described above in “—Interests of Olin Directors and Executive Officers in the Merger—Certain Assumptions”, the estimated aggregate amount provided to Olin’s four executive officers who are not named executive officers in respect of their severance benefits under the Olin CIC severance plan is: $8,215,519. Ms. O’Brien, as a former employee of Olin, is not eligible for any severance benefits in connection with the consummation of the merger.

Olin Deferred Compensation Plans

Olin maintains (i) the Olin Supplementary and Deferral Benefit Pension Plan, (ii) the Olin Senior Executive Pension Plan, (iii) the Olin Corporation Supplemental Retirement Savings Plan and (iv) the 1997 director plan

(which we refer to, collectively, as the “Olin deferred compensation plans”), each of which provides participants with the ability to defer certain elements of compensation in accordance with the terms of the applicable plan.

Executive balances under the Olin deferred compensation plans represent vested amounts that are non-forfeitable. The terms of the Olin deferred compensation plans provide for distribution of account balances in a lump sum upon a “change in control” (or term of like import) (as defined in the corresponding Olin deferred compensation plan). The consummation of the merger will constitute a “change in control” (or term of like import) under each Olin deferred compensation plan.

Accordingly, amounts under the Olin deferred compensation plans are “single-trigger” in that they will be paid upon the occurrence of one condition, the closing, in accordance with the applicable plan terms.

In addition to the Olin deferred compensation plans, Olin maintains the Olin Non-Employee Director Deferred Compensation Plan (which we refer to as the “Olin 2025 director plan”) pursuant to which each non-employee director may elect to defer receipt of his or her stock and cash compensation. The consummation of the merger will not constitute a “change in control” (or term of like import) under the Olin 2025 director plan and, accordingly, any amounts or benefits deferred under the Olin 2025 director plan will continue after the effective time pursuant to their terms and we have excluded such amounts or benefits from the disclosure below.

See the section entitled “Quantification of Potential Payments and Benefits to Olin’s Named Executive Officers” beginning on page 140 of this joint proxy statement/prospectus for an estimate of the amounts that would become payable to each of Olin’s named executive officers in respect of his or her balance under the Olin deferred compensation plans. Based on the assumptions described above in “—Interests of Olin Directors and Executive Officers in the Merger—Certain Assumptions”, the estimated aggregate amount that would become payable in respect of vested, cash account balances under the Olin deferred compensation plans for Olin’s (i) four executive officers who are not named executive officers and Ms. O’Brien is $536,859 and (ii) Olin’s seven non-employee directors is $307,875.

Olin Officers and Directors Membership on the Combined Company Board and Arrangements with the Combined Company

As described in the section entitled “The Merger—Board of Directors of the Combined Company Following the Consummation of the Merger” beginning on page 89 of this joint proxy statement/prospectus, the combined company board will have ten members, comprised of (a) four directors from among the members of the Olin board as of immediately prior to the effective time, each of whom will be designated by the Olin board prior to the effective time, (b) four directors from among the members of the Huntsman board as of immediately prior to the effective time, each of whom will be designated by the Huntsman board prior to the effective time, and (c) the chief executive officer of Olin as of immediately prior to the effective time and the chief executive officer of Huntsman as of immediately prior to the effective time.

In addition, as described in the section entitled “The Merger Agreement—Governance of the Combined Company” beginning on page 177 of this joint proxy statement/prospectus, the chief financial officer of Olin as of immediately prior to the effective time will serve as the chief integration officer of the combined company.

Continuing Employee Benefits

The merger agreement provides for certain customary protections regarding the compensation and benefits of continuing employees, including the executive officers, during their employment with the combined company following the effective time. The relevant provisions are described in more detail in the section entitled “The Merger—Employee Matters” beginning on page 173 of this joint proxy statement/prospectus.

Treatment of Annual Bonuses

The merger agreement provides for certain protections for annual bonuses for the year in which the effective time occurs, including for the executive officers. The relevant provisions are described in more detail in the section entitled “The Merger Agreement—Employee Matters” beginning on page 173 of this joint proxy statement/prospectus.

Indemnification and Insurance

Under the merger agreement, certain present and former directors, officers and fiduciaries of Olin, Huntsman and their respective subsidiaries will be entitled to continued indemnification, exculpation, advancement and insurance protections with respect to matters existing or occurring at or prior to the effective time. For a more detailed description, see the section entitled “The Merger Agreement—Covenants and Agreements—Indemnification, Exculpation and Insurance” beginning on page 175 of this joint proxy statement/prospectus.

Quantification of Potential Payments and Benefits to Olin’s Named Executive Officers

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation of each of Olin’s named executive officers that is based on or otherwise relates to the merger and that will or may become payable to such named executive officers at either the consummation of the merger or upon a qualifying termination of employment upon or following the consummation of the merger. The table below sets forth, for the purposes of this merger-related compensation disclosure, the amount of payments and benefits that each Olin named executive officer would receive at the effective time based on the assumptions described above in “Interests of Olin Directors and Executive Officers in the Merger—Certain Assumptions” (which assumptions include that the effective time occurred on June 23, 2026 and each named executive officer experienced a qualifying termination of employment on such date).

The calculations in the table do not include amounts that Olin’s named executive officers were already entitled to receive or were vested in as of the date of this joint proxy statement/prospectus, other than the accelerated distribution of vested account balances under the Olin deferred compensation plans. Moreover, as a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

For the purposes of this disclosure, “double-trigger” refers to amounts and benefits that require the occurrence of two conditions, which are the consummation of the merger and a qualifying termination of employment during the relevant period following the closing. “Single-trigger” refers to amounts and benefits that require the occurrence of one condition, which is the consummation of the merger.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites / Benefits ($)(4)	Total ($)
Kenneth T. Lane	8,271,689	16,346,632	261,585	119,593	24,999,499
Todd A. Slater	3,089,863	3,426,092	1,022,352	135,437	7,673,744
Florian J. Kohl	2,426,438	2,253,012	135,201	134,552	4,949,203
Brett A. Flaugher	2,746,959	2,500,152	695,646	113,704	6,056,461
Deon A. Carter	2,598,356	2,637,146	54,611	139,082	5,429,195

(1)	Represents the estimated aggregate value of the cash severance each Olin named executive officer is entitled to receive upon a qualifying termination pursuant to the Olin CIC severance plan, which are

“double-trigger” amounts as described above in the section entitled “—Olin Change in Control Severance Plan for Officers”, as follows:

Name	Base Salary Component ($)	Target Bonus Component ($)	Pro Rata Target Bonus ($)	Total ($)
Kenneth T. Lane	3,300,000	4,290,000	681,689	8,271,689
Todd A. Slater	1,480,000	1,300,000	309,863	3,089,863
Florian J. Kohl	1,250,000	950,000	226,438	2,426,438
Brett A. Flaugher	1,360,000	1,120,000	266,959	2,746,959
Deon A. Carter	1,360,000	1,000,000	238,356	2,598,356

(2)

Represents the estimated aggregate value of unvested Olin equity awards held by each Olin named executive officer that would accelerate and vest upon (i) a change in control, in the case of the pre-2025 Olin PSUs or (ii) a change in control and qualifying termination, in the case of all Olin equity awards other than pre-2025 Olin PSUs. Amounts in respect of Olin equity awards (other than pre-2025 Olin PSUs) are “double-trigger” amounts and exclude any Olin stock options for which the exercise price is equal to or greater than the assumed stock price of $21.80. The amounts attributable to pre-2025 Olin PSUs are “single-trigger” amounts and are equal to (a) $1,324,917, for Mr. Lane, (b) $350,239, for Mr. Slater, (c) $125,088, for Dr. Kohl, (d) $229,336, for Mr. Flaugher and (e) $0, for Mr. Carter. The following table sets forth the estimated aggregate value for each Olin named executive officer by award type (for Olin PSUs, with performance deemed achieved at target level).

Name	Unvested Olin Stock Options ($)	Unvested Olin RSUs ($)	Unvested Olin PSUs ($)	Total ($)
Kenneth T. Lane	—	6,843,120	9,503,512	16,346,632
Todd A. Slater	—	1,116,685	2,309,407	3,426,092
Florian J. Kohl	—	837,632	1,415,380	2,253,012
Brett A. Flaugher	—	826,236	1,673,916	2,500,152
Deon A. Carter	—	1,031,864	1,605,282	2,637,146

(3)

Represents the estimated aggregate value of each named executive officer’s vested account balances under the Olin deferred compensation plans that would become payable as a lump sum cash amount upon a change in control, which are “single-trigger” amounts as described above in the section entitled “—Olin Deferred Compensation Plans”.

(4)

Represents the estimated aggregate value of (i) health and welfare and life insurance continuation and (ii) provision by Olin of outplacement benefits for the maximum period, in each case, for each named executive officer, which are “double-trigger” amounts as described above in the section entitled “—Olin Change in Control Severance Plan for Officers”, as follows:

Name	Benefits Continuation ($)	Outplacement Services ($)	Total ($)
Kenneth T. Lane	79,593	40,000	119,593
Todd A. Slater	95,437	40,000	135,437
Florian J. Kohl	94,552	40,000	134,552
Brett A. Flaugher	73,704	40,000	113,704
Deon A. Carter	99,082	40,000	139,082

Interests of Huntsman Directors and Executive Officers in the Merger

In considering the recommendation of the Huntsman board with respect to the Huntsman proposals, Huntsman stockholders should be aware that the directors and executive officers of Huntsman have financial interests in the merger that may be different from, or in addition to, the interests of Huntsman stockholders generally. The members of the Huntsman board were aware of and considered these interests, among other matters, in evaluating, negotiating and approving the merger agreement and in determining to recommend that Huntsman stockholders approve the merger. Such interests are described in more detail below.

Huntsman’s executive officers for purposes of the discussion below are: (i) Peter R. Huntsman (Chairman of the Board, President and Chief Executive Officer); (ii) Philip M. Lister (Executive Vice President and Chief Financial Officer); (iii) Amy K. Smedley (Executive Vice President, General Counsel and Secretary); (iv) Steen Weien Hansen (Division President, Polyurethanes); (v) Jan Buberl (Division President, Performance Products); (vi) Scott J. Wright (Division President, Advanced Materials); (vii) Brittany Benko (Senior Vice President, Environmental, Health & Safety and Manufacturing Excellence and Corporate Sustainability Officer); (viii) R. Wade Rogers (Senior Vice President, Global Human Resources and Chief Compliance Officer); and (ix) Steven C. Jorgensen (Vice President and Controller).

Huntsman’s non-employee directors for purposes of the discussion below are: Sonia Dulá, Cynthia L. Egan, Curtis Espeland, Daniele Ferrari, Jeanne McGovern, José Muñoz, David Sewell and Jan E. Tighe.

In accordance with SEC rules, this discussion also covers former directors and executive officers of Huntsman who served in such capacity at any time since the beginning of the last fiscal year, which consist of (i) Anthony P. Hankins (former Division President, Polyurethanes and CEO-Asia Pacific), who retired effective December 31, 2025 (which we refer to as the “former officer”), and (ii) Dr. Mary C. Beckerle (former non-employee director who retired from the Board effective as of the 2026 Annual Meeting) (which we refer to as the “former director”). Dr. Mary C. Beckerle no longer holds any Huntsman deferred stock units and is not expected to receive any additional compensation or benefits in connection with the merger and, accordingly, has been excluded from the disclosure below.

Certain Assumptions

As specifically noted below, for purposes of quantifying the potential payments and benefits described in this section entitled “—Interests of Huntsman Directors and Executive Officers in the Merger”, the following assumptions were used:

•

the effective time occurred on June 23, 2026 (which we refer to as the “assumed closing date”), which is the assumed closing date only for purposes of this section entitled “—Interests of Huntsman Directors and Executive Officers in the Merger”;

•

the employment of each executive officer is terminated by the combined company without “cause” or due to the officer’s resignation for “good reason” (or a term of similar import) (as such terms are defined in the relevant plans and agreements), in each case, immediately following the assumed closing date;

•

solely for purposes of quantifying any related payments or benefits, the service of each non-employee member of Huntsman board is involuntarily terminated immediately following the assumed closing date;

•	each executive officer’s base salary rate and annual target bonus are those as in effect as of the date of this joint proxy statement/prospectus;

•

the number of unvested Huntsman equity awards held by each executive officer and director is determined as of June 23, 2026 (the latest practicable date to determine such amounts before the filing of this joint proxy statement/prospectus);

•

the price per share of Huntsman common stock is $11.80, which is the five-day average closing price of Huntsman common stock following the first public announcement of the merger on June 16, 2026, as required by SEC rules;

•	all Huntsman performance-vesting restricted stock units have their performance criteria satisfied at target levels; and

•	the value of Huntsman stock options for which the exercise price is equal to or greater than the assumed stock price of $11.80 is $0.00.

As the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the date referenced, the actual amounts, if any, that may be paid or become payable may materially differ from the amounts set forth below.

Treatment of Huntsman Equity-Based Awards

For information regarding beneficial ownership of shares of Huntsman common stock by each of Huntsman’s directors and named executive officers and all of such directors and executive officers as a group, please see the section entitled “Share Ownership of Certain Beneficial Owners and Management/Directors of Huntsman” beginning on page 218 of this joint proxy statement/prospectus.

Huntsman equity awards are outstanding under each of (i) the Huntsman 2025 Stock Incentive Plan, (ii) the Huntsman 2016 Stock Incentive Plan, and (iii) the Huntsman Stock Incentive Plan (amended and restated effective May 8, 2014). The closing of the subsidiary merger will constitute a “change in control” (or term of like import) (as defined under the respective plan) under each Huntsman stock incentive plan, and the closing of the direct merger was deemed to constitute a “change in control” (or term of like import) (as defined under such plan) under each Huntsman stock incentive plan.

As described further in the section entitled “The Merger Agreement—Treatment of Huntsman Equity-Based Awards” beginning on page 157 of this joint proxy statement/prospectus, pursuant to the merger agreement, each Huntsman equity award that is outstanding immediately prior to the effective time, including those held by Huntsman’s directors and executive officers, will convert into an equity award with respect to Olin common stock, generally on the same terms and conditions, including vesting terms, other than performance vesting terms, which will be deemed satisfied at target levels of performance. In the event of a holder’s termination without “cause” or for “good reason” (as defined in the Olin 2026 Long Term Incentive Plan) on or within two years following the effective time, such holder, including any executive officer, will vest in all then outstanding and unvested converted Huntsman equity awards. We adopted the accelerated vesting described in the preceding sentence in connection with the signing of the merger agreement so that Huntsman equity awards would provide for substantially similar accelerated vesting as the Olin equity awards in the event of a holder’s termination without cause or for good reason on or within two years following the effective time.

Accordingly, amounts in respect of unvested Huntsman equity awards are “double-trigger” in that accelerated vesting will occur upon the occurrence of two conditions, which are the consummation of the merger and a qualifying termination of employment during the relevant period following the closing. Amounts representing Huntsman deferred stock units are vested and non-forfeitable, and become payable upon a termination of service of the non-employee director (which payment is not contingent on, nor enhanced by, the occurrence of the merger or a change of control).

See the section below entitled “Quantification of Potential Payments and Benefits to Huntsman’s Named Executive Officers” beginning on page 148 of this joint proxy statement/prospectus for an estimate of the amounts for each of Huntsman’s named executive officers in respect of their unvested Huntsman equity awards. Based on the assumptions described above in “Interests of Huntsman Directors and Executive Officers in the Merger—Certain Assumptions”, the estimated aggregate amounts for (A) Huntsman’s five executive officers who are not named executive officers in respect of their unvested Huntsman equity awards are as follows: (i) Huntsman stock options – $0; (ii) Huntsman restricted stock – $2,398,185; (iii) Huntsman PSUs – $3,137,195; and (iv) Huntsman phantom units – $97,138, and (B) Huntsman’s eight non-employee directors in respect of their Huntsman vested, non-forfeitable equity awards: Huntsman deferred stock units – $2,192,723.

Executive Severance Plan

Each executive officer other than Mr. Huntsman participates in the Huntsman Executive Severance Plan, which will be amended and restated effective upon the effective time (which we refer to as the “Huntsman severance plan”). The amendment and restatement of the Huntsman severance plan will generally prevent the combined company from amending the plan to adversely affect the rights of any then-current participants for a two-year period following the effective time and provide participants with the right to resign for “good reason” following the closing under conditions that would qualify as a “good reason event” under the Olin Change in Control Severance Plan for Officers (to align with the circumstances applicable to similarly situated Olin executives). The amendment and restatement of the Huntsman severance plan will not increase the value of severance payments or benefits.

The Huntsman severance plan provides for the following severance payments and benefits in the event an executive officer’s employment is terminated without “reasonable cause” or upon a termination by the executive for “good reason” (each, as defined in the Huntsman severance plan) (we refer to each as a “qualifying termination”) if (i) the executive executes and does not revoke a general release of claims, if requested by the combined company, and (ii) the executive does not violate the restrictive covenants set forth in the Huntsman severance plan (described below):

•	cash severance, payable in a lump sum, equal to two times the sum of the executive officer’s base salary and target annual bonus amount;

•

continuation of medical benefits for U.S. participants for up to 18 months following termination, which will be in the form of a lump sum cash payment equal to the total monthly premium paid for the executive medical benefits at the time of departure multiplied by 18;

•	outplacement services for a period of one year or until the participant obtains substantially comparable employment, if earlier; and

•	a pro-rated annual bonus, based on actual achievement of the performance goals for the year of termination, payable on the date that annual bonuses are paid to similarly situated participants.

The Huntsman severance plan also includes restrictive covenants, including perpetual confidentiality and non-disparagement covenants and non-competition and non-solicitation of employees and customers covenants that apply during the term of the participant’s employment and for 12 months following termination.

Although payments and benefits under the Huntsman severance plan are not contingent upon, nor enhanced by, the occurrence of a “change of control” (as defined in the Huntsman severance plan), they are payable only upon a qualifying termination of employment and are treated as “double-trigger” arrangements for purposes of this discussion and the section below entitled “Quantification of Potential Payments and Benefits to Huntsman’s Named Executive Officers” beginning on page 148 of this joint proxy statement/prospectus.

The estimated value of the severance payments and benefits that the Huntsman named executive officer participants in the Huntsman severance plan would receive is set forth in the section entitled “The Merger—Interests of Huntsman Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to Huntsman’s Named Executive Officers.” In the case of the Huntsman executive officers who are not named executive officers, the aggregate value of the severance payments and benefits that such executive officers would receive, based on the assumptions described above in “Interests of Huntsman Directors and Executive Officers in the Merger—Certain Assumptions,” including the assumption that a qualifying termination occurs immediately following the effective time (and, in the case of the pro-rated bonus, assuming target performance), is estimated to be $10,645,919.

Mr. Huntsman’s Severance Agreement

Huntsman and Mr. Huntsman are party to the Third Amended and Restated Severance Agreement (which we refer to as the “severance agreement”). The severance agreement is designed to provide severance benefits following a qualifying termination of employment. During the term of the severance agreement, Mr. Huntsman is not eligible to participate in the Huntsman severance plan.

Pursuant to the severance agreement, if Mr. Huntsman is terminated by the combined company other than for “reasonable cause” or by Mr. Huntsman for “good reason” (each, as defined in the severance agreement), in either case, within two years following a “change in control” (as defined in the severance agreement, and which includes the merger), Mr. Huntsman will be entitled to the following severance payments and benefits if he executes and does not revoke a general release of claims:

•	cash severance, payable in a lump sum, equal to 2.9 times the sum of Mr. Huntsman’s base salary and target annual bonus amount;

•	a pro-rated annual bonus, based on actual achievement of the performance goals for the year of termination, payable on the date that annual bonuses are paid to similarly situated participants; and

•

continuation of medical benefits for U.S. participants for up to 18 months following termination (which will be in the form of a lump sum cash payment equal to the total monthly premium paid for the executive medical benefits at the time of departure multiplied by 18).

The consummation of the merger will constitute a “change of control” (as defined in the severance agreement) under the severance agreement. The severance agreement includes customary restrictive covenants, including perpetual confidentiality and nondisparagement covenants and non-competition and non-solicitation of employees and customers covenants that apply during the term of Mr. Huntsman’s employment and for 12 months following termination.

Accordingly, payments and benefits provided under the severance agreement are “double-trigger” in that they will be provided only upon the occurrence of two conditions, which are the consummation of the merger and a qualifying termination of employment during the relevant period following the closing.

If Mr. Huntsman is terminated by the combined company other than for “reasonable cause” or by Mr. Huntsman for “good reason” after the two-year period following the effective time and not otherwise in connection with a change in control, then he is entitled to the same severance benefits provided to the Huntsman executive officers described in the section entitled “The Merger—Interests of Huntsman Directors and Executive Officers in the Merger—Executive Severance Plan” if Mr. Huntsman executes and does not revoke a general release of claims and does not violate the restrictive covenants set forth in the severance agreement.

Huntsman Deferred Compensation Plans

Huntsman maintains (i) the Huntsman Supplemental Executive Retirement Plan, (ii) the Huntsman Supplemental Executive MPP Plan, (iii) the Huntsman Supplemental Savings Plan (which we refer to as the “SSP”) and (iv) the Huntsman Outside Directors Elective Deferral Plan, each as amended from time to time, which provides participants with the ability to defer certain elements of compensation in accordance with the terms of the applicable plan.

Balances under the Huntsman deferred compensation plans represent vested amounts that are non-forfeitable. Other than the SSP, the terms of the Huntsman deferred compensation plans do not provide for the distribution of account balances upon a “change in control” (or term of like import) (as defined in the corresponding Huntsman deferred compensation plan) and, accordingly, any amounts or benefits deferred under such plans will continue after the effective time pursuant to their terms and we have excluded such amounts or benefits from the disclosure below.

The terms of the SSP generally provide for the distribution of account balances in a lump sum within 60 days following a “change of control” (as defined in the SSP), unless otherwise elected by a participant prior to January 1, 2008. The consummation of the merger will constitute a “change of control” under the SSP.

Mr. Rogers timely elected for his balance under the SSP to not accelerate upon the occurrence of a “change of control,” and, accordingly, his balance under the SSP will continue after the effective time pursuant to its terms, and has been excluded from the disclosure below. For the remaining Huntsman executive officers, their account balances under the SSP will be distributed in a lump sum within 60 days following the merger. Accordingly, payments in respect of the SSP to the named executive officers (other than Mr. Rogers) are “single-trigger” in that they will be paid upon the occurrence of one condition, the closing, in accordance with the SSP’s terms.

See the section below entitled “Quantification of Potential Payments and Benefits to Huntsman’s Named Executive Officers” beginning on page 148 of this joint proxy statement/prospectus for an estimate of the amounts that would become payable to each of Huntsman’s named executive officers in respect of his or her balance under the SSP. Based on the assumptions described above in “Interests of Huntsman Directors and Executive Officers in the Merger—Certain Assumptions”, the estimated aggregate amount that would become payable in respect of account balances under the SSP in connection with the effective time for Huntsman’s five executive officers who are not named executive officers is $1,054,750.

Huntsman Officers and Directors Membership on the Combined Company Board and Arrangements with the Combined Company

As described in the section entitled “The Merger—Board of Directors of the Combined Company Following the Consummation of the Merger” beginning on page 89 of this joint proxy statement/prospectus, the combined company board will have ten members, comprised of (a) four directors from among the members of the Olin board as of immediately prior to the effective time, each of whom will be designated by the Olin board prior to the effective time, (b) four directors from among the members of the Huntsman board as of immediately prior to the effective time, each of whom will be designated by the Huntsman board prior to the effective time, and (c) the chief executive officer of Olin as of immediately prior to the effective time and the chief executive officer of Huntsman as of immediately prior to the effective time.

In addition, as described in the section entitled “The Merger Agreement—Governance of the Combined Company” beginning on page 177 of this joint proxy statement/prospectus, the chief financial officer of Huntsman as of immediately prior to the effective time will serve as the chief financial officer of the combined company.

Other than as described above, as of the date of this joint proxy statement/prospectus, none of Huntsman’s directors or executive officers has entered into any agreement, arrangement or understanding with Olin regarding employment or other services, or providing for any compensation or benefits, following the effective time, and the merger is not conditioned upon any such agreement, arrangement or understanding being entered into.

Continuing Employee Benefits

The merger agreement provides for certain customary protections regarding the compensation and benefits of continuing employees, including the executive officers, during their employment with the combined company following the effective time. The relevant provisions are described in more detail in the section entitled “The Merger Agreement—Employee Matters” beginning on page 173 of this joint proxy statement/prospectus.

Treatment of Annual Bonuses

The merger agreement provides for certain protections for annual bonuses for the year in which the effective time occurs, including for the executive officers. The relevant provisions are described in more detail in the section entitled “The Merger Agreement—Employee Matters” beginning on page 173 of this joint proxy statement/prospectus.

Section 280G Mitigation Actions

Huntsman is conducting an ongoing analysis of the potential impact of Sections 4999 and 280G of the Code (which we refer to collectively as “Section 280G”) in connection with the merger. Although the ultimate impact of Section 280G is contingent on numerous factors, including Olin’s stock price at the effective time and the date on which the effective time occurs, as a result of the recent hiring of certain Huntsman executive officers and other senior positions resulting in individuals with lower-than-normal compensation history (which lowers the threshold to trigger Section 280G), Huntsman has identified six executive officers who it expects could trigger the adverse tax consequences imposed by Section 280G. These consequences consist of a 20% excise tax on any impacted payments, payable by the individual, and the inability of the combined company to claim the benefit of a tax deduction with respect to such payments. As a result, it is in the interests of Huntsman’s executive officers, Huntsman, the combined company and their respective stockholders to minimize the impact of Section 280G in connection with the merger.

Therefore, in order to preserve the retention value of the impacted individuals’ equity awards and other compensation, as well as the ability of the combined company to potentially claim a tax deduction in respect of such payments, Huntsman may, after consultation with Olin, take certain customary actions to mitigate the impact of Section 280G for the six impacted individuals, including by (i) accelerating the vesting or payment of compensation (including annual bonuses) that is scheduled to vest or be paid prior to March 30, 2027 so that it is instead vested and paid on or prior to December 31, 2026, subject to repayment in the event of a termination prior to the ordinary vesting date or the failure to satisfy applicable performance metrics (if applicable), (ii) entering into or expanding non-competition agreements, (iii) paying out accrued vacation or (iv) entering into arrangements with any impacted individuals (or amending existing arrangements) to provide that payments and benefits that might be considered “parachute payments” within the meaning of Section 280G will be reduced to the extent that such reduction would result in a more favorable after-tax position for the individual (the “reasonable mitigation strategies”).

If, after taking the reasonable mitigation strategies described above to mitigate the impact of Section 280G, it is ultimately determined that certain individuals would still be subject to the adverse tax consequences of Section 280G, Huntsman may, after consultation with Olin, provide such individuals with additional compensation to offset the impact of Section 280G, so long as such additional compensation does not exceed $10 million in the aggregate. This additional compensation may be provided to any individual who is subject to Section 280G, including the executive officers, but as noted above, its allocation is contingent on Huntsman taking the reasonable mitigation strategies. At this time, no such amounts have been allocated, any such permitted allocations would be subject to the approval of the Compensation Committee of the Huntsman board, and the intent is that such amounts would only be allocated if all other reasonable mitigation strategies, as described above, prove to be insufficient and the Compensation Committee of the Huntsman board determines that the individual is unfairly impacted by Section 280G and providing such additional compensation is important for their proper retention and incentivization. As of the date of this joint proxy statement/prospectus, the amount of any additional compensation that may be paid to offset the adverse tax consequences of Section 280G is not reasonably determinable, as it will depend on the value, composition and timing of payments and benefits ultimately made or provided in connection with the merger, as well as the applicable recipient’s individual tax circumstances at the time of payment.

Director and Officer Indemnification

Pursuant to the terms of the merger agreement, each present and former director and officer of Huntsman or any of their respective subsidiaries are entitled to continued indemnification and such Huntsman directors and officers are entitled to insurance coverage, in each case, through the combined company for acts or omissions occurring before or at the consummation of the merger. For a more detailed description of the provisions of the merger agreement relating to director and officer indemnification, please see the section entitled “The Merger Agreement—Covenants and Agreements—Indemnification, Exculpation and Insurance” beginning on page 175 of this joint proxy statement/prospectus.

Quantification of Potential Payments and Benefits to Huntsman’s Named Executive Officers

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation of each of Huntsman’s named executive officers that is based on or otherwise relates to the merger and that will or may become payable to the named executive officers at either the consummation of the merger or upon a qualifying termination of employment upon or following the consummation of the merger. The table below sets forth, for the purposes of this merger-related compensation disclosure, the amount of payments and benefits that each named executive officer would receive at the effective time based on the assumptions described above in “Interests of Huntsman Directors and Executive Officers in the Merger—Certain Assumptions” (which assumptions include that the effective time occurred on June 23, 2026 and each named executive officer experienced a qualifying termination of employment on such date).

The calculations in the table do not include amounts that Huntsman’s named executive officers were already entitled to receive or were vested in as of the date of this joint proxy statement/prospectus, other than the accelerated distribution of vested account balances under the SSP. Moreover, as a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. The calculations also assume that no named executive officer will, after applying appropriate mitigation strategies, be subject to the excise tax as a result of Section 280G and that therefore none of the named executive officers is entitled to a Section 280G gross-up payment.

For the purposes of this disclosure, “double-trigger” refers to amounts and benefits that require the occurrence of two conditions, which are the consummation of the merger and a qualifying termination of employment during the relevant period following the closing. “Single-trigger” refers to amounts and benefits that require the occurrence of one condition, which is the consummation of the merger.

Golden Parachute Compensation

Name(1)	Cash ($)(2)	Equity ($)(3)(4)	Pension/ NQDC ($)(5)	Perquisites / Benefits ($)(6)	Total ($)
Peter R. Huntsman	10,262,663	18,308,750	5,512,950	34,185	34,118,548
Philip M. Lister	3,264,214	3,331,872	1,128,949	53,517	7,778,552
R. Wade Rogers	2,372,976	1,872,283	—	41,915	4,287,174
Scott J. Wright	2,521,337	1,667,800	1,814,089	53,517	6,056,743
Anthony P. Hankins	—	—	5,789,511	—	5,789,511

(1)	Mr. Hankins retired from the Company effective December 31, 2025.
(2)

Represents the estimated aggregate value of the cash severance each Huntsman named executive officer is entitled to receive upon a qualifying termination pursuant to the Huntsman severance plan (or, for Mr. Huntsman, pursuant to the severance agreement), which are “double-trigger” amounts as described above in the sections entitled “—Executive Severance Plan” and “—Mr. Huntsman’s Severance Agreement”, respectively, as follows:

Name(1)	Base Salary Component ($)	Target Bonus Component ($)	Pro Rata Target Bonus(a) ($)	Total ($)
Peter R. Huntsman	3,901,950	5,462,730	897,983	10,262,663
Philip M. Lister	1,543,714	1,389,342	331,158	3,264,214
R. Wade Rogers	1,192,040	953,632	227,304	2,372,976
Scott J. Wright	1,266,568	1,013,254	241,515	2,521,337
Anthony P. Hankins	—	—	—	—

(a)	Under the Huntsman severance plan and the severance agreement, as applicable, the Huntsman named executive officers are entitled to a pro-rated annual bonus, based on actual achievement of the performance goals for the year of termination, payable on the date that annual bonuses are generally paid. Because actual achievement of such performance goals would be difficult to predict, especially in light of the merger, we have included for each named executive officer a pro-rata portion of the executive’s target bonus.

(3)

As of the date of this joint proxy statement/prospectus, Mr. Hankins holds 139,561 Huntsman stock options (all of which are fully vested and have an exercise price greater than the assumed stock price of $11.80), 11,144 Huntsman restricted stock, and 50,146 Huntsman PSUs (assuming performance-vesting criteria are satisfied at target levels of performance) that will continue to vest through the end of his consulting term on February 28, 2027, in accordance with his Consulting Services Agreement with Huntsman International LLC. Mr. Hankins’s Huntsman equity awards are not eligible for accelerated vesting in connection with the merger and will continue after the effective time pursuant to their terms, and, accordingly, are not included in this table.

(4)

Represents the estimated aggregate value of unvested Huntsman equity awards that would accelerate and vest upon a change in control and qualifying termination for each Huntsman named executive officer, which are “double-trigger” amounts as described above in the section entitled “—Treatment of Huntsman Equity-Based Awards”. The following table sets forth the estimated aggregate value payable to each Huntsman named executive officer in connection with the consummation of the merger by award type (for Huntsman PSUs, with performance deemed achieved at target level).

Name(1)	Unvested Huntsman Stock Options ($)	Unvested Huntsman Restricted Stock ($)	Unvested Huntsman PSUs ($)	Unvested Huntsman Phantom Units ($)	Total ($)
Peter R. Huntsman	—	6,873,276	11,435,474	—	18,308,750
Philip M. Lister	—	1,261,904	2,069,968	—	3,331,872
R. Wade Rogers	—	699,162	1,173,121	—	1,872,283
Scott J. Wright	—	626,108	1,041,692	—	1,667,800
Anthony P. Hankins	—	—	—	—	—

(5)

Represents the estimated value of the vested account balance under the SSP for each Huntsman named executive officer that will become payable as a lump sum cash amount upon a change in control (other than Mr. Rogers, whose balance will be paid in accordance with his deferral election), which are “single-trigger” amounts for such Huntsman named executive officers (other than Mr. Rogers) as described above in the section entitled “—Huntsman Deferred Compensation Plans”.

(6)

Represents the estimated aggregate value of (i) benefits continuation (18 months for each Huntsman named executive officer) and (ii) provision by Huntsman of outplacement benefits for one year for each of Messrs. Lister, Rogers and Wright, which are each “double-trigger” amounts as described above in the sections entitled “—Executive Severance Plan” and “—Mr. Huntsman’s Severance Agreement”, respectively, as follows:

Name(1)	Benefits Continuation ($)	Outplacement Services ($)	Total ($)
Peter R. Huntsman	34,185	—	34,185
Philip M. Lister	45,787	7,730	53,517
R. Wade Rogers	34,185	7,730	41,915
Scott J. Wright	45,787	7,730	53,517
Anthony P. Hankins	—	—	—

Voting and Support Agreement

On June 15, 2026, concurrently with the execution of the merger agreement, Olin, First Merger Sub and Second Merger Sub entered into the voting and support agreement with Peter R. Huntsman and affiliated entities, in their capacities as Huntsman stockholders, pursuant to which and subject to the conditions contained therein, each holder has agreed, among other things, to vote all of such holder’s shares of Huntsman common stock beneficially owned (a) in favor of the adoption of the merger agreement and any other matters necessary for the consummation of the direct merger or the subsidiary merger, as applicable, and other transactions contemplated by the merger agreement and (b) against any third party takeover proposal or other transaction, proposal, agreement or action made in opposition to adoption of the merger agreement or in competition or inconsistent with the merger or matters contemplated by the merger agreement. The voting and support agreement terminates in certain circumstances as specified in the voting and support agreement. At the close of business on the record date, the shares that are subject to the voting and support agreement represented approximately 4.9% of the outstanding voting power of Huntsman common stock.

Indemnification and Insurance

Under the merger agreement, each present and former director and officer of Huntsman or Olin or any of their respective subsidiaries are entitled to continued indemnification and such Huntsman directors and officers are entitled to insurance coverage, in each case, through the combined company for acts or omissions occurring before or at the consummation of the merger. For a more detailed description, see the section entitled “The Merger Agreement—Covenants and Agreements—Indemnification, Exculpation and Insurance” beginning on page 175 of this joint proxy statement/prospectus.

Listing of Olin Common Stock; Delisting and Deregistration of Huntsman Common Stock

If the merger is completed, the shares of Olin common stock to be issued in the merger will be listed for trading on the NYSE, shares of Huntsman common stock will be delisted from the NYSE and deregistered under the Exchange Act and Huntsman will no longer be required to file periodic reports with the SEC pursuant to the Exchange Act.

Accounting Treatment of the Merger

Olin and Huntsman prepare their respective financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). The accounting guidance for business combinations requires the use of the acquisition method of accounting in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 805, Business Combinations (ASC 805) under GAAP for the merger. ASC 805 requires the determination of the acquirer, the purchase price, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill, if any.

Olin will be the acquirer for financial accounting purposes and Huntsman will be treated as the acquiree based on consideration of facts and circumstances at the time of preparation of this joint proxy statement/prospectus. Under this method of accounting, the identifiable assets acquired and liabilities assumed in the business combination are recognized and measured at their estimated fair values as of the acquisition date. The excess of the fair value of the purchase consideration to be transferred by Olin over the estimated fair value of the identifiable assets acquired and liabilities assumed, if any, will be recognized as goodwill. The financial condition and results of operations of Olin will include Huntsman’s balances and results after completion of the merger.

Treatment of Huntsman Indebtedness

As of March 31, 2026, Huntsman had approximately $2.1 billion of outstanding indebtedness, consisting primarily of amounts outstanding under Huntsman International LLC’s (“Huntsman International”) (i) 4.500% Senior Notes due 2029 (the “2029 Notes”); (ii) 2.950% Senior Notes due 2031 (the “2031 Notes”); (iii) 5.700% Senior Notes due 2034 (the “2034 Notes” and, together with the 2029 Notes and the 2031 Notes, the “Huntsman notes”); (iv) secured revolving credit facility (the “Huntsman revolving credit facility”); and (v) U.S. and European accounts receivable securitization programs (the “Huntsman A/R programs”).

Olin and Huntsman are reviewing the treatment of Huntsman’s existing indebtedness and Olin may, but is not obligated to, refinance, repurchase, redeem, exchange or otherwise terminate all or a portion of the Huntsman notes in connection with or following the consummation of the merger. Olin and/or Huntsman may also conduct one or more exchange offers, offers to purchase and/or consent solicitations in relation to the Huntsman notes, subject to the terms of the merger agreement and applicable law. The terms and timing of any such exchange offers, offers to purchase and/or consent solicitations have not been determined as of the date of this joint proxy statement/prospectus. This joint proxy statement/prospectus does not constitute an offer to sell or the solicitation of an offer to buy any debt securities of Olin or Huntsman. It does not constitute a prospectus or prospectus equivalent document for any such securities. No offering of any debt securities of Olin or Huntsman shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act or an exemption therefrom. In the event the merger is consummated through the subsidiary merger and the 2029 Notes and 2031 Notes are rated below investment grade by at least two of the three credit rating agencies on the 60th day following the closing of the merger, Huntsman International would be required to make a change of control offer to each holder of the 2029 Notes and 2031 Notes, as applicable, to repurchase all or any part of such holder’s 2029 Notes or 2031 Notes, as applicable, at a purchase price in cash equal to 101% of the aggregate principal amount of 2029 Notes or 2031 Notes repurchased, plus accrued and unpaid interest, if any, on the 2029 Notes or 2031 Notes repurchased to the date of purchase, subject to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date.

Olin and Huntsman intend to terminate and repay any amounts outstanding under the Huntsman revolving credit facility and the Huntsman A/R programs in connection with consummation of the merger. This joint proxy statement/prospectus does not constitute a notice of termination, repayment or prepayment under the Huntsman revolving credit facility or the Huntsman A/R programs.

For a description of Huntsman’s existing indebtedness, please refer to Huntsman’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 1, 2026, which is incorporated by reference into this joint proxy statement/prospectus.

Litigation Related to the Merger

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements like the merger agreement. The outcome of any litigation is uncertain, and any such lawsuits could prevent or delay the consummation of the merger and result in significant costs. Any such actions could create uncertainty relating to the merger and could be costly and distracting to Olin and Huntsman management.

As of the date of this joint proxy statement/prospectus, Huntsman has received demand letters from purported stockholders of Huntsman alleging material omissions or misstatements in the preliminary joint proxy statement/prospectus filed by Olin with the SEC on July 2, 2026 and demanding that Huntsman file corrective disclosures prior to the special meeting of Huntsman stockholders. Huntsman believes that the allegations asserted in the demand letters are without merit.

It is possible that additional demand letters will be received by Huntsman or Olin, or complaints may be filed in courts related to the merger in the future. If this occurs, Huntsman and Olin do not intend to announce the filing or receipt of each complaint or demand letter unless required by law.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The following summarizes the material provisions of the merger agreement. This summary does not purport to be complete, may not contain all of the information about the merger agreement that is or may be important to you and is qualified in its entirety by reference to the full merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. Olin and Huntsman strongly recommend that you read the merger agreement carefully and in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus.

The merger agreement is included with this joint proxy statement/prospectus only to provide you with information regarding the terms of the merger agreement and not to provide you with any other factual information regarding Olin, Huntsman, First Merger Sub, Second Merger Sub or their respective subsidiaries, affiliates or businesses. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	have been made only for purposes of the merger agreement;

•	have been qualified by certain documents filed with the SEC by Olin on or after January 1, 2024, and by Huntsman on or after January 1, 2024, and, in each case, through June 12, 2026;

•	have been qualified by confidential disclosures that were made among the parties to the merger agreement;

•	are subject to materiality qualifications contained in the merger agreement that may differ from what may be viewed as material by investors;

•	are subject to knowledge qualifiers contained in the merger agreement, which qualifiers are tied to the actual knowledge of certain persons;

•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement; and

•	have been included in the merger agreement for the purpose of allocating risk among the parties to the merger agreement, rather than establishing matters as facts.

You should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or conditions of Olin, Huntsman, First Merger Sub, Second Merger Sub or any of their respective subsidiaries, affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may have changed (and may continue to change) after the date of the merger agreement, which subsequent information may or may not be fully reflected in the public disclosures of Olin or Huntsman. In addition, you should not rely on the covenants in the merger agreement as actual limitations on the respective businesses of Olin, Huntsman, First Merger Sub, Second Merger Sub or any of their respective subsidiaries or affiliates because the parties may take certain actions that are either expressly permitted in the disclosure letters delivered by each of Olin and Huntsman in connection with the merger agreement or as otherwise consented to by the appropriate party, which consent may be given without notice to the public. Accordingly, the representations, warranties, covenants and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 225 of this joint proxy statement/prospectus.

Structure

The merger agreement provides for two structures. Upon the terms and subject to the conditions set forth in the merger agreement, the merger will be effected pursuant to one of the two structures described below depending on the approval received at the Olin special meeting.

Direct Merger. The merger agreement provides that if the Olin shareholders approve the Olin direct merger proposal at the Olin special meeting, then, on the terms and subject to the conditions set forth in the merger agreement and the plan of merger and in accordance with the DGCL and VSCA, the merger will be effected pursuant to the direct merger. In the direct merger, Huntsman will merge with and into Olin, with Olin surviving as the surviving entity (which we refer to as the “surviving corporation”). As a result of the direct merger, the separate corporate existence of Huntsman will cease. References to Huntsman with respect to the period from and after the effective time of the direct merger will be deemed to be references to the combined company.

Subsidiary Merger. The merger agreement also provides that if (a) the Olin shareholders do not approve the Olin direct merger proposal at the Olin special meeting, but (b) the Olin shareholders approve the Olin subsidiary merger proposal at the Olin special meeting (the occurrence of the events in the foregoing clauses (a) and (b), which we refer to as the “subsidiary merger approval event”), then, on the terms and subject to the conditions set forth in the merger agreement, and in accordance with the DGCL and the DLLCA, the merger will be effected pursuant to the subsidiary merger (as defined below). In the subsidiary merger, on the terms and subject to the conditions set forth in the merger agreement, and in accordance with the DGCL, at the first effective time (as defined below), First Merger Sub will merge with and into Huntsman (which we refer to as the “first subsidiary merger”), with Huntsman surviving as a direct, wholly owned subsidiary of Olin (which we refer to as the “initial surviving company”), immediately followed by, on the terms and subject to the conditions set forth in the merger agreement, and in accordance with the DGCL and the DLLCA, at the second effective time (as defined below), the merger of the initial surviving company with and into Second Merger Sub (which we refer to as the “second subsidiary merger”), with Second Merger Sub surviving as a direct, wholly owned subsidiary of Olin (which we refer to as the “final surviving company”). As a result of the subsidiary merger, the separate corporate existence of First Merger Sub and Huntsman will cease. We refer to the first subsidiary merger and the second subsidiary merger, collectively, as the “subsidiary merger.”

We refer to the approval of either the Olin direct merger proposal or the Olin subsidiary merger proposal, as applicable, as the “Olin shareholder approval.” We refer to the approval of the Huntsman merger proposal as the “Huntsman stockholder approval.”

Effective Times

If the direct merger is consummated, the direct merger will become effective at such time as Olin and Huntsman shall agree and specify in the articles of merger filed with the Virginia State Corporation Commission and the certificate of merger filed with the Secretary of State of the State of Delaware.

If the subsidiary merger is consummated, the first subsidiary merger will become effective upon the due filing of the certificate of merger relating to the first subsidiary merger with the Secretary of State of the State of Delaware or at such later time as Olin and Huntsman will agree and specify in such certificate of merger (which we refer to as the “first effective time”). The second subsidiary merger will become effective upon the due filing of the certificate of merger relating to the second subsidiary merger with the Secretary of State of the State of Delaware or at such later time as Olin and Huntsman will agree and specify in such certificate of merger (which we refer to as the “second effective time”).

We refer to either the effective time in the case of the direct merger or the first effective time in the case of the subsidiary merger, as applicable, as the “effective time.”

If the subsidiary merger is consummated, at the first effective time, the certificate of incorporation in the form attached to the merger agreement will be the certificate of incorporation of the initial surviving company, and the bylaws of First Merger Sub as in effect immediately prior to the first effective time will be the bylaws of the initial surviving company (except that references to the name of First Merger Sub will be replaced by references to the name of Huntsman), in each case until thereafter changed or amended as provided therein or by applicable law.

If the subsidiary merger is consummated, at the second effective time, the certificate of formation in the form attached to the merger agreement will be the certificate of formation of the final surviving company, and the limited liability company agreement of Second Merger Sub as in effect immediately prior to the second effective time will be the limited liability company agreement of the final surviving company, in each case until thereafter changed or amended as provided therein or by applicable law.

In the case of either the direct merger or the subsidiary merger, at the effective time, in accordance with the relevant provisions of the VSCA, (a) the amended and restated articles of incorporation of Olin, as in effect immediately prior to the effective time, will be amended and restated in its entirety to reflect the change in the name of Olin to “OlinHuntsman Corporation” and (b) the bylaws of Olin, as in effect immediately prior to the effective time, will be amended and restated in its entirety in the form attached to the merger agreement.

Olin and Huntsman currently expect the merger to close in the first half of 2027, subject to the receipt of the Olin shareholder approval and Huntsman stockholder approval, regulatory approvals and satisfaction or waiver of other customary closing conditions, as described in the section entitled “The Merger Agreement—Conditions to the Closing of the Merger” below. For additional information, please see “The Merger—Regulatory Approvals” beginning on page 135 of this joint proxy statement/prospectus.

Closing

The closing of the merger (which we refer to as the “closing”) will take place on the third business day following the satisfaction or (to the extent permitted by law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), as described in the section entitled “The Merger Agreement—Conditions to the Closing of the Merger” below, or at such other place, time and date as will be agreed in writing between Olin and Huntsman.

Consideration

At the effective time, each share of Huntsman common stock issued and outstanding immediately prior to the effective time (other than canceled shares (as defined below)) will be converted into the right to receive, and become exchangeable for, 0.5476 validly issued, fully paid and non-assessable shares (which we refer to as the “exchange ratio”) of Olin common stock subject to the provisions of the merger agreement with respect to any fractional share consideration, described in the section entitled “The Merger Agreement—Fractional Shares” below (which we refer to as the “merger consideration”), in each case, without interest.

For purposes of the merger agreement, “canceled shares” means each share of Huntsman common stock that is owned by Olin or Huntsman or any wholly owned subsidiary of Olin or Huntsman (or are held in treasury by Huntsman) immediately prior to the effective time. At the effective time, canceled shares will no longer be outstanding and will automatically be canceled and will cease to exist, and no consideration will be delivered in exchange for such canceled shares.

Fractional Shares

No fractional shares of Olin common stock will be issued as merger consideration upon the conversion of shares of Huntsman common stock pursuant to the merger agreement. In lieu of any such fractional shares, each holder of record of certificates or book-entry shares (each, as defined below) who would otherwise be entitled to such fractional shares will be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (a) the amount of the fractional share interest in a share of Olin common stock to which such holder would otherwise be entitled and (b) an amount equal to the average of the volume-weighted average price per share of Olin common stock as reported by Bloomberg L.P. on each of the five consecutive trading days on which shares of Olin common stock are traded on the NYSE, ending on (and including) the first such trading day immediately prior to the date of closing (which we refer to as the “fractional share consideration”). No Huntsman stockholder who would otherwise be entitled to such fractional shares will be entitled to any dividends, voting rights or any other rights in respect of any fractional share of Olin common stock. The payment of the fractional share consideration is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the aforementioned exchange.

No Appraisal Rights

Under Delaware law, Huntsman’s stockholders are not entitled to appraisal rights for their shares of Huntsman common stock in connection with the Huntsman merger proposal described herein or to any similar rights of dissenters under Delaware law. Under Virginia law, Olin shareholders will not be entitled to appraisal rights in connection with the direct merger or the subsidiary merger.

Exchange and Payment Procedures

Exchange Agent

Prior to the effective time, Olin will designate a bank or trust company reasonably acceptable to Huntsman to act as exchange agent (which we refer to as the “exchange agent”) for the payment of the merger consideration, including any fractional share consideration and any dividends or other distributions to which Huntsman stockholders become entitled pursuant to the merger agreement (which we refer to as “unpaid dividends”), in each case in accordance with the merger agreement, pursuant to which Olin will enter into an agreement with the exchange agent in a form reasonably acceptable to Huntsman prior to closing. At or prior to the effective time, Olin will deposit or cause to be deposited with the exchange agent for exchange in accordance with the merger agreement (a) at or prior to the effective time, a number of shares of Olin common stock equal to the sum of the aggregate merger consideration (excluding the fractional share consideration) issuable pursuant to the merger agreement and (b) as promptly as reasonably practicable after the calculation thereof, an amount of cash sufficient to pay the fractional share consideration. In addition, Olin will deposit or cause to be deposited with the exchange agent, as necessary from time to time after the effective time, any unpaid dividends to which the holders of shares may be entitled pursuant to the merger agreement (the shares of Olin common stock and any cash deposited with the exchange agent as described in this paragraph, the “exchange fund”).

Payment Procedures for Certificates

As promptly as reasonably practicable after the effective time, Olin will cause the exchange agent to mail to each person who was, at the effective time, a holder of record of a certificate (each, a “certificate”) that immediately prior to the effective time represented any shares of Huntsman common stock (other than certificates representing canceled shares): (a) a letter of transmittal and (b) instructions for use in effecting the surrender of the certificates to the exchange agent.

Upon delivery of a letter of transmittal as contemplated by the merger agreement, duly completed and validly executed in accordance with such letter’s instructions (and such other documents as reasonably required by the exchange agent), together with surrender of a certificate to the exchange agent (or an affidavit of loss in lieu of a certificate as described in the section entitled “The Merger Agreement—Exchange and Payment Procedures—Lost, Stolen or Destroyed Certificates” below), the holder of record of such certificate will be entitled to receive in exchange therefor the merger consideration (including any fractional share consideration) and any unpaid dividends, in each case to be issued or paid in accordance with the merger agreement, for each share of Huntsman common stock formerly represented by such surrendered certificate, and the certificate so surrendered will be canceled. Until surrendered as contemplated by the merger agreement, each certificate (other than certificates representing canceled shares) will be deemed at any time after the effective time to represent only the right to receive the merger consideration (including any fractional share consideration) and any unpaid dividends, in each case to be issued or paid in accordance with the merger agreement.

Payment Procedures for Book-Entry Shares

The persons who were, at the effective time, holders of non-certificated shares of Huntsman common stock held in book-entry form (which we refer to as “book-entry shares”) (other than canceled shares) will not be required to take any action with respect to the exchange of their book-entry shares for the merger consideration:

•

With respect to book-entry shares not held through DTC, as promptly as reasonably practicable after the effective time, Olin will cause the exchange agent to deliver to the holder of record of such book-entry shares (a) a statement reflecting the number of shares of Olin common stock issued to such holder as merger consideration in the name of such holder and (b) by check or wire transfer, the amount of any fractional share consideration and any unpaid dividends, in each case that such holder has the right to receive pursuant to the merger agreement, as well as appropriate materials advising the holder of the completion of the closing.

•

With respect to book-entry shares held through DTC, Olin and Huntsman will cooperate to establish procedures with the exchange agent and DTC to ensure that the exchange agent will transmit to DTC or its nominees as soon as reasonably practicable after the effective time, upon surrender of book-entry shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the merger consideration (including any fractional share consideration) and any unpaid dividends, in each case to be issued or paid in accordance with the merger agreement.

•

With respect to book-entry shares, payment of the merger consideration (including any fractional share consideration) and any unpaid dividends will only be made to the person in whose name such book-entry shares are registered in the stock transfer books of Huntsman as of the effective time.

Transfer Books; No Further Ownership Rights

At the effective time, the transfer books of Huntsman will be closed and thereafter there will be no further registration of transfers on the transfer books of the equity interests in Huntsman that were outstanding immediately prior to the effective time. From and after the effective time, the holders of shares of Huntsman common stock outstanding immediately prior to the effective time will cease to have any rights with respect to such shares, except as otherwise provided for in the merger agreement or by applicable law. Subject to the treatment of unclaimed merger consideration described in the last sentence in the section entitled “The Merger Agreement—Exchange and Payment Procedures—Termination of Exchange Fund” below, if, at any time after the effective time, certificates or book-entry shares are presented to the combined company for any reason, they will be canceled and exchanged as provided in the merger agreement.

Lost, Stolen or Destroyed Certificates

A holder of a certificate that has been lost, stolen or destroyed will have to make an affidavit of that fact and, if required by the combined company or the exchange agent, post a bond, in such reasonable amount as the combined company may direct, as indemnity against any claim that may be made against it with respect to such certificate, upon which the exchange agent or, if the exchange fund has terminated, the combined company will pay, in exchange for such lost, stolen or destroyed certificate, the merger consideration (including any fractional share consideration) and any unpaid dividends, in each case to be issued or paid in accordance with the merger agreement, for each share of Huntsman common stock formerly represented by such certificate.

Termination of Exchange Fund

At any time following 180 days after the effective time, the combined company will be entitled to require the exchange agent to deliver to it any portion of the exchange fund that has not been disbursed to holders of certificates or book-entry shares and thereafter such holders will be entitled to look only to the combined company for, and the combined company will remain liable for, payment of their claims for the merger consideration (including any fractional share consideration) and any unpaid dividends that such holder has the right to receive in accordance with the merger agreement. Notwithstanding the foregoing, any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any governmental authority will become, to the extent permitted by applicable law, the property of the combined company or its designee, free and clear of all claims or interest of any person previously entitled thereto.

No Liability

Notwithstanding any provision of the merger agreement to the contrary, none of the parties, the combined company, the exchange agent, or, if applicable, the initial surviving company or the final surviving company will be liable to any person for the merger consideration (including any fractional share consideration) and any unpaid dividends, in each case to be issued or paid in accordance with the merger agreement, properly delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar law.

Withholding Rights

Each of Olin, Huntsman, the surviving corporation, First Merger Sub, Second Merger Sub, the exchange agent, and, if applicable, the initial surviving company and the final surviving company (in each case, without duplication) will be entitled to deduct and withhold, or to cause the applicable withholding agent to deduct and withhold, from the consideration otherwise payable pursuant to the merger agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable tax law. Amounts so withheld and paid over to the appropriate governmental authority will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction or withholding was made. If a portion of the shares of Olin common stock otherwise deliverable to a person is deducted and withheld in accordance with the merger agreement, the applicable withholding agent will be treated as having sold such shares of Olin common stock on behalf of such person for an amount of cash equal to the fair market value thereof at the time of the required withholding and paid such cash proceeds to the applicable governmental authority.

Treatment of Huntsman Equity-Based Awards

Pursuant to the merger agreement, each equity award of Huntsman granted under its equity plans that is outstanding immediately prior to the effective time will be treated as follows:

•

each Huntsman stock option outstanding immediately prior to the effective time shall, automatically and without any required action on the part of the holder thereof, be assumed by the combined company and convert into an Olin stock option with respect to a number of shares of Olin common stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Huntsman common stock subject to such Huntsman stock option immediately prior to the effective time and (ii) the exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Huntsman common stock of such Huntsman stock option immediately prior to the effective time divided by (B) the exchange ratio, and otherwise subject to the same terms and conditions as were applicable to such Huntsman stock option as of immediately prior to the effective time (each, a “Huntsman assumed stock option”); and

•

each Huntsman deferred stock unit, each Huntsman phantom share, each Huntsman PSU and each share of Huntsman restricted stock (which we collectively refer to as, the “Huntsman full-value awards”) that is outstanding immediately prior to the effective time shall, automatically and without any required action on the part of the holder thereof, be assumed by the combined company and convert into an award of the same type, on the same terms and conditions (including with respect to dividends or dividend equivalent rights, but excluding, for Huntsman PSUs, performance goals) as were applicable to such Huntsman full-value award immediately prior to the effective time, with respect to a number of shares of Olin common stock equal to the product of (A) the number of shares of Huntsman common stock subject to such Huntsman full-value award as of immediately prior to the effective time (for Huntsman PSUs, with performance goals deemed achieved at target level) and (B) the exchange ratio, and rounding the resulting number to the nearest whole number of Olin common stock (each such award, a “Huntsman assumed full-value award”). Each Huntsman assumed full-value award will become fully vested if, during the two-year period following the closing, the award holder is terminated without “cause” or resigns for “good reason”.

Treatment of Olin Equity-Based Awards

Pursuant to the merger agreement, prior to the effective time, the board of directors of Olin (or, if appropriate, any committee thereof administering Olin’s stock plans) will take such actions as may be required to provide that, at the effective time, each Olin PSU that is outstanding immediately prior to the effective time will convert into an Olin RSU, on the same terms and conditions (including with respect to dividends or dividend equivalent rights, but excluding performance goals) as were applicable to such Olin PSU immediately prior to the effective time, with performance goals deemed achieved at target level.

Representations and Warranties

The merger agreement contains representations and warranties that Olin, First Merger Sub and Second Merger Sub, on the one hand, and Huntsman, on the other hand, have made to one another, which are qualified in many cases by knowledge, materiality or material adverse effect standards and by (a) certain exceptions and qualifications set forth in the merger agreement, (b) confidential disclosures that were made among the parties to the merger agreement and (c) certain documents filed with the SEC by Olin on or after January 1, 2024 and by Huntsman on or after January 1, 2024 and, in each case, through June 12, 2026.

For purposes of the merger agreement, a “material adverse effect” means, with respect to Olin or Huntsman, as applicable, any effect, change, event, circumstance, condition, development or occurrence that, individually or in the aggregate, has a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole; however, none of the following will constitute a material adverse effect or be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur:

(a)

changes in general conditions in the industries in which such person and its subsidiaries operate (including changes in commodity prices or general market pricing affecting the chemical industry generally);

(b)

changes in general economic or political conditions, including conditions in the securities, credit, financial or other capital markets, in each case in the United States or any other jurisdiction in which such person or any of its subsidiaries operate;

(c)	changes after the date of the merger agreement in law or in GAAP or in accounting standards, or in the interpretation or enforcement of the foregoing;

(d)

the public announcement of the merger agreement or the public announcement, pendency or consummation of the merger, including the impact thereof on the relationships, contractual or otherwise, of such person or any of its subsidiaries with employees, labor unions, customers, suppliers or business or other partners (however, this clause (d) will not apply to any representation or warranty to the extent the purpose thereof is to address consequences resulting from the public announcement of the merger agreement or the public announcement, pendency or consummation of the merger);

(e)

the taking of any action expressly required by the merger agreement (other than, with respect to Huntsman or Olin, any action required solely by the second sentence of the first paragraph of the section entitled “The Merger Agreement—Covenants and Agreements—Conduct of Business Prior to Closing” below, as applicable) or the failure to take any action expressly prohibited by the merger agreement or any action or omission taken at the written request of the other party or which the other party has expressly approved or consented to in writing following the date of the merger agreement;

(f)

acts of war (whether or not declared), military activity, sabotage, civil disobedience, terrorism or broad-based cyberattacks, or any escalation or worsening thereof (other than any of the foregoing to the extent it causes any direct damage or destruction, or renders physically unusable or inaccessible, any facility or property of Huntsman or Olin, as applicable, or any of their respective subsidiaries);

(g)	earthquakes, fires, floods, hurricanes, tornadoes or other natural disasters;

(h)	any epidemic, pandemic, or other public health event or worsening thereof;

(i)	any change in such person’s credit ratings;

(j)	any decline in the market price, or change in trading volume, of any securities of such person;

(k)	any failure to meet any internal or published projections, forecasts, budgets or financial or operating predictions in respect of revenue, earnings, cash flow or cash position; or

(l)	the imposition or modification of any tariffs, trade restrictions or other duties, including those arising from changes in trade policies or international relations, and the effects of any trade wars;

provided, that the underlying facts or occurrences giving rise or contributing to such change, decline or failure in clauses (i), (j) and (k) may be deemed to constitute a material adverse effect or be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded hereunder; provided, further, that any effect, change, event, circumstance, condition, development or occurrence referred to in clauses (a), (b), (c), (f), (g), (h) or (l) may be deemed to constitute a material adverse effect, or be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur, to the extent such effect, change, event, circumstance, condition, development or occurrence has a disproportionate adverse effect on such person and its subsidiaries (without giving effect to the merger), taken as a whole, as compared to other participants in the industry in which they operate (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur).

The merger agreement contains representations and warranties made by each of Huntsman, Olin, First Merger Sub and Second Merger Sub relating to a number of matters, including the following:

•	organization, standing and power;

•	capital structure;

•	subsidiaries;

•	authority; execution and delivery; enforceability;

•	no conflicts; consents;

•	SEC documents;

•	information supplied;

•	absence of certain changes or events;

•	taxes;

•	employee benefits matters;

•	labor matters;

•	litigation; undisclosed liabilities;

•	compliance with applicable laws; permits;

•	anti-corruption; sanctions; anti-money laundering;

•	environmental matters;

•	material contracts;

•	real and personal properties;

•	customers and suppliers;

•	intellectual property;

•	information technology systems;

•	data security and privacy;

•	affiliate transactions;

•	insurance;

•	brokers’ fees and expenses; and

•	opinions of financial advisors.

In addition to the above, the merger agreement contains representations and warranties made by Olin, First Merger Sub and Second Merger Sub relating to the businesses and operations of First Merger Sub and Second Merger Sub.

None of the representations, warranties or agreements contained in the merger agreement or in any certificate, document or instrument delivered pursuant to the merger agreement will survive the effective time, except for covenants and agreements which contemplate performance after the effective time or otherwise expressly by their terms survive the effective time. For more information, see “The Merger Agreement—Explanatory Note Regarding the Merger Agreement” above.

Covenants and Agreements

Conduct of Business Prior to Closing

Each of Olin and Huntsman has agreed to certain covenants in the merger agreement restricting the conduct of its and its subsidiaries’ businesses between the date of the merger agreement and the effective time or, if applicable, the date on which the merger agreement is validly terminated. In general, except as required by applicable law or judgment or as expressly contemplated or permitted by the merger agreement, from the date of the merger agreement to the effective time, each of Olin and Huntsman will, and will cause its respective subsidiaries to, use commercially reasonable efforts to (a) conduct its business in the ordinary course in all material respects, (b) preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and key employees and (c) maintain its assets and properties in good working order and condition, ordinary wear and tear excepted.

In addition, and without limiting the generality of the preceding paragraph, except for certain matters set forth in the disclosure letter delivered by Huntsman in connection with the merger agreement or as otherwise expressly permitted or expressly contemplated by the merger agreement, required by applicable law or judgement, or with the prior written consent of Olin (which may not be unreasonably withheld, conditioned or delayed), Huntsman will not, and will not permit any Huntsman subsidiary to, do any of the following:

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declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its equity interests, other than dividends and distributions by a Huntsman subsidiary to Huntsman or any other wholly owned Huntsman subsidiary, except for regular quarterly cash dividends in an amount not to exceed $0.0875 per share per quarter declared and paid in respect of the Huntsman common stock at such times and in a manner consistent with Huntsman’s historical quarterly dividend practice;

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split, combine, subdivide or reclassify any of its capital stock, voting securities or other equity, ownership or voting interests, or securities convertible into or exchangeable for capital stock, voting securities or other equity, ownership or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, voting securities or other equity, ownership or voting interests;

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repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any equity interests of Huntsman or any Huntsman subsidiary, other than (a) the acquisition by Huntsman of shares of Huntsman common stock in connection with the surrender of shares of Huntsman common stock by holders of Huntsman stock options in order to pay the exercise price thereof, (b) the withholding of shares of Huntsman common stock to satisfy tax obligations with respect to the vesting and settlement or exercise of Huntsman equity awards (as applicable) or other awards pursuant to the Huntsman stock plans and (c) the acquisition by Huntsman of Huntsman equity awards in connection with the forfeiture of such awards or rights (as applicable), in the case of each of clauses (a) through (c), in accordance with the terms and conditions of the Huntsman benefit plans and the applicable award agreements in effect as of the date of the merger agreement or as otherwise permitted by the merger agreement;

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(a) amend Huntsman’s certificate of incorporation or Huntsman’s bylaws or (b) amend the organizational documents of any Huntsman subsidiary, except, in each case, amendments that would not reasonably be expected to be material to Huntsman and the Huntsman subsidiaries, taken as a whole, or materially impede or delay the consummation of the merger contemplated by the merger agreement;

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issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien (a) any equity interests of Huntsman or any Huntsman subsidiary (other than the issuance of Huntsman common stock (i) upon the vesting and exercise or settlement of Huntsman equity awards (as applicable) outstanding at the close of business on the date of the merger agreement, and as required by any Huntsman benefit plan as in effect as of the date of the merger agreement, (ii) as otherwise permitted or created by the merger agreement or (iii) any non-consensual liens granted as a result of state or federal securities laws) or (b) any Huntsman voting debt;

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except as required by any Huntsman benefit plan as in effect as of the date of the merger agreement (a)(i) grant to any individual who is or would be upon hire a Huntsman senior executive any equity or equity-based award or any increase in compensation or other benefits or (ii) grant to any current or former director, officer, employee or independent contractor of Huntsman or any Huntsman subsidiary who is not and would not be upon hire a Huntsman senior executive any equity or equity-based award or any increase in compensation or other benefits, except, in the case of this clause (ii), in the ordinary course of business, (b) take any action to accelerate the vesting, payment or funding (through a grantor trust or otherwise) of compensation or benefits under any Huntsman benefit plan (including any equity-based awards), (c) change any actuarial or other assumptions used to calculate funding obligations with respect to any Huntsman benefit plan, the manner in which contributions to such plans are made or the basis on which such contributions are determined, (d) grant to any person any sign-on bonus, severance, retention, change in control, termination, deferred or transaction compensation or benefits or any increase therein, except with respect to permitted new hires or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, (e) hire or promote any individual who would become a Huntsman senior executive (other than hiring or promoting to replace a departed employee if such hired or promoted employee receives substantially similar terms of employment as the departed employee), (f) terminate the employment of any Huntsman senior executive, other than for cause (as determined by Huntsman in its reasonable discretion), or (g) establish, adopt, materially amend or terminate any material Huntsman benefit plan (or any other benefit or compensation plan, program, policy, agreement or arrangement that would constitute a material Huntsman benefit plan if in effect on the date hereof) or amend the terms of any outstanding equity or equity-based awards;

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in each case other than in the ordinary course of business, enter into, amend or terminate any collective bargaining agreement, or recognize or certify any labor union, works council, or other labor organization as the bargaining representative for any employees;

•	make any material change in financial accounting methods, principles or practices, except insofar as may be required by GAAP (or any interpretation thereof);

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directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets other than (a) purchases of supplies, raw materials, equipment, services and inventory in the ordinary course of business, (b) short-term investments of cash in marketable securities in the ordinary course of business, (c) transactions between a direct or indirect, wholly owned Huntsman subsidiary and Huntsman or any other wholly owned Huntsman subsidiary and (d) if the aggregate amount of the consideration paid or transferred by Huntsman and the Huntsman subsidiaries in connection with any such transaction is less than $10,000,000 individually or $50,000,000 in the aggregate;

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sell, lease (as lessor), license (as licensor), mortgage, sell and leaseback or subject to any lien (other than certain permitted liens), or otherwise dispose of any properties or assets (other than disposal of obsolete assets or sales of products or services in the ordinary course of business, transactions between a direct or indirect, wholly owned Huntsman subsidiary and Huntsman or any other wholly owned Huntsman subsidiary, and excluding intellectual property), or any interests therein, with a fair market value in excess of $10,000,000 individually or $50,000,000 in the aggregate, except for liens used to secure indebtedness permitted to be incurred under the merger agreement;

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incur certain types of indebtedness for borrowed money (including deposits or advances of any kind and as evidenced by bonds (including performance or surety bonds, debentures, notes or similar instruments)), other than (a) borrowings under the Huntsman credit facility in accordance with the terms thereof and in the ordinary course of business; (b) replacements of existing indebtedness that has matured, or is scheduled to mature, after the date of the merger agreement and within the twelve-month period following such incurrence of the replacement indebtedness on prevailing market terms or on terms substantially consistent with or more beneficial to Huntsman and the Huntsman subsidiaries, taken as a whole, than the indebtedness being replaced; and (c) among Huntsman and its wholly owned Huntsman subsidiaries;

•	forgive any loans to directors or officers of Huntsman or any Huntsman subsidiary;

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make, or agree or commit to make, any loans, advances (other than for ordinary course business expenses) or capital expenditures, except in an amount not in excess of 110% of the capital expenditure budget in the annual operating plan set forth in the disclosure letter delivered by Huntsman in connection with the merger agreement;

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enter into any contract that, if entered into as of the date of the merger agreement would constitute a Huntsman material contract, or amend, waive any material rights under, or terminate any Huntsman material contract, other than (a) in the ordinary course of business or (b) as expressly permitted by the merger agreement; provided that, other than in respect of amendments or renewals of such contract in the ordinary course of business, the exception in the foregoing clause (a) will not apply to certain specified contracts;

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waive, release, assign, settle, pay, discharge, satisfy or compromise any pending or threatened legal action, in each case, other than (a) in the ordinary course of business, (b) with respect to tax matters (which are exclusively governed by the tax provision described below) and (c) waivers, releases, assignments, settlements, payments, discharges, satisfactions or compromises that do not create material obligations of Huntsman or any of the Huntsman subsidiaries other than the payment of monetary damages not in excess of $10,000,000 individually or $50,000,000 in the aggregate;

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cancel any material indebtedness of a third party to Huntsman or any Huntsman subsidiary or waive any claims or rights of substantial value, in each case, other than (a) in the ordinary course of business or (b) in connection with certain specified settlements;

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(a) sell, assign, transfer, grant, license (other than non-exclusive licenses), encumber or dispose of any material Huntsman intellectual property, other than disposal of obsolete assets, or (b) abandon, fail to renew, maintain or pursue application for any material Huntsman intellectual property (other than the lapse or expiration of Huntsman registered intellectual property at the end of the applicable statutory term), except, in the case of each of clauses (a) and (b), in the ordinary course of business;

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(a) make, change or revoke any material tax election, (b) adopt or change any material method of tax accounting or change any material tax accounting period, (c) file any material amended tax return, (d) settle or compromise any tax audit or proceeding relating to taxes that involves a material amount of taxes, (e) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) with respect to any material tax, or (f) enter into, amend or terminate any material advance pricing agreement with a governmental authority, except, in the case of each of clauses (a) through (d), in the ordinary course of business;

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merge or consolidate with any other entity, or restructure, recapitalize, reorganize or completely or partially liquidate other than (a) certain transactions permitted under the merger agreement, (b) mergers or consolidations of a Huntsman subsidiary in which such subsidiary is the surviving entity in connection with an acquisition not otherwise prohibited by the merger agreement and (c) mergers among, or the restructuring or reorganization of, any wholly owned Huntsman subsidiary that would not and would not reasonably be expected to prevent or materially impair or delay the consummation of the merger contemplated by the merger agreement;

•	implement or announce any mass layoff, reduction in force, plant closing or other termination events requiring notice under the WARN Act;

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enter into any new line of business other than any line of business that is reasonably ancillary to or a reasonably foreseeable extension of any line of business engaged in by Huntsman or its subsidiaries as of the date of the merger agreement; or

•	agree, resolve or commit to do any of the foregoing actions.

In addition, and without limiting the generality of the first paragraph of this subsection, except for certain matters set forth in the disclosure letter delivered by Olin in connection with the merger agreement or as otherwise expressly permitted or expressly contemplated by the merger agreement, required by applicable law or judgment, or with the prior written consent of Huntsman (which may not be unreasonably withheld, conditioned or delayed), Olin will not, and will not permit any Olin subsidiary to, do any of the following:

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declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its equity interests other than dividends and distributions by an Olin subsidiary to Olin or any other wholly owned Olin subsidiary, except for regular quarterly cash dividends in an amount not to exceed $0.20 per share per quarter declared and paid in respect of the Olin common stock at such times and in a manner consistent with Olin’s historical quarterly dividend practice;

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split, combine, subdivide or reclassify any of its capital stock, voting securities or other equity, ownership or voting interests, or securities convertible into or exchangeable for capital stock, voting securities or other equity, ownership or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, voting securities or other equity, ownership or voting interests;

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repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any equity interests of Olin or any Olin subsidiary, other than (a) the acquisition by Olin of shares of Olin common stock in connection with the surrender of shares of Olin common stock by holders of Olin stock options in order to pay the exercise price thereof, (b) the withholding of shares of Olin common stock to satisfy tax obligations with respect to the vesting and settlement or exercise of Olin equity awards (as applicable) or settlement of Olin deferred plan phantom units and (c) the acquisition by Olin of Olin equity awards in connection with the forfeiture of such awards or rights (as applicable), in the case of each of clauses (a) through (c), in accordance with the terms and conditions of the Olin benefit plans and the applicable award agreements in effect as of the date of the merger agreement or as otherwise permitted by the merger agreement;

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(a) amend Olin’s articles of incorporation or Olin’s bylaws or (b) amend the organizational documents of any Olin subsidiary, except, in each case, amendments that would not reasonably be expected to be material to Olin and the Olin subsidiaries, taken as a whole, or materially impede or delay the consummation of the merger contemplated by the merger agreement;

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issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien (a) any equity interests of Olin or any Olin subsidiary (other than the issuance of Olin common stock (i) upon the vesting and exercise or settlement of Olin equity awards (as applicable) or the settlement of Olin deferred plan phantom units, in each case, outstanding at the close of business on the date of the merger agreement, and as required by any Olin benefit plan as in effect as of the date of the merger agreement, (ii) as otherwise permitted or created by the merger agreement or (iii) any non-consensual liens granted as a result of state or federal securities laws) or (b) any Olin voting debt;

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except as required by any Olin benefit plan as in effect as of the date of the merger agreement (a)(i) grant to any individual who is or would be upon hire an Olin senior executive any equity or equity-based award or any increase in compensation or other benefits or (ii) grant to any current or former director, officer, employee or independent contractor of Olin or any Olin subsidiary who is not and would not be upon hire an Olin senior executive any equity or equity-based award or any increase in compensation or other benefits, except, in the case of this clause (ii), in the ordinary course of business, (b) take any action to accelerate the vesting, payment or funding (through a grantor trust or otherwise) of compensation or benefits under any Olin benefit plan (including any equity-based awards), (c) change any actuarial or other assumptions used to calculate funding obligations with respect to any Olin benefit plan, the manner in which contributions to such plans are made or the basis on which such contributions are determined, (d) grant to any person any sign-on bonus, severance, retention, change in control, termination, deferred or transaction compensation or benefits or any increase therein, except with respect to permitted new hires or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, (e) hire or promote any individual who would become an Olin senior executive (other than hiring or promoting to replace a departed employee if such hired or promoted employee receives substantially similar terms of employment as the departed employee), (f) terminate the employment of any Olin senior executive, other than for cause (as determined by Olin in its reasonable discretion), or (g) establish, adopt, materially amend or terminate any material Olin benefit plan (or any other benefit or compensation plan, program, policy, agreement or arrangement that would constitute a material Olin benefit plan if in effect on the date hereof) or amend the terms of any outstanding equity or equity-based awards;

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in each case other than in the ordinary course of business, enter into, amend or terminate any collective bargaining agreement, or recognize or certify any labor union, works council, or other labor organization as the bargaining representative for any employees;

•	make any material change in financial accounting methods, principles or practices, except insofar as may be required by GAAP (or any interpretation thereof);

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directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets other than (a) purchases of supplies, raw materials, equipment, services and inventory in the ordinary course of business, (b) short-term investments of cash in marketable securities in the ordinary course of business, (c) transactions between a direct or indirect, wholly owned Olin subsidiary and Olin or any other wholly owned Olin subsidiary and (d) if the aggregate amount of the consideration paid or transferred by Olin and the Olin subsidiaries in connection with any such transaction is less than $10,000,000 individually or $50,000,000 in the aggregate;

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sell, lease (as lessor), license (as licensor), mortgage, sell and leaseback or subject to any lien (other than certain permitted liens), or otherwise dispose of any properties or assets (other than disposal of obsolete assets or sales of products or services in the ordinary course of business, transactions between a direct or indirect, wholly owned Olin subsidiary and Olin or any other wholly owned Olin subsidiary, and excluding intellectual property), or any interests therein, with a fair market value in excess of $10,000,000 individually or $50,000,000 in the aggregate, except for liens used to secure indebtedness permitted to be incurred under the merger agreement;

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incur certain types of indebtedness for borrowed money (including deposits or advances of any kind and as evidenced by bonds (including performance or surety bonds, debentures, notes or similar instruments)), other than (a) borrowings under the Olin credit facility in accordance with the terms thereof and in the ordinary course of business; (b) replacements of existing indebtedness that has matured, or is scheduled to mature, after the date of the merger agreement and within the twelve-month period following such incurrence of the replacement indebtedness on prevailing market terms or on terms substantially consistent with or more beneficial to Olin and the Olin subsidiaries, taken as a whole, than the indebtedness being replaced; and (c) among Olin and its wholly owned Olin subsidiaries;

•	forgive any loans to directors or officers of Olin or any Olin subsidiary;

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make, or agree or commit to make, any loans, advances (other than for ordinary course business expenses) or capital expenditures, except in an amount not in excess of 110% of the capital expenditure budget in the annual operating plan set forth in the disclosure letter delivered by Olin in connection with the merger agreement;

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enter into any contract that, if entered into as of the date of the merger agreement would constitute an Olin material contract, or amend, waive any material rights under, or terminate any Olin material contract, other than (a) in the ordinary course of business or (b) as expressly permitted by the merger agreement; provided that, other than in respect of amendments or renewals of such contract in the ordinary course of business, the exception in the foregoing clause (a) will not apply to certain specified contracts;

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waive, release, assign, settle, pay, discharge, satisfy or compromise any pending or threatened legal action, in each case, other than (a) in the ordinary course of business, (b) with respect to tax matters (which are exclusively governed by the tax provision described below) and (c) waivers, releases, assignments, settlements, payments, discharges, satisfactions or compromises that do not create material obligations of Olin or any of the Olin subsidiaries other than the payment of monetary damages not in excess of $10,000,000 individually or $50,000,000 in the aggregate;

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cancel any material indebtedness of a third party to Olin or any Olin subsidiary or waive any claims or rights of substantial value, in each case, other than (a) in the ordinary course of business or (b) in connection with certain specified settlements;

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(a) sell, assign, transfer, grant, license (other than non-exclusive licenses), encumber or dispose of any material Olin intellectual property, other than disposal of obsolete assets, or (b) abandon, fail to renew, maintain or pursue application for any material Olin intellectual property (other than the lapse or expiration of Olin registered intellectual property at the end of the applicable statutory term), except, in the case of each of clauses (a) and (b), in the ordinary course of business;

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(a) make, change or revoke any material tax election, (b) adopt or change any material method of tax accounting or change any material tax accounting period, (c) file any material amended tax return, (d) settle or compromise any tax audit or proceeding relating to taxes that involves a material amount of taxes, (e) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) with respect to any material tax, or (f) enter into, amend or terminate any material advance pricing agreement with a governmental authority, except, in the case of each of clauses (a) through (d), in the ordinary course of business;

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merge or consolidate with any other entity, or restructure, recapitalize, reorganize or completely or partially liquidate other than (a) certain transactions permitted under the merger agreement, (b) mergers or consolidations of an Olin subsidiary in which such subsidiary is the surviving entity in connection with an acquisition not otherwise prohibited by the merger agreement and (c) mergers among, or the restructuring or reorganization of, any wholly owned Olin subsidiary that would not and would not reasonably be expected to prevent or materially impair or delay the consummation of the merger contemplated by the merger agreement;

•	implement or announce any mass layoff, reduction in force, plant closing or other termination events requiring notice under the WARN Act;

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enter into any new line of business other than any line of business that is reasonably ancillary to or a reasonably foreseeable extension of any line of business engaged in by Olin or the Olin subsidiaries as of the date of the merger agreement; or

•	agree, resolve or commit to do any of the foregoing actions.

No Solicitation

Except as otherwise permitted by the merger agreement, from the date of the merger agreement until the effective time or, if earlier, the termination of the merger agreement in accordance with its terms, each of Olin and Huntsman has agreed that it will not, nor will it authorize or permit its affiliates to, and will use its reasonable best efforts to cause any of their respective directors, officers or employees or any of its or their respective investment bankers, accountants, attorneys or other advisors, agents or representatives (collectively, “representatives”) not to, directly or indirectly:

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initiate, solicit or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, with respect to Olin, an Olin takeover proposal or, with respect to Huntsman, a Huntsman takeover proposal (each, as defined below);

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engage or otherwise participate in any discussions or negotiations relating to, with respect to Olin, an Olin takeover proposal or, with respect to Huntsman, a Huntsman takeover proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to an Olin takeover proposal or a Huntsman takeover proposal, as applicable (other than to state that the terms of the merger agreement prohibit such discussions or negotiations, or discussions solely to clarify the terms of an Olin takeover proposal or a Huntsman takeover proposal, as applicable);

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furnish any information to any person in connection with, in the case of Olin, an Olin takeover proposal or, in the case of Huntsman, a Huntsman takeover proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to an Olin takeover proposal or a Huntsman takeover proposal, as applicable; or

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otherwise cooperate in any way with any person (whether or not a person making an Olin takeover proposal or a Huntsman takeover proposal) with respect to Olin, with respect to an Olin takeover proposal or, with respect to Huntsman, a Huntsman takeover proposal, or any inquiry or proposal that would reasonably be expected to lead to an Olin takeover proposal or a Huntsman takeover proposal, as applicable.

Each of Olin and Huntsman has also agreed to, and will cause its affiliates and its and their respective representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted prior to the date of the merger agreement with respect to any Olin takeover proposal or any Huntsman takeover proposal, as applicable, or any inquiry or proposal that would reasonably be expected to lead to an Olin takeover proposal or a Huntsman takeover proposal, as applicable, request the prompt return or destruction of all confidential information previously furnished to any such person or its representatives and immediately terminate all physical and electronic data room access previously granted to any such person or its representatives.

Notwithstanding the foregoing restrictions, (a) at any time prior to obtaining the Olin shareholder approval, if (i) in response to a written Olin takeover proposal made after the date of the merger agreement, the Olin board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) both that such Olin takeover proposal constitutes or would reasonably be expected to result in a superior Olin proposal (as defined below) and that the failure to take the actions described in the bullets below would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, and (ii) such Olin takeover proposal did not result from a breach of Olin’s non-solicitation obligations under the merger agreement, Olin and its representatives at the request of Olin may, and (b) at any time prior to obtaining the Huntsman stockholder approval, in response to a written Huntsman takeover proposal made after the date of the merger agreement, if (i) the Huntsman board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) both that such Huntsman takeover proposal constitutes or would reasonably be expected to result in a superior Huntsman proposal and that the failure to take the actions described below would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, and (ii) such Huntsman takeover proposal did not result from a breach of Huntsman’s non-solicitation obligations under the merger agreement, Huntsman and its representatives at the request of Huntsman may, in the case of clauses (a) and (b), subject to compliance with the merger agreement:

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furnish information with respect to Olin and its subsidiaries to the person or group of persons making such Olin takeover proposal or Huntsman and its subsidiaries to the person or group of persons making such Huntsman takeover proposal; provided that all such information has previously been provided to Olin or Huntsman, as applicable, prior to or substantially concurrently with the time it is provided to such person or group of persons, pursuant to a customary confidentiality agreement not less restrictive to such person or group of persons than the confidentiality agreement between Olin and Huntsman, except that such confidentiality agreement (a) need not prohibit the making, or amendment, of an Olin takeover proposal or a Huntsman takeover proposal, as applicable, (b) may not prohibit Olin or Huntsman from complying with their respective non-solicitation obligations set forth in the merger agreement or contain terms that would restrict in any manner Olin’s or Huntsman’s ability to consummate the merger contemplated by the merger agreement and (c) may not include any provision providing for an exclusive right to negotiate with Olin (in the case of an Olin takeover proposal) or Huntsman (in the case of a Huntsman takeover proposal) prior to the valid termination of the merger agreement; and

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participate in discussions regarding the terms of such Olin takeover proposal or Huntsman takeover proposal, as applicable, and the negotiation of such terms with, and only with, the person or group of persons making such Olin takeover proposal or Huntsman takeover proposal, as applicable.

Each of Olin and Huntsman has also agreed to (a) promptly, and in any event within twenty-four hours of receipt by such party, any of its affiliates or any of their respective representatives, advise the other party orally and in writing of any Olin takeover proposal or Huntsman takeover proposal, as applicable, or any inquiry or proposal or request for information, discussion or negotiation that would reasonably be expected to lead to an Olin takeover proposal or a Huntsman takeover proposal, as applicable, the material terms and conditions of any such proposal (including any changes thereto) and the identity of the person or group of persons making such proposal and provide to the other party copies of any correspondence or other written materials that describe any of the terms or conditions of any such proposal; (b) keep the other party informed in all material respects and on a prompt basis of the status and details (including any change to the terms thereof) of any Olin takeover proposal or Huntsman takeover proposal, as applicable; and (c) provide to the other party as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material (including all proposals, counterproposals and drafts of agreements) exchanged between, in the case of an Olin takeover proposal, Olin or any Olin subsidiary, on the one hand, and the person or group of persons making any such proposal, on the other hand or, in the case of a Huntsman takeover proposal, between Huntsman or any Huntsman subsidiary, on the one hand, and the person or group of persons making any such proposal, on the other hand, in either case that describes any of the terms or conditions of any such proposal.

Nothing in the merger agreement prohibits either Olin or Huntsman from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or making a “stop, look and listen” communication to their respective shareholders or stockholders, as applicable, pursuant to Rule 14d-9(f) promulgated under the Exchange Act.

For purposes of the merger agreement:

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“Olin takeover proposal” means a bona fide proposal or offer (whether or not in writing) from any person or group of persons (other than Huntsman or any Huntsman subsidiary) relating to, in a single transaction or series of related transactions, any direct or indirect (a) acquisition of 20% or more of the consolidated assets of Olin and the Olin subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Olin board or any duly authorized committee thereof), or of assets to which 20% or more of Olin’s revenues or earnings on a consolidated basis are attributable, including in each case through the acquisition of one or more Olin subsidiaries owning such assets, (b) acquisition of 20% or more of the total outstanding equity interests of Olin (by vote or economic interests), (c) tender offer or exchange offer that if consummated would result in any person or group of persons (other than Huntsman or any of the Huntsman subsidiaries) beneficially owning 20% or more of the total outstanding equity interests of Olin (by vote or economic interests) or (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, spin-off, joint venture or similar transaction involving Olin pursuant to which any person or group of persons (or their equityholders) (other than Huntsman or any of the Huntsman subsidiaries) would acquire, directly or indirectly, 20% or more of the consolidated assets of Olin and the Olin subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Olin board or any duly authorized committee thereof), or assets to which 20% or more of Olin’s net revenues or earnings on a consolidated basis are attributable or 20% or more of the total outstanding equity interests (by vote or economic interests) of Olin or of the surviving entity in a merger, consolidation, share exchange or other business combination involving Olin or the resulting direct or indirect parent of Olin or such surviving entity;

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“Huntsman takeover proposal” means a bona fide proposal or offer (whether or not in writing) from any person or group of persons (other than Olin or any Olin subsidiary) relating to, in a single transaction or series of related transactions, any direct or indirect (a) acquisition of 20% or more of the consolidated assets of Huntsman and the Huntsman subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Huntsman board or any duly authorized committee thereof), or of assets to which 20% or more of Huntsman’s revenues or earnings on a consolidated basis are attributable, including in each case through the acquisition of one or more Huntsman subsidiaries owning such assets, (b) acquisition of 20% or more of the total outstanding equity interests of Huntsman (by vote or economic interests), (c) tender offer or exchange offer that if consummated would result in any person or group of persons (other than Olin or any of the Olin subsidiaries) beneficially owning 20% or more of the total outstanding equity interests of Huntsman (by vote or economic interests) or (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, spin-off, joint venture or similar transaction involving Huntsman pursuant to which any person or group of persons (or their equityholders) (other than Olin or any of the Olin subsidiaries) would acquire, directly or indirectly, 20% or more of the consolidated assets of Huntsman and the Huntsman subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Huntsman board or any duly authorized committee thereof), or assets to which 20% or more of Huntsman’s net revenues or earnings on a consolidated basis are attributable or 20% or more of the total outstanding equity interests (by vote or economic interests) of

Huntsman or of the surviving entity in a merger, consolidation, share exchange or other business combination involving Huntsman or the resulting direct or indirect parent of Huntsman or such surviving entity;

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“superior Olin proposal” means a bona fide written Olin takeover proposal, made after the date of the merger agreement and that did not result from a breach of Olin’s non-solicitation obligations under the merger agreement, that would result in any person or group of persons (or their equityholders) (other than Huntsman or any of its affiliates) becoming, directly or indirectly, the beneficial owner of all or substantially all of the consolidated assets of Olin and the Olin subsidiaries or more than 50% of the aggregate voting power of the capital stock of Olin, that the Olin board has determined in its good-faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation) (a) is reasonably likely to be consummated in accordance with its terms (taking into account all legal, financial, regulatory and timing aspects of the proposal and the person or group of persons making the proposal) and (b) if consummated, would result in a transaction more favorable to the shareholders of Olin from a financial point of view than the merger contemplated by the merger agreement (after taking into account all of the terms and conditions of, and the likelihood of completion of, such offer and of the merger agreement (including any proposed changes to the terms of the merger agreement or the merger contemplated by the merger agreement pursuant to the merger agreement and the time likely to be required to consummate such Olin takeover proposal)); and

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“superior Huntsman proposal” means a bona fide written Huntsman takeover proposal, made after the date of the merger agreement and that did not result from a breach of Huntsman’s non-solicitation obligations under the merger agreement, that would result in any person or group of persons (or their equityholders) (other than Olin or any of its affiliates) becoming, directly or indirectly, the beneficial owner of all or substantially all of the consolidated assets of Huntsman and the Huntsman subsidiaries or more than 50% of the aggregate voting power of the capital stock of Huntsman, that the Huntsman board has determined in its good-faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation) (a) is reasonably likely to be consummated in accordance with its terms (taking into account all legal, financial, regulatory and timing aspects of the proposal and the person or group of persons making the proposal) and (b) if consummated, would result in a transaction more favorable to the stockholders of Huntsman from a financial point of view than the merger contemplated by the merger agreement (after taking into account all of the terms and conditions of, and the likelihood of completion of, such offer and of the merger agreement (including any proposed changes to the terms of the merger agreement or the merger contemplated by the merger agreement pursuant to the merger agreement and the time likely to be required to consummate such Huntsman takeover proposal)).

Recommendations of the Olin Board and the Huntsman Board

Each of Olin and Huntsman has agreed to call a meeting of its shareholders or stockholders, respectively, for the purpose of voting on the proposals presented in this joint proxy statement/prospectus and to use reasonable best efforts to cause such meetings to occur as soon as reasonably practicable following the date after which the registration statement of which this joint proxy statement/prospectus is a part is declared effective. In addition, the Olin board has agreed to recommend to Olin shareholders that they approve the Olin direct merger proposal and approve the Olin subsidiary merger proposal (which we refer to as the “Olin recommendation”), and the Huntsman board has agreed to recommend to Huntsman stockholders that they approve the Huntsman merger proposal (which we refer to as the “Huntsman recommendation”) and, in each case, to include such recommendation in this joint proxy statement/prospectus.

Except as set forth below, in accordance with the merger agreement, neither the Olin board nor any committee thereof will take any of the following actions with respect to the Olin recommendation (such actions, a “Olin adverse recommendation change”), and neither the Huntsman board nor any committee thereof will take any of the following actions with respect to the Huntsman recommendation (such actions, a “Huntsman adverse recommendation change”): (a) withdraw (or qualify or modify in any manner adverse to the other party), or publicly propose to withdraw (or qualify or modify in any manner adverse to the other party), or otherwise make any statement inconsistent with, the Olin recommendation or the Huntsman recommendation, as applicable; (b) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, an Olin takeover proposal or a Huntsman takeover proposal, as applicable; or (c) fail to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes an Olin takeover proposal or a Huntsman takeover proposal, as applicable (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the shareholders of Olin or the stockholders of Huntsman, as applicable), within ten business days after the commencement of such tender offer or exchange offer. Furthermore, Olin and Huntsman have agreed that neither the Olin board nor the Huntsman board will approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Olin or Huntsman or any of their respective affiliates, as the case may be, to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting or related to a Olin takeover proposal or a Huntsman takeover proposal (other than a permitted confidentiality agreement), as applicable.

Notwithstanding the foregoing restrictions, at any time prior to obtaining the Olin shareholder approval, but not after, the Olin board may make an Olin adverse recommendation change in response to a superior Olin proposal or an Olin intervening event (as defined below), and, at any time prior to obtaining the Huntsman stockholder approval, but not after, the Huntsman board may make a Huntsman adverse recommendation change in response to a superior Huntsman proposal or a Huntsman intervening event (as defined below), in each case only if:

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with respect to an Olin adverse recommendation change, the Olin board or, with respect to a Huntsman adverse recommendation change, the Huntsman board determines in good faith, in each case, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law;

•	the party seeking to change its recommendation first delivers to the other party a written notice advising that it intends to take such action and specifying the reasons therefor;

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to the extent the other party wishes to negotiate, the party seeking to change its recommendation negotiates with and causes its representatives to negotiate with the other party in good faith for a period of five business days following receipt of such notice in order to enable the other party to propose revisions to the terms of the merger agreement or the merger such that it would cause such takeover proposal to no longer constitute a superior Olin proposal or a superior Huntsman proposal, as applicable, or for the intervening event to no longer warrant a change in recommendation; provided that in the event of any change to the financial or other material terms of any such takeover proposal, Olin or Huntsman, as applicable, will be required to deliver to the other party a new notice as described above and provide an additional notice period; and

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following such notice period, and after considering the results of any such negotiations and giving effect to any written proposals, amendments or modifications made or agreed to by the other party, the board of directors of the party wishing to change its recommendation determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that such takeover proposal continues to constitute a superior Olin proposal or a superior Huntsman proposal, as applicable, or that the intervening event remains in effect and, in either case, the failure to make a change in recommendation would reasonably be expected to be inconsistent with such party’s fiduciary duties under applicable law.

For purposes of the merger agreement:

•	“Olin intervening event” means any material event or development or material change in circumstances with respect to Olin and the Olin subsidiaries, taken as a whole, that (a) was not known to, or reasonably foreseeable (with respect to magnitude or material consequences) by the Olin board as of, or prior to, the date of the merger agreement and (b) does not involve or relate to the receipt, existence or terms of any Olin takeover proposal (or any proposal, offer or inquiry that would reasonably be expected to lead to an Olin takeover proposal or direct and indirect consequence thereof); provided that (i) in no event will any action that is taken by Olin or Huntsman to the extent required by the affirmative covenants set forth in the merger agreement with respect to regulatory matters, and the consequences of any such action, constitute an Olin intervening event, (ii) in no event will any change in the market price, trading volume or ratings of any securities or indebtedness of Olin, any Olin subsidiary, Huntsman, or any Huntsman subsidiary or the fact that, in and of itself, Olin or any Olin subsidiary meets or exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period constitute an Olin intervening event (provided, however, that the underlying causes of any such change or event may be considered in determining whether an Olin intervening event has occurred), (iii) in no event will the timing of any consents, registrations, approvals, permits, clearances or authorizations required to be obtained prior to the closing in connection with the merger contemplated by the merger agreement constitute an Olin intervening event and (iv) in no event will any changes in general economic, financial or geopolitical conditions, or changes in conditions in the global, international or U.S. economy of financial markets generally constitute an Olin intervening event; and

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“Huntsman intervening event” means any material event or development or material change in circumstances with respect to Huntsman and the Huntsman subsidiaries, taken as a whole, that (a) was not known to, or reasonably foreseeable (with respect to magnitude or material consequences) by the Huntsman board as of, or prior to, the date of the merger agreement and (b) does not involve or relate to the receipt, existence or terms of any Huntsman takeover proposal (or any proposal, offer or inquiry that would reasonably be expected to lead to a Huntsman takeover proposal or direct and indirect consequence thereof); provided that (i) in no event will any action that is taken by Huntsman or Olin to the extent required by the affirmative covenants set forth in the merger agreement with respect to regulatory matters, and the consequences of any such action, constitute a Huntsman intervening event, (ii) in no event will any change in the market price, trading volume or ratings of any securities or indebtedness of Huntsman, any Huntsman subsidiary, Olin, or any Olin subsidiary or the fact that, in and of itself, Huntsman or any Huntsman subsidiary meets or exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period constitute a Huntsman intervening event (provided, however, that the underlying causes of any such change or event may be considered in determining whether a Huntsman intervening event has occurred), (iii) in no event will the timing of any consents, registrations, approvals, permits, clearances or authorizations required to be obtained prior to the closing in connection with the merger contemplated by the merger agreement constitute a Huntsman intervening event and (iv) in no event will any changes in general economic, financial or geopolitical conditions, or changes in conditions in the global, international or U.S. economy of financial markets generally constitute a Huntsman intervening event.

Notwithstanding any recommendation change by the Olin board or the Huntsman board, unless the merger agreement has been terminated in accordance with its terms, Olin is required to convene a meeting of its shareholders and to submit the Olin direct merger proposal and the Olin subsidiary merger proposal to a vote of such shareholders, and Huntsman is required to convene a meeting of its stockholders and to submit the Huntsman merger proposal to a vote of such stockholders.

Efforts to Complete the Merger; Regulatory Approvals

Each of Olin and Huntsman has agreed to cooperate with each other and use, and will cause their respective subsidiaries to use, their respective reasonable best efforts to cause the conditions to the closing to be satisfied as promptly as reasonably practicable (and, in any event, prior to the outside date (as defined below)) and to consummate and make effective, as promptly as reasonably practicable (and, in any event, prior to the outside date), the merger contemplated by the merger agreement. This includes preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by (a) filing as soon as reasonably practicable after the date of the merger agreement (and in any event within 15 business days following the date of the merger agreement unless otherwise extended in writing by the parties) the notifications, filings and other information required to be filed in connection with the HSR Act and (b) filing as soon as reasonably practicable after the date of the merger agreement the notifications, filings and other information required to be filed in connection with any other required regulatory approvals) and to obtain as promptly as reasonably practicable (and, in any event, prior to the outside date) all consents, authorizations and regulatory approvals necessary or advisable to be obtained from any third party or any governmental authority in order to consummate the merger contemplated by the merger agreement. For purposes of the merger agreement, “required regulatory approvals” means the expiration or termination of the applicable waiting period under the HSR Act, and certain additional regulatory authorizations, consents, clearances, orders or approvals deemed by the parties necessary or advisable to obtain.

Olin and Huntsman will jointly control all communications with any governmental authority relating to antitrust laws and foreign investment laws, and determine and direct the strategy and process by which the parties will seek required approvals relating to antitrust laws and foreign investment laws.

In furtherance and not in limitation of the foregoing, Olin and Huntsman have agreed to, and to cause their respective subsidiaries to, take all reasonable actions necessary to secure the expiration or termination of any applicable waiting period under the HSR Act or any other antitrust law or any foreign investment law and resolve any objections asserted with respect to the merger contemplated by the merger agreement under the antitrust laws raised by any governmental authority in order to prevent the entry of, or to have vacated, lifted, reversed or overturned, any legal restraint that would prevent, prohibit, restrict or delay past the outside date the consummation of the merger contemplated by the merger agreement, including the following in each case, except as, individually or when aggregated with other such actions, would reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of (a) Olin and its subsidiaries, taken as a whole, or (b) Huntsman and its subsidiaries, taken as a whole (whether prior to or following the merger contemplated by the merger agreement, including, if applicable, the final surviving company and its subsidiaries), in each case, with materiality determined by reference to a business the size of Huntsman and its subsidiaries, taken as a whole (each such action, a “remedial action”):

•	executing settlements, undertakings, consent decrees, stipulations or other agreements with any governmental authority or with any other person;

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selling, divesting or otherwise conveying or holding separate (or permitting any party or its subsidiaries to sell, divest or otherwise convey or hold separate) particular assets or categories of assets or businesses of Olin, Huntsman or their respective subsidiaries contemporaneously with or subsequent to the effective time;

•	terminating existing relationships, contractual rights or obligations of Olin, Huntsman or their respective subsidiaries;

•	creating any relationship, contractual right or obligation of Olin, Huntsman or their respective subsidiaries; or

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effectuating any other change or restructuring of Olin, Huntsman or their respective subsidiaries (and, in each case, entering into agreements or stipulating to the entry of any judgment by, or filing appropriate applications with, the applicable governmental authority in connection with any of the foregoing and by consenting to such action by Olin, Huntsman or their respective subsidiaries);

In addition, neither party, nor their respective subsidiaries, may enter into any transaction that would reasonably be expected to prevent or materially delay or prevent the consummation of the merger contemplated by the merger agreement.

Employee Matters

Each employee of Huntsman and each Huntsman subsidiary and each employee of Olin and each Olin subsidiary who continues to remain employed with the combined company and its subsidiaries immediately following the effective time (we refer to each such employee, as a “continuing employee”) will, during the period (which we refer to as the “continuation period”) commencing at the effective time and ending on the first anniversary of the effective time (or, if earlier, the date of a continuing employee’s termination of employment), be provided with (i) a base salary or base wage rate, as applicable, that is no less favorable than the base salary or base wage rate, as applicable, provided to the continuing employee immediately prior to the effective time, (ii) target short- and long-term incentive opportunities (including target equity and equity-based incentive opportunities) that are each no less favorable than the target short- and long-term incentive opportunities (including equity and equity-based compensation), as applicable, provided to the continuing employee immediately prior to the effective time, provided that the combined company may adjust performance targets or metrics under its annual bonus plans, programs or arrangements in the ordinary course, (iii) severance compensation and benefits that are no less favorable than the severance compensation and benefits (A) provided to the continuing employee immediately prior to the effective time and (B) provided to similarly situated employees of, in the case of employees of Olin and the Olin subsidiaries, Huntsman and the Huntsman subsidiaries and, in the case of employees of Huntsman and the Huntsman subsidiaries, Olin and the Olin subsidiaries, whichever one is greater immediately prior to the effective time and after taking into account service crediting and any additional service performed following the closing date and (iv) other compensation and benefits (excluding for this purpose post-employment welfare benefits, equity-based compensation and change of control, retention or other one-time awards) that are substantially comparable in the aggregate to the compensation and benefits provided to the continuing employee immediately prior to the effective time.

With respect to any medical, dental or other welfare benefits that are provided under benefit plans to continuing employees, the combined company will use commercially reasonable efforts to cause (i) any pre-existing condition exclusions or waiting periods to be waived under the benefit plans provided for continuing employees except to the extent such conditions or exclusions were applicable to such continuing employees prior to the effective time and (ii) with respect to the plan year during which the effective time occurs, any expenses incurred by a continuing employee under the applicable Olin benefit plan or Huntsman benefit plan for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket requirements to be taken into account for purposes of satisfying such requirements under the benefit plans applicable to the continuing employee following the closing date.

From and after the closing date, the combined company will use commercially reasonable efforts to provide credit to continuing employees for their service recognized by Olin and any Olin subsidiary or Huntsman and any Huntsman subsidiary, as applicable, as of the effective time for purposes of eligibility, vesting, continuous service, determination of service awards, vacation, paid time off and severance entitlements to the same extent and for the same purposes as such service was credited under the Olin benefit plans or Huntsman benefit plans, as applicable; provided, however, that service will not be recognized to the extent that recognition would result in a duplication of benefits or with respect to any defined benefit pension plan, frozen benefit plan, retiree medical plan (except as it relates to benefits provided under a collective bargaining agreement discussed in the following paragraph), equity or equity-based award granted after the closing date or nonqualified deferred compensation plans.

Notwithstanding the foregoing, with respect to any continuing employee who is, or becomes, subject to a collective bargaining agreement, all compensation and benefits treatment and terms and conditions of employment afforded to the continuing employee will instead be provided in accordance with the collective bargaining agreement.

The combined company will, and will cause its subsidiaries to, assume and honor any Huntsman benefit plan that is a short-term incentive compensation plan or program (including annual bonus plans or programs)

with an ongoing performance period as of immediately prior to the closing (each, a “Huntsman ongoing bonus plan”) and provide that each continuing employee who is a participant in a Huntsman ongoing bonus plan as of immediately prior to the closing will remain eligible to receive his or her bonus in accordance with the terms of the Huntsman ongoing bonus plan (as may be modified by the combined company board to take into account the effect of the transactions) (each such bonus, a “closing-year bonus” and, each such continuing employee, a “bonus eligible employee”). The amount of each bonus eligible employee’s closing-year bonus will be determined based on actual performance (i) for the period beginning on the first day of the applicable performance period through the closing by the compensation committee of the Huntsman board (the “Huntsman compensation committee”) in its reasonable discretion and (ii) for the period beginning on the day immediately following the closing through the completion of the applicable performance period, by the compensation committee of the combined company board in its reasonable discretion, in each case, consistent with the terms of the applicable Huntsman ongoing bonus plan as of the date of the merger agreement, which closing-year bonus (if any) will be paid at the time bonuses have historically been paid under the applicable Huntsman ongoing bonus plan; provided that the bonus eligible employee must be employed through the service date required under the applicable Huntsman ongoing bonus plan in order to be eligible to receive his or her closing-year bonus (subject to any severance benefits applicable to the bonus eligible employee that may entitle the bonus eligible employee to receive all or a portion of his or her closing-year bonus in connection with a qualifying termination of employment on or following the closing).

With respect to any Olin benefit plan that is a short-term incentive compensation plan or program (including annual bonus plans or programs) with an ongoing performance period as of immediately prior to the closing (each, an “Olin ongoing bonus plan”), the combined company shall, and shall cause its subsidiaries to, provide that each continuing employee who is a participant in an Olin ongoing bonus plan as of immediately prior to the closing will remain eligible to receive his or her bonus in accordance with the terms of such Olin ongoing bonus plan (as may be modified by the combined company board to take into account the effect of the merger) (each such bonus, an “Olin closing-year bonus” and each such continuing employee, an “Olin bonus eligible employee”). The amount of each Olin bonus eligible employee’s Olin closing-year bonus shall be determined based on actual performance (i) for the period beginning on the first day of the applicable performance period through the closing, by the compensation committee of the Olin board in its reasonable discretion and (ii) for the period beginning on the day immediately following the closing through the completion of the applicable performance period, by the compensation committee of the combined company board in its reasonable discretion, in each case, consistent with the terms of the applicable Olin ongoing bonus plan as of the date of the merger agreement, which Olin closing-year bonus (if any) shall be paid at such time as bonuses have historically been paid under the applicable Olin ongoing bonus plan; provided that the Olin bonus eligible employee must be employed through the service date required under the applicable Olin ongoing bonus plan in order to be eligible to receive his or her Olin closing-year bonus (subject to any severance benefits applicable to such Olin bonus eligible employee that may entitle the Olin bonus eligible employee to receive all or a portion of his or her Olin closing-year bonus in connection with a qualifying termination of employment on or following the closing). Prior to the effective time, the Huntsman board and the Olin board will take all actions necessary to provide that the transactions contemplated by the merger agreement are deemed to constitute a “change in control” or “change of control” (or term of similar import) for purposes of each Huntsman benefit plan or Olin benefit plan listed on the Huntsman disclosure letter or the Olin disclosure letter.

If requested in writing by Olin no later than fifteen days prior to the effective time, the Huntsman board (or the appropriate committee thereof) will take all actions necessary to terminate the Huntsman Salary Deferral Plan (which we refer to as the “Huntsman 401(k) plan”), with such termination to be effective as of the day prior to the effective time. Huntsman will provide Olin, prior to the effective time, with evidence that such plan has been terminated. If the Huntsman 401(k) plan is terminated, each employee of Huntsman and each Huntsman subsidiary will be eligible to participate, effective as soon as reasonably practicable following the effective time, in a 401(k) plan sponsored or maintained by Olin or one of its affiliates (including, following the closing, the combined company) (which we refer to as an “Olin 401(k) plan”). Huntsman and Olin will take any and all actions as may be required, including amendments to the Olin 401(k) plan, to permit each employee of Huntsman and each Huntsman subsidiary who is then actively employed to make rollover contributions to the Olin 401(k) plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Internal Revenue Code) in the form of cash, notes (in the case of loans) or a combination thereof.

Indemnification, Exculpation and Insurance

From and after the effective time, the combined company will, and, if applicable, will cause the final surviving company to, (a) indemnify, defend and hold harmless, in each case to the fullest extent permissible by applicable law, each former and present director or officer of Olin or Huntsman or any of their respective subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request of Olin or Huntsman or any of their respective subsidiaries (each, together with such person’s heirs, executors or administrators, an “indemnified party”) against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any legal action, whether civil, criminal, administrative or investigative, with respect to matters existing or occurring at or prior to the effective time (including the merger agreement and the merger contemplated by the merger agreement), arising out of or pertaining to the fact that the indemnified party is or was an officer or director of Olin or Huntsman or any of their respective subsidiaries or is or was serving at the request of Olin or Huntsman or any of their respective subsidiaries as a director or officer of another person, whether asserted or claimed prior to, at or after the effective time as provided in their respective organizational documents as in effect on the date of the merger agreement or in certain other specified agreements to which Olin or Huntsman is a party and (b) assume (in the case of the direct merger, without any further action by the combined company, and in the case of the subsidiary merger, without any further action by the final surviving company) all obligations of Olin, Huntsman and such respective subsidiaries to the indemnified parties in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time as provided in their respective organizational documents as in effect on the date of the merger agreement or in certain other specified agreements to which Olin or Huntsman is a party. For a period of six years from the effective time, the combined company will not amend, release or otherwise modify (or permit to be amended, released or otherwise modified) any such provisions or the indemnification, exculpation or advancement of expenses provisions of the Huntsman charter, the Olin charter or any of its subsidiaries’ (including, if applicable, the final surviving company’s) organizational documents in effect immediately prior to the effective time in any manner that would adversely affect the rights thereunder of any individual who immediately before the effective time was an indemnified party; provided, however, that all rights to indemnification in respect of any legal action pending or asserted or any claim made within such period will continue until the disposition of such legal action or resolution of such claim. In addition, from and after the effective time, the combined company will, and, if applicable, will cause the final surviving company to, without requiring a preliminary determination of entitlement to indemnification, advance any expenses (including fees and expenses of legal counsel) of any indemnified party under the merger agreement as incurred to the fullest extent permitted under applicable law. The obligations of the combined company and, if applicable, the final surviving company described above will be joint and several.

None of the combined company, the final surviving company (if applicable) or any of their respective subsidiaries will settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under the indemnification provisions of the merger agreement (each, a “claim”) for which indemnification could be sought by an indemnified party under the merger agreement, unless such settlement, compromise or consent includes an unconditional release of such indemnified party from all liability arising out of such claim or such indemnified party otherwise consents in writing to such settlement, compromise or consent. Each of the combined company, the final surviving company (if applicable), their respective subsidiaries and the indemnified parties will cooperate in the defense of any claim and will provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

For a period of six years from the effective time, the combined company will cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date of the merger agreement by Huntsman and the Huntsman subsidiaries from a carrier with comparable or better credit ratings to Huntsman’s existing directors’ and officers’ insurance and fiduciary liability insurance policy carrier and on terms and conditions not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by Huntsman with respect to claims arising from facts, events, acts or omissions that occurred on or before the effective time (including the merger agreement and the merger contemplated by the merger agreement), subject to a cap of 300% of the current annual premium. In lieu of the foregoing, Huntsman may in its discretion purchase, and Olin may in its discretion purchase if Huntsman declines to do so, a “tail” directors’ and officers’ liability insurance and fiduciary liability insurance policy covering the six-year period from and after the effective time from a carrier with comparable or better credit ratings to Huntsman’s existing directors’ and officers’ insurance and fiduciary liability insurance policy carrier and on terms and conditions not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by Huntsman, with respect to claims arising from facts, events, acts or omissions that occurred on or before the effective time, subject to the premium cap described above.

In the event that the combined company, the final surviving company (if applicable) or any of their respective successors or assigns (a) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger or (b) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, the combined company and the final surviving company, as applicable, will cause proper provision to be made so that the successors and assigns of the combined company or the final surviving company (if applicable), as the case may be, assume the indemnification, exculpation and insurance obligations set forth in the merger agreement.

The indemnification, exculpation and insurance provisions of the merger agreement (a) will survive consummation of the merger, (b) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the indemnified parties), his or her heirs and his or her representatives and (c) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Financing

Subject to the terms of and as more fully set forth in the merger agreement, Huntsman will, and will cause each of its subsidiaries to, use their reasonable best efforts to cause the appropriate representatives of Huntsman and its subsidiaries to (or in certain instances, to take or cause to be taken (without any “reasonable best efforts” or other qualifier)) provide such customary cooperation as is reasonably requested by Olin, any Olin subsidiary or any of its or their respective representatives in connection with the arrangement and completion of any financing in connection with the merger contemplated by the merger agreement.

The consummation of the merger is not conditioned on Olin obtaining any debt financing, and any failure of Olin to secure financing will not constitute a breach under the merger agreement.

Treatment of Huntsman Indebtedness

Huntsman will (a) deliver to Olin at or prior to the closing executed payoff letters in customary form reasonably satisfactory to Olin in respect of the Huntsman credit facility and Huntsman receivables facilities (collectively, the “payoff debt”), which payoff letters will indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations, as applicable, related to any obligations under the payoff debt as of the anticipated closing date (and the daily accrual thereafter), and state that upon receipt of the payoff amount, the applicable payoff debt and related instruments evidencing such payoff debt will be terminated (except for provisions in the documentation relating to such payoff debt that, by their terms, survive such termination), (b) upon Olin’s reasonable request, assist with the payoff, discharge and termination of the payoff debt, including using reasonable best efforts to arrange for, and execute and deliver, customary prepayment notices and other similar notices and (c) use reasonable best efforts to make arrangements for the holders of such payoff debt (or the administrative agent or similar agent therefor) to deliver to Olin at or as soon as practicable after the closing all possessory collateral (or make alternative arrangements in respect thereof) then in its possession and all customary lien release documents and filings with respect to all liens in or upon the assets or properties of Huntsman and the Huntsman subsidiaries securing such payoff debt; provided that the foregoing will not require Huntsman or any Huntsman subsidiary to cause such repayment, release and termination unless the closing occurs substantially concurrently therewith. At the closing, Olin will pay, or cause to be paid on behalf of Huntsman and the Huntsman subsidiaries, to the accounts designated in the applicable payoff letters, the applicable payoff amounts in accordance with the payoff letters by wire transfer of immediately available funds.

From and after the occurrence of the subsidiary merger approval event, Huntsman will cooperate with Olin and take all actions mutually agreed in order to, prior to the closing, assist Olin with any or all of the following (as reasonably requested by Olin): (a) preparing and delivering one or more notices of redemption for the outstanding aggregate principal amount of one or more series of the outstanding notes of Huntsman (the “Huntsman notes”), which notice of redemption will be expressly conditioned on the occurrence of the closing, in order to effect a redemption pursuant to the terms of the relevant indenture, (b) commencing one or more consent solicitations (including in connection with any exchange offer or tender offer with respect to the Huntsman notes) to amend the indenture or indentures governing one or more series of Huntsman notes then outstanding to remove or modify certain of the provisions contained therein, including, promptly following the expiration of any such consent solicitation and subject to the receipt of any requisite consents, executing one or more supplemental indentures to the relevant indenture to provide for such amendments to be effective (but which will not be operative until the closing), (c) preparing an offer to purchase for a Change of Control Offer (as defined in the relevant indenture for one or more series of Huntsman notes), which offer will be expressly conditioned on the occurrence of the closing, and commencing one or more Change of Control Offers for one or more series of the Huntsman notes then outstanding, pursuant to the terms of the relevant indenture, and (d) providing any other cooperation to facilitate the assumption, amendment, redemption, satisfaction and discharge, defeasance, repurchase or repayment of one or more series of the Huntsman notes or the indenture governing such series of Huntsman notes, as applicable, in each case conditioned on the occurrence of the closing, including using reasonable best efforts to cause the trustee in respect of each series of the Huntsman notes to cooperate with respect to any of the foregoing actions

Dividends

Each of Olin and Huntsman will coordinate with the other in respect of the designation of the record dates and payment dates for their respective quarterly cash dividends, so that holders of shares of Huntsman common stock do not (a) receive dividends on both shares of Olin common stock received in the merger and Huntsman common stock in respect of any calendar quarter or (b) fail to receive a dividend on either shares of Olin common stock received in the direct merger or the subsidiary merger, as applicable, or Huntsman common stock in respect of any calendar quarter (in the case of this clause (b), unless Huntsman determines not to pay a dividend on any shares of Huntsman common stock in respect of such quarter).

Governance of the Combined Company

The merger agreement, and the form of the combined company’s amended and restated bylaws which is attached to this joint proxy statement/prospectus as Annex C, contain certain provisions relating to the governance of the combined company following consummation of the merger, which reflect the governance provisions agreed by Olin and Huntsman as set forth below.

Combined Company Name and Ticker Symbol

At the effective time, Olin’s amended and restated articles of incorporation will be amended and restated in its entirety to reflect the change in the name of Olin to “OlinHuntsman Corporation.” Olin and Huntsman will mutually agree on a new NYSE ticker symbol for the combined company following the date of the merger agreement, and Olin will cause the NYSE ticker symbol of the combined company to be changed to such new ticker symbol effective as of the effective time.

Bylaws

At the effective time, the Olin bylaws will be amended and restated in their entirety in the form attached to this joint proxy statement/prospectus as Annex C, and as so amended and restated, will be the bylaws of the combined company until thereafter amended as provided therein or in accordance with applicable law. The Olin bylaws as amended and restated pursuant to the merger agreement will implement certain governance matters for the combined company following the effective time.

Headquarters

Immediately following the effective time, the combined company will have its corporate headquarters located in The Woodlands, Texas.

Non-Executive Chair and Chief Executive Officer of the Combined Company; Other Executive Officers

The chief executive officer of Olin will continue to serve as the chief executive officer of the combined company until his successor is appointed or until his earlier death, resignation or removal in accordance with the combined company’s amended and restated bylaws. Until the second anniversary of the closing of the merger, the chief executive officer may be removed only by the affirmative vote of at least two-thirds of the number of directors fixed by the bylaws. The chief executive officer of Huntsman as of immediately prior to the effective time will be appointed to serve as the non-executive chair of the combined company until his successor is appointed or until his earlier death, resignation or removal in accordance with the combined company’s amended and restated bylaws.

The chief financial officer of Huntsman as of immediately prior to the effective time will serve as the chief financial officer of the combined company, and the chief financial officer of Olin as of immediately prior to the effective time will serve as the chief integration officer of the combined company.

Board of Directors

The board of directors of the combined company as of the effective time will have 10 members, consisting of:

•

four directors, designated by the Olin board prior to the effective time, each of whom will be a member of the Olin board as of immediately prior to the effective time and will qualify as an “independent director” under the listing standards of the NYSE and the applicable rules of the SEC, which we refer to as the Olin legacy independent directors;

•

four directors, designated by the Huntsman board prior to the effective time, each of whom will be a member of the Huntsman board as of immediately prior to the effective time and will qualify as an “independent director” under the listing standards of the NYSE and the applicable rules of the SEC, which we refer to as the Huntsman legacy independent directors; and

•	the chief executive officer of Olin as of immediately prior to the effective time and the chief executive officer of Huntsman as of immediately prior to the effective time.

Committees of the Board of Directors

Effective as of the effective time, the board of directors of the combined company will have the following standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The chair of the Audit Committee will be a Huntsman legacy independent director, and the chair of each of the Compensation Committee and the Nominating and Governance Committee will be an Olin legacy independent director. The number of Huntsman legacy independent directors on each standing committee will be the same as the number of Olin legacy independent directors on such committee.

Effective as of the effective time, the board of directors of the combined company will also have a Strategic Integration Committee. The chair of the Strategic Integration Committee will be the non-executive chair of the board of directors of the combined company or another member of the board of directors of the combined company designated by the non-executive chair. The number of Huntsman legacy independent directors on the Strategic Integration Committee will be the same as the number of Olin legacy independent directors on such committee, with the non-executive chair or such designee counted as a Huntsman legacy independent director solely for this purpose.

Until the second anniversary of the closing of the merger, any alteration, amendment, repeal or adoption of any by-law provision implementing these governance matters requires the affirmative vote of at least two-thirds of the number of directors fixed by the bylaws.

Other Agreements

The merger agreement also contains certain other covenants and agreements (subject to certain exceptions and qualifications described in the merger agreement), including covenants and agreements relating to, among other things:

•	the preparation and filing of this joint proxy statement/prospectus;

•	certain restrictions on the ability of Olin or Huntsman to postpone or adjourn its respective special meeting of stockholders without the other party’s consent;

•	access to information, confidentiality and integration planning;

•	cooperation between Olin and Huntsman in connection with certain litigation relating to the merger;

•	Huntsman taking steps to ensure that dispositions of Huntsman common stock by its officers and directors are exempt under Rule 16b-3 of the Exchange Act;

•	consultation between Olin and Huntsman in connection with public announcements regarding the merger;

•

cooperation to cause the delisting of Huntsman common stock and any other securities of Huntsman from NYSE and de-registration under the Exchange Act as soon as reasonably practicable following the effective time;

•

cooperation on certain tax matters, including each party’s obligation to use reasonable best efforts to cause the merger to qualify for the intended tax treatment which is defined as (a) with respect to the direct merger, the direct merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, (b) with respect to the subsidiary merger, the first subsidiary merger and the second subsidiary merger be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, (c) in the case of each of the direct merger and the subsidiary merger, Olin and Huntsman each be a party to the reorganization within the meaning of Section 368(b) of the Code and (d) the merger agreement constitute a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code; and

•	taking actions to eliminate or minimize the effects of any antitakeover statutes.

Conditions to the Closing of the Merger

The respective obligations of each party to effect the merger is subject to the satisfaction or waiver on or prior to the closing of the following conditions:

•	the receipt of (a) the Huntsman stockholder approval and (b)(i) the approval of the Olin direct merger proposal or (ii) the approval of the Olin subsidiary merger proposal;

•	the approval for listing on NYSE, subject to official notice of issuance, of the shares of Olin common stock to be issued as merger consideration;

•	the receipt of the required regulatory approvals;

•	the absence of any legal restraint in effect that prevents, enjoins or prohibits the consummation of the direct merger or the subsidiary merger, as applicable;

•

the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of any stop order suspending the effectiveness of the registration statement, and no proceedings for such purpose having been initiated or threatened by the SEC;

•

the representations and warranties of the other party (or parties, with respect to Huntsman) contained in the merger agreement being true and correct as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt of a certificate duly executed by an executive officer of Huntsman or Olin, as applicable, to such effect);

•

performance by Olin or Huntsman, as applicable, in all material respects of all obligations required to be performed by them at or prior to the closing under the merger agreement (and the receipt of a certificate duly executed by an executive officer of Huntsman or Olin, as applicable, to such effect); and

•

the receipt by Huntsman of an opinion of tax counsel to the effect that the direct merger or the subsidiary merger, as applicable, should qualify for the intended tax treatment; and, in the case of the direct merger only, the receipt by Olin of an opinion of tax counsel to the effect that the direct merger should qualify for the intended tax treatment.

Termination

Termination Rights

The merger agreement may be terminated at any time prior to the effective time, whether before or after the receipt of the Olin shareholder approval or the Huntsman stockholder approval:

•	by the mutual written consent of Olin and Huntsman.

•	by either Olin or Huntsman if:

○

the merger has not been completed on or before June 15, 2027 (which we refer to as the “outside date”); provided that if the closing has not occurred by the outside date but on that date the only conditions not satisfied are those related to certain regulatory approvals or the absence of a legal restraint related to antitrust laws or foreign investment laws (but all other conditions have been satisfied or waived), then the outside date will automatically be extended to September 15, 2027, and such date will be the “outside date” for the purposes of the merger agreement; provided, further, that if the closing has not occurred by the extended outside date, then the extended outside date will be further automatically extended to December 15, 2027, and such date will be the “outside date” for the purposes of the merger agreement; provided, further, that if such failure to close on or before the outside date, as it may be extended, is the proximate result of a breach of the merger agreement, then this termination right is not available to such breaching party (including, in the case of Olin, First Merger Sub or Second Merger Sub);

○

any legal restraint that enjoins or otherwise prohibits consummation of the merger has become final and non-appealable (provided that if the imposition of such legal restraint is the proximate result of a breach of the merger agreement, then this termination right is not available to such breaching party);

○	both the approval of the Olin direct merger proposal and the approval of the Olin subsidiary merger proposal have not been obtained at the Olin special meeting; or

○	the Huntsman stockholder approval has not been obtained at the Huntsman special meeting.

•	by Olin if:

○

Huntsman has breached its representations, warranties or covenants such that a closing condition would not be satisfied, and such breach is not cured within 45 days following written notice thereof (provided that Olin is not then in material breach of its own obligations under the merger agreement); or

○	prior to the Huntsman stockholder approval, the Huntsman board has made a Huntsman adverse recommendation change.

•	by Huntsman if:

○

an Olin party has breached its representations, warranties or covenants such that a closing condition would not be satisfied, and such breach is not cured within 45 days following written notice thereof (provided that Huntsman is not then in material breach of its own obligations under the merger agreement); or

○	prior to the Olin shareholder approval, the Olin board has made an Olin adverse recommendation change.

If the merger agreement is terminated, it will become void, without liability on the part of any party, except in the case of fraud or a willful breach of the merger agreement prior to termination (which liability will not be limited to reimbursement of out-of-pocket fees, costs or expenses, and may include damages based on loss of the economic benefit of the merger). Certain provisions will survive termination, including those relating to confidentiality, the effect of termination, payment of termination fees and expenses and governing law.

Termination Fees; Expenses

Generally, each party is required to pay its own fees and expenses.

In addition, upon termination of the merger agreement under specified circumstances, certain fees will become payable by either Olin to Huntsman or Huntsman to Olin.

Olin will pay to Huntsman the Olin termination fee of $121 million (less the amount of any Huntsman transaction expenses (as defined below) previously paid to Huntsman) if:

•	Huntsman terminates the merger agreement because the Olin board made an Olin adverse recommendation change; or

•

(a) the merger agreement is terminated (i) by either party due to the passing of the outside date (and at such time the Olin shareholder approval has not been obtained), (ii) by either party after a failure to obtain both the approval of the Olin direct merger proposal and the approval of the Olin subsidiary merger proposal at the Olin special meeting or (iii) by Huntsman due to a terminable breach of the merger agreement by an Olin party, and (b) in each case, after the date of the merger agreement and prior to such termination, (i) a third party publicly announced, or announced an intention to make (whether or not conditioned), an Olin takeover proposal or an Olin takeover proposal (whether or not conditioned) became known to the general public, and (ii) such Olin takeover proposal was not publicly withdrawn at least two business days prior to the event giving rise to the right of termination, and (c) within twelve months of such termination, (i) Olin or any Olin subsidiary enters into a definitive agreement for an Olin takeover proposal or (ii) an Olin takeover proposal is completed (in each case, whether or not such Olin takeover proposal is the same Olin takeover proposal as the one referenced in clause (b)). For purposes of this paragraph, all references to “20%” in the definition of “Olin takeover proposal” are deemed to be “50%.”

Huntsman will pay to Olin the Huntsman termination fee of $121 million (less the amount of any Olin transaction expenses (as defined below) previously paid to Olin) if:

•	Olin terminates the merger agreement because the Huntsman board made a Huntsman adverse recommendation change; or

•

(a) the merger agreement is terminated (i) by either party due to the passing of the outside date (and the Huntsman stockholder approval has not been obtained at the time of such termination), (ii) by either party after a failure to obtain the Huntsman stockholder approval or (iii) by Olin due to a terminable breach of the merger agreement by Huntsman, and (b) in each case, after the date of the merger agreement, and prior to such termination, (i) a third party publicly announced, or announced an intention to make (whether or not conditioned), a Huntsman takeover proposal or a Huntsman takeover proposal (whether or not conditioned) became known to the general public, and (ii) such Huntsman takeover proposal was not publicly withdrawn at least two business days prior to the event giving rise to the right of termination, and (c) within twelve months of such termination, (i) Huntsman or any Huntsman subsidiary enters into a definitive agreement for a Huntsman takeover proposal or (ii) a Huntsman takeover proposal is completed (in each case, whether or not such Huntsman takeover proposal is the same Huntsman takeover proposal as the one referenced in clause (b)). For purposes of this paragraph, all references to “20%” in the definition of “Huntsman takeover proposal” are deemed to be “50%.”

In addition, in the event that the merger agreement is terminated due to a failure to obtain the Huntsman stockholder approval under circumstances in which the Huntsman termination fee is not then payable, Huntsman will pay to Olin an amount equal to all reasonable and documented out-of-pocket fees and expenses incurred by Olin or any of its affiliates in connection with the merger agreement and the merger, in an amount not to exceed $30 million (which expenses we refer to as the “Olin transaction expenses”). Similarly, in the event that the merger agreement is terminated due to a failure to obtain both the approval of the Olin direct merger proposal and the approval of the Olin subsidiary merger proposal at the Olin special meeting under circumstances in which the Olin termination fee is not then payable, Olin will pay to Huntsman an amount equal to all reasonable and documented out-of-pocket fees and expenses incurred by Huntsman or any of its affiliates in connection with the merger agreement and the merger, in an amount not to exceed $30 million (which expenses we refer to as the “Huntsman transaction expenses”). Payment of such expenses will not release the paying party of any subsequent obligation to pay the applicable termination fee or relieve the paying party from any liability for fraud or a willful breach.

If a party fails to promptly pay any fee due, the defaulting party will also pay the costs and expenses (including attorneys’ fees) incurred by the other party in connection with any action taken to collect payment that results in a judgment in its favor, together with interest on the amount of such payment from the date such payment was required to be made until the date paid at the prime rate as published in The Wall Street Journal.

Specific Performance; Remedies

The parties have agreed that irreparable damage would occur if the merger agreement is not performed in accordance with its terms or is otherwise breached, and that monetary damages would not be an adequate remedy. Accordingly, the parties have agreed that each party is entitled to an injunction and specific performance to prevent breaches of the merger agreement and to enforce its terms, in addition to any other remedy to which such party may be entitled at law or in equity.

Except in the case of fraud or a willful breach of the merger agreement, if a termination fee or Huntsman transaction expenses or Olin transaction expenses become payable, the payment of such fee will be the sole and exclusive remedy of the receiving party and its subsidiaries and representatives against the paying party and its affiliates for any loss, liability or damages suffered as a result of the failure of the merger to be consummated or the termination of the merger agreement. In no event will either party be required to pay its respective termination fee on more than one occasion. While a party may pursue both a grant of specific performance and the payment of the applicable termination fee or Huntsman transaction expenses or Olin transaction expenses, a party is not permitted or entitled to receive both a grant of specific performance that results in the closing and any money damages, including all or any portion of the applicable termination fee or Huntsman transaction expenses or Olin transaction expenses.

Third-Party Beneficiaries

The merger agreement is not intended to confer upon any person other than the parties to the merger agreement any rights or remedies, except for: (a) if the effective time occurs, the right of Huntsman stockholders to receive the merger consideration as described in the section entitled “The Merger Agreement—Consideration” above; (b) if the effective time occurs, the rights of the indemnified parties described in the section entitled “The Merger Agreement—Covenants and Agreements—Indemnification, Exculpation and Insurance” above; and (c) following the valid termination of the merger agreement as described in the section entitled “The Merger Agreement—Termination—Termination Rights” above, subject to the provisions of the merger agreement, the right of Olin or Huntsman, as a representative of their respective holders of shares of Olin common stock or Huntsman common stock (who are third-party beneficiaries under the merger agreement solely to the extent necessary for the provision in the merger agreement described by this clause (c) to be enforceable), to pursue any damages in their respective sole and absolute discretion (including damages based on loss of the economic benefit of the merger contemplated by the merger agreement to Huntsman or the holders of shares of Huntsman common stock or Olin or the holders of shares of Olin common stock, as applicable).

Amendments; Waivers

The merger agreement may be amended by mutual written agreement of the parties at any time before the effective time. After the Olin shareholder approval or the Huntsman stockholder approval has been obtained, as the case may be, no amendment may be made that requires further approval by such stockholders under applicable law without such approval being obtained. A party may waive any inaccuracy in the representations or compliance with any covenant of the other party, provided such waiver is in writing.

Governing Law; Jurisdiction; Waiver of Jury Trial

The merger agreement is governed by, and construed in accordance with, the laws of the State of Delaware (except that matters relating to the fiduciary duties of the Olin board are governed by, and construed in accordance with, the laws of the Commonwealth of Virginia).

Any claim or action arising out of the merger agreement or the merger will be heard exclusively in the Court of Chancery of the State of Delaware (or, if it lacks jurisdiction, another state or federal court within Delaware).

Each party has irrevocably waived any right it may have to a trial by jury in any action or proceeding arising out of or relating to the merger agreement or the merger contemplated by the merger agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following general discussion sets forth the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Huntsman common stock and the ownership and disposition of Olin common stock received by U.S. holders in the merger. This discussion is based on the Code, the regulations promulgated thereunder (which we refer to as the “Treasury Regulations”), judicial authority and administrative rulings, all as of the date of this joint proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. No ruling has been sought from the Internal Revenue Service (which we refer to as the “IRS”) with respect to any of the U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position.

This discussion is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. holder as a result of the merger or as a result of the ownership and disposition of Olin common stock received in the merger. This discussion does not take into account the individual facts and circumstances of any particular U.S. holder that may affect the U.S. federal income tax consequences to a U.S. holder and is not intended to be, and should not be construed as, legal or tax advice with respect to any U.S. holder. In addition, this discussion does not address any U.S. state or local or any non-U.S. tax considerations, any U.S. federal estate, gift, generation skipping or alternative minimum tax considerations, the 3.8% Medicare tax on net investment income, or any U.S. federal tax consequences other than U.S. federal income tax consequences of the merger and the ownership and disposition of Olin common stock received in the merger.

This discussion assumes that U.S. holders of Huntsman common stock hold their Huntsman common stock or, after the effective time, hold their Olin common stock, as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the consequences to U.S. holders subject to special tax rules, such as:

•	banks, thrifts, mutual funds, financial institutions, underwriters or insurance companies;

•	real estate investment trusts and regulated investment companies;

•	tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts;

•	U.S. expatriates and former citizens or residents of the United States;

•	entities or arrangements that are treated as partnerships for U.S. federal income tax purposes and investors in such entities;

•	dealers or traders in securities, commodities or currencies;

•	grantor trusts;

•	S corporations and investors in such entities;

•	U.S. holders whose “functional currency” is not the U.S. dollar;

•	U.S. holders who own, or are deemed to own, 5% or more of the shares of Huntsman common stock or, after the effective time, Olin common stock;

•

U.S. holders who received Huntsman common stock or, after the effective time, Olin common stock, through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan; and

•

U.S. holders who own Huntsman common stock or, after the effective time, Olin common stock, as part of a straddle, synthetic security, wash sale, hedge, conversion transaction or other integrated or risk reduction financial transaction.

U.S. holders that are subject to special provisions under the Code, including U.S. holders described immediately above, should consult their tax advisors regarding the tax consequences of the merger and the ownership and disposition of Olin common stock.

As used in this discussion, a “U.S. holder” means a beneficial owner of Huntsman common stock or, after the effective time, Olin common stock, who is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or other entity or arrangement taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•

a trust that (a) is subject to the primary jurisdiction of a court within the United States and the control of one or more U.S. persons with respect to all its substantial decisions, or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income, regardless of its source.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Huntsman common stock or, after the effective time, Olin common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. A holder that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences to them of the merger and the ownership and disposition of Olin common stock.

U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF OLIN COMMON STOCK TO THEIR PARTICULAR SITUATION, INCLUDING, WITHOUT LIMITATION, THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF OLIN COMMON STOCK.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders

Qualification of the merger as a “reorganization”

The parties intend that the merger be treated as a “reorganization” within the meaning of Section 368(a) of the Code. Provided that the merger so qualifies, the material U.S. federal income tax consequences of the merger to U.S. holders generally are as follows:

(a)

A U.S. holder that exchanges all its Huntsman common stock for the merger consideration in the direct merger or the first subsidiary merger, as applicable, will not recognize any gain or loss for U.S. federal income tax purposes (except with respect to cash, if any, received in lieu of fractional shares of Olin common stock, as discussed below).

(b)

A U.S. holder’s aggregate tax basis in the Olin common stock received in the direct merger or the first subsidiary merger, as applicable (including any fractional share of Olin common stock deemed received and sold for cash, as discussed below), will equal such U.S. holder’s aggregate adjusted tax basis in the Huntsman common stock surrendered in exchange therefor.

(c)

The holding period of the Olin common stock received by a U.S. holder in the direct merger or the first subsidiary merger, as applicable, (including any fractional share of Olin common stock deemed received and sold for cash, as discussed below) will include such U.S. holder’s holding period for the Huntsman common stock surrendered in the direct merger or the first subsidiary merger.

If a U.S. holder holds different blocks of Huntsman common stock (generally, Huntsman common stock acquired on different dates or at different prices), such U.S. holder must determine the basis and holding period in the Olin common stock received in the direct merger or the first subsidiary merger, as applicable, separately for each identifiable block (that is, stock of the same class acquired at the same time for the same price) of Huntsman common stock surrendered. Each U.S. holder should consult its tax advisor with respect to the determination of the tax bases and/or holding periods of the particular shares of Olin common stock received in the direct merger or the first subsidiary merger, as applicable.

Cash received in lieu of a fractional share of Olin common stock

A U.S. holder that receives cash in lieu of a fractional share of Olin common stock generally will be treated as having received the fractional share pursuant to the direct merger or the first subsidiary merger, as applicable, and then as having sold to Olin that fractional share of Olin common stock in exchange for cash. As a result, such U.S. holder of Huntsman common stock generally will recognize gain or loss equal to the difference, if any, between the amount of cash received and the tax basis allocated to such fractional share of Olin common stock. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the closing date of the merger, such U.S. holder’s holding period for such Huntsman common stock is greater than one year. The deductibility of capital losses is subject to limitations.

Tax opinion

The merger agreement contemplates that, as a condition to closing, Huntsman will receive an opinion from Kirkland & Ellis LLP (or other tax counsel) that the direct merger or the subsidiary merger, as applicable, should qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which will be dated as of the closing date, and be based on certain facts, representations, covenants, and assumptions. The merger agreement also contemplates that, as a condition to closing, Olin will receive an opinion from Cravath, Swaine & Moore LLP (or other tax counsel) that the direct merger, if applicable, should qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which will be dated as of the closing date, and be based on certain facts, representations, covenants, and assumptions.

Whether such opinions can be given by Kirkland & Ellis LLP or Cravath, Swaine & Moore LLP (or other tax counsel) will depend on the legal and factual circumstances existing as of the closing date. However, the conclusions contained in any such tax opinions will be subject to legal and factual uncertainties, and therefore no assurance can be given that the Internal Revenue Service will not challenge the conclusions reflected in any such opinion, or that a court would not sustain such a challenge.

Information withholding and backup withholding tax

The receipt of the merger consideration in exchange for Huntsman common stock pursuant to the direct merger or the first subsidiary merger, as applicable, may be subject, under certain circumstances, to information reporting and backup withholding, currently at a rate of 24%. To avoid backup withholding, a U.S. holder should timely complete and return an IRS Form W-9, certifying that such U.S. holder is a “United States person” (within the meaning of the Code), that the taxpayer identification number provided is correct and that such U.S. holder is not subject to backup withholding. Certain types of U.S. holders (including, with respect to certain types of payments, corporations) generally are not subject to backup withholding. Any amounts withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, if any, provided that the U.S. holder timely furnishes the required information to the IRS.

U.S. Federal Income Tax Consequences to U.S. Holders of Holding Olin Common Stock

Taxation of dividends

Cash distributions paid on shares of Olin common stock will be treated as a dividend to the extent paid out of Olin’s current or accumulated earnings and profits (as determined for U.S. federal income tax principles) and will be includible in income by the U.S. holder and taxable as ordinary income when received. If a distribution exceeds Olin’s current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s tax basis in the shares of Olin common stock. Any remaining excess will be treated as capital gain. Dividends received by non-corporate U.S. holders will be eligible to be taxed at reduced rates if the U.S. holders meet certain holding period and other applicable requirements.

Sale or other taxable dispositions of shares of Olin common stock

Upon the sale or other taxable dispositions of shares of Olin common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received upon such sale or other taxable disposition and the U.S. holder’s tax basis in the Olin common stock. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period in the shares of Olin common stock is greater than one year at the time of the sale or other taxable disposition. Under current law, long-term capital gains of certain non-corporate holders are taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

Information reporting requirements generally will apply to payments of dividends on shares of Olin common stock and to the proceeds of a sale, exchange, redemption or other disposition of a share of Olin common stock paid to a U.S. holder unless the U.S. holder is an exempt recipient such as a corporation. Backup withholding, currently at a rate of 24%, will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or (in the case of dividend payments) if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Certain types of U.S. holders (including, with respect to certain types of payments, corporations) generally are not subject to backup withholding. Any amounts withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, if any, provided that the U.S. holder timely furnishes the required information to the IRS.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS GENERAL IN NATURE AND MAY NOT BE APPLICABLE TO A U.S. HOLDER DEPENDING UPON SUCH U.S. HOLDER’S PARTICULAR SITUATION. EACH U.S. HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO THE U.S. HOLDER OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF OLIN COMMON STOCK, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On June 15, 2026, Olin entered into the merger agreement with Huntsman, First Merger Sub, and Second Merger Sub. The merger agreement provides for, among other things, the merger of equals business combination of Olin and Huntsman, either (1) through the merger of Huntsman with and into Olin, with Olin as the surviving entity (which we refer to as the “direct merger”) or (2) through the merger of First Merger Sub with and into Huntsman (which we refer to as the “first subsidiary merger”), with Huntsman surviving as a direct, wholly owned subsidiary of Olin, immediately following the first subsidiary merger, and as part of the same overall transaction as the first subsidiary merger, the merger of the initial surviving company with and into Second Merger Sub, with Second Merger Sub surviving the second merger as a direct, wholly owned subsidiary of Olin (which we refer to as the “subsidiary merger”). We collectively refer to the direct merger and the subsidiary merger as the “merger.”

Under the terms of the merger agreement, each share of Huntsman common stock, issued and outstanding immediately prior to the effective time (other than shares of Huntsman common stock that are owned by Olin or Huntsman or any wholly owned subsidiary of Olin or Huntsman (or are held in treasury by Huntsman)) will be converted into the right to receive 0.5476 shares of Olin common stock, subject to cash in lieu of any fractional shares. Upon closing of the merger, current Olin shareholders are expected to own approximately 54.5% and current Huntsman stockholders are expected to own approximately 45.5% of the combined company.

The merger is expected to close in the first half of 2027, subject to the receipt of Olin shareholder approval, Huntsman stockholder approval, regulatory approvals and satisfaction of other customary closing conditions. We refer to the date on which the merger is closed as the “closing date.”

The following unaudited pro forma condensed combined financial information (which we refer to as the “pro forma financial statements”) combines the historical consolidated financial position and results of operations of Olin and the historical consolidated financial position and results of operations of Huntsman after giving effect to the merger and the pro forma effects of certain assumptions and adjustments described in “—Notes to the Unaudited Pro Forma Condensed Combined Financial Statements” below. For the purposes of these pro forma financial statements, we have assumed that the merger is consummated through the direct merger. See Note 7 in “—Notes to the Unaudited Pro Forma Condensed Combined Financial Statements” below for a description of how the consummation of the merger through the subsidiary merger would impact these pro forma financial statements.

The following pro forma financial statements and related notes are based on and should be read in conjunction with:

•	The historical audited consolidated financial statements of Olin and the related notes included in Olin’s Annual Report on Form 10-K as of and for the year ended December 31, 2025;

•	The historical audited consolidated financial statements of Huntsman and the related notes included in Huntsman’s Annual Report on Form 10-K as of and for the year ended December 31, 2025;

•	The historical unaudited interim condensed financial statements of Olin and the related notes included in Olin’s Quarterly Report on Form 10-Q as of and for the three months ended March 31, 2026; and

•

The historical unaudited interim condensed consolidated financial statements of Huntsman and the related notes included in Huntsman’s Quarterly Report on Form 10-Q as of and for the three months ended March 31, 2026.

The unaudited pro forma condensed combined balance sheet as of March 31, 2026 gives pro forma effect to the merger as if it had occurred on March 31, 2026. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026 and for the year ended December 31, 2025 give pro forma effect to the merger as if it had occurred on January 1, 2025.

The pro forma financial statements are provided for informational purposes only. The pro forma financial statements are not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The pro forma financial statements have been prepared in accordance with Article 11 of Regulation S-X, giving effect to the assumptions set forth under “Notes to the Unaudited Pro Forma Condensed Combined Financial Statements,” and using the acquisition method of accounting under the provisions of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 805, Business Combinations (ASC 805), whereby Olin is considered the accounting acquirer, as described more fully under Note 1 in “Notes to the Unaudited Pro Forma Condensed Combined Financial Statements” below. In addition, the pro forma financial statements have been prepared to give effect to preliminary adjustments to conform the financial statement presentation and policies of Huntsman to those of Olin and adjustments to reflect estimated non-recurring transaction costs of the merger. These preliminary pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Accordingly, actual adjustments may differ from the amounts reflected in the pro forma financial statements and the differences may be material.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2026

(in millions)

	Olin Corporation (Historical)	Huntsman Corporation (Reclassified)	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current Assets:
Cash and cash equivalents	$192	$369	$—		$561
Receivables, net	916	776	(19)	(4a)	1,673
Income taxes receivable	59	13	—		72
Inventories, net	827	885	46	(4b)	1,758
Other current assets	103	136	(7)	(4c)	232

Total current assets	2,097	2,179	20		4,296
Property, plant, and equipment, net	2,129	2,441	306	(4d)	4,876
Operating lease assets, net	302	403	—		705
Deferred incomes taxes	45	47	—		92
Other assets	1,188	904	(16)	(4c)	2,076
Intangible assets, net	165	298	(196)	(4e)	267
Goodwill	1,428	628	(618)	(4f)	1,438

Total assets	$7,354	$6,900	$(504)		$13,750

Liabilities and Shareholders’ Equity
Current liabilities:
Current installments of long-term debt	$—	$376	$—		$376
Accounts payable	911	843	(19)	(4a)	1,735
Income taxes payable	13	40	—		53
Current operating lease liabilities	61	57	—		118
Accrued liabilities	559	403	56	(4g)	1,018

Total current liabilities	1,544	1,719	37		3,300
Long-term debt	2,996	1,680	(131)	(4h)	4,545
Operating lease liabilities	254	374	—		628
Accrued pension liability	198	155	—		353
Deferred income taxes	281	113	53	(4i)	447
Other liabilities	346	154	—		500

Total liabilities	5,619	4,195	(41)		9,773

Commitments and contingencies
Shareholders’ equity:
Common stock	114	3	95	(4j)	212
Additional paid-in capital	5	1,955	47	(4j)	2,007
Accumulated other comprehensive loss	(418)	(1,017)	1,017	(4j)	(418)
Retained earnings	2,034	1,543	(1,622)	(4j)	1,955

Olin Corporation’s shareholder’s equity	1,735	2,484	(463)	(4j)	3,756
Non controlling interest	—	221	—		221

Total equity	1,735	2,705	(463)		3,977

Total liabilities and equity	$7,354	$6,900	$(504)		$13,750

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2026

(in millions, except per share amounts)

	Olin Corporation (Historical)	Reclassifications(1)		Olin Corporation (Reclassified)	Huntsman Corporation (Reclassified)	Transaction Accounting Adjustments		Pro Forma Combined
Sales	$1,583	$—		$1,583	$1,420	$(23)	(5a)	$2,980
Operating expenses:
Cost of goods sold	1,507	—		1,507	1,267	(23)	(5b)	2,751
Selling and administrative	145	(5)	(2)	140	135	(5)	(5c)	270
Research and development	—	5	(2)	5	29	—		34
Restructuring charges	9	—		9	6	—		15
Other operating income, net	—	—		—	1	—		1

Operating loss	(78)	—		(78)	(16)	5		(89)
Income (losses) of non-consolidated affiliates	(1)	—		(1)	5	—		4
Interest expense, net	—	(42)	(3)	(42)	(21)	(8)	(5f)	(71)
Interest expense	(43)	43	(3)	—	—	—		—
Interest income	1	(1)	(3)	—	—	—		—
Non-operating pension income	3	—		3	4	—		7
Other expense, net	—	—		—	(1)	—		(1)

Loss before taxes	(118)	—		(118)	(29)	(3)		(150)
Income tax (benefit) provision	(35)	—		(35)	11	(1)	(5g)	(25)

Net loss	(83)	—		(83)	(40)	(2)		(125)
Net income attributable to noncontrolling interests	—	—		—	12	—		12

Net loss attributable to Olin Corporation	$(83)	$—		$(83)	$(52)	$(2)		$(137)

Net loss per common share
Basic	$(0.73)							$(0.65)
Diluted	$(0.73)							$(0.65)
Weighted-average common shares outstanding:
Basic	113.8					97.5	(6)	211.3
Diluted	113.8					97.5	(6)	211.3

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2025

(in millions, except per share amounts)

	Olin Corporation (Historical)	Reclassifications(1)		Olin Corporation (Reclassified)	Huntsman Corporation (Reclassified)	Transaction Accounting Adjustments		Pro Forma Combined
Sales	$6,781	$—		$6,781	$5,683	$(92)	(5a)	$12,372
Operating expenses:		—
Cost of goods sold	6,279	—		6,279	5,052	(56)	(5b)	11,275
Selling and administrative	463	(19)	(2)	444	521	(22)	(5c)	943
Research and development	—	19	(2)	19	120	1	(5d)	140
Acquisition-related costs	—	—		—	—	56	(5e)	56
Restructuring charges	34	—		34	148	—		182
Other operating income, net	1	—		1	27	—		28

Operating income (loss)	5	—		5	(131)	(71)		(197)
Income (losses) of non-consolidated affiliates	(3)	—		(3)	4	—		1
Interest expense, net		(184)	(3)	(184)	(79)	(30)	(5f)	(293)
Interest expense	(188)	188	(3)	—	—	—		—
Interest income	4	(4)	(3)	—	—	—		—
Non-operating pension income	21	—		21	13	—		34
Other income, net	—	—		—	1	—		1

Loss before taxes	(161)	—		(161)	(192)	(101)		(454)
Income tax (benefit) provision	(60)	—		(60)	26	(11)	(5g)	(45)

Net Loss	(101)	—		(101)	(218)	(90)		(409)
Net (loss) income attributable to non controlling interests	(1)	—		(1)	57	—		56

Net Loss attributable to Olin Corporation	$(100)	$—		$(100)	$(275)	$(90)		$(465)

Net Loss per common share
Basic	$(0.88)							$(2.19)
Diluted	$(0.88)							$(2.19)
Weighted-average common shares outstanding:
Basic	114.6					97.5	(6)	212.1
Diluted	114.6					97.5	(6)	212.1

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

(1)

Certain historical amounts have been reclassified to conform to the financial statement presentation expected to be used by the combined company. These reclassifications are presentation only and were made to present the pro forma financial statements using a common presentation basis. The reclassifications do not impact total operating income (loss), income (loss) before taxes, net income (loss) or cash flows.

(2)

Research and development expenses historically included within “Selling and administrative” were reclassified to “Research and development” to conform to the expected presentation of the combined company.

(3)	“Interest expense” and “Interest income” were reclassified to “Interest expense, net” to conform to the expected presentation of the combined company.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of March 31, 2026 combines the historical consolidated balance sheets of Olin and Huntsman, giving effect to the merger as if it had occurred on March 31, 2026. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026 and for the year ended December 31, 2025 combines the historical consolidated statements of operations of Olin and Huntsman, giving effect to the merger as if it had occurred on January 1, 2025. The historical consolidated balance sheets and historical consolidated statements of operations of Olin and Huntsman were prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and they are presented in U.S. dollars.

The pro forma financial statements are presented for informational purposes only and do not necessarily indicate the financial results of the combined company had the companies been combined at the beginning of the periods presented, nor do they necessarily indicate the results of operations in future periods or the future financial position of the combined company.

The pro forma financial statements and explanatory notes have been prepared to illustrate the effects of the merger of Olin and Huntsman under the acquisition method of accounting in accordance with ASC 805, whereby Olin is the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and is based on the historical financial statements of Olin and Huntsman. Under the acquisition method of accounting, the merger consideration will be allocated to the identifiable assets acquired and liabilities assumed of Huntsman based upon their estimated fair values as of the closing date of the merger, and any excess value of the merger consideration over the acquired net assets will be recognized as goodwill, if applicable. The assets acquired and liabilities assumed of Huntsman have been measured based on publicly available benchmarking information and various preliminary estimates using assumptions that Olin believes are reasonable, based on information that is currently available. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. Accordingly, actual adjustments may differ from the amounts reflected in the pro forma financial statements and the differences may be material. The pro forma allocation of the merger consideration reflected in the pro forma financial statements is subject to adjustment and may vary materially from the actual allocation that will be recorded at the time the merger is completed since, among other reasons, certain information will not be available until after the merger is completed.

The pro forma financial statements do not reflect the costs of any integration activities or benefits that may result, including the realization of any cost savings from operating efficiencies, synergies, dis-synergies or other restructuring activities. Further, there may be additional charges related to any potential restructuring or other integration activities resulting from the merger, the timing, nature and amount of which management cannot identify as of the date of this joint proxy statement/prospectus, and thus, such charges are not reflected in the pro forma financial statements.

Note 2. Accounting Policies and Reclassifications

During the preparation of these pro forma financial statements, management performed a preliminary review of Huntsman’s financial information to identify differences in accounting policies compared to those of Olin and differences in financial statement presentation compared to the presentation of Olin. As discussed below, certain reclassification adjustments were made to conform the historical presentation of Huntsman consolidated financial statements to that of Olin’s financial statement presentation. The accounting policies used in the preparation of the pro forma financial information are those set out in Olin’s consolidated audited financial statements and the related notes for the year ended December 31, 2025. At the time of preparing the pro forma financial statements, other than the adjustments described herein, Olin is not aware of any other material differences. However, Olin will continue to perform its detailed review of Huntsman’s accounting policies and financial statement presentation. Upon completion of that review, differences may be identified between the accounting policies and financial statement presentation of Olin and Huntsman that when conformed could have a material impact on the pro forma financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2026

(in millions)

Olin Corporation (Historical)	Huntsman Corporation (Historical)	Huntsman Corporation (Historical)	Reclassification Adjustments		Huntsman Corporation (Reclassified)
Assets
Current Assets:
Cash and cash equivalents	Cash and cash equivalents	$369	$—		$369
Receivables, net	Accounts and notes receivable	769	7	(2a)	776
	Account receivable from affiliates	7	(7)	(2a)	—
Income taxes receivable		—	13	(2b)	13
Inventories, net	Inventories	885	—		885
Other current assets	Other current assets	45	91	(2b), (2c)	136
	Prepaid expenses	104	(104)	(2c)	—

Total current assets		2,179	—		2,179
Property, plant, and equipment, net	Property, plant, and equipment, net	2,441	—		2,441
Operating lease assets, net	Operating lease right-of-use assets	403	—		403
Deferred incomes taxes	Deferred incomes taxes	47	—		47
Other assets	Other noncurrent assets	816	88	(2d), (2h)	904
	Investment in unconsolidated affiliates	319	(319)	(2d)	—
Intangible assets, net	Intangible assets, net	298	—		298
Goodwill	Goodwill	628	—		628

Total assets		$7,131	$(231)		$6,900

Liabilities and Shareholders’ Equity
Current liabilities:
Current installments of long-term debt	Current portion of debt	$376	$—		$376
Accounts payable	Accounts payable	812	31	(2e)	843
	Account payables to affiliates	31	(31)	(2e)	—
Income taxes payable		—	40	(2f)	40
Current operating lease liabilities	Current operating lease liabilities	57	—		57
Accrued liabilities	Accrued liabilities	443	(40)	(2f)	403

Total current liabilities		1,719	—		1,719
Long-term debt	Long-term debt	1,680	—		1,680
Operating lease liabilities	Noncurrent operating lease liabilities	374	—		374
Accrued pension liability		—	155	(2g)	155
Deferred income taxes	Deferred income taxes	147	(34)	(2h)	113
Other liabilities	Other noncurrent liabilities	309	(155)	(2g)	154

Total liabilities		4,229	(34)		4,195

Commitments and contingencies
Shareholders’ equity:
Common stock	Common stock	3	—		3
Additional paid-in capital	Additional paid-in capital	4,295	(2,340)	(2i)	1,955
	Treasury stock	(2,290)	2,290	(2i)	—
	Unearned stock-based compensation	(50)	50	(2i)	—
Accumulated other comprehensive loss	Accumulated other comprehensive loss	(1,017)	—		(1,017)
Retained earnings	Retained earnings	1,740	(197)	(2h)	1,543

Olin Corporation’s shareholder’s equity		2,681	(197)		2,484
Non controlling interest	Non controlling interests in subsidiaries	221	—		221

Total equity		2,902	(197)		2,705

Total liabilities and equity		$7,131	$(231)		$6,900

(2a)	Reclassification of “Account receivable from affiliates” to “Receivables, net.”
(2b)	Reclassification of “Income taxes receivable” from “Other current assets.”
(2c)	Reclassification of “Prepaid expenses” to “Other current assets.”
(2d)	Reclassification of “Investment in unconsolidated affiliates” to “Other assets.”
(2e)	Reclassification of “Account payables to affiliates” to “Accounts payable.”
(2f)	Reclassification of “Income taxes payable” from “Accrued liabilities.”
(2g)	Reclassification of “Accrued pension liability” from “Other noncurrent liabilities.”
(2h)

Reclassification of deferred major maintenance and repairs (turnaround costs) of $231 million from “Other assets” and the corresponding deferred tax liability from “Deferred income taxes” to “Retained earnings.”

(2i)	Reclassification of “Treasury Stock” and “Unearned stock-based compensation” to “Additional paid-in capital.”

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2026

(in millions)

Olin Corporation (Pro forma)	Huntsman Corporation (Historical)	Huntsman Corporation (Historical)	Reclassification Adjustments		Huntsman Corporation (Reclassified)
Sales	Revenues	$1,420	$—		$1,420
Operating expenses:
Cost of goods sold	Cost of goods sold	1,237	30	(2j)	1,267
Selling and administrative	Selling, general and administrative	163	(28)	(2j), (2k)	135
Research and development	Research and development	29			29
Other operating income(1)	Other operating expense (income), net(1)	1	(2)	(2k)	1
Restructuring charges	Restructuring, impairment and plant closing costs	6	—		6

Operating (loss) income		(16)			(16)
Losses of non-consolidated affiliates	Equity in income of investment in unconsolidated affiliates	5			5
Interest expense, net	Interest expense, net	(21)			(21)
Non-operating pension income		—	4	(2l)	4
Other income (expense), net	Other income (expense), net	3	(4)	(2l)	(1)

Income (loss) before taxes		(29)	—		(29)
Income tax (benefit) provision	Income tax expense	11			11

Net (loss) income		(40)	—		(40)
Net loss attributable to noncontrolling interests	Net income attributable to noncontrolling interests	(12)			(12)

Net (loss) income attributable to Olin Corporation		$(52)	$—		$(52)

(1)

Huntsman historically presents its income amounts within “Other operating expense (income), net” as negative, whereas Olin historically presents its income amounts within “Other operating income” as positive. “Huntsman Corporation (Historical)” and “Reclassification Adjustments” columns are presented consistent with Huntsman’s historical presentation, whereas “Huntsman Corporation (Reclassified)” column presents amounts consistent with Olin’s presentation.

(2j)

Reclassification of select expenses from “Selling, general and administrative” to “Cost of goods sold” including information technology (IT), environmental, health and safety (EH&S), purchasing and supply chain costs.

(2k)	Reclassification of foreign currency translation and legal and legal-related costs/income from “Other operating expense (income), net” to “Selling, general and administrative.”
(2l)	Reclassification of “Non-operating pension income” from “Other income (expense), net.”

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2025

(in millions)

Olin Corporation (Pro forma)	Huntsman Corporation (Historical)	Huntsman Corporation (Historical)	Reclassification Adjustments		Huntsman Corporation (Reclassified)
Sales	Revenues	$5,683	$—		$5,683
Operating expenses:
Cost of goods sold	Cost of goods sold	4,932	120	(2m)	5,052
Selling and administrative	Selling, general and administrative	670	(149)	(2m), (2n), (2o)	521
	Income associated with litigation matter, net	(33)	33	(2n)	—
Research and development	Research and development	120			120
Other operating income(1)	Other operating (income) expense, net(1)	(18)	(9)	(2o), (2p)	27
	Gain on acquisition of assets, net	(5)	5	(2p)	—
Acquisition-related costs		—			—
Restructuring charges	Restructuring, impairment and plant closing costs	148			148

Operating (loss) income		(131)	—		(131)
Losses of non-consolidated affiliates	Equity in income of investment in unconsolidated affiliates	4			4
Interest expense, net	Interest expense, net	(79)			(79)
Non-operating pension income		—	13	(2q)	13
Other income (expense), net	Other income (expense), net	14	(13)	(2q)	1

Income (loss) before taxes		(192)	—		(192)
Income tax (benefit) provision	Income tax expense	26			26

Net (loss) income		(218)	—		(218)
Net loss attributable to noncontrolling interests	Net income attributable to noncontrolling interests	(57)			(57)

Net (loss) income attributable to Olin Corporation		$(275)	$—		$(275)

(1)

Huntsman historically presents its income amounts within “Other operating (income) expense, net” as negative, whereas Olin historically presents its income amounts within “Other operating income” as positive. “Huntsman Corporation (Historical)” and “Reclassification Adjustments” columns are presented consistent with Huntsman’s historical presentation, whereas “Huntsman Corporation (Reclassified)” column presents amounts consistent with Olin’s presentation.

(2m)	Reclassification of select expenses from “Selling, general and administrative” to “Cost of goods sold” including IT, EH&S, purchasing and supply chain costs.
(2n)	Reclassification of “Income associated with litigation matter, net” to “Selling and administrative.”
(2o)	Reclassification of foreign currency translation and legal and legal-related costs/income from “Other operating (income) expense, net” to “Selling, general and administrative.”
(2p)	Reclassification of “Gain on acquisition of assets, net” to “Other operating (income) expense, net.”
(2q)	Reclassification of “Non-operating pension income” from “Other income (expense), net.”

Note 3. Preliminary Purchase Price Allocation

Estimated Merger Consideration

The total preliminary merger consideration is calculated as follows:

(in millions, except exchange ratio and share price)
Huntsman shares outstanding as of June 12, 2026	175.4
Huntsman vested stock-based awards for employees and non-employees to be settled in Huntsman stock	2.7

Total estimated Huntsman shares outstanding	178.1
Exchange ratio as per merger agreement	0.5476

Total estimated Olin shares to be issued	97.5
Olin’s stock price as of June 22, 2026	$21.54

Preliminary share consideration	$2,100
Other merger consideration attributable to preexisting relationships	17

Total preliminary merger consideration	$2,117

The final merger consideration could significantly differ from the amount presented in the pro forma financial statements due to fluctuations in Olin’s common stock price up to the closing date.

A sensitivity analysis related to the fluctuation in Olin’s common stock price was performed to assess the impact of a hypothetical change of 10% on Olin’s share closing price on the estimated purchase consideration. Olin believes that a 10% fluctuation in the market price of its common stock is reasonably possible based on historical volatility. The following table shows the effect of changes in Olin’s share price and the resulting impact on the estimated purchase consideration (amounts in millions except share price):

Change in Share Price	Share Price	Preliminary Merger Consideration
As presented	$21.54	$2,117
Increase of 10%	$23.69	$2,327
Decrease of 10%	$19.39	$1,908

Preliminary Purchase Price Allocation

The determination of the fair value of the identifiable assets of Huntsman and the allocation of the estimated merger consideration to these identifiable assets and liabilities is preliminary and is pending finalization of various estimates, inputs and analyses. The final purchase price allocation will be determined when Olin has completed the detailed valuations and necessary calculations. The final merger consideration allocation may be materially different than that reflected in the preliminary estimated merger consideration allocation presented herein. Any increase or decrease in fair values of the net assets as compared with the pro forma financial statements may change the allocation of total merger consideration to goodwill and other assets and liabilities and may impact the unaudited pro forma condensed combined statements of operations due to adjustments in the depreciation and amortization of the adjusted assets. The following table sets forth a preliminary allocation of the estimated merger consideration to the preliminary fair value of the identifiable tangible and intangible assets to be acquired and liabilities to be assumed of Huntsman using Huntsman’s balance sheet as of March 31, 2026, adjusted for reclassifications and presentational alignment to that of Olin’s historical financial information described in Note 2 above:

(in millions)	As of March 31, 2026
Assets
Cash and cash equivalents	$369
Receivables, net	775
Income taxes receivable	13
Inventories, net	931
Other current assets	136
Property, plant, and equipment, net	2,747
Operating lease assets, net	403
Deferred income taxes	47
Other assets	904
Intangible assets, net	102

Total Assets, excluding goodwill	6,427
Current installments of long-term debt	376
Accounts payable	825
Income taxes payable	40
Current operating lease liabilities	57
Accrued liabilities	403
Long-term debt	1,549
Operating lease liabilities	374
Accrued pension liability	155
Deferred income taxes	166
Other liabilities	154

Net Assets acquired	2,328
Non-controlling interest	(221)
Goodwill	10

Fair value of consideration	$2,117

Goodwill represents the excess of the preliminary estimated merger consideration over the estimated fair value of the underlying net assets acquired. Goodwill will not be amortized but instead will be reviewed for impairment annually, or more frequently if facts and circumstances warrant a review. Goodwill is attributable to the assembled workforce of Huntsman, planned growth in new markets, and synergies expected to be achieved from the combined operations of Olin and Huntsman. Goodwill recognized in the merger is not expected to be deductible for tax purposes.

Note 4. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

Transaction accounting adjustments include the following adjustments related to the unaudited pro forma condensed combined balance sheet as of March 31, 2026, as follows:

(a)	Represents an elimination of $19 million from both “Receivables, net” and “Accounts payable” for a preexisting relationship between Olin and Huntsman.

(b)	Represents an adjustment of $46 million to Huntsman’s inventory to step up to fair value. The fair value of inventory is preliminary and subject to change.

(c)	Represents an elimination of $7 million from “Other current assets” and $16 million from “Other assets” for a contract asset relating to a preexisting relationship between Olin and Huntsman.

(d)	Represents the preliminary estimated fair value adjustment to property, plant and equipment of Huntsman acquired in the merger. The fair value of property, plant and equipment is subject to change.

(in millions)	Preliminary Estimated Fair Value	Expected Useful Life
Land and improvements to land	$67	15 Years
Buildings and building equipment	465	7-20 Years
Machinery and equipment	1,999	12 Years
Construction in progress	216

Total	2,747
Eliminate historical Huntsman property, plant and equipment carrying value	(2,441)

Total property, plant and equipment pro forma adjustment	$306

(e)

Represents the preliminary estimated asset fair value adjustment to the identified intangible assets of Huntsman acquired in connection with the merger, primarily consisting of customer relationships, acquired technology, and tradenames. The fair value of intangible assets is subject to change as Olin finalizes various estimates, inputs and analyses.

(in millions)	Preliminary Estimated Fair Value	Expected Useful Life
Tradenames	$11	Indefinite
Customers, customer contracts and relationships	86	15 Years
Acquired technology	5	4 Years

Total	102
Eliminate historical Huntsman intangible assets carrying value	(298)

Total identifiable intangible assets pro forma adjustment	$(196)

(f)	Represents the estimated value of goodwill recorded as part of the total preliminary estimated consideration. The estimated value of goodwill is subject to change.

(in millions)	Preliminary Estimated Asset Fair Value
Goodwill resulting from the merger	$10
Eliminate historical Huntsman goodwill	(628)

Total goodwill adjustment	$(618)

(g)

Represents an adjustment to “Accrued liabilities” to record estimated nonrecurring transaction-related costs of $56 million, including legal and advisory fees and executive compensation costs directly associated with the merger. These costs are non-recurring and are not expected to have a continuing impact on the combined company’s operating results in future periods.

(h)

Represents an adjustment of $131 million to “Long-term debt” to reflect the preliminary estimated fair value of Huntsman’s existing senior notes which will be assumed in connection with the merger as compared to the carrying amounts. The fair value was estimated based upon quoted market prices in active markets, as presented in Huntsman’s financial statements, as of March 31, 2026. The values are subject to change as additional information becomes available.

(i)

Represents a $53 million adjustment to “Deferred income taxes” primarily as a result of the pro forma adjustments for assets acquired and liabilities assumed relative to fair market value adjustments. These estimates are preliminary as adjustments to our deferred taxes could change due to further refinement of our statutory income tax rates used to measure our deferred taxes, changes in judgment regarding realizability of assets, and changes in the estimates of the fair values of assets acquired and liabilities assumed of Huntsman that may occur in conjunction with the closing of the merger. These changes in estimates could be material.

(j)	Shareholders’ equity was adjusted as follows:

(in millions)	Common stock	Additional paid-in capital	Accumulated other comprehensive loss	Retained earnings	Total shareholders’ equity
Issuance of shares of Olin Common Stock(1)	$98	$2,002	$—	$—	$2,100
Elimination of total combined Huntsman shareholders’ equity(2)	(3)	(1,955)	1,017	(1,543)	(2,484)
Estimated transaction costs(3)				(56)	(56)
Elimination of preexisting relationship(4)				(23)	(23)

Total pro forma adjustments to shareholders’ equity	$95	$47	$1,017	$(1,622)	$(463)

(1)

Represents the estimated fair value of 97.5 million shares of Olin’s common stock to be issued to Huntsman stockholders pursuant to the merger agreement. This estimate is based on the number of eligible shares of Huntsman common stock as of June 12, 2026 at a 0.5476 Exchange Ratio and Olin’s closing stock price of $21.54 as of June 22, 2026.

(2)	Represents the elimination of Huntsman’s historical equity balances as of March 31, 2026, after giving effect to the reclassifications described in Note 2 above.
(3)	Represents estimated transaction costs expected to be incurred in connection with the merger.
(4)	Represents the elimination of a contract asset for a preexisting relationship between Huntsman and Olin.

Note 5. Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

Transaction accounting adjustments include the following adjustments related to the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026 and for the year ended December 31, 2025, as follows:

(a)	Sales were adjusted as follows:

(in millions)	Three Months Ended March 31, 2026	Year Ended December 31, 2025
Sales to Huntsman from Olin	$(21)	$(60)
Sales to Olin from Huntsman	(2)	(9)
Eliminate contract asset for preexisting relationship	—	(23)

Total pro forma adjustment to sales	$(23)	$(92)

(b)	Cost of goods sold were adjusted as follows:

(in millions)	Three Months Ended March 31, 2026	Year Ended December 31, 2025
Eliminate sales to Huntsman from Olin	$(21)	$(60)
Eliminate sales to Olin from Huntsman	(2)	(9)
Depreciation and Amortization(1)	3	14
Inventory LIFO Reserve(2)	(3)	(1)

Total pro forma adjustment to cost of goods sold	$(23)	$(56)

(1)

Represents the adjustment to Huntsman’s historical depreciation and amortization as a result of preliminary fair value adjustments to the acquired depreciable assets and amortizable intangible assets, see Notes 4(d) and 4(f).

(2)	Represents the elimination of LIFO reserve adjustments recorded in the Huntsman financial statements as a result of preliminary fair value of inventory.

(c)

“Selling and administrative” represents an adjustment to Huntsman’s historical depreciation and amortization as a result of preliminary fair value adjustments to the acquired depreciable assets and amortizable intangible assets of $(5) million and $(22) million, for the three months ended March 31, 2026 and the year ended December 31, 2025, respectively, see Notes 4(d) and 4(f).

(d)

“Research and development” represents an adjustment to Huntsman’s historical depreciation as a result of preliminary fair value adjustments to the acquired depreciable assets of $1 million for the year ended December 31, 2025 see Note 4(d).

(e)

“Acquisition-related costs” represents an adjustment to record $56 million of estimated transaction costs related to the merger for the year ended December 31, 2025 that are not yet reflected in the historical financial statements of Olin. These costs are non-recurring and are not expected to have a continuing impact on the combined company’s operating results in future periods.

(f)

“Interest expense, net” represents an adjustment to amortize the fair value adjustment of Huntsman’s debt by $(8) million and $(30) million for the three months ended March 31, 2026 and the year ended December 31, 2025, respectively.

(g)

“Income tax (benefit) provision” reflects estimated income tax impact of $(1) million and $(11) million related to the transaction accounting adjustments for the three months ended March 31, 2026 and the year ended December 31, 2025, respectively. Tax-related adjustments are based upon an estimated statutory rate of 24% and exclude the tax impacts of certain non-deductible compensation and transaction costs. The estimated statutory rate used for the unaudited pro forma condensed combined financial information will likely vary from the actual effective tax rates in periods as of and subsequent to the completion of the merger.

Note 6. Earnings Per Share

Shares issued to effect the merger are assumed to have been issued on January 1, 2025 and outstanding for the entirety of the periods presented. The following table sets forth the computation of pro forma basic and diluted earnings per share for the three months ended March 31, 2026 and for the year ended December 31, 2025.

(in millions, except per share data)	Three Months Ended March 31, 2026	Year Ended December 31, 2025
Numerator (basic and diluted)
Pro forma net loss attributable to pro forma combined company	$(137)	$(465)
Denominator
Basic:
Historical weighted-average Olin shares outstanding	113.8	114.6
Shares of Olin common stock to be issued	97.5	97.5

	211.3	212.1
Pro forma weighted-average Olin shares outstanding
Pro Forma net loss per share	$(0.65)	$(2.19)
Diluted:
Historical weighted-average Olin shares outstanding	113.8	114.6
Shares of Olin common stock to be issued	97.5	97.5

	211.3	212.1
Pro forma weighted-average Olin shares outstanding
Pro Forma net loss per share	$(0.65)	$(2.19)

Note 7. Alternative Merger Structure

The pro forma financial statements assume the merger will be consummated through the direct merger, which requires the affirmative vote of Olin shareholders holding more than two-thirds of the outstanding shares of Olin common stock entitled to be cast to approve the Olin direct merger proposal. If Olin shareholders approve the Olin subsidiary merger proposal, which requires approval by a majority of the votes cast, but not the Olin direct merger proposal, assuming satisfaction of all other conditions to closing, the merger will be consummated through the subsidiary merger.

If the merger is consummated through the subsidiary merger and the 2029 Notes and the 2031 Notes are rated below investment grade by at least two of the three credit rating agencies on the 60th day following the closing date, the terms of these notes will require Huntsman International LLC (“Huntsman International”) to commence a change of control offer to each holder of the 2029 Notes and 2031 Notes, as applicable, to repurchase the all or any part of such holder’s 2029 Notes and 2031 Notes, as applicable, at a purchase price in cash equal to 101% of the aggregate principal amount of the 2029 Notes or 2031 Notes repurchased, plus accrued and unpaid interest, if any, on the 2029 Notes or 2031 Notes repurchased to the date of the purchase, subject to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date. Any such repurchase of the 2029 Notes and 2031 Notes pursuant to such change of control offer is required to occur within 150 days of the closing date. The terms of the indentures governing the 2029 Notes and 2031 Notes permit Huntsman International, at its option, to redeem the notes at the applicable redemption prices set forth in the applicable indentures. If any change of control offer is required to be made, Huntsman International may elect to redeem the notes pursuant to the terms of the applicable indentures in lieu of making a change of control offer.

The tables below provide a comparison of the direct merger structure as compared to the subsidiary merger structure and the resulting impact on the pro forma financial statements, assuming that (i) 100% of the holders of the 2029 Notes and 2031 Notes tender their notes in the change of control offer, (ii) the combined company incurs the New Notes (defined in table) in order to fund the redemption of the 2029 Notes and 2031 Notes on the date that is 30 days following the closing date of the merger and (iii) the 2029 Notes and 2031 Notes are repurchased on the same day the New Notes are issued.

(in millions)	Maturity	Interest rate	Amount outstanding	Unamortized premiums, discounts, and debt issuance costs
Huntsman notes:
4.500% Senior Notes due 2029 (2029 Notes)	May 2029	4.50%	$750	$5
2.950% Senior Notes due 2031 (2031 Notes)	June 2031	2.95%	$400	$2
New notes to be issued:
New Senior Notes (New Notes)	July 2035	7.50%	$1,150	$18

	Three Months Ended March 31, 2026			Year Ended December 31, 2025
(in millions, except per share data)	Direct merger	Subsidiary merger	Difference	Direct merger	Subsidiary merger	Difference
Pro forma Statements of Operations Data:
Revenue	$2,980	$2,980	$—	$12,372	$12,372	$—
Interest expense, net	(71)	(75)	(4)	(293)	(451)	(158)
Net loss attributable to pro forma combined company	(137)	(140)	(3)	(465)	(585)	(120)
Earnings per common share:
Basic	$(0.65)	$(0.66)	$(0.01)	$(2.19)	$(2.76)	$(0.57)
Diluted	$(0.65)	$(0.66)	$(0.01)	$(2.19)	$(2.76)	$(0.57)
Weighted-average common shares outstanding
Basic	211.3	211.3		212.1	212.1
Diluted	211.3	211.3		212.1	212.1

Pro forma “Interest expense, net” increased by $10 million and $34 million for the three months ended March 31, 2026 and the year ended December 31, 2025, respectively, resulting from the interest rate differential between the New Notes and the 2029 Notes and 2031 Notes. Pro forma “Interest expense, net” also reflects a net (decrease) increase for the three months ended March 31, 2026 and the year ended December 31, 2025 of $(6) million and $124 million, respectively, attributable to (i) the write-off of the unamortized deferred debt issuance costs of the 2029 Notes and 2031 Notes, (ii) the write-off of the purchase accounting fair value adjustment for the 2029 Notes and the 2031 Notes, (iii) premiums paid in connection with the repurchase of the 2029 Notes and 2031 Notes at 101% of principal, and (iv) the elimination of the interest expense associated with the amortization of the purchase accounting fair value adjustment for the 2029 Notes and the 2031 Notes.

The pro forma financial information reflects interest expense calculated using an assumed interest rate, which has been determined for illustrative purposes and is not necessarily indicative of the rate that may be obtained upon issuance; such rate is subject to change based on, among other things, prevailing market conditions, and any variation could result in material differences to the pro forma results. An increase or decrease in the assumed interest rate of the New Notes of 7.50% by one-eighth of a percent would increase or decrease “Interest expense, net” presented in the above table by less than $1 million and approximately $1 million for the three months ended March 31, 2026 and the year ended December 31, 2025, respectively.

COMPARISON OF SHAREHOLDERS’ / STOCKHOLDERS’ RIGHTS

Huntsman is incorporated under the laws of the State of Delaware and Olin is incorporated under the laws of the Commonwealth of Virginia. Accordingly, the rights of Huntsman stockholders are governed by the DGCL and the rights of Olin shareholders are governed by the VSCA. The combined company will continue to be a Virginia corporation following completion of the merger and will be governed by the VSCA.

Upon completion of the merger, the Huntsman stockholders immediately prior to the completion of the merger will receive Olin common stock. Huntsman’s pre-merger stockholders will hold approximately 45.5%, and Olin’s pre-merger shareholders will hold approximately 54.5%, of the outstanding shares of common stock of the combined company upon the completion of the merger. The rights of the former Huntsman stockholders and the Olin shareholders will thereafter be governed by the VSCA and by the combined company’s articles of incorporation and the combined company’s amended and restated bylaws. The current bylaws of Olin will be amended and restated as of the completion of the merger as provided in the merger agreement and the amended and restated bylaws, the form of which is attached to this joint proxy statement/prospectus as Annex C, including to implement certain governance provisions that will be applicable to the combined company. The rights of combined company shareholders following the merger are generally consistent with the rights of Olin shareholders prior to the merger, other than with respect to the governance provisions that will be implemented in connection with the merger as described in the section entitled “The Merger Agreement—Governance of the Combined Company.”

The following description summarizes the material differences between the rights of Huntsman stockholders and the rights of the combined company shareholders, based on the Huntsman certificate of incorporation, the Huntsman bylaws, the combined company’s articles of incorporation, the combined company’s amended and restated bylaws, the DGCL and the VSCA. This does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Shareholders and stockholders should read carefully the relevant provisions of the DGCL and the VSCA, Olin’s articles of incorporation, current bylaws and corporate governance policies, the combined company’s amended and restated bylaws attached hereto as Annex C, Huntsman’s certificate of incorporation, bylaws and corporate governance policies. Copies of the documents referred to in this summary may be obtained as described under the section entitled “Where You Can Find More Information” beginning on page 225 of this joint proxy statement/prospectus.

Combined Company Shareholders	Huntsman Stockholders
Authorized Capital Stock

The authorized capital stock of the combined company will consist of (a) 240,000,000 shares of common stock, par value $1.00 per share, and (b) 10,000,000 shares of preferred stock, par value $1.00 per share.	The authorized capital stock of Huntsman consists of (a) 1,200,000,000 shares of common stock, par value $0.01 per share, and (b) 100,000,000 shares of preferred stock, par value $0.01 per share.

Rights of Preferred Stock

The combined company board will be authorized to divide and establish any or all of the unissued shares of preferred stock into one or more series and, with respect to each such series, to fix and determine the designation of each such series, the number of shares constituting such series and the annual dividend rate, redemption price, liquidation amounts, sinking fund provisions, voting powers, conversion terms, participation rights and any other preferences and relative, optional or other	The Huntsman board is authorized to issue preferred stock in one or more series, and with respect to each series, to fix from time to time the number of shares to be included in any series and the designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of all shares of such series. Unless required by law or any stock exchange, the authorized shares of preferred stock

Combined Company Shareholders	Huntsman Stockholders
special rights, and qualifications, limitations or restrictions thereof pertaining to shares of such series. Unless required by applicable law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of combined company common stock.	will be available for issuance without further action by the holders of the common stock.

Voting Rights

The holders of outstanding shares of combined company common stock exclusively possess voting power for the election of directors and for all other purposes, each holder of record of shares of combined company common stock being entitled to one vote for each share of such common stock standing in his or her name on the books of the corporation. The combined company’s shareholders do not have cumulative voting rights.	Each holder of shares of Huntsman common stock is entitled to one vote for each share of Huntsman common stock upon all proposals on which the holders of Huntsman common stock are entitled to vote. Huntsman’s stockholders do not have cumulative voting rights.

Quorum and Adjournment

The combined company bylaws will provide that shares representing a majority of the votes entitled to be cast on a matter by all classes or series which are entitled to vote thereon, represented in person or by proxy, shall constitute a quorum, unless otherwise provided by applicable law or the combined company articles of incorporation.	The Huntsman bylaws provide that, except as otherwise provided by law or by Huntsman’s certificate of incorporation, the holders of a majority of the voting power of all outstanding shares of Huntsman entitled to vote in the election of directors, represented in person or by proxy, will constitute a quorum, except that when specified business is to be voted on by a class or series of stock voting separately as a class, the holders of a majority of the voting power of all outstanding shares of such class or series represented in person or by proxy shall constitute a quorum of such class or series for the transaction of such business.

The combined company bylaws will provide that, in the absence of a quorum at any meeting or any adjournment thereof, the chair of such meeting or shares representing a majority of the votes cast on the matter of adjournment, either in person or by proxy, may adjourn such meeting from time to time until a quorum is obtained.	The Huntsman bylaws provide that the chair of the meeting may adjourn the meeting from time to time, whether or not there is such a quorum. No notice of the time and place of adjourned meetings need be given if the time and place, if any, thereof, and the means of remote communication, if any, are announced at the meeting at which adjournment is taken or displayed during the time scheduled for the meeting on the same electronic network used to enable stockholders and proxy holders to participate by means of remote communication, or set forth in the notice of meeting; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which notice was originally given, or if a new record date is fixed for the adjourned meeting, notice of the place, if any, date and time of the adjourned meeting and the means of remote communication, if any, shall be given in conformity with the bylaws.

Combined Company Shareholders	Huntsman Stockholders

Number of Directors and Composition of Board of Directors

The combined company articles of incorporation will provide that the number of directors will be as specified in the combined company bylaws, but such number may be increased or decreased from time to time in such manner as may be prescribed in the combined company bylaws, provided that in no event shall such number exceed 18. The combined company bylaws will provide that the board shall consist of 10 directors, but the number of directors may be increased to any number, not more than 18, or decreased to any number, not less than three, by amendment of the bylaws.	The Huntsman certificate of incorporation provides that the Huntsman board will consist of not less than three nor more than 15 directors, with the number of directors that constitute the entire Huntsman board to be fixed from time to time by a majority of the total number of authorized directors. The Huntsman board currently consists of nine directors.

The combined company corporate governance policies will provide that the combined company board should include a majority of independent directors. A director is considered independent only if the combined company board affirmatively determines that such director is independent under the listing standards of the NYSE or such other exchange on which combined company’s securities may be listed.	The Huntsman board has adopted corporate governance policies that provide that at least a majority of the Huntsman board will meet the criteria for “independence” required by the NYSE, subject to any permitted phase-in periods that may apply.

Election of Directors

The combined company bylaws will provide that each director will be elected by a vote of the majority of the votes cast with respect to that director-nominee’s election at a meeting for the election of directors at which a quorum is present. For purposes of this provision, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director. The foregoing majority vote standard does not apply to any election of directors if there are more nominees for election than the number of directors to be elected, one or more of whom are properly proposed by shareholders. In such a contested election, a nominee shall be elected by a plurality of the votes cast.	The Huntsman bylaws provide that, subject to the rights of holders of any series of preferred stock, each director will be elected by the vote of a majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present; provided, however, that, if the election is a contested election, then the directors will be elected by the vote of a plurality of the votes cast at any such meeting of the stockholders.

The combined company corporate governance policies will provide that any incumbent director nominated for re-election who is not re-elected in accordance with the combined company bylaws will promptly submit his or her offer to resign to the combined company board. The Nominating and Governance Committee will consider the resignation and make a recommendation to the full board as to whether to accept or reject the offer. The full board will consider all factors it deems relevant to the best interests of the combined company, make a determination and publicly disclose its decision and rationale within 90 days after certification of the election results.	The Huntsman bylaws provide that in order for any incumbent director to become a nominee of the Huntsman board, such person must submit an irrevocable resignation, contingent on (i) that person not receiving a majority of the votes cast in an uncontested election, and (ii) acceptance of that proffered resignation by the Huntsman board in accordance with the following policies and procedures: In the event an incumbent director fails to receive a majority of the votes cast in an election that is not a contested election, the nominating and corporate governance committee of the Huntsman board, or such other committee designated by the

Combined Company Shareholders	Huntsman Stockholders
Huntsman board, will make a recommendation to the Huntsman board as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Huntsman board will act on the proffered resignation, taking into account such committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the SEC) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision within 90 days following certification of the election results.

Filling Vacancies on the Board of Directors

The combined company articles of incorporation will provide that, subject to the rights of the holders of any preferred stock then outstanding, newly-created directorships resulting from any increase in the number of directors and any vacancies in the combined company board for any reason will be filled solely by the board of directors or at an annual meeting of stockholders by the stockholders entitled to vote on the election of directors. If the directors remaining in office constitute fewer than a quorum of the board, they may fill the vacancy by the affirmative vote of a majority of the directors remaining in office.	The Huntsman certificate of incorporation provides that, subject to any requirements of law to the contrary, other than with respect to directors elected by the holders of any series of preferred stock pursuant to a preferred stock designation (“preferred stock directors”), newly created directorships resulting from any increase in the number of directors and any vacancies on the Huntsman board resulting from death, resignation or removal will only be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Huntsman board.

Removal of Directors

The combined company articles of incorporation will provide that, subject to the rights of the holders of any preferred stock then outstanding, directors may be removed only with cause. The combined company bylaws will provide that any director may be removed at any time but only with cause, by the affirmative vote of the holders of record of a majority of the shares of the combined company entitled to vote on the election of directors, taken at a special meeting of the shareholders, the purpose, or one of the purposes, of which (as stated in the meeting notice) is removal of the director.	The Huntsman certificate of incorporation provides that, other than with respect to preferred stock directors, directors may be removed from office with or without cause by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of capital stock of Huntsman generally entitled to vote in the election of directors, voting together as a single class.

Director Nominations by Shareholders and Shareholder Proposals

The combined company bylaws will allow shareholders who are record holders of combined company stock entitled to vote at a meeting and intend to appear at the meeting to (a) propose business to be brought before a meeting and to (b) nominate candidate(s) named in their notice for election to the combined company board at such meeting, provided that certain conditions described in the combined company bylaws with respect to eligibility, form of notice and timeliness are satisfied.	The Huntsman bylaws allow a stockholder of record entitled to vote at a meeting of stockholders to propose business to be brought before such meeting and to nominate eligible persons for election to the Huntsman board at such meeting, provided that certain conditions described in the Huntsman bylaws with respect to eligibility, form of notice and timeliness are satisfied.

Combined Company Shareholders	Huntsman Stockholders

For more information, see the section entitled “Future Shareholder / Stockholder Proposals” beginning on page 223 of this joint proxy statement/prospectus.	For more information, see the section entitled “Future Shareholder / Stockholder Proposals” beginning on page 223 of this joint proxy statement/prospectus.

Proxy Access

The combined company will not provide for proxy access.	The Huntsman bylaws contain proxy access provisions that permit a stockholder, or group of no more than 20 stockholders, to nominate candidates for inclusion in Huntsman’s proxy statement, subject to certain conditions. To be timely, a stockholder’s proxy access notice must be delivered 90-120 days prior to the first anniversary of the previous annual shareholder meeting.

Action by Shareholders / Stockholders

Under the VSCA, unless otherwise provided by the combined company articles of incorporation or the VSCA, if a quorum exists, action on a matter other than the election of directors is approved if the votes cast favoring the action exceed the votes cast opposing the action.	The Huntsman bylaws provide that at all meetings of the stockholders at which a quorum has been established, all matters other than the election of directors will be determined by the affirmative vote of the majority of voting power of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter, unless by express provisions of an applicable law, the Huntsman certificate of incorporation or the Huntsman bylaws require a minimum or different vote, in which case such express provision will govern and control the vote required on such matter.

The combined company articles of incorporation will not expressly permit shareholders to act by written consent without a meeting. Under the VSCA, any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action (i.e., unanimous written consent only).	The Huntsman certificate of incorporation does not permit stockholders to act by written consent without a meeting, except as permitted by a preferred stock designation with respect to the rights of a series of preferred stock.

Articles of Incorporation / Certificate of Incorporation Amendments

The combined company articles of incorporation will provide that an amendment or restatement of the articles requiring shareholder approval must be approved by a majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter, unless in submitting an amendment or restatement to the shareholders the combined company board shall require a greater vote.	Under the DGCL, amendments to the Huntsman certificate of incorporation generally must be approved by the Huntsman board and by a majority of the outstanding stock entitled to vote on the amendment, and, if applicable, by a majority of the outstanding stock of each class or series entitled to vote on the amendment as a class or series.

Bylaw Amendments

The combined company articles of incorporation will provide that the combined company board is expressly authorized and empowered to make, alter, amend and	The Huntsman certificate of incorporation provides that, in furtherance and not in limitation of the powers conferred by statute, the bylaws may be

Combined Company Shareholders	Huntsman Stockholders
repeal the bylaws, subject to the power of the shareholders to alter or repeal the bylaws made by the combined company board.	altered, amended or repealed and new bylaws may be adopted by the Huntsman board.

Other than with respect to certain of the governance provisions that will be implemented in connection with the merger as described in the section entitled “The Merger Agreement—Governance of the Combined Company”, the combined company bylaws will provide that the bylaws may be altered, amended or repealed and new bylaws may be adopted by the combined company board (except to the extent limited by certain provisions regarding director nominations and indemnification), or by the holders of the outstanding shares of the combined company entitled to vote generally at any annual or special meeting of the shareholders when notice thereof has been given in the notice of the meeting of shareholders.	The Huntsman bylaws provide that the bylaws may be altered, amended or repealed and new bylaws may be adopted (a) at any annual or special meeting of stockholders by the affirmative vote of the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote thereat; or (b) by the affirmative vote of a majority of the entire Huntsman board (provided that, in the case of Article IX and Article X of the bylaws, the unanimous action of the Huntsman board will be required); provided that in the case of any such stockholder action at a special meeting of stockholders, notice of the proposed alteration, amendment, repeal or adoption of such bylaws must be contained in the notice of such special meeting.

Special Meetings of Shareholders / Stockholders

The combined company articles of incorporation will provide that a special meeting of the combined company shareholders may be held at any time but only upon the call of (a) the combined company board, (b) the chair of the combined company board, (c) the president or (d) the holders of a majority of the shares of issued and outstanding stock of the combined company entitled to vote at the meeting.	The Huntsman bylaws provide that special meetings of the stockholders for any purpose or purposes may be called by (1) the Huntsman board pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the total number of authorized directors, whether or not there exists any vacancy in previously authorized directorships, (2) the chair of the Huntsman board, or (3) the Huntsman Secretary at the written request of one or more stockholders of record that collectively (x) own shares representing at least 15% (the “requisite percentage”) of the outstanding shares of the capital stock of Huntsman entitled to vote on the matter or matters proposed to be brought before the proposed special meeting and (y) have owned the requisite percentage of such shares for at least 365 consecutive days prior to the date of such request.

Notice of Meetings of Shareholders / Stockholders

Under the combined company bylaws and the VSCA, not less than 10 nor more than 60 calendar days’ notice in writing of the place (if any), day, hour and purpose or purposes of each meeting of the shareholders, whether annual or special, shall be given to each shareholder of record of the combined company entitled to vote at such meeting, in any manner permitted by the VSCA, including electronic transmission.	Under the Huntsman bylaws, notice stating the place, day and hour of the meeting and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, will be given not less than ten calendar days nor more than 60 calendar days before the date of the meeting to each stockholder of record entitled to vote at such meeting, except as otherwise

Combined Company Shareholders	Huntsman Stockholders
provided in the bylaws or required by law or the Huntsman certificate of incorporation.

Proxies

The combined company bylaws will provide that each shareholder entitled to vote may vote either in person or by proxy.	The Huntsman bylaws provide that at all meetings of stockholders, a stockholder may vote by proxy executed in writing (or in such other manner permitted by the DGCL) by the stockholder or by such person’s duly authorized attorney-in-fact.

Exclusive Forum

The combined company will not have an exclusive forum provision.

The Huntsman bylaws include exclusive forum provisions, pursuant to which, unless Huntsman consents in writing to the selection of an alternative forum, the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of Huntsman; (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of Huntsman to Huntsman or Huntsman’s stockholders; (c) any action asserting a claim against Huntsman or any director or officer or other employee of Huntsman arising pursuant to any provision of the DGCL or Huntsman’s certificate of incorporation or bylaws (as either may be amended from time to time); or (d) any action asserting a claim against Huntsman or any director or officer or other employee of Huntsman governed by the internal affairs doctrine will be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

Unless Huntsman consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Limitation of Liability of Directors and Officers

The combined company bylaws will provide that, in any proceeding brought by or in the right of the combined company or brought by or on behalf of shareholders of the combined company, no director or officer of the combined company will be liable to the combined company or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of such provision, except for liability resulting from such person’s having engaged in willful	The DGCL permits corporations to include provisions in their certificate of incorporation eliminating or limiting monetary damages for a director and for certain executive officers for breaches of fiduciary duties, provided that a corporation may not eliminate liability for a director’s or officer’s breach of the duty of loyalty to the corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or in the case of a director, for unlawful dividends,

Combined Company Shareholders	Huntsman Stockholders
misconduct or a knowing violation of the criminal law or any federal or state securities law.

stock purchases or redemptions; or for any transaction from which the director or officer derived an improper personal benefit; or in the case of an officer, in any action by or in the right of the corporation (i.e., any derivative action).

Huntsman’s certificate of incorporation provides that a director or officer will not be personally liable to Huntsman or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, respectively, except, if and to the extent required by the DGCL.

Indemnification of Directors and Officers

The combined company bylaws will provide that every person who is or was a director, officer or employee of the combined company, or who, at the request of the combined company, serves or has served in any such capacity with another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, will be indemnified by the combined company against any and all liability and reasonable expense that may be incurred by him or her in connection with or resulting from any claim, action or proceeding (whether brought in the right of the combined company or any such other corporation, entity, plan or otherwise), civil or criminal, in which he or she may become involved, as a party or otherwise, by reason of his or her being or having been a director, officer or employee of the combined company, or such other corporation, entity or plan while serving at the request of the combined company, whether or not he or she continues to be such at the time such liability or expense has been incurred, unless such person engaged in willful misconduct or a knowing violation of the criminal law.	The Huntsman bylaws provide that Huntsman will, to the fullest extent authorized or permitted by law, indemnify and advance expenses to any person who was or is made a party to or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of Huntsman or while a director or officer of Huntsman is or was serving at the request of Huntsman as a director, officer, employee, trustee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, trustee or agent or in any other capacity while serving as a director, officer, employee, trustee or agent against all expense, liability and loss (including attorneys’ fees, judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Huntsman may also, by action of the Huntsman board, provide indemnification and advancement to employees and agents of Huntsman.

The combined company bylaws will provide that expenses incurred with respect to any such claim, action or proceeding will be advanced by the combined company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that he or she is not entitled to indemnification under the combined company bylaws. No security will be required for such undertaking and such undertaking shall be	The Huntsman bylaws permit Huntsman to maintain insurance, at its expense, to protect itself and any director, officer employee, trustee or agent of Huntsman or another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not Huntsman would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Combined Company Shareholders	Huntsman Stockholders
accepted without reference to the recipient’s financial ability to make repayment.

Certain Business Combinations

Under Article 14 of the VSCA, material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares are required to be approved by the holders of at least two-thirds of the remaining voting shares. Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of a 10% holder or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries, that increases the percentage of voting shares owned beneficially by a 10% holder by more than five percent. For three years following the time that a shareholder becomes an interested shareholder, a Virginia corporation cannot engage in an affiliated transaction with the interested shareholder without approval of two-thirds of the disinterested voting shares and a majority of the disinterested directors. A disinterested director is a director who was a director on the date on which an interested shareholder became an interested shareholder or was recommended for election or elected by a majority of the disinterested directors then on the board. After three years, the approval of the disinterested directors is no longer required. The provisions of this statute do not apply if a majority of disinterested directors approve the acquisition of shares making a person an interested shareholder. A Virginia corporation may opt out of Article 14 of the VSCA. The combined company will not opt out of Article 14 of the VSCA.	Huntsman has not opted out of Section 203 of the DGCL, which provides that a corporation may not engage in certain business combinations, including mergers, sales and leases of assets, issuances of securities and other similar transactions, with any stockholder that owns 15% or more of the outstanding voting stock of a corporation (which we refer to as an “interested stockholder”) for three years following the date such stockholder became an interested stockholder unless one of the following exceptions applies: (a) the Huntsman board approved either the business combination or the transaction which resulted in the person becoming an interested stockholder prior to the time that the person became an interested stockholder; (b) upon consummation of the transaction which resulted in the person becoming an interested stockholder such person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the voting stock outstanding, voting stock owned by directors who are also officers and certain employee stock plans; or (c) the transaction is approved by the Huntsman board and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder. An “interested stockholder” also includes the affiliates and associates of a 15% or more owner and any affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock at any time within the preceding three-year period (subject to certain exceptions).

The combined company bylaws will opt out of the control share acquisition provisions of Article 14.1 of the VSCA, which provides that voting rights of shares of a covered corporation acquired by a shareholder at ownership levels of 20%, 33 1/3% and 50% of the voting power are denied unless the acquiring person delivers a control share acquisition statement to the company and a majority of the outstanding shares, not including shares held by the acquiring person, officers, or employee directors of the corporation, authorize the voting rights at a special meeting.

Combined Company Shareholders	Huntsman Stockholders

Shareholder / Stockholder Rights Plan

The combined company will not have a shareholder rights plan.	Huntsman does not currently have a stockholder rights plan.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT/DIRECTORS OF OLIN

Security Ownership of Directors and Executive Officers

The table below reports, as of June 23, 2026, information known to Olin regarding the beneficial ownership of Olin common stock by each director and named executive officer of Olin and by all directors and executive officers of Olin as a group. Unless otherwise indicated, the persons below have sole voting and investment power with respect to the shares of Olin common stock showed as beneficially owned by them.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including securities that such he, she or it has the right to acquire within 60 days.

The beneficial ownership of Olin common stock is based on 113,980,168 shares of Olin common stock issued and outstanding as of June 23, 2026.

Unless otherwise noted below, the address of each beneficial owner listed in the table below is c/o Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, Missouri 63105.

Name of Beneficial Owner	Shares of Common Stock Directly and Indirectly Owned	Number of Phantom Stock Units Held in Director Deferred Accounts(1)	Shares of Common Stock Obtainable Within 60 Days(2)	Total Common Stock Shares Beneficially Owned	Percent of Common Stock(3)
Beverley A. Babcock	5,625	38,508	—	44,133	—%
Edward M. Daly	—	16,672	—	16,672	—%
Matthew S. Darnall	—	42,722	—	42,722	—%
Julie A. Piggott	—	21,495	—	21,495	—%
Earl L. Shipp	10,160	59,191	—	69,351	—%
William H. Weideman	13,140	53,657	—	66,797	—%
Carol A. Williams	7,947	58,850	—	66,797	—%
Kenneth T. Lane	100,287	—	86,324	186,611	—%
Deon A. Carter	2,248	—	—	2,248	—%
Brett A. Flaugher	93,112	—	180,046	273,158	—%
Florian J. Kohl	7,949	—	8,276	16,225	—%
Todd A. Slater	164,764	—	550,069	714,833	—%
Directors and executive officers as a group, including those named above (16 persons)	487,218	291,095	1,052,114	1,830,427	1.6%

(1)	Such securities have no voting rights.
(2)	Represents the number of shares of common stock underlying stock options exercisable within 60 days of June 23, 2026.
(3)	The number of shares beneficially owned by each director and named executive officer individually is less than 1% of the outstanding shares of common stock as of June 23, 2026.

The table below reports, as of June 23, 2026, information known to Olin regarding the beneficial ownership of Olin common stock by holders of more than five percent of Olin common stock as of the dates reported by such holders. Unless otherwise noted, all ownership information is based upon filings made by such persons with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Hotchkis & Wiley Capital Management, LLC 601 S. Figueroa Street, 39th Fl Los Angeles, CA 90017	15,278,245	(a)	13.4%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	10,453,992	(b)	9.2%
Vanguard Capital Management 100 Vanguard Blvd Malvern, PA 19355	5,893,903	(c)	5.2%

(a)	Based on Amendment No. 4 to Schedule 13G filed February 17, 2026, as of December 31, 2025.
(b)	Based on Amendment No. 20 to Schedule 13G filed April 17, 2025, as of March 31, 2025.
(c)	Based on Schedule 13G filed April 30, 2026, as of March 31, 2026.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT/DIRECTORS OF HUNTSMAN

The following table sets forth, as of June 23, 2026, the number of shares and percentage of Huntsman common stock beneficially owned by:

•	each of Huntsman’s directors and named executive officers;

•	all directors and executive officers of Huntsman as a group; and

•	each person or group known by Huntsman to beneficially own more than 5% of Huntsman common stock.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if such person possesses sole or shared voting or investment power over that security, including options, warrants and other conversion, exchange or purchase rights that are currently exercisable or exercisable within 60 days. Except as indicated by the footnotes below, Huntsman believes, based on the information furnished to Huntsman, that the persons and entities named in the table below have sole voting and investment power with respect to all Huntsman common stock that such person beneficially owns.

Applicable percentage ownership is based on 175,381,417 shares of Huntsman common stock outstanding as of June 23, 2026.

Unless otherwise noted below, the address of each beneficial owner listed in the table below is 10003 Woodloch Forest Drive, The Woodlands, TX 77380.

Name of Beneficial Owner	Total Number of Common Stock Beneficially Owned(1)	Percent of Shares Beneficially Owned(2)
5% OR MORE BENEFICIAL OWNERS:
AQR Capital Management, LLC(3)	12,062,972	6.9%
Vanguard Portfolio Management(4)	9,852,949	5.6%
Vanguard Capital Management(5)	8,793,433	5.0%
DIRECTORS AND NAMED EXECUTIVE OFFICERS:
Peter R. Huntsman(6)	8,905,173	5.1%
Sonia Dulá(7)	47,003	*
Cynthia L. Egan(8)	46,478	*
Curtis E. Espeland	52,279	*
Daniele Ferrari(9)	59,045	*
Jeanne McGovern	41,718	*
José Muñoz	37,279	*
David B. Sewell(10)	37,279	*
Jan E. Tighe(11)	53,974	*
Philip M. Lister(12)	271,602	*
Anthony P. Hankins(13)	886,134	*
R. Wade Rogers(14)	616,304	*
Scott J. Wright(15)	248,409	*
All directors and executive officers as a group (17 persons)(16)	11,761,161	6.7%

*	Denotes less than 1%.
(1)

The shares described as owned are shares of Huntsman common stock directly or indirectly owned by each listed person and by members of his or her household, and are held individually, jointly or pursuant to a trust arrangement. Unless a different address is specified below, the address of each beneficial owner is c/o Huntsman, 10003 Woodloch Forest Drive, The Woodlands, Texas 77380 and such beneficial owner has sole voting and dispositive power over such shares.
(2)	Based upon an aggregate of 175,381,417 shares of common stock outstanding on June 23, 2026.
(3)

As reported in the Schedule 13G/A filed with the SEC on November 14, 2025 by AQR Capital Management, LLC. Based on such filing, AQR Capital Management, LLC has shared voting power over 12,062,972 of the reported shares and shared dispositive power over 12,062,972 of the reported shares. The address of AQR Capital Management, LLC is One Greenwich Plaza, Suite 130, Greenwich, CT 06830.

(4)

As reported in the Schedule 13G filed with the SEC on April 29, 2026 by Vanguard Portfolio Management. Based on such filing, Vanguard Portfolio Management has sole voting power over 41,773 of the reported shares and sole dispositive power over 9,852,949 of the reported shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(5)

As reported in the Schedule 13G filed with the SEC on April 30, 2026 by Vanguard Capital Management. Based on such filing, Vanguard Capital Management has sole voting power over 1,250,264 of the reported shares and sole dispositive power over 8,793,433 of the reported shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(6)

Includes (a) options to purchase 815,504 shares of common stock that are exercisable within 60 days of June 23, 2026 and (b) 933,328 shares of which Mr. Huntsman may be deemed the beneficial owner held by P&B Capital, L.C. for which he and his spouse are the only managers and members. Mr. Huntsman expressly disclaims beneficial ownership of any shares held by his spouse.

(7)	Includes 12,434 vested stock units, the shares underlying that will be deliverable upon termination of service.
(8)	Includes 31,325 vested stock units, the shares underlying that will be deliverable upon termination of service.
(9)	Includes 59,045 vested stock units, the shares underlying that will be deliverable upon termination of service.
(10)	Includes 29,046 vested stock units, the shares underlying that will be deliverable upon termination of service.
(11)	Includes 53,974 vested stock units, the shares underlying that will be deliverable upon termination of service.
(12)

Includes (a) options to purchase 19,133 shares of common stock that are exercisable within 60 days of June 23, 2026 and (b) 123,213 shares of common stock held in trust of which Mr. Lister may be deemed the beneficial owner.

(13)	Includes options to purchase 139,561 shares of common stock that are exercisable within 60 days of June 23, 2026.
(14)	Includes options to purchase 74,913 shares of common stock that are exercisable within 60 days of June 23, 2026.
(15)	Includes options to purchase 54,242 shares of common stock that are exercisable within 60 days of June 23, 2026.
(16)

Includes options to purchase a total of 1,193,494 shares of common stock that are exercisable within 60 days of June 23, 2026, and a total of 185,824 vested stock units, the shares underlying that will be delivered to the applicable holder upon termination of service.

VALIDITY OF COMMON STOCK

The validity of the shares of Olin common stock offered hereby will be passed upon for Olin by McGuireWoods LLP, Richmond, Virginia.

EXPERTS

Olin Corporation

The consolidated financial statements of Olin Corporation as of December 31, 2025 and 2024, and for each of the years in the three-year period ended December 31, 2025, and Olin Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2025 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Huntsman Corporation

The consolidated financial statements of Huntsman Corporation and subsidiaries and the consolidated financial statements of Huntsman International LLC and subsidiaries (which, for purposes of this section entitled “Experts,” we refer to both companies as “Huntsman”) as of December 31, 2025 and 2024, and for each of the three years in the period ended December 31, 2025, incorporated by reference in this joint proxy statement/prospectus and the effectiveness of Huntsman Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

HOUSEHOLDING OF PROXY MATERIALS

Olin

To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding Olin common stock but who share the same address, Olin has adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareholders of record who have the same address and last name will receive only one copy of this joint proxy statement/prospectus until such time as one or more of these shareholders notifies Olin that they want to receive separate copies. In addition, the broker, bank or other nominee for any shareholder who is a beneficial owner of Olin common stock may deliver only one copy of this joint proxy statement/prospectus to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the Olin shareholders. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If, now or in the future, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus or other proxy materials, please request a duplicate set to the Secretary at Olin, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 USA or by calling 1-800-468-9716.

Huntsman

If you share an address with other stockholders of Huntsman, you may receive notification that you are being sent only a single copy of this joint proxy statement/prospectus, unless your bank, broker or other nominee that provides the notification receives contrary instructions from the affected stockholders. This practice, permitted under SEC rules and commonly referred to as “householding,” is designed to provide extra convenience for stockholders and potential cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of this joint proxy statement/prospectus and proxy materials, please notify (i) your broker if your shares of common stock are held in a brokerage account or (ii) Huntsman if you are a stockholder of record. We will promptly deliver a separate copy of the proxy materials, including this joint proxy statement/prospectus, upon request. You can notify Huntsman by sending a written request to the attention of Corporate Secretary, 10003 Woodloch Forest Drive, The Woodlands, Texas 77380 or emailing CorporateSecretary@huntsman.com or by calling 281-719-6000. Stockholders should direct communications regarding change of address, transfer of stock ownership or lost stock certificates by mail to Computershare Trust Company, N.A., P.O. Box 505000, Louisville, KY 40233-5000, or by telephone at 1-866-210-6997. Computershare may also be reached through its website at https://www.computershare.com.

FUTURE SHAREHOLDER / STOCKHOLDER PROPOSALS

Olin Shareholder Proposals

Olin will hold an annual meeting of shareholders in 2027 (which we refer to as the “Olin 2027 annual meeting”) regardless of whether the merger has been completed.

Shareholders who wished to present proposals for inclusion in the proxy statement for the Olin 2027 annual meeting must deliver a written notice to the Office of the Secretary at Olin, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 USA no later than November 21, 2026. Such proposals also needed to comply with the SEC’s rules and regulations, namely Rule 14a-8 under the Exchange Act, regarding the inclusion of shareholder proposals in Olin-sponsored proxy materials.

Under the Olin articles of incorporation and the Olin bylaws, a shareholder who wishes to nominate a candidate for election to the Olin board who is not intended to be included in the Olin proxy statement for the Olin 2027 annual meeting is required to give timely written notice to Olin’s Secretary. To be timely, the Olin bylaws require advance written notice provided to Olin’s Secretary, and received by Olin, not later than 120 calendar days, nor earlier than 150 calendar days, before the anniversary of the preceding year’s annual meeting (or, if no annual meeting was held in the previous year or the date of the 2027 annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, not later than the 90th calendar day prior to such annual meeting or, if later, the 10th calendar day following the date on which public disclosure of the date of such annual meeting is first made). Any notice of a director nomination must comply with the requirements of the Olin articles of incorporation, the Olin bylaws and any applicable law. The deadline for a shareholder to provide notice to Olin’s Secretary under SEC Rule 14a-19 of the shareholder’s intent to solicit proxies in support of candidates submitted under the Olin articles of incorporation and the Olin bylaws is March 1, 2027, unless the 2027 annual meeting is held earlier than March 31, 2027 or later than May 30, 2027, in which case the notice must be provided by the later of 60 days prior to the 2027 annual meeting of shareholders or 10 days after the meeting date is announced.

Under the Olin articles of incorporation and the Olin bylaws, a shareholder who wishes to present a proposal at the Olin 2027 annual meeting, other than a matter brought under SEC Rule 14a-8 or a director nomination, must timely submit written notice of the proposal to Olin’s Secretary. To be timely, the Olin articles of incorporation and the Olin bylaws require advance written notice of shareholder proposals be delivered to Olin’s Secretary not later than 120 calendar days, nor earlier than 150 calendar days, before the anniversary of the preceding year’s annual meeting (with certain exceptions if no annual meeting was held in the previous year or if the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date). This notice must be received between December 1, 2026 and December 31, 2026, unless the Olin 2027 annual meeting is held earlier than March 31, 2027 or later than June 29, 2027, in which case the notice must be received not later than the 90th calendar day prior to such annual meeting or, if later, the 10th calendar day following the date on which public disclosure of the date of such meeting is first made. Any notice of a proposal must comply with the requirements of the Olin bylaws and any applicable law.

You may contact Olin’s Secretary at Olin Corporation, Office of the Secretary, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 USA for a copy of the relevant provisions of the Olin articles of incorporation and the Olin bylaws regarding the requirements for making shareholder proposals and nominating director candidates. You can also visit Olin’s website and download copies of the Olin articles of incorporation and the Olin bylaws.

Huntsman Stockholder Proposals

Stockholder Proposals To Be Included In Next Year’s Proxy Statement

Pursuant to the various rules promulgated by the SEC, Huntsman stockholders interested in submitting a proposal to be considered for inclusion in our proxy materials and for presentation at the 2027 annual meeting may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, to be eligible for inclusion in our proxy materials, stockholder proposals must be received by our Corporate Secretary at our principal executive offices (located at 10003 Woodloch Forest Drive, The Woodlands, Texas 77380 or to CorporateSecretary@huntsman.com) no later than November 16, 2026.

Director Nominations To Be Included In Next Year’s Proxy Statement

The Huntsman bylaws allow eligible stockholders to nominate a candidate for election to our board for inclusion in our proxy materials in accordance with the “proxy access” provisions of our bylaws, which are contained in Section 2.14. The “proxy access” provisions allow a stockholder, or a group of up to 20 stockholders (with funds having specified relationships constituting a single stockholder), who own (as defined in our bylaws) three percent or more of our outstanding common stock continuously for at least three years, to nominate and include in our proxy materials director candidates constituting up to two directors or 20% of the board (rounded down to the nearest whole number), whichever is greater, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in our bylaws (including similar information requirements to those set forth in Section 2.8 of our bylaws). If a stockholder or group of stockholders wishes to nominate one or more director candidates to be included in the Company’s proxy statement for the 2027 annual meeting pursuant to these proxy access provisions in Section 2.14 of our bylaws, written notice must be received by the Corporate Secretary at c/o Corporate Secretary, Huntsman Corporation, 10003 Woodloch Forest Drive, The Woodlands, Texas 77380 no earlier than the close of business on December 30, 2026 and no later than the close of business on January 29, 2027. However, if the date of the 2027 annual meeting is more than 30 days before or more than 70 days after the first anniversary of the date of our 2026 annual meeting, such written notice must be received by the Corporate Secretary at c/o Corporate Secretary, Huntsman Corporation, 10003 Woodloch Forest Drive, The Woodlands, Texas 77380 no later than the close of business on the later of the 120th day prior to the date of the 2027 annual meeting or the 10th day following the date we first publicly announce the date of 2027 annual meeting. Any such notice must also comply with the timing, disclosure, procedural and other requirements as set forth in our bylaws.

Director Nominations And Stockholder Proposals For Presentation At The 2027 Annual Meeting

Stockholders who wish to nominate one or more individuals to serve as directors or to bring a proposal of business before the 2027 annual meeting (other than nominations pursuant to the “proxy access” provisions of our bylaws or a stockholder proposal in accordance with Rule 14a-8), must be a stockholder of record and must notify in writing our Corporate Secretary and provide the information required by Section 2.8 of our bylaws. The notice must be delivered to, or mailed and received at, c/o Corporate Secretary, Huntsman, 10003 Woodloch Forest Drive, The Woodlands, Texas 77380 no earlier than the close of business on December 30, 2026 and no later than the close of business on January 29, 2027. However, if the date of our 2027 annual meeting is more than 30 days before or more than 70 days after the first anniversary of the date of the annual meeting, then such notice must be delivered to, or mailed and received at, c/o Corporate Secretary, Huntsman Corporation, 10003 Woodloch Forest Drive, The Woodlands, Texas 77380 no earlier than the close of business on the 120th calendar day prior to the date of the 2027 annual meeting and not later than the close of business on the later of the 90th calendar day prior to the date of the 2027 annual meeting or the 10th calendar day following the calendar day on which public announcement of the date of 2027 annual meeting is first made by us. Any such notice must also comply with the timing, disclosure, procedural and other requirements as set forth in our bylaws.

WHERE YOU CAN FIND MORE INFORMATION

Both Olin and Huntsman file annual, quarterly and current reports, proxy statements and other business and financial information with the SEC. Olin’s and Huntsman’s SEC filings are available to the public at the internet website maintained by the SEC at https://www.sec.gov. You will also be able to obtain many of these documents, free of charge, from Olin by accessing Olin’s website at https://Olin.com and following the links to “Investors” and then “Financials and Filings,” or from Huntsman by accessing Huntsman’s website at https://www.Huntsman.com and following the links to “Investors,” then “Financials” and then “SEC Filings.” Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those websites is not part of this joint proxy statement/prospectus.

Olin has filed a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. Statements contained in this document as to the contents of any contract or other document referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to or incorporated by reference into the registration statement. These documents contain important information about the companies and their financial condition.

The SEC allows Olin and Huntsman to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document or by more recent information incorporated by reference into this document. The documents that are incorporated by reference contain important information about the companies, and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the SEC by Olin:

•	Annual Report on Form 10-K for the year ended December 31, 2025 (filed with the SEC on February 20, 2026) (which we refer to as the “Olin 2025 10-K”);

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026 (filed with the SEC on May 8, 2026);

•

The portions of the Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders on April 30, 2026 (filed with the SEC on March 20, 2026) that are incorporated by reference into Part III of the Olin 2025 10-K;

•	Current Reports on Form 8-K filed with the SEC on April 30, 2026, May 21, 2026 and June 16, 2026 (excluding any information furnished pursuant to Item 2.02 or Item 7.01);

•

The description of Olin common stock contained in Exhibit 4.1 to Olin’s Annual Report on Form 10-K filed on February 20, 2025, and any amendment or report filed for the purpose of updating such description;

•	Amended and Restated Articles of Incorporation of Olin Corporation, dated April 24, 2020 (filed as Exhibit 3.1 to Olin’s Current Report on Form 8-K filed with the SEC on April 28, 2020); and

•	Bylaws of Olin Corporation, as amended through April 30, 2026 (filed as Exhibit 3.1 to Olin’s Current Report on Form 8-K filed with the SEC on April 30, 2026).

This document also incorporates by reference the following documents that have previously been filed with the SEC by Huntsman (other than, in each case, documents or information deemed to have been furnished and not filed for purposes of the Exchange Act):

•	Annual Report on Form 10-K for the year ended December 31, 2025 (filed with the SEC on February 18, 2026) (the “Huntsman 2025 10-K”);

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026 (filed with the SEC on May 1, 2026);

•

The portions of the Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders on April 29, 2026 (filed with the SEC on March  16, 2026) that are incorporated by reference into Part III of the Annual Report on Form 10-K for the fiscal year ended December 31, 2025;

•	Current Reports on Form 8-K filed with the SEC on January 5, 2026, February 13, 2026, May 1, 2026 and June 16, 2026 (excluding any information furnished pursuant to Item 2.02 or Item 7.01);

•	The Description of Securities filed as Exhibit 4.9 to the Huntsman 2025 10-K;

•

Amended and Restated Certificate of Incorporation of Huntsman Corporation, effective as of April 21, 2023 (filed as Exhibit 3.1 to the Current Report on Form 8-K filed by Huntsman Corporation with the SEC on April 26, 2023); and

•

Amended and Restated Bylaws of Huntsman Corporation, effective as of April 21, 2023 (filed as Exhibit 3.2 to the Current Report on Form 8-K filed by Huntsman Corporation with the SEC on April 26, 2023).

In addition, Olin and Huntsman are incorporating by reference (a) any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the initial filing of and prior to the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and (b) any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this joint proxy statement/prospectus and prior to the date of the respective special meetings of the Olin shareholders and the Huntsman stockholders, provided, however, that Olin and Huntsman are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed with the SEC.

You may request copies of this joint proxy statement/prospectus and any of the documents incorporated by reference herein or certain other information concerning Olin or Huntsman, without charge, upon written or oral request to the applicable company’s principal executive offices. The respective addresses and contact information of such principal executive offices are listed below.

For Olin Shareholders:	For Huntsman Stockholders:
Olin Corporation 190 Carondelet Plaza, Suite 1530 Clayton, Missouri 63105 Attention: Investor Relations InvestorRelations@Olin.com	Huntsman Corporation 10003 Woodloch Forest Drive The Woodlands, Texas 77380 Attention: Investor Relations ir@Huntsman.com

To obtain timely delivery of these documents before the Olin special meeting, Olin shareholders must request the information no later than August 18, 2026 (which is five business days before the date of the Olin special meeting).

To obtain timely delivery of these documents before the Huntsman special meeting, Huntsman stockholders must request the information no later than August 18, 2026 (which is five business days before the date of the Huntsman special meeting).

Neither Olin nor Huntsman has authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference herein in connection with any vote, the giving or withholding of any proxy or any investment decision in connection with the merger agreement. Olin and Huntsman take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This joint proxy statement/prospectus is dated July 13, 2026. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this joint proxy statement/prospectus to Olin shareholders or Huntsman stockholders nor the issuance of shares of Olin common stock in the merger will create any implication to the contrary.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

ANNEX A

AGREEMENT AND PLAN OF MERGER

By and Among

OLIN CORPORATION,

HUNTSMAN CORPORATION,

OLYMPUS MERGER SUB, INC.

and

HOOK MERGER SUB LLC

Dated as of June 15, 2026

A-i

A-ii

Exhibit A: Form of Plan of Merger

Exhibit B: Form of Huntsman Voting and Support Agreement

Exhibit C: Form of Bylaws of the Combined Company

Exhibit D: Form of Certificate of Incorporation of the Initial Surviving Company

Exhibit E: Form of Certificate of Formation of the Final Surviving Company

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 15, 2026, is entered into by and among Olin Corporation, a Virginia corporation (“Olin”), Huntsman Corporation, a Delaware corporation (“Huntsman”), OLYMPUS MERGER SUB, INC., a Delaware corporation and a direct wholly owned subsidiary of Olin (“First Merger Sub”), and HOOK MERGER SUB LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Olin (“Second Merger Sub” and, collectively with Olin and First Merger Sub, the “Olin Parties”, and each, an “Olin Party”).

WHEREAS, the parties intend to consummate the strategic business combination transaction provided for herein, pursuant to which either (a) upon the terms and subject to the conditions set forth in this Agreement and the plan of merger in the form attached hereto as Exhibit A (the “Plan of Merger”) and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Virginia Stock Corporation Act (the “VSCA”), Huntsman will merge with and into Olin (the “Direct Merger”), with Olin as the surviving entity (the “Surviving Corporation”) or (b) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), (i) First Merger Sub will be merged with and into Huntsman (the “First Subsidiary Merger”), with Huntsman surviving as a direct wholly owned subsidiary of Olin (the “Initial Surviving Company”), and (ii) immediately following the First Subsidiary Merger, and as part of the same overall transaction as the First Subsidiary Merger, the Initial Surviving Company will be merged with and into Second Merger Sub (the “Second Subsidiary Merger” and, together with the First Subsidiary Merger, the “Subsidiary Mergers”), with Second Merger Sub surviving as a direct wholly owned subsidiary of Olin (the “Final Surviving Company”);

WHEREAS, Olin has incorporated or organized First Merger Sub and Second Merger Sub, as applicable, for the purpose of effecting the transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of Huntsman (the “Huntsman Board”) has unanimously (a) determined that it is fair to, and in the best interests of, Huntsman and its stockholders, and declared it advisable, that Huntsman enter into this Agreement and consummate the Direct Merger or the Subsidiary Mergers, as applicable, and the other transactions contemplated hereby (collectively, the “Transactions”), (b) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the Transactions, including the Direct Merger or the Subsidiary Mergers, as applicable, (c) adopted resolutions recommending that Huntsman’s stockholders adopt this Agreement and approve the Transactions, including the Direct Merger and the Subsidiary Mergers and (d) directed that this Agreement, the Direct Merger, the Subsidiary Mergers and the other Transactions be submitted to Huntsman’s stockholders for adoption and approval;

WHEREAS, the Board of Directors of Olin (the “Olin Board”), in accordance with its good faith business judgment of the best interests of Olin and its shareholders, has unanimously (a) determined that Olin enter into this Agreement and consummate, as applicable, the Direct Merger or the Subsidiary Mergers and the Share Issuance, and the other Transactions, (b) approved resolutions adopting this Agreement and the Plan of Merger and approving the consummation of the Transactions, including, as applicable, the Direct Merger or the Subsidiary Mergers and the Share Issuance, (c) approved resolutions recommending that Olin’s shareholders approve this Agreement and the Plan of Merger with respect to the Direct Merger and approve the Share Issuance with respect to the Subsidiary Mergers and (d) directed that, with respect to the Direct Merger, this Agreement and the Plan of Merger and the Direct Merger, and, with respect to the Subsidiary Mergers, the Share Issuance, be submitted to Olin’s shareholders for approval;

WHEREAS, with respect to the Subsidiary Mergers, the Board of Directors of First Merger Sub has unanimously (a) determined that it is in the best interests of First Merger Sub and its sole stockholder, and declared it advisable, that First Merger Sub enter into this Agreement and consummate the First Subsidiary Merger, (b) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the First Subsidiary Merger and (c) adopted resolutions recommending that the sole stockholder of First Merger Sub adopt this Agreement and directed that this Agreement and the First Subsidiary Merger be submitted to the sole stockholder of First Merger Sub for adoption and approval;

WHEREAS, with respect to the Subsidiary Mergers, Olin, as the sole member of Second Merger Sub, has approved and declared advisable this Agreement, the Second Subsidiary Merger and the other Transactions and adopted this Agreement;

WHEREAS, for U.S. federal income tax purposes, the parties intend that (a) with respect to the Direct Merger, the Direct Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (as defined herein), (b) with respect to the Subsidiary Mergers, the First Subsidiary Merger and the Second Subsidiary Merger be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, (c) in the case of each of the Direct Merger and the Subsidiary Mergers, Olin and Huntsman each be a party to the reorganization within the meaning of Section 368(b) of the Code and (d) this Agreement constitute a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code (clauses (a) through (d), collectively, the “Intended Tax Treatment”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement of Olin’s willingness to enter into this Agreement, Olin and certain stockholders of Huntsman have entered into a voting and support agreement, substantially in the form attached as Exhibit B (the “Huntsman Voting and Support Agreement”), in connection with the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein and intending to be legally bound, the parties agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.01 Definitions. For purposes of this Agreement:

“Action” means any proceeding, suit, claim, charge, complaint, demand, notice of violation or enforcement, audit, arbitration, investigation or action, whether legal, administrative or otherwise, from, by or before any Governmental Authority.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Antitrust Laws” means the HSR Act and all other applicable competition, merger control, antitrust or similar Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Benefit Plan” means any compensation, employment, individual consulting, individual independent contractor, salary, bonus, commission, vacation, deferred compensation, incentive compensation, stock purchase, equity or equity-based, phantom equity, severance pay, termination pay, death benefit, disability benefit, hospitalization, medical, dental, vision, health and welfare, life insurance, cafeteria or flexible benefits, supplemental unemployment benefit, or profit-sharing, pension, retirement, change of control, transaction bonus, retention, perquisite, relocation plan, policy, practice, program, agreement, arrangement or contract and each other “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA and whether written or unwritten.

“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Code” means the U.S. Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any collective bargaining, works council or other trade or labor union Contract or labor, employee association or similar arrangement (including all addenda, side letters, memoranda of undertakings, amendments and similar ancillary agreements thereto).

“Combined Company” means, with respect to the Direct Merger and to the period from and after the Effective Time, the Surviving Corporation, and with respect to the Subsidiary Mergers and the period from and after the First Effective Time, Olin.

“Consent” means any consent, approval, clearance, waiver, Permit or order.

“Contract” means any agreement, arrangement, contract, lease, sublease, license, indenture, note, bond, mortgage, commitment, concession, franchise or other obligation that is legally binding.

“Conversion Time” means, with respect to the Direct Merger, the Effective Time, and with respect to the Subsidiary Mergers, the First Effective Time.

“Data Privacy Laws” means any Laws concerning the privacy, processing, data protection or security of Personal Data.

“Environmental Claim” means any Actions by or from any Person alleging liability arising out of, based on or relating to any Environmental Law, including (a) the presence or Release of, or exposure to, any Hazardous Material at any location or (b) the failure to comply with any Environmental Law or any Permit issued pursuant to Environmental Law.

“Environmental Laws” means all Laws or Judgments relating to pollution or to the protection of natural resources, endangered or threatened species, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or human health and safety (as such relates to exposure to toxic, carcinogenic or hazardous materials, substances or wastes), including all Laws or Judgments relating to the production, import, use, storage, handling, transportation, labelling or registration of chemicals (such as the U.S. federal Toxic Substances Control Act and the EU Regulation (EC) No. 1907/2006 concerning the Registration, Evaluation, Authorisation and Restriction of Chemicals) or to providing notice to workers, consumers or the public regarding toxic, carcinogenic or hazardous materials, substances or wastes (such as California’s Safe Drinking Water and Toxic Enforcement Act of 1986, commonly known as Proposition 65).

“Equity Interests” mean, with respect to any Person, any (a) shares of capital stock and any other voting securities in such Person, (b) other equity, ownership or voting interests in such Person, (c) securities convertible into or exchangeable for capital stock, voting securities or other equity, ownership or voting interests, in each case in such Person, (d) stock appreciation rights, performance shares, “phantom” stock rights and any other rights that (i) give the holder thereof any economic or voting interest of a nature that would accrue to the holders of capital stock in such Person or (ii) are linked in any way to the value of such Person, the price of any shares of capital stock or other voting securities in such Person or any dividends or other distributions declared or paid on any shares of capital stock or other voting securities in such Person and (e) options, warrants, calls, subscriptions or other rights (contingent or otherwise) to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1, et seq.).

“Financing” means any debt financing, whether in the form of debt securities, a credit or loan facility or otherwise, obtained or proposed to be obtained by Olin or any Olin Subsidiary in connection with the Transactions, including any debt financing the proceeds of which are intended to be used to finance the payment, in whole or in part, of any amounts payable by Olin or any Olin Subsidiary under this Agreement or in connection with the Transactions, including any refinancing of any party’s outstanding debt.

“Financing Documents” means any commitment letter, engagement letter, underwriting agreement, purchase agreement, placement agreement, credit agreement or indenture or any other agreement or document, in each case entered into by any Financing Source, on the one hand, and Olin or any Olin Subsidiary, on the other, in connection with any Financing.

“Financing Sources” means the Persons (other than Olin or any Olin Subsidiary) party from time to time to any Financing Document, including any such Persons becoming party thereto pursuant to any joinder documentation, and each other Person that has committed or agreed to provide, arrange, syndicate, underwrite, purchase or place any Financing, or has otherwise entered into any agreement with Olin or any Olin Subsidiary in connection with, or that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative agent, trustee or a similar representative in respect of, all or any part of the Financing, and their respective successors and permitted assigns.

“Foreign Investment Laws” means all applicable Laws that are designed or intended to prohibit, restrict, review or regulate foreign investments on grounds of national security or public order or the effects of subsidies granted by Governmental Authorities.

“fraud” means, with respect to any Person, an actual, intentional, and knowing common law fraud (and not a constructive fraud, negligent misrepresentation, or omission, or any form of fraud premised on recklessness or negligence), by such Person in the making of the representations and warranties in this Agreement or any certificate executed and delivered by such Person pursuant to the terms of this Agreement.

“GAAP” means generally accepted accounting principles in the United States.

“Government Bid” means any quotation, offer, bid or proposal made by a Person or a Subsidiary of such Person that, if accepted or awarded, would result in or lead to a Government Contract.

“Government Contract” means any written Contract between a Person or a Subsidiary of such Person, on the one hand, and (a) any Governmental Authority, (b) any Person acting in the capacity of a prime contractor to a Governmental Authority or (c) any higher-tier subcontractor with respect to any contract described in clause (a) or (b) immediately above, on the other hand, in effect as of the date hereof. Unless otherwise indicated, a task, purchase or delivery order, in each case, issued under a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract under which it was issued.

“Government Official” means any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, and includes any official or employee of any directly or indirectly government-owned or -controlled entity, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such Governmental Authority, or for or on behalf of any such public international organization.

“Governmental Authority” means any federal, national, state, provincial, local or transnational (in each case, whether domestic or foreign) government, court, administrative agency or commission, judicial body or tribunal, arbitrator or arbitration panel, self-regulatory agency (including NYSE) or other governmental or regulatory authority or instrumentality.

“Hazardous Materials” means any (a) petroleum or petroleum products or byproducts, flammable, explosive or radioactive materials or wastes, asbestos or asbestos-containing materials, per- and poly-fluoroalkyl substances, polychlorinated biphenyls and (b) any other chemical, material, substance or waste that is listed, defined or regulated as hazardous, toxic or carcinogenic or as a pollutant or contaminant, or may result in liability under, any Environmental Law or any Permit issued pursuant to Environmental Law.

“Huntsman Benefit Plan” means each Benefit Plan sponsored, maintained, contributed to, or required to be contributed to, by Huntsman or any Huntsman Subsidiary or with respect to which Huntsman or any Huntsman Subsidiary has any liability (whether actual or contingent) to provide compensation or benefits to any current or former director, officer, employee, consultant or other individual service provider, in all cases, excluding plans, programs or arrangements sponsored by any Governmental Authority.

“Huntsman Common Stock” means the common stock of Huntsman, par value $0.01 per share.

“Huntsman Consolidated Owned JVs” means each of the joint ventures listed on Section 1.01(c) of the Huntsman Disclosure Letter.

“Huntsman Credit Facility” means that certain Credit Agreement, dated as of February 9, 2026, among Huntsman International LLC, the lenders party thereto and Citibank, N.A., as administrative agent and collateral agent.

“Huntsman DSU” means each stock unit granted to any non-employee member of the Huntsman Board with respect to shares of Huntsman Common Stock under any Huntsman Stock Plan or otherwise.

“Huntsman Equity Awards” means, collectively, Huntsman DSUs, Huntsman Phantom Shares, Huntsman PSUs, Huntsman Restricted Stock, Huntsman Stock Options and any other equity or equity-related incentive awards under any Huntsman Stock Plan or otherwise.

“Huntsman ERISA Affiliate” means any entity which is considered a single employer with Huntsman under Section 414 of the Code or Section 4001 of ERISA.

“Huntsman Intellectual Property” means all Intellectual Property owned or purported to be owned by Huntsman or a Huntsman Subsidiary.

“Huntsman Leased Real Property” means each material real property leased, subleased, licensed or similarly occupied by Huntsman or a Huntsman Subsidiary.

“Huntsman Material Adverse Effect” means a Material Adverse Effect with respect to Huntsman.

“Huntsman Owned Real Property” means each material real property owned in fee simple (or its jurisdictional equivalent) by Huntsman or a Huntsman Subsidiary.

“Huntsman Phantom Share” means each phantom share or restricted stock unit whose value is determined by reference to, and/or that may be settled in, shares of Huntsman Common Stock granted under any Huntsman Stock Plan or otherwise but excluding any Huntsman PSU or Huntsman DSU.

“Huntsman PSU” means each restricted stock unit with respect to shares of Huntsman Common Stock granted under any Huntsman Stock Plan or otherwise that is subject to performance-based vesting conditions.

“Huntsman Real Property” means the Huntsman Owned Real Property and the Huntsman Leased Real Property.

“Huntsman Real Property Leases” means the leases, subleases and licenses under which Huntsman or a Huntsman Subsidiary leases, subleases or licenses any Huntsman Leased Real Property, including any amendments, extensions, assignments, guaranties and other material agreements with respect thereto.

“Huntsman Receivables Facilities” means, collectively, (a) that certain European Receivables Loan Agreement, dated as of October 16, 2009, as amended and restated on January 31, 2024, among Huntsman Receivables Finance LLC, Vantico Group S.a.r.l. as servicer, the lenders and funding agents party thereto and HSBC Bank PLC, as administrative agent and collateral agent, and (b) that certain U.S. Receivables Loan Agreement, dated as of October 16, 2009, as amended prior to the date hereof, among Huntsman Receivables Finance II LLC, Vantico Group S.a.r.l. as servicer, the lenders, funding agents, conduit lenders and committed lenders party thereto and The Toronto-Dominion Bank, as administrative agent and collateral agent.

“Huntsman Registered Intellectual Property” means each patent, patent application, registered trademark, trademark registration application, internet domain name, registered copyright and copyright registration application, in each case constituting Huntsman Intellectual Property.

“Huntsman Restricted Stock” means each outstanding share of Huntsman Common Stock granted under any Huntsman Stock Plan or otherwise that is subject to vesting, repurchase or forfeiture.

“Huntsman Senior Executive” means the Chief Executive Officer of Huntsman and each direct report to the Chief Executive Officer of Huntsman.

“Huntsman Stock Option” means each option to purchase shares of Huntsman Common Stock granted under any Huntsman Stock Plan or otherwise.

“Huntsman Stock Plans” means the Huntsman 2025 Stock Incentive Plan, the Huntsman 2016 Stock Incentive Plan and the Huntsman Stock Incentive Plan (as amended and restated effective May 8, 2014), each as amended from time to time.

“Huntsman Subsidiaries” means each of the Subsidiaries of Huntsman and each of the Huntsman Consolidated Owned JVs.

“Huntsman Termination Fee” means $121,000,000.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person: (a) for borrowed money (including deposits or advances of any kind to such Person); (b) evidenced by bonds, debentures, notes or similar instruments; (c) for capitalized leases or to pay the deferred and unpaid purchase price of property or equipment; (d) pursuant to securitization or factoring programs or arrangements; (e) net cash payment obligations under swaps, options, derivatives or other hedging Contracts that will be payable upon termination thereof (assuming termination on the date of determination); (f) letters of credit, bank guarantees or other similar Contracts entered into by or on behalf of such Person to the extent they have been drawn upon and not reimbursed; or (g) pursuant to guarantees or arrangements having the economic effect of a guarantee of any obligations of the type described in the foregoing clauses of any other Person.

“Intellectual Property” means any and all intellectual property rights existing under the Laws of the United States or any other jurisdiction, including: (a) patents (including all reissues, reexaminations, supplemental examinations, substitutions, renewals and extensions thereof) and patent applications (including provisional and non-provisional applications, continuations, divisionals and continuations-in-part); (b) registered and unregistered trademarks, service marks, trade names and other similar indicia of source or origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks, together with the goodwill symbolized by any of the foregoing; (c) registered and unregistered copyrights, applications for registration of copyright and other equivalent rights in works of authorship; (d) internet domain names; (e) trade secrets, know-how and other rights in proprietary information (“Trade Secrets”); and (f) rights in Software.

“IT Systems” means computers, software, databases, firmware, middleware, servers, workstations, networks, systems, routers, hubs, switches, data communications lines and all other information technology equipment and associated documentation.

“Judgment” means any binding judgment, order, writ, ruling, determination, injunction, decree, award, stipulation or settlement (in each case, whether civil, administrative or criminal) of or with any Governmental Authority.

“Knowledge” means, with respect to any matter in question, the actual knowledge of (a) in the case of Olin, the individuals set forth in Section 1.01(a) of the Olin Disclosure Letter and (b) in the case of Huntsman, the individuals set forth in Section 1.01(a) of the Huntsman Disclosure Letter, in each case, after reasonable inquiry.

“Law” means any applicable federal, national, state, provincial, local or transnational (in each case, whether domestic or foreign) statute, law (including common law) or ordinance, or rule, code, directive, binding guidance or regulation of any Governmental Authority.

“Legal Restraint” means any Law or Judgment (in each case, whether temporary, preliminary or permanent) enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction.

“Lien” means any mortgage, deed of trust, lien, pledge, charge, hypothecation, option, right of first offer or refusal, security interest, lease, license, easement, right-of-way, title retention agreement or other similar encumbrance.

“Material Adverse Effect” means, with respect to any Person, any effect, change, event, circumstance, condition, development or occurrence that, individually or in the aggregate, has a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) changes in general conditions in the industries in which such Person and its Subsidiaries operate (including changes in commodity prices or general market pricing affecting the chemical industry generally), (b) changes in general economic or political conditions, including conditions in the securities, credit, financial or other capital markets, in each case in the United States or any other jurisdiction in which such Person or any of its Subsidiaries operate, (c) changes after the date of this Agreement in Law or in GAAP or in accounting standards, or in the interpretation or enforcement of the foregoing, (d) the public announcement of this Agreement or the public announcement, pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, labor unions, customers, suppliers or business or other partners (provided, however, that this clause (d) shall not apply to any representation or warranty to the extent the purpose thereof is to address consequences resulting from the public announcement of this Agreement or the public announcement, pendency or consummation of the Transactions), (e) the taking of any action expressly required by this Agreement (other than, with respect to Huntsman, any action required solely by the first sentence of Section 6.01(a) or, with respect to Olin, any action required solely by the first sentence of Section 6.01(b)) or the failure to take any action expressly prohibited by this Agreement or any action or omission taken at the written request of the other party or which the other party has expressly approved or consented to in writing following the date of this Agreement, (f) acts of war (whether or not declared), military activity, sabotage, civil disobedience, terrorism or broad-based cyberattacks, or any escalation or worsening thereof (other than any of the foregoing to the extent it causes any direct damage or destruction, or renders physically unusable or inaccessible, any facility or property of Huntsman or Olin, as applicable, or any of their respective subsidiaries), (g) earthquakes, fires, floods, hurricanes, tornadoes or other natural disasters, (h) any epidemic, pandemic, or other public health event or worsening thereof, (i) any change in such Person’s credit ratings, (j) any decline in the market price, or change in trading volume, of any securities of such Person, (k) any failure to meet any internal or published projections, forecasts, budgets or financial or operating predictions in respect of revenue, earnings, cash flow or cash position or (l) the imposition or modification of any tariffs, trade restrictions or other duties, including those arising from changes in trade policies or international relations, and the effects of any trade wars; provided, that the underlying facts or occurrences giving rise or contributing to such change, decline or failure in clauses (i), (j) and (k) may be deemed to constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded hereunder; provided, further, that any effect, change, event, circumstance, condition, development or occurrence referred to in clause (a), (b), (c), (f), (g), (h) or (l) may be deemed to constitute a Material Adverse Effect, or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur, to the extent such effect, change, event, circumstance, condition, development or occurrence has a disproportionate adverse effect on such Person and its Subsidiaries (without giving effect to the Transactions), taken as a whole, as compared to other participants in the industry in which they operate (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur).

“NYSE” means the New York Stock Exchange.

“Olin Benefit Plan” means each Benefit Plan sponsored, maintained, contributed to, or required to be contributed to, by Olin or any Olin Subsidiary or with respect to which Olin or any Olin Subsidiary has any liability (whether actual or contingent) to provide compensation or benefits to any current or former director, officer, employee, consultant or other individual service provider, in all cases, excluding plans, programs or arrangements sponsored by any Governmental Authority.

“Olin Common Stock” means shares of common stock, par value $1.00, issued by Olin.

“Olin Consolidated Owned JVs” means each of the joint ventures listed on Section 1.01(b) of the Olin Disclosure Letter.

“Olin Credit Facility” means that certain Credit Agreement, dated as of March 14, 2025, among Olin, the banks party thereto and Bank of America, N.A., as administrative agent and collateral agent, as amended by Amendment No. 1, dated as of February 19, 2026.

“Olin Deferred Compensation Plan” means each of the Olin Supplemental Retirement Savings Plan and the Olin Non-Employee Director Deferred Plan, each as amended from time to time.

“Olin Deferred Plan Phantom Unit” means each notional investment in shares of Olin Common Stock under any Olin Deferred Compensation Plan.

“Olin Equity Awards” means, collectively, Olin Deferred Plan Phantom Units, Olin PSUs, Olin RSUs, Olin Stock Options and any other equity or equity-related incentive awards under any Olin Stock Plan or otherwise.

“Olin ERISA Affiliate” means any entity which is considered a single employer with Olin under Section 414 of the Code or Section 4001 of ERISA.

“Olin Intellectual Property” means all Intellectual Property owned or purported to be owned by Olin or an Olin Subsidiary.

“Olin Leased Real Property” means each material real property leased, subleased, licensed or similarly occupied by Olin or an Olin Subsidiary.

“Olin Material Adverse Effect” means a Material Adverse Effect with respect to Olin.

“Olin Owned Real Property” means each material real property owned in fee simple (or its jurisdictional equivalent) by Olin or an Olin Subsidiary.

“Olin PSU” means each restricted stock unit with respect to shares of Olin Common Stock granted under any Olin Stock Plan or otherwise that is subject to performance-based vesting conditions.

“Olin Real Property” means the Olin Owned Real Property and the Olin Leased Real Property.

“Olin Real Property Leases” means the leases, subleases and licenses under which Olin or an Olin Subsidiary leases, subleases or licenses any Olin Leased Real Property, including any amendments, extensions, assignments, guaranties and other material agreements with respect thereto.

“Olin Registered Intellectual Property” means each patent, patent application, registered trademark, trademark registration application, internet domain name, registered copyright and copyright registration application, in each case constituting Olin Intellectual Property.

“Olin RSU” means each restricted stock unit or phantom unit with respect to shares of Olin Common Stock granted under any Olin Stock Plan or otherwise but excluding any Olin PSU or an Olin Deferred Plan Phantom Unit.

“Olin Senior Executive” means the Chief Executive Officer of Olin and each direct report to the Chief Executive Officer of Olin.

“Olin Stock Option” means each option to purchase shares of Olin Common Stock granted under any Olin Stock Plan or otherwise.

“Olin Stock Plans” means the Olin 2026 Long Term Incentive Plan, the Olin 2021 Long Term Incentive Plan, the Olin 2018 Long Term Incentive Plan, the Olin 2016 Long Term Incentive Plan, the Olin 2014 Long Term Incentive Plan, the Olin 2009 Long Term Incentive Plan, the Olin 2003 Long Term Incentive Plan and the Olin 1997 Stock Plan for Non-Employee Directors, each as amended from time to time.

“Olin Subsidiaries” means each of the Subsidiaries of Olin and each of the Olin Consolidated Owned JVs.

“Olin Termination Fee” means $121,000,000.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and by-laws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof and (c) with respect to any other Person the organizational, constituent or governing documents or instruments of such Person.

“party” or “parties” means a party or the parties to this Agreement, except as the context may otherwise require.

“Permit” means any license, franchise, permit, variance, certificate, approval, authorization, exemption, waiver, certification or registration from or with any Governmental Authority.

“Permitted Liens” means: (a) Liens for Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business with respect to liabilities that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) zoning, entitlement and other land use Laws of any Governmental Authority that are not presently violated in any material respect by the current use of the real property subject thereto; (d) easements, declarations, covenants, rights-of-way, encroachments, leases, restrictions, minor title defects and other similar non-monetary encumbrances that do not, and would not reasonably be expected to, materially interfere with the current use of any real property affected thereby; (e) Liens that have been placed by any developer, landlord or other bona fide lessor on any leased real property or property over which a party has easement rights and subordination or similar agreements relating thereto; (f) deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (g) deposits to secure the performance of bids, tenders, trade contracts (other than contracts for indebtedness for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (h) non-exclusive licenses of Intellectual Property rights granted in the ordinary course of business; and (i) Liens that will be released at or prior to the Closing.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Authority or other entity.

“Personal Data” means (a) any information that directly or indirectly identifies a natural person or (b) any information considered “personally identifiable information”, “personal information”, “personal data” or other comparable term under applicable Data Privacy Laws.

“Privacy Legal Requirements” means all applicable (a) Data Privacy Laws, (b) obligations under Contracts that relate to the Processing of Personal Data and (c) publicly posted policies of Olin and the Olin Subsidiaries or Huntsman and the Huntsman Subsidiaries, as applicable, regarding the Processing of Personal Data.

“Processing” means any operation performed on Personal Data or that relevant Privacy Legal Requirements include in the definition of processing, processes or process, including the collection, creation, receipt, access, use, handling, recording, compilation, analysis, organizing, monitoring, maintenance, retention, storage, holding, hosting, transmission, transfer, protection, disclosure, amendment, distribution, erasure, destruction or disposal of Personal Data.

“Regulatory Approvals” means those Consents, registrations, declarations, notices, filings or Judgments with, to or of any Governmental Authority (including the fulfillment of any conditions required by such Governmental Authority to be fulfilled prior to the consummation of the Direct Merger or the Subsidiary Mergers, as applicable, in connection with such Consents, registrations, declarations, notices, filings or Judgments), and the expiration or termination of all waiting periods (including any extension thereof and any written commitments by both Olin and Huntsman not to close before a certain date under a timing agreement provided to any Governmental Authority in accordance with Section 7.03(b)), in each case in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, or leaching on, under or into, or migration through, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Required Financial Information” means (a) audited consolidated balance sheets and related statements of operations, comprehensive (loss) income, equity and cash flows of Huntsman and the Huntsman Subsidiaries for the three most recently completed fiscal years ended at least 60 days before the Closing Date and (b) unaudited condensed consolidated balance sheets and related statements of operations, comprehensive (loss) income, equity and cash flows of Huntsman and the Huntsman Subsidiaries for each subsequent fiscal quarter (other than any fourth fiscal quarter) ended at least 40 days before the Closing Date (and the corresponding periods for the prior fiscal year).

“Required Regulatory Approvals” means those Regulatory Approvals set forth in Section 1.01(b) of the Huntsman Disclosure Letter and any other Regulatory Approvals mutually agreed to by the parties in accordance with Section 7.03(c).

“Sanctions Regulations” means the relevant sanctions Laws where Huntsman or Olin, as applicable, does business or is otherwise subject to jurisdiction, including U.S. sanctions Laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder and under the Exchange Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Share Issuance” means the issuance by Olin of Olin Common Stock in connection with the First Subsidiary Merger.

“Software” means any computer software, including, for the avoidance of doubt, (a) computer programs, applications, files, user interfaces, application programming interfaces, diagnostics, software development tools and kits, templates, menus, analytics and tracking tools, compilers, libraries, version control systems and operating systems, including all software implementations of algorithms, models and methodologies for any of the foregoing, whether in source code, object code or other form, and (b) user documentation, including user manuals and training materials, relating to any of the foregoing.

“Subsidiary” means, with respect to any Person, any entity of which (a) such Person or any other Subsidiary of such Person is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company), (b) voting power to elect at least a majority of the board of directors, board of managers or others performing similar functions with respect to such entity is held, directly or indirectly, by such Person or (c) more than fifty percent (50%) of any class of outstanding equity interests that is owned, directly or indirectly, by such Person.

“Tax Counsel” means (a) with respect to the Huntsman Closing Tax Opinion, (i) Kirkland & Ellis LLP or (ii) if Kirkland & Ellis LLP is unwilling or unable to issue the Huntsman Closing Tax Opinion, Cravath, Swaine & Moore LLP or such other nationally recognized Tax counsel reasonably satisfactory to Huntsman and (b) with respect to the Olin Closing Tax Opinion, (i) Cravath, Swaine & Moore LLP or (ii) if Cravath, Swaine & Moore LLP is unwilling or unable to issue the Olin Closing Tax Opinion, Kirkland & Ellis LLP or such other nationally recognized Tax counsel reasonably satisfactory to Olin.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, any amended Tax return and any other document filed, required to be filed or permitted to be filed with any Governmental Authority with respect to Taxes (in each case, including attachments thereto).

“Taxes” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges imposed by a Governmental Authority, in each case, in the nature of a tax, together with all interest, penalties and additional amounts imposed with respect thereto.

“Termination Expenses” means the Olin Expenses or the Huntsman Expenses, as applicable.

“Termination Fee” means the Olin Termination Fee or the Huntsman Termination Fee, as applicable.

“Trade Control Regulations” means the relevant import/customs and export control Laws where Huntsman or Olin, as applicable, does business or is otherwise subject to jurisdiction, including the U.S. International Traffic in Arms Regulations, the Export Administration Regulations, the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and the U.S. customs regulations at 19 C.F.R. Chapter 1, the Foreign Trade Regulations (15 C.F.R. Part 30) and all applicable import regulations maintained by the Bureau of Alcohol, Tobacco, Firearms, and Explosives, including 27 C.F.R. Parts 447–479 and Part 555.

“Trading Day” means a day on which shares of Olin Common Stock are traded on NYSE.

“VWAP Price” means, for any Trading Day, the volume weighted average price per share of Olin Common Stock on NYSE for such Trading Day, as reported by Bloomberg, L.P. under the heading “Bloomberg VWAP” on Bloomberg page “OLN US Equity VWAP” (or its equivalent successor if such page is not available) or, if not reported thereby, in another authoritative source mutually selected in writing by Huntsman and Olin.

“Willful Breach” means a material breach of this Agreement that is the consequence of an intentional act or failure to act of a party with the knowledge that such act or failure to act would, or would reasonably be expected to, constitute a material breach of this Agreement.

Section 1.02 Other Defined Terms. The following terms are defined in the Section of this Agreement set forth across from such term below:

Term	Section
Agreement	Preamble
Balance Sheet Date	Section 4.08(a)
Bankruptcy and Equity Exception	Section 4.04(a)
Bonus Eligible Employee	Section 7.04(e)
Book-Entry Share	Section 3.01(c)
Certificate	Section 3.01(c)
Certificates of Merger	Section 2.03(e)
Citi	Section 4.24
Claim	Section 7.06(b)
Closing	Section 2.04
Closing Date	Section 2.04
Closing-Year Bonus	Section 7.04(e)
Combined Company Board	Section 7.14(a)
Combined Company Bylaws	Section 2.05
Confidentiality Agreement	Section 7.02(c)
Continuation Period	Section 7.04(a)
Continuing Employee	Section 7.04(a)
Current Olin Charter	Section 2.05
DGCL	Recitals
Direct Merger	Recitals
Direct Merger Certificate of Merger	Section 2.02(c)
DLLCA	Recitals
DTC	Section 3.03(c)(ii)
Effective Time	Section 2.02(c)
Exchange Agent	Section 3.03(a)
Exchange Fund	Section 3.03(a)

Exchange Ratio	Section 3.01(b)
Filed Huntsman SEC Documents	Article IV
Filed Olin SEC Documents	Article V
Final Surviving Company	Recitals
First Certificate of Merger	Section 2.03(d)
First Effective Time	Section 2.03(d)
First Merger Sub	Preamble
First Merger Sub Common Stock	Section 3.02(a)(i)
First Merger Sub Sole Stockholder Approval	Section 5.04(a)
First Subsidiary Merger	Recitals
Form S-4	Section 4.05(b)
Fractional Share Consideration	Section 3.01(c)
Huntsman	Preamble
Huntsman 401(k) Plan	Section 7.04(i)
Huntsman Adverse Recommendation Change	Section 6.03(d)
Huntsman Assumed Full-Value Award	Section 7.05(a)(ii)
Huntsman Assumed Stock Option	Section 7.05(a)(i)
Huntsman Board	Recitals
Huntsman By-Laws	Section 4.01
Huntsman Capitalization Date	Section 4.02(a)
Huntsman Charter	Section 4.01
Huntsman Closing Tax Opinion	Section 8.02(c)
Huntsman Compensation Committee	Section 7.04(e)
Huntsman Disclosure Letter	Article IV
Huntsman Expenses	Section 9.03(g)
Huntsman Financial Advisors	Section 4.24
Huntsman Full-Value Awards	Section 7.05(a)(ii)
Huntsman Intervening Event	Section 6.03(h)
Huntsman IT Systems	Section 4.20(a)
Huntsman Leases	Section 4.17(d)
Huntsman Legacy Independent Director	Section 7.14(a)(ii)
Huntsman Material Contract	Section 4.16(a)
Huntsman Notes	Section 7.07(c)
Huntsman Notice	Section 6.03(e)
Huntsman Notice Period	Section 6.03(e)
Huntsman Ongoing Bonus Plan	Section 7.04(e)
Huntsman Pension Plan	Section 4.10(e)
Huntsman Preferred Stock	Section 4.02(a)
Huntsman Properties	Section 4.17(d)
Huntsman Recommendation	Section 4.04(a)(i)
Huntsman SEC Documents	Section 4.06(a)
Huntsman Stockholder Approval	Section 4.04(a)(i)
Huntsman Stockholders Meeting	Section 4.04(a)(i)
Huntsman Takeover Proposal	Section 6.03(h)
Huntsman Takeover Proposal Materials	Section 6.03(f)
Huntsman Top Customer	Section 4.18(a)
Huntsman Top Supplier	Section 4.18(a)
Huntsman Voting and Support Agreement	Recitals
Huntsman Voting Debt	Section 4.02(c)(iv)
Indemnified Party	Section 7.06(a)(i)
Initial Surviving Company	Recitals
Intended Tax Treatment	Recitals

Joint Proxy Statement	Section 7.01(a)
Lazard	Section 5.25
Merger Consideration	Section 3.01(b)
Morgan Stanley	Section 4.24
Olin	Preamble
Olin 401(k) Plan	Section 7.04(i)
Olin Adverse Recommendation Change	Section 6.02(d)
Olin Board	Recitals
Olin Bonus Eligible Employee	Section 7.04(f)
Olin By-Laws	Section 5.01
Olin Capitalization Date	Section 5.02(a)
Olin Charter	Section 5.01
Olin Closing Tax Opinion	Section 8.03(c)
Olin Closing-Year Bonus	Section 7.04(f)
Olin Direct Merger Approval	Section 2.01(a)
Olin Disclosure Letter	Article V
Olin Expenses	Section 9.03(f)
Olin Intervening Event	Section 6.02(h)
Olin IT Systems	Section 5.20(a)
Olin Leases	Section 5.17(d)
Olin Legacy Independent Director	Section 7.14(a)(i)
Olin Material Contract	Section 5.16(a)
Olin Notice	Section 6.02(e)
Olin Notice Period	Section 6.02(e)
Olin Ongoing Bonus Plan	Section 7.04(f)
Olin Parties	Preamble
Olin Party	Preamble
Olin Pension Plan	Section 5.10(e)
Olin Preferred Stock	Section 5.02(a)
Olin Properties	Section 5.17(d)
Olin Recommendation	Section 5.04(a)
Olin SEC Documents	Section 5.06(a)
Olin Share Issuance Approval	Section 2.01(b)
Olin Shareholder Approval	Section 2.01(b)
Olin Shareholders Meeting	Section 5.04(a)
Olin Takeover Proposal	Section 6.02(h)
Olin Takeover Proposal Materials	Section 6.02(f)
Olin Top Customer	Section 5.18(a)
Olin Top Supplier	Section 5.18(a)
Olin Voting Debt	Section 5.02(c)(iv)
OlinHuntsman Corporation	Section 2.05
Outside Date	Section 9.01(b)(i)
Payoff Amount	Section 7.07(f)
Payoff Debt	Section 7.07(f)
Payoff Letters	Section 7.07(f)
Plan of Merger	Recitals
Premium Cap	Section 7.06(c)
Remedial Action	Section 7.03(c)
Representatives	Section 6.02(a)
Second Certificate of Merger	Section 2.03(e)
Second Effective Time	Section 2.03(e)
Second Merger Sub	Preamble

Second Merger Sub Sole Member Approval	Section 5.04(a)
Second Subsidiary Merger	Recitals
Secretary of State	Section 2.02(c)
Sole Equityholder Approvals	Section 5.04(a)
Subsidiary Mergers	Recitals
Subsidiary Mergers Approval Event	Section 2.01(b)
Superior Huntsman Proposal	Section 6.03(h)
Superior Olin Proposal	Section 6.02(h)
Surviving Corporation	Recitals
Takeover Statute	Section 4.04(b)
Tax Representation Letters	Section 7.16
Transactions	Recitals
Unpaid Dividends	Section 3.01(c)
Virginia Articles of Merger	Section 2.02(c)
VSCA	Recitals
VSCC	Section 2.02(c)

Section 1.03 Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The words “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Other than for purposes of Section 5.28, the words “made available to Huntsman” and words of similar import refer to documents (a) posted to the Datasite virtual data room or provided pursuant to “clean team” arrangements, in each case by or on behalf of Olin prior to 5:00 p.m., New York City time, on June 14, 2026 or (b) included in the Filed Olin SEC Documents. Other than for purposes of Section 4.26, the words “made available to Olin” and words of similar import refer to documents (i) posted to the Datasite virtual data room or provided pursuant to “clean team” arrangements, in each case by or on behalf of Huntsman prior to 5:00 p.m., New York City time, on June 14, 2026 or (ii) included in the Filed Huntsman SEC Documents. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless otherwise specifically indicated, any Law defined or referred to herein means such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Laws, and all rules and regulations promulgated thereunder. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States of America. References to a Person are also to its permitted assigns and successors. Each of the parties has participated in the drafting and negotiation of this Agreement. Covenants and agreements of Huntsman or Olin pursuant to this Agreement with respect to any Huntsman Consolidated Owned JV or Olin Consolidated Owned JV, as applicable, or such Subsidiaries set forth on Section 1.01(d) of the Huntsman Disclosure Letter or Section 1.01(d) of the Olin Disclosure Letter shall (x) be limited to an obligation to use reasonable best efforts to cause such entity and its Subsidiaries to so act or refrain from acting in respect of such covenants and agreements of Huntsman or Olin, as applicable, pursuant to this Agreement, and (y) be subject to (A) express requirements under the Organizational Documents for such entity and its Subsidiaries or any other contractual arrangement governing such entity and (B) the scope of Huntsman, Olin, or their applicable Subsidiaries’ unilateral right to cause such entity and its Subsidiaries to take or refrain from taking such action in respect of such covenants and agreements of Huntsman or Olin, as applicable, pursuant to this Agreement without the consent, approval, waiver or cooperation of any third party. Subject to Huntsman, Olin and their respective Subsidiaries complying with the preceding sentence, no failure of any Huntsman Consolidated Owned JV or Olin Consolidated Owned JV (or any of their respective Subsidiaries) or such Subsidiaries set forth on Section 1.01(d) of the Huntsman Disclosure Letter or Section 1.01(d) of the Olin Disclosure Letter to take or refrain from taking any action that results from any of the matters described in clauses (y)(A) or (y)(B) of the preceding sentence shall constitute or be deemed to constitute a breach of, or failure to perform or comply with, this Agreement by Huntsman or Olin, as applicable, or any of their respective Subsidiaries. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

ARTICLE II

THE TRANSACTIONS

Section 2.01 The Transactions

(a) In the event that at the Olin Shareholders Meeting or any adjournment or postponement thereof the affirmative vote of holders of more than two-thirds of the outstanding shares of Olin Common Stock entitled to be cast to approve this Agreement and the Plan of Merger (the “Olin Direct Merger Approval”) is received, on the terms and subject to the conditions set forth in this Agreement (including receipt of the corresponding Huntsman Stockholder Approval), the closing of the Transactions (the “Closing”) shall be effected pursuant to Section 2.02 and Section 3.01 and shall not be effected pursuant to Section 2.03 and Section 3.02, which, from and after the time of the Olin Direct Merger Approval, shall be null and void and of no force or effect.

(b) In the event that at the Olin Shareholders Meeting or any adjournment or postponement thereof (i) the Olin Direct Merger Approval is not received and (ii) the approval of a majority of votes cast in person or by proxy at the Olin Shareholders Meeting, as required by NYSE Rule 312.03 (the “Olin Share Issuance Approval”, and either of the Olin Direct Merger Approval or the Olin Share Issuance Approval, the “Olin Shareholder Approval”), is received with respect to the Share Issuance (the occurrence of such events in the foregoing clauses (i) and (ii), the “Subsidiary Mergers Approval Event”), on the terms and subject to the conditions set forth in this Agreement (including receipt of the corresponding Huntsman Stockholder Approval), the Transactions shall be effected pursuant to Section 2.03 and Section 3.02 and the Transactions shall not be effected pursuant to Section 2.02 and Section 3.01, which, from and after the Olin Share Issuance Approval, shall be null and void and of no force or effect.

Section 2.02 The Direct Merger

(a) On the terms and subject to the conditions set forth in this Agreement and the Plan of Merger, and in accordance with the DGCL and the VSCA, at the Effective Time Huntsman shall be merged with and into Olin, whereupon the separate corporate existence of Huntsman shall cease, and Olin shall continue as the Surviving Corporation. References herein to “Huntsman” with respect to the period from and after the Effective Time shall be deemed to be references to the Combined Company.

(b) In connection with the Direct Merger and prior to the Effective Time, Olin shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Olin Common Stock to permit the issuance of shares of Olin Common Stock to the holders of shares of Huntsman Common Stock as of the Effective Time in accordance with the terms of this Agreement.

(c) Subject to the provisions of this Agreement, Huntsman and Olin shall, as soon as practicable on the Closing Date, (i) file with the Secretary of State of the State of Delaware (the “Secretary of State”) the certificate of merger relating to the Direct Merger (the “Direct Merger Certificate of Merger”) in such form as is required by the relevant provisions of the DGCL and make all other filings, recordings or publications required under the

DGCL in connection with the Direct Merger and (ii) file with the State Corporation Commission of the Commonwealth of Virginia (the “VSCC”) the articles of merger relating to the Direct Merger containing the Plan of Merger (the “Virginia Articles of Merger”) in such form as is required by the relevant provisions of the VSCA and make all other filings, recordings or publications required under the VSCA in connection with the Direct Merger. The Direct Merger shall become effective at such time as Olin and Huntsman shall agree and specify in the Direct Merger Certificate of Merger and the Virginia Articles of Merger (as applicable, the “Effective Time”).

(d) At the Effective Time, the Direct Merger shall have the effects set forth in this Agreement and the Plan of Merger and the applicable provisions of the DGCL and the VSCA, as applicable.

Section 2.03 The Subsidiary Mergers

(a) On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the First Effective Time, First Merger Sub shall be merged with and into Huntsman, whereupon the separate corporate existence of First Merger Sub shall cease, and Huntsman shall continue as the Initial Surviving Company.

(b) Immediately following the consummation of the First Subsidiary Merger, on the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA, at the Second Effective Time, the Initial Surviving Company shall be merged with and into Second Merger Sub, whereupon the separate corporate existence of the Initial Surviving Company shall cease and Second Merger Sub shall continue as the Final Surviving Company as a wholly owned subsidiary of Olin. References herein to “Huntsman” with respect to the period from and after the Second Effective Time shall be deemed to be references to the Final Surviving Company.

(c) In connection with the Subsidiary Mergers and prior to the First Effective Time, Olin shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Olin Common Stock to permit the issuance of shares of Olin Common Stock to the holders of shares of Huntsman Common Stock as of the First Effective Time in accordance with the terms of this Agreement.

(d) Subject to the provisions of this Agreement, Huntsman and First Merger Sub shall, as soon as practicable on the Closing Date, file with the Secretary of State the certificate of merger relating to the First Subsidiary Merger (the “First Certificate of Merger”) in such form as is required by the relevant provisions of the DGCL and make all other filings, recordings or publications required under the DGCL in connection with the First Subsidiary Merger. The First Subsidiary Merger shall become effective upon the due filing of the First Certificate of Merger with the Secretary of State or at such later time as Olin and Huntsman shall agree and specify in the First Certificate of Merger (as applicable, the “First Effective Time”).

(e) Immediately following the First Effective Time, subject to the provisions of this Agreement, the Initial Surviving Company and Second Merger Sub shall file with the Secretary of State the certificate of merger relating to the Second Subsidiary Merger (the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”) in such form as is required by the relevant provisions of the DGCL and the DLLCA, make all other filings, recordings or publications required under the DGCL and the DLLCA in connection with the Second Subsidiary Merger. The Second Subsidiary Merger shall become effective upon the due filing of the Second Certificate of Merger with the Secretary of State or at such later time as Olin and Huntsman shall agree and specify in the Second Certificate of Merger (as applicable, the “Second Effective Time”).

(f) At the First Effective Time and Second Effective Time, the Subsidiary Mergers shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA, as applicable.

(g) At the First Effective Time, by virtue of the First Subsidiary Merger, the certificate of incorporation of Huntsman shall be amended and restated in the form attached hereto as Exhibit D and shall be the certificate of incorporation of the Initial Surviving Company until thereafter changed or amended as provided therein or by applicable Law (and subject to Section 7.06). The parties shall take any and all actions necessary so that at the First Effective Time, the by-laws of First Merger Sub as in effect immediately prior to the First Effective Time shall be the by-laws of the Initial Surviving Company (except that references to the name of First Merger Sub shall be replaced by references to the name of Huntsman) until thereafter changed or amended as provided therein or by applicable Law (and subject to Section 7.06).

(h) At the Second Effective Time, the certificate of formation in the form attached hereto as Exhibit E shall be the certificate of formation of the Final Surviving Company until thereafter changed or amended as provided therein or by applicable Law (and subject to Section 7.06). At the Second Effective Time, the limited liability company agreement of Second Merger Sub as in effect immediately prior to the Second Effective Time shall be the limited liability company agreement of the Final Surviving Company until thereafter changed or amended as provided therein or by applicable Law (and subject to Section 7.06).

(i) The parties shall take any and all actions necessary so that (i) the directors of First Merger Sub immediately prior to the First Effective Time shall, from and after the First Effective Time, be the directors of the Initial Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (ii) the officers of First Merger Sub immediately prior to the First Effective Time shall be the officers of the Initial Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly appointed and qualified, as the case may be, in each case in accordance with the Organizational Documents of the Initial Surviving Company.

(j) The parties shall take any and all actions necessary so that the officers of the Initial Surviving Company immediately prior to the Second Effective Time shall, from and after the Second Effective Time, be the officers of the Final Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly appointed and qualified, as the case may be, in each case in accordance with the Organizational Documents of the Final Surviving Company.

Section 2.04 Closing. The Closing shall take place remotely by exchange of documents and signatures (or their electronic counterparts) on the third Business Day following the day on which the last to be satisfied or (to the extent permitted by Law) waived by the party or parties entitled to the benefits thereof of the conditions set forth in Article VIII (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) shall have been satisfied or (to the extent permitted by Law) waived in accordance with this Agreement, or at such other place, time and date as shall be agreed in writing between Olin and Huntsman. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 2.05 Organizational Documents of the Combined Company. At the Conversion Time, (a) the amended and restated articles of incorporation of Olin, as in effect immediately prior to the Conversion Time (the “Current Olin Charter”), shall, in accordance with the relevant provisions of the VSCA, be amended and restated in its entirety to reflect the change in the name of Olin to “OlinHuntsman Corporation” and (b) the bylaws of Olin, as in effect immediately prior to the Conversion Time, shall, in accordance with the relevant provisions of the VSCA and the Current Olin Charter, be amended and restated in its entirety in the form attached as Exhibit C (the “Combined Company Bylaws”).

ARTICLE III

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT ENTITIES;

EXCHANGE OF CERTIFICATES

Section 3.01 Effect on Capital Stock of the Direct Merger.

(a) Cancellation of Certain Shares. Subject to Section 2.01, each share of Huntsman Common Stock that is owned by Olin or Huntsman or any wholly owned Subsidiary of Olin or Huntsman (or are held in treasury by Huntsman) immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of Huntsman Common Stock. Subject to Section 2.01, at the Effective Time, by virtue of the Direct Merger and without any action on the part of Huntsman or Olin or the holders of any shares of Huntsman Common Stock, each share of Huntsman Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.01(a)) shall be converted into the right to receive, and become exchangeable for, 0.5476 validly issued, fully paid and non-assessable shares (the “Exchange Ratio”) of Olin Common Stock subject to Section 3.03(d) with respect to any Fractional Share Consideration (the “Merger Consideration”), in each case, without interest.

(c) Huntsman Common Stock. Subject to Section 2.01, at the Effective Time, all such shares of Huntsman Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (each, a “Certificate”) that immediately prior to the Effective Time represented any such shares of Huntsman Common Stock or non-certificated shares of Huntsman Common Stock held in book-entry form (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, (i) the Merger Consideration (including any cash in lieu of fractional shares of Olin Common Stock to be paid pursuant to Section 3.03(d) (the “Fractional Share Consideration”)) and (ii) any dividends or other distributions to which holders become entitled pursuant to Section 3.03(e) (“Unpaid Dividends”), in each case in accordance with this Article III.

(d) Changes to Stock. Subject to Section 2.01, if at any time between the date of this Agreement and the Effective Time, any change in outstanding Huntsman Common Stock or Olin Common Stock shall occur by reason of any reclassification, recapitalization, stock split, subdivision or combination, consolidation, split-up, exchange or readjustment of shares or any stock dividend or stock distribution thereon with a record date or ex-dividend date during such period, or any similar extraordinary transaction or event (including any merger, consolidation, share exchange, business combination or similar transaction as a result of which Huntsman Common Stock or Olin Common Stock will be converted or exchanged), the Merger Consideration, the Exchange Ratio and other similarly dependent items, as the case may be, shall be appropriately and equitably adjusted to provide to Olin and the holders of Huntsman Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that this sentence shall not be construed to permit Huntsman or Olin to take any action with respect to its securities that is prohibited or restricted by the terms of this Agreement.

Section 3.02 Effect on Capital Stock of the Subsidiary Mergers

(a) Effect on Capital Stock of the First Subsidiary Merger. Subject to Section 2.01, at the First Effective Time, by virtue of the First Subsidiary Merger and without any action on the part of Huntsman, the Olin Parties or the holders of any shares of Huntsman Common Stock or First Merger Sub Common Stock:

(i) Conversion of First Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of First Merger Sub (the “First Merger Sub Common Stock”) issued and outstanding immediately prior to the First Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Initial Surviving Company and shall constitute the only outstanding shares of capital stock of the Initial Surviving Company. From and after the First Effective Time, all certificates formerly representing shares of First Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Initial Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(ii) Cancellation of Certain Shares. Each share of Huntsman Common Stock that is owned by Olin or Huntsman or any wholly owned Subsidiary of Olin or Huntsman (or are held in treasury by Huntsman) immediately prior to the First Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii) Conversion of Huntsman Common Stock. Each share of Huntsman Common Stock issued and outstanding immediately prior to the First Effective Time (other than shares to be canceled in accordance with Section 3.02(a)(ii)) shall be converted into the right to receive, and become exchangeable for the Merger Consideration, in each case, without interest.

(iv) Huntsman Common Stock. At the First Effective Time, all such shares of Huntsman Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate that immediately prior to the First Effective Time represented any such shares of Huntsman Common Stock or Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, (i) the Merger Consideration (including any Fractional Share Consideration) and (ii) any Unpaid Dividends, in each case in accordance with this Article III.

(v) Changes to Stock. If at any time between the date of this Agreement and the First Effective Time, any change in outstanding Huntsman Common Stock or Olin Common Stock shall occur by reason of any reclassification, recapitalization, stock split, subdivision or combination, consolidation, split-up, exchange or readjustment of shares or any stock dividend or stock distribution thereon with a record date or ex-dividend date during such period, or any similar extraordinary transaction or event (including any merger, consolidation, share exchange, business combination or similar transaction as a result of which Huntsman Common Stock or Olin Common Stock will be converted or exchanged), the Merger Consideration, the Exchange Ratio and other similarly dependent items, as the case may be, shall be appropriately and equitably adjusted to provide to Olin and the holders of Huntsman Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that this sentence shall not be construed to permit Huntsman, Olin or First Merger Sub to take any action with respect to its securities that is prohibited or restricted by the terms of this Agreement.

(b) Effect on Capital Stock of the Second Subsidiary Merger. Subject to Section 2.01, at the Second Effective Time, by virtue of the Second Subsidiary Merger and without any action on the part of Huntsman, the Olin Parties or the holders of any shares of the common stock of the Initial Surviving Company or any units of Second Merger Sub, (i) each share of common stock, par value $0.01 per share, of the Initial Surviving Company issued and outstanding immediately prior to the Second Effective Time shall automatically be canceled and shall cease to exist without any conversion thereof or payment therefor and (ii) each unit of Second Merger Sub issued and outstanding immediately prior to the Second Effective Time shall remain issued and outstanding and shall represent validly issued, fully paid and nonassessable units of the Final Surviving Company (except as such non-assessability may be limited by the DLLCA), which shall constitute the only outstanding units of the Final Surviving Company immediately following the Second Effective Time.

Section 3.03 Exchange of Certificates and Book-Entry Shares.

(a) Exchange Agent. Prior to the Conversion Time, Olin shall designate a bank or trust company reasonably acceptable to Huntsman to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration, including any Fractional Share Consideration and any Unpaid Dividends, in each case in accordance with this Article III and, in connection therewith, prior to the Closing Date shall enter into an agreement with the Exchange Agent in a form reasonably acceptable to Huntsman. At or prior to the Conversion

Time, Olin shall deposit or cause to be deposited with the Exchange Agent for exchange in accordance with this Article III (i) at or prior to the Conversion Time, a number of shares of Olin Common Stock equal to the sum of the aggregate Merger Consideration (excluding the Fractional Share Consideration) issuable pursuant to Section 3.01(b) or 3.02(a)(iii), as applicable, and (ii) as promptly as reasonably practicable after the calculation thereof, an amount of cash sufficient to pay the Fractional Share Consideration. In addition, Olin shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Conversion Time, any Unpaid Dividends to which the holders of Certificates or Book-Entry Shares may be entitled pursuant to Section 3.01(c) or 3.02(a)(iv), as applicable (the shares of Olin Common Stock and any cash deposited with the Exchange Agent pursuant to this Section 3.03(a) being hereinafter referred to as the “Exchange Fund”).

(b) Payment Procedures for Certificates.

(i) As promptly as reasonably practicable after the Conversion Time, Olin shall cause the Exchange Agent to mail to each Person who was, at the Conversion Time, a holder of record of Certificates (other than Certificates representing a share of Huntsman Common Stock canceled in accordance with Section 3.01(a) or 3.02(a)) (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of Certificates as provided in Section 3.03(g)) to the Exchange Agent, and which shall be in such form and shall have such other provisions as Olin and Huntsman may reasonably agree) and (y) instructions for use in effecting the surrender of the Certificates to the Exchange Agent.

(ii) With respect to Certificates, upon delivery of a letter of transmittal as contemplated in subsection (i) of this Section 3.03(b), duly completed and validly executed in accordance with such letter’s instructions (and such other documents as reasonably required by the Exchange Agent), together with surrender of a Certificate to the Exchange Agent (or an affidavit of loss in lieu of a Certificate as provided in Section 3.03(g)), the holder of record of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends, in each case to be issued or paid in accordance with this Article III, for each share of Huntsman Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 3.03, each Certificate (other than Certificates representing a share of Huntsman Common Stock canceled in accordance with Section 3.01(a) or 3.02(a)) shall be deemed at any time after the Conversion Time to represent only the right to receive the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends, in each case to be issued or paid in accordance with this Article III.

(iii) With respect to Certificates, if payment of the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends, in each case to be issued or paid in accordance with this Article III, is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, Olin may cause the Exchange Agent to pay or issue the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends to such Person only if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Exchange Agent that any applicable stock transfer or similar Taxes required by reason of the payment of the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends to a Person other than the registered holder of the Certificate surrendered have been paid or are not applicable.

(c) Payment Procedures for Book-Entry Shares.

(i) The Persons who were, at the Conversion Time, holders of Book-Entry Shares (other than shares of Huntsman Common Stock canceled in accordance with Section 3.01(a) or 3.02(a)(ii)) shall not be required to take any action with respect to the exchange of their Book-Entry Shares for the Merger Consideration.

(ii) With respect to Book-Entry Shares not held through the Depository Trust Company (“DTC”), as promptly as reasonably practicable after the Conversion Time, Olin shall cause the Exchange Agent to deliver to the holder of record of such Book-Entry Shares (A) a statement reflecting the number of shares of Olin Common Stock issued to such holder as Merger Consideration in the name of such holder and (B) by check or wire transfer, the amount of any Fractional Share Consideration and any Unpaid Dividends, in each case that such holder has the right to receive pursuant to this Article III, as well as appropriate materials advising the holder of the completion of the Closing.

(iii) With respect to Book-Entry Shares held through DTC, Huntsman and Olin shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable after the Conversion Time, upon surrender of Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends, in each case to be issued or paid in accordance with this Article III.

(iv) With respect to Book-Entry Shares, payment of the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends, in each case to be issued or paid in accordance with this Article III, shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books of Huntsman as of the Conversion Time.

(d) Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Olin Common Stock will be issued as Merger Consideration upon the conversion of shares of Huntsman Common Stock pursuant to Section 3.01(b) or 3.02(a)(iii). In lieu of any such fractional shares, each holder of record of Certificates or Book-Entry Shares who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of Olin Common Stock to which such holder would, but for this Section 3.03(d), be entitled under Section 3.01(b) or 3.02(a)(iii) and (ii) an amount equal to the average of the VWAP Price on each of the five consecutive Trading Days ending on (and including) the first Trading Day immediately prior to the Closing Date. No holder of shares of Huntsman Common Stock shall be entitled by virtue of the right to receive the Fractional Share Consideration to any dividends, voting rights or any other rights in respect of any fractional share of Olin Common Stock. The payment of the Fractional Share Consideration is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

(e) Distributions with Respect to Un-surrendered Shares. All shares of Olin Common Stock to be issued as Merger Consideration shall be deemed issued and outstanding as of the Conversion Time. Whenever a dividend or other distribution is declared by Olin in respect of the Olin Common Stock, the record date for which is at or after the Conversion Time, that declaration shall include dividends or other distributions in respect of all shares of Olin Common Stock to be issued as Merger Consideration pursuant to this Agreement. No dividends or other distributions in respect of shares of Olin Common Stock shall be paid to any holder of any un-surrendered Certificate (including in respect of any Book-Entry Shares held by such holder) or any Book-Entry Shares until the Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 3.03(g)) or Book-Entry Share, as applicable, is surrendered for exchange in accordance with this Article III. Subject to applicable Law, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Olin Common Stock issued in exchange for the Certificates (and any Book-Entry Shares held by such holder) or the Book-Entry Shares, as applicable, in accordance with this Article III, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Conversion Time theretofore payable with respect to such whole shares of Olin Common Stock and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Olin Common Stock with a record date after the Conversion Time and prior to surrender, but with a payment date subsequent to surrender. Each holder of Book-Entry Shares of Olin Common Stock shall be entitled to vote after the Conversion Time at any meeting of Olin shareholders with a record date at or after the Conversion Time the number of whole shares of Olin Common

Stock into which the shares represented by such Book-Entry Shares of Olin Common Stock have been exchanged pursuant to this Article III, regardless of whether such holder has exchanged any Certificates also held by such holder.

(f) Transfer Books; No Further Ownership Rights. The Merger Consideration issued or paid in respect of the Huntsman Common Stock in accordance with the terms of this Article III shall be deemed to have been issued or paid in full satisfaction of all ownership rights in such Equity Interests, and at the Conversion Time, the transfer books of Huntsman shall be closed and thereafter there shall be no further registration of transfers on the transfer books of the Equity Interests in Huntsman that were outstanding immediately prior to the Conversion Time. From and after the Conversion Time, the holders of shares of Huntsman Common Stock outstanding immediately prior to the Conversion Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 3.03(h), if, at any time after the Conversion Time, Certificates or Book-Entry Shares are presented to the Combined Company for any reason, they shall be canceled and exchanged as provided in this Article III.

(g) Lost, Stolen or Destroyed Certificates. Subject to Section 3.03(j), if any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Combined Company or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as the Combined Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or, if the Exchange Fund has terminated, the Combined Company will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends, in each case to be issued or paid in accordance with this Article III, for each share of Huntsman Common Stock formerly represented by such Certificate.

(h) Termination of Exchange Fund. At any time following 180 days after the Conversion Time, the Combined Company shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which has not been disbursed to holders of Certificates or Book-Entry Shares and thereafter such holders shall be entitled to look only to the Combined Company for, and the Combined Company shall remain liable for, payment of their claims for the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends that such holder has the right to receive in accordance with this Article III. Notwithstanding the foregoing, any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Combined Company or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(i) Investment of Exchange Fund. The Exchange Agent shall invest any cash in the Exchange Fund as directed by the Combined Company. Any interest and other income resulting from such investments shall be paid to the Combined Company. To the extent, for any reason, the amount in the Exchange Fund is below that required to make prompt payment of the aggregate cash payments contemplated by this Article III, the Combined Company shall promptly replace, restore or supplement the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make the payments of the aggregate cash payments contemplated by this Article III.

(j) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties, the Combined Company, the Exchange Agent, or, if applicable, the Initial Surviving Company or the Final Surviving Company shall be liable to any Person for the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends, in each case to be issued or paid in accordance with this Article III, properly delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law.

(k) Withholding Rights. Each of Olin, Huntsman, the Surviving Corporation, First Merger Sub, Second Merger Sub, the Exchange Agent, and, if applicable, the Initial Surviving Company and the Final Surviving

Company (in each case, without duplication) shall be entitled to deduct and withhold, or to cause the applicable withholding agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. If a portion of the shares of Olin Common Stock otherwise deliverable to a Person is deducted and withheld hereunder, the applicable withholding agent shall be treated as having sold such shares of Olin Common Stock on behalf of such Person for an amount of cash equal to the fair market value thereof at the time of the required withholding and paid such cash proceeds to the applicable Governmental Authority.

Section 3.04 No Appraisal or Dissenters’ Rights. Under Section 262(b) of the DGCL, no appraisal or dissenters’ rights shall be available to holders of Huntsman Common Stock with respect to the Direct Merger, the First Subsidiary Merger or the other Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HUNTSMAN

Huntsman hereby represents and warrants to the Olin Parties that the statements contained in this Article IV are true and correct except as set forth in (a) the publicly available Huntsman SEC Documents and SEC filings made by Huntsman International LLC filed on or after January 1, 2024 and at least one Business Day prior to the date of this Agreement (the “Filed Huntsman SEC Documents”) (excluding any disclosures in any “Risk Factors” section, any forward-looking disclosure in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature, in each case, other than statements of historical fact included therein and including, for the avoidance of doubt, all exhibits thereto and information incorporated therein), or (b) the corresponding sections or subsections of the disclosure letter delivered by Huntsman to Olin at or before the time of entering into this Agreement (the “Huntsman Disclosure Letter”) (it being understood and agreed that any disclosure set forth in one section or subsection of the Huntsman Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to qualify (i) the section or subsection of this Agreement to which it corresponds in number and (ii) each other section or subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other section or subsection) (provided that the representations and warranties in this Article IV (except in the case of Sections 4.01 (Organization, Standing and Power), 4.03 (Subsidiaries) and 4.05(a)(i)(B) (No Conflicts; Consents)) with respect to the Huntsman Subsidiaries that are Huntsman Consolidated Owned JVs shall be given solely to the extent of the Knowledge of Huntsman).

Section 4.01 Organization, Standing and Power. Huntsman and each Huntsman Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of Huntsman Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect. Huntsman and each Huntsman Subsidiary (a) has all requisite power and authority to own, lease or operate its properties and assets and to carry on its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or license, in each case, except where the failure to be so qualified or licensed, or to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect. Prior to the date of this Agreement, Huntsman has made available to Olin true and complete copies of the amended and restated certificate of incorporation of Huntsman in effect as of the date of this Agreement (as may be further amended from time to time, the “Huntsman Charter”) and the amended and restated by-laws of Huntsman in effect as of the date of this Agreement (as may be further amended from time to time, the “Huntsman By-Laws”).

Section 4.02 Capital Structure.

(a) As of the date of this Agreement, the authorized capital stock of Huntsman consists of 1,200,000,000 shares of Huntsman Common Stock and 100,000,000 shares of preferred stock, par value $0.01 (“Huntsman Preferred Stock”). At the close of business on June 12, 2026 (the “Huntsman Capitalization Date”), (i) 175,385,274 shares of Huntsman Common Stock were issued and outstanding (which number includes 1,972,166 shares of Huntsman Restricted Stock), (ii) no shares of Huntsman Preferred Stock were issued or outstanding and (iii) 50,045,909 shares of Huntsman Common Stock were reserved for issuance under the Huntsman Stock Plans, of which (A) 1,743,581 shares of Huntsman Common Stock were issuable upon the exercise of outstanding Huntsman Stock Options (whether or not presently exercisable), (B) 455,945 shares of Huntsman Common Stock were subject to outstanding Huntsman Phantom Shares, (C) 2,041,154 and 4,911,868 shares of Huntsman Common Stock were subject to outstanding Huntsman PSUs (at target and maximum performance levels, respectively) and (D) 185,824 shares of Huntsman Common Stock were subject to outstanding Huntsman DSUs. Except as set forth in this Section 4.02, at the close of business on the Huntsman Capitalization Date, no Equity Interests of Huntsman were authorized, issued, reserved for issuance or outstanding. No shares of capital stock of Huntsman are held by any Subsidiary of Huntsman.

(b) From the close of business on the Huntsman Capitalization Date to the date of this Agreement, there have been no issuances by Huntsman of any Equity Interest of Huntsman, other than the issuance of Huntsman Common Stock upon the vesting and settlement or exercise of Huntsman Equity Awards outstanding at the close of business on the Huntsman Capitalization Date and in accordance with their respective terms and the terms of Huntsman Benefit Plans in effect at such time. All outstanding shares of Huntsman Common Stock are, and, at the time of issuance, all such shares issued in accordance with the terms of Huntsman Stock Plans will be, (i) duly authorized, validly issued, fully paid and nonassessable, (ii) free and clear of any Lien (except Liens on transfer imposed under applicable securities Laws) and (iii) not subject to or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Huntsman Charter, the Huntsman By-Laws or any Contract to which Huntsman is subject or party to or otherwise bound.

(c) Except as set forth in this Section 4.02, as of the date of this Agreement, there are no:

(i) preemptive or other outstanding rights that obligate Huntsman to issue, deliver or sell, or give any Person a right to subscribe for or acquire from Huntsman, any Equity Interests of Huntsman (except for Huntsman Equity Awards in accordance with their respective terms and conditions in effect as of the date of this Agreement);

(ii) outstanding obligations of Huntsman to directly or indirectly amend, redeem, repurchase or otherwise acquire any Equity Interests of Huntsman, except for (A) the acquisition by Huntsman of shares of Huntsman Common Stock in connection with the surrender of shares of Huntsman Common Stock by holders of Huntsman Stock Options in order to pay the exercise price thereof, (B) the withholding of shares of Huntsman Common Stock to satisfy Tax obligations with respect to Huntsman Equity Awards and (C) the acquisition by Huntsman of Huntsman Equity Awards in connection with the forfeiture of such awards or rights, in the case of each of clauses (A) through (C) in accordance with the terms and conditions of the applicable award agreements and the Huntsman Benefit Plans in effect as of the date of this Agreement;

(iii) Contracts, to which Huntsman is subject or party to or otherwise bound, with respect to the voting, transfer or registration of any Equity Interests of Huntsman or with respect to the election, designation or nomination of any director of Huntsman;

(iv) bonds, debentures, notes or other Indebtedness of Huntsman the holders of which have the right to vote (or that are convertible into or exchangeable or exercisable for securities having the right to vote) on any matters on which stockholders of Huntsman may vote (collectively, “Huntsman Voting Debt”); or

(v) “poison pill” or similar equityholder rights plan in effect to which Huntsman is subject or party to or otherwise bound.

Section 4.03 Huntsman Subsidiaries. All outstanding shares of capital stock, voting securities or other equity, ownership or voting interests in each Huntsman Subsidiary: (a) have been duly authorized, validly issued, fully paid and nonassessable; and (b) are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the DLLCA or equivalent Law of its jurisdiction of organization, the Organizational Documents of such Subsidiary or any Contract to which Huntsman or any Huntsman Subsidiary are, or, to the Knowledge of Huntsman, a stockholder of such Subsidiary is, subject, party to or otherwise bound.

Section 4.04 Authority; Execution and Delivery; Enforceability.

(a) Huntsman has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject, in the case of the Direct Merger or the Subsidiary Mergers, as applicable, to the receipt of the Huntsman Stockholder Approval. The Huntsman Board has unanimously (i) determined that it is fair to, and in the best interests of, Huntsman and its stockholders, and declared it advisable, that Huntsman enter into this Agreement and consummate the Direct Merger or the Subsidiary Mergers, as applicable, and the other Transactions, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the Transactions, including the Direct Merger or the Subsidiary Mergers, as applicable, (iii) adopted resolutions recommending that Huntsman’s stockholders adopt this Agreement (the “Huntsman Recommendation”) and (iv) directed that this Agreement, the Direct Merger, the Subsidiary Mergers and the other Transactions be submitted to Huntsman’s stockholders for adoption and approval at a duly held meeting of such stockholders for such purpose (the “Huntsman Stockholders Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the adoption and approval of this Agreement, the Direct Merger and the Subsidiary Mergers by the affirmative vote of the holders of a majority of the outstanding shares of Huntsman Common Stock entitled to vote thereon (the “Huntsman Stockholder Approval”), no other corporate proceedings (other than obtaining the approvals and making the filings contemplated by Section 4.05(b)(iii)) on the part of Huntsman are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by Huntsman and, assuming the due authorization, execution and delivery by the Olin Parties, constitutes a valid and binding agreement of Huntsman, enforceable against Huntsman in accordance with its terms, in each case except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity (the “Bankruptcy and Equity Exception”).

(b) The Huntsman Board has taken all necessary actions so that no “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulations (each, a “Takeover Statute”) is applicable to this Agreement, the Huntsman Voting and Support Agreement and the Transactions.

Section 4.05 No Conflicts; Consents.

(a) The execution and delivery by Huntsman of this Agreement does not, and the performance by Huntsman of its obligations hereunder and the consummation of the Transactions will not, (i) assuming that the Huntsman Stockholder Approval is obtained, conflict with, or result in any violation of any provision of, (A) the Huntsman Charter or the Huntsman By-Laws or (B) the comparable Organizational Documents of any Huntsman Subsidiary, (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon, any of the properties or assets of Huntsman or any Huntsman Subsidiary under, any provision of any Huntsman Material Contract to which Huntsman or any Huntsman Subsidiary is a party or by which any of their respective properties or assets are bound or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 4.05(b), any Judgment or any Law, in each case applicable to Huntsman or any Huntsman Subsidiary or their respective properties or assets (assuming that the Huntsman Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Huntsman Material Adverse Effect or would not reasonably be expected to prevent or materially impair the ability of Huntsman to consummate the Transactions.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Authority is required to be obtained or made by or with respect to Huntsman or any Huntsman Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Transactions, other than (i) (A) the filing with the SEC of the Joint Proxy Statement in definitive form, (B) the filing with the SEC, and the declaration of effectiveness under the Securities Act, of the registration statement on Form S-4 in connection with the issuance by Olin of the Merger Consideration, in which the Joint Proxy Statement will be included as a prospectus (the “Form S-4”), and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Transactions, (ii) compliance with and filings under the HSR Act, other Antitrust Laws and Foreign Investment Laws, (iii) the filing of (x) if the Direct Merger is effected, the Virginia Articles of Merger with the VSCC and the Direct Merger Certificate of Merger with the Secretary of State (and any franchise tax report required in connection therewith) or (y) if the Subsidiary Mergers are effected, the Certificates of Merger with the Secretary of State (and any franchise tax report required in connection therewith) and, in either case, the submission of appropriate documents with the relevant authorities of other jurisdictions in which Huntsman and Olin, or their respective Subsidiaries, are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Olin Common Stock to be issued in connection with the Transactions, (v) such filings with and approvals of NYSE as may be required to permit the consummation of the Transactions and the listing of the shares of Olin Common Stock to be issued as Merger Consideration and (vi) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Huntsman Material Adverse Effect or would not reasonably be expected to prevent or materially impair the ability of Huntsman to consummate the Transactions.

Section 4.06 SEC Documents.

(a) Huntsman has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and other documents (including exhibits thereto and information incorporated therein) required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since January 1, 2024 (such documents filed with or furnished to the SEC since such date, including those filed with or furnished to the SEC subsequent to the date of this Agreement (but excluding the Joint Proxy Statement and the Form S-4, each as may be amended or supplemented), in each case as may be amended or supplemented, the “Huntsman SEC Documents”).

(b) Each Huntsman SEC Document, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. Each Huntsman SEC Document, as of the time of its filing (or, if amended or supplemented prior to the date of this Agreement, then at the time of such amendment or supplement), did not, and any Huntsman SEC Document filed with or furnished to the SEC subsequent to the date of this Agreement will not at the time of its filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments received from the SEC with respect to any of the Huntsman SEC Documents and none of the Huntsman SEC Documents is, to the Knowledge of Huntsman, the subject of ongoing SEC review.

(c) Huntsman is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(d) Huntsman maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all information required to be disclosed by Huntsman in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of Huntsman’s filings with the SEC under the Exchange Act. Huntsman maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. As of the date hereof, neither Huntsman nor, to Huntsman’s Knowledge, Huntsman’s independent registered public accounting firm has identified or been made aware of (i) “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Huntsman’s internal controls over financial reporting that would reasonably be expected to adversely affect in any material respect Huntsman’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Huntsman’s internal control over financial reporting. Huntsman has made available to Olin (A) either materials relating to or a summary of any disclosure of matters described in clause (i) or (ii) in the preceding sentence made by management of Huntsman to its auditors and the audit committee of the Huntsman Board on or after January 1, 2024 and prior to the date hereof and (B) any material communication on or after January 1, 2024 and prior to the date hereof made by management of Huntsman or its auditors to the audit committee as required by the listing standards of the NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board.

(e) Each of the consolidated balance sheets included in or incorporated by reference into Huntsman SEC Documents (including the related notes and schedules) fairly presents or, in the case of Huntsman SEC Documents filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of Huntsman and the Huntsman Subsidiaries, as of the date of such balance sheet, and each of the consolidated statements of operations, comprehensive (loss) income, equity and cash flows included in or incorporated by reference into Huntsman SEC Documents (including any related notes and schedules) fairly presents, or, in the case of Huntsman SEC Documents filed after the date of this Agreement, will fairly present, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of Huntsman and the Huntsman Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

(f) No Huntsman Subsidiary other than Huntsman International LLC is required to file periodic reports with the SEC pursuant to the Exchange Act.

Section 4.07 Information Supplied. None of the information supplied or to be supplied by Huntsman for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading or (b) the Joint Proxy Statement will, at the date it is first distributed to each of Huntsman’s stockholders and Olin’s shareholders or at the time of each of Huntsman Stockholders Meeting and Olin Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation is made by Huntsman with respect to statements made or incorporated by reference therein based on information supplied by any Olin Party for inclusion or incorporation by reference therein.

Section 4.08 Absence of Certain Changes or Events.

(a) Since December 31, 2025 (the “Balance Sheet Date”), there has not occurred any effect, change, event, circumstance, condition, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Huntsman Material Adverse Effect.

(b) From the Balance Sheet Date to the date of this Agreement, except for the execution and performance of this Agreement, Huntsman and the Huntsman Subsidiaries have carried on and conducted their respective businesses in all material respects in the ordinary course of business.

(c) From the Balance Sheet Date to the date of this Agreement, except for the execution and performance of this Agreement, Huntsman and the Huntsman Subsidiaries have not taken any action that, if taken after the date of this Agreement, would require the consent of Olin pursuant to the terms of any of Section 6.01(a)(ii), (iii), (vi), (vii), (xiii), (xvi), (xvii), (xix) or, solely to the extent related to the foregoing, (xx).

Section 4.09 Taxes.

(a) Except as to the matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Huntsman Material Adverse Effect:

(i) Huntsman and each Huntsman Subsidiary (A) have duly and timely (taking into account valid extensions) filed all Tax Returns required to be filed by any of them and all such filed Tax Returns are true and complete, (B) have paid all Taxes that are required to be paid (whether or not shown on any Tax Return), (C) have withheld and paid over to the appropriate Governmental Authority all Taxes that Huntsman or Huntsman Subsidiary was obligated to withhold from amounts owing to any employee, creditor or third party and (D) have complied with all information reporting and record retention requirements with respect to the foregoing matters;

(ii) no deficiency with respect to Taxes has been proposed, asserted or assessed, in each case, in writing, against Huntsman or any Huntsman Subsidiary that has not been either fully paid or adequately reserved against in accordance with GAAP in the balance sheets included in the Filed Huntsman SEC Documents;

(iii) neither Huntsman nor any Huntsman Subsidiary has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that remains in effect other than, in each case, any such extension or waiver that is granted automatically or obtained in the ordinary course of business;

(iv) there are no pending or, to the Knowledge of Huntsman, threatened audits, examinations, investigations or other proceedings in respect of Taxes of Huntsman or any Huntsman Subsidiary;

(v) neither Huntsman nor any Huntsman Subsidiary (A) is or has been a member of an affiliated, consolidated or unitary group for Tax purposes (other than a group the common parent of which is or was Huntsman or any of its Subsidiaries), (B) is a party to or has any obligation under any Tax allocation, sharing, indemnity or reimbursement agreement or arrangement (other than (x) any customary Tax indemnification provisions in ordinary course commercial agreements or agreements that are not primarily related to Taxes or (y) agreements exclusively between or among Huntsman and its wholly owned Subsidiaries), or (C) has any liability for Taxes of any Person (other than Huntsman or any of its wholly owned Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), or as a transferee or successor;

(vi) there are no Liens for Taxes upon any property or assets of Huntsman or any Huntsman Subsidiary, except for Permitted Liens; and

(vii) no unresolved claim has been made in writing by any Governmental Authority in a jurisdiction where Huntsman or any Huntsman Subsidiary has not filed a Tax Return that Huntsman or the applicable Huntsman Subsidiary is or may be subject to Tax by such jurisdiction.

(b) Neither Huntsman nor any Huntsman Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(c) During the two-year period ending on the date of this Agreement, neither Huntsman nor any Huntsman Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax deferral (in whole or in part) under Section 355 of the Code.

(d) As of the date of this Agreement, neither Huntsman nor any Huntsman Subsidiary has taken, or agreed to take, any action or knows of any fact that could reasonably be expected to prevent or impede either the Direct Merger or the Subsidiary Mergers from qualifying for the Intended Tax Treatment.

Section 4.10 Benefits Matters.

(a) Section 4.10(a) of the Huntsman Disclosure Letter sets forth a list of each material Huntsman Benefit Plan as of the date of this Agreement (other than individual agreements that do not materially deviate from the forms made available to Olin prior to the execution of this Agreement and that have been disclosed in Section 4.10(a) of the Huntsman Disclosure Letter). Prior to the execution of this Agreement, Huntsman has made available all current plan documents and all material amendments thereto with respect to each Huntsman Benefit Plan required to be set forth on Section 4.10(a) of the Huntsman Disclosure Letter.

(b) Each Huntsman Benefit Plan that is subject to and that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and, to the Knowledge of Huntsman, circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(c) Huntsman and the Huntsman Subsidiaries, and the Huntsman Benefit Plans, are in compliance with all Laws relating to the Huntsman Benefit Plans (including, if applicable, ERISA and the Code) and the provision of compensation and benefits, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect. Neither Huntsman nor any Huntsman Subsidiary has received notice of, and, to the Knowledge of Huntsman, there are no pending material Actions (except for routine claims for benefits) or termination proceedings with respect to any Huntsman Benefit Plan, and, to the Knowledge of Huntsman, no facts exist which would reasonably be expected to give rise to any such Action or termination proceeding, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect.

(d) No Huntsman Benefit Plan is, and neither Huntsman nor any Huntsman ERISA Affiliate has ever contributed to, or been obligated to contribute to, (i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (as defined in 29 C.F.R. Section 4001.02) or a plan subject to Section 413(c) of the Code, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA or applicable state Law) or (iv) a “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code).

(e) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect, (i) no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Huntsman or any Huntsman Subsidiary or any Huntsman ERISA Affiliate, (ii) no notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to PBGC Section 4043.33 or 4043.66, has been required to be filed for any Huntsman Benefit Plan that is subject to ERISA and that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Huntsman Pension Plan”) or any employee pension benefit plan maintained or sponsored by any Huntsman ERISA Affiliate and (iii) with respect to any Huntsman Pension Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, (1) no such plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (2) no unsatisfied liability (other than for premiums to the PBGC) under Title IV of ERISA has been, or is expected to be, incurred by Huntsman or any Huntsman Subsidiary or any Huntsman ERISA Affiliate and (3) the PBGC has not instituted proceedings to terminate any such Huntsman Pension Plan.

(f) All contributions required to be made by Huntsman or any Huntsman Subsidiary under each Huntsman Benefit Plan have been timely made and all obligations in respect of each Huntsman Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Filed Huntsman SEC Documents, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect.

(g) Section 4.10(g) of the Huntsman Disclosure Letter sets forth all obligations of Huntsman and any Huntsman Subsidiary for material retiree health or life benefits under any of the Huntsman Benefit Plans or any Collective Bargaining Agreement, except as required by Section 4980B of the Code, Section 601 of ERISA or other applicable Law.

(h) All Huntsman Benefit Plans that are maintained outside of the United States that provide benefits in respect of any current or former employee of Huntsman or any Huntsman Subsidiary who is primarily based outside of the United States (i) have been maintained in accordance with all applicable Laws, (ii) if they are intended to qualify for special Tax treatment, meet all the requirements for such treatment and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions, in the case of each of clauses (i) through (iii) except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect.

(i) None of the execution and delivery of this Agreement, the obtaining of stockholder approval of this Agreement or the consummation of the Transactions will (whether alone or in connection with any other event) (i) result in any compensatory payment (whether in the form of cash, property or the vesting of property) or benefit becoming due, or increase the amount of any such payment or benefit, to any current or former director, officer, employee, consultant or other individual service provider of Huntsman or any Huntsman Subsidiary (or any dependent or beneficiary thereof); (ii) result in the acceleration of the time of payment, funding (through a grantor trust or otherwise), forgiveness of debt, vesting or exercisability of any payment, right or benefit to any current or former director, officer, employee, consultant or other individual service provider of Huntsman or any Huntsman Subsidiary (or any dependent or beneficiary thereof); (iii) limit Huntsman’s or any Huntsman Subsidiary’s right to amend, modify or terminate any Huntsman Benefit Plan or related trust; or (iv) result in the payment of any amount by Huntsman or any Huntsman Subsidiary that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(j) Neither Huntsman nor any Huntsman Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes, interest or penalties incurred, including pursuant to Section 409A, 280G or 4999 of the Code.

(k) Each Huntsman Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(l) The terms of the Huntsman Stock Plans, the Huntsman Benefit Plans and the underlying award agreements permit the treatment described in Section 7.05.

Section 4.11 Labor Matters.

(a) From January 1, 2024 to the date of this Agreement, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect, neither Huntsman nor any Huntsman Subsidiary (i) has been the subject of any unfair labor practice, labor dispute (other than routine individual grievances), labor arbitration, or any Action seeking to compel Huntsman or any Huntsman Subsidiary to bargain with any labor union or labor organization or (ii) has been subject to or threatened with any strikes, walkouts, work stoppages, slow-downs, picketing, handbilling or lockouts. From January 1, 2024 to the date of this Agreement, no union organizing efforts have occurred or, to the Knowledge of Huntsman, been threatened with respect to persons employed by Huntsman or any Huntsman Subsidiary.

(b) Section 4.11(b) of the Huntsman Disclosure Letter sets forth all Collective Bargaining Agreements in effect to which Huntsman or any Huntsman Subsidiary is party to or bound by. True and complete copies of all such Collective Bargaining Agreements have been made available to Olin prior to the execution of this Agreement.

(c) Huntsman and each Huntsman Subsidiary is, and has been since January 1, 2024, in compliance with all applicable Laws and Judgments governing employment or labor, including all contractual commitments and all such Laws relating to wages, hours, worker classification (including the classification of independent contractors and exempt and non-exempt employees), leasing of employees, co-employment of individuals, immigration, collective bargaining, discrimination, harassment, retaliation, civil rights, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee leave issues, employee trainings and notices, COVID-19, affirmative action, unemployment insurance, safety and health and workers’ compensation except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect. Huntsman does not have any requirement under any Collective Bargaining Agreement or applicable Law to provide notice to, or to enter into any consultation procedure with, any labor union or other organization in connection with the execution of this Agreement or the Transactions, except where the failure to provide such notice or enter into such consultation procedure, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect.

(d) Neither Huntsman nor any of the Huntsman Subsidiaries is a party to a settlement agreement with a director or executive officer that involves allegations relating to sexual harassment, unlawful discrimination or other similar misconduct made by any current or former employee or independent contractor of Huntsman or a Huntsman Subsidiary against such individual, in each case, entered into since January 1, 2024. To the Knowledge of Huntsman, since January 1, 2024, no allegations of sexual harassment, unlawful discrimination or other similar misconduct have been made in writing against any director or executive officer by any employee or independent contractor of Huntsman or a Huntsman Subsidiary against such individual.

Section 4.12 Litigation; Undisclosed Liabilities.

(a) There is no, and since January 1, 2024, there has been no, Judgment outstanding against or, to the Knowledge of Huntsman, investigation by any Governmental Authority involving Huntsman or any Huntsman Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Huntsman Material Adverse Effect. There are no Actions pending or, to the Knowledge of Huntsman, threatened against Huntsman or any Huntsman Subsidiary, any of their respective properties or assets or any present or former officer or director of Huntsman or any Huntsman Subsidiary except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Huntsman Material Adverse Effect.

(b) There are no liabilities or obligations of Huntsman or any of the Huntsman Subsidiaries, whether or not accrued, contingent or otherwise, other than (i) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the consolidated balance sheet of Huntsman as of the Balance Sheet Date and the notes thereto set forth in Huntsman’s annual report on Form 10-K for the year ended December 31, 2025; (ii) liabilities or obligations incurred in the ordinary course of business since the Balance Sheet Date, none of which result from a claim of infringement, misappropriation or breach of contract; (iii) liabilities or obligations arising out of this Agreement or the Transactions (and which do not arise out of a breach by Huntsman of any representation or warranty in this Agreement); and (iv) liabilities or obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Huntsman Material Adverse Effect.

(c) There is no, and since January 1, 2024, there have been no, internal investigations conducted by Huntsman Board (or any committee thereof), any compliance officer of Huntsman or any auditor or legal counsel at the request of any of the foregoing concerning any alleged improper, wrongful or fraudulent financial, accounting or tax matter or practice, or any conflict of interest, illegal activity, fraudulent or deceptive conduct or malfeasance issues, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Huntsman Material Adverse Effect.

Section 4.13 Compliance with Applicable Laws; Permits.

(a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Huntsman Material Adverse Effect, (i) Huntsman and the Huntsman Subsidiaries are, and since January 1, 2024, have been, in compliance with all Laws and Judgments applicable to their businesses, operations, properties or assets, and (ii) there is no, and since January 1, 2024, there has been no, Action pending or, to the Knowledge of Huntsman, threatened alleging that Huntsman or a Huntsman Subsidiary is not in compliance with any applicable Law or Judgment.

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect, (i) Huntsman and the Huntsman Subsidiaries hold all Permits necessary to conduct their respective businesses as currently conducted, (ii) the operation of the business of Huntsman and each Huntsman Subsidiary as currently conducted is not, and has not been since January 1, 2024, in default or violation of, nor are Huntsman or any Huntsman Subsidiary in default or violation under, any Permits and, to the Knowledge of Huntsman, no event has occurred which would constitute a default or violation of any Permit and (iii) all Permits necessary to conduct the respective businesses of Huntsman and the Huntsman Subsidiaries as currently conducted are in full force and effect.

Section 4.14 Anti-Corruption; Sanctions; Anti-Money Laundering.

(a) Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to Huntsman and the Huntsman Subsidiaries, taken as a whole, Huntsman, the Huntsman Subsidiaries and, to the Knowledge of Huntsman, their respective officers, directors, employees and agents are in compliance with, and since January 1, 2021, have complied with: (i) the provisions of the FCPA applicable to Huntsman, the Huntsman Subsidiaries and such officers, directors, employees and agents, and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws applicable to Huntsman and the Huntsman Subsidiaries in each jurisdiction they operate or have operated and in which any agent thereof is conducting or has conducted business on behalf of Huntsman or any Huntsman Subsidiary.

(b) Huntsman and the Huntsman Subsidiaries have instituted and maintain and enforce policies and procedures designed to ensure compliance with the FCPA and other applicable anti-bribery and anti-corruption Laws, in each case, as required by applicable Laws.

(c) Neither Huntsman nor any Huntsman Subsidiary, nor, to the Knowledge of Huntsman, any director, manager, employee or agent of Huntsman or any Huntsman Subsidiary (in his or her capacity as a director, manager, employee or agent of Huntsman or any Huntsman Subsidiary), is, or since January 1, 2021, has been, subject to any actual, pending or, to the Knowledge of Huntsman, threatened Action, or, since January 1, 2021, has made any voluntary disclosures to any Governmental Authority, involving Huntsman or any Huntsman Subsidiary relating to the FCPA or any other anti-bribery, anti-corruption or anti-money laundering Laws, except for such Actions and voluntary disclosures that, individually or in the aggregate, has not been and would not reasonably be expected to be material to Huntsman and the Huntsman Subsidiaries, taken as a whole.

(d) Except as set forth in Schedule 4.14:

(i) (i) Without limiting the generality of the foregoing, Huntsman and each Huntsman Subsidiary is in compliance in all respects with, and (x) since January 1, 2021, has complied in all respects with, Trade Control Regulations, and (y) since January 1, 2021, has complied in all respects with Sanctions Regulations, except for such non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to Huntsman and the Huntsman Subsidiaries, taken as a whole.

(ii) Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to Huntsman and the Huntsman Subsidiaries, taken as a whole, neither Huntsman nor any Huntsman Subsidiary, nor, to the Knowledge of Huntsman, any director, manager, employee or agent of Huntsman or any Huntsman Subsidiary (in his or her capacity as a director, manager, employee or agent of Huntsman or any Huntsman Subsidiary), (A) is or has been, subject to any actual, pending or, to the Knowledge of Huntsman, threatened, Action, or has made any voluntary disclosures to any Governmental Authority, involving Huntsman or any Huntsman Subsidiary relating to (x) the Trade Control Regulations or (y) Sanctions Regulations, since January 1, 2021 or (B) makes, or since January 1, 2021, has made, any sales to, or engages, or has engaged, in transactions, dealings or other business activities with or for the benefit of, directly or indirectly, any Persons or jurisdictions that are the subject or target of any Sanctions Regulations in violation of Sanctions Regulations, including (1) any Person listed in any Sanctions Regulations-related list of designated Persons, (2) any Person located, organized, or resident in a jurisdiction that is the subject or target of any Sanctions Regulations, (3) the government of a jurisdiction that is the subject or target of any Sanctions Regulations, or (4) any Person 50% or more owned or, where relevant under applicable Sanctions Regulations, controlled by any Person or Persons described in clauses (1), (2) or (3), or acting for or on behalf of such Person or Persons, in each case under this clause (B), in violation thereof.

Section 4.15 Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Huntsman Material Adverse Effect:

(a) Huntsman and the Huntsman Subsidiaries are, and since January 1, 2021, have been, in compliance with all Environmental Laws, and neither Huntsman nor any Huntsman Subsidiary has received any written (i) notice from a Governmental Authority or other Person that alleges that Huntsman or any Huntsman Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law, or is in serious violation of the Occupational Safety and Health Act (“OSHA”) or any equivalent state statute, in connection with the operations or business of Huntsman or any Huntsman Subsidiary or (ii) request for information from a Governmental Authority in connection with an actual or alleged violation or liability pursuant to any Environmental Law, except, in each case of clauses (i) and (ii), for any matters that have been fully and finally resolved;

(b) Huntsman and the Huntsman Subsidiaries have obtained, maintained, and since January 1, 2021, have been in compliance with, all Permits required pursuant to any Environmental Law for their respective businesses, operations and occupation of their facilities and, to the Knowledge of Huntsman, all such Permits are valid and in full force and effect;

(c) there are no Environmental Claims (i) pending or, to the Knowledge of Huntsman, threatened against Huntsman or any Huntsman Subsidiary or (ii) to the Knowledge of Huntsman, pending or threatened against any third party where (A) Huntsman or any Huntsman Subsidiary has expressly agreed to indemnify such third party contractually for the subject of such Environmental Claims and (B) Huntsman or any Huntsman Subsidiary has received written notice from such third party of a request for indemnification;

(d) there is no Judgment by or with any Governmental Authority pursuant to Environmental Law under which Huntsman or any Huntsman Subsidiary has any outstanding obligations;

(e) there has been no Release of, treatment, storage, handling, arrangement for disposal or transportation of, or exposure of any Person to, any Hazardous Material, in each such case, that has or would reasonably be expected to give rise to any Environmental Claim or Judgment pursuant to Environmental Law against, or any other liability or obligation pursuant to Environmental Law on the part of, Huntsman or any Huntsman Subsidiary, including with respect to any notification, reporting, investigation or remediation relating to any Hazardous Material; and

(f) neither Huntsman nor any Huntsman Subsidiary has expressly retained or assumed contractually, or provided an indemnity with respect to, any liabilities of any other Person arising under or pursuant to Environmental Law.

Section 4.16 Contracts.

(a) Section 4.16 of the Huntsman Disclosure Letter sets forth a list as of the date of this Agreement of each Huntsman Material Contract. For purposes of this Agreement, “Huntsman Material Contract” means any Contract (including amendments, supplements and side letters thereto) to which either Huntsman or any Huntsman Subsidiary is a party or by which any of their respective properties or assets are bound, other than any Huntsman Benefit Plan and Contracts only among Huntsman and its wholly owned Subsidiaries, that:

(i) is required to be filed by Huntsman as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) relates to the formation, creation, operation, governance, management or control of any partnership or joint venture, in each case, material to Huntsman and the Huntsman Subsidiaries, taken as a whole, other than with respect to any partnership or joint venture that is wholly owned by Huntsman or any wholly owned Huntsman Subsidiary;

(iii) involves the settlement of any Action or threatened Action (or series of related Actions) which (A) will involve payments by Huntsman or any Huntsman Subsidiary after the date hereof in excess of $30,000,000 or (B) will impose, or currently imposes, materially burdensome monitoring or reporting obligations on Huntsman or any Huntsman Subsidiary or material restrictions on Huntsman or any Huntsman Subsidiary (or, following the Conversion Time, on the Combined Company or its Subsidiaries);

(iv) is a Huntsman Real Property Lease;

(v) (x) pursuant to which Huntsman or any Huntsman Subsidiary grants or is granted a license, a covenant not to sue or consent to use, or (y) that materially and adversely affects the ability of Huntsman or any Huntsman Subsidiary to enforce, use, or license, in each case, any Intellectual Property that is material to Huntsman and the Huntsman Subsidiaries, taken as a whole, other than (A) non-exclusive licenses for commercially available off-the-shelf software, (B) any other non-exclusive licenses for Intellectual Property that are available on standard terms and generally commercially available, (C) Intellectual Property assignment and confidentiality agreements entered into with employees and independent contractors of Huntsman or any Huntsman Subsidiary, under which such employees or contractors assign rights in all developed Intellectual Property for or on behalf of Huntsman to Huntsman (or any of its Affiliates) and (D) Contracts containing non-exclusive licenses of Intellectual Property that are incidental to the primary purpose of the applicable Contract;

(vi) provides for Indebtedness of the type described in clause (a) or (b) of the definition thereof of Huntsman or any Huntsman Subsidiary, or any guarantees by Huntsman or any Huntsman Subsidiary of any such

Indebtedness, in each case, having an outstanding or committed amount in excess of $150,000,000, whether secured or unsecured, other than Indebtedness solely between or among any of Huntsman and any of its wholly owned Subsidiaries;

(vii) is a Government Contract, which Contract is material to Huntsman and the Huntsman Subsidiaries, taken as a whole;

(viii) is (A) a material revenue-generating Contract with a Huntsman Top Customer, (B) a Contract with a Huntsman Top Supplier that provides for material payments by Huntsman or its Subsidiaries or (C) with a sole-source or single-source supplier of material tangible products, services or raw materials that are not readily available from other suppliers;

(ix) provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of assets in the ordinary course of business), business (whether by merger, sale of stock, sale of assets or otherwise) or real property, in each case, (A) with any outstanding “earn-out”, indemnification or deferred or contingent payment obligations that exceed or would reasonably be expected to exceed $10,000,000 or (B) at a purchase or sale price that exceeds or would reasonably be expected to exceed $10,000,000;

(x) is with an (A) executive officer or director of Huntsman (other than employment-related Contracts), (B) “affiliate” (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or (C) “associate” (or members of their “immediate family”) (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such executive officer, director or affiliate; or

(xi) is with a Huntsman Top Customer or Huntsman Top Supplier and contains provisions that (A) grant a “most favored nation” or most favored customer pricing to any Person, (B) prohibit in any material respect Huntsman or any Huntsman Subsidiary from competing in or conducting any line of business or (C) grant a right of exclusivity to any Person that prevents Huntsman or any Huntsman Subsidiary from entering any geographic territory, in each case other than (1) Contracts that can be terminated (including such restrictive provisions) by Huntsman or any Huntsman Subsidiary on less than 180 days’ notice without payment by Huntsman or any Huntsman Subsidiary of any material penalty and (2) license agreements for Intellectual Property limiting Huntsman’s and the Huntsman Subsidiaries’ use of such Intellectual Property to specified fields of use.

(b) True and complete copies of each Huntsman Material Contract in effect as of the date of this Agreement have been made available to Olin prior to the date of this Agreement.

(c) Each Huntsman Material Contract is, subject to the Bankruptcy and Equity Exception, valid and binding on Huntsman or any Huntsman Subsidiary, as the case may be and, to the Knowledge of Huntsman, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as, individually or in the aggregate, have not had and would not reasonably be expected to have a Huntsman Material Adverse Effect. Neither Huntsman nor any Huntsman Subsidiary nor, to the Knowledge of Huntsman, any other party is in breach of or in default under any Huntsman Material Contract, and no event has occurred that remains pending or unresolved that, with the lapse of time or the giving of notice or both, would constitute a breach or default thereunder, in each case except for such breaches and defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have a Huntsman Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect, as of the date of this Agreement, neither Huntsman nor any Huntsman Subsidiary has received written notice alleging a breach of or default under any Huntsman Material Contract or of an intent to terminate or amend the terms and conditions of such Huntsman Material Contract.

(d) Since January 1, 2024: (i) neither Huntsman, any Huntsman Subsidiary, nor any Principal (as defined at 48 C.F.R. § 52.209-5) of Huntsman or any Huntsman Subsidiary has been debarred or suspended from doing business with any Governmental Authority, no suspension or debarment action has been commenced or, to the Knowledge of Huntsman, threatened against Huntsman, any Huntsman Subsidiary, or any Principal of Huntsman or any Huntsman Subsidiary, and there exists no circumstances that would require Huntsman or any Huntsman Subsidiary to answer any of the questions at 48 C.F.R. § 52.209-5(a)(1) in the affirmative; (ii) no Governmental Authority has notified Huntsman or any Huntsman Subsidiary in writing or, to the Knowledge of Huntsman, through any other communication of any material breach or violation of any applicable Law or of any certification, representation, clause, provision or requirement of any Government Contract that in each case remains unresolved; (iii) neither Huntsman nor any Huntsman Subsidiary has received any written notice or, to the Knowledge of Huntsman, any other communication of any termination for default, cure notice or show cause notice pertaining to any Government Contract that in each case remains unresolved; (iv) neither Huntsman nor any Huntsman Subsidiary has received any written notice or, to the Knowledge of Huntsman, any other communication of any audits or investigations by any Governmental Authority with respect to a Government Contract or Government Bid that in each case remains unresolved (other than in the ordinary course of business); and (v) neither Huntsman nor any Huntsman Subsidiary has made any voluntary or mandatory disclosures to any Governmental Authority with respect to any irregularity, misstatement, overpayment or violation of applicable Law arising under or relating to any Government Contract or Government Bid, nor, to the Knowledge of Huntsman, has any violation occurred for which Huntsman or any Huntsman Subsidiary is required under applicable Law to make any such disclosure to a Governmental Authority except, in the case of each of clauses (i) through (v), as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect.

Section 4.17 Real and Personal Properties.

(a) Huntsman or a Huntsman Subsidiary, as applicable, has good and marketable title to each Huntsman Owned Real Property, free and clear of all Liens other than Permitted Liens, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect.

(b) True and complete copies of each Huntsman Real Property Lease have been made available to Olin prior to the date of this Agreement. Huntsman or a Huntsman Subsidiary, as applicable, has a good and valid leasehold, subleasehold or licensee interest in each Huntsman Leased Real Property, free and clear of all Liens other than Permitted Liens, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect.

(c) Huntsman or a Huntsman Subsidiary, as applicable, is in exclusive possession of each Huntsman Real Property and no third party has a right to use or occupy all or any portion of any Huntsman Real Property, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect. The Huntsman Real Property is, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of Huntsman and the Huntsman Subsidiaries as presently conducted, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect. With respect to the Huntsman Real Property, (i) there are no outstanding options or rights of first refusal or offer for the benefit of a third party to purchase or lease all or any portion of any Huntsman Real Property, and (ii) there are no existing, pending, or threatened condemnation, eminent domain or other similar proceedings affecting all or any portion of any Huntsman Real Property, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect.

(d) Huntsman and each Huntsman Subsidiary has good and valid title to, or valid license or leasehold interests in, all its respective personal properties and assets (the “Huntsman Properties”), free and clear of all Liens other than Permitted Liens, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect. The Huntsman Properties are, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of Huntsman and the

Huntsman Subsidiaries as presently conducted, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect. Huntsman and each Huntsman Subsidiary has complied with the terms of all leases, subleases and licenses entitling it to use Huntsman Properties (the “Huntsman Leases”), and all Huntsman Leases are valid and in full force and effect, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect.

Section 4.18 Customers and Suppliers.

(a) Section 4.18 of the Huntsman Disclosure Letter sets forth a list of (i) the top 10 customers of Huntsman and the Huntsman Subsidiaries, taken as a whole, measured by aggregate payments made by such customer during the fiscal year ended December 31, 2025 (each, a “Huntsman Top Customer”) and (ii) the top 10 suppliers, manufacturers or service providers of Huntsman and the Huntsman Subsidiaries, taken as a whole (other than any wholly owned Huntsman Subsidiary), measured by aggregate payments made by Huntsman or any Huntsman Subsidiary during the fiscal year ended December 31, 2025 (each, a “Huntsman Top Supplier”).

(b) Since the Balance Sheet Date through the date of this Agreement, none of Huntsman or any Huntsman Subsidiary has received from any Huntsman Top Customer or Huntsman Top Supplier written communications terminating, not renewing or materially reducing (or stating the intent to terminate, not renew or materially reduce), materially altering the terms (or stating the intent to materially alter the terms) of such Huntsman Top Customer’s or Huntsman Top Supplier’s relationship with Huntsman or any Huntsman Subsidiary or alleging a material breach of the terms of any Contracts with such Huntsman Top Customer or Huntsman Top Supplier, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect.

Section 4.19 Intellectual Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect:

(a) Huntsman or a Huntsman Subsidiary, as applicable, solely owns all right, title and interest in and to the Huntsman Intellectual Property, free and clear of all Liens other than Permitted Liens. All Huntsman Registered Intellectual Property is subsisting and, to the Knowledge of Huntsman, valid and enforceable.

(b) Huntsman and the Huntsman Subsidiaries own or have valid licenses or rights to use all Intellectual Property that is necessary for the operation of the business of Huntsman and each Huntsman Subsidiary as currently operated, and such ownership or right to use such Intellectual Property will not be adversely affected by the execution and delivery of this Agreement, the obtaining of the Huntsman Stockholder Approval or the consummation of the Transactions.

(c) Neither Huntsman nor any Huntsman Subsidiary has, since January 1, 2024, (i) made any written claim to any Person alleging that such Person has infringed, misappropriated or otherwise violated any Huntsman Intellectual Property, or (ii) received any written claim from any Person alleging that Huntsman or any Huntsman Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property of such Person and, to the Knowledge of Huntsman, no claims are threatened against Huntsman or any Huntsman Subsidiary (x) alleging that Huntsman or any Huntsman Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property of any Person or (y) challenging the ownership, validity or enforceability of any Huntsman Registered Intellectual Property (or, to the Knowledge of Huntsman, any other Huntsman Intellectual Property). To the Knowledge of Huntsman, (i) since January 1, 2024, neither Huntsman nor any Huntsman Subsidiary has infringed, misappropriated or otherwise violated the Intellectual Property of any Person and (ii) no Person has, since January 1, 2024, infringed, misappropriated or otherwise violated any Huntsman Intellectual Property.

(d) Huntsman and the Huntsman Subsidiaries have taken commercially reasonable measures to protect and maintain the confidentiality of all Trade Secrets included in the Huntsman Intellectual Property and neither

Huntsman nor any Huntsman Subsidiary has disclosed, delivered or licensed any Trade Secrets included in the Huntsman Intellectual Property to any third party, other than subject to valid, written nondisclosure or confidentiality obligations, which have not been breached by Huntsman or any Huntsman Subsidiary or, to the Knowledge of Huntsman, any other party thereto. To the Knowledge of Huntsman, there has been no unauthorized disclosure of any such Trade Secrets or other confidential information of Huntsman or the Huntsman Subsidiaries to any Person.

(e) Any current or former employee or independent contractor of Huntsman and each Huntsman Subsidiary who, either alone or with others, creates, develops or invents, or has created, developed or invented, any material Huntsman Intellectual Property has entered into a written agreement with Huntsman or such Huntsman Subsidiary, as applicable, that (x) obliges such employee or independent contractor to disclose such Huntsman Intellectual Property to Huntsman or such Huntsman Subsidiary, and (y) assigns all right, title, and interest in, to, and under such Huntsman Intellectual Property to Huntsman or such Huntsman Subsidiary, to the extent Huntsman or such Huntsman Subsidiary is not the owner of such Huntsman Intellectual Property by operation of law. No current or former employee or independent contractor of Huntsman or any Huntsman Subsidiary owns any rights in or to any Huntsman Intellectual Property.

Section 4.20 IT Systems. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect:

(a) Huntsman and the Huntsman Subsidiaries have implemented and maintained commercially reasonable security and other measures designed to protect the Huntsman IT Systems used in connection with the operation of the business of Huntsman and each Huntsman Subsidiary as currently conducted (the “Huntsman IT Systems”) from viruses and unauthorized access, use, modification, disclosure or other misuse and have in place commercially reasonable disaster recovery and security plans, and procedures relating to the Huntsman IT Systems, in each case, consistent with industry standards and in compliance with applicable Privacy Legal Requirements. To Huntsman’s Knowledge, since January 1, 2024, (i) there has been no unauthorized access to or unauthorized use of the Huntsman IT Systems and (ii) the Huntsman IT Systems have not malfunctioned or failed.

(b) The Huntsman IT Systems operate and perform in accordance with their documentation and functional specifications. The Huntsman IT Systems are reasonably sufficient for the operation of the business of Huntsman and the Huntsman Subsidiaries as currently conducted. To the Knowledge of Huntsman, none of the Huntsman IT Systems contain any material virus, “trojan horse”, worm or other code, software routine or instructions designed, intended or reasonably expected to result in or to permit unauthorized access to or to disable, erase or otherwise harm the Huntsman IT Systems or Personal Data Processed by Huntsman or any Huntsman Subsidiary.

Section 4.21 Data Security and Privacy. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect:

(a) Since January 1, 2024, (i) Huntsman and the Huntsman Subsidiaries have complied with all Privacy Legal Requirements and (ii) neither Huntsman nor any Huntsman Subsidiary has (A) been subject to any Action regarding its Processing of any Personal Data and there are no such Actions pending or, to the Knowledge of Huntsman, threatened related to any violation of applicable Privacy Legal Requirements or (B) notified, or been legally required to notify, any Person in connection with a breach, loss or disclosure of, or unauthorized access to, any Personal Data Processed by Huntsman or any Huntsman Subsidiary.

(b) To the Knowledge of Huntsman, the consummation and performance of this Agreement and the Transactions will not breach or otherwise cause any violation of any Privacy Legal Requirements that would result in any material constraint on the Processing of Personal Data for the operation of the business of Huntsman and each Huntsman Subsidiary as currently operated.

Section 4.22 Affiliate Transactions. Except for (i) employment-related Contracts filed or incorporated by reference as an exhibit to the Filed Huntsman SEC Documents or (ii) any Huntsman Benefit Plans, as of the date of this Agreement, there are no Contracts between Huntsman or any Huntsman Subsidiary, on the one hand, and any (x) present executive officer or director of Huntsman, (y) Person that, to the Knowledge of Huntsman, is the record or beneficial owner of more than 5% of the shares of Huntsman Common Stock as of the date of this Agreement or (z) to the Knowledge of Huntsman, any affiliate of any such executive officer, director or owner (other than Huntsman or any Huntsman Subsidiary), on the other hand.

Section 4.23 Insurance. Huntsman and each Huntsman Subsidiary maintain insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect, (a) each insurance policy of Huntsman or any Huntsman Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy was purported to be in effect and (b) neither Huntsman nor any Huntsman Subsidiary is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy. There is no claim by Huntsman or any Huntsman Subsidiary pending under any such policies that (i) to the Knowledge of Huntsman, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business or (ii) if not paid would have or reasonably be expected to have, individually or in the aggregate with all other such claims, a Huntsman Material Adverse Effect.

Section 4.24 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Citigroup Global Markets Inc. (“Citi”) and Morgan Stanley & Co. LLC (“Morgan Stanley” and, together with Citi, the “Huntsman Financial Advisors”), the fees and expenses of which will be paid by Huntsman, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Huntsman.

Section 4.25 Opinions of Financial Advisors. The Huntsman Board has received (a) an opinion from Citi to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such opinion, the Exchange Ratio in the Direct Merger or the First Subsidiary Merger, as applicable, is fair, from a financial point of view, to the holders of Huntsman Common Stock, and (b) an opinion from Morgan Stanley to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such opinion, the Exchange Ratio in the Direct Merger or the First Subsidiary Merger, as applicable, is fair, from a financial point of view, to the holders of Huntsman Common Stock. Promptly after the execution of this Agreement, Huntsman will furnish to Olin, solely for informational purposes, true and complete copies of the written opinions of the Huntsman Financial Advisors.

Section 4.26 No Other Representations or Warranties.

(a) Except for the representations and warranties contained in Article V or in any certificate executed and delivered pursuant to the terms of this Agreement, Huntsman acknowledges and agrees that none of Olin or any other Person on behalf of Olin makes any other express or implied representation or warranty with respect to (i) Olin or any of its Affiliates or their businesses, operations, assets, liabilities, condition (financial or otherwise) or otherwise or (ii) any other information provided to Huntsman or its Affiliates or Representatives, including any information, documents, presentations, projections, estimates, forecasts or other material, made available to Huntsman or its Affiliates or Representatives in any format, in each case in connection with the Transactions. Except as otherwise expressly provided in this Agreement and to the extent any such information is expressly included in a representation or warranty contained in Article V or in any certificate executed and delivered pursuant to the terms of this Agreement, Huntsman acknowledges and agrees that, in connection with the Transactions, neither Olin nor any other Person will have or be subject to any liability or obligation to Huntsman or any Affiliate or Representative of Huntsman resulting from the distribution or failure to distribute to

Huntsman, or the use by Huntsman of, any such information made available to Huntsman or any other Person on behalf of Huntsman in any format in connection with the Transactions.

(b) Huntsman acknowledges and agrees that (i) neither Huntsman nor any Person on behalf of Huntsman is relying on any representation or warranty of the Olin Parties or any of their respective Affiliates except for those expressly set forth in Article V or in any certificate executed and delivered pursuant to the terms of this Agreement and (ii) no person has been authorized by the Olin Parties or any of their respective Affiliates to make any representation or warranty relating to the Olin Parties or any of their respective Affiliates or their respective businesses or otherwise in connection with the Transactions, and if made, such representation or warranty has not been and shall not be relied upon by Huntsman or any Person on behalf of Huntsman.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE OLIN PARTIES

Each Olin Party hereby represents and warrants to Huntsman that the statements contained in this Article V are true and correct except as set forth in (a) the publicly available Olin SEC Documents filed on or after January 1, 2024 and at least one Business Day prior to the date of this Agreement (the “Filed Olin SEC Documents”) (excluding any disclosures in any “Risk Factors” section, any forward-looking disclosure in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature, in each case, other than statements of historical fact included therein and including, for the avoidance of doubt, all exhibits thereto and information incorporated therein), or (b) the corresponding sections or subsections of the disclosure letter delivered by Olin to Huntsman at or before the time of entering into this Agreement (the “Olin Disclosure Letter”) (it being understood and agreed that any disclosure set forth in one section or subsection of the Olin Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to qualify (i) the section or subsection of this Agreement to which it corresponds in number and (ii) each other section or subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other section or subsection) (provided that the representations and warranties in this Article V (except in the case of Sections 5.01 (Organization, Standing and Power), 5.03 (Subsidiaries) and 5.05(a)(i)(B) (No Conflicts; Consents)) with respect to the Olin Subsidiaries that are Olin Consolidated Owned JVs shall be given solely to the extent of the Knowledge of Olin).

Section 5.01 Organization, Standing and Power. Olin and each Olin Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of Olin Subsidiaries (other than any Olin Party), where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect. Olin and each Olin Subsidiary (a) has all requisite power and authority to own, lease or operate its properties and assets and to carry on its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or license, in each case, except where the failure to be so qualified or licensed, or to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect. Prior to the date of this Agreement, Olin has made available to Huntsman true and complete copies of (i) the amended and restated articles of incorporation of Olin in effect as of the date of this Agreement (as may be further amended from time to time, the “Olin Charter”) and the amended by-laws of Olin in effect as of the date of this Agreement (as may be further amended from time to time, the “Olin By-Laws”), (ii) the certificate of incorporation and by-laws of First Merger Sub as in effect as of the date of this Agreement and (iii) the certificate of formation and limited liability company agreement of Second Merger Sub as in effect as of the date of this Agreement.

Section 5.02 Capital Structure.

(a) As of the date of this Agreement, the authorized capital stock of Olin consists of 240,000,000 shares of Olin Common Stock and 10,000,000 shares of preferred stock, par value $1.00 (“Olin Preferred Stock”). At the close of business on June 12, 2026 (the “Olin Capitalization Date”), (i) 113,978,277 shares of Olin Common Stock were issued and outstanding, (ii) no shares of Olin Preferred Stock were issued or outstanding and (iii) 10,342,516 and 319,023 shares of Olin Common Stock were reserved for issuance under the Olin Stock Plans and the Olin Deferred Compensation Plans, respectively, of which (A) 3,691,615 shares of Olin Common Stock were issuable upon the exercise of outstanding Olin Stock Options (whether or not presently exercisable), (B) 959,369 shares of Olin Common Stock were subject to Olin RSUs, (C) 1,293,342 and 2,586,684 shares of Olin Common Stock were subject to Olin PSUs (at target and maximum performance levels, respectively) and (D) 319,023 shares of Olin Common Stock were subject to outstanding Olin Deferred Plan Phantom Units. Except as set forth in this Section 5.02, at the close of business on the Olin Capitalization Date, no Equity Interests of Olin were authorized, issued, reserved for issuance or outstanding.

(b) From the close of business on the Olin Capitalization Date to the date of this Agreement, there have been no issuances by Olin of any Equity Interest of Olin, other than the issuance of Olin Common Stock upon the vesting and settlement or exercise of Olin Equity Awards outstanding at the close of business on the Olin Capitalization Date and in accordance with their respective terms and the terms of Olin Benefit Plans in effect at such time. All outstanding shares of Olin Common Stock are, and, at the time of issuance, all such shares issued in accordance with the terms of Olin Stock Plans will be, (i) duly authorized, validly issued, fully paid and nonassessable, (ii) free and clear of any Lien (except Liens on transfer imposed under applicable securities Laws) and (iii) not subject to or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Olin Charter, the Olin By-Laws or any Contract to which Olin is subject or party to or otherwise bound.

(c) Except as set forth in this Section 5.02, as of the date of this Agreement, there are no:

(i) preemptive or other outstanding rights that obligate Olin to issue, deliver or sell, or give any Person a right to subscribe for or acquire from Olin, any Equity Interests of Olin (except for Olin Equity Awards in accordance with their respective terms and conditions in effect as of the date of this Agreement);

(ii) outstanding obligations of Olin to directly or indirectly amend, redeem, repurchase or otherwise acquire any Equity Interests of Olin, except for (A) the acquisition by Olin of shares of Olin Common Stock in connection with the surrender of shares of Olin Common Stock by holders of Olin Stock Options in order to pay the exercise price thereof, (B) the withholding of shares of Olin Common Stock to satisfy Tax obligations with respect to Olin Equity Awards or Olin Deferred Plan Phantom Units and (C) the acquisition by Olin of Olin Equity Awards in connection with the forfeiture of such awards or rights, in the case of each of clauses (A) through (C) in accordance with the terms and conditions of the applicable award agreements and the Olin Benefit Plans in effect as of the date of this Agreement;

(iii) Contracts, to which Olin is subject or party to or otherwise bound, with respect to the voting, transfer or registration of any Equity Interests of Olin or with respect to the election, designation or nomination of any director of Olin;

(iv) bonds, debentures, notes or other Indebtedness of Olin the holders of which have the right to vote (or that are convertible into or exchangeable or exercisable for securities having the right to vote) on any matters on which shareholders of Olin may vote (collectively, “Olin Voting Debt”); or

(v) “poison pill” or similar equityholder rights plan in effect to which Olin is subject or party to or otherwise bound.

(d) The authorized capital stock of First Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued and outstanding and free and clear of any

Lien. All of the issued and outstanding shares of First Merger Sub Common Stock are, and at the First Effective Time, if applicable, will be, owned, directly or indirectly, by Olin, and there are no other Equity Interests of First Merger Sub.

(e) All of the outstanding units of Second Merger Sub are, and at the Second Effective Time, if applicable, will be, owned, directly or indirectly, by Olin and there are no other Equity Interests of Second Merger Sub. At all times since the date of its formation, Second Merger Sub has been treated as an entity disregarded and separate from Olin for U.S. federal income tax purposes.

Section 5.03 Olin Subsidiaries.

(a) All outstanding shares of capital stock, voting securities or other equity, ownership or voting interests in each Olin Subsidiary: (i) have been duly authorized, validly issued, fully paid and nonassessable; and (ii) are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the VSCA, the DGCL, the DLLCA or equivalent Law of its jurisdiction of organization, the Organizational Documents of such Subsidiary or any Contract to which Olin or any Olin Subsidiary are, or, to the Knowledge of Olin, a stockholder of such Subsidiary is, subject, party to or otherwise bound.

(b) No Subsidiary of Olin owns any Huntsman Common Stock.

Section 5.04 Authority; Execution and Delivery; Enforceability.

(a) Each Olin Party has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject, (x) in the case of the Direct Merger, to the receipt of the Olin Direct Merger Approval and (y) in the case of the Subsidiary Mergers, (1) in the case of the Share Issuance, to the receipt of the Olin Share Issuance Approval, (2) in the case of the First Subsidiary Merger, to the receipt of the First Merger Sub Sole Stockholder Approval and (3) in the case of the Second Subsidiary Merger, to the receipt of the Second Merger Sub Sole Member Approval. The Olin Board, in accordance with its good faith business judgment of the best interests of Olin and its shareholders, has unanimously (i) determined that Olin enter into this Agreement and consummate, as applicable, the Direct Merger or the Subsidiary Mergers and the Share Issuance and the other Transactions, (ii) approved resolutions adopting this Agreement and the Plan of Merger and approving the consummation of the Transactions, including, as applicable, the Direct Merger or the Subsidiary Mergers and the Share Issuance, (iii) approved resolutions recommending that Olin’s shareholders approve this Agreement and the Plan of Merger with respect to the Direct Merger and approve the Share Issuance with respect to the Subsidiary Mergers (the “Olin Recommendation”) and (iv) directed that, with respect to the Direct Merger, this Agreement and the Direct Merger, and, with respect to the Subsidiary Mergers, the Share Issuance, be submitted to Olin’s shareholders for approval at a duly held meeting of such shareholders for such purpose (the “Olin Shareholders Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. With respect to the Subsidiary Mergers, the Board of Directors of First Merger Sub has unanimously (A) determined that it is in the best interests of First Merger Sub and its sole stockholder, and declared it advisable, that First Merger Sub enter into this Agreement and consummate the First Subsidiary Merger, (B) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the First Subsidiary Merger and (C) adopted resolutions recommending that the sole stockholder of First Merger Sub adopt this Agreement and directed that this Agreement and the First Subsidiary Merger be submitted to the sole stockholder of First Merger Sub for adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn. With respect to the Subsidiary Mergers, Olin, as the sole member of Second Merger Sub, has approved and declared advisable this Agreement, the Second Subsidiary Merger and the other Transactions. As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for (w) with respect to the Direct Merger, the Olin Direct Merger Approval and (x) with respect to the Subsidiary Mergers (1) the Olin Share Issuance Approval, (2) the approval and adoption of this Agreement and the First Subsidiary Merger by Olin in its capacity as the sole stockholder of First Merger

Sub (the “First Merger Sub Sole Stockholder Approval”) and (3) the approval and adoption of this Agreement and the Second Subsidiary Merger by Olin in its capacity as the sole member of Second Merger Sub (the “Second Merger Sub Sole Member Approval” and, collectively with the First Merger Sub Sole Stockholder Approval, the “Sole Equityholder Approvals”), no other corporate or limited liability company proceedings (other than obtaining the approvals and making the filings contemplated by Section 5.05(b)(iii)) on the part of any Olin Party are necessary to authorize, adopt or approve, as applicable, this Agreement and the Plan of Merger or to consummate the Transactions. This Agreement has been duly executed and delivered by the Olin Parties and, assuming the due authorization, execution and delivery by Huntsman, constitutes a valid and binding agreement of the Olin Parties, enforceable against each Olin Party in accordance with its terms, in each case subject to the Bankruptcy and Equity Exception.

(b) The Olin Board has taken all necessary actions so that no Takeover Statute is applicable to this Agreement and the Transactions.

Section 5.05 No Conflicts; Consents.

(a) The execution and delivery by each Olin Party of this Agreement does not, and the performance by each Olin Party of its obligations hereunder and the consummation of the Transactions will not, (i) assuming that the Olin Shareholder Approval and the Sole Equityholder Approvals are obtained, conflict with, or result in any violation of any provision of, (A) the Olin Charter, the Olin By-Laws, the certificate of incorporation or by-laws of First Merger Sub or the certificate of formation or limited liability company agreement of Second Merger Sub or (B) the comparable Organizational Documents of any other Olin Subsidiary, (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon, any of the properties or assets of an Olin Party or any other Olin Subsidiary under, any provision of any Olin Material Contract to which an Olin Party or any other Olin Subsidiary is a party or by which any of their respective properties or assets are bound or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 5.05(b), any Judgment or any Law, in each case applicable to an Olin Party or any other Olin Subsidiary or their respective properties or assets (assuming that the Olin Shareholder Approval and the Sole Equityholder Approvals are obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Olin Material Adverse Effect or would not reasonably be expected to prevent or materially impair the ability of any Olin Party to consummate the Transactions.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Authority is required to be obtained or made by or with respect to Olin or any Olin Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Transactions, other than (i) (A) the filing with the SEC of the Joint Proxy Statement in definitive form, (B) the filing with the SEC, and the declaration of effectiveness under the Securities Act, of the Form S-4 and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Transactions, (ii) compliance with and filings under the HSR Act, other Antitrust Laws and Foreign Investment Laws, (iii) the filing of (x) if the Direct Merger is effected, the Virginia Articles of Merger with the VSCC and the Direct Merger Certificate of Merger with the Secretary of State (and any franchise tax report required in connection therewith) or (y) if the Subsidiary Mergers are effected, the Certificates of Merger with the Secretary of State (and any franchise tax report required in connection therewith) and, in either case, the submission of appropriate documents with the relevant authorities of other jurisdictions in which Huntsman and Olin, or their respective Subsidiaries, are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Olin Common Stock to be issued in connection with the Transactions, (v) such filings with and approvals of NYSE as may be required to permit the consummation of the

Transactions and the listing of the shares of Olin Common Stock to be issued as Merger Consideration and (vi) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Olin Material Adverse Effect or would not reasonably be expected to prevent or materially impair the ability of any Olin Party to consummate the Transactions.

Section 5.06 SEC Documents.

(a) Olin has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and other documents (including exhibits thereto and information incorporated therein) required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since January 1, 2024 (such documents filed with or furnished to the SEC since such date, including those filed with or furnished to the SEC subsequent to the date of this Agreement (but excluding the Joint Proxy Statement and the Form S-4, each as may be amended or supplemented), in each case as may be amended or supplemented, the “Olin SEC Documents”).

(b) Each Olin SEC Document, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. Each Olin SEC Document, as of the time of its filing (or, if amended or supplemented prior to the date of this Agreement, then at the time of such amendment or supplement), did not, and any Olin SEC Document filed with or furnished to the SEC subsequent to the date of this Agreement will not at the time of its filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments received from the SEC with respect to any of the Olin SEC Documents and none of the Olin SEC Documents is, to the Knowledge of Olin, the subject of ongoing SEC review.

(c) Olin is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(d) Olin maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all information required to be disclosed by Olin in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of Olin’s filings with the SEC under the Exchange Act. Olin maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. As of the date hereof, neither Olin nor, to Olin’s Knowledge, Olin’s independent registered public accounting firm has identified or been made aware of (i) “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Olin’s internal controls over financial reporting that would reasonably be expected to adversely affect in any material respect Olin’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Olin’s internal control over financial reporting. Olin has made available to Huntsman (A) either materials relating to or a summary of any disclosure of matters described in clause (i) or (ii) in the preceding sentence made by management of Olin to its auditors and the audit committee of the Olin Board on or after January 1, 2024 and prior to the date hereof and (B) any material communication on or after January 1, 2024 and prior to the date hereof made by management of Olin or its auditors to the audit committee as required by the listing standards of the NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board.

(e) Each of the consolidated balance sheets included in or incorporated by reference into Olin SEC Documents (including the related notes and schedules) fairly presents or, in the case of Olin SEC Documents filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of Olin and the Olin Subsidiaries, as of the date of such balance sheet, and each of the consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows included in or incorporated by reference into Olin SEC Documents (including any related notes and schedules) fairly presents, or, in the case of Olin SEC Documents filed after the date of this Agreement, will fairly present, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of Olin and the Olin Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

(f) No Olin Subsidiary is required to file periodic reports with the SEC pursuant to the Exchange Act.

Section 5.07 Information Supplied. None of the information supplied or to be supplied by the Olin Parties for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading or (b) the Joint Proxy Statement will, at the date it is first distributed to each of Huntsman’s stockholders and Olin’s shareholders or at the time of each of Huntsman Stockholders Meeting and Olin Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation is made by Olin with respect to statements made or incorporated by reference therein based on information supplied by Huntsman for inclusion or incorporation by reference therein.

Section 5.08 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not occurred any effect, change, event, circumstance, condition, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have an Olin Material Adverse Effect.

(b) From the Balance Sheet Date to the date of this Agreement, except for the execution and performance of this Agreement, Olin and the Olin Subsidiaries have carried on and conducted their respective businesses in all material respects in the ordinary course of business.

(c) From the Balance Sheet Date to the date of this Agreement, except for the execution and performance of this Agreement, Olin and the Olin Subsidiaries have not taken any action that, if taken after the date of this Agreement, would require the consent of Huntsman pursuant to the terms of any of Section 6.01(b)(ii), (iii), (vi), (vii), (xiii), (xvi), (xvii), (xix) or, solely to the extent related to the foregoing, (xx).

Section 5.09 Taxes.

(a) Except as to matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Olin Material Adverse Effect:

(i) Olin and each Olin Subsidiary (A) have duly and timely (taking into account valid extensions) filed all Tax Returns required to be filed by any of them and all such filed Tax Returns are true and complete, (B) have paid all Taxes that are required to be paid (whether or not shown on any Tax Return), (C) have withheld and paid over to the appropriate Governmental Authority all Taxes that Olin or Olin Subsidiary was obligated to withhold from amounts owing to any employee, creditor or third party and (D) have complied with all information reporting and record retention requirements with respect to the foregoing matters;

(ii) no deficiency with respect to Taxes has been proposed, asserted or assessed, in each case, in writing, against Olin or any Olin Subsidiary that has not been either fully paid or adequately reserved against in accordance with GAAP in the balance sheets included in the Filed Olin SEC Documents;

(iii) neither Olin nor any Olin Subsidiary has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that remains in effect other than, in each case, any such extension or waiver that is granted automatically or obtained in the ordinary course of business;

(iv) there are no pending or, to the Knowledge of Olin, threatened audits, examinations, investigations or other proceedings in respect of Taxes of Olin or any Olin Subsidiary;

(v) neither Olin nor any Olin Subsidiary (A) is or has been a member of an affiliated, consolidated or unitary group for Tax purposes (other than a group the common parent of which is or was Olin or any of its Subsidiaries), (B) is a party to or has any obligation under any Tax allocation, sharing, indemnity or reimbursement agreement or arrangement (other than (x) any customary Tax indemnification provisions in ordinary course commercial agreements or agreements that are not primarily related to Taxes or (y) agreements exclusively between or among Olin and its wholly owned Subsidiaries), or (C) has any liability for Taxes of any Person (other than Olin or any of its wholly owned Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), or as a transferee or successor;

(vi) there are no Liens for Taxes upon any property or assets of Olin or any Olin Subsidiary, except for Permitted Liens; and

(vii) no unresolved claim has been made in writing by any Governmental Authority in a jurisdiction where Olin or any Olin Subsidiary has not filed a Tax Return that Olin or the applicable Olin Subsidiary is or may be subject to Tax by such jurisdiction.

(b) Neither Olin nor any Olin Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(c) During the two-year period ending on the date of this Agreement, neither Olin nor any Olin Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax deferral (in whole or in part) under Section 355 of the Code.

(d) As of the date of this Agreement, neither Olin nor any Olin Subsidiary has taken, or agreed to take, any action or knows of any fact that could reasonably be expected to prevent or impede either the Direct Merger or the Subsidiary Mergers from qualifying for the Intended Tax Treatment.

Section 5.10 Benefits Matters.

(a) Section 5.10(a) of the Olin Disclosure Letter sets forth a list of each material Olin Benefit Plan as of the date of this Agreement (other than individual agreements that do not materially deviate from the forms made available to Huntsman prior to the execution of this Agreement and that have been disclosed in Section 5.10(a) of the Olin Disclosure Letter). Prior to the execution of this Agreement, Olin has made available all current plan documents and all material amendments thereto with respect to each Olin Benefit Plan required to be set forth on Section 5.10(a) of the Olin Disclosure Letter.

(b) Each Olin Benefit Plan that is subject to and that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and, to the Knowledge of Olin, circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(c) Olin and the Olin Subsidiaries, and the Olin Benefit Plans, are in compliance with all Laws relating to the Olin Benefit Plans (including, if applicable, ERISA and the Code) and the provision of compensation and benefits, except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect. Neither Olin nor any Olin Subsidiary has received notice of, and, to the Knowledge of Olin, there are no pending material Actions (except for routine claims for benefits) or termination proceedings with respect to any Olin Benefit Plan, and, to the Knowledge of Olin, no facts exist which would reasonably be expected to give rise to any such Action or termination proceeding, except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect.

(d) No Olin Benefit Plan is, and neither Olin nor any Olin ERISA Affiliate has ever contributed to, or been obligated to contribute to, (i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (as defined in 29 C.F.R. Section 4001.02) or a plan subject to Section 413(c) of the Code, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA or applicable state Law) or (iv) a “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code).

(e) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect, (i) no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Olin or any Olin Subsidiary or any Olin ERISA Affiliate, (ii) no notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to PBGC Section 4043.33 or 4043.66, has been required to be filed for any Olin Benefit Plan that is subject to ERISA and that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (an “Olin Pension Plan”) or any employee pension benefit plan maintained or sponsored by any Olin ERISA Affiliate and (iii) with respect to any Olin Pension Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, (1) no such plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (2) no unsatisfied liability (other than for premiums to the PBGC) under Title IV of ERISA has been, or is expected to be, incurred by Olin or any Olin Subsidiary or any Olin ERISA Affiliate and (3) the PBGC has not instituted proceedings to terminate any such Olin Pension Plan.

(f) All contributions required to be made by Olin or any Olin Subsidiary under each Olin Benefit Plan have been timely made and all obligations in respect of each Olin Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Filed Olin SEC Documents, except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect.

(g) Section 5.10(g) of the Olin Disclosure Letter sets forth all obligations of Olin and any Olin Subsidiary for material retiree health or life benefits under any of the Olin Benefit Plans or any Collective Bargaining Agreement, except as required by Section 4980B of the Code, Section 601 of ERISA or other applicable Law.

(h) All Olin Benefit Plans that are maintained outside of the United States that provide benefits in respect of any current or former employee of Olin or any Olin Subsidiary who is primarily based outside of the United States (i) have been maintained in accordance with all applicable Laws, (ii) if they are intended to qualify for special Tax treatment, meet all the requirements for such treatment and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions, in the case of each of clauses (i) through (iii) except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect.

(i) None of the execution and delivery of this Agreement, the obtaining of stockholder approval of this Agreement or the consummation of the Transactions will (whether alone or in connection with any other event) (i) result in any compensatory payment (whether in the form of cash, property or the vesting of property) or benefit becoming due, or increase the amount of any such payment or benefit, to any current or former director, officer, employee, consultant or other individual service provider of Olin or any Olin Subsidiary (or any dependent or beneficiary thereof); (ii) result in the acceleration of the time of payment, funding (through a grantor trust or otherwise), forgiveness of debt, vesting or exercisability of any payment, right or benefit to any current or former director, officer, employee, consultant or other individual service provider of Olin or any Olin Subsidiary (or any dependent or beneficiary thereof); (iii) limit Olin’s or any Olin Subsidiary’s right to amend, modify or terminate any Olin Benefit Plan or related trust; or (iv) result in the payment of any amount by Olin or any Olin Subsidiary that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(j) Neither Olin nor any Olin Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes, interest or penalties incurred, including pursuant to Section 409A, 280G or 4999 of the Code.

(k) Each Olin Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

Section 5.11 Labor Matters.

(a) From January 1, 2024 to the date of this Agreement, except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect, neither Olin nor any Olin Subsidiary (i) has been the subject of any unfair labor practice, labor dispute (other than routine individual grievances), labor arbitration, or any Action seeking to compel Olin or any Olin Subsidiary to bargain with any labor union or labor organization or (ii) has been subject to or threatened with any strikes, walkouts, work stoppages, slow-downs, picketing, handbilling or lockouts. From January 1, 2024 to the date of this Agreement, no union organizing efforts have occurred or, to the Knowledge of Olin, been threatened with respect to persons employed by Olin or any Olin Subsidiary.

(b) Section 5.11(b) of the Olin Disclosure Letter sets forth all Collective Bargaining Agreements in effect to which Olin or any Olin Subsidiary is party to or bound by. True and complete copies of all such Collective Bargaining Agreements have been made available to Huntsman prior to the execution of this Agreement.

(c) Olin and each Olin Subsidiary is, and has been since January 1, 2024, in compliance with all applicable Laws and Judgments governing employment or labor, including all contractual commitments and all such Laws relating to wages, hours, worker classification (including the classification of independent contractors and exempt and non-exempt employees), leasing of employees, co-employment of individuals, immigration, collective bargaining, discrimination, harassment, retaliation, civil rights, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee leave issues, employee trainings and notices, COVID-19, affirmative action, unemployment insurance, safety and health and workers’ compensation except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect. Olin does not have any requirement under any Collective Bargaining Agreement or applicable Law to provide notice to, or to enter into any consultation procedure with, any labor union or other organization in connection with the execution of this Agreement or the Transactions, except where the failure to provide such notice or enter into such consultation procedure, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect.

(d) Neither Olin nor any of the Olin Subsidiaries is a party to a settlement agreement with a director or executive officer that involves allegations relating to sexual harassment, unlawful discrimination or other similar misconduct made by any current or former employee or independent contractor of Olin or an Olin Subsidiary against such individual, in each case, entered into since January 1, 2024. To the Knowledge of Olin, since

January 1, 2024, no allegations of sexual harassment, unlawful discrimination or other similar misconduct have been made in writing against any director or executive officer by any employee or independent contractor of Olin or an Olin Subsidiary against such individual.

Section 5.12 Litigation; Undisclosed Liabilities.

(a) There is no, and since January 1, 2024, there has been no, Judgment outstanding against or, to the Knowledge of Olin, investigation by any Governmental Authority involving Olin or any Olin Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have an Olin Material Adverse Effect. There are no Actions pending or, to the Knowledge of Olin, threatened against Olin or any Olin Subsidiary, any of their respective properties or assets or any present or former officer or director of Olin or any Olin Subsidiary except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have an Olin Material Adverse Effect.

(b) There are no liabilities or obligations of Olin or any of the Olin Subsidiaries, whether or not accrued, contingent or otherwise, other than (i) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the consolidated balance sheet of Olin as of the Balance Sheet Date and the notes thereto set forth in Olin’s annual report on Form 10-K for the year ended December 31, 2025; (ii) liabilities or obligations incurred in the ordinary course of business since the Balance Sheet Date, none of which result from a claim of infringement, misappropriation or breach of contract; (iii) liabilities or obligations arising out of this Agreement or the Transactions (and which do not arise out of a breach by Olin of any representation or warranty in this Agreement); and (iv) liabilities or obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have an Olin Material Adverse Effect.

(c) There is no, and since January 1, 2024, there have been no, internal investigations conducted by Olin Board (or any committee thereof), any compliance officer of Olin or any auditor or legal counsel at the request of any of the foregoing concerning any alleged improper, wrongful or fraudulent financial, accounting or tax matter or practice, or any conflict of interest, illegal activity, fraudulent or deceptive conduct or malfeasance issues, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have an Olin Material Adverse Effect.

Section 5.13 Compliance with Applicable Laws; Permits.

(a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Olin Material Adverse Effect, (i) Olin and the Olin Subsidiaries are, and since January 1, 2024, have been, in compliance with all Laws and Judgments applicable to their businesses, operations, properties or assets, and (ii) there is no, and since January 1, 2024, there has been no, Action pending or, to the Knowledge of Olin, threatened alleging that Olin or an Olin Subsidiary is not in compliance with any applicable Law or Judgment.

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect, (i) Olin and the Olin Subsidiaries hold all Permits necessary to conduct their respective businesses as currently conducted, (ii) the operation of the business of Olin and each Olin Subsidiary as currently conducted is not, and has not been since January 1, 2024, in default or violation of, nor are Olin or any Olin Subsidiary in default or violation under, any Permits and, to the Knowledge of Olin, no event has occurred which would constitute a default or violation of any Permit and (iii) all Permits necessary to conduct the respective businesses of Olin and the Olin Subsidiaries as currently conducted are in full force and effect.

Section 5.14 Anti-Corruption; Sanctions; Anti-Money Laundering.

(a) Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to Olin and the Olin Subsidiaries, taken as a whole, Olin, the Olin Subsidiaries and, to the Knowledge of Olin, their respective officers, directors, employees and agents are in compliance with, and since January 1, 2021, have complied with: (i) the provisions of the FCPA applicable to Olin, the Olin Subsidiaries and such officers, directors, employees and agents, and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws applicable to Olin and the Olin Subsidiaries in each jurisdiction they operate or have operated and in which any agent thereof is conducting or has conducted business on behalf of Olin or any Olin Subsidiary.

(b) Olin and the Olin Subsidiaries have instituted and maintain and enforce policies and procedures designed to ensure compliance with the FCPA and other applicable anti-bribery and anti-corruption Laws, in each case, as required by applicable Laws.

(c) Neither Olin nor any Olin Subsidiary, nor, to the Knowledge of Olin, any director, manager, employee or agent of Olin or any Olin Subsidiary (in his or her capacity as a director, manager, employee or agent of Olin or any Olin Subsidiary), is, or since January 1, 2021, has been, subject to any actual, pending or, to the Knowledge of Olin, threatened Action, or, since January 1, 2021, has made any voluntary disclosures to any Governmental Authority, involving Olin or any Olin Subsidiary relating to the FCPA or any other anti-bribery, anti-corruption or anti-money laundering Laws, except for such Actions and voluntary disclosures that, individually or in the aggregate, has not been and would not reasonably be expected to be material to Olin and the Olin Subsidiaries, taken as a whole.

(d) Except as set forth in Schedule 5.14:

(i) Without limiting the generality of the foregoing, Olin and each Olin Subsidiary is in compliance in all respects with, and (x) since January 1, 2021, has complied in all respects with, Trade Control Regulations, and (y) since January 1, 2021, has complied in all respects with Sanctions Regulations, except for such non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to Olin and the Olin Subsidiaries, taken as a whole.

(ii) Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to Olin and the Olin Subsidiaries, taken as a whole, neither Olin nor any Olin Subsidiary, nor, to the Knowledge of Olin, any director, manager, employee or agent of Olin or any Olin Subsidiary (in his or her capacity as a director, manager, employee or agent of Olin or any Olin Subsidiary), (A) is or has been, subject to any actual, pending or, to the Knowledge of Olin, threatened, Action, or has made any voluntary disclosures to any Governmental Authority, involving Olin or any Olin Subsidiary relating to (x) the Trade Control Regulations or (y) Sanctions Regulations, since January 1, 2021 or (B) makes, or since January 1, 2021, has made, any sales to, or engages, or has engaged, in transactions, dealings or other business activities with or for the benefit of, directly or indirectly, any Persons or jurisdictions that are the subject or target of any Sanctions Regulations in violation of Sanctions Regulations, including (1) any Person listed in any Sanctions Regulations-related list of designated Persons, (2) any Person located, organized, or resident in a jurisdiction that is the subject or target of any Sanctions Regulations, (3) the government of a jurisdiction that is the subject or target of any Sanctions Regulations, or (4) any Person 50% or more owned or, where relevant under applicable Sanctions Regulations, controlled by any Person or Persons described in clauses (1), (2) or (3), or acting for or on behalf of such Person or Persons, in each case under this clause (B), in violation thereof.

Section 5.15 Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Olin Material Adverse Effect:

(a) Olin and the Olin Subsidiaries are, and since January 1, 2021, have been, in compliance with all Environmental Laws, and neither Olin nor any Olin Subsidiary has received any written (i) notice from a Governmental Authority or other Person that alleges that Olin or any Olin Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law, or is in serious violation of OSHA or any equivalent state statute, in connection with the operations or business of Olin or any

Olin Subsidiary or (ii) request for information from a Governmental Authority in connection with an actual or alleged violation or liability pursuant to any Environmental Law, except, in each case of clauses (i) and (ii), for any matters that have been fully and finally resolved;

(b) Olin and the Olin Subsidiaries have obtained, maintained, and since January 1, 2021, have been in compliance with, all Permits required pursuant to any Environmental Law for their respective businesses, operations and occupation of their facilities and, to the Knowledge of Olin, all such Permits are valid and in full force and effect;

(c) there are no Environmental Claims (i) pending or, to the Knowledge of Olin, threatened against Olin or any Olin Subsidiary or (ii) to the Knowledge of Olin, pending or threatened against any third party where (A) Olin or any Olin Subsidiary has expressly agreed to indemnify such third party contractually for the subject of such Environmental Claims and (B) Olin or any Olin Subsidiary has received written notice from such third party of a request for indemnification;

(d) there is no Judgment by or with any Governmental Authority pursuant to Environmental Law under which Olin or any Olin Subsidiary has any outstanding obligations;

(e) there has been no Release of, treatment, storage, handling, arrangement for disposal or transportation of, or exposure of any Person to, any Hazardous Material, in each such case, that has or would reasonably be expected to give rise to any Environmental Claim or Judgment pursuant to Environmental Law against, or any other liability or obligation pursuant to Environmental Law on the part of, Olin or any Olin Subsidiary, including with respect to any notification, reporting, investigation or remediation relating to any Hazardous Material; and

(f) neither Olin nor any Olin Subsidiary has expressly retained or assumed contractually, or provided an indemnity with respect to, any liabilities of any other Person arising under or pursuant to Environmental Law.

Section 5.16 Contracts.

(a) Section 5.16 of the Olin Disclosure Letter sets forth a list as of the date of this Agreement of each Olin Material Contract. For purposes of this Agreement, “Olin Material Contract” means any Contract (including amendments, supplements and side letters thereto) to which either Olin or any Olin Subsidiary is a party or by which any of their respective properties or assets are bound, other than any Olin Benefit Plan and Contracts only among Olin and its wholly owned Subsidiaries, that:

(i) is required to be filed by Olin as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) relates to the formation, creation, operation, governance, management or control of any partnership or joint venture, in each case, material to Olin and the Olin Subsidiaries, taken as a whole, other than with respect to any partnership or joint venture that is wholly owned by Olin or any wholly owned Olin Subsidiary;

(iii) involves the settlement of any Action or threatened Action (or series of related Actions) which (A) will involve payments by Olin or any Olin Subsidiary after the date hereof in excess of $30,000,000 or (B) will impose, or currently imposes, materially burdensome monitoring or reporting obligations on Olin or any Olin Subsidiary or material restrictions on Olin or any Olin Subsidiary (or, following the Conversion Time, on the Combined Company or its Subsidiaries);

(iv) is an Olin Real Property Lease;

(v) (x) pursuant to which Olin or any Olin Subsidiary grants or is granted a license, a covenant not to sue or consent to use, or (y) that materially and adversely affects the ability of Olin or any Olin Subsidiary to enforce, use or license, in each case, any Intellectual Property that is material to Olin and the Olin Subsidiaries, taken as a whole, other than (A) non-exclusive licenses for commercially available off-the-shelf software, (B) any other non-exclusive licenses for Intellectual Property that are available on standard terms and generally commercially available, (C) Intellectual Property assignment and confidentiality agreements entered into with employees and independent contractors of Olin or any Olin Subsidiary, under which such employees or contractors assign rights in all developed Intellectual Property for or on behalf of Olin to Olin (or any of its Affiliates) and (D) Contracts containing non-exclusive licenses of Intellectual Property that are incidental to the primary purpose of the applicable Contract;

(vi) provides for Indebtedness of the type described in clause (a) or (b) of the definition thereof of Olin or any Olin Subsidiary, or any guarantees by Olin or any Olin Subsidiary of any such Indebtedness, in each case, having an outstanding or committed amount in excess of $150,000,000, whether secured or unsecured, other than Indebtedness solely between or among any of Olin and any of its wholly owned Subsidiaries;

(vii) is a Government Contract, which Contract is material to Olin and the Olin Subsidiaries, taken as a whole;

(viii) is (A) a material revenue generating Contract with an Olin Top Customer, (B) a Contract with an Olin Top Supplier that provides for material payments by Olin or its Subsidiaries or (C) with a sole-source or single-source supplier of material tangible products, services or raw materials that are not readily available from other suppliers;

(ix) provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of assets in the ordinary course of business), business (whether by merger, sale of stock, sale of assets or otherwise) or real property, in each case (A) with any outstanding “earn-out”, indemnification or deferred or contingent payment obligations that exceed or would reasonably be expected to exceed $10,000,000 or (B) at a purchase or sale price that exceeds or would reasonably be expected to exceed $10,000,000;

(x) is with an (A) executive officer or director of Olin (other than employment-related Contracts), (B) “affiliate” (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or (C) “associate” (or members of their “immediate family”) (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such executive officer, director or affiliate; or

(xi) is with an Olin Top Customer or Olin Top Supplier and contains provisions that (A) grant a “most favored nation” or most favored customer pricing to any Person, (B) prohibit in any material respect Olin or any Olin Subsidiary from competing in or conducting any line of business or (C) grant a right of exclusivity to any Person that prevents Olin or any Olin Subsidiary from entering any geographic territory, in each case other than (1) Contracts that can be terminated (including such restrictive provisions) by Olin or any Olin Subsidiary on less than 180 days’ notice without payment by Olin or any Olin Subsidiary of any material penalty and (2) license agreements for Intellectual Property limiting Olin’s and the Olin Subsidiaries’ use of such Intellectual Property to specified fields of use.

(b) True and complete copies of each Olin Material Contract in effect as of the date of this Agreement have been made available to Huntsman prior to the date of this Agreement.

(c) Each Olin Material Contract is, subject to the Bankruptcy and Equity Exception, valid and binding on Olin or any Olin Subsidiary, as the case may be and, to the Knowledge of Olin, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as, individually or in the aggregate, have not had and would not reasonably be expected to have an Olin Material Adverse Effect. Neither Olin nor any Olin Subsidiary nor, to the Knowledge of Olin, any other party is in breach of or in default under any Olin Material Contract, and no event has occurred that remains pending or unresolved that, with the lapse of time or the giving of notice or both, would constitute a breach or default thereunder, in each case except for such breaches and defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have an Olin Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect, as of the date of this Agreement, neither Olin nor any Olin Subsidiary has received written notice alleging a breach of or default under any Olin Material Contract or of an intent to terminate or amend the terms and conditions of such Olin Material Contract.

(d) Since January 1, 2024: (i) neither Olin, any Olin Subsidiary, nor any Principal (as defined at 48 C.F.R. § 52.209-5) of Olin or any Olin Subsidiary has been debarred or suspended from doing business with any Governmental Authority, no suspension or debarment action has been commenced or, to the Knowledge of Olin, threatened against Olin, any Olin Subsidiary, or any Principal of Olin or any Olin Subsidiary, and there exists no circumstances that would require Olin or any Olin Subsidiary to answer any of the questions at 48 C.F.R. § 52.209-5(a)(1) in the affirmative; (ii) no Governmental Authority has notified Olin or any Olin Subsidiary in writing or, to the Knowledge of Olin, through any other communication of any material breach or violation of any applicable Law or of any certification, representation, clause, provision or requirement of any Government Contract that in each case remains unresolved; (iii) neither Olin nor any Olin Subsidiary has received any written notice or, to the Knowledge of Olin, any other communication of any termination for default, cure notice or show cause notice pertaining to any Government Contract that in each case remains unresolved; (iv) neither Olin nor any Olin Subsidiary has received any written notice or, to the Knowledge of Olin, any other communication of any audits or investigations by any Governmental Authority with respect to a Government Contract or Government Bid that in each case remains unresolved (other than in the ordinary course of business); and (v) neither Olin nor any Olin Subsidiary has made any voluntary or mandatory disclosures to any Governmental Authority with respect to any irregularity, misstatement, overpayment or violation of applicable Law arising under or relating to any Government Contract or Government Bid, nor, to the Knowledge of Olin, has any violation occurred for which Olin or any Olin Subsidiary is required under applicable Law to make any such disclosure to a Governmental Authority except, in the case of each of clauses (i) through (v), as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect.

Section 5.17 Real and Personal Properties.

(a) Olin or an Olin Subsidiary, as applicable, has good and marketable title to each Olin Owned Real Property, free and clear of all Liens other than Permitted Liens, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect.

(b) True and complete copies of each Olin Real Property Lease have been made available to Huntsman prior to the date of this Agreement. Olin or an Olin Subsidiary, as applicable, has a good and valid leasehold, subleasehold or licensee interest in each Olin Leased Real Property, free and clear of all Liens other than Permitted Liens, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect.

(c) Olin or an Olin Subsidiary, as applicable, is in exclusive possession of each Olin Real Property and no third party has a right to use or occupy all or any portion of any Olin Real Property, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect. The Olin Real Property is, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of Olin and the Olin Subsidiaries as presently conducted, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect. With respect to the Olin Real Property, (i) there are no outstanding options or rights of first refusal or offer for the benefit of a third party to purchase or lease all or any portion of any Olin Real Property, and (ii) there are no existing, pending, or threatened condemnation, eminent domain or other similar proceedings affecting all or any portion of any Olin Real Property, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect.

(d) Olin and each Olin Subsidiary has good and valid title to, or valid license or leasehold interests in, all its respective personal properties and assets (the “Olin Properties”), free and clear of all Liens other than Permitted Liens, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect. The Olin Properties are, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of Olin and the Olin Subsidiaries as presently conducted, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect. Olin and each Olin Subsidiary has complied with the terms of all leases, subleases and licenses entitling it to use Olin Properties (the “Olin Leases”), and all Olin Leases are valid and in full force and effect, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect.

Section 5.18 Customers and Suppliers.

(a) Section 5.18 of the Olin Disclosure Letter sets forth a list of (i) the top 10 customers of Olin and the Olin Subsidiaries, taken as a whole, measured by aggregate payments made by such customer during the fiscal year ended December 31, 2025 (each, an “Olin Top Customer”) and (ii) the top 10 suppliers, manufacturers or service providers of Olin and the Olin Subsidiaries, taken as a whole (other than any wholly owned Olin Subsidiary), measured by aggregate payments made by Olin or any Olin Subsidiary during the fiscal year ended December 31, 2025 (each, an “Olin Top Supplier”).

(b) Since the Balance Sheet Date through the date of this Agreement, none of Olin or any Olin Subsidiary has received from any Olin Top Customer or Olin Top Supplier written communications terminating, not renewing or materially reducing (or stating the intent to terminate, not renew or materially reduce), materially altering the terms (or stating the intent to materially alter the terms) of such Olin Top Customer’s or Olin Top Supplier’s relationship with Olin or any Olin Subsidiary or alleging a material breach of the terms of any Contracts with such Olin Top Customer or Olin Top Supplier, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect.

Section 5.19 Intellectual Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect:

(a) Olin or an Olin Subsidiary, as applicable, solely owns all right, title and interest in and to the Olin Intellectual Property, free and clear of all Liens other than Permitted Liens. All Olin Registered Intellectual Property is subsisting and, to the Knowledge of Olin, valid and enforceable.

(b) Olin and the Olin Subsidiaries own or have valid licenses or rights to use all Intellectual Property that is necessary for the operation of the business of Olin and each Olin Subsidiary as currently operated, and such ownership or right to use such Intellectual Property will not be adversely affected by the execution and delivery of this Agreement, the obtaining of the Olin Shareholder Approval or the consummation of the Transactions.

(c) Neither Olin nor any Olin Subsidiary has, since January 1, 2024, (i) made any written claim to any Person alleging that such Person has infringed, misappropriated or otherwise violated any Olin Intellectual Property, or (ii) received any written claim from any Person alleging that Olin or any Olin Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property of such Person and, to the Knowledge of Olin, no claims are threatened against Olin or any Olin Subsidiary (x) alleging that Olin or any Olin Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property of any Person or (y) challenging the ownership, validity or enforceability of any Olin Registered Intellectual Property (or, to the Knowledge of Olin, any other Olin Intellectual Property). To the Knowledge of Olin, (i) since January 1, 2024, neither Olin nor any Olin Subsidiary has infringed, misappropriated or otherwise violated the Intellectual Property of any Person and (ii) no Person has, since January 1, 2024, infringed, misappropriated or otherwise violated any Olin Intellectual Property.

(d) Olin and the Olin Subsidiaries have taken commercially reasonable measures to protect and maintain the confidentiality of all Trade Secrets included in the Olin Intellectual Property and neither Olin nor any Olin Subsidiary has disclosed, delivered or licensed any Trade Secrets included in the Olin Intellectual Property to any third party, other than subject to valid, written nondisclosure or confidentiality obligations, which have not been breached by Olin or any Olin Subsidiary or, to the Knowledge of Olin, any other party thereto. To the Knowledge of Olin, there has been no unauthorized disclosure of any such Trade Secrets or other confidential information of Olin or the Olin Subsidiaries to any Person.

(e) Any current or former employee or independent contractor of Olin and each Olin Subsidiary who, either alone or with others, creates, develops or invents, or has created, developed or invented, any material Olin Intellectual Property has entered into a written agreement with Olin or such Olin Subsidiary, as applicable, that (x) obliges such employee or independent contractor to disclose such Olin Intellectual Property to Olin or such Olin Subsidiary, and (y) assigns all right, title, and interest in, to, and under such Olin Intellectual Property to Olin or such Olin Subsidiary, to the extent Olin or such Olin Subsidiary is not the owner of such Olin Intellectual Property by operation of law. No current or former employee or independent contractor of Olin or any Olin Subsidiary owns any rights in or to any Olin Intellectual Property.

Section 5.20 IT Systems. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect:

(a) Olin and the Olin Subsidiaries have implemented and maintained commercially reasonable security and other measures designed to protect the Olin IT Systems used in connection with the operation of the business of Olin and each Olin Subsidiary as currently conducted (the “Olin IT Systems”) from viruses and unauthorized access, use, modification, disclosure or other misuse and have in place commercially reasonable disaster recovery and security plans, and procedures relating to the Olin IT Systems, in each case, consistent with industry standards and in compliance with applicable Privacy Legal Requirements. To Olin’s Knowledge, since January 1, 2024, (i) there has been no unauthorized access to or unauthorized use of the Olin IT Systems and (ii) the Olin IT Systems have not malfunctioned or failed.

(b) The Olin IT Systems operate and perform in accordance with their documentation and functional specifications. The Olin IT Systems are reasonably sufficient for the operation of the business of Olin and the Olin Subsidiaries as currently conducted. To the Knowledge of Olin, none of the Olin IT Systems contain any material virus, “trojan horse”, worm or other code, software routine or instructions designed, intended or reasonably expected to result in or to permit unauthorized access to or to disable, erase or otherwise harm the Olin IT Systems or Personal Data Processed by Olin or any Olin Subsidiary.

Section 5.21 Data Security and Privacy. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect:

(a) Since January 1, 2024, (i) Olin and the Olin Subsidiaries have complied with all Privacy Legal Requirements and (ii) neither Olin nor any Olin Subsidiary has (A) been subject to any Action regarding its Processing of any Personal Data and there are no such Actions pending or, to the Knowledge of Olin, threatened related to any violation of applicable Privacy Legal Requirements or (B) notified, or been legally required to notify, any Person in connection with a breach, loss or disclosure of, or unauthorized access to, any Personal Data Processed by Olin or any Olin Subsidiary.

(b) To the Knowledge of Olin, the consummation and performance of this Agreement and the Transactions will not breach or otherwise cause any violation of any Privacy Legal Requirements that would result in any material constraint on the Processing of Personal Data for the operation of the business of Olin and each Olin Subsidiary as currently operated.

Section 5.22 Affiliate Transactions. Except for (i) employment-related Contracts filed or incorporated by reference as an exhibit to the Filed Olin SEC Documents or (ii) any Olin Benefit Plans, as of the date of this

Agreement, there are no Contracts between Olin or any Olin Subsidiary, on the one hand, and any (x) present executive officer or director of Olin, (y) Person that, to the Knowledge of Olin, is the record or beneficial owner of more than 5% of the shares of Olin Common Stock as of the date of this Agreement or (z) to the Knowledge of Olin, any affiliate of any such executive officer, director or owner (other than Olin or any Olin Subsidiary), on the other hand.

Section 5.23 Insurance. Olin and each Olin Subsidiary maintain insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect, (a) each insurance policy of Olin or any Olin Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy was purported to be in effect and (b) neither Olin nor any Olin Subsidiary is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy. There is no claim by Olin or any Olin Subsidiary pending under any such policies that (i) to the Knowledge of Olin, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business or (ii) if not paid would have or reasonably be expected to have, individually or in the aggregate with all other such claims, an Olin Material Adverse Effect.

Section 5.24 Available Funds. Assuming the satisfaction of the conditions set forth in Sections 8.01 and 8.03, Olin will have on the Closing Date funds (including cash, available lines of credit or other sources of immediately available funds) sufficient to (i) pay any and all fees and expenses required to be paid at Closing by any Olin Party in connection with the Transactions and any Financing and (ii) satisfy its payment obligations pursuant to Section 7.08 and all of the other payment obligations of the Olin Parties contemplated hereunder, and there is no restriction on the use of such cash for such purposes. Olin has the financial resources and capabilities to fully perform all of its obligations under this Agreement. In no event shall the receipt or availability of any funds or financing by any Olin Party or any of their respective Subsidiaries or any other financing transaction be a condition to any of the obligations of the Olin Parties hereunder.

Section 5.25 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Lazard Frères & Co. LLC (“Lazard”), the fees and expenses of which will be paid by Olin, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Olin.

Section 5.26 Opinion of Financial Advisor. The Olin Board has received an opinion from Lazard to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such opinion, the Exchange Ratio is fair, from a financial point of view, to Olin. Promptly after the execution of this Agreement, Olin will furnish to Huntsman, on a non-reliance and solely for informational purposes, a true and complete copy of such opinion.

Section 5.27 First Merger Sub and Second Merger Sub. Since its date of incorporation or formation, as applicable, neither First Merger Sub nor Second Merger Sub has carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Each of First Merger Sub and Second Merger Sub has no, and prior to the First Effective Time, if applicable, (in the case of First Merger Sub) and the Second Effective Time, if applicable, (in the case of Second Merger Sub), will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

Section 5.28 No Other Representations or Warranties.

(a) Except for the representations and warranties contained in Article IV or in any certificate executed and delivered pursuant to the terms of this Agreement, Olin acknowledges and agrees that none of Huntsman or any other Person on behalf of Huntsman makes any other express or implied representation or warranty with respect to (i) Huntsman or any of its Affiliates or their businesses, operations, assets, liabilities, condition (financial or otherwise) or otherwise or (ii) any other information provided to Olin or its Affiliates or Representatives, including any information, documents, presentations, projections, estimates, forecasts or other material, made available to Olin or its Affiliates or Representatives in any format, in each case in connection with the Transactions. Except as otherwise expressly provided in this Agreement and to the extent any such information is expressly included in a representation or warranty contained in Article IV or in any certificate executed and delivered pursuant to the terms of this Agreement, Olin acknowledges and agrees that, in connection with the Transactions, neither Huntsman nor any other Person will have or be subject to any liability or obligation to Olin or any Affiliate or Representative of Olin resulting from the distribution or failure to distribute to Olin, or the use by Olin of, any such information made available to Olin or any other Person on behalf of Olin in any format in connection with the Transactions.

(b) Olin acknowledges and agrees that (i) neither Olin nor any Person on behalf of Olin is relying on any representation or warranty of Huntsman or any of its Affiliates except for those expressly set forth in Article IV or in any certificate executed and delivered pursuant to the terms of this Agreement and (ii) no person has been authorized by Huntsman or any of its Affiliates to make any representation or warranty relating to Huntsman or any of its Affiliates or their respective businesses or otherwise in connection with the Transactions, and if made, such representation or warranty has not been and shall not be relied upon by Olin or any Person on behalf of Olin.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.01 Conduct of Business.

(a) Conduct of Business by Huntsman. Except for (x) matters set forth in Section 6.01(a) of the Huntsman Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement, (y) as required by applicable Law or Judgment or (z) with the prior written consent of Olin (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Conversion Time, Huntsman shall, and shall cause each Huntsman Subsidiary to use commercially reasonable efforts to (I) conduct its business in the ordinary course in all material respects, (II) preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and key employees and (III) maintain its assets and properties in good working order and condition, ordinary wear and tear excepted; provided that no action or inaction by Huntsman or any Huntsman Subsidiary with respect to matters specifically addressed by clauses (a)(i) through (a)(xx) of this Section 6.01 shall be deemed a breach of this sentence unless such action or inaction would constitute a breach of such relevant clause. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 6.01(a) of the Huntsman Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or Judgment or with the prior written consent of Olin (which shall not be unreasonably withheld, conditioned or delayed), Huntsman shall not, and shall not permit any Huntsman Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its Equity Interests, other than dividends and distributions by a Huntsman Subsidiary to Huntsman or any other wholly owned Huntsman Subsidiary, except for regular quarterly cash dividends in an amount not to exceed $0.0875 per share per quarter declared and paid in respect of the Huntsman Common Stock at such times and in a manner consistent with Huntsman’s historical quarterly dividend practice, (B) split, combine, subdivide or reclassify any of its capital stock, voting securities or other equity, ownership or voting interests, or securities convertible into or exchangeable for capital stock, voting securities or other equity, ownership or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, voting securities or other equity, ownership or voting interests, or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Interests of Huntsman or any Huntsman Subsidiary, other than (1) the acquisition by Huntsman of shares of Huntsman Common Stock in connection with the surrender of shares of Huntsman Common Stock by holders of Huntsman Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Huntsman Common Stock to satisfy Tax obligations with respect to the vesting and settlement or exercise of Huntsman Equity Awards (as applicable) or other awards pursuant to the Huntsman Stock Plans and (3) the acquisition by Huntsman of Huntsman Equity Awards in connection with the forfeiture of such awards or rights (as applicable), in the case of each of clauses (1) through (3), in accordance with the terms and conditions of the Huntsman Benefit Plans and the applicable award agreements in effect as of the date of this Agreement or as otherwise permitted by this Agreement;

(ii) (A) amend the Huntsman Charter or the Huntsman By-Laws or (B) amend the Organizational Documents of any Huntsman Subsidiary, except amendments that would not reasonably be expected to be material to Huntsman and the Huntsman Subsidiaries, taken as a whole, or materially impede or delay the consummation of the Transactions;

(iii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any Equity Interests of Huntsman or any Huntsman Subsidiary (other than the issuance of Huntsman Common Stock (1) upon the vesting and exercise or settlement of Huntsman Equity Awards (as applicable) outstanding at the close of business on the date of this Agreement, and as required by any Huntsman Benefit Plan as in effect as of the date of this Agreement, (2) as otherwise permitted or created by this Agreement or (3) any non-consensual Liens granted as a result of state or federal securities laws) or (B) any Huntsman Voting Debt;

(iv) except as required by any Huntsman Benefit Plan as in effect as of the date of this Agreement (A)(1) grant to any individual who is or would be upon hire a Huntsman Senior Executive any equity or equity-based award (including any Huntsman Equity Award) or any increase in compensation or other benefits or (2) grant to any current or former director, officer, employee or independent contractor of Huntsman or any Huntsman Subsidiary who is not and would not be upon hire a Huntsman Senior Executive any equity or equity-based award (including any Huntsman Equity Award) or any increase in compensation or other benefits, except, in the case of this clause (2), in the ordinary course of business, (B) take any action to accelerate the vesting, payment or funding (through a grantor trust or otherwise) of compensation or benefits under any Huntsman Benefit Plan (including any equity-based awards), (C) change any actuarial or other assumptions used to calculate funding obligations with respect to any Huntsman Benefit Plan, the manner in which contributions to such plans are made or the basis on which such contributions are determined, (D) grant to any person any sign-on bonus, severance, retention, change in control, termination, deferred or transaction compensation or benefits or any increase therein, except with respect to permitted new hires or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, (E) hire or promote any individual who would become a Huntsman Senior Executive (other than hiring or promoting to replace a departed employee if such hired or promoted employee receives substantially similar terms of employment as the departed employee), (F) terminate the employment of any Huntsman Senior Executive, other than for cause (as determined by Huntsman in its reasonable discretion), or (G) establish, adopt, materially amend or terminate any material Huntsman Benefit Plan (or any other benefit or compensation plan, program, policy, agreement or arrangement that would constitute a material Huntsman Benefit Plan if in effect on the date hereof) or amend the terms of any outstanding equity or equity-based awards;

(v) in each case other than in the ordinary course of business, enter into, amend or terminate any Collective Bargaining Agreement, or recognize or certify any labor union, works council, or other labor organization as the bargaining representative for any employees;

(vi) make any material change in financial accounting methods, principles or practices, except insofar as may be required by GAAP (or any interpretation thereof);

(vii) directly or indirectly acquire or agree to acquire in any transaction any Equity Interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets other than (A) purchases of supplies, raw materials, equipment, services and inventory in the ordinary course of business, (B) short-term investments of cash in marketable securities in the ordinary course of business, (C) transactions between a direct or indirect wholly owned Huntsman Subsidiary and Huntsman or any other wholly owned Huntsman Subsidiary and (D) if the aggregate amount of the consideration paid or transferred by Huntsman and the Huntsman Subsidiaries in connection with any such transaction is less than $10,000,000 individually or $50,000,000 in the aggregate;

(viii) sell, lease (as lessor), license (as licensor), mortgage, sell and leaseback or subject to any Lien (other than a Permitted Lien), or otherwise dispose of any properties or assets (other than disposal of obsolete assets or sales of products or services in the ordinary course of business, transactions between a direct or indirect wholly owned Huntsman Subsidiary and Huntsman or any other wholly owned Huntsman Subsidiary, and excluding Intellectual Property, which is the subject of Section 6.01(a)(xv)), or any interests therein, with a fair market value in excess of $10,000,000 individually or $50,000,000 in the aggregate, except for Liens used to secure Indebtedness permitted to be incurred under Section 6.01(a)(ix);

(ix) incur any Indebtedness of the type described in clauses (a) or (b) of the definition thereof, other than (A) borrowings under the Huntsman Credit Facility in accordance with the terms thereof and in the ordinary course of business; (B) replacements of existing Indebtedness that has matured, or is scheduled to mature, after the date of this Agreement and within the twelve-month period following such incurrence of the replacement Indebtedness on prevailing market terms or on terms substantially consistent with or more beneficial to Huntsman and the Huntsman Subsidiaries, taken as a whole, than the Indebtedness being replaced; and (C) among Huntsman and its wholly owned Huntsman Subsidiaries;

(x) forgive any loans to directors or officers of Huntsman or any Huntsman Subsidiary;

(xi) make, or agree or commit to make, any loans, advances (other than for ordinary course business expenses) or capital expenditures, except in an amount not in excess of 110% of the capital expenditure budget in the annual operating plan set forth in Section 6.01(a)(x) of the Huntsman Disclosure Letter;

(xii) enter into any Contract that, if entered into as of the date of this Agreement would constitute a Huntsman Material Contract or amend, waive any material rights under, or terminate any Huntsman Material Contract other than (A) in the ordinary course of business or (B) as expressly permitted by any other clause of this Section 6.01(a); provided that, other than in respect of amendments or renewals of such Contract in the ordinary course of business, the exception in the foregoing clause (A) shall not apply to any Contract of the type set forth in Sections 4.16(a)(vi), (x) or (xi) (but, in the case of (xi) without regard to whether such Contract is with a Huntsman Top Customer or Huntsman Top Supplier);

(xiii) waive, release, assign, settle, pay, discharge, satisfy or compromise any pending or threatened Action, in each case, other than (A) in the ordinary course of business, (B) with respect to Tax matters (which shall be exclusively governed by clause (xvi)), and (C) waivers, releases, assignments, settlements, payments, discharges, satisfactions or compromises that do not create material obligations of Huntsman or any of the Huntsman Subsidiaries other than the payment of monetary damages not in excess of $10,000,000 individually or $50,000,000 in the aggregate;

(xiv) cancel any material Indebtedness of a third party to Huntsman or any Huntsman Subsidiary or waive any claims or rights of substantial value, in each case, other than (A) in the ordinary course of business or (B) in connection with any settlement permitted by Section 6.01(a)(xiii);

(xv) (A) sell, assign, transfer, grant, license (other than non-exclusive licenses), encumber or dispose of any material Huntsman Intellectual Property, other than disposal of obsolete assets, or (B) abandon, fail to renew, maintain or pursue application for any material Huntsman Intellectual Property (other than the lapse or expiration of Huntsman Registered Intellectual Property at the end of the applicable statutory term), except, in the case of each of clauses (A) and (B), in the ordinary course of business;

(xvi) (A) make, change or revoke any material Tax election, (B) adopt or change any material method of Tax accounting or change any material Tax accounting period, (C) file any material amended Tax Return, (D) settle or compromise any Tax audit or proceeding relating to Taxes that involves a material amount of Taxes, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to any material Tax, or (F) enter into, amend or terminate any material advance pricing agreement with a Governmental Authority, except, in the case of each of clauses (A) through (D), in the ordinary course of business;

(xvii) merge or consolidate with any other Person, or restructure, recapitalize, reorganize or completely or partially liquidate other than (A) transactions of the type contemplated by Section 6.01(a)(vii) or Section 6.01(a)(viii) which are permitted thereby, (B) mergers or consolidations of a Huntsman Subsidiary in which such Subsidiary is the surviving entity in connection with an acquisition not otherwise prohibited by this Agreement and (C) mergers among, or the restructuring or reorganization of, any wholly owned Huntsman Subsidiary that would not and would not reasonably be expected to prevent or materially impair or delay the consummation of the Transactions;

(xviii) implement or announce any mass layoff, reduction in force, plant closing or other termination events requiring notice under the WARN Act;

(xix) enter into any new line of business other than any line of business that is reasonably ancillary to or a reasonably foreseeable extension of any line of business engaged in by Huntsman or the Huntsman Subsidiaries as of the date of this Agreement; or

(xx) agree, resolve or commit to do any of the foregoing actions.

(b) Conduct of Business by Olin. Except for (x) matters set forth in Section 6.01(b) of the Olin Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement, (y) as required by applicable Law or Judgment or (z) with the prior written consent of Huntsman (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Conversion Time, Olin shall, and shall cause each Olin Subsidiary to use commercially reasonable efforts to (I) conduct its business in the ordinary course in all material respects, (II) preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and key employees and (III) maintain its assets and properties in good working order and condition, ordinary wear and tear excepted; provided that no action or inaction by Olin or any Olin Subsidiary with respect to matters specifically addressed by clauses (b)(i) through (b)(xx) of this Section 6.01 shall be deemed a breach of this sentence unless such action or inaction would constitute a breach of such relevant clause. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 6.01(b) of the Olin Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or Judgment or with the prior written consent of Huntsman (which shall not be unreasonably withheld, conditioned or delayed), Olin shall not, and shall not permit any Olin Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its Equity Interests, other than dividends and distributions by an Olin Subsidiary to Olin or any other wholly owned Olin Subsidiary, except for regular quarterly cash dividends in an amount not to exceed $0.20 per share per quarter declared and paid in respect of the Olin Common Stock at such times and in a manner consistent with Olin’s historical quarterly dividend practice, (B) split, combine, subdivide or reclassify any of its capital stock, voting securities or other equity, ownership or voting interests, or securities convertible into or exchangeable for capital stock, voting securities or other equity, ownership or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, voting securities or other equity, ownership or voting interests, or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Interests of Olin or any Olin Subsidiary, other than (1) the acquisition by Olin of shares of Olin Common Stock in connection with the surrender of shares of Olin Common Stock by holders of Olin Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Olin Common Stock to satisfy Tax obligations with respect to the vesting and settlement or exercise of Olin Equity Awards (as applicable) or settlement of Olin Deferred Plan Phantom Units and (3) the acquisition by Olin of Olin Equity Awards in connection with the forfeiture of such awards or rights (as applicable), in the case of each of clauses (1) through (3), in accordance with the terms and conditions of the Olin Benefit Plans and the applicable award agreements in effect as of the date of this Agreement or as otherwise permitted by this Agreement;

(ii) (A) amend the Olin Charter or the Olin By-Laws or (B) amend the Organizational Documents of any Olin Subsidiary, except amendments that would not reasonably be expected to be material to Olin and the Olin Subsidiaries, taken as a whole, or materially impede or delay the consummation of the Transactions;

(iii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any Equity Interests of Olin or any Olin Subsidiary (other than the issuance of Olin Common Stock (1) upon the vesting and exercise or settlement of Olin Equity Awards (as applicable) or the settlement of Olin Deferred Plan Phantom Units, in each case, outstanding at the close of business on the date of this Agreement, and as required by any Olin Benefit Plan as in effect as of the date of this Agreement, (2) as otherwise permitted or created by this Agreement or (3) any non-consensual Liens granted as a result of state or federal securities laws) or (B) any Olin Voting Debt;

(iv) except as required by any Olin Benefit Plan as in effect as of the date of this Agreement (A)(1) grant to any individual who is or would be upon hire an Olin Senior Executive any equity or equity-based award (including any Olin Equity Award) or any increase in compensation or other benefits or (2) grant to any current or former director, officer, employee or independent contractor of Olin or any Olin Subsidiary who is not and would not be upon hire an Olin Senior Executive any equity or equity-based award (including any Olin Equity Award) or any increase in compensation or other benefits, except, in the case of this clause (2), in the ordinary course of business, (B) take any action to accelerate the vesting, payment or funding (through a grantor trust or otherwise) of compensation or benefits under any Olin Benefit Plan (including any equity-based awards), (C) change any actuarial or other assumptions used to calculate funding obligations with respect to any Olin Benefit Plan, the manner in which contributions to such plans are made or the basis on which such contributions are determined, (D) grant to any person any sign-on bonus, severance, retention, change in control, termination, deferred or transaction compensation or benefits or any increase therein, except with respect to permitted new hires or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, (E) hire or promote any individual who would become an Olin Senior Executive (other than hiring or promoting to replace a departed employee if such hired or promoted employee receives substantially similar terms of employment as the departed employee), (F) terminate the employment of any Olin Senior Executive, other than for cause (as determined by Olin in its reasonable discretion), or (G) establish, adopt, materially amend or terminate any material Olin Benefit Plan (or any other benefit or compensation plan, program, policy, agreement or arrangement that would constitute a material Olin Benefit Plan if in effect on the date hereof) or amend the terms of any outstanding equity or equity-based awards;

(v) in each case other than in the ordinary course of business, enter into, amend or terminate any Collective Bargaining Agreement, or recognize or certify any labor union, works council, or other labor organization as the bargaining representative for any employees;

(vi) make any material change in financial accounting methods, principles or practices, except insofar as may be required by GAAP (or any interpretation thereof);

(vii) directly or indirectly acquire or agree to acquire in any transaction any Equity Interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets other than (A) purchases of supplies, raw materials, equipment, services and inventory in the ordinary course of business, (B) short-term investments of cash in marketable securities in the ordinary course of business, (C) transactions between a direct or indirect wholly owned Olin Subsidiary and Olin or any other wholly owned Olin Subsidiary and (D) if the aggregate amount of the consideration paid or transferred by Olin and the Olin Subsidiaries in connection with any such transaction is less than $10,000,000 individually or $50,000,000 in the aggregate;

(viii) sell, lease (as lessor), license (as licensor), mortgage, sell and leaseback or subject to any Lien (other than a Permitted Lien), or otherwise dispose of any properties or assets (other than disposal of obsolete assets or sales of products or services in the ordinary course of business, transactions between a direct or indirect wholly owned Olin Subsidiary and Olin or any other wholly owned Olin Subsidiary, and excluding Intellectual Property, which is the subject of Section 6.01(b)(xv)), or any interests therein, with a fair market value in excess of $10,000,000 individually or $50,000,000 in the aggregate, except for Liens used to secure Indebtedness permitted to be incurred under Section 6.01(b)(ix);

(ix) incur any Indebtedness of the type described in clauses (a) or (b) of the definition thereof, other than (A) borrowings under the Olin Credit Facility in accordance with the terms thereof and in the ordinary course of business; (B) replacements of existing Indebtedness that has matured, or is scheduled to mature, after the date of this Agreement and within the twelve-month period following such incurrence of the replacement Indebtedness on prevailing market terms or on terms substantially consistent with or more beneficial to Olin and the Olin Subsidiaries, taken as a whole, than the Indebtedness being replaced; and (C) among Olin and its wholly owned Olin Subsidiaries;

(x) forgive any loans to directors or officers of Olin or any Olin Subsidiary;

(xi) make, or agree or commit to make, any loans, advances (other than for ordinary course business expenses) or capital expenditures, except in an amount not in excess of 110% of the capital expenditure budget in the annual operating plan set forth in Section 6.01(b)(xi) of the Olin Disclosure Letter;

(xii) enter into any Contract that, if entered into as of the date of this Agreement would constitute an Olin Material Contract or amend, waive any material rights under, or terminate any Olin Material Contract other than (A) in the ordinary course of business or (B) as expressly permitted by any other clause of this Section 6.01(b); provided that, other than in respect of amendments or renewals of such Contract in the ordinary course of business, the exception in the foregoing clause (A) shall not apply to any Contract of the type set forth in Sections 5.16(a)(vi), (x) or (xi) (but, in the case of (xi) without regard to whether such Contract is with an Olin Top Customer or Olin Top Supplier);

(xiii) waive, release, assign, settle, pay, discharge, satisfy or compromise any pending or threatened Action, in each case, other than (A) in the ordinary course of business, (B) with respect to Tax matters (which shall be exclusively governed by clause (xvi)), and (C) waivers, releases, assignments, settlements, payments, discharges, satisfactions or compromises that do not create material obligations of Olin or any of the Olin Subsidiaries other than the payment of monetary damages not in excess of $10,000,000 individually or $50,000,000 in the aggregate;

(xiv) cancel any material Indebtedness of a third party to Olin or any Olin Subsidiary or waive any claims or rights of substantial value, in each case, other than (A) in the ordinary course of business or (B) in connection with any settlement permitted by Section 6.01(b)(xiii);

(xv) (A) sell, assign, transfer, grant, license (other than non-exclusive licenses), encumber or dispose of any material Olin Intellectual Property, other than disposal of obsolete assets, or (B) abandon, fail to renew, maintain or pursue application for any material Olin Intellectual Property (other than the lapse or expiration of Olin Registered Intellectual Property at the end of the applicable statutory term), except, in the case of each of clauses (A) and (B), in the ordinary course of business;

(xvi) (A) make, change or revoke any material Tax election, (B) adopt or change any material method of Tax accounting or change any material Tax accounting period, (C) file any material amended Tax Return, (D) settle or compromise any Tax audit or proceeding relating to Taxes that involves a material amount of Taxes, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to any material Tax, or (F) enter into, amend or terminate any material advance pricing agreement with a Governmental Authority, except, in the case of each of clauses (A) through (D), in the ordinary course of business;

(xvii) merge or consolidate with any other Person, or restructure, recapitalize, reorganize or completely or partially liquidate other than (A) transactions of the type contemplated by Section 6.01(b)(vii) or Section 6.01(b)(viii) which are permitted thereby, (B) mergers or consolidations of an Olin Subsidiary in which such Subsidiary is the surviving entity in connection with an acquisition not otherwise prohibited by this Agreement and (C) mergers among, or the restructuring or reorganization of, any wholly owned Olin Subsidiary that would not and would not reasonably be expected to prevent or materially impair or delay the consummation of the Transactions;

(xviii) implement or announce any mass layoff, reduction in force, plant closing or other termination events requiring notice under the WARN Act;

(xix) enter into any new line of business other than any line of business that is reasonably ancillary to or a reasonably foreseeable extension of any line of business engaged in by Olin or the Olin Subsidiaries as of the date of this Agreement; or

(xx) agree, resolve or commit to do any of the foregoing actions.

(c) Control of Operations. Nothing contained in this Agreement shall give Huntsman or Olin, directly or indirectly, the right to control or direct the other party’s operations prior to the Conversion Time. Prior to the Conversion Time, each of Olin, First Merger Sub, Second Merger Sub and Huntsman shall exercise, in accordance with the terms of this Agreement, complete control and supervision of itself and its respective Subsidiaries’ operations.

Section 6.02 No Solicitation by Olin; Olin Recommendation.

(a) Except as otherwise permitted by this Agreement, from the date of this Agreement until the Conversion Time or, if earlier, the termination of this Agreement in accordance with Article IX, Olin shall not, nor shall it authorize or permit any of its Affiliates to, and shall use its reasonable best efforts to cause its or their respective directors, officers or employees or any of their respective investment bankers, accountants, attorneys or other advisors, agents or representatives (collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Olin Takeover Proposal;

(ii) engage or otherwise participate in any discussions or negotiations relating to an Olin Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Olin Takeover Proposal (other than to state that the terms of this Agreement prohibit such discussions or negotiations or discussions solely to clarify the terms of an Olin Takeover Proposal);

(iii) furnish any information to any Person in connection with an Olin Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Olin Takeover Proposal; or

(iv) otherwise cooperate in any way with any Person (whether or not a Person making an Olin Takeover Proposal) with respect to an Olin Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to an Olin Takeover Proposal.

(b) Olin shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to an Olin Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to an Olin Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished to any such Person or its Representatives and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

(c) Notwithstanding the foregoing, at any time prior to obtaining the Olin Shareholder Approval, if (A) in response to a written Olin Takeover Proposal made after the date of this Agreement the Olin Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) both that (I) such Olin Takeover Proposal constitutes or would reasonably be expected to result in a Superior Olin Proposal and (II) the failure to take the actions referenced in clause (i) or (ii) below would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, and (B) such Olin Takeover Proposal did not result from a breach of Section 6.02(a), Olin and its Representatives at the request of Olin may, subject to compliance with Section 6.02(f):

(i) furnish information with respect to Olin and the Olin Subsidiaries to the Person or group of Persons making such Olin Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Huntsman or is provided to Huntsman prior to or substantially concurrently with the time it is provided to such Person or group of Persons) pursuant to a customary confidentiality agreement not less restrictive to such Person or group of Persons than the Confidentiality Agreement (except that such confidentiality agreement (A) need not prohibit the making, or amendment, of an Olin Takeover Proposal, (B) shall not prohibit Olin from complying with this Section 6.02 or contain terms that would restrict in any manner Olin’s ability to consummate the Transactions and (C) shall not include any provision providing for an exclusive right to negotiate with Olin prior to the valid termination of this Agreement); and

(ii) participate in discussions regarding the terms of such Olin Takeover Proposal and the negotiation of such terms with, and only with, the Person or group of Persons making such Olin Takeover Proposal (and its or their Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in Section 6.02(a) and this Section 6.02(c) by any Affiliates of Olin or any of its or their Representatives shall constitute a breach of Section 6.02(a) and this Section 6.02(c) by Olin.

(d) Except as set forth below, neither the Olin Board nor any committee thereof shall (i) (A) withdraw (or qualify or modify in any manner adverse to Huntsman), or publicly propose to withdraw (or qualify or modify in any manner adverse to Huntsman), or otherwise make any statement inconsistent with, the Olin Recommendation, (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, an Olin Takeover Proposal or (C) fail to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes an Olin Takeover Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the shareholders of Olin) within 10 Business Days after the commencement of such tender offer or exchange offer (any action in this clause (i) being referred to as an “Olin Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Olin or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other Contract (other than a confidentiality agreement referred to in Section 6.02(c)(i)) constituting or related to an Olin Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Olin Shareholder Approval, but not after, the Olin Board may, subject to compliance with the terms of this Section 6.02 (including Section 6.02(e)), make an Olin Adverse

Recommendation Change in response to (I) an Olin Takeover Proposal received after the execution of this Agreement that did not result from a breach of Section 6.02(a) (and has not then been withdrawn) if the Olin Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that such Olin Takeover Proposal constitutes a Superior Olin Proposal or (II) an Olin Intervening Event, in the case of the foregoing clause (I) or (II), if the Olin Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(e) The Olin Board and any committee thereof shall not, and shall cause Olin not to, make an Olin Adverse Recommendation Change pursuant to Section 6.02(d) unless (i) Olin first delivers to Huntsman a written notice (an “Olin Notice”) (which notice itself shall not constitute an Olin Adverse Recommendation Change) advising Huntsman that the Olin Board intends to take such action and specifying the reasons therefor, including (x) in the case of a proposed Olin Adverse Recommendation Change in response to a Superior Olin Proposal, the material terms and conditions of such Superior Olin Proposal, the identity of the Person or group of Persons making such Superior Olin Proposal and copies of any Olin Takeover Proposal Materials in respect of such Superior Olin Proposal, or (y) in the case of a proposed Olin Adverse Recommendation Change in response to an Olin Intervening Event, a description of such Olin Intervening Event in reasonable detail, (ii) to the extent Huntsman wishes to negotiate, Olin has negotiated with, and has caused its Representatives to negotiate with, Huntsman in good faith during the five Business Days following receipt by Huntsman of the Olin Notice (the “Olin Notice Period”) in order to enable Huntsman to propose revisions to the terms of this Agreement or the Transactions such that it would cause such Olin Takeover Proposal to no longer constitute a Superior Olin Proposal or for such Olin Intervening Event to no longer warrant an Olin Adverse Recommendation Change and (iii) following the Olin Notice Period, and after considering the results of any such negotiations and giving effect to any written proposals, amendments or modifications made or agreed to by Huntsman, the Olin Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that (A) in the case of an Olin Adverse Recommendation Change in connection with an Olin Takeover Proposal, (1) such Olin Takeover Proposal continues to constitute a Superior Olin Proposal and (2) the failure to make an Olin Adverse Recommendation Change as a result thereof would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any amendment to any financial or other material term of the Olin Takeover Proposal that was previously the subject of the Olin Notice shall require a new Olin Notice pursuant to clause (i) of this provision) or (B) in the case of an Olin Adverse Recommendation Change in response to an Olin Intervening Event, (1) such Olin Intervening Event remains in effect and (2) the failure to make an Olin Adverse Recommendation Change as a result thereof would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any material changes to the circumstances surrounding such Olin Intervening Event that were previously the subject of the Olin Notice shall require a new Olin Notice pursuant to clause (i) of this provision).

(f) In addition to the obligations of Olin set forth above, Olin shall promptly, and in any event within twenty-four hours of the receipt thereof by Olin, any of its Affiliates or any of their respective Representatives, advise Huntsman orally and in writing of any Olin Takeover Proposal or any inquiry or proposal or request for information, discussion or negotiation that would reasonably be expected to lead to an Olin Takeover Proposal, the material terms and conditions of any such Olin Takeover Proposal (including any changes thereto) and the identity of the Person or group of Persons making any such Olin Takeover Proposal and provide to Huntsman copies of any Olin Takeover Proposal Materials. Olin shall (i) keep Huntsman informed in all material respects and on a prompt basis of the status and details (including any change to the terms thereof) of any Olin Takeover Proposal and (ii) provide to Huntsman as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material (including all proposals, counterproposals and drafts of agreements) exchanged between Olin or any Olin Subsidiary, on the one hand, and the Person or group of Persons making any such Olin Takeover Proposal, on the other hand, that describes any of the terms or conditions of any Olin Takeover Proposal (such correspondence and other written materials, “Olin Takeover Proposal Materials”).

(g) Nothing contained in this Section 6.02 shall prohibit Olin from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or making a “stop, look and listen” communication to the shareholders of Olin pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, however, that in no event shall Olin or the Olin Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.02(d).

(h) For purposes of this Agreement:

“Olin Intervening Event” means any material event or development or material change in circumstances with respect to Olin and the Olin Subsidiaries, taken as a whole, that (i) was not known to, or reasonably foreseeable (with respect to magnitude or material consequences) by the Olin Board as of, or prior to, the date of this Agreement and (ii) does not involve or relate to the receipt, existence or terms of any Olin Takeover Proposal (or any proposal, offer or inquiry that would reasonably be expected to lead to an Olin Takeover Proposal or direct and indirect consequence thereof); provided that (w) in no event shall any action that is taken by Olin or Huntsman to the extent required by the affirmative covenants set forth in Section 7.03, and the consequences of any such action, constitute an Olin Intervening Event; (x) in no event shall any change in the market price, trading volume or ratings of any securities or Indebtedness of Olin, any Olin Subsidiary, Huntsman, or any Huntsman Subsidiary or the fact that, in and of itself, Olin or any Olin Subsidiary meets or exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period constitute an Olin Intervening Event; provided, however, that the underlying causes of any such change or event may be considered in determining whether an Olin Intervening Event has occurred; (y) in no event does the timing of any consents, registrations, approvals, permits, clearances or authorizations required to be obtained prior to the Closing in connection with the transactions contemplated by this Agreement constitute an Olin Intervening Event; and (z) in no event do changes in general economic, financial or geopolitical conditions, or changes in conditions in the global, international or U.S. economy of financial markets generally constitute an Olin Intervening Event.

“Olin Takeover Proposal” means a bona fide proposal or offer (whether or not in writing) from any Person or group of Persons (other than Huntsman or any Huntsman Subsidiary) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 20% or more of the consolidated assets of Olin and the Olin Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Olin Board or any duly authorized committee thereof), or of assets to which 20% or more of Olin’s revenues or earnings on a consolidated basis are attributable, including in each case through the acquisition of one or more Olin Subsidiaries owning such assets, (ii) acquisition of 20% or more of the total outstanding Equity Interests of Olin (by vote or economic interests), (iii) tender offer or exchange offer that if consummated would result in any Person or group of Persons (other than Huntsman or any of the Huntsman Subsidiaries) beneficially owning 20% or more of the total outstanding Equity Interests of Olin (by vote or economic interests) or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, spin-off, joint venture or similar transaction involving Olin pursuant to which any Person or group of Persons (or their equityholders) (other than Huntsman or any of the Huntsman Subsidiaries) would acquire, directly or indirectly, 20% or more of the consolidated assets of Olin and the Olin Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Olin Board or any duly authorized committee thereof), or assets to which 20% or more of Olin’s net revenues or earnings on a consolidated basis are attributable or 20% or more of the total outstanding Equity Interests (by vote or economic interests) of Olin or of the surviving entity in a merger, consolidation, share exchange or other business combination involving Olin or the resulting direct or indirect parent of Olin or such surviving entity; provided, however, that this Agreement and the Transactions shall not be deemed an Olin Takeover Proposal.

“Superior Olin Proposal” means a bona fide written Olin Takeover Proposal, made after the date of this Agreement and that did not result from a breach of Section 6.02(a), that would result in any Person or group of Persons (or their equityholders) (other than Huntsman or any of its Affiliates) becoming, directly or indirectly, the beneficial owner of all or substantially all of the consolidated assets of Olin and the Olin Subsidiaries or more than 50% of the aggregate voting power of the capital stock of Olin, that the Olin Board has determined in its good-faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation) (i) is reasonably likely to be consummated in accordance with its terms (taking into account all legal, financial, regulatory and timing aspects of the proposal and the Person or group of Persons making the proposal) and (ii) if consummated, would result in a transaction more favorable to the shareholders of Olin from a financial point of view than the Transactions (after taking into account all of the terms and conditions of, and the likelihood of completion of, such offer and of this Agreement (including any proposed changes to the terms of this Agreement or the Transactions pursuant to Section 6.02(e) and the time likely to be required to consummate such Olin Takeover Proposal)).

Section 6.03 No Solicitation by Huntsman; Huntsman Recommendation.

(a) Except as otherwise permitted by this Agreement, from the date of this Agreement until the Conversion Time or, if earlier, the termination of this Agreement in accordance with Article IX, Huntsman shall not, nor shall it authorize or permit any of its Affiliates to, and shall use its reasonable best efforts to cause its or their respective Representatives not to, directly or indirectly:

(i) initiate, solicit or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Huntsman Takeover Proposal;

(ii) engage or otherwise participate in any discussions or negotiations relating to a Huntsman Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Huntsman Takeover Proposal (other than to state that the terms of this Agreement prohibit such discussions or negotiations, or discussions solely to clarify the terms of a Huntsman Takeover Proposal);

(iii) furnish any information to any Person in connection with a Huntsman Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Huntsman Takeover Proposal; or

(iv) otherwise cooperate in any way with any Person (whether or not a Person making a Huntsman Takeover Proposal) with respect to a Huntsman Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Huntsman Takeover Proposal.

(b) Huntsman shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to a Huntsman Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Huntsman Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished to any such Person or its Representatives and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

(c) Notwithstanding the foregoing, at any time prior to obtaining the Huntsman Stockholder Approval, if (A) in response to a written Huntsman Takeover Proposal made after the date of this Agreement the Huntsman Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) both that (I) such Huntsman Takeover Proposal constitutes or would reasonably be expected to result in a Superior Huntsman Proposal and (II) that the failure to take the actions referenced in clause (i) or (ii) below would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, and (B) such Huntsman Takeover Proposal did not result from a breach of Section 6.03(a), Huntsman and its Representatives at the request of Huntsman may, subject to compliance with Section 6.03(f):

(i) furnish information with respect to Huntsman and the Huntsman Subsidiaries to the Person or group of Persons making such Huntsman Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Olin or is provided to Olin prior to or substantially concurrently with the time it is provided to such Person or group of Persons) pursuant to a customary confidentiality agreement not less restrictive to such Person or group of Persons than the Confidentiality Agreement (except that such confidentiality agreement (A) need not prohibit the making, or amendment, of a Huntsman Takeover Proposal, (B) shall not prohibit Huntsman from complying with this Section 6.03 or contain terms that would restrict in any manner Huntsman’s ability to consummate the Transactions and (C) shall not include any provision providing for an exclusive right to negotiate with Huntsman prior to the valid termination of this Agreement); and

(ii) participate in discussions regarding the terms of such Huntsman Takeover Proposal and the negotiation of such terms with, and only with, the Person or group of Persons making such Huntsman Takeover Proposal (and its or their Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in Section 6.03(a) and this Section 6.03(c) by any Affiliates of Huntsman or any of its or their Representatives shall constitute a breach of Section 6.03(a) and this Section 6.03(c) by Huntsman.

(d) Except as set forth below, neither the Huntsman Board nor any committee thereof shall (i) (A) withdraw (or qualify or modify in any manner adverse to Olin), or publicly propose to withdraw (or qualify or modify in any manner adverse to Olin), or otherwise make any statement inconsistent with, the Huntsman Recommendation, (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, a Huntsman Takeover Proposal or (C) fail to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Huntsman Takeover Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the stockholders of Huntsman) within 10 Business Days after the commencement of such tender offer or exchange offer (any action in this clause (i) being referred to as a “Huntsman Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Huntsman or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other Contract (other than a confidentiality agreement referred to in Section 6.03(c)(i)) constituting or related to a Huntsman Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Huntsman Stockholder Approval, but not after, the Huntsman Board may, subject to compliance with the terms of this Section 6.03 (including Section 6.03(e)), make a Huntsman Adverse Recommendation Change in response to (I) a Huntsman Takeover Proposal received after the execution of this Agreement that did not result from a breach of Section 6.03(a) (and has not then been withdrawn) if the Huntsman Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that such Huntsman Takeover Proposal constitutes a Superior Huntsman Proposal or (II) a Huntsman Intervening Event, in the case of the foregoing clause (I) or (II), if the Huntsman Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(e) The Huntsman Board and any committee thereof shall not, and shall cause Huntsman not to, make a Huntsman Adverse Recommendation Change pursuant to Section 6.03(d) unless (i) Huntsman first delivers to Olin a written notice (a “Huntsman Notice”) (which notice itself shall not constitute a Huntsman Adverse Recommendation Change) advising Olin that the Huntsman Board intends to take such action and specifying the reasons therefor, including (x) in the case of a proposed Huntsman Adverse Recommendation Change in response to a Superior Huntsman Proposal, the material terms and conditions of such Superior Huntsman Proposal, the identity of the Person or group of Persons making such Superior Huntsman Proposal and copies of any Huntsman Takeover Proposal Materials in respect of such Superior Huntsman Proposal, or (y) in the case of a proposed Huntsman Adverse Recommendation Change in response to a Huntsman Intervening Event, a description of such Huntsman Intervening Event in reasonable detail, (ii) to the extent Olin wishes to negotiate, Huntsman has negotiated with, and has caused its Representatives to negotiate with, Olin in good faith during the five Business Days following receipt by Olin of the Huntsman Notice (the “Huntsman Notice Period”) in order to enable Olin to propose revisions to the terms of this Agreement or the Transactions such that it would cause such

Huntsman Takeover Proposal to no longer constitute a Superior Huntsman Proposal or for such Huntsman Intervening Event to no longer warrant a Huntsman Adverse Recommendation Change and (iii) following the Huntsman Notice Period, and after considering the results of any such negotiations and giving effect to any written proposals, amendments or modifications made or agreed to by Olin, the Huntsman Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that (A) in the case of a Huntsman Adverse Recommendation Change in connection with a Huntsman Takeover Proposal, (1) such Huntsman Takeover Proposal continues to constitute a Superior Huntsman Proposal and (2) the failure to make a Huntsman Adverse Recommendation Change as a result thereof would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any amendment to any financial or other material term of the Huntsman Takeover Proposal that was previously the subject of the Huntsman Notice shall require a new Huntsman Notice pursuant to clause (i) of this provision) or (B) in the case of a Huntsman Adverse Recommendation Change in response to a Huntsman Intervening Event, (1) such Huntsman Intervening Event remains in effect and (2) the failure to make a Huntsman Adverse Recommendation Change as a result thereof would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any material changes to the circumstances surrounding such Huntsman Intervening Event that were previously the subject of the Huntsman Notice shall require a new Huntsman Notice pursuant to clause (i) of this provision).

(f) In addition to the obligations of Huntsman set forth above, Huntsman shall promptly, and in any event within twenty-four hours of the receipt thereof by Huntsman, any of its Affiliates or any of their respective Representatives, advise Olin orally and in writing of any Huntsman Takeover Proposal or any inquiry or proposal or request for information, discussion or negotiation that would reasonably be expected to lead to a Huntsman Takeover Proposal, the material terms and conditions of any such Huntsman Takeover Proposal (including any changes thereto) and the identity of the Person or group of Persons making any such Huntsman Takeover Proposal and provide to Olin copies of any Huntsman Takeover Proposal Materials. Huntsman shall (i) keep Olin informed in all material respects and on a prompt basis of the status and details (including any change to the terms thereof) of any Huntsman Takeover Proposal and (ii) provide to Olin as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material (including all proposals, counterproposals and drafts of agreements) exchanged between Huntsman or any Huntsman Subsidiary, on the one hand, and the Person or group of Persons making any such Huntsman Takeover Proposal, on the other hand, that describes any of the terms or conditions of any Huntsman Takeover Proposal (such correspondence and other written materials, “Huntsman Takeover Proposal Materials”).

(g) Nothing contained in this Section 6.03 shall prohibit Huntsman from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or making a “stop, look and listen” communication to the stockholders of Huntsman pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, however, that in no event shall Huntsman or the Huntsman Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.03(d).

(h) For purposes of this Agreement:

“Huntsman Intervening Event” means any material event or development or material change in circumstances with respect to Huntsman and the Huntsman Subsidiaries, taken as a whole, that (i) was not known to, or reasonably foreseeable (with respect to magnitude or material consequences) by the Huntsman Board as of, or prior to, the date of this Agreement and (ii) does not involve or relate to the receipt, existence or terms of any Huntsman Takeover Proposal (or any proposal, offer or inquiry that would reasonably be expected to lead to a Huntsman Takeover Proposal or direct and indirect consequence thereof); provided that (w) in no event shall any action that is taken by Huntsman or Olin to the extent required by the affirmative covenants set forth in Section 7.03, and the consequences of any such action, constitute a Huntsman Intervening Event; (x) in no event shall any change in the market price, trading volume or ratings of any securities or Indebtedness of Huntsman, any Huntsman Subsidiary, Olin, or any Olin Subsidiary or the fact that, in and of itself, Huntsman or any Huntsman Subsidiary meets or exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period constitute a Huntsman Intervening Event; provided, however, that the underlying causes of any such change or event may be considered in determining whether a Huntsman Intervening Event has occurred; (y) in no event does the timing of any consents, registrations, approvals, permits, clearances or authorizations required to be obtained prior to the Closing in connection with the transactions contemplated by this Agreement constitute a Huntsman Intervening Event; and (z) in no event do changes in general economic, financial or geopolitical conditions, or changes in conditions in the global, international or U.S. economy of financial markets generally constitute a Huntsman Intervening Event.

“Huntsman Takeover Proposal” means a bona fide proposal or offer (whether or not in writing) from any Person or group of Persons (other than Olin or any Olin Subsidiary) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 20% or more of the consolidated assets of Huntsman and the Huntsman Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Huntsman Board or any duly authorized committee thereof), or of assets to which 20% or more of Huntsman’s revenues or earnings on a consolidated basis are attributable, including in each case through the acquisition of one or more Huntsman Subsidiaries owning such assets, (ii) acquisition of 20% or more of the total outstanding Equity Interests of Huntsman (by vote or economic interests), (iii) tender offer or exchange offer that if consummated would result in any Person or group of Persons (other than Olin or any of the Olin Subsidiaries) beneficially owning 20% or more of the total outstanding Equity Interests of Huntsman (by vote or economic interests) or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, spin-off, joint venture or similar transaction involving Huntsman pursuant to which any Person or group of Persons (or their equityholders) (other than Olin or any of the Olin Subsidiaries) would acquire, directly or indirectly, 20% or more of the consolidated assets of Huntsman and the Huntsman Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Huntsman Board or any duly authorized committee thereof), or assets to which 20% or more of Huntsman’s net revenues or earnings on a consolidated basis are attributable or 20% or more of the total outstanding Equity Interests (by vote or economic interests) of Huntsman or of the surviving entity in a merger, consolidation, share exchange or other business combination involving Huntsman or the resulting direct or indirect parent of Huntsman or such surviving entity; provided, however, that this Agreement and the Transactions shall not be deemed a Huntsman Takeover Proposal.

“Superior Huntsman Proposal” means a bona fide written Huntsman Takeover Proposal, made after the date of this Agreement and that did not result from a breach of Section 6.03(a), that would result in any Person or group of Persons (or their equityholders) (other than Olin or any of its Affiliates) becoming, directly or indirectly, the beneficial owner of all or substantially all of the consolidated assets of Huntsman and the Huntsman Subsidiaries or more than 50% of the aggregate voting power of the capital stock of Huntsman, that the Huntsman Board has determined in its good-faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation) (i) is reasonably likely to be consummated in accordance with its terms (taking into account all legal, financial, regulatory and timing aspects of the proposal and the Person or group of Persons making the proposal) and (ii) if consummated, would result in a transaction more favorable to the stockholders of Huntsman from a financial point of view than the Transactions (after taking into account all of the terms and conditions of, and the likelihood of completion of, such offer and of this Agreement (including any proposed changes to the terms of this Agreement or the Transactions pursuant to Section 6.03(e) and the time likely to be required to consummate such Huntsman Takeover Proposal)).

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 Preparation of the Form S-4 and the Joint Proxy Statement; Olin Shareholders Meeting and Huntsman Stockholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, Huntsman and Olin shall jointly prepare and cause to be filed with the SEC a joint proxy statement to be sent to the stockholders of Huntsman relating to the Huntsman Stockholders Meeting and the shareholders of Olin relating to the Olin Shareholders Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and Huntsman and Olin shall jointly prepare, and Olin shall cause to be filed with the SEC, the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Huntsman and Olin shall use its reasonable best efforts to cause the Joint Proxy Statement and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing. As promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act, each of Huntsman and Olin shall distribute the Joint Proxy Statement to its respective shareholders or stockholders, as applicable. Each of Huntsman and Olin shall furnish all information concerning itself and its Affiliates to the other party, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement, and the Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of Huntsman and Olin shall promptly notify the other party upon the receipt of any comments from the SEC or the Staff of the SEC or any request from the SEC or the Staff of the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement or for additional information and shall provide the other party with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the Staff of the SEC, on the other hand, with respect to the Joint Proxy Statement, the Form S-4, the Transactions and (ii) all orders of the SEC relating to the Form S-4. Each of Huntsman and Olin shall use its respective reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Form S-4 or Joint Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or filing or distributing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments from the SEC or the Staff of the SEC with respect thereto, each of Huntsman and Olin (A) shall provide the other party a reasonable opportunity to review and comment on such document or response, including the proposed final version of such document or response (unless, in the case of responding to comments from the SEC or the Staff of the SEC, pursuant to a telephone call initiated by the SEC), (B) shall include in such document or response all comments reasonably proposed by the other party and (C) shall not file or distribute such document or respond to the SEC prior to receiving the approval of the other party, which approval shall not be unreasonably withheld, conditioned or delayed; provided that with respect to documents filed by a party that are incorporated by reference in the Form S-4 or Joint Proxy Statement, this right of approval shall apply only with respect to information relating to the Transactions or the combined entity. Each of Huntsman and Olin shall advise the other party, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of Huntsman and Olin shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of Huntsman and Olin shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Transactions.

(b) If prior to the Conversion Time, any event occurs with respect to Huntsman or any Huntsman Subsidiary, or any change occurs with respect to other information supplied by Huntsman for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Huntsman shall promptly notify Olin of such event, and Huntsman and Olin shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to the stockholders of Huntsman and the shareholders of Olin. Nothing in this Section 7.01(b) shall limit the obligations of any party under Section 7.01(a).

(c) If prior to the Conversion Time, any event occurs with respect to Olin or any Olin Subsidiary, or any change occurs with respect to other information supplied by Olin for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Olin shall promptly notify Huntsman of such event, and Huntsman and Olin shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to the stockholders of Huntsman and the shareholders of Olin. Nothing in this Section 7.01(c) shall limit the obligations of any party under Section 7.01(a).

(d) Olin shall, in accordance with applicable Law and the Olin Charter and Olin By-Laws, convene and hold the Olin Shareholders Meeting as soon as reasonably practicable following the date after which the Form S-4 is declared effective. Without the prior written consent of Huntsman, the Olin Shareholders Meeting shall be for the sole purpose of seeking the Olin Shareholder Approval. Olin shall solicit the Olin Shareholder Approval and, subject to Section 6.02(d), shall, through the Olin Board, recommend to its shareholders that they give the Olin Shareholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Olin Board shall have made an Olin Adverse Recommendation Change as permitted by Section 6.02(d). Except as expressly contemplated by the immediately preceding sentence, Olin agrees that its obligations pursuant to this Section 7.01 shall not be affected by the commencement, public proposal, public disclosure or communication to Olin of an Olin Takeover Proposal or by the making of any Olin Adverse Recommendation Change by the Olin Board. Notwithstanding the foregoing provisions of this Section 7.01(d), Olin may, after consultation with Huntsman in good faith, adjourn, recess or postpone the Olin Shareholders Meeting (i) if it is necessary to postpone or adjourn the Olin Shareholders Meeting to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the shareholders of Olin within a reasonable amount of time in advance of the Olin Shareholders Meeting, (ii) if as of the time for which the Olin Shareholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement) there are insufficient shares of Olin Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Olin Shareholders Meeting, (iii) to solicit additional proxies for the purpose of obtaining the Olin Share Issuance Approval (including at the request of Huntsman in connection with the foregoing) or (iv) to solicit additional proxies for the purpose of obtaining the Olin Direct Merger Approval (including at the request of Huntsman in connection with the foregoing); provided that, without the prior written consent of Huntsman, the Olin Shareholders Meeting will not be postponed or adjourned (x) by more than 10 days, (y) with respect to the foregoing clause (ii), by more than 15 days after the date on which the Olin Shareholders Meeting was (or was required to be) originally scheduled, or (z) if the Olin Direct Merger Approval has not been received but the Olin Share Issuance Approval has been received or Olin has received proxies that, if voted at the Olin Shareholders Meeting, would constitute the Olin Share Issuance Approval, in each case excluding any adjournments or postponements required by applicable Law or Judgment; provided, further, that the Olin Shareholders Meeting shall not be postponed or adjourned to a date that is on or after the date that is three Business Days prior to the Outside Date. For the avoidance of doubt, notwithstanding any Olin Adverse Recommendation Change, Olin shall submit this Agreement to its shareholders for approval at the Olin Shareholders Meeting unless this Agreement is terminated in accordance with Article IX prior to the Olin Shareholders Meeting.

(e) Huntsman shall, in accordance with applicable Law and the Huntsman Charter and Huntsman By-Laws, convene and hold the Huntsman Stockholders Meeting as soon as reasonably practicable following the date after which the Form S-4 is declared effective. Without the prior written consent of Olin, the Huntsman Stockholders Meeting shall be for the sole purpose of seeking the Huntsman Stockholder Approval. Huntsman shall solicit the Huntsman Stockholder Approval and, subject to Section 6.03(d), shall, through the Huntsman

Board, recommend to its stockholders that they give the Huntsman Stockholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Huntsman Board shall have made a Huntsman Adverse Recommendation Change as permitted by Section 6.03(d). Except as expressly contemplated by the immediately preceding sentence, Huntsman agrees that its obligations pursuant to this Section 7.01 shall not be affected by the commencement, public proposal, public disclosure or communication to Huntsman of a Huntsman Takeover Proposal or by the making of any Huntsman Adverse Recommendation Change by the Huntsman Board. Notwithstanding the foregoing provisions of this Section 7.01(e), Huntsman may, after consultation with Olin, adjourn, recess or postpone the Huntsman Stockholders Meeting (i) if it is necessary to postpone or adjourn the Huntsman Stockholders Meeting to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the stockholders of Huntsman within a reasonable amount of time in advance of the Huntsman Stockholders Meeting, (ii) if as of the time for which the Huntsman Stockholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement) there are insufficient shares of Huntsman Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Huntsman Stockholders Meeting or (iii) to solicit additional proxies for the purpose of obtaining the Huntsman Stockholder Approval (including at the request of Olin in connection with the foregoing); provided that, without the prior written consent of Olin (such consent not to be unreasonably withheld, conditioned or delayed), the Huntsman Stockholders Meeting will not be postponed or adjourned (x) by more than 10 days or (y) with respect to the foregoing clause (ii), by more than 15 days after the date on which the Huntsman Stockholders Meeting was (or was required to be) originally scheduled, in each case excluding any adjournments or postponements required by applicable Law or Judgment; provided, further, that the Huntsman Stockholders Meeting shall not be postponed or adjourned to a date that is on or after the date that is three Business Days prior to the Outside Date. For the avoidance of doubt, notwithstanding any Huntsman Adverse Recommendation Change, Huntsman shall submit this Agreement to its stockholders for approval at the Huntsman Stockholders Meeting unless this Agreement is terminated in accordance with Article IX prior to the Huntsman Stockholders Meeting.

(f) Each of Olin and Huntsman shall consult with the other in connection with setting a preliminary record date for each of the Olin Shareholders Meeting and the Huntsman Stockholders Meeting and shall commence broker searches pursuant to Section 14a-13 of the Exchange Act in connection therewith. Each of Huntsman and Olin shall use their reasonable best efforts to hold the Huntsman Stockholders Meeting and the Olin Shareholders Meeting substantially concurrently; provided that the Olin Shareholders Meeting shall be held first.

(g) Immediately following the execution and delivery of this Agreement by each of the parties, Olin as the sole stockholder of First Merger Sub shall execute a written consent adopting this Agreement in accordance with the relevant provisions of the DGCL.

(h) Immediately following the execution and delivery of this Agreement by each of the parties, Olin as the sole member of Second Merger Sub shall execute a written consent adopting this Agreement in accordance with the relevant provisions of the DGCL and the DLLCA.

Section 7.02 Access to Information; Confidentiality; Integration Planning.

(a) Olin Books and Records. Subject to applicable Law, Olin shall, and shall cause each Olin Subsidiary to, afford to Huntsman and to Huntsman’s Representatives reasonable access during normal business hours, upon reasonable advance notice, during the period from the date of this Agreement until the Conversion Time, to all their respective properties, assets, books, Contracts, commitments, personnel and records (other than to the extent relating to the negotiation and execution of this Agreement or, except as expressly provided in Section 6.02, to an Olin Takeover Proposal), and, during such period, Olin shall, and shall cause each of the Olin Subsidiaries to, and shall use its reasonable best efforts to cause its Representatives to, furnish promptly to Huntsman (i) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Huntsman may reasonably request; provided that (A) Huntsman and its Representatives shall use such information provided pursuant to clauses (i) and (ii) solely for the purpose of consummating the Transactions or to the extent reasonably necessary for integration planning purposes and (B) Huntsman and Huntsman’s Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of Olin; provided, further, however, that Olin may withhold any document or information the disclosure of which would violate any Contract, Law or Judgment to which Olin or such Olin Subsidiary is a party or subject or the disclosure of which would be reasonably likely to risk a loss of legal privilege; provided that Olin shall inform Huntsman as to the general nature of what is being withheld and use commercially reasonable efforts to find a suitable alternative to disclose information in such a way that such disclosure does not result in any of such aforementioned harms. All requests for information made pursuant to this Section 7.02(a) shall be directed to the executive officer or other Person designated by Olin. In no event shall Huntsman or any Huntsman Representative be permitted to conduct any invasive, intrusive or subsurface sampling, investigation or assessment of environmental media at any property or facility of Olin or any of Olin Subsidiary.

(b) Huntsman Books and Records. Subject to applicable Law, Huntsman shall, and shall cause each Huntsman Subsidiary to, afford to Olin and to Olin’s Representatives reasonable access during normal business hours, upon reasonable advance notice, during the period from the date of this Agreement until the Conversion Time, to all their respective properties, assets, books, Contracts, commitments, personnel and records (other than to the extent relating to the negotiation and execution of this Agreement or, except as expressly provided in Section 6.03, to a Huntsman Takeover Proposal), and, during such period, Huntsman shall, and shall cause each of the Huntsman Subsidiaries to, and shall use its reasonable best efforts to cause its Representatives to, furnish promptly to Olin (i) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Olin may reasonably request; provided that (A) Olin and its Representatives shall use such information provided pursuant to clauses (i) and (ii) solely for the purpose of consummating the Transactions or to the extent reasonably necessary for integration planning purposes and (B) Olin and Olin’s Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of Huntsman; provided, further, however, that Huntsman may withhold any document or information the disclosure of which would violate any Contract, Law or Judgment to which Huntsman or such Huntsman Subsidiary is a party or subject or the disclosure of which would be reasonably likely to risk a loss of legal privilege; provided that Huntsman shall inform Olin as to the general nature of what is being withheld and use commercially reasonable efforts to find a suitable alternative to disclose information in such a way that such disclosure does not result in any of such aforementioned harms. All requests for information made pursuant to this Section 7.02(b) shall be directed to the executive officer or other Person designated by Huntsman. In no event shall Olin or any Olin Representative be permitted to conduct any invasive, intrusive or subsurface sampling, investigation or assessment of environmental media at any property or facility of Huntsman or any of Huntsman Subsidiary.

(c) All information exchanged pursuant to this Section 7.02 shall be subject to the confidentiality agreement dated March 29, 2026, between Olin and Huntsman, as amended from time to time in accordance with its terms (the “Confidentiality Agreement”).

(d) From and after the date of this Agreement until the Conversion Time, Huntsman and Olin shall, and shall cause their respective Subsidiaries and direct their respective Representatives to, use their commercially reasonable efforts, subject to applicable Law, to cooperate with the other party in connection with planning the integration of the business operations of the Combined Company, the Final Surviving Company (if applicable) and their respective Subsidiaries following the Closing.

Section 7.03 Filings; Other Actions; Notification.

(a) Each of Olin and Huntsman shall, subject to Section 6.02 and Section 6.03, respectively, cooperate with each other and use, and shall cause their respective Subsidiaries to use, their respective reasonable best efforts to cause the conditions to the Closing to be satisfied as promptly as reasonably practicable (and, in any event, prior to the Outside Date) and to consummate and make effective, as promptly as reasonably practicable (and, in any event, prior to the Outside Date), the Transactions, including by preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by (i) filing as soon as reasonably practicable after the date of this Agreement (and in any event within 15 Business Days following the date of this Agreement unless otherwise extended in writing by the parties) the notifications, filings and other information required to be filed in connection with the HSR Act and (ii) filing as soon as reasonably practicable after the date of this Agreement the notifications, filings and other information required to be filed in connection with any other Required Regulatory Approvals) and to obtain as promptly as reasonably practicable (and, in any event, prior to the Outside Date) all Consents, authorizations and Regulatory Approvals necessary or advisable to be obtained from any third party or any Governmental Authority in order to consummate the Transactions. In furtherance and not in limitation of the covenants of the parties contained in this Section 7.03 (but subject to Section 7.03(c)), each of the parties shall use its reasonable best efforts to resolve as promptly as reasonably practicable (and, in any event, prior to the Outside Date) such objections, if any, as may be asserted by any Governmental Authority in connection with any Antitrust Law or any Foreign Investment Law with respect to the Transactions and effect the dissolution of any Legal Restraint that would have the effect of preventing the consummation of the Transactions.

(b) Subject to applicable Laws relating to the exchange of information and the Clean Team Agreement entered between the parties on April 15, 2026, each of Olin and Huntsman shall have the right to review in advance, and to the extent practicable each will consult the other on, all of the information relating to Huntsman or Olin, as the case may be, and any of their respective Affiliates, included in any filing made with, notice or request made to, or written materials submitted to, any third party or any Governmental Authority in connection with this Agreement and the Transactions. To the extent permitted by applicable Law and Judgment, each of Olin and Huntsman shall provide the other with copies of all substantive written correspondence between it (or its advisors) and any Governmental Authority relating to this Agreement and the Transactions and all substantive telephone calls and meetings with a Governmental Authority regarding the Transactions shall include representatives of Olin and Huntsman. Olin and Huntsman shall coordinate with respect to Antitrust Laws and Foreign Investment Laws and with respect to the appropriate course of action with respect to obtaining the Regulatory Approvals necessary or appropriate to consummate the Transactions as promptly as reasonably practicable (and, in any event, prior to the Outside Date). In furtherance of the foregoing and to the extent permitted by applicable Law and Judgment, each of Olin and Huntsman shall (A) notify the other party, as far in advance as reasonably practicable, of any filing, notice, request or material or substantive communication or inquiry it or any of its Subsidiaries intends to make with any Governmental Authority relating to the matters that are the subject of this Section 7.03, (B) prior to submitting any such filing, notice or request or making any such communication or inquiry, provide the other party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other party in connection with, any such filing, communication or inquiry, (C) promptly following the submission of such filing, notice or request or making such communication or inquiry, provide the other party with a copy of any such filing, notice or request or, if in written form, communication or inquiry, (D) consult with the other party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental Authority relating to the Transactions, including the scheduling of, and strategic planning for, any meetings with any Governmental Authority relating thereto and (E) not agree to participate in any substantive meeting or discussion with any such Governmental Authority unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate therein; provided that materials furnished pursuant to this Section 7.03 may be redacted as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Furthermore, the parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 7.03(b) as “outside counsel only” and such materials and the information contained therein shall be given only to outside counsel and previously-agreed third-party advisors of the recipient and will not be disclosed by such outside counsel or third-party advisors to employees, officers or directors of the recipient without the advance written consent of the party providing such materials. Notwithstanding the foregoing, Olin and Huntsman shall jointly control all communications with any Governmental Authority relating to Antitrust Laws and Foreign Investment Laws, and determine and direct the strategy and process by which the parties will seek required approvals relating to Antitrust Laws and Foreign Investment Laws. The timing of the notifications, filings and other information required to be filed in connection with the Required Regulatory Approvals will be made by mutual agreement; provided that, if the parties cannot agree on (a) a jointly developed strategy, including any disagreement regarding when to make such a filing or any decision contemplated in Section 7.03(c) or (b) whether to make any filings besides the Regulatory Approvals set forth in Section 1.01(b) of the Huntsman Disclosure Letter, in each case, such matter shall be referred to the parties’ respective Chief Executive Officers (or such other senior executives as the parties may designate) who shall use their reasonable best efforts in good faith to resolve such matter.

(c) In furtherance and not in limitation of the foregoing, Olin and Huntsman shall, and shall cause their respective Subsidiaries to, take all reasonable actions necessary to secure the expiration or termination of any applicable waiting period under the HSR Act or any other Antitrust Law or any Foreign Investment Law and resolve any objections asserted with respect to the Transactions under the Antitrust Laws raised by any Governmental Authority in order to prevent the entry of, or to have vacated, lifted, reversed or overturned, any Legal Restraint that would prevent, prohibit, restrict or delay past the Outside Date the consummation of the Transactions, including (i) executing settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Authority or with any other Person, (ii) selling, divesting or otherwise conveying or holding separate (or permitting any party or its Subsidiaries to sell, divest or otherwise convey or hold separate) particular assets or categories of assets or businesses of Olin, Huntsman or their respective Subsidiaries contemporaneously with or subsequent to the Conversion Time, (iii) terminating existing relationships, contractual rights or obligations of Olin, Huntsman or their respective Subsidiaries, (iv) creating any relationship, contractual right or obligation of Olin, Huntsman or their respective Subsidiaries or (v) effectuating any other change or restructuring of Olin, Huntsman or their respective Subsidiaries (and, in each case, entering into agreements or stipulating to the entry of any Judgment by, or filing appropriate applications with, the applicable Governmental Authority in connection with any of the foregoing and by consenting to such action) (any of the actions described in the foregoing clauses (i) through (v), a “Remedial Action”). Notwithstanding the foregoing or anything to the contrary contained in this Agreement, in no event shall Olin, Huntsman or any of their respective Subsidiaries be required to take, or without the prior written consent of the other party be permitted to take or agree to take, any action contemplated by this Section 7.03(c), including any Remedial Actions, if such action, individually or when aggregated with other such actions, would reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of (1) Olin and its Subsidiaries, taken as a whole, or (2) Huntsman and its Subsidiaries, taken as a whole (whether prior to or following the Transactions, including, if applicable, the Final Surviving Company and its Subsidiaries), in each case, with materiality determined by reference to a business the size of Huntsman and its Subsidiaries, taken as a whole. Nothing in this Agreement shall require any party to (x) take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing or (y) agree to any amendments or modifications to any of the terms of this Agreement.

(d) Each of Olin and Huntsman shall, upon request by the other party, promptly furnish the other party with all information concerning itself, its Affiliates, directors, officers and shareholders, stockholders and such other matters as may be required or reasonably requested in connection with any statement, filing, notice or application to be made by or on behalf of Olin, Huntsman or any of their respective Subsidiaries to any third party or any Governmental Authority in order to consummate the Transactions.

(e) Each of Olin and Huntsman shall keep the other party reasonably apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Olin or Huntsman, as the case may be, or any of their respective Subsidiaries from any third party or any Governmental Authority with respect to this Agreement and the Transactions, other than immaterial communications.

(f) Olin and Huntsman shall not, and shall not permit any Olin Subsidiary or Huntsman Subsidiary, as applicable, to enter into a definitive agreement after the date of this Agreement providing for, or to consummate, any acquisition, merger, joint venture, partnership, licensing agreement, collaboration or any other similar type of transaction, in each case, that would reasonably be expected to prevent or materially delay or prevent the consummation of the Transactions contemplated by this Agreement.

Section 7.04 Employee Matters.

(a) The Combined Company agrees that each employee of Huntsman and each Huntsman Subsidiary and each employee of Olin and each Olin Subsidiary who continues to remain employed with the Combined Company and its Subsidiaries immediately following the Conversion Time (each such employee, a “Continuing Employee”) shall, during the period (the “Continuation Period”) commencing at the Conversion Time and ending on the first anniversary of the Conversion Time (or, if earlier, the date of a Continuing Employee’s termination of employment), be provided with (i) a base salary or base wage rate, as applicable, that is no less favorable than the base salary or base wage rate, as applicable, provided to such Continuing Employee immediately prior to the Conversion Time, (ii) target short- and long-term incentive opportunities (including target equity and equity-based incentive opportunities) that are each no less favorable than the target short- and long-term incentive opportunities (including equity and equity-based compensation), as applicable, provided to such Continuing Employee immediately prior to the Conversion Time, provided that the Combined Company may adjust performance targets or metrics under its annual bonus plans, programs or arrangements in the ordinary course, (iii) severance compensation and benefits that are no less favorable than the severance compensation and benefits (A) provided to such Continuing Employee immediately prior to the Conversion Time and (B) provided to similarly situated employees of, in the case of employees of Olin and the Olin Subsidiaries, Huntsman and the Huntsman Subsidiaries and, in the case of employees of Huntsman and the Huntsman Subsidiaries, Olin and the Olin Subsidiaries, whichever one is greater immediately prior to the Conversion Time and after taking into account the service crediting provisions of Section 7.04(b) and any additional service performed following the Closing Date and (iv) other compensation and benefits (excluding for this purpose post-employment welfare benefits, equity-based compensation and change of control, retention or other one-time awards) that are substantially comparable in the aggregate to the compensation and benefits provided to such Continuing Employee immediately prior to the Conversion Time.

(b) With respect to any medical, dental or other welfare benefits that are provided under Benefit Plans to Continuing Employees, the Combined Company shall use commercially reasonable efforts to cause (i) any pre-existing condition exclusions or waiting periods to be waived under the benefit plans provided for Continuing Employees except to the extent such conditions or exclusions were applicable to such Continuing Employees prior to the Conversion Time and, (ii) with respect to the plan year during which the Conversion Time occurs, any expenses incurred by a Continuing Employee under the applicable Olin Benefit Plan or Huntsman Benefit Plan for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket requirements to be taken into account for purposes of satisfying such requirements under such Benefit Plans applicable to such Continuing Employee following the Closing Date.

(c) From and after the Closing Date, the Combined Company shall use commercially reasonable efforts to provide credit to Continuing Employees for their service recognized by Olin and any Olin Subsidiary or Huntsman and any Huntsman Subsidiary, as applicable, as of the Conversion Time for purposes of eligibility, vesting, continuous service, determination of service awards, vacation, paid time off and severance entitlements to the same extent and for the same purposes as such service was credited under the Olin Benefit Plans or Huntsman Benefit Plans, as applicable; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or with respect to any defined benefit pension plan, frozen benefit plan, retiree medical plan (except as explicitly provided for in Section 7.04(d)), equity or equity-based award granted after the Closing Date or nonqualified deferred compensation plans.

(d) Notwithstanding the foregoing, with respect to any Continuing Employee who is, or becomes, subject to a Collective Bargaining Agreement, all compensation and benefits treatment and terms and conditions of employment afforded to such Continuing Employee shall be provided in accordance with such Collective Bargaining Agreement and the terms of Section 7.04(a) through (c) shall not apply.

(e) The Combined Company shall, and shall cause its Subsidiaries to assume and honor any Huntsman Benefit Plan that is a short-term incentive compensation plan or program (including annual bonus plans or programs) with an ongoing performance period as of immediately prior to the Closing (each, a “Huntsman Ongoing Bonus Plan”) and provide that each Continuing Employee who is a participant in a Huntsman Ongoing Bonus Plan as of immediately prior to the Closing will remain eligible to receive his or her bonus in accordance with the terms of such Huntsman Ongoing Bonus Plan (as may be modified by the Combined Company Board to take into account the effect of the Transactions) (each such bonus, a “Closing-Year Bonus” and, each such Continuing Employee, a “Bonus Eligible Employee”). The amount of each Bonus Eligible Employee’s Closing-Year Bonus shall be determined based on actual performance (i) for the period beginning on the first day of the applicable performance period through the Closing by the Compensation Committee of the Huntsman Board (the “Huntsman Compensation Committee”) in its reasonable discretion and (ii) for the period beginning on the day immediately following the Closing through the completion of the applicable performance period, by the compensation committee of the Combined Company Board in its reasonable discretion, in each case, consistent with the terms of the applicable Huntsman Ongoing Bonus Plan as of the date hereof, which Closing-Year Bonus (if any) shall be paid at such time as bonuses have historically been paid under the applicable Huntsman Ongoing Bonus Plan; provided that the Bonus Eligible Employee must be employed through the service date required under the applicable Huntsman Ongoing Bonus Plan in order to be eligible to receive his or her Closing-Year Bonus (subject to any severance benefits applicable to such Bonus Eligible Employee (including pursuant to Section 7.04(a)(iii)) that may entitle the Bonus Eligible Employee to receive all or a portion of his or her Closing-Year Bonus in connection with a qualifying termination of employment on or following the Closing).

(f) With respect to any Olin Benefit Plan that is a short-term incentive compensation plan or program (including annual bonus plans or programs) with an ongoing performance period as of immediately prior to the Closing (each, an “Olin Ongoing Bonus Plan”), the Combined Company shall, and shall cause its Subsidiaries to, provide that each Continuing Employee who is a participant in an Olin Ongoing Bonus Plan as of immediately prior to the Closing will remain eligible to receive his or her bonus in accordance with the terms of such Olin Ongoing Bonus Plan (as may be modified by the Combined Company Board to take into account the effect of the Transactions) (each such bonus, an “Olin Closing-Year Bonus” and each such Continuing Employee, an “Olin Bonus Eligible Employee”). The amount of each Olin Bonus Eligible Employee’s Olin Closing-Year Bonus shall be determined based on actual performance (i) for the period beginning on the first day of the applicable performance period through the Closing, by the Compensation Committee of the Olin Board in its reasonable discretion and (ii) for the period beginning on the day immediately following the Closing through the completion of the applicable performance period, by the compensation committee of the Combined Company Board in its reasonable discretion, in each case, consistent with the terms of the applicable Olin Ongoing Bonus Plan as of the date hereof, which Olin Closing-Year Bonus (if any) shall be paid at such time as bonuses have historically been paid under the applicable Olin Ongoing Bonus Plan; provided that the Olin Bonus Eligible Employee must be employed through the service date required under the applicable Olin Ongoing Bonus Plan in order to be eligible to receive his or her Olin Closing-Year Bonus (subject to any severance benefits applicable to such Olin Bonus Eligible Employee (including pursuant to Section 7.04(a)(iii)) that may entitle the Olin Bonus Eligible Employee to receive all or a portion of his or her Olin Closing-Year Bonus in connection with a qualifying termination of employment on or following the Closing).

(g) Prior to the Conversion Time, the Huntsman Board and the Olin Board shall take all actions necessary to provide that the Transactions contemplated by this Agreement are deemed to constitute a “Change in Control” or “Change of Control” (or term of similar import) for purposes of each Huntsman Benefit Plan or Olin Benefit Plan listed on Section 4.10(a) of the Huntsman Disclosure Letter and Section 5.10(a) of the Olin Disclosure Letter.

(h) If requested in writing by Olin no later than fifteen (15) days prior to the Conversion Time, the Huntsman Board (or the appropriate committee thereof) shall take all actions necessary to terminate the Huntsman Salary Deferral Plan (the “Huntsman 401(k) Plan”), with such termination to be effective as of the day prior to the First Effective Time. Huntsman shall provide Olin, prior to the Conversion Time, with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by Olin). If the Huntsman 401(k) Plan is terminated, each employee of Huntsman and each Huntsman Subsidiary shall be eligible to participate, effective as soon as reasonably practicable following the Conversion Time, in a 401(k) plan sponsored or maintained by Olin or one of its Affiliates (including, following the Closing, the Combined Company) (an “Olin 401(k) Plan”). Huntsman and Olin shall take any and all actions as may be required, including amendments to the Olin 401(k) Plan, to permit each employee of Huntsman and each Huntsman Subsidiary who is then actively employed to make rollover contributions to the Olin 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof.

(i) The provisions of this Section 7.04 are solely for the benefit of the parties to this Agreement, and no labor union or labor organization, collective bargaining unit, works council or other labor organization, current or former employee or any other individual associated with any of the foregoing, is or shall be regarded for any purpose as a third-party beneficiary to this Agreement. Notwithstanding anything to the contrary in this Agreement, no provision of this Agreement is intended to, or does, (i) constitute the establishment of, or an amendment to, any Benefit Plan, (ii) alter or limit the ability of Huntsman or Olin to amend, modify or terminate any Benefit Plan or any other benefit plan, program, agreement or arrangement, (iii) give any third party any right to enforce the provisions of this Section 7.04, (iv) prevent the Combined Company or any of its Subsidiaries, after the Conversion Time, from terminating the employment of any employee or (v) be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

Section 7.05 Treatment of Equity-Based Awards.

(a) Prior to the Conversion Time, the Huntsman Board (or, if appropriate, any committee thereof administering the Huntsman Stock Plans) shall adopt such resolutions and take such other actions as may be required to provide that, at the Conversion Time:

(i) each Huntsman Stock Option outstanding immediately prior to the Conversion Time shall, automatically and without any required action on the part of the holder thereof, be assumed by the Combined Company and convert into a stock option with respect to a number of shares of Olin Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Huntsman Common Stock subject to such Huntsman Stock Option immediately prior to the Conversion Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Huntsman Common Stock of such Huntsman Stock Option immediately prior to the Conversion Time divided by (B) the Exchange Ratio, and otherwise subject to the same terms and conditions as were applicable to such Huntsman Stock Option as of immediately prior to the Conversion Time (each, a “Huntsman Assumed Stock Option”); provided, that the number of shares of Olin Common Stock subject to, and the exercise price of, any Huntsman Assumed Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that the Huntsman Assumed Stock Options shall be subject to such additional terms and conditions as set forth on Section 7.05(a)(i) of the Huntsman Disclosure Letter, and

(ii) each Huntsman DSU, each Huntsman Phantom Share, each Huntsman PSU and each share of Huntsman Restricted Stock (collectively, the “Huntsman Full-Value Awards”) that is outstanding immediately prior to the Conversion Time shall, automatically and without any required action on the part of the holder thereof, be assumed by the Combined Company and convert into an award of the same type, on the same terms and conditions (including with respect to dividends or dividend equivalent rights, but excluding, for Huntsman PSUs, performance goals) as were applicable to such Huntsman Full-Value Award immediately prior to the Conversion Time, with respect to a number of shares of Olin Common Stock equal to the product of (A) the number of shares of Huntsman Common Stock subject to such Huntsman Full-Value Award as of immediately prior to the Conversion Time (for Huntsman PSUs, with performance goals deemed achieved at target level) and (B) the Exchange Ratio, and rounding the resulting number to the nearest whole number of Olin Common Stock (each such award, a “Huntsman Assumed Full-Value Award”); provided, that the Huntsman Assumed Full-Value Awards shall be subject to such additional terms and conditions as set forth on Section 7.05(a)(i) of the Huntsman Disclosure Letter.

(b) Prior to the Conversion Time, the Olin Board (or, if appropriate, any committee thereof administering the Olin Stock Plans) shall adopt such resolutions and take such other actions as may be required to provide that, at the Conversion Time, each Olin PSU that is outstanding immediately prior to the Conversion Time shall, automatically and without any required action on the part of the holder thereof, convert into a time-based award of the same type, on the same terms and conditions (including with respect to dividends or dividend equivalent rights, but excluding performance goals) as were applicable to such Olin PSU immediately prior to the Conversion Time, with performance goals deemed achieved at target level.

(c) As soon as practicable after the Conversion Time, the Combined Company shall take all corporate action necessary to (i) reserve for issuance a sufficient number of shares of Olin Common Stock for issuance with respect to the Huntsman Assumed Stock Options and Huntsman Assumed Full-Value Awards and (ii) cause the registration of the shares of Olin Common Stock issuable with respect to the Huntsman Assumed Stock Options and Huntsman Assumed Full-Value Awards to become effective as part of a registration statement on Form S-8, Form S-4 or Form S-3 as the case may be, or any successor or other appropriate forms, and, thereafter, the Combined Company shall deliver to holders of Huntsman Assumed Stock Options and Huntsman Assumed Full-Value Awards any applicable prospectus and shall maintain the effectiveness of such registration statement, including the current status of any related prospectus, for so long as the Huntsman Assumed Stock Options and Huntsman Assumed Full-Value Awards remain outstanding.

Section 7.06 Indemnification, Exculpation and Insurance.

(a) From and after the Conversion Time, the Combined Company shall, and, if applicable, shall cause the Final Surviving Company to, (i) indemnify, defend and hold harmless, in each case to the fullest extent permissible by applicable Law, each former and present director or officer of Olin or Huntsman or any of their respective Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request of Olin or Huntsman or any of their respective Subsidiaries (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Action, whether civil, criminal, administrative or investigative, with respect to matters existing or occurring at or prior to the Conversion Time (including this Agreement and the Transactions), arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of Olin or Huntsman or any of their respective Subsidiaries or is or was serving at the request of Olin or Huntsman or any of their respective Subsidiaries as a director or officer of another Person, whether asserted or claimed prior to, at or after the Conversion Time as provided in their respective Organizational Documents as in effect on the date of this Agreement or in any agreement set forth on Section 7.06 of the Olin Disclosure Letter to which Olin or any Olin Subsidiary is a party or Section 7.06 of the Huntsman Disclosure Letter to which Huntsman or any Huntsman Subsidiary is a party and (ii) assume (in the case of the Direct Merger, without any further action by the Combined Company, and in the case of the Final Surviving Company, with respect to the Subsidiary Mergers, if applicable, without any further action) all obligations of Olin, Huntsman and such respective Subsidiaries to the Indemnified Parties in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Conversion Time as provided in their respective

Organizational Documents as in effect on the date of this Agreement or in any agreement set forth on Section 7.06 of the Olin Disclosure Letter to which Olin or any Olin Subsidiary is a party or Section 7.06 of the Huntsman Disclosure Letter to which Huntsman or any Huntsman Subsidiary is a party. For a period of six years from the Conversion Time, the Combined Company shall not amend, release or otherwise modify (or permit to be amended, released or otherwise modified) any such provisions or the indemnification, exculpation or advancement of expenses provisions of the Huntsman Charter, the Olin Charter or any of its Subsidiaries’ (including, if applicable, the Final Surviving Company’s) Organizational Documents in effect immediately prior to the Conversion Time in any manner that would adversely affect the rights thereunder of any individual who immediately before the Conversion Time was an Indemnified Party; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. In addition, from and after the Conversion Time, the Combined Company shall, and, if applicable, shall cause the Final Surviving Company to, without requiring a preliminary determination of entitlement to indemnification, advance any expenses (including fees and expenses of legal counsel) of any Indemnified Party under this Section 7.06 (including in connection with enforcing the indemnity and other obligations referred to in this Section 7.06) as incurred to the fullest extent permitted under applicable Law. The obligations of the Combined Company and, if applicable, the Final Surviving Company under this Section 7.06 shall be joint and several.

(b) None of the Combined Company, the Final Surviving Company (if applicable) or any of their respective Subsidiaries shall settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 7.06 (each, a “Claim”) for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent. Each of the Combined Company, the Final Surviving Company (if applicable), their respective Subsidiaries and the Indemnified Parties shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c) For a period of six years from the Conversion Time, the Combined Company shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date of this Agreement by Huntsman and the Huntsman Subsidiaries from a carrier with comparable or better credit ratings to Huntsman’s existing directors’ and officers’ insurance and fiduciary liability insurance policy carrier and on terms and conditions not less favorable to the insured Persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by Huntsman with respect to claims arising from facts, events, acts or omissions that occurred on or before the Conversion Time (including this Agreement and the Transactions); provided, however, that the Combined Company shall not be obligated to expend an amount in excess of 300% of the current annual premium paid as of the date hereof by Huntsman for such insurance (the “Premium Cap”), and, if such premiums for such insurance would exceed the Premium Cap, then the Combined Company shall cause to be maintained policies of insurance which, in its good-faith determination, provide maximum coverage available at a cost equal to the Premium Cap. In lieu of the foregoing, Huntsman may in its discretion purchase, and Olin may in its discretion purchase if Huntsman declines to do so, a “tail” directors’ and officers’ liability insurance and fiduciary liability insurance policy covering the six-year period from and after the Conversion Time from a carrier with comparable or better credit ratings to Huntsman’s existing directors’ and officers’ insurance and fiduciary liability insurance policy carrier and on terms and conditions not less favorable to the insured Persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by Huntsman, with respect to claims arising from facts, events, acts or omissions that occurred on or before the Conversion Time; provided that the aggregate premium for such “tail” does not, in the aggregate, exceed the Premium Cap.

(d) In the event that the Combined Company, the Final Surviving Company (if applicable) or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Combined Company and the Final Surviving Company, as applicable, shall cause proper provision to be made so that the successors and assigns of the Combined Company or the Final Surviving Company (if applicable), as the case may be, assume the obligations set forth in this Section 7.06.

(e) The provisions of this Section 7.06 (i) shall survive consummation of the Transactions, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Parties), his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 7.07 Financing.

(a) From and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article IX, Huntsman shall, and shall cause each Huntsman Subsidiary to, and use reasonable best efforts to cause its and their respective Representatives (including their auditors) to, use their respective reasonable best efforts to provide such customary cooperation as is reasonably requested by Olin in connection with the arrangement and consummation of any Financing. From and after the occurrence of the Subsidiary Mergers Approval Event, Huntsman shall (or in the case of clauses (i), (ii), (iii), (v)(b), (vii) and (viii) below shall use reasonable best efforts, to) (i) participate in a reasonable number of requested meetings (including customary one-on-one meetings and conference calls with the parties acting as lead arrangers, agents, underwriters or initial purchasers and prospective lenders or investors and Huntsman’s senior management and Representatives), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing, (ii) assist with the preparation of (x) materials for rating agency presentations and investor and road show presentations, (y) bank information memoranda (including a public-side version thereof), registration statements, prospectuses, offering memoranda and private placement memoranda and (z) similar documents, in each case required or customary in connection with the Financing or otherwise reasonably requested by Olin, (iii) provide customary authorization and representation letters to the Financing Sources authorizing the distribution of information to prospective lenders, (iv) provide the lead arrangers, agents, underwriters and initial purchasers for, and prospective lenders of, the Financing, at least three Business Days prior to the closing date of the applicable Financing (to the extent requested at least ten Business Days prior to the closing date of the applicable Financing) with all documentation and other information required with respect to Huntsman and the Huntsman Subsidiaries in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, Title III of Pub. L. 107-56 and 31 C.F.R. § 1010.230, the Office of Foreign Assets Control and the Foreign Corrupt Practices Act, (v) provide, as promptly as reasonably practicable, (a) the Required Financial Information and (b) any other historic information with respect to Huntsman and Huntsman Subsidiaries as may be reasonably necessary in order for Olin to prepare customary “Article 11” pro forma consolidated balance sheets and related pro forma consolidated statements of income for historical periods, (vi) directing its independent accountants to provide assistance and cooperation with any offering of securities, including (x) providing any necessary written consents to use their audit reports relating to Huntsman and the Huntsman Subsidiaries and to be named as an “Expert” in any document related to any Financing and (y) providing any customary “comfort” letters (including customary “negative assurance” comfort), (vii) cooperate with the Financing Sources’ due diligence, to the extent customary or reasonable, and (viii) amend or supplement any information supplied by or on behalf of Huntsman or any Huntsman Subsidiary to Olin or the Financing Sources reasonably promptly to the extent such information, to the Knowledge of Huntsman, taken as a whole, contains any untrue statement of material fact or omits to state any material fact necessary to make such information, in light of the circumstances under which they were made, not materially misleading.

(b) (i) The cooperation set forth in Section 7.07(a) shall not be required to the extent that it would (A) require Huntsman to take any action that, in the good-faith judgment of Huntsman, unreasonably interferes with the ongoing business or operations of Huntsman and/or Huntsman Subsidiaries, (B) require Huntsman or any Huntsman Subsidiary to incur any fee, expense or other liability unless promptly reimbursed or indemnified, as applicable, by Olin in accordance with Section 7.07(e), (C) cause any representation or warranty in this Agreement to be breached, (D) cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement, (E) be reasonably expected to cause any director, officer or employee of Huntsman or any Huntsman Subsidiary to incur any personal liability or (F) cause any breach of any applicable Law or any Contract to which Huntsman or any Huntsman Subsidiary is a party and (ii) Huntsman and the Huntsman Subsidiaries shall not be required to (w) enter into, execute, or approve any agreement or other documentation prior to the Closing or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing (other than the execution of customary authorization and representation letters or any supplemental indenture contemplated in Section 7.07(c) and any customary certificates required in connection therewith), (x) deliver any certificate or take any other action that would reasonably be expected to result in personal liability to a director, officer or other personnel, (y) deliver any legal opinion or (z) otherwise provide any information or take any action to the extent it could result in (I) a loss or waiver of any privilege or (II) the disclosure of any trade secrets, customer-specific data or competitively sensitive information not otherwise required to be provided under this Agreement or the violation of any confidentiality obligation; provided that Huntsman and the Huntsman Subsidiaries shall use reasonable best efforts to provide an alternative means of disclosing or providing such information, and in the case of any confidentiality obligation, Huntsman shall, to the extent permitted by such confidentiality obligations, notify Olin if any such information that Olin has specifically identified and requested is being withheld as a result of any such obligation of confidentiality.

(c) From and after the occurrence of the Subsidiary Mergers Approval Event, Huntsman shall cooperate with Olin and take all actions mutually agreed in order to, prior to the Closing, assist Olin with any or all of the following (as reasonably requested by Olin): (w) preparing and delivering one or more notices of redemption for the outstanding aggregate principal amount of one or more series of the outstanding notes of Huntsman (the “Huntsman Notes”), which notice of redemption shall be expressly conditioned on the occurrence of the Closing, in order to effect a redemption pursuant to the terms of the relevant indenture, (x) commencing one or more consent solicitations (including in connection with any exchange offer or tender offer with respect to the Huntsman Notes) to amend the indenture or indentures governing one or more series of Huntsman Notes then outstanding to remove or modify certain of the provisions contained therein, including, promptly following the expiration of any such consent solicitation and subject to the receipt of any requisite consents, executing one or more supplemental indentures to the relevant indenture to provide for such amendments to be effective (but which shall not be operative until the Closing), (y) preparing an offer to purchase for a Change of Control Offer (as defined in the relevant indenture for one or more series of Huntsman Notes), which offer shall be expressly conditioned on the occurrence of the Closing, and commencing one or more Change of Control Offers for one or more series of the Huntsman Notes then outstanding, pursuant to the terms of the relevant indenture, and (z) providing any other cooperation to facilitate the assumption, amendment, redemption, satisfaction and discharge, defeasance, repurchase or repayment of one or more series of the Huntsman Notes or the indenture governing such series of Huntsman Notes, as applicable, in each case conditioned on the occurrence of the Closing, including using reasonable best efforts to cause the trustee in respect of each series of the Huntsman Notes to cooperate with respect to any of the foregoing actions (including, promptly following the expiration of any consent solicitation and subject to receipt of any consents, executing one or more supplemental indentures to provide for the relevant amendments to the relevant indentures to be effective (but which shall not be operative until the Closing)).

(d) Subject to Olin’s indemnification obligations under Section 7.07(e), Huntsman hereby consents to the customary use of its and Huntsman Subsidiaries’ logos and trademarks in connection with the Financing; provided that such logos and trademarks are used solely as necessary to permit the consummation of the Financing, and in a manner that is not intended to, and could not reasonably be expected to, harm or disparage Huntsman or any Huntsman Subsidiary or the reputation or goodwill of Huntsman or any Huntsman Subsidiary.

(e) Olin shall indemnify and hold harmless Huntsman and each Huntsman Subsidiary and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorneys’ fees), interest, awards, judgments and penalties suffered or incurred in connection with any and all of the matters contemplated by this Section 7.07 (other than arising from (i) gross negligence or bad faith on the part of Huntsman or Huntsman Subsidiaries or (ii) historical financial information furnished by or on behalf of Huntsman or any Huntsman Subsidiary for use in connection with any Financing), whether or not the Transactions are consummated or this Agreement is terminated. Olin shall, promptly upon request by Huntsman, reimburse Huntsman for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by Huntsman or Huntsman Subsidiaries in connection with this Section 7.07, whether or not the Transactions are consummated or this Agreement is terminated.

(f) Huntsman shall (i) deliver to Olin at or prior to the Closing executed payoff letters in customary form reasonably satisfactory to Olin (the “Payoff Letters”) in respect of the Huntsman Credit Facility and Huntsman Receivables Facilities (collectively, the “Payoff Debt”), which Payoff Letters shall (x) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations, as applicable, related to any obligations under the Payoff Debt as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”); and (y) state that upon receipt of the Payoff Amount, the applicable Payoff Debt and related instruments evidencing such Payoff Debt shall be terminated (except for provisions in the documentation relating to such Payoff Debt that, by their terms, survive such termination); (ii) upon Olin’s reasonable request, assist with the payoff, discharge and termination of the Payoff Debt, including using reasonable best efforts to arrange for, and execute and deliver, customary prepayment notices and other similar notices; and (iii) use reasonable best efforts to make arrangements for the holders of such Payoff Debt (or the administrative agent or similar agent therefor) to deliver to Olin at or as soon as practicable after the Closing all possessory collateral then in its possession (or make alternative arrangements in respect thereof) and all customary lien release documents and filings with respect to all liens in or upon the assets or properties of Huntsman and the Huntsman Subsidiaries securing such Payoff Debt; provided that this Section 7.07(f) shall not require Huntsman or any Huntsman Subsidiary to cause such repayment, release and termination unless the Closing shall occur substantially concurrently therewith.

(g) Olin expressly acknowledges and agrees that (i) obtaining the Financing is not a condition to the Closing, (ii) notwithstanding anything contained in this Agreement to the contrary, Olin’s obligations hereunder are not conditioned in any manner upon Olin obtaining the Financing, or any other financing, (iii) a breach by Huntsman of Section 7.07(a) shall not constitute a breach for purposes of Section 8.03(b) unless (x) Huntsman has knowingly and willfully breached its obligations under Section 7.07(a) and (y) such breach is the proximate cause of the Financing not being consummated and (iv) with respect to the Olin Credit Facility, Olin shall take the actions set forth in Section 5.05(a) of the Olin Disclosure Letter.

(h) Huntsman agrees that, from and after the date hereof and prior to the Closing, none of Huntsman or any of the Huntsman Subsidiaries shall file any prospectus supplement or registration statement or consummate any offering of securities that requires registration under the Securities Act or that includes any actual or contingent commitment to register such securities under the Securities Act in the future.

Section 7.08 Debt Payoffs. At the Closing, Olin shall pay, or cause to be paid on behalf of Huntsman and the Huntsman Subsidiaries, to the accounts designated in the applicable Payoff Letters, the applicable Payoff Amounts in accordance with the Payoff Letters furnished to Olin pursuant to Section 7.07(f) by wire transfer of immediately available funds.

Section 7.09 Transaction Litigation. From the date of this Agreement and until the termination of this Agreement in accordance with Article IX, in the event that any litigation or other Action is commenced or, to the Knowledge of either Huntsman or Olin, threatened by, a shareholder, stockholder or holder of any Equity Interests of Olin or Huntsman against the same or its directors or executive officers relating to this Agreement or the Transactions, Olin or Huntsman, as applicable, shall provide the other party prompt notice of, keep the other party reasonably informed of, consult with the other party regarding and give the other party the opportunity to participate in (but not control) the defense and settlement of any such litigation or other Action, and the parties shall reasonably cooperate with respect to any such litigation or other Action. Without limiting the generality of the foregoing, neither Olin, Huntsman nor any of their respective Representatives shall cease to defend, consent to the entry of any judgment or agree to or propose any settlement of any such litigation or other Action without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.10 Section 16 Matters. Prior to the Conversion Time, Huntsman and each Olin Party shall take all such steps as may be required to cause (a) any dispositions of Huntsman Common Stock (including derivative securities) resulting from the Transactions by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Huntsman immediately prior to the Conversion Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Olin Common Stock (including derivative securities) resulting from the Transactions, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Combined Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.11 Public Announcements. Except with respect to (x) any Olin Adverse Recommendation Change, Huntsman Adverse Recommendation Change, Superior Huntsman Proposal, Superior Olin Proposal, Huntsman Takeover Proposal or Olin Takeover Proposal (or, in each case, any responses thereto) made in accordance with the terms of this Agreement or (y) any disclosure of information concerning this Agreement in connection with any disputes between the parties regarding this Agreement, Huntsman and the Olin Parties shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement without the prior consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), except as such party may reasonably conclude is required by applicable Law (including obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system) (provided that the party making the release or statement has used its reasonable best efforts to consult with the other party prior to making such release or statement). Huntsman and the Olin Parties agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties. Notwithstanding the foregoing sentences of this Section 7.11, Huntsman and the Olin Parties may make any oral or written public announcements, releases or statements without complying with the foregoing requirements if the substance of such announcements, releases or statements was publicly disclosed and previously subject to the foregoing requirements.

Section 7.12 Stock Exchange Listing. Olin shall take all actions reasonably necessary to cause the shares of Olin Common Stock to be issued as Merger Consideration to be approved for listing on NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 7.13 Stock Exchange De-Listing. Each of Huntsman and Olin shall take all actions reasonably necessary to cause the shares of Huntsman Common Stock and any other securities of Huntsman to be de-listed from NYSE and de-registered under the Exchange Act as soon as reasonably practicable following the Conversion Time.

Section 7.14 Governance Matters.

(a) Combined Company Board. Effective as of the Conversion Time, the board of directors of the Combined Company (the “Combined Company Board”) shall consist of ten (10) directors, of whom:

(i) four directors (A) each of who shall (x) be a member of the Olin Board as of immediately prior to the Conversion Time, (y) qualify as an “independent director” under the listing standards of the NYSE and the applicable rules of the SEC and (z) be designated by the Olin Board prior to the Conversion Time, and (B) in each case, shall serve until such director’s successor is elected and qualified or such director’s earlier death, resignation or removal, in each case in accordance with the Combined Company Bylaws (each such director, an “Olin Legacy Independent Director”);

(ii) four directors (A) each of whom shall (x) be a member of the Huntsman Board as of immediately prior to the Conversion Time, (y) qualify as an “independent director” under the listing standards of the NYSE and the applicable rules of the SEC, (z) be designated by the Huntsman Board prior to the Conversion Time, and (B) in each case, shall serve until such director’s successor is elected and qualified or such director’s earlier death, resignation or removal, in each case in accordance with the Combined Company Bylaws (each such director, a “Huntsman Legacy Independent Director”); and

(iii) the remaining two directors shall be (A) the Chief Executive Officer of Olin as of immediately prior to the Conversion Time and (B) the Chief Executive Officer of Huntsman as of immediately prior to the Conversion Time.

(b) Chief Executive Officer. Effective as of the Conversion Time, the Chief Executive Officer of Olin shall continue to serve as the Chief Executive Officer of the Combined Company and shall serve until his successor is appointed or until his earlier death, resignation or removal in accordance with the Combined Company Bylaws.

(c) Non-Executive Chair. Effective as of the Conversion Time, the Chief Executive Officer of Huntsman as of immediately prior to the Conversion Time shall be appointed to serve as the non-executive Chair of the Combined Company and shall serve until his successor is appointed or until his earlier death, resignation or removal in accordance with the Combined Company Bylaws.

(d) Other Executive Officers. Effective as of the Conversion Time, (i) the Chief Financial Officer of Huntsman as of immediately prior to the Conversion Time shall serve as the Chief Financial Officer of the Combined Company and (ii) the Chief Financial Officer of Olin as of immediately prior to the Conversion Time shall serve as the Chief Integration Officer of the Combined Company.

(e) Standing Committees of the Combined Company Board. Effective as of the Conversion Time:

(i) The standing committees of the Combined Company Board shall consist of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee;

(ii) The chair of each such standing committee of the Combined Company Board shall be a member of the Combined Company Board who is designated prior to the Conversion Time, as follows: (1) in the case of the Audit Committee, the chair shall be a Huntsman Legacy Independent Director and (2) in the case of the Compensation Committee and the Nominating and Governance Committee, the chair of each such committee shall be an Olin Legacy Independent Director; and

(iii) The number of Huntsman Legacy Independent Directors on each standing committee of the Combined Company Board shall be the same as the number of Olin Legacy Independent Directors on such committee.

(f) Strategic Integration Committee. Effective as of the Conversion Time, the Combined Company Board shall have a Strategic Integration Committee. The chair of the Strategic Integration Committee shall be the non-executive Chair of the Board or a member of the Combined Company Board designated by the non-executive Chair. The number of Huntsman Legacy Independent Directors (counting the non-executive Chair of the Board or such member designated by the non-executive Chair as a Huntsman Legacy Independent Director solely for purposes of this clause) on the Strategic Integration Committee shall be the same as the number of Olin Legacy Independent Directors on the Strategic Integration Committee.

(g) Headquarters. Immediately following the Conversion Time, the Combined Company shall have its corporate headquarters located in The Woodlands, Texas.

(h) Name. Olin shall cause the name of the Combined Company to be changed to “OlinHuntsman Corporation” effective as of the Conversion Time.

(i) Trading Symbol. Olin shall cause the NYSE ticker symbol of the Combined Company to be changed effective as of the Conversion Time to a new ticker symbol to be mutually agreed by the parties following the date of this Agreement.

Section 7.15 Dividends. Each of Olin and Huntsman shall coordinate with the other in respect of the designation of the record dates and payment dates for their respective quarterly cash dividends, so that holders of shares of Huntsman Common Stock do not (a) receive dividends on both shares of Olin Common Stock received in the Direct Merger or the Subsidiary Mergers, as applicable, and Huntsman Common Stock in respect of any calendar quarter or (b) fail to receive a dividend on either shares of Olin Common Stock received in the Direct Merger or the Subsidiary Mergers, as applicable, or Huntsman Common Stock in respect of any calendar quarter (in the case of this clause (b), unless Huntsman determines not to pay a dividend on any shares of Huntsman Common Stock in respect of such quarter).

Section 7.16 Additional Tax Matters.

(a) Each of Huntsman and Olin shall, and shall cause their Affiliates to, use their respective reasonable best efforts to cause the Direct Merger or the Subsidiary Mergers to qualify for the Intended Tax Treatment, and will not take (or knowingly fail to take) any action that would reasonably be expected to prevent such qualification. Each of Olin and Huntsman shall promptly notify the other party promptly after becoming aware of any fact or circumstance that could reasonably be expected to cause the Direct Merger or the Subsidiary Mergers not to qualify for the Intended Tax Treatment.

(b) Huntsman and Olin shall reasonably cooperate in good faith with each other and Tax Counsel (or other Tax advisors) to document and support the Intended Tax Treatment, including (i) providing to Tax Counsel to Huntsman, prior to the filing of the Joint Proxy Statement, Tax representations letter substantially in the forms set forth in Section 7.16(b)(i) of the Huntsman Disclosure Letter and Section 7.16(b)(i) of the Olin Disclosure Letter, respectively, and (ii) providing to Tax Counsel to Huntsman and to Olin, dated and executed as of the Closing Date, either, (A) in the case of the Direct Merger, Tax representation letters substantially in the forms set forth in Section 7.16(b)(ii)(A) of the Huntsman Disclosure Letter and Section 7.16(b)(ii)(A) of the Olin Disclosure Letter or, (B) in the case of the Subsidiary Mergers, Tax representation letters substantially in the forms set forth in Section 7.16(b) (ii)(B) of the Huntsman Disclosure Letter and Section 7.16(b)(ii)(B) of the Olin Disclosure Letter (such Tax representation letters, the “Tax Representation Letters”). In rendering the opinions described in Section 8.02(c) and Section 8.03(c), Tax Counsel may rely upon (and may incorporate by reference) the relevant Tax Representation Letters.

(c) Huntsman and Olin shall (and shall cause their respective Subsidiaries and Affiliates to) treat the Direct Merger or the Subsidiary Mergers, as applicable, as qualifying for the Intended Tax Treatment for U.S. federal (and applicable state and local) income Tax purposes, file their applicable Tax Returns consistent with the Intended Tax Treatment and, except to the extent otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code, take no Tax position inconsistent with the Intended Tax Treatment. Each of Huntsman and Olin hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

Section 7.17 Takeover Statutes. If any Takeover Statute is or may become applicable to the Transactions or the transactions contemplated by the Huntsman Voting and Support Agreement, each of the parties and its respective Board of Directors shall (a) grant such approvals and take all such actions as are legally permissible so that the Transactions and the transactions contemplated by the Huntsman Voting and Support Agreement may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any such Takeover Statute on the Transactions and the transactions contemplated by the Huntsman Voting and Support Agreement.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.01 Conditions to Each Party’s Obligations to Effect the Transactions. The respective obligations of each party to effect the Direct Merger or the Subsidiary Mergers, as applicable, is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a) Stockholder Approvals. (i) The Huntsman Stockholder Approval and (ii) (x) the Olin Share Issuance Approval or (y) the Olin Direct Merger Approval shall have been obtained.

(b) Listing. The shares of Olin Common Stock issuable as Merger Consideration shall have been approved for listing on NYSE, subject to official notice of issuance.

(c) Required Regulatory Approvals. The Required Regulatory Approvals shall have been obtained.

(d) No Legal Restraints. No Legal Restraint shall be in effect that prevents, enjoins or prohibits the consummation of the Direct Merger or the Subsidiary Mergers, as applicable.

(e) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no Action for that purpose shall have been initiated or threatened by the SEC.

Section 8.02 Conditions to Huntsman’s Obligations to Effect the Transactions. The obligations of Huntsman to consummate the Direct Merger or the Subsidiary Mergers, as applicable, are further subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a) Representations and Warranties of the Olin Parties. (i) The representations and warranties of the Olin Parties contained in this Agreement (except for the representations and warranties of the Olin Parties specified in the following clauses (ii) through (iv) of this Section 8.02(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Olin Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Olin Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect;

(ii) the representations and warranties of the Olin Parties contained in Section 5.08(a) (Absence of Certain Changes and Events—Olin Material Adverse Effect) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time;

(iii) the representations and warranties of the Olin Parties contained in Section 5.02(a) (Capital Structure—Authorized Shares; Capitalization) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any de minimis inaccuracies; and

(iv) each of the representations and warranties of the Olin Parties contained in the first sentence of Section 5.01 (Organization, Standing and Power), Section 5.02(b) and (c) (Capital Structure—Issuance; Equity Interest Obligations), Section 5.04(a) (Authority; Execution and Delivery; Enforceability), Section 5.25 (Brokers’ Fees and Expenses) and Section 5.26 (Opinion of Financial Advisor) that are qualified by materiality or “Olin Material Adverse Effect” shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of the Olin Parties. The Olin Parties shall have performed in all material respects all obligations required to be performed by them at or prior to the Closing under this Agreement.

(c) Tax Opinion. Huntsman will have received the opinion of Tax Counsel, as of the Closing Date, to the effect that the Direct Merger or the Subsidiary Mergers, as applicable, should qualify for the Intended Tax Treatment (the “Huntsman Closing Tax Opinion”).

(d) Certificate of Olin. Huntsman shall have received a certificate signed on behalf of Olin by an executive officer of Olin confirming the matters set forth in Section 8.02(a) (Representations and Warranties of the Olin Parties) and Section 8.02(b) (Performance of Obligations of the Olin Parties) as of the Closing.

Section 8.03 Conditions to Olin’s Obligations to Effect the Transactions. The obligations of Olin to consummate the Direct Merger or the Subsidiary Mergers, as applicable, are further subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a) Representations and Warranties of Huntsman. (i) The representations and warranties of Huntsman contained in this Agreement (except for the representations and warranties of Huntsman specified in the following clauses (ii) through (iv) of this Section 8.03(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Huntsman Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Huntsman Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect;

(ii) the representations and warranties of Huntsman contained in Section 4.08(a) (Absence of Certain Changes and Events—Huntsman Material Adverse Effect) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time;

(iii) the representations and warranties of Huntsman contained in Section 4.02(a) (Capital Structure—Authorized Shares; Capitalization) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any de minimis inaccuracies; and

(iv) each of the representations and warranties of Huntsman contained in the first sentence of Section 4.01 (Organization, Standing and Power), Section 4.02(b) and (c) (Capital Structure—Issuance; Equity Interest Obligations), Section 4.04(a) (Authority; Execution and Delivery; Enforceability), Section 4.24 (Brokers’ Fees and Expenses) and Section 4.25 (Opinions of Financial Advisors) that are qualified by materiality or “Huntsman Material Adverse Effect” shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of Huntsman. Huntsman shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing under this Agreement.

(c) Tax Opinion. If the Closing is effected pursuant to Section 2.02 and Section 3.01, Olin will have received the opinion of Tax Counsel, as of the Closing Date, to the effect that the Direct Merger should qualify for the Intended Tax Treatment (the “Olin Closing Tax Opinion”).

(d) Certificate of Huntsman. Olin shall have received a certificate signed on behalf of Huntsman by an executive officer of Huntsman confirming the matters set forth in Section 8.03(a) (Representations and Warranties of Huntsman) and Section 8.03(b) (Performance of Obligations of Huntsman) as of the Closing.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Conversion Time, whether before or after the receipt of the Olin Shareholder Approval or the Huntsman Stockholder Approval, as follows:

(a) by mutual written consent of Olin and Huntsman;

(b) by either Olin or Huntsman:

(i) if the Closing is not consummated on or before June 15, 2027 (the “Outside Date”); provided, that, if the Closing shall not have occurred by the Outside Date but on that date any of the conditions set forth in Section 8.01(c) or Section 8.01(d) (solely as it relates to any Antitrust Laws or Foreign Investment Laws or Legal Restraints thereunder) shall not be satisfied or waived but all other conditions shall have been satisfied or waived (other than those that by their terms are to be fulfilled at the Closing; provided that each such condition would be capable of being fulfilled if the Closing were to occur on such date), then the Outside Date shall automatically, without any action on the part of the parties, be extended to September 15, 2027, and such date shall be the “Outside Date” for purposes of this Agreement; provided, that, if the Closing shall not have occurred by the extended Outside Date, then the extended Outside Date shall automatically, without any action on the part of the parties, be further extended to December 15, 2027, and such date shall be the “Outside Date” for purposes of this Agreement; provided, further, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party if such failure of the Closing to occur on or before the Outside Date is a proximate result of a breach of this Agreement by such party (including, in the case of Olin, First Merger Sub or Second Merger Sub);

(ii) if the condition set forth in Section 8.01(d) (No Legal Restraints) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to any party if such non-satisfaction or Legal Restraint is a proximate result of a breach of this Agreement by such party (including, in the case of Olin, First Merger Sub or Second Merger Sub);

(iii) if the Huntsman Stockholder Approval is not obtained at the Huntsman Stockholders Meeting duly convened (unless such Huntsman Stockholders Meeting has been postponed or adjourned, in which case at the final postponement or adjournment thereof); or

(iv) if both the Olin Direct Merger Approval and the Olin Share Issuance Approval are not obtained at the Olin Shareholders Meeting duly convened (unless such Olin Shareholders Meeting has been postponed or adjourned, in which case at the final postponement or adjournment thereof);

(c) by Olin, if Huntsman breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Huntsman contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 8.03(a) (Representations and Warranties of Huntsman) or Section 8.03(b) (Performance of Obligations of Huntsman) and (ii) is not reasonably capable of being cured by the Outside Date or, if reasonably capable of being so cured, is not cured by Huntsman within 45 days after receiving written notice of such breach from Olin; provided that Olin shall not have the right to terminate this Agreement pursuant to this Section 9.01(c) if an Olin Party is then in material breach of any of its representations, warranties, obligations or agreements under this Agreement in a manner such that a condition set forth in Section 8.02(a) (Representations and Warranties of the Olin Parties) or Section 8.02(b) (Performance of Obligations of the Olin Parties) would not be satisfied;

(d) by Huntsman, if an Olin Party breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of an Olin Party contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 8.02(a) (Representations and Warranties of the Olin Parties) or Section 8.02(b) (Performance of Obligations of the Olin Parties) and (ii) is not reasonably capable of being cured by the Outside Date or, if reasonably capable of being so cured, is not cured by such Olin Party within 45 days after receiving written notice of such breach from Huntsman; provided that Huntsman shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if Huntsman is then in material breach of any of its representations, warranties, obligations or agreements under this Agreement in a manner such that a condition set forth in Section 8.03(a) (Representations and Warranties of Huntsman) or Section 8.03(b) (Performance of Obligations of Huntsman) would not be satisfied;

(e) by Olin, in the event that (i) a Huntsman Adverse Recommendation Change shall have occurred or (ii) Huntsman shall have failed to include in the Joint Proxy Statement the Huntsman Recommendation; provided, however, that Olin will not have the right to terminate this Agreement pursuant to this Section 9.01(e) if the Huntsman Stockholder Approval has been obtained; or

(f) by Huntsman, in the event that (i) an Olin Adverse Recommendation Change shall have occurred or (ii) Olin shall have failed to include in the Joint Proxy Statement the Olin Recommendation; provided, however, that Huntsman will not have the right to terminate this Agreement pursuant to this Section 9.01(f) if the Olin Shareholder Approval has been obtained.

The party desiring to terminate this Agreement (other than pursuant to Section 9.01(a)) shall give written notice of such termination to the other parties in accordance with Section 10.02, specifying the provision of this Agreement pursuant to which such termination is effected and the basis for such termination described in reasonable detail.

Section 9.02 Effect of Termination. In the event this Agreement is terminated by either Huntsman or Olin as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Olin Parties or Huntsman, other than Section 7.02(c) (Access to Information; Confidentiality), this Section 9.02 (Effect of Termination ), Article I (Definitions; Interpretation) and Article X (General Provisions), which provisions shall survive such termination; provided that no such termination shall relieve any party from (i) any obligation to pay, if applicable, the Olin Termination Fee or the Huntsman Termination Fee, as applicable, and any applicable expenses, in each case pursuant to Section 9.03 or (ii) any liability for fraud or Willful Breach of any representation, warranty, covenant or agreement set forth in this Agreement (which liability the parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the Transactions, and may include, pursuant to Section 261 of the DGCL, damages based on loss of the economic benefit of the transactions contemplated by this Agreement to Olin and Huntsman, as applicable, and the shareholders of Olin or stockholders of Huntsman, as applicable (taking into consideration all relevant matters, including other business opportunities or combination opportunities and the time value of money)).

Section 9.03 Fees and Expenses.

(a) Except as provided in Section 9.03(b), Section 9.03(c), and Section 9.03(d), all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.

(b) Olin shall pay to Huntsman the Olin Termination Fee, less the amount of Huntsman Expenses previously paid to Huntsman (if any) pursuant to Section 9.03(g) if:

(i) Huntsman terminates this Agreement pursuant to Section 9.01(f) (Olin Adverse Recommendation Change); provided that if either Olin or Huntsman terminates this Agreement pursuant to Section 9.01(b)(i) (Outside Date) or Section 9.01(b)(iv) (Failure to Obtain Olin Shareholder Approval) at any

time after Huntsman would have been permitted to terminate this Agreement pursuant to Section 9.01(f) (Olin Adverse Recommendation Change), this Agreement shall be deemed terminated pursuant to Section 9.01(f) (Olin Adverse Recommendation Change) for purposes of this Section 9.03(b)(i); or

(ii) (A) this Agreement is terminated pursuant to Section 9.01(b)(i) (Outside Date) and the Olin Shareholder Approval shall not have been obtained at the time of such termination, Section 9.01(b)(iv) (Failure to Obtain Olin Shareholder Approval) or Section 9.01(d) (Olin Terminable Breach), (B) after the date of this Agreement, but prior to the date this Agreement is terminated, (1) a third party publicly announced, or announced an intention to make (whether or not conditional) an Olin Takeover Proposal or an Olin Takeover Proposal (whether or not conditional) became known to the general public, and (2) such Olin Takeover Proposal was not publicly withdrawn at least two (2) Business Days prior to the event giving rise to the right of such termination, and (C) within twelve months of such termination, (1) Olin or any Olin Subsidiary enters into a definitive Contract with respect to an Olin Takeover Proposal or (2) an Olin Takeover Proposal is consummated (in each case, whether or not such Olin Takeover Proposal is the same Olin Takeover Proposal as the one referenced in clause (B)). For the purposes of this Section 9.03(b)(ii) only, the term “Olin Takeover Proposal” shall have the meaning assigned to such term in Section 6.02(h) except that all references to “20%” therein shall be deemed to be references to “50%”.

(c) Huntsman shall pay to Olin the Huntsman Termination Fee, less the amount of Olin Expenses previously paid to Olin (if any) pursuant to Section 9.03(f) if:

(i) Olin terminates this Agreement pursuant to Section 9.01(e) (Huntsman Adverse Recommendation Change); provided that if either Olin or Huntsman terminates this Agreement pursuant to Section 9.01(b)(i) (Outside Date) or Section 9.01(b)(iii) (Failure to Obtain Huntsman Stockholder Approval) at any time after Olin would have been permitted to terminate this Agreement pursuant to Section 9.01(e) (Huntsman Adverse Recommendation Change), this Agreement shall be deemed terminated pursuant to Section 9.01(e) (Huntsman Adverse Recommendation Change) for purposes of this Section 9.03(c)(i); or

(ii) (A) this Agreement is terminated pursuant to Section 9.01(b)(i) (Outside Date) and the Huntsman Stockholder Approval shall not have been obtained at the time of such termination, Section 9.01(b)(iii) (Failure to Obtain Huntsman Stockholder Approval) or Section 9.01(c) (Huntsman Terminable Breach), (B) after the date of this Agreement, but prior to the date this Agreement is terminated, (1) a third party publicly announced, or announced an intention to make (whether or not conditional) a Huntsman Takeover Proposal or a Huntsman Takeover Proposal (whether or not conditional) became known to the general public, and (2) such Huntsman Takeover Proposal was not publicly withdrawn at least two (2) Business Days prior to the event giving rise to the right of such termination, and (C) within twelve months of such termination, (1) Huntsman or any Huntsman Subsidiary enters into a definitive Contract with respect to a Huntsman Takeover Proposal or (2) a Huntsman Takeover Proposal is consummated (in each case, whether or not such Huntsman Takeover Proposal is the same Huntsman Takeover Proposal as the one referenced in clause (B)). For the purposes of this Section 9.03(c)(ii) only, the term “Huntsman Takeover Proposal” shall have the meaning assigned to such term in Section 6.03(h) except that all references to “20%” therein shall be deemed to be references to “50%”.

(d) Any Termination Fee due under Section 9.03(b) (Olin Termination Fee) or Section 9.03(c) (Huntsman Termination Fee) shall be paid by wire transfer of same-day funds:

(i) in the case of a termination pursuant to Section 9.03(b)(i) (Olin Adverse Recommendation Change Termination Fee) or pursuant to Section 9.03(c)(i) (Huntsman Adverse Recommendation Change Termination Fee), on the third Business Day following the date of termination of this Agreement; and

(ii) in the case of a termination pursuant to Section 9.03(b)(ii) (Tail Termination Fee) or pursuant to Section 9.03(c)(ii) (Tail Termination Fee), on the date of the first to occur of the events referred to in Section 9.03(b)(ii)(C) or Section 9.03(c)(ii)(C), as applicable.

(e) Notwithstanding anything to the contrary in this Agreement, (i) in no event shall Olin be obligated to pay the Olin Termination Fee more than once and (ii) in no event shall Huntsman be obligated to pay the Huntsman Termination Fee more than once.

(f) In the event that this Agreement is terminated by Olin or Huntsman pursuant to Section 9.01(b)(iii) (Failure to Obtain Huntsman Stockholder Approval) under circumstances in which the Huntsman Termination Fee is not then payable pursuant to Section 9.03(c)(ii), then Huntsman shall pay to Olin an amount equal to all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountant, investment bankers, experts and consultants) incurred by Olin or any of its Affiliates in connection with this Agreement and the Transactions (the “Olin Expenses”) in an amount not to exceed $30,000,000; provided, that the payment by Huntsman of the Olin Expenses pursuant to this Section 9.03(f), (i) shall not release Huntsman of any subsequent obligation to pay the Olin Termination Fee pursuant to Section 9.03(c) except to the extent indicated in such Section and (ii) shall not relieve Huntsman from any liability or damage resulting from any fraud or a Willful Breach of any of its representations, warranties, covenants and agreements set forth in this Agreement. Huntsman shall pay the Olin Expenses within two Business Days after the date of termination to Olin by wire transfer of immediately available funds.

(g) In the event that this Agreement is terminated by Olin or Huntsman pursuant to Section 9.01(b)(iv) (Failure to Obtain Olin Shareholder Approval) under circumstances in which the Olin Termination Fee is not then payable pursuant to Section 9.03(b)(ii), then Olin shall pay to Huntsman an amount equal to all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountant, investment bankers, experts and consultants) incurred by Huntsman or any of its Affiliates in connection with this Agreement and the Transactions (the “Huntsman Expenses”) in an amount not to exceed $30,000,000; provided, that the payment by Olin of the Huntsman Expenses pursuant to this Section 9.03(g), (i) shall not release Olin of any subsequent obligation to pay the Huntsman Termination Fee pursuant to Section 9.03(b) except to the extent indicated in such Section and (ii) shall not relieve Olin from any liability or damage resulting from any fraud or a Willful Breach of any of its representations, warranties, covenants and agreements set forth in this Agreement. Olin shall pay the Huntsman Expenses within two Business Days after the date of termination to Huntsman by wire transfer of immediately available funds.

(h) Subject in all respects to the parties’ injunction, specific performance and equitable relief rights and related rights set forth in Section 10.08, in the event a Termination Fee or Termination Expenses becomes due and payable to a party in accordance with this Agreement, the payment of such fee, such expense and any applicable expenses pursuant to Section 9.03(h) shall be, except in the event of fraud or Willful Breach, the sole and exclusive remedy of such party and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers and Affiliates against the other party and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers or Affiliates for (i) any loss, liability or damages suffered, directly or indirectly, as a result of the failure of the Transactions to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement or (iv) any claims or actions or other losses arising out of or relating to this Agreement or any breach, termination or failure of or under this Agreement. While a party may pursue both a grant of specific performance in accordance with Section 10.08 and the payment of the applicable Termination Fee or Termination Expenses under this Section 9.03, under no circumstances shall such party be permitted or entitled to receive both a grant of specific performance that results in the Closing and any money damages, including all or any portion of the applicable Termination Fee or Termination Expenses.

(i) Notwithstanding any other provision of this Agreement (other than with respect to claims for, or arising out of or in connection with fraud or a Willful Breach of any representation, warranty, covenant or agreement set forth in this Agreement, or with respect to claims pursuant to the Confidentiality Agreement), the parties agree that each of the Huntsman Termination Fee and the Olin Termination Fee constitute liquidated damages, and not a penalty, in reasonable amounts that will compensate Huntsman or Olin, as applicable, in the circumstances in which such fees are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions contemplated by this Agreement, which amounts would otherwise be impossible to calculate with precision. Huntsman and Olin acknowledge and agree that the agreements contained in Section 9.03(b) through Section 9.03(d) and Section 9.03(f) through Section 9.03(g) are an integral part of the Transactions, and that, without these agreements, Huntsman and Olin would not have entered into this Agreement. Accordingly, if either Huntsman or Olin fails to promptly pay the amount due from such party pursuant to Section 9.03(b) (Olin Termination Fee), Section 9.03(c) (Huntsman Termination Fee), Section 9.03(f) (Olin Expenses) or Section 9.03(g) (Huntsman Expenses) as applicable, and, in order to obtain such payment, the other party commences an Action that results in a Judgment in its favor for such payment, Huntsman or Olin, as applicable, shall pay to the other party such payment and its costs and expenses (including attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

Section 9.04 Amendment. Prior to the Conversion Time, this Agreement may be amended by the parties at any time before or after receipt of the Olin Shareholder Approval or the Huntsman Stockholder Approval; provided, however, that (i) after receipt of the Olin Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of Olin without the further approval of such shareholders and (ii) after receipt of the Huntsman Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of Huntsman without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 9.05 Extension; Waiver. At any time prior to the Conversion Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by Huntsman shall require the approval of the stockholders of Huntsman unless such approval is required by Law and no extension or waiver by Olin shall require the approval of the shareholders of Olin unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Conversion Time. This Section 10.01 shall not limit Section 9.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Conversion Time.

Section 10.02 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand, emailed (to the extent that no “bounce back”, “out of office” or similar message indicating non-delivery is received with respect thereto) or sent by overnight courier (providing proof of delivery) to the parties at the following email addresses and street addresses (or at such other email address or street address as shall be specified by like notice):

(a) if to an Olin Party, to:

Olin Corporation

16290 Katy Freeway, Suite 600

Houston, TX 77094

Attention:	Angela Castle, Vice President & Chief Legal Officer

Email:	[***]

with a copy to:

Cravath, Swaine & Moore LLP

Two Manhattan West

375 Ninth Avenue

New York, New York 10001

Attention:	Robert I. Townsend III

Joseph D. Zavaglia

Jin-Kyu Baek

Email:	[***]

[***]

[***]

(b) if to Huntsman, to:

Huntsman Corporation

10003 Woodloch Forest Drive

The Woodlands, TX 77380

Attention: Amy Smedley, Executive Vice President, General Counsel & Secretary

Email: [***]

with a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:	Daniel Wolf, P.C.

Rachael G. Coffey, P.C.

Email:	[***]

[***]

and

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention:	Brittany Scheier

Email:	[***]

Section 10.03 Severability. If any term, condition or other provision of this Agreement is invalid, illegal or incapable of being enforced by, due to or as a result of any Law or public policy, all other terms, conditions and other provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party or such party waives its rights under this Section 10.03 with respect thereto. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

Section 10.04 Counterparts. This Agreement may be executed in one or more counterparts (including by electronic signature), all of which shall be considered one and the same agreement, and shall become effective when the remaining counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.05 Entire Agreement; No Third-Party Beneficiaries. This Agreement (and the Exhibits, documents and instruments referred to herein), taken together with the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Transactions and (b) is not intended to confer upon any Person other than the parties any rights or remedies, except for: (i) if the Conversion Time occurs, the right of Huntsman stockholders to receive the Merger Consideration as provided in Article III; (ii) if the Conversion Time occurs, the rights of the Indemnified Parties set forth in Section 7.06; and (iii) following the valid termination of this Agreement pursuant to Article IX, subject to Section 9.02, Section 9.05 and the last sentence of this Section 10.05, the right of Olin or Huntsman, as a representative of their respective holders of shares of Olin Common Stock or Huntsman Common Stock (who are third-party beneficiaries hereunder solely to the extent necessary for this clause (iii) to be enforceable), to pursue any damages (including damages based on loss of the economic benefit of the Transactions to Huntsman or the holders of shares of Huntsman Common Stock or Olin or the holders of shares of Olin Common Stock, as applicable). Notwithstanding anything herein to the contrary, unless otherwise required by applicable Law, the rights granted pursuant to clause (iii) of this Section 10.05 and the provisions of Section 9.02 with respect to the recovery of damages based on the losses suffered by Huntsman or the holders of shares of Huntsman Common Stock or Olin or the holders of shares of Olin Common Stock, as applicable (including the loss of the economic benefit of the Transactions to Huntsman or the holders of shares of Huntsman Common Stock or Olin or the holders of shares of Olin Common Stock, as applicable, pursuant to Section 261 of the DGCL, or otherwise) shall only be enforceable on behalf of the holders of shares of Huntsman Common Stock by Huntsman or the holders of Olin Common Stock by Olin, as applicable, in their respective sole and absolute discretion, as representatives of the respective holders of shares of Huntsman Common Stock or Olin Common Stock, as applicable; provided that, in such capacity as a representative of the holders of shares of Huntsman Common Stock or Olin Common Stock, as applicable, Huntsman or Olin, as applicable, shall (x) be entitled to reimbursement from any such recovery of damages of its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees determined by reference to standard hourly rates) that have been incurred by Huntsman or Olin, as applicable, in connection with acting as a representative of the holders of shares of Huntsman Common Stock or Olin Common Stock, as applicable, pursuant to clause (iii) of this Section 10.05 and (y) not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that Huntsman’s or Olin’s, as applicable, gross negligence or willful misconduct was the cause of any direct loss to the holders of shares of Huntsman Common Stock or Olin Common Stock, as applicable; provided, further, that any such damages recovered by Huntsman or Olin, as applicable, may, in Huntsman’s or Olin’s respective sole and absolute discretion, be either (1) distributed, in whole or in part, by Huntsman to the holders of shares of Huntsman Common Stock of record as of any date determined by Huntsman or by Olin to holders of shares of Olin Common Stock of record as of any date determined by Olin, as applicable or (2) retained by Huntsman for the use and benefit of Huntsman on behalf of the holders of shares of Huntsman Common Stock in any manner Huntsman deems appropriate, or retained by Olin for the use and benefit of Olin on behalf of the holders of shares of Olin Common Stock in any manner Olin deems appropriate. Notwithstanding anything to the contrary in this Agreement, the Huntsman Disclosure Letter and the Olin Disclosure Letter shall not be deemed a part of this Agreement as provided in Section 268(b) of the DGCL.

Section 10.06 Governing Law; Consent to Jurisdiction; Venue.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, and any claim arising out of, relating to or in connection with this Agreement shall be governed by the

Laws of the State of Delaware, without regard to the conflict of Laws principles that would otherwise result in the application of any Law other than the Laws of the State of Delaware (except that matters relating to the fiduciary duties of the Olin Board shall be governed and construed in accordance with the laws of the Commonwealth of Virginia).

(b) All Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any Action, any state or federal court of competent jurisdiction within the State of Delaware). The parties hereby irrevocably (i) submit to the exclusive jurisdiction and venue of such courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action, (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agree to not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any Action, any state or federal court of competent jurisdiction within the State of Delaware), except for Actions brought to enforce the judgment of any such court. The consents to jurisdiction and venue set forth in this Section 10.06(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties. Each party agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 10.02 of this Agreement. Huntsman and each Olin Party each agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 10.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.08 Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages (including any fees payable pursuant to Section 9.03), even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages (including any fees payable pursuant to Section 9.03, which are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement) would provide an adequate remedy for any such breach.

Section 10.09 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED,

EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.09.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the Olin Parties and Huntsman have duly executed this Agreement, all as of the date first written above.

OLIN CORPORATION

By:	/s/ Kenneth T. Lane
Name: Kenneth T. Lane
Title: President and Chief Executive Officer

HUNTSMAN CORPORATION

By:	/s/ Peter Huntsman
Name: Peter Huntsman
Title: Chief Executive Officer

OLYMPUS MERGER SUB, INC.

By:	/s/ Inchan Hwang
Name: Inchan Hwang
Title: Secretary

HOOK MERGER SUB LLC

By:	/s/ Inchan Hwang
Name: Inchan Hwang
Title: Secretary

[Signature Page to Merger Agreement]

ANNEX B

Plan of Merger

merging

Huntsman Corporation,

a Delaware corporation

with and into

Olin Corporation,

a Virginia corporation

ARTICLE I

THE MERGER

Section 1.1 The Merger.

(a) Surviving Corporation. On the terms and subject to the conditions set forth in this Plan of Merger and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Virginia Stock Corporation Act (the “VSCA”), Huntsman Corporation, a Delaware corporation (“Huntsman”), shall be merged with and into Olin Corporation, a Virginia corporation (“Olin”), at the Effective Time (the “Merger”), and the separate corporate existence of Huntsman shall cease, and Olin shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

(b) Effective Time. The parties to the Merger shall (i) file with the Secretary of State of the State of Delaware (the “Secretary of State”) a certificate of merger relating to the Merger (the “Delaware Certificate of Merger”) in such form as is required by the relevant provisions of the DGCL and make all other filings, recordings or publications required under the DGCL in connection with the Merger and (ii) file with the State Corporation Commission of the Commonwealth of Virginia (the “VSCC”) articles of merger relating to the Merger containing this Plan of Merger (the “Virginia Articles of Merger”) in such form as is required by the relevant provisions of the VSCA and make all other filings, recordings or publications required under the VSCA in connection with the Merger. The Merger shall become effective at such time as Olin and Huntsman shall agree and specify in the Delaware Certificate of Merger and the Virginia Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

(c) Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Plan of Merger and the applicable provisions of the DGCL and the VSCA, as applicable. The effects of the Merger on the capital stock of Huntsman shall be as set forth in Article II.

(d) Articles of Incorporation and Bylaws. At the Effective Time, (i) the amended and restated articles of incorporation of Olin, as in effect immediately prior to the Effective Time, shall, in accordance with the relevant provisions of the VSCA, be amended and restated in its entirety as set forth in Exhibit A hereto and as so amended and restated shall be the articles of incorporation of the Surviving Corporation from and after the Effective Time; and (ii) the bylaws of Olin, as in effect immediately prior to the Effective Time, shall, in accordance with the relevant provisions of the VSCA and the amended and restated articles of incorporation, be amended and restated in its entirety in the form as set forth in Exhibit C to the Agreement and, as so amended and restated, shall be the bylaws of the Surviving Corporation from and after the Effective Time.

ARTICLE II

EFFECT ON CAPITAL STOCK OF THE MERGER

Section 2.1 Effect on Capital Stock of Olin and Huntsman.

(a) At the Effective Time, each share of Huntsman Common Stock that is owned by Olin or Huntsman or any wholly owned Subsidiary of Olin or Huntsman (or are held in treasury by Huntsman) immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Huntsman or Olin or the holders of any shares of Huntsman Common Stock, each share of Huntsman Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(a)) shall be converted into the right to receive, and become exchangeable for, 0.5476 validly issued, fully paid and non-assessable shares (such ratio, as may be adjusted under Section 2.2, the “Exchange Ratio”) of Olin Common Stock, subject to Section 2.3 with respect to any Fractional Share Consideration (the “Merger Consideration”), in each case, without interest.

(c) At the Effective Time, all such shares of Huntsman Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (each, a “Certificate”) that immediately prior to the Effective Time represented any such shares of Huntsman Common Stock or non-certificated shares of Huntsman Common Stock held in book-entry form (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, (i) the Merger Consideration (including any cash in lieu of fractional shares of Olin Common Stock to be paid pursuant to Section 2.3 (the “Fractional Share Consideration”)) and (ii) any dividends or other distributions to which holders become entitled pursuant to the Agreement (“Unpaid Dividends”), in each case in accordance with this Article II and Article III of the Agreement.

(d) At the Effective Time, each share of Olin Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be converted or otherwise affected by the Merger.

Section 2.2 Certain Adjustments. Notwithstanding anything herein to the contrary, if, from the date of the Agreement until the Effective Time, any change in outstanding Huntsman Common Stock or Olin Common Stock shall occur by reason of any reclassification, recapitalization, stock split, subdivision or combination, consolidation, split-up, exchange or readjustment of shares or any stock dividend or stock distribution thereon with a record date or ex-dividend date during such period, or any similar extraordinary transaction or event (including any merger, consolidation, share exchange, business combination or similar transaction as a result of which Huntsman Common Stock or Olin Common Stock will be converted or exchanged), the Merger Consideration, the Exchange Ratio and other similarly dependent items, as the case may be, shall be appropriately and equitably adjusted to provide to Olin and the holders of Huntsman Common Stock the same economic effect as contemplated by the Agreement prior to such event; provided that this sentence shall not be construed to permit Huntsman or Olin to take any action with respect to its securities that is prohibited or restricted by the terms of the Agreement.

Section 2.3 Fractional Shares. No fractional shares of Olin Common Stock shall be issued as Merger Consideration upon the conversion of shares of Huntsman Common Stock pursuant to Section 2.1(b). In lieu of any such fractional shares, each holder of record of Certificates or Book-Entry Shares who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of Olin Common Stock to which such holder would, but for this Section 2.3, be entitled under Section 2.1(b) and (ii) an amount equal to the average of the VWAP Price on each of the five consecutive Trading Days ending on (and including) the first Trading Day immediately prior to the Closing Date. No holder of shares of Huntsman Common Stock shall be entitled by virtue of the right to receive the Fractional Share Consideration to any dividends, voting rights or any other rights in respect of any fractional share of Olin Common Stock. The payment of the Fractional Share Consideration is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

Section 2.4 No Appraisal Rights. Under Section 262(b) of the DGCL, no appraisal or dissenters’ rights shall be available to holders of Huntsman Common Stock with respect to the Merger. Under Section 13.1-730 of the VSCA, no appraisal rights shall be available to the holders of Olin Common Stock with respect to the Merger.

Section 2.5 Exchange of Olin Common Stock.

(a) Prior to the Effective Time, Olin shall designate a bank or trust company reasonably acceptable to Huntsman to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration, including any Fractional Share Consideration and any Unpaid Dividends, in each case in accordance with this Article II and Article III of the Agreement and, in connection therewith, prior to the Closing Date shall enter into an agreement with the Exchange Agent in a form reasonably acceptable to Huntsman.

(b) At or prior to the Effective Time, Olin shall deposit or cause to be deposited with the Exchange Agent for exchange in accordance with this Article II and Article III of the Agreement (i) at or prior to the Effective Time, a number of shares of Olin Common Stock equal to the sum of the aggregate Merger Consideration (excluding the Fractional Share Consideration) issuable pursuant to Section 2.1(b) and (ii) as promptly as reasonably practicable after the calculation thereof, an amount of cash sufficient to pay the Fractional Share Consideration. In addition, Olin shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any Unpaid Dividends to which the holders of Certificates or Book-Entry Shares may be entitled pursuant to the Agreement.

Section 2.6 Stock-Based Awards.

(a) Huntsman Stock Options. At the Effective Time, each Huntsman Stock Option outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be assumed by the Surviving Corporation and convert into a stock option (each, a “Huntsman Assumed Stock Option”) with respect to a number of shares of Olin Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Huntsman Common Stock subject to such Huntsman Stock Option immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Huntsman Common Stock of such Huntsman Stock Option immediately prior to the Effective Time divided by (B) the Exchange Ratio, and otherwise subject to the same terms and conditions as were applicable to such Huntsman Stock Option as of immediately prior to the Effective Time; provided, that the number of shares of Olin Common Stock subject to, and the exercise price of, any Huntsman Assumed Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that the Huntsman Assumed Stock Options shall be subject to such additional terms and conditions as set forth on Section 7.05(a)(i) of the Huntsman Disclosure Letter.

(b) Huntsman Full-Value Awards. At the Effective Time, each Huntsman DSU, each Huntsman Phantom Share, each Huntsman PSU and each share of Huntsman Restricted Stock (collectively, the “Huntsman Full-Value Awards”) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be assumed by the Surviving Corporation and convert into an award of the same type, on the same terms and conditions (including with respect to dividends or dividend equivalent rights, but excluding, for Huntsman PSUs, performance goals) as were applicable to such Huntsman

Full-Value Award immediately prior to the Effective Time, with respect to a number of shares of Olin Common Stock equal to the product of (A) the number of shares of Huntsman Common Stock subject to such Huntsman Full-Value Award as of immediately prior to the Effective Time (for Huntsman PSUs, with performance goals deemed achieved at target level) and (B) the Exchange Ratio, and rounding the resulting number to the nearest whole number of shares of Olin Common Stock (each such award, a “Huntsman Assumed Full-Value Award”); provided, that the Huntsman Assumed Full-Value Awards shall be subject to such additional terms and conditions as set forth on Section 7.05(a)(i) of the Huntsman Disclosure Letter.

ARTICLE III

AMENDMENT

Section 3.1 Amendment and Modification. This Plan of Merger may be amended, modified, and supplemented in any and all respects, whether before or after the Huntsman Stockholder Approval or the Olin Shareholder Approval has been obtained, only by the written agreement of each of the parties to the Agreement; provided, however, that this Plan of Merger shall not be amended, modified, or supplemented after the Huntsman Stockholder Approval or the Olin Shareholder Approval has been obtained unless, to the extent required by applicable Law, including to effect any of the changes listed in Section 13.1-716F of the VSCA or the rules and regulations of NYSE, approved by the stockholders of Huntsman or the shareholders of Olin, as applicable.

ARTICLE IV

DEFINITIONS

Section 4.1 Definitions. As used in this Plan of Merger, the following terms shall have the meanings below:

“Agreement” means the Agreement and Plan of Merger by and among Olin, Huntsman, First Merger Sub and Second Merger Sub, dated as of June 15, 2026.

“Closing” means the closing of the Merger.

“Closing Date” means the date on which the Closing occurs.

“Code” means the U.S. Internal Revenue Code of 1986.

“Huntsman Board” means the board of directors of Huntsman.

“Huntsman Common Stock” means the common stock of Huntsman, par value $0.01 per share.

“Huntsman Disclosure Letter” means the disclosure letter delivered by Huntsman at or before the time of entering into the Agreement.

“Huntsman DSU” means each stock unit granted to any non-employee member of the Huntsman Board with respect to shares of Huntsman Common Stock under any Huntsman Stock Plan or otherwise.

“Huntsman Phantom Share” means each phantom share or restricted stock unit whose value is determined by reference to, and/or that may be settled in, shares of Huntsman Common Stock granted under any Huntsman Stock Plan or otherwise but excluding any Huntsman PSU or Huntsman DSU.

“Huntsman PSU” means each restricted stock unit with respect to shares of Huntsman Common Stock granted under any Huntsman Stock Plan or otherwise that is subject to performance-based vesting conditions.

“Huntsman Restricted Stock” means each outstanding share of Huntsman Common Stock granted under any Huntsman Stock Plan or otherwise that is subject to vesting, repurchase or forfeiture.

“Huntsman Stock Option” means each option to purchase shares of Huntsman Common Stock granted under any Huntsman Stock Plan or otherwise.

“Huntsman Stock Plans” means the Huntsman 2025 Stock Incentive Plan, the Huntsman 2016 Stock Incentive Plan and the Huntsman Stock Incentive Plan (as amended and restated effective May 8, 2014), each as amended from time to time.

“Huntsman Stockholder Approval” means the adoption of the Agreement by the holders of a majority of the outstanding shares of Huntsman Common Stock entitled to vote thereon at the Huntsman Stockholders Meeting.

“NYSE” means the New York Stock Exchange or any successor thereto.

“Olin Common Stock” means shares of common stock, par value $1.00, issued by Olin.

“Olin Direct Merger Approval” means the affirmative vote of holders of more than two-thirds of the outstanding shares of Olin Common Stock entitled to be cast to approve the Agreement and the Plan of Merger at the Olin Shareholders Meeting.

“Olin Shareholder Approval” means either of the Olin Direct Merger Approval or the Olin Share Issuance Approval.

“Olin Share Issuance Approval” means the approval of a majority of votes cast in person or by proxy at the Olin Shareholders Meeting, as required by NYSE Rule 312.03.

“Person” means any natural person, corporation, partnership, limited liability company, association, trust, or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Trading Day” means any day on which shares of Olin Common Stock are traded on NYSE (or such other national securities exchange on which shares of Olin Common Stock are then listed or quoted).

“VWAP Price” means, for any Trading Day, the volume weighted average price per share of Olin Common Stock on NYSE for such Trading Day, as reported by Bloomberg, L.P. under the heading “Bloomberg VWAP” on Bloomberg page “OLN US Equity VWAP” (or its equivalent successor if such page is not available) or, if not reported thereby, in another authoritative source mutually selected in writing by Huntsman and Olin.

ANNEX C

BYLAWS

OF

OLINHUNTSMAN CORPORATION

As Amended and Restated

Effective [●]

AMENDED AND RESTATED BYLAWS of

OLINHUNTSMAN CORPORATION

ARTICLE I.

MEETINGS OF SHAREHOLDERS.

Section 1. Place of Meetings. All meetings of the shareholders of OlinHuntsman Corporation (hereinafter called the “Corporation”) shall be held at such place, either within or without the Commonwealth of Virginia, as may from time to time be fixed by the Board of Directors of the Corporation (hereinafter called the “Board”). The Board may also determine, in its sole discretion, that any meeting of shareholders of the Corporation may be held by means of remote communication.

Section 2. Annual Meetings. The annual meeting of the shareholders of the Corporation for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held on the last Thursday in April in each year (or, if that day shall be a legal holiday, then on the next succeeding business day), or on such other date and at such time as the Board may determine in its discretion.

Section 3. Special Meetings. A special meeting of the shareholders for any purpose or purposes, unless otherwise provided by law or in the Articles of Incorporation of the Corporation as from time to time amended (hereinafter called the “Articles”), may be held at any time upon the call of (a) the Board, (b) the Chair of the Board, (c) the President or (d) the Secretary (but only upon, in the case of this clause (d), the written demand describing the purpose or purposes of the proposed special meeting of the shareholders, signed, dated and delivered by the holders of a majority of the shares of the issued and outstanding stock of the Corporation entitled to vote at the meeting). Only business within the purpose or purposes described in the meeting notice may be conducted at a special meeting of the shareholders.

Section 4. Notice of Meetings. Except as otherwise provided by law or the Articles, not less than 10 nor more than 60 calendar days’ notice in writing of the place (if any), day, hour and purpose or purposes of each meeting of the shareholders, whether annual or special, shall be given to each shareholder of record of the Corporation entitled to vote at such meeting, in any manner permitted by the Virginia Stock Corporation Act (the “VSCA”), including electronic transmission (as defined in the VSCA). Notice of any meeting of shareholders shall not be required to be given to any shareholder who shall attend the meeting in person or by proxy, unless attendance is for the express purpose of objecting to the transaction of any business because the meeting was not lawfully called or convened, or who shall waive notice thereof in writing signed by the shareholder before, at or after such meeting. Notice of any adjourned meeting need not be given, except when expressly required by law.

Section 5. Quorum. Shares representing a majority of the votes entitled to be cast on a matter by all classes or series which are entitled to vote thereon, represented in person or by proxy at any meeting of the shareholders, shall constitute a quorum for the transaction of business thereat with respect to such matter, unless otherwise provided by the VSCA or the Articles. In the absence of a quorum at any such meeting or any adjournment or adjournments thereof, the chair of such meeting or shares representing a majority of the votes cast on the matter of adjournment, either in person or by proxy, may adjourn such meeting from time to time until a quorum is obtained. At any such adjourned meeting at which a quorum has been obtained, any business may be transacted which might have been transacted at the meeting as originally called.

Section 6. Voting. Unless otherwise provided by the VSCA or the Articles, at each meeting of the shareholders each shareholder entitled to vote at such meeting shall be entitled to one vote for each share of stock standing in his or her name on the books of the Corporation upon any date fixed as hereinafter provided, and may vote either in person or by proxy. Unless so directed by the chair of the meeting, the vote on any matter need not be by ballot.

A shareholder or a shareholder’s duly authorized attorney-in-fact may execute a writing authorizing another person or persons to act for such shareholder as proxy. Execution may be accomplished by the shareholder or such shareholder’s duly authorized attorney-in-fact or authorized officer, director, employee or agent signing such writing or causing such shareholder’s signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature.

A shareholder or a shareholder’s duly authorized attorney-in-fact may authorize another person or persons to act for such shareholder as proxy by transmitting or authorizing an internet transmission, telephone transmission or other means of electronic transmission (as defined in the VSCA) to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such transmission must either set forth or be submitted with information from which the judges or inspectors of election can determine that the transmission was authorized by the shareholder or the shareholder’s duly authorized attorney-in-fact. If it is determined that such transmissions are valid, the judges or inspectors of election shall specify the information upon which they relied. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this Section 6 may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. Any shareholder directly or indirectly soliciting proxies from other shareholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.

Section 7. Inspectors. One or more inspectors of election for any meeting of shareholders may be appointed by the chair of such meeting, for the purpose of receiving and taking charge of proxies and ballots and deciding all questions as to the qualification of voters, the validity of proxies and ballots and the number of votes properly cast and performing such other functions of that position as are provided in, and in accordance with the procedures set forth in, the VSCA.

Section 8. Conduct of Meeting. The chair of the meeting at each meeting of shareholders shall have all the powers and authority vested in presiding officers by law or practice, without restriction, as well as the authority to conduct an orderly meeting and to impose reasonable limits on the amount of time taken up in remarks by any one shareholder.

Section 9. Business Proposed by a Shareholder.

(a) To be properly brought before a meeting of shareholders, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the meeting by or at the direction of the Board, the Chair of the Board or the President or (iii) in the case of an annual meeting of shareholders or a special meeting called by the Secretary on the written request of shareholders in accordance with these Bylaws, properly brought before the meeting by a shareholder. In addition to any other applicable requirements, for business to be properly brought before a meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation at the Corporation’s principal executive offices. To be timely, a shareholder’s notice must be given, either by personal delivery or by United States registered or certified mail, postage prepaid, to the Secretary of the Corporation in the case of an annual meeting, (i) not later than 120 calendar days, or earlier than 150 calendar days, before the anniversary of the immediately preceding annual meeting or (ii) if no annual meeting was held in the previous year or the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, not later than the 90th calendar day prior to such annual meeting of shareholders or, if later, the 10th calendar day following the date on which public disclosure of the date of such annual meeting of shareholders is first made and in the case of a special meeting called at the request of shareholders, in accordance with the procedures set forth in Section 10 of Article I of these Bylaws.

(b) A Noticing Shareholder’s notice to the Secretary shall set forth as to each matter the Noticing Shareholder proposes to bring before the meeting:

(i) a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented at the meeting (including the text of any proposed amendment to these Bylaws in the event that such business includes a proposal to amend these Bylaws), and the reasons for conducting such business at the meeting,

(ii) the name and address, as they appear on the Corporation’s stock transfer books, of the Noticing Shareholder, the name and address of any beneficial owner on whose behalf the proposal is being made and the name and address of any Associated Person,

(iii) a representation that the Noticing Shareholder is a shareholder of record and intends to appear in person or by proxy at such meeting to bring the business before the meeting specified in the notice,

(iv) the class and number of shares of stock of the Corporation owned (directly or indirectly) beneficially and of record by the Noticing Shareholder and any Associated Person,

(v) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Noticing Shareholder’s notice by, or on behalf of, such Noticing Shareholder or any Associated Person, whether or not such instrument or right shall be subject to settlement in an underlying class of stock of the Corporation (collectively, “Derivative Instruments”), the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such Noticing Shareholder or any Associated Person, with respect to shares of stock of the Corporation, or relates to the acquisition or disposition of any shares of stock of the Corporation,

(vi) any proxy (other than a revocable proxy given in response to a solicitation statement filed pursuant to, and in accordance with, Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), voting trust, voting agreement or similar contract, arrangement, agreement or understanding pursuant to which the Noticing Shareholder or any Associated Person, has a right to vote or direct the voting of any of the Corporation’s securities,

(vii) any rights to dividends on the shares of the Corporation owned beneficially by the Noticing Shareholder and any Associated Person that are separated or separable from the underlying shares of the Corporation,

(viii) any proportionate interest in shares of the Corporation or any Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which the Noticing Shareholder or any Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, is the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of a limited liability company or similar entity, and

(ix) any material interest of the Noticing Shareholder and any Associated Person, in such business; provided, however, that the disclosures described in the foregoing subclauses (i) through (x) shall not include any such disclosures with respect to the ordinary course business activities of any Exempt Party.

(c) In addition to the information required pursuant to the foregoing provisions of this Section 9, the Corporation may require any Noticing Shareholder to furnish such other information that would reasonably be expected to be material to a reasonable shareholder’s understanding of (1) any item of business proposed by such Noticing Shareholder under this Section 9, or (2) the solicitation of proxies from the Corporation’s shareholders by the Noticing Shareholder (or any Associated Person). If requested by the Corporation, any supplemental information required under this paragraph shall be provided by a Noticing Shareholder within 10 days after it has been requested by the Corporation.

(d) The Noticing Shareholder shall (1) notify the Corporation of any inaccuracy or change (within two business days of becoming aware of such inaccuracy or change) in any information previously provided to the Corporation pursuant to this Section 9 and (2) promptly update and supplement information previously provided to the Corporation pursuant to this Section 9, if necessary, so that the information provided or required to be provided shall be true and complete (x) as of the record date for the meeting of shareholders and (y) as of the date that is 10 calendar days prior to the meeting of shareholders or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary of the Corporation at the Corporation’s principal executive offices. The immediately foregoing provisions shall not be construed to extend any applicable deadlines hereunder, enable a Noticing Shareholder to change the business proposed for the meeting after the advance notice deadlines hereunder have expired or limit the Corporation’s rights with respect to any inaccuracies or other deficiencies in notices provided by a Noticing Shareholder.

(e) Unless otherwise required by law, if the Noticing Shareholder (or a Qualified Representative of the Noticing Shareholder) does not appear at the meeting of shareholders to present such business, such proposal shall be disregarded and such business shall not be transacted, notwithstanding that the Corporation may have received proxies in respect of such vote.

(f) In addition to the other requirements of this Section 9 with respect to any business proposed by a Noticing Shareholder to be made at a meeting, the Noticing Shareholder and each Associated Person shall also comply with all applicable requirements of the Articles, these Bylaws and state and federal law, including the Exchange Act, with respect to any such proposal or the solicitation of proxies with respect thereto.

(g) Notwithstanding anything in the Bylaws to the contrary, no business shall be conducted at a meeting except in accordance with the procedures set forth in this Section 9. The chair of a meeting shall, if the facts warrant, determine that the business was not brought before the meeting in accordance with the procedures prescribed by this Section 9. If the chair of the meeting should so determine, he or she shall so declare to the meeting, and the business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 9, a shareholder seeking to have a proposal included in the Corporation’s proxy statement shall, in order to do so, comply with the requirements of Regulation 14A under the Exchange Act (including Rule 14a-8 or its successor provision).

(h) For purposes of these Bylaws:

(i) “Affiliate” and “Associate” each shall have the respective meanings set forth in Rule 12b-2 under the Exchange Act,

(ii) “Associated Person” shall mean, with respect to a Noticing Shareholder and, if different from such Noticing Shareholder, any beneficial owner of shares of stock of the Corporation on whose behalf such Noticing Shareholder is providing notice of any nomination or other business proposed: (1) any person or entity who is a member of a group (as such term is used in Rule 13d-5 under the Exchange Act) with such Noticing Shareholder or such beneficial owner(s) with respect to acquiring, holding, voting or disposing of any securities of the Corporation, (2) any Affiliate or Associate of such Noticing Shareholder (other than any Noticing Shareholder that is an Exempt Party) or such beneficial owner(s), and (3) any beneficial owner of shares of stock of the Corporation owned of record by such Noticing Shareholder (other than a Noticing Shareholder that is an Exempt Party),

(iii) “beneficial owner” or “beneficially owned” shall have the meaning set forth for such terms in Section 13(d) of the Exchange Act,

(iv) “Exempt Party” shall mean any depositary or any broker, dealer, commercial bank, trust company or other nominee who is a Noticing Shareholder solely as a result of being the shareholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner (any such entity, an “Exempt Shareholder”),

(v) “Noticing Shareholder” shall mean the shareholder giving notice with respect to proposed business pursuant to Section 9 of Article I of these Bylaws or with respect to nominations for the election of directors pursuant to Section 1 of Article II of these Bylaws, and

(vi) “Qualified Representative” of a Noticing Shareholder shall mean (1) a duly authorized officer, manager or partner of such Noticing Shareholder or (2) a person authorized by a writing executed by such Noticing Shareholder (or a reliable reproduction or electronic transmission of the writing) delivered by such Noticing Shareholder to the Corporation prior to the making of any nomination or proposal at a shareholder meeting stating that such person is authorized to act for such Noticing Shareholder as proxy at the meeting of shareholders, which writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, must be produced at the meeting of shareholders.

Section 10. Special Meeting at Request of Shareholders.

(a) Any one or more holders of record of a majority of the issued and outstanding stock of the Corporation entitled to vote requesting the Corporation to call a special meeting of shareholders pursuant to Section 2 of Article VIII of the Articles (collectively, the “Initiating Shareholder”) shall give written notice of such request to the Secretary of the Corporation at the Corporation’s principal executive offices (the “Notice”). The Notice shall be sent in the manner and contain all the information that would be required in a notice to the Secretary given pursuant to Section 9 of this Article I.

(b) If the Initiating Shareholder owns of record a majority of the issued and outstanding stock of the Corporation entitled to vote and complies with the other requirements of Section 9 and 10(a) of this Article I, as determined by the Secretary of the Corporation, the Corporation shall be required to call the special meeting of shareholders requested by the Initiating Shareholder.

(c) The record date for determining the shareholders of record entitled to vote at a special meeting called pursuant to this Section 10 shall be fixed by the Board and shall be within 60 calendar days of the date the Secretary of the Corporation determines the Corporation is required to call such special meeting. Notice of the meeting shall be given by the Corporation in any manner permitted by the VSCA, including electronic transmission (as defined in the VSCA), to shareholders of record on such record date within 10 calendar days after the record date (or such longer period as may be necessary for the Corporation to file its proxy materials with, and receive and respond to the comments of, the Securities and Exchange Commission (the “SEC”)), and the meeting will be held within 50 calendar days after the date of mailing of the notice, as determined by the Board.

(d) The business to be conducted at a special meeting called pursuant to this Section 10 shall be limited to the business set forth in the Notice and such other business or proposals as the Board shall determine and shall be set forth in the notice of meeting. The Board or the Chair of the Board may determine other rules and procedures for the conduct of the meeting.

ARTICLE II.

BOARD OF DIRECTORS.

Section 1. Number, Term, Election.

(a) The property, business and affairs of the Corporation shall be managed under the direction of the Board as from time to time constituted. The Board shall consist of 10 directors, but the number of directors may be increased to any number, not more than 18 directors, or decreased to any number, not less than three directors, by amendment of these Bylaws. No director need be a shareholder. Each director shall stand for election for a term expiring at the next succeeding annual meeting of shareholders and until a successor shall have been elected and qualified or until such director’s prior death, resignation, disqualification or removal. In case the number of directors shall be increased, the additional directors to fill the vacancies caused by such increase shall be elected in accordance with the provisions of Section 4 of Article VI of these Bylaws. No person shall be eligible for election or appointment as a director unless such person has, within 10 days following any reasonable request therefor from the Board or any committee thereof, made himself or herself available to be interviewed by the Board (or any committee or other subset thereof) with respect to such person’s qualifications to serve as a director or any other matter reasonably related to such person’s candidacy or service as a director of the Corporation.

(b) Except as provided in the following paragraph, each director shall be elected by a vote of the majority of the votes cast with respect to that director-nominee’s election at a meeting for the election of directors at which a quorum is present. For purposes of this Section 1, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director.

The foregoing paragraph shall not apply to any election of directors if there are more nominees for election than the number of directors to be elected, one or more of whom are properly proposed by shareholders, as of the last applicable date on which a shareholder may give proper notice of a nomination of a director pursuant to this Section 1. A nominee for director in an election to which this paragraph applies shall be elected by a plurality of the votes cast in such election.

(c) Subject to the rights of holders of any preferred stock outstanding, nominations for the election of directors may be made by the Board or a committee appointed by the Board (each such nominee, a “Board Nominee”) or by any shareholder entitled to vote in the election of directors generally (each such nominee, a “Shareholder Nominee”). However, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States registered or certified mail, postage prepaid, to the Secretary of the Corporation, with respect to an annual meeting, (i) not later than 120 calendar days, or earlier than 150 calendar days, before the anniversary of the immediately preceding annual meeting or (ii) if no annual meeting was held in the previous year or the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, not later than the 90th calendar day prior to such annual meeting of shareholders or, if later, the 10th calendar day following the date on which public disclosure of the date of such annual meeting of shareholders is first made, or, with respect to any special meeting of shareholders called for the election of directors by the Board, not later than the seventh calendar day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth:

(i) the name and address, as they appear on the Corporation’s stock transfer books, of the Noticing Shareholder giving the notice and the name and address of any Associated Person,

(ii) a representation that such Noticing Shareholder is a shareholder of record and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice,

(iii) the class and number of shares of stock of the Corporation owned (directly or indirectly) beneficially and of record by such Noticing Shareholder and any Associated Person,

(iv) a description of any Derivative Instrument that has been entered into as of the date of the Noticing Shareholder’s notice by, or on behalf of, such Noticing Shareholder or any Associated Person, whether or not such instrument or right shall be subject to settlement in an underlying class of stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such Noticing Shareholder or any Associated Person, with respect to shares of stock of the Corporation, or relates to the acquisition or disposition of any shares of stock of the Corporation,

(v) any proxy (other than a revocable proxy given in response to a solicitation statement filed pursuant to, and in accordance with, Section 14(a) of the Exchange Act), voting trust, voting agreement or similar contract, arrangement, agreement or understanding pursuant to which the Noticing Shareholder or any Associated Person, has a right to vote or direct the voting of any of the Corporation’s securities,

(vi) any rights to dividends on the shares of the Corporation owned beneficially by the Noticing Shareholder and any Associated Person that are separated or separable from the underlying shares of the Corporation,

(vii) any proportionate interest in shares of the Corporation or any Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which the Noticing Shareholder or any Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, is the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of a limited liability company or similar entity,

(viii) a description of all agreements, arrangements and understandings between such Noticing Shareholder or any Associated Person and each Shareholder Nominee with respect to such Shareholder Nominee’s service or duties as a nominee or director of the Corporation, including any direct or indirect confidentiality, compensation, reimbursement or indemnification arrangement in connection with such Shareholder Nominee’s service or action as a nominee or director of the Corporation or any commitment or assurance as to how such Shareholder Nominee will act or vote on any matter, and

(ix) the information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by such Noticing Shareholder and any beneficial owner on whose behalf the notice is given; provided, however, that the disclosures described in the foregoing subclauses (i) through (ix) shall not include any such disclosures with respect to the ordinary course business activities of any Exempt Party.

(d) Each such Noticing Shareholder’s notice pursuant to this Section 1 shall also set forth:

(i) the name, age, business address and, if known, residence address of each Shareholder Nominee for whom the Noticing Shareholder is proposing or intends to solicit proxies and of each Shareholder Nominee who would be presented for election at the annual meeting in the event of a need to change the Noticing Shareholder’s original slate,

(ii) the principal occupation or employment of each Shareholder Nominee,

(iii) the class and number of shares of stock of the Corporation that are owned beneficially and of record by each Shareholder Nominee,

(iv) any other information relating to each Shareholder Nominee that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required to be disclosed under the VSCA or applicable listing standards of the primary exchange on which the Corporation’s capital stock is listed or by the rules and regulations of the SEC promulgated under the Exchange Act, including any proxy statement filed pursuant thereto (in each case, assuming the election is contested),

(v) a representation as to whether the Noticing Shareholder or any Associated Person intends to solicit proxies in support of director nominees other than Board Nominees in compliance with the requirements of

Rule 14a-19(b) under the Exchange Act, including a statement that the Noticing Shareholder or any Associated Person intends to solicit the holders of shares representing at least 67% of the voting power of the shares entitled to vote in the election of directors, and

(vi) the written consent of such Shareholder Nominee to be named in proxy statements as a nominee, to the public disclosure of information regarding or relating to such Shareholder Nominee provided to the Corporation by such Shareholder Nominee or otherwise pursuant to these Bylaws and to serve as a director if elected for the full term.

(e) In addition to the information required pursuant to the foregoing provisions of this Section 1, the Corporation may require any Noticing Shareholder to furnish such other information that would reasonably be expected to be material to a reasonable shareholder’s understanding of (1) the solicitation of proxies from the Corporation’s shareholders by the Noticing Shareholder (or any Associated Person), or (2) the eligibility, suitability or qualifications of a Shareholder Nominee to serve as a director of the Corporation or the independence, or lack thereof, of such Proposed Nominee, under the listing standards of each securities exchange upon which the Corporation’s securities are listed, any applicable rules of the SEC, any publicly disclosed standards used by the Board in selecting nominees for election as a director and for determining and disclosing the independence of the Corporation’s directors, including those applicable to a director’s service on any of the committees of the Board, or the requirements of any other laws or regulations applicable to the Corporation. If requested by the Corporation, any supplemental information required under this paragraph shall be provided by a Noticing Shareholder within 10 days after it has been requested by the Corporation.

(f) The Noticing Shareholder shall (1) notify the Corporation of any inaccuracy or change (within two business days of becoming aware of such inaccuracy or change) in any information previously provided to the Corporation pursuant to this Section 1 and (2) promptly update and supplement information previously provided to the Corporation pursuant to this Section 1, if necessary, so that the information provided or required to be provided shall be true and complete (x) as of the record date for the meeting and (y) as of the date that is 10 calendar days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary of the Corporation at the Corporation’s principal executive offices.

(g) In addition to the other requirements of this Section 1 with respect to any nomination proposed by a shareholder to be made at a meeting, the Noticing Shareholder and each Associated Person shall also comply with all applicable requirements of the Articles, these Bylaws and state and federal law, including the Exchange Act (including Rule 14a-19 thereunder), with respect to any such nomination or the solicitation of proxies with respect thereto. In addition to the other requirements of this Section 1, unless otherwise required by law, (i) no Noticing Shareholder or Associated Person shall solicit proxies in support of any nominees other than Board Nominees unless such Noticing Shareholder and Associated Person have complied with Rule 14a-19 under the Exchange Act in connection with the solicitation of such proxies, including the provision to the Corporation of notices required thereunder in a timely manner, and (ii) if such Noticing Shareholder or Associated Person (1) provides notice pursuant to Rule 14a-19(b) under the Exchange Act and (2) subsequently fails to comply with any of the requirements of Rule 14a-19 under the Exchange Act, then the Corporation shall disregard any proxies or votes solicited for such Noticing Shareholder’s nominees. Upon request by the Corporation, if any Noticing Shareholder or Associated Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such Noticing Shareholder or Associated Person shall deliver to the Corporation, no later than five business days prior to the applicable meeting, reasonable evidence that such Noticing Shareholder or Associated Person has met the requirements of Rule 14a-19 under the Exchange Act.

(h) The immediately foregoing provisions shall not be construed to extend any applicable deadlines hereunder, enable a Noticing Shareholder to change the person or persons specified in the notice for election as director after the advance notice deadlines hereunder have expired or limit the Corporation’s rights with respect to any inaccuracies or other deficiencies in notices provided by a Noticing Shareholder. The Secretary of the Corporation shall deliver each Noticing Shareholder’s notice under this Section 1 that has been timely received to the Board or a committee designated by the Board for review.

(i) Unless otherwise required by law, if the Noticing Shareholder (or a Qualified Representative of the Noticing Shareholder) does not appear at the meeting of shareholders to nominate the individual set forth in the Noticing Shareholder’s notice of nomination as a director, such nomination shall be disregarded, notwithstanding that the Corporation may have received proxies in respect of such vote.

(j) In addition to the information required to be provided by shareholders pursuant to this Section 1, the following information shall be provided to the Secretary by the Noticing Shareholder and/or each Shareholder Nominee:

(i) a completed copy of the Corporation’s form of director’s questionnaire and a written consent of the Shareholder Nominee to the Corporation following such processes for evaluation of such nominee as the Corporation follows in evaluating any person being considered for nomination to the Board of Directors, in the form to be provided by the Secretary within 10 days after receiving a written request therefor from any shareholder of record identified by name;

(ii) the Shareholder Nominee’s agreement to comply with the Corporation’s corporate governance, conflict of interest, confidentiality, share ownership and share trading policies, as provided by the Secretary within 10 days after receiving a written request therefor from any shareholder of record identified by name;

(iii) written confirmation that the Shareholder Nominee (A) does not have, and will not have or enter into, any agreement, arrangement or understanding as to how he or she will vote on any matter, if elected as a director of the Corporation, and (B) is not a party to, and will not become a party to, any agreement, arrangement or understanding with any person or entity, including any direct or indirect compensation, reimbursement or indemnification arrangement with any person or entity other than the Corporation in connection with such nominee’s service or action as a director of the Corporation the terms of which have not been fully disclosed in advance to the Secretary of the Corporation;

(iv) written disclosure of any transactions between the Noticing Shareholder and the Shareholder Nominee within the preceding five years; and

(v) any additional information as necessary to permit the Board to determine if each Shareholder Nominee is independent under applicable listing standards with respect to service on the Board or any committee thereof, under any applicable rules of the SEC, and under any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence and qualifications of the Corporation’s directors.

(k) Notwithstanding anything in the Bylaws to the contrary, no nomination for the election of a director shall be considered and voted upon at a meeting except in accordance with the procedures set forth in this Section 1. The chair of a meeting shall, if the facts warrant, determine that a nomination for the election of a director was not brought before the meeting in accordance with the procedures prescribed by this Section 1. If the chair of the meeting should so determine, he or she shall so declare to the meeting, and the nomination for the election of such director not properly brought before the meeting shall not be considered and voted upon.

Section 2. Compensation. Each director, in consideration of his or her serving as such, shall be entitled to receive from the Corporation such amount per annum or such fees for attendance at Board and committee meetings, or both, in cash or other property, including securities of the Corporation, as the Board shall from time to time determine, together with reimbursements for the reasonable expenses incurred by him or her in connection with the performance of his or her duties. Nothing contained herein shall preclude any director from serving the Corporation, or any subsidiary or affiliated corporation, in any other capacity and receiving appropriate compensation therefor. If the Board adopts a resolution to that effect, any director may elect to defer all or any part of the annual and other fees hereinabove referred to for such period and on such terms and conditions as shall be permitted by such resolution.

Section 3. Place of Meetings. The Board may hold its meetings at such place or places within or without the Commonwealth of Virginia as it may from time to time by resolution determine or as shall be specified or fixed in the respective notices or waivers of notice thereof.

Section 4. Organization Meeting. After each annual election of directors, as soon as conveniently may be, the newly constituted Board shall meet for the purposes of organization. At such organization meeting, the newly constituted Board shall transact such business as shall come before the meeting. Notice of organization meetings of the Board need not be given. Any organization meeting may be held at any other time or place which shall be specified in a notice given as hereinafter provided for special meetings of the Board, or in a waiver of notice thereof signed by all the directors.

Section 5. Regular Meetings. Regular meetings of the Board may be held at such time and place as may from time to time be specified in a resolution adopted by the Board then in effect; and, unless otherwise required by such resolution, or by law, notice of any such regular meeting need not be given.

Section 6. Special Meetings. Special meetings of the Board shall be held whenever called by the Chair of the Board, the Chief Executive Officer or, at the request of any three directors, by the Secretary. Notice of a special meeting shall be mailed to each director, addressed to him or her at his or her residence or usual place of business, not later than the second calendar day before the day on which such meeting is to be held, or may be given to him or her by electronic transmission (as defined in the VSCA). Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting, unless required by the Articles or by the VSCA.

Section 7. Quorum and Manner of Acting. At each meeting of the Board the presence of a majority of the number of directors fixed by these Bylaws shall be necessary to constitute a quorum. The act of a majority of the directors present at a meeting at which a quorum shall be present shall be the act of the Board, except as may be otherwise required by the Articles or, until [●]1 (the “Specified Date”), these Bylaws. Any meeting of the Board may be adjourned by a majority vote of the directors present at such meeting or by the Chair of the Board.

Section 8. Waivers of Notice of Meetings. Anything in these Bylaws or in any resolution adopted by the Board to the contrary notwithstanding, notice of any meeting of the Board need not be given to any director if such notice shall be waived in writing signed by such director before, at or after the meeting, or if such director shall be present at the meeting (unless at the beginning of the meeting, or promptly upon such director’s arrival, he or she objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting). Any meeting of the Board shall be a legal meeting without any notice having been given or regardless of the giving of any notice or the adoption of any resolution in reference thereto, if every member of the Board, without objection, shall be present thereat.

Except as otherwise provided by law or these Bylaws, waivers of notice of any meeting of the Board need not contain any statement of the purpose of the meeting.

Section 9. Meetings by Telephone or Other Means. Members of the Board or any committee may participate in a meeting of the Board or such committee by means of a telephone or video conference or other means of communications whereby all directors participating may simultaneously hear each other during the meeting, and participation by such means shall constitute presence in person at such meeting.

Section 10. Actions Without Meetings. Any action that may be taken at a meeting of the Board or of a committee may be taken without a meeting if a consent in writing, setting forth the action, shall be signed, either before or after such action, by all of the directors or all of the members of the committee, as the case may be. Such consent shall have the same force and effect as a unanimous vote.

[1]	Note to Draft: To be the second anniversary of the closing of the merger.

Section 11. Chair of the Board.

(a) A Chair of the Board shall be elected by the Board and shall preside at all meetings of the Board and of the shareholders. He or she shall perform such other duties and exercise such other powers as may be prescribed to him or her by these Bylaws or by the Board.

(b) Effective as of [●] (the “Restatement Effective Date”), the Board has elected Peter Huntsman as a member of the Board and to serve as the non-executive Chair of the Board during his tenure as the Chair of the Board.

(c) The Board may designate the Chair of the Board as an executive or non-executive Chair of the Board. The duties of the non-executive Chair of the Board shall include the following responsibilities: (i) call and chair all meetings of the Board, including executive sessions of the non-executive directors, (ii) call special meetings of the non-executive directors, as the Chair of the Board may deem appropriate, (iii) setting agendas for Board meetings in consultation with the Chief Executive Officer, (iv) chair the annual and special shareholder meetings, (v) in consultation with the Chief Executive Officer, oversee the planning of the annual Board and Committee calendar, (vi) provide leadership to the Board, (vii) support Committee Chairs as appropriate in the performance of their designated roles and responsibilities, (viii) provide support and guidance to the Chief Executive Officer, (ix) serve as a liaison between the Chief Executive Officer and the non-executive directors, (x) brief the Chief Executive Officer on issues and concerns arising in the executive sessions of the non-executive directors, (xi) facilitate communications between management and the non-executive directors, and oversee distribution of information to directors, (xii) work with the Corporate Secretary to ensure that draft Board minutes accurately reflect what occurred at meetings, and (xiii) performing such other duties and exercising such other powers as may from time to time be prescribed by the Board.

ARTICLE III.

INDEMNIFICATION AND LIMIT ON LIABILITY.2

(a) Every person who is or was a director, officer or employee of the Corporation, or who, at the request of the Corporation, serves or has served in any such capacity with another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise shall be indemnified by the Corporation against any and all liability and reasonable expense that may be incurred by him or her in connection with or resulting from any claim, action or proceeding (whether brought in the right of the Corporation or any such other corporation, entity, plan or otherwise), civil or criminal, in which he or she may become involved, as a party or otherwise, by reason of his or her being or having been a director, officer or employee of the Corporation, or such other corporation, entity or plan while serving at the request of the Corporation, whether or not he or she continues to be such at the time such liability or expense shall have been incurred, unless such person engaged in willful misconduct or a knowing violation of the criminal law.

As used in this Article III: (i) the terms “liability” and “expense” shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines or penalties against, and amounts paid in settlement by, a director, officer or employee; (ii) the terms “director,” “officer” and “employee,” unless the context otherwise requires, include the estate or personal representative of any such person; (iii) a person is considered to be serving an employee benefit plan as a director, officer or employee of the plan at the Corporation’s request if his or her duties to the Corporation also impose duties on, or otherwise involve services by, him or her to the plan or, in connection with the plan, to participants in or beneficiaries of the plan; (iv) the term “occurrence” means any act or failure to act, actual or alleged, giving rise to a claim, action or proceeding; and (v) service as a trustee or as a member of a management or similar committee of a partnership or joint venture shall be considered service as a director, officer or employee of the trust, partnership or joint venture.

[2]	Compiler’s Note: This Article III was adopted by the shareholders at the Annual Meeting of Shareholders, April 28, 1994.

The termination of any claim, action or proceeding, civil or criminal, by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that a director, officer or employee did not meet the standards of conduct set forth in this paragraph (a). The burden of proof shall be on the Corporation to establish, by a preponderance of the evidence, that the relevant standards of conduct set forth in this paragraph (a) have not been met.

(b) Any indemnification under paragraph (a) of this Article shall be made unless (i) the Board, acting by a majority vote of those directors who were directors at the time of the occurrence giving rise to the claim, action or proceeding involved and who are not at the time parties to such claim, action or proceeding (provided there are at least five such directors), finds that the director, officer or employee has not met the relevant standards of conduct set forth in such paragraph (a), or (ii) if there are not at least five such directors, the Corporation’s principal Virginia legal counsel, as last designated by the Board as such prior to the time of the occurrence giving rise to the claim, action or proceeding involved, or in the event for any reason such Virginia counsel is unwilling to so serve, then Virginia legal counsel mutually acceptable to the Corporation and the person seeking indemnification, deliver to the Corporation their written advice that, in their opinion, such standards have not been met.

(c) Expenses incurred with respect to any claim, action or proceeding of the character described in paragraph (a) shall, except as otherwise set forth in this paragraph (c), be advanced by the Corporation prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that he or she is not entitled to indemnification under this Article III. No security shall be required for such undertaking and such undertaking shall be accepted without reference to the recipient’s financial ability to make repayment. Notwithstanding the foregoing, the Corporation may refrain from, or suspend, payment of expenses in advance if at any time before delivery of the final finding described in paragraph (b), the Board or Virginia legal counsel, as the case may be, acting in accordance with the procedures set forth in paragraph (b), find by a preponderance of the evidence then available that the officer, director or employee has not met the relevant standards of conduct set forth in paragraph (a).

(d) No amendment or repeal of this Article III shall adversely affect or deny to any director, officer or employee the rights of indemnification provided in this Article III with respect to any liability or expense arising out of a claim, action or proceeding based in whole or substantial part on an occurrence the inception of which takes place before or while this Article III, as adopted by the shareholders of the Corporation at the 1986 Annual Meeting of the Corporation, is in effect. The provisions of this paragraph (d) shall apply to any such claim, action or proceeding whenever commenced, including any such claim, action or proceeding commenced after any amendment or repeal to this Article III.

(e) The rights of indemnification provided in this Article III shall be in addition to any rights to which any such director, officer or employee may otherwise be entitled by contract or as a matter of law.

(f) In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article lll, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

(g) An amendment to this Article III shall be approved only by a majority of the votes entitled to be cast by each voting group entitled to vote thereon.

ARTICLE IV.

COMMITTEES.

Section 1. Committees. To the extent permitted by the VSCA, the Board may from time to time by resolution adopted by a majority of the number of directors fixed by these Bylaws create such committees of directors as the Board shall deem advisable and with such limited authority, functions and duties as the Board shall by resolution prescribe. The Board shall have the power to change the members of any such committee at any time, to fill vacancies, and to discharge any such committee, either with or without cause, at any time, provided, until the Specified Date, (i) the Chairpersons of each committee will be appointed in accordance with the Merger Agreement and (ii) the composition of each committee will be as stated in the Merger Agreement. Such committees shall fix their own rules of procedure and shall meet where and as provided by such rules or by resolution of the Board.

Section 2. Committee Meetings; Miscellaneous. The provisions of Article II relating to meetings, quorum and voting, notice and waiver of notice and consents shall apply to the committees of directors and their respective members.

Section 3. Standing Committees. Effective as of the Restatement Effective Date and subject to Section 4 of this Article IV, the Board shall designate, establish and maintain the following standing committees: (i) the Audit Committee, (ii) the Compensation Committee and (iii) the Nominating and Governance Committee.

Section 4. Strategic Integration Committee. Effective as of the Restatement Effective Date, there shall be a committee of the Board designated the “Strategic Integration Committee”, with the chairperson being the Chair of the Board or a member of the Board designated by the Chair of the Board. The Strategic Integration Committee shall have and may exercise the powers and authority of the Board solely to the extent of overseeing the integration initiatives arising out of or in connection with the transactions contemplated by the Merger Agreement. For the avoidance of doubt, all broader strategic matters outside of the scope of such integration initiatives shall remain within the purview of the Board (or other committees if so designated).

ARTICLE V.

OFFICERS.

Section 1. Number, Term, Election. The officers of the Corporation shall be a Chief Executive Officer, a President, a Chief Financial Officer, a Treasurer, a Controller and a Secretary. The Board may appoint one or more Vice Presidents and such other officers and such assistant officers and agents with such powers and duties as the Board may find necessary or convenient to carry on the business of the Corporation. Such officers and assistant officers shall serve until their successors shall be chosen, or as otherwise provided in these Bylaws. Any two or more offices may be held by the same person.

Section 2. Chief Executive Officer.

(a) The Chief Executive Officer shall, subject to the control of the Board, have full authority and responsibility for directing the conduct of the business, affairs and operations of the Corporation. In addition to acting as Chief Executive Officer of the Corporation, he or she shall report directly to the Board and perform such other duties and exercise such other powers as may from time to time be prescribed by the Board and shall see that all orders and resolutions of the Board are carried into effect. In the event of the inability of the Chief Executive Officer to act, the Board will designate an officer of the Corporation to perform the duties of that office.

(b) Effective as of the Restatement Effective Date, the Board has appointed Kenneth T. Lane to serve as the Chief Executive Officer.

(c) Until the Specified Date, the Chief Executive Officer may be removed as such only by the affirmative vote of at least two-thirds of the number of directors fixed by these Bylaws.

Section 3. President. The President shall have such powers and perform such duties as may from time to time be prescribed by the Board or, if he or she shall not be the Chief Executive Officer, by the Chief Executive Officer.

Section 4. Chief Financial Officer. The Chief Financial Officer shall be the principal financial officer of the Corporation and shall have such powers and perform such duties as may be prescribed by the Board or the Chief Executive Officer.

Section 5. Vice Presidents. Each Vice President appointed by the Board shall have such powers and perform such duties as may from time to time be prescribed by the Board, the Chief Executive Officer or any officer to whom the Chief Executive Officer may have delegated such authority.

Section 6. Treasurer. The Treasurer shall have the general care and custody of the funds and securities of the Corporation. He or she shall perform such other duties and exercise such other powers as may from time to time be prescribed by the Board, the Chief Executive Officer or any officer to whom the Chief Executive Officer may have delegated such authority. If the Board shall so determine, he or she shall give a bond for the faithful performance of his or her duties, in such sum as the Board may determine to be proper, the expense of which shall be borne by the Corporation. To such extent as the Board shall deem proper, the duties of the Treasurer may be performed by one or more assistants, to be appointed by the Board.

Section 7. Controller. The Controller shall keep full and accurate accounts of all assets, liabilities, receipts and disbursements and other transactions of the Corporation and cause regular audits of the books and records of the Corporation to be made. He or she shall also perform such other duties and exercise such other powers as may from time to time be prescribed by the Board, the Chief Executive Officer or any officer to whom the Chief Executive Officer may have delegated such authority. If the Board shall so determine, he or she shall give a bond for the faithful performance of his or her duties, in such sum as the Board may determine to be proper, the expense of which shall be borne by the Corporation. To such extent as the Board shall deem proper, the duties of the Controller may be performed by one or more assistants, to be appointed by the Board.

Section 8. Secretary. The Secretary shall keep the minutes of meetings of shareholders, of the Board, and, when requested, of committees of the Board; and he or she shall attend to the giving and serving of notices of all meetings thereof. He or she shall keep or cause to be kept such stock and other books, showing the names of the shareholders of the Corporation, and all other particulars regarding them, as may be required by law. He or she shall also perform such other duties and exercise such other powers as may from time to time be prescribed by the Board, the Chief Executive Officer or any officer to whom the Chief Executive Officer may have delegated such authority. To such extent as the Board shall deem proper, the duties of the Secretary may be performed by one or more assistants, to be appointed by the Board.

ARTICLE VI.

REMOVALS, RESIGNATIONS AND VACANCIES.

Section 1. Removal of Directors. Any director may be removed at any time but only with cause, by the affirmative vote of the holders of record of a majority of the shares of the Corporation entitled to vote on the election of directors, taken at a special meeting of the shareholders, the purpose, or one of the purposes, of which (as stated in the meeting notice) is removal of the director.

Section 2. Removal of Officers. Other than the removal of the Chief Executive Officer prior to the Specified Date, which removal may only be effected in accordance with Section 2(c) of Article V of these Bylaws, any officer, assistant officer or agent of the Corporation may be removed at any time, either with or without cause, by the Board in its absolute discretion. Any such removal shall be without prejudice to the recovery of damages for breach of the contract rights, if any, of the officer, assistant officer or agent removed. Election or appointment of an officer, assistant officer or agent shall not of itself create contract rights.

Section 3. Resignation. Any director, officer or assistant officer of the Corporation may resign as such at any time by giving his or her written resignation to the Board, the Chief Executive Officer or the Secretary of the Corporation. Such resignation shall take effect at the time or upon the occurrence of a future event specified therein or, if no time or such event is specified therein, at the time of delivery thereof, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4. Vacancies. Any vacancy in the Board caused by death, resignation, disqualification, removal, an increase in the number of directors, or any other cause, may be filled (a) by the holders of shares of the Corporation entitled to vote on the election of directors, but only at an annual meeting of shareholders, or (b) by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board at any regular or special meeting thereof. Each director so elected by the Board shall hold office until the next annual election of directors, and each director so elected by the shareholders shall hold office for a term expiring at the first annual meeting of shareholders subsequent to the annual meeting of shareholders at which such director was so elected by the shareholders, and, in each case, until his or her successor shall be elected, or until his or her death, or until he or she shall resign, or until he or she shall have been removed in the manner hereinabove provided. Any vacancy in the office of any officer or assistant officer caused by death, resignation, removal or any other cause, may be filled by the Board for the unexpired portion of the term.

ARTICLE VII.

CONTRACTS, LOANS, CHECKS, DRAFTS, DEPOSITS, ETC.

Section 1. Execution of Contracts. Except as otherwise provided by law or by these Bylaws, the Board (i) may authorize any officer, employee or agent of the Corporation to execute and deliver any contract, agreement or other instrument in writing in the name and on behalf of the Corporation, and (ii) may authorize any officer, employee or agent of the Corporation so authorized by the Board to delegate such authority by written instrument to other officers, employees or agents of the Corporation. Any such authorization by the Board may be general or specific and shall be subject to such limitations and restrictions as may be imposed by the Board. Any such delegation of authority by an officer, employee or agent may be general or specific, may authorize re-delegation, and shall be subject to such limitations and restrictions as may be imposed in the written instrument of delegation by the person making such delegation.

Section 2. Loans. No loans shall be contracted on behalf of the Corporation and no negotiable paper shall be issued in its name unless authorized by the Board. When authorized by the Board, any officer, employee or agent of the Corporation may effect loans and advances at any time for the Corporation from any bank, trust company or other institution, or from any firm, corporation or individual, and for such loans and advances may make, execute and deliver promissory notes, bonds or other certificates or evidences of indebtedness of the Corporation and when so authorized may pledge, hypothecate or transfer any securities or other property of the Corporation as security for any such loans or advances. Such authority may be general or confined to specific instances.

Section 3. Checks, Drafts, etc. All checks, drafts and other orders for the payment of money out of the funds of the Corporation and all notes or other evidences of indebtedness of the Corporation shall be signed on behalf of the Corporation in such manner as shall from time to time be determined by the Board.

Section 4. Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the Board may select or as may be selected by the Treasurer or any other officer, employee or agent of the Corporation to whom such power may from time to time be delegated by the Board.

Section 5. Voting of Securities. Unless otherwise provided by the Board, the Chief Executive Officer may from time to time appoint an attorney or attorneys, or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation, or to consent in writing, in the name of the Corporation as such holder, to any action by such other corporation, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal, or otherwise, all such written proxies or other instruments as such officer may deem necessary or proper in the premises.

ARTICLE VIII.

CAPITAL STOCK.

Section 1. Certificates. Shares of the stock of the Corporation may be certificated or uncertificated, as provided under the VSCA. Each shareholder, upon written request to the transfer agent of the Corporation, shall be entitled to a certificate for the stock of the Corporation in such form as may from time to time be approved by the Board, signed by the Chair of the Board, the President or a Vice President and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer or any other officer authorized by these Bylaws or a resolution of the Board. Any such certificate may, but need not, bear the seal of the Corporation or a facsimile thereof. If any such certificate is countersigned by a transfer agent or registered by a registrar other than the Corporation or an employee of the Corporation, the signatures of any of the officers above specified upon such certificate may be facsimiles. In case any such officer who shall have signed or whose facsimile signature shall have been placed upon such certificate shall have ceased to be such before such certificate is issued, it may be issued by the Corporation with the same effect as if such officer had not ceased to be such at the date of its issue.

Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice setting forth: the name of the Corporation; that the Corporation is organized under the law of the Commonwealth of Virginia; the name of the shareholder; the number and class of shares (and the designation of the series, if any); and any restrictions on the transfer or registration of transfer of such shares of stock imposed by the Articles, these Bylaws, any agreement among shareholders or any agreement between shareholders and the Corporation. Such notice shall either (i) contain a summary of the designations, rights, preferences and limitations applicable to each class or series within a class that the Corporation is authorized to issue and the variations in rights, preferences and limitations determined for each series (and the authority of the Board to determine variations for future series) or (ii) a statement that the Corporation will furnish the shareholder this information on request in writing and without charge.

Section 2. Transfers. Uncertificated shares of stock of the Corporation shall be transferable upon proper instructions from the holder of such shares, and certificated shares of the Corporation shall be transferable on the stock books of the Corporation by the holder in person or by his or her attorney thereunto authorized by power of attorney duly executed and filed with the Secretary or the transfer agent. Except as hereinafter provided in the case of loss, destruction or mutilation of certificates, no transfer of certificated stock shall be entered until the previous certificate, if any, given for the same shall have been surrendered and canceled. Except as otherwise provided by law, no transfer of shares shall be valid as against the Corporation, its shareholders or creditors, for any purpose, until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. The Board may also make such additional rules and regulations as it may deem expedient concerning the issue and transfer of certificates representing shares of the capital stock of the Corporation.

Section 3. Status as Shareholders. Except as may otherwise be required by the VSCA, by the Articles or by these Bylaws, the Corporation shall be entitled to treat (i) each record holder of certificated shares, as shown on its books, and (ii) each registered owner of uncertificated shares, as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until (i) any certificated shares have been transferred on the books of the

Corporation in accordance with the requirements of these Bylaws, or (ii) proper notice of such event as to any uncertificated shares has been given to the Corporation by the registered owner thereof. It shall be the duty of (i) each record holder of certificated shares and (ii) each registered owner of uncertificated shares, in either case, to notify the Corporation of his or her post office address and any changes thereto.

Section 4. Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than 70 calendar days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof unless the Board fixes a new record date, which it shall do if the meeting is adjourned to a date more than 120 calendar days after the date fixed for the original meeting.

Section 5. Lost, Destroyed or Mutilated Certificates. In case of loss, destruction or mutilation of any certificate of stock upon proof of such loss, destruction or mutilation and upon the giving of a bond of indemnity to the Corporation in such form and in such sum as the Board may direct (or without requiring any bond when, in the judgment of the Board, it is proper so to do), the Corporation may issue a new certificate or may issue uncertificated shares in place of the certificate previously issued by the Corporation.

Section 6. Control Share Acquisitions. Article 14.1 of Chapter 9 of Title 13.1 of the Code of Virginia shall not apply to acquisitions of shares of the Corporation.

ARTICLE IX.

INSPECTION OF RECORDS.

The Board from time to time shall determine whether, to what extent, at what times and places, and under what conditions and regulations the accounts and books and papers of the Corporation, or any of them, shall be open for the inspection of the shareholders, and no shareholder shall have any right to inspect any account or book or paper of the Corporation except as expressly conferred by statute or by these Bylaws or authorized by the Board.

ARTICLE X.

AUDITOR.

The Board shall annually appoint an independent accountant who shall carefully examine the books of the Corporation. One such examination shall be made immediately after the close of the fiscal year and be ready for presentation at the annual meeting of shareholders of the Corporation, and such other examinations shall be made as the Board may direct.

ARTICLE XI.

SEAL.

The seal of the Corporation shall be circular in form and shall bear the name of the Corporation and the year “1892.”

ARTICLE XII.

FISCAL YEAR.

The fiscal year of the Corporation shall end on the 31st day of December in each year.

ARTICLE XIII.

AMENDMENTS.

The Bylaws of the Corporation may be altered, amended or repealed and new Bylaws may be adopted by the Board (except to the extent limited by Section 1 of Article II and Article III(g)), or by the holders of the outstanding shares of the Corporation entitled to vote generally at any annual or special meeting of the shareholders when notice thereof shall have been given in the notice of the meeting of shareholders.

Notwithstanding the foregoing, until the Specified Date, any alteration, amendment, repeal or adoption of any Bylaw provision implementing the matters set forth in these Bylaws that expires by its terms on the Specified Date shall require the affirmative vote of at least two-thirds of the number of directors fixed by these Bylaws.

ARTICLE XIV.

HEADINGS; USAGE.

The headings of Sections in these Bylaws are provided for convenience only and shall not affect their construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of these Bylaws. All references to specific sections of the VSCA shall be deemed to refer to any successor provision of such statute or any successor statute, as appropriate. All references in these Bylaws to gender or number shall be construed to mean such gender or number as is appropriate in the particular circumstances.

ANNEX D

June 15, 2026

The Board of Directors

Olin Corporation

190 Carondelet Plaza, Suite 1530

Clayton, Missouri 63105

Dear Members of the Board:

We understand that Olin Corporation, a Virginia corporation (“Olin”), Olympus Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Olin (“First Merger Sub”), Hook Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Olin (“Second Merger Sub”), and Huntsman Corporation, a Delaware corporation (“Huntsman”), propose to enter into an Agreement and Plan of Merger, dated as of June 15, 2026 (the “Agreement”), pursuant to which Olin and Huntsman will consummate a business combination transaction (the “Transaction”). Pursuant to the Agreement, upon the terms and subject to the conditions set forth therein, either (a) Huntsman will merge with and into Olin, with Olin as the surviving entity (the “Direct Merger”), or (b)(i) First Merger Sub will be merged with and into Huntsman (the “First Subsidiary Merger”) with Huntsman surviving as a direct wholly owned subsidiary of Olin (the “Initial Surviving Company”), and (ii) immediately following the First Subsidiary Merger, and as part of the same overall transaction as the First Subsidiary Merger, the Initial Surviving Company will be merged with and into Second Merger Sub (the “Second Subsidiary Merger” and, together with the First Subsidiary Merger, the “Subsidiary Mergers”) with Second Merger Sub surviving as a direct wholly owned subsidiary of Olin (the “Final Surviving Company”). The Agreement provides that (a) if the Transaction is consummated pursuant to the Direct Merger, each share of the common stock, par value $0.01 per share, of Huntsman (“Huntsman Common Stock”) issued and outstanding immediately prior to the effective time of the Direct Merger, other than shares of Huntsman Common Stock held by Olin or Huntsman or any of their respective wholly owned subsidiaries (or held in treasury by Huntsman) to be treated in accordance with the Agreement, will be converted into the right to receive 0.5476 (the “Exchange Ratio”) of a share of the common stock, par value $1.00 per share, of Olin (“Olin Common Stock”), and (b) if the Transaction is consummated pursuant to the Subsidiary Mergers, (i) in connection with the First Subsidiary Merger, (A) each share of Huntsman Common Stock issued and outstanding immediately prior to the effective time of the First Subsidiary Merger, other than shares of Huntsman Common Stock held by Olin or Huntsman or any of their respective wholly owned subsidiaries (or held in treasury by Huntsman) to be treated in accordance with the Agreement, will be converted into the right to receive the Exchange Ratio of a share of Olin Common Stock, and (B) each share of the common stock, par value $0.01 per share, of First Merger Sub issued and outstanding immediately prior to the effective time of the First Subsidiary Merger shall be converted into one share of the common stock, par value $0.01 per share, of the Initial Surviving Company, and (ii) in connection with the Second Subsidiary Merger, (A) each share of the common stock, par value $0.01 per share, of the Initial Surviving Company issued and outstanding immediately prior to the effective time of the Second Subsidiary Merger shall automatically be canceled and shall cease to exist without any conversion thereof or payment therefor, and (B) each unit of Second Merger Sub issued and outstanding immediately prior to the effective time of the Second Subsidiary Merger shall remain issued and outstanding and shall represent units of the Final Surviving Company. The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to Olin of the Exchange Ratio provided for in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of the Agreement;

The Board of Directors

Olin Corporation

June 15, 2026

(ii)	Reviewed certain publicly available historical business and financial information relating to Huntsman and Olin;

(iii)

Reviewed various financial forecasts and other data provided to us by Huntsman, as adjusted by Olin, relating to the business of Huntsman, financial forecasts and other data provided to us by Olin relating to the business of Olin, and the projected synergies and other benefits, including the amount and timing thereof, anticipated by the managements of Olin and Huntsman to be realized from the Transaction;

(iv)

Held discussions with members of the senior managements of Huntsman and Olin with respect to the businesses and prospects of Huntsman and Olin, respectively, and with respect to the projected synergies and other benefits anticipated by the managements of Olin and Huntsman to be realized from the Transaction;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the businesses of Huntsman and Olin, respectively;

(vi)	Reviewed historical stock prices and trading volumes of Huntsman Common Stock and Olin Common Stock;

(vii)	Reviewed the potential pro forma financial impact of the Transaction on Olin based on the financial forecasts referred to above relating to Huntsman and Olin; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Huntsman or Olin or concerning the solvency or fair value of Huntsman or Olin, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, including those related to projected synergies and other benefits anticipated by the managements of Olin and Huntsman to be realized from the Transaction, we have assumed, with the consent of Olin, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Huntsman and Olin, respectively, and such synergies and other benefits. In addition, we have assumed, with the consent of Olin, that such financial forecasts and projected synergies and other benefits will be realized in the amounts and at the times contemplated thereby. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We further note that volatility in the credit, commodities and financial markets, may have an effect on Huntsman, Olin or the Transaction and we are not expressing an opinion as to the effects of such volatility on Huntsman, Olin or the Transaction. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the prices at which shares of Olin Common Stock or Huntsman Common Stock may trade at any time subsequent to the announcement of the Transaction. Our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Olin might engage or the merits of the underlying decision by Olin to engage in the Transaction.

In rendering our opinion, we have assumed, with the consent of Olin, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms

The Board of Directors

Olin Corporation

June 15, 2026

or conditions. We also have assumed, with the consent of Olin, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Olin, Huntsman or the Transaction. We further have assumed, with the consent of Olin, that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Olin obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Exchange Ratio to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction, including the voting and support agreements by and between Olin and certain Huntsman stockholders. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Exchange Ratio or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Olin in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. We in the past have provided, currently are providing and may in the future provide certain investment banking services to Olin, for which we have received and may receive compensation, including, in the past two years, having served as financial advisor to Olin in connection with its evaluation of various potential transactions. In addition, in the ordinary course, certain of Lazard and its affiliates and its and their employees trade securities for their own accounts and for the accounts of their customers, and, accordingly, hold and/or may at any time hold a long or short position in securities of Olin, Huntsman and certain of their respective affiliates, and certain of Lazard’s affiliates also trade and hold securities on behalf of clients, which include and/or may at any time include Olin, Huntsman and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Olin (in its capacity as such) and our opinion is rendered to the Board of Directors of Olin in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to Olin.

Very truly yours,

LAZARD FRERES & CO. LLC

By	/s/ George Bilicic
George Bilicic
Vice Chairman of Investment Banking and Managing Director

ANNEX E

Citigroup Global Markets Inc. 388 Greenwich Street New York, New York 10013

Confidential

June 15, 2026

The Board of Directors

10003 Woodloch Forest Drive

The Woodlands, TX 77380

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Huntsman Corporation (“Huntsman”) of the Exchange Ratio (defined below) set forth in an Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into among Olin Corporation, a Virginia corporation (“Olin”), Huntsman, a Delaware corporation, Olympus Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Olin (“First Merger Sub”), and Hook Merger Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Olin (“Second Merger Sub”). As more fully described in the Merger Agreement, either (a) Huntsman will be merged with and into Olin (the “Direct Merger”) with Olin as the surviving company or (b) First Merger Sub will be merged with and into Huntsman (the “First Subsidiary Merger”), with Huntsman surviving the First Subsidiary Merger as a direct wholly owned subsidiary of Olin, and, immediately following the First Subsidiary Merger, and as part of the same overall transaction as the First Subsidiary Merger, the surviving company will be merged with and into Second Merger Sub (the “Second Subsidiary Merger” and, together with the First Subsidiary Merger, the “Subsidiary Mergers”), with Second Merger Sub surviving the Second Subsidiary Merger as a direct wholly owned subsidiary of Olin, and, in the Direct Merger or the First Subsidiary Merger, as applicable, each outstanding share of the common stock, par value $0.01 per share, of Huntsman (“Huntsman Common Stock”), other than shares owned by Olin or Huntsman or any of their respective wholly owned subsidiaries, or held in treasury by Huntsman, will be converted into the right to receive 0.5476 (the “Exchange Ratio”) of a share of the common stock, par value $1.00 per share, of Olin (“Olin Common Stock”). The terms and conditions of the Direct Merger or the Subsidiary Mergers, as applicable, are more fully set forth in the Merger Agreement and the Direct Merger or the Subsidiary Mergers, as applicable, are referred to herein as the “Transaction”.

In arriving at our opinion, we reviewed a draft dated June 15, 2026 of the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Huntsman and certain senior officers and other representatives and advisors of Olin concerning the businesses, operations and prospects of Huntsman and Olin. We examined certain publicly available business and financial information relating to Huntsman and Olin as well as certain financial forecasts and other information and data relating to Huntsman and Olin which were provided to or discussed with us by the respective managements of Huntsman and Olin, upon which you have directed us to rely, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of Huntsman and Olin to result from the Transaction. We reviewed the financial terms of the Transaction as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Huntsman Common Stock and Olin Common Stock; the historical and projected earnings and other operating data of Huntsman and Olin; and the capitalization and financial condition of Huntsman and Olin. We also analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Huntsman and Olin. We also evaluated certain potential pro forma financial effects of the Transaction on Huntsman and Olin. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of Huntsman and Olin that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to the financial forecasts and other information and data relating to Huntsman and Olin provided to or otherwise reviewed by or discussed with us, we have been advised by the respective managements of Huntsman and Olin, and we have assumed, with your consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Huntsman and Olin as to, and are an appropriate basis upon which to evaluate, the future financial performance of Huntsman and Olin, the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated to result from, and other pro forma financial effects of, the Transaction and the other matters covered thereby, and have assumed, with your consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Transaction) reflected in such forecasts, pro forma financial effects and other information and data will be realized in the amounts and at the times projected. We express no view or opinion as to any financial forecasts and other information or data (or underlying assumptions on which they are based) provided to or otherwise reviewed by or discussed with us. We have relied, at your direction, upon the assessments of the management of Huntsman and Olin as to, among other things, (i) the potential impact on Huntsman and Olin of market, competitive and other trends and developments in, and prospect for, the governmental, regulatory and legislative matters relating to or otherwise affecting, the industries in which Huntsman and Olin operate, (ii) the intellectual property and proprietary rights of Huntsman and Olin, including licenses and patents and associated risks, (iii) existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key employees and other commercial relationships of Huntsman and Olin and (iv) the ability of Huntsman and Olin to integrate their respective businesses. We have assumed, with your consent, (i) that there will be no developments with respect to any such matters that would have an adverse effect on Huntsman, Olin or the Transaction (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analysis or opinion and (ii) that the terms of any financing entered into in connection with the Transaction would not impact our analysis in any material respect.

We have assumed, with your consent, that the Transaction will be consummated in accordance with their terms, and in compliance with all applicable laws, organizational documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed or occur that would have an adverse effect on Huntsman, Olin or the contemplated benefits of the Transaction or that otherwise would be meaningful in any respect to our analysis and opinion. Representatives of Huntsman have advised us, and we further have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We also have assumed, with your consent, that the Transaction will qualify for the Intended Tax Treatment (as defined in the Merger Agreement). Our opinion, as set forth herein, relates to the relative values of Huntsman and Olin. We are not expressing any opinion as to what the value of the Olin Common Stock actually will be when issued pursuant to the Transaction or the price at which the Olin Common Stock will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Huntsman or Olin nor have we made any physical inspection of the properties or assets of Huntsman or Olin. We have not evaluated the solvency or fair value of Huntsman or Olin, or the impact of the Transaction (including any associated financing) thereon, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We express no view or opinion as to any actual or potential litigation, claims or governmental, regulatory or other proceedings, enforcement actions, consent decrees or other orders, audits or investigations or the potential impact thereof on any party. We were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of Huntsman, nor were we requested to consider, and our opinion does not address, the underlying business decision of Huntsman to effect the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for Huntsman or the effect of any other transaction in which Huntsman might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Exchange Ratio or otherwise. We also are not expressing any opinion with respect to any accounting, tax, regulatory, legal or similar matters and we have relied, with your consent, upon the assessments of representatives of Huntsman and Olin as to such matters. Our opinion does not address any terms, aspects or implications of the Transaction (other than the Exchange Ratio to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction, any governance matters or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger Agreement (including the terms of any financing to be entered into in connection with the Transaction). Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof. Although subsequent developments may affect our opinion, we have no obligation to update, revise or reaffirm our opinion. As you are aware, the credit, financial and stock markets and the industries in which Huntsman and Olin operate have experienced and may continue to experience, volatility and disruptions, and we express no view or opinion as to any potential effects of such volatility or disruptions on Huntsman, Olin or the Transaction.

Citigroup Global Markets Inc. has acted as financial advisor to Huntsman in connection with the proposed Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction. We also will receive a fee in connection with the delivery of this opinion. In addition, Huntsman has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We and our affiliates in the past have provided, currently provide, and in the future may provide investment banking, commercial banking and other similar financial services to Huntsman and/or certain of its affiliates unrelated to the proposed Transaction, for which services we and our affiliates have received and expect to receive compensation, including, during the approximately two-year period prior to the date hereof, (i) having acted as administrative agent and joint lead arranger in connection with an $800 million senior secured revolving credit facility of Huntsman in February, 2026 and (ii) having acted as active bookrunner in connection with a $350 million senior notes offering by Huntsman in September, 2024, and (iii) providing treasury and trade solutions, corporate portfolio management and fixed income, currencies and commodities services to Huntsman. We and our affiliates in the past also have provided, and in the future may provide, investment banking, commercial banking and other similar financial services to Olin and/or certain of its affiliates unrelated to the proposed Transaction, for which services we and our affiliates have received and expect to receive compensation, including, during the approximately two-year period prior to the date hereof, (i) acting as a lender to Olin and (ii) providing treasury and trade solutions, corporate portfolio management and fixed income, currencies and commodities services to Olin. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Huntsman and Olin for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Huntsman, Olin and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Huntsman in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Transaction.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Huntsman Common Stock.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

ANNEX F

1585 Broadway New York, NY 10036

June 15, 2026

Board of Directors

Huntsman Corporation

10003 Woodloch Forest Drive

The Woodlands, TX 77380

Members of the Board:

We understand that Huntsman Corporation (“Huntsman”), Olin Corporation (“Olin”), Olympus Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Olin (“First Merger Sub”), and Hook Merger Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Olin (“Second Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated June 15, 2026 (the “Merger Agreement”), which provides, among other things, for either (a) the merger of Huntsman with and into Olin (the “Direct Merger”), with Olin as the surviving company or (b) (i) the merger of First Merger Sub with and into Huntsman (the “First Subsidiary Merger”), with Huntsman surviving the First Subsidiary Merger as a direct wholly owned subsidiary of Olin, and (ii) immediately following the First Subsidiary Merger, and as part of the same overall transaction as the First Subsidiary Merger, the merger of the surviving company with and into Second Merger Sub (the “Second Subsidiary Merger” and, together with the First Subsidiary Merger, the “Subsidiary Mergers”), with Second Merger Sub surviving the Second Subsidiary Merger as a direct wholly owned subsidiary of Olin. Pursuant to the Direct Merger or the First Subsidiary Merger, as applicable, each outstanding share of common stock, par value $0.01 per share, of Huntsman (the “Huntsman Common Stock”), other than shares held in treasury by Huntsman or owned by Olin, Huntsman or any of their respective wholly owned subsidiaries will be converted into the right to receive 0.5476 (the “Exchange Ratio”) of a share of common stock, par value $1.00 per share, of Olin (the “Olin Common Stock”). The terms and conditions of the Direct Merger or the Subsidiary Mergers, as applicable, are more fully set forth in the Merger Agreement and the Direct Merger or the Subsidiary Mergers, as applicable, are referred to herein as the “Transaction”.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Huntsman Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of Huntsman and Olin, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning Huntsman and Olin, respectively;

3)	Reviewed certain financial projections prepared by the managements of Huntsman and Olin, respectively;

4)

Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Transaction, prepared by the managements of Huntsman and Olin, respectively (the “Projected Synergies”);

5)	Discussed the past and current operations and financial condition and the prospects of Huntsman, including the Projected Synergies, with senior executives of Huntsman;

6)	Discussed the past and current operations and financial condition and the prospects of Olin, including the Projected Synergies, with senior executives of Huntsman and Olin;

7)	Reviewed the reported prices and trading activity for the Huntsman Common Stock and the Olin Common Stock;

8)

Compared the financial performance of Huntsman and Olin and the prices and trading activity of the Huntsman Common Stock and the Olin Common Stock with that of certain other publicly-traded companies comparable with Huntsman and Olin, respectively, and their securities;

9)	Participated in certain discussions and negotiations among representatives of Huntsman and Olin and their financial advisors;

10)	Reviewed the Merger Agreement and certain related documents; and

11)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by Huntsman and Olin, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to the Projected Synergies, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Huntsman and Olin of, and are an appropriate basis upon which to evaluate, the future financial performance of Huntsman, Olin and the combined company. We have further assumed, with your consent, that such projections and the Projected Synergies will be achieved in the amounts and at the times reflected therein. We express no view or opinion as to any financial forecasts or other information or data (or underlying assumptions on which they are based) provided to or otherwise reviewed by or discussed with us. In addition, we have assumed that the Transaction will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Transaction will qualify for the Intended Tax Treatment (as defined in the Merger Agreement), and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed, with your consent, that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Transaction, no delays, limitations, conditions or restrictions will be imposed or occur that would have a material adverse effect on the contemplated benefits (including the Projected Synergies) expected to be derived in the proposed Transaction or that otherwise would be meaningful in any respect to our analysis and opinion. Morgan Stanley has further assumed, with your consent, that the terms of any financing entered into in connection with the Transaction would not impact our analysis in any material respect. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of Olin and Huntsman and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We have relied upon, without independent verification, the assessment by the managements of Huntsman and Olin of: (i) the potential impact on Huntsman and Olin of market, competitive and other trends and developments in, and prospect for, the governmental, regulatory and legislative matters relating to or otherwise affecting, the industries in which Huntsman and Olin operate, (ii) the intellectual property and proprietary rights of Huntsman and Olin, including licenses and patents and associated risks, (iii) existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key employees and other commercial relationships of Huntsman and Olin and (iv) the ability of Olin to integrate the businesses of Huntsman and Olin. We have assumed, with your consent, that there will be no developments with respect to any such matters that would have an adverse effect on Huntsman, Olin or the Transaction, including the contemplated benefits thereof, or that otherwise would be meaningful in any respect to our analysis or opinion. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees or any party to the Transaction, or any class of such persons, whether relative to the Exchange Ratio or otherwise. We have not made any independent valuation or appraisal of the assets or liabilities of Huntsman or Olin, or concerning the solvency or fair value of Huntsman or Olin (or the impact of the Transaction (including any associated financing) thereon) nor have we been furnished with any such valuations or appraisals. We express no view or opinion as to any actual or potential litigation, claims or governmental, regulatory or other proceedings, enforcement actions, consent decrees or other orders, audits or investigations or the potential impact thereof on any party.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. The credit, financial and stock markets and the industries in which Huntsman and Olin operate have experienced and may continue to experience, volatility and disruptions, and we express no view or opinion as to any potential effects of such volatility or disruptions on Huntsman, Olin or the Transaction.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to any acquisition, business combination or other extraordinary transaction involving Huntsman. This opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to Huntsman, nor does it address the underlying business decision of Huntsman to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement. We do not express any view on, and this opinion does not address, any term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith (including the terms of any financing to be entered into in connection with the Transaction).

We have acted as financial advisor to the Board of Directors of Huntsman in connection with this transaction and will receive a fee for our services, a portion of which became payable upon delivery of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. In the two years prior to the date hereof, we have provided financing services for Huntsman and have received fees in connection with such services. Morgan Stanley or an affiliate thereof is currently a lender to Huntsman with respect to a revolving credit facility. Morgan Stanley may also seek to provide financial advisory and financing services to Huntsman and Huntsman and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Olin, Huntsman, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of Huntsman and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing Huntsman or Olin is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Olin Common Stock will trade following consummation of the Transaction or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Olin and Huntsman should vote at the shareholders’ meetings to be held in connection with the Transaction or how such shareholders should otherwise act in respect of the Transaction.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Huntsman Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Lily Mahdavi
Lily Mahdavi Managing Director

ANNEX G

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT is dated as of June 15, 2026 (this “Agreement”), by and among each stockholder of Huntsman Corporation, a Delaware corporation (“Huntsman”), set forth on Exhibit A hereto (each, a “Holder” and collectively, the “Holders”), Olin Corporation, a Virginia corporation (“Olin”), Olympus Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Olin (“First Merger Sub”), and Hook Merger Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Olin (“Second Merger Sub” and, collectively with Olin and First Merger Sub, the “Olin Parties”).

W I T N E S S E T H:

WHEREAS, Olin, Huntsman, First Merger Sub and Second Merger Sub are entering into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented from time to time, the “Merger Agreement”) providing for, among other things, a strategic business combination transaction, pursuant to which either (a) the merger of Huntsman with and into Olin, with Olin surviving (the “Direct Merger”) or (b) (x) the merger of First Merger Sub with and into Huntsman (the “First Subsidiary Merger”), with Huntsman surviving as a direct wholly owned subsidiary of Olin, and (y) immediately following the First Subsidiary Merger, and as part of the same overall transaction as the First Subsidiary Merger, the Initial Surviving Company will be merged with and into Second Merger Sub (the “Second Subsidiary Merger” and, together with the First Subsidiary Merger, the “Subsidiary Mergers”), with Second Merger Sub surviving as a direct wholly owned subsidiary of Olin;

WHEREAS, as of the date hereof, each Holder Beneficially Owns (as defined below) such number of shares of Huntsman Common Stock set forth opposite such Holder’s name on Exhibit A hereto (with respect to each Holder, such shares are referred to herein as such Holder’s “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and an inducement to the Olin Parties entering into the Merger Agreement, each Holder is entering into this Agreement with respect to its Subject Shares;

WHEREAS, each Holder delivers this Agreement to Huntsman and acknowledges that Huntsman, without being formally a party to this Agreement, shall be entitled to rely on such Holder’s performance of its obligations under this Agreement; and

WHEREAS, the Olin Parties desire that each Holder agree, and each Holder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of its Subject Shares (except as permitted in this Agreement), and to vote its Subject Shares that are outstanding as of the applicable record date in a manner so as to facilitate consummation of the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

GENERAL

1.1 Definitions. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

“Beneficial Owner” means, in respect of a security, the Person(s) who Beneficially Own(s) such security.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act and Regulation 13D-G thereunder.

“Immediate Family” means the spouse of an individual and the grandparents, parents, siblings and children (and children and spouses of any of the foregoing) of the individual or his or her spouse. An adopted child will be treated as a child of his or her adoptive parent or parents (but only if he or she was adopted before he or she reached 21 years of age).

“Permitted Transferee” means (1) any controlled Affiliate of such Holder which remains such, (2) a partner or member, active or retired, of such Holder or a stockholder of such Holder, (3) the estate of any such Holder or a trust established for the benefit of the descendants or any relatives or spouse of such Holder, (4) a parent corporation or wholly-owned subsidiary of such Holder or to a wholly-owned subsidiary of such parent unless and until such transferee ceases to be a parent or wholly-owned subsidiary of the Holder or a wholly-owned subsidiary of such parent, (5) a member of the Immediate Family of such Holder or (6) any Person in accordance with bona fide estate planning or estate administration purposes.

“Transfer” means, in respect of a Holder’s Subject Shares, any direct or indirect: (1) offer, sale, lease, assignment, encumbrance, loan, pledge, gift, hedge, short sale, distribution, grant of a security interest, hypothecation, disposition or other similar transfer or disposal (including, for the avoidance of doubt, any deposit, submission or other tendering into any tender or exchange offer), change, limit or entry into or acquisition of any derivative arrangement, by operation of law or otherwise and whether voluntary or involuntary, (2) entry into any option, contract, agreement or other arrangement to do any of the foregoing in clause (1) and (3) entry into any swap or any other agreement, transaction or series of transactions that results in an amount of Subject Shares subject to Article III that is less than the amount of Subject Shares subject to Article III as of the date hereof (including, in the case of each of clauses (1), (2) and (3), through the Transfer of any Person or any interest in any Person).

ARTICLE II

AGREEMENT TO RETAIN SHARES

2.1 Transfer and Encumbrance of Shares.

(a) From the date hereof until the Termination Date (as defined below), each Holder shall not (i) Transfer any of its Subject Shares except as permitted by this Agreement, (ii) deposit any of its Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of its Subject Shares or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto or (iii) give instructions with respect to the voting of any of its Subject Shares in any manner that is inconsistent or otherwise take any other action with respect to any of its Subject Shares that would in any way restrict, limit or interfere with the performance by such Holder of its obligations hereunder or the transactions contemplated hereby.

(b) Notwithstanding anything in this Agreement to the contrary, each Holder may Transfer its Subject Shares:

(i) to one or more of its Affiliates or Permitted Transferees who, as a condition to the consummation of such Transfer, executes and delivers to Huntsman and Olin a written agreement, in form and substance reasonably acceptable to Olin, to assume such Holder’s obligations hereunder and to be bound by the terms of this Agreement to the same extent as such Holder is bound hereunder and to make each of the representations and warranties hereunder in respect of the Subject Shares transferred as such Holder shall have made hereunder;

(ii) with the prior written consent of Olin; or

(iii) in connection with the satisfaction of the exercise price or a withholding tax liability incident to the vesting, exercise or settlement of any Huntsman Equity Awards.

2.2 Additional Purchases; Adjustments. Each Holder agrees that any shares of capital stock or other equity of Huntsman that such Holder purchases or otherwise acquires or with respect to which such Holder otherwise acquires voting power after the execution of this Agreement and prior to the Termination Date shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted such Holder’s Subject Shares as of the date hereof. Each Holder agrees that, in the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of Huntsman affecting the Subject Shares, the terms of this Agreement shall apply to resulting securities that are Beneficially Owned by such Holder.

2.3 Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Subject Shares in violation of this Article II shall, to the fullest extent permitted by Law, be null and void ab initio. If any involuntary Transfer of any of such Holder’s Subject Shares shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the Termination Date.

ARTICLE III

AGREEMENT TO VOTE

3.1 Agreement to Vote. Prior to the Termination Date, each Holder irrevocably and unconditionally agrees that it shall, at any meeting of the stockholders of Huntsman (whether annual or special and whether or not an adjourned or postponed meeting), however called, appear at such meeting or otherwise cause such Holder’s Subject Shares that are outstanding as of the applicable record date and as to which such Holder has direct voting power to be counted as present thereat for purposes of establishing a quorum, and vote, or cause to be voted at such meeting, or, if any action is to be taken by written consent in lieu of a stockholder meeting, execute and deliver, or cause to be executed and delivered, a written consent with respect to, all such Subject Shares:

(a) in favor of (A) the adoption of the Merger Agreement and, without limiting the penultimate sentence of this Section 3.1, any amended and restated Merger Agreement or amendment to the Merger Agreement (the “Merger Proposal”), and approving any other matters necessary for the consummation of the transactions contemplated by the Merger Agreement, including the Direct Merger and the Subsidiary Mergers, and all other matters presented to stockholders of Huntsman by the Huntsman Board in connection with the Merger Agreement, and (B) any proposal to adjourn or postpone any such meeting of the stockholders of Huntsman to a later date if there are not sufficient votes to adopt the Merger Proposal; and

(b) against (A) any agreement, transaction or proposal that relates to a Huntsman Takeover Proposal or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Transactions or matters contemplated by the Merger Agreement; (B) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Huntsman or any of its Subsidiaries contained in the Merger Agreement or of such Holder contained in this Agreement; (C) any action or agreement that would reasonably be expected to result in (1) any condition to the consummation of the Transactions set forth in Article VIII of the Merger Agreement not being fulfilled or (2) any change to the voting rights of any class of shares of capital stock of Huntsman (including any amendments to Huntsman’s organizational documents); and (D) any other action that could reasonably be expected to impede, interfere with, materially delay, or materially and adversely affect the Transactions or this Agreement. Any attempt by such Holder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of) its Subject Shares over which such Holder has direct voting power in contravention of this Section 3.1 shall be null and void ab initio. If such Holder is the Beneficial Owner, but not the holder of record, of any of its Subject Shares, such Holder agrees to use reasonable best efforts to cause such holder of record and any nominees to vote (or exercise a consent with respect to) all of such Subject Shares in accordance with this Section 3.1.

Notwithstanding anything herein to the contrary in this Agreement, this Section 3.1 shall not require any Holder to be present (in person or by proxy) or vote (or cause to be voted) any of its Subject Shares to amend, modify or waive any provision of the Merger Agreement in a manner that reduces or has the effect of reducing the amount or changes the form of the Merger Consideration payable, imposes any material restrictions on or additional material conditions on the payment of the Merger Consideration, extends the Outside Date or otherwise adversely affects such Holder (in its capacity as a stockholder of Huntsman) in any material respect. Notwithstanding anything to the contrary in this Agreement, each Holder shall remain free to vote (or execute consents or proxies with respect to) its Subject Shares with respect to any matter other than as set forth in Section 3.1(a) and Section 3.1(b) in any manner such Holder deems appropriate, including in connection with the election of directors of Huntsman.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1 Further Assurances. Each Holder agrees that from and after the date hereof and until the Termination Date, such Holder shall and shall cause its controlled Affiliates to take no action that would reasonably be likely to adversely affect or delay the ability to perform its respective covenants and agreements under this Agreement.

4.2 Fiduciary Duties. Each Holder is entering into this Agreement solely in its capacity as the Beneficial Owner of its Subject Shares and nothing herein is intended to or shall limit or affect any actions taken by such Holder or any of such Holder’s designees serving in his or her capacity as a director or officer of Huntsman (or a Subsidiary of Huntsman). The taking of any actions (or failures to act) by such Holder or such Holder’s designees serving as a director of Huntsman (in such capacity as a director) shall not be deemed to constitute a breach of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF HOLDER

5.1 Representations and Warranties. Each Holder hereby represents and warrants to the Olin Parties as follows:

(a) Ownership. As of the date hereof, such Holder does not Beneficially Own any shares of capital stock or other equity of Huntsman, other than such Holder’s Subject Shares listed opposite such Holder’s name or otherwise disclosed on Exhibit A. Such Holder is the sole record and beneficial owner of all of such Holder’s Subject Shares (other than shares as to which such Holder has disclaimed beneficial ownership as noted on Exhibit A), free and clear of all Liens of every nature whatsoever (including any restriction on the right to vote or otherwise Transfer such Subject Shares), except as provided under this Agreement, as noted on Exhibit A, or pursuant to any applicable restrictions on transfer under the Securities Act and, as to such Subject Shares that are subject to vesting or forfeiture, except as provided in the applicable benefit plans and award agreements of Huntsman.

(b) Power to Vote and Dispose of Shares. Such Holder has, with respect to its Subject Shares, power to vote, issue instructions with respect to the matters set forth in Article III, agree to all of the matters set forth in this Agreement, take all actions required under this Agreement and Transfer its Subject Shares. Other than this Agreement, other than with respect to the Group of which the Holder is part, and other than applicable benefit plans and award agreements of Huntsman with respect to its Subject Shares that are subject to vesting or forfeiture, (i) there are no agreements or arrangements of any kind, contingent or otherwise, to which such Holder is a party obligating such Holder to Transfer or cause to be Transferred to any Person any of its Subject Shares and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of its Subject Shares.

(c) Organization; Authority. If such Holder is an entity, such Holder is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Such Holder has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. If such Holder is an individual, such Holder has all necessary legal capacity, power and authority to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Holder and (assuming due authorization, execution and delivery by each other party hereto), constitutes a valid and binding agreement of such Holder, enforceable against such Holder in accordance with its terms except to the extent that enforceability may be limited by the Bankruptcy and Equity Exception; and no other action is necessary to authorize the execution and delivery by such Holder or the performance of such Holder’s obligations hereunder.

(d) No Violation. The execution, delivery and performance by such Holder of this Agreement will not (i) violate any provision of any Law applicable to such Holder or by which any of such Holder’s Subject Shares are bound; (ii) violate any order, judgment or decree applicable to such Holder or any of its Affiliates or by which any of such Holder’s Subject Shares are bound; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which such Holder or any of its Affiliates is a party or any term or condition of its certificate of formation, limited liability company agreement or comparable organizational documents, as applicable, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, prevent, impede or materially delay such Holder’s ability to satisfy its obligations under this Agreement or to consummate the Transactions on a timely basis.

(e) Consents and Approvals. Neither the execution and delivery by such Holder of this Agreement, nor the performance of such Holder’s obligations hereunder, require such Holder or any of its Affiliates to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority or other Person, except such filings and authorizations as may be required under the Exchange Act.

(f) Absence of Litigation. To the knowledge of such Holder, as of the date hereof, there is no Action pending against, or threatened in writing against, such Holder that would reasonably be expected, individually or in the aggregate, to prevent, impede or materially delay such Holder’s ability to satisfy its obligations under this Agreement or to consummate the Transactions on a timely basis.

(g) Absence of Other Voting Agreements. None of the Subject Shares of such Holder is subject to any voting trust, proxy or other agreement, arrangement or restriction or other Lien with respect to voting, in each case, that is inconsistent with this Agreement. None of the Subject Shares of such Holder is subject to any pledge agreement pursuant to which such Holder does not retain voting rights with respect to its Subject Shares subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.

ARTICLE VI

MISCELLANEOUS

6.1 No Solicitation. Each Holder, solely in its capacity as a stockholder of Huntsman, agrees that it will not, and will cause its controlled Affiliates not to, and will use reasonable best efforts to cause its and their

Representatives not to, directly or indirectly, take any action that would violate Section 6.03 of the Merger Agreement as if such Holder were deemed to be Huntsman for purposes of Section 6.03 of the Merger Agreement. Notwithstanding the foregoing, in the event that Huntsman participates in discussions or negotiations with a Person regarding a Huntsman Takeover Proposal in accordance with Section 6.03 of the Merger Agreement, such Holder and/or any of its Representatives may engage in discussions or negotiations with such Person, provided that Huntsman remains at all times in full compliance with its obligations under Section 6.03 of the Merger Agreement.

6.2 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated by this Agreement may only be brought against, the individual and entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party, provided that Huntsman, without being formally a party to this Agreement, shall be entitled to rely upon and enforce each Holder’s obligations under this Agreement. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor, consultant or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of or made under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated by this Agreement.

6.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Olin any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the applicable Holder, and Olin shall not have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of Huntsman or exercise any power or authority to direct any Holder in the voting or disposition of any Subject Shares, except as otherwise expressly provided herein.

6.4 Disclosure. Each Holder agrees that it will not, and will cause its controlled Affiliates not to, and will use reasonable best efforts to cause its and their Representatives not to, make any public announcement or other communication to a third party regarding the Merger Agreement, the Transactions or this Agreement or the transactions contemplated hereby without the prior written consent of Olin, except (a) to Affiliates and Representatives of such Holder or (b) as may be required by applicable Law (provided that, to the extent it is reasonably practicable and permitted by applicable Law, reasonable notice of any such disclosure required by applicable Law will be provided to Olin, and such Holder will consider in good faith the reasonable comments of Olin with respect to such disclosure and otherwise reasonably cooperate with Olin in obtaining confidential treatment with respect to such disclosure, in each case, at Olin’s sole cost and expense). Each Holder consents to and authorizes the publication and disclosure by Huntsman and Olin of such Holder’s identity and holding of its Subject Shares, and the terms of this Agreement (including, for avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement and the Transactions. Each Holder agrees to, as promptly as reasonably practicable, give Huntsman and Olin any information with respect to such Holder’s Beneficial Ownership of its Subject Shares as Huntsman and Olin may reasonably require for the preparation of any such disclosure documents, and such Holder agrees to promptly notify Olin and Huntsman of any required corrections with respect to any such information supplied by such Holder specifically for use in any such disclosure document, if and to the extent that any such information shall have, to the knowledge of such Holder, become false or misleading in any material respect.

6.5 Termination. This Agreement shall terminate at the earliest of: (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the date of any modification, waiver or amendment to any provision of the Merger Agreement that reduces or has the effect of reducing the amount or changes the form of the Merger

Consideration payable, imposes any material restrictions on or additional material conditions on the payment of the Merger Consideration, extends the Outside Date or otherwise adversely affects such Holder (in its capacity as a stockholder of Huntsman) in any material respect, (iii) a Huntsman Adverse Recommendation Change, or (iv) the Conversion Time (such date, the “Termination Date”); provided that this Article VI shall survive the termination of this Agreement. Upon termination of this Agreement pursuant to this Section 6.5, this Agreement shall become void and of no further force or effect, with no liability on the part of any party hereto, provided, however, that no termination of this Agreement shall relieve any party hereto from any liability to any other party arising out of or in connection with a willful breach of this Agreement. Nothing in the Merger Agreement shall relieve any Holder from any liability arising out of or in connection with a willful breach of this Agreement.

6.6 Amendment. To the extent permitted by applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

6.7 Reliance. Each Holder understands and acknowledges that Huntsman and the Olin Parties are entering into the Merger Agreement and this Agreement in reliance upon such Holder’s execution and delivery of this Agreement.

6.8 Extension; Waiver. At any time and from time to time prior to the Closing, any party or parties hereto may, to the extent permitted by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

6.9 Express Third-Party Beneficiary. Huntsman may rely upon this Agreement and enforce the provisions hereof as an intended and express third-party beneficiary.

6.10 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand, emailed (to the extent that no “bounce back”, “out of office” or similar message indicating non-delivery is received with respect thereto) or sent by overnight courier (providing proof of delivery) to the parties at the following email addresses and street addresses (or at such other email address or street address as shall be specified by like notice):

(a)	If to any Holder, to the address or electronic mail set forth for such Holder on Exhibit A hereto.

(b)	if to an Olin Party, to:

Olin Corporation

16290 Katy Freeway, Suite 600

Houston, TX

Attention:	Angela M. Castle

Email:	[***]

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Two Manhattan West

375 Ninth Avenue

New York, New York 10001

Attention:	Robert I. Townsend III

Joseph D. Zavaglia

Jin-Kyu Baek

Email:	[***]

[***]

[***]

(c) if to Huntsman, to:

Huntsman Corporation

10003 Woodloch Forest Drive

The Woodlands, TX 77380

Attention:	Amy Smedley, Executive Vice President, General Counsel & Secretary
Email:	[***]

with a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:	Daniel Wolf, P.C.

Rachael G. Coffey, P.C.

Email:	[***]

[***]

and

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention:	Brittany Scheier

Email:	[***]

6.11 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The words “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless otherwise specifically indicated, any Law defined or referred to herein means such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Laws, and all rules and regulations promulgated thereunder. References to a Person are also to its permitted assigns and successors. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. As used in this Agreement, the “knowledge” of a Holder means the actual knowledge of such Holder, if such Holder is an individual, or any officer of such Holder after due inquiry, if such Holder is an entity.

6.12 Counterparts. This Agreement may be executed in one or more counterparts (including by electronic signature), all of which shall be considered one and the same agreement, and shall become effective when the remaining counterparts have been signed by each of the parties and delivered to the other parties.

6.13 No Partnership, Agency or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture, any like relationship between the parties hereto or a presumption that the parties hereto are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

6.14 Entire Agreement. This Agreement (including any exhibits hereto), the Merger Agreement, the Confidentiality Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

6.15 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, and any claim arising out of, relating to or in connection with this Agreement shall be governed by the Laws of the State of Delaware, without regard to the conflict of Laws principles that would otherwise result in the application of any Law other than the Laws of the State of Delaware.

(b) All Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any Action, any state or federal court of competent jurisdiction within the State of Delaware). The parties hereby irrevocably (i) submit to the exclusive jurisdiction and venue of such courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action, (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agree to not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any Action, any state or federal court of competent jurisdiction within the State of Delaware), except for Actions brought to enforce the judgment of any such court. The consents to jurisdiction and venue set forth in this Section 6.15 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties. Each party agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 6.10 of this Agreement. The parties hereto each agree that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT

OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

6.16 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentence and except as set forth in Article II, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

6.17 Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties hereto and Huntsman (as an intended third-party beneficiary) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereto further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

6.18 Severability. If any term, condition or other provision of this Agreement is invalid, illegal or incapable of being enforced by, due to or as a result of any Law or public policy, all other terms, conditions and other provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party or such party waives its rights under this Section 6.18 with respect thereto. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

6.19 Liability. The rights and obligations of each of the Holders under this Agreement shall be several and not joint. All references to actions to be taken by the Holders, or representations and warranties to be made, under this Agreement refer to actions to be taken or representations and warranties to be made by Holders acting severally and not jointly. Except for any liability for claims, losses, damages, liabilities or other obligations arising out of a Holder’s failure to perform its obligations hereunder, Olin agrees that no Holder (in its capacity as a Holder of its Subject Shares) will be liable for claims, losses, damages, liabilities or other obligations resulting from or relating to the Merger Agreement, including any breach by Huntsman of the Merger Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

OLIN CORPORATION

By:	/s/ Kenneth T. Lane
Name:	Kenneth T. Lane
Title:	President and Chief Executive Officer

OLYMPUS MERGER SUB, INC.

By:	/s/ Inchan Hwang
Name:	Inchan Hwang
Title:	Secretary

HOOK MERGER SUB LLC

By:	/s/ Inchan Hwang
Name:	Inchan Hwang
Title:	Secretary

PETER HUNTSMAN

By:	/s/ Peter Huntsman
Name:	Peter Huntsman
Title:	Chief Executive Officer

P&B CAPITAL, L.C.

By:	/s/ Peter Huntsman
Name:	Peter Huntsman
Title:	Manager

[Signature Page to the Voting and Support Agreement]

ANNEX H

Olin™

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – *Before the meeting* – www.proxypush.com/OLN
Use the Internet to vote your proxy until 11:59 p.m. (ET) on August 24, 2026. Scan code below for mobile voting.

During the meeting – Use the unique link to be provided by email after registering at https://register.proxypush.com/OLN

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box in the upper right corner of this proxy card available and follow the instructions.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (ET) on August 24, 2026.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ____________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

OLIN CORPORATION

SPECIAL MEETING OF SHAREHOLDERS

Tuesday, August 25, 2026
8:00 a.m., Central Time

The Special Meeting of Shareholders will be hosted as a virtual event. To register for the virtual meeting, please follow the instructions below:

- Visit https://***register.proxypush.com/OLN*** on your smartphone, tablet or computer.
- As a shareholder, you will then be required to enter your control number, which is located in the upper right-hand corner on the reverse side of this proxy card.

After registering, you will receive a confirmation email. Approximately one hour prior to the start of the meeting, an email will be sent to the email address you provided during registration with a unique link to the virtual meeting.

In addition to the printed materials that will be made available to you, the proxy materials will be available online at www.proxydocs.com/OLN, and will also be available on the website of the Securities and Exchange Commission at www.sec.gov.

Olin™

Olin Corporation
190 Carondelet Plaza, Suite 1375
Clayton, Missouri 63105

proxy

This proxy is solicited by the Board of Directors for use at the Special Meeting of Shareholders on August 25, 2026.

The shares of Olin common stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. This card also provides confidential voting instructions for shares held in the Olin Corporation Retirement Savings Plan (“RSP”). If you are a participant and have shares of Olin common stock allocated to your RSP account, please read the Trustee’s Authorization below regarding voting of those shares.

This proxy when properly executed will be voted in the manner you have directed. If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint ANGELA M. CASTLE and INCHAN HWANG (together, the “Named Proxies”), and each of them with full power of substitution, to act and vote all shares of Olin Corporation that the undersigned is entitled to vote on the matters shown on the reverse side and any other matters which may come before the Special Meeting of Shareholders to be held on August 25, 2026 at 8:00 a.m. Central Time and all adjournments or postponements thereof.

Trustee’s Authorization: You may direct Empower Annuity Insurance Company of America, as Trustee of the RSP, how to vote the shares of Olin common stock allocated to your RSP account on the four matters listed on the reverse side by completing and mailing this Proxy/Voting Instruction Form or submitting your voting instructions online or by telephone. The Trustee will vote the shares represented by this Proxy/Voting Instruction Form as instructed if proper instructions are received via mail, online or by telephone before 11:59 p.m. Eastern Time on August 20, 2026. The Trustee will vote all shares for which no instructions are received in the same proportion as shares for which they receive instructions.

See reverse for voting instructions.

HUNTSMAN

Enriching lives through innovation

PROXY SERVICES
C/O COMPUTERSHARE INVESTOR SERVICES
P.O. BOX 505000
LOUISVILLE, KY 40233-5000

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time on August 24, 2026 for shares held directly. Have this proxy card in hand when you access the website and follow the instructions.

During The Meeting - Go to **www.virtualshareholdermeeting.com/HUN2026SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time on August 24, 2026 for shares held directly. Have this proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign and date this proxy card and return it by August 24, 2026 in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

T01937-TBD

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HUNTSMAN CORPORATION

NOTE: The undersigned authorizes the proxies to vote in their discretion on such other matters as may properly come before the meeting or any adjournment thereof. The shares of Huntsman common stock represented by this proxy, when properly executed, will be voted as specified by the undersigned stockholder(s) on items 1, 2 and 3 above. If this card contains no specific voting instructions, the shares will be voted in accordance with the Huntsman board's recommendations.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date